Exhibit 2.1
EXECUTION COPY
STOCK PURCHASE AGREEMENT
dated as of March 7, 2010
among
ALICO HOLDINGS LLC,
AMERICAN INTERNATIONAL GROUP, INC.
and
METLIFE, INC.

(Continued)

iii

(Continued)
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR
ARTICLE VI
ADDITIONAL AGREEMENTS

iv

(Continued)
ARTICLE VII
EMPLOYEE MATTERS

Section 7.01.	Employee Matters	122
ARTICLE VIII
TAX MATTERS
ARTICLE IX
CONDITIONS TO CLOSING

Section 9.01.	Conditions to Obligations of Each Party	174
Section 9.02.	Conditions to Obligations of the Seller	175
Section 9.03.	Conditions to Obligations of the Acquiror	175

v

(Continued)
ARTICLE X
TERMINATION

Section 10.01.	Termination	176
Section 10.02.	Notice of Termination	177
Section 10.03.	Termination Upon Bankruptcy or Insolvency Proceedings	177
Section 10.04.	Effect of Termination	178
ARTICLE XI
INDEMNIFICATION
ARTICLE XII
GENERAL PROVISIONS

vi

Exhibits

Exhibit A	Definitions
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Stock Purchase Contract Agreement
Exhibit D-1	Initial Scheduled Stock Purchase Dates
Exhibit D-2	Series C Make-Whole Table, Series D and Series E Make-Whole Table
Exhibit D-2A	Raw Make-Whole Table Legend
Exhibit D-3	Maturity, and Certain Other Terms, of each series of Debt Securities
Exhibit E	Form of Special Asset Protection Agreement
Exhibit F	Form of Indemnification Collateral Account Security and Control Agreement
Exhibit G	Form of Hold Harmless Agreement
Exhibit H	Form of Opinion of Dewey & LeBoeuf LLP
Exhibit I	Methodology for the Calculation of Risk-Based Capital and Total Adjusted Capital
Exhibit J	Form of Opinion of Sullivan & Cromwell LLP
Exhibit K	Form of Pledge Agreement
Exhibit L	Form of Equity Unit Preferred Stock Certificate of Designations
Exhibit M	Agreed Procedures for Calculation of After-Tax Operating Earnings
Exhibit N	Form of Interim Preferred Stock Certificate of Designations

Schedules

Schedule I	List of Transferred Subsidiaries
Schedule 2.07(a)(iii)	Actual Income Statement Worksheet
Schedule 6.11A	List of Certain Countries
Schedule 6.11B	List of Certain Additional Countries

          This STOCK PURCHASE AGREEMENT, dated as of March 7, 2010, is entered into by and among ALICO Holdings LLC, a Delaware limited liability company (the “Seller”), American International Group, Inc., a Delaware corporation (the “Parent”), and MetLife, Inc., a Delaware corporation (the “Acquiror”).
RECITALS
          A. The Seller, a Delaware limited liability company organized to hold all of the issued and outstanding Capital Stock of American Life Insurance Company, a Delaware-domiciled insurance company (the “Company”, which term, for the avoidance of doubt, includes all non-United States branches of American Life Insurance Company) (the “Shares”), owns, beneficially and of record, such Shares;
          B. The Parent owns, beneficially and of record, all of the issued and outstanding Capital Stock of Delaware American Life Insurance Company, a Delaware-domiciled insurance company (“DelAm,” and such shares of Capital Stock, the “DelAm Shares”);
          C. Schedule I sets forth the direct and indirect Subsidiaries of the Company as of the Closing (together with each Joint Venture, DelAm and GBN, LLC, a Subsidiary of DelAm, the “Transferred Subsidiaries”, which term, for the avoidance of doubt, includes all non-United States branches of each such Subsidiary of the Company);
          D. The Seller desires to sell to the Acquiror, and the Acquiror desires to purchase from the Seller, the Shares upon the terms and subject to the conditions set forth herein;
          E. The Parent desires to sell to the Acquiror and the Acquiror desires to purchase from the Parent, the DelAm Shares upon the terms and subject to the conditions set forth herein; and
          F. In connection with this Agreement, at the Closing: (i) the Parent and the Acquiror will enter into a transition services agreement in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”); (ii) the Parent, the Seller and the Acquiror will enter into an investor rights agreement in substantially the form attached hereto as Exhibit C (the “Investor Rights Agreement”); (iii) the Acquiror and the Stock Purchase Contract Agent will enter into the Stock Purchase Contract Agreement (as defined herein); (iv) the Seller, the Company and the Acquiror will enter into a special asset protection agreement in substantially the form attached hereto as Exhibit E (the “Special Asset Protection Agreement”); (v) the Seller, the Acquiror, the Securities Intermediary, the Pledge Collateral Agent and the Stock Purchase Contract Agent will enter into an indemnification collateral account security and control agreement in substantially the form attached hereto as Exhibit F (the “Indemnification Control Agreement”); and (vi) in accordance with and pursuant to the provisions of Section 6.09(b), the Acquiror (or an Affiliate of the Acquiror) and the Seller (or the applicable Affiliate of the Seller, as the case may be) will enter into a hold harmless agreement in substantially the form attached hereto as Exhibit G (each, a “Hold Harmless Agreement”);
          NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS
                    Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A or elsewhere in this Agreement.
ARTICLE II
PURCHASE AND SALE OF THE SHARES
                    Section 2.01. Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller, and with respect to the DelAm Shares, the Parent, shall sell, convey, assign, transfer and deliver to the Acquiror, free and clear of all Liens, and the Acquiror shall purchase, acquire and accept from the Seller, and with respect to the DelAm Shares, the Parent, all of the Seller’s and the Parent’s right, title and interest in and to the Shares and the DelAm Shares, respectively.
                    Section 2.02. Closing. On the earlier of (a) the first Business Day of the first calendar quarter or (b) the first Business Day of the second month of the first calendar quarter, in either case following the date on which all the conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or on such other date as the Seller and the Acquiror may agree in writing, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) that shall be held no later than 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, or such other time or place as the Seller and the Acquiror may agree in writing (the date on which the Closing takes place being the “Closing Date”). Upon the occurrence of the Closing, the time and date that the purchase and sale of the Shares and the DelAm Shares described in Section 2.01 becomes effective shall be 5:00 p.m., New York City time, on the Closing Date.
                    Section 2.03. Purchase Price. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Acquiror shall:
          (a) pay to the Seller, an aggregate amount in cash equal to (i) $6,800,000,000; plus (ii) if the Closing Date Adjustment is a positive amount, the amount thereof; minus (iii) if the Closing Date Adjustment is a negative amount, an amount, if any, equal to such portion of the absolute value of the Closing Date Adjustment as the Seller elects pursuant to Section 2.05 not to reduce the Common Stock Consideration or Preferred Stock Consideration; minus (iv) an amount equal to the Closing Date Risk-Based Capital True-Up Amount; minus (v) an amount equal to such portion of the amount required to reduce the Purchase Price pursuant to Section 6.12(a), if any, as the Seller elects pursuant to Section 2.05 not to reduce the Common Stock Consideration or Preferred Stock Consideration; plus (vi) an amount equal to the amount required to increase the Purchase Price pursuant to Section 6.12(a), if any; plus (vii) the amount required to increase the Cash Consideration pursuant to Section 6.25, if any (such aggregate amount, the “Cash Consideration”); minus (viii) $1,000,000; plus (ix) the Closing Date Interest Payment, if any;
          (b) subject to Section 2.03(d), issue and deliver to the Seller 78,239,712 shares of the Acquiror’s common stock, par value $0.01 per share (the “Acquiror Stock”), minus (i) if the Closing Date Adjustment is a negative amount, such number of shares of Acquiror Stock having an aggregate Fair Value at the Closing equal to such portion of the absolute value of the Closing Date Adjustment as the Seller elects pursuant to Section 2.05 not to reduce the Cash Consideration or Preferred Stock Consideration; and (ii) such number of shares of Acquiror Stock having an aggregate Fair Value at the Closing equal to such portion of the amount required to reduce the Purchase Price pursuant to Section 6.12(a), if any, as the Seller elects pursuant to Section 2.05 not to reduce the Cash Consideration or Preferred Stock Consideration (such amount of Acquiror Stock, the “Common Stock Consideration”);
          (c) issue and deliver to the Seller 40,000,000 Common Equity Units (as defined in the Stock Purchase Contract Agreement), which Common Equity Units shall initially be in the form of Normal Common Equity Units (as defined in the Stock Purchase Contract Agreement), on the terms and subject to the conditions set forth in the Stock Purchase Contract Agreement (such amount of Common Equity Units, the “Equity Units”), having an aggregate stated amount at issuance of $3,000,000,000;
          (d) issue and deliver to the Seller 6,857,000 shares of Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock of the Acquiror, having the designation and the voting and other powers, preferences and relative, participating, optional or other rights, and subject to the qualifications, limitations and restrictions, set forth in the Interim Preferred Stock Certificate of Designations (the “Acquiror Interim Preferred Stock” and such amount of Acquiror Interim Preferred Stock, the “Preferred Stock Consideration”), minus, (i) if the Closing Date Adjustment is a negative amount, such number of shares of Acquiror Interim Preferred Stock having an aggregate Fair Value at the Closing equal to such portion of the absolute value of the Closing Date Adjustment as the Seller elects pursuant to Section 2.05 not to reduce the Cash Consideration or Common Stock Consideration; and (ii) such number of shares of Acquiror Interim Preferred Stock having an aggregate Fair Value at the Closing equal to such portion of the amount required to reduce the Purchase Price pursuant to Section 6.12(a), if any, as the Seller elects pursuant to Section 2.05 not to reduce the Cash Consideration or Common Stock Consideration. In the event that the Acquiror as of or prior to the Closing issues, or agrees to issue (which issuance is actually completed as of or prior to the Closing), Acquiror Stock or other securities to a third party in a transaction that the New York Stock Exchange (“NYSE”) requires the Acquiror to aggregate with the Non-Cash Consideration to be issued to the Seller at the Closing for purposes of the NYSE’s shareholder approval requirements, then the Seller agrees to accept delivery of such number of additional shares of Acquiror Interim Preferred Stock (up to a maximum of 483,490 shares) as is necessary to avoid the imposition by the NYSE of a requirement that the stockholders of the Acquiror approve the issuance of any Non-Cash Consideration prior to the Closing in lieu of delivery of a number of shares of Acquiror Stock constituting a portion of the Common Stock Consideration equal to the product of (x) ten and (y) such number of additional shares of Acquiror Interim Preferred Stock; and

          (e) the amounts specified in this Article II shall be paid free and clear of, and (except to the extent required by Law) without any deduction or withholding on account of, any Tax; provided, however, that the Seller shall provide, or cause its Affiliates to provide, any statements, forms or other documents reasonably requested by the Acquiror to reduce or eliminate such deduction or withholding. If any amount is required by Law to be deducted or withheld on account of any Tax with respect to payments made under this Article II to the Seller, such Tax shall be deducted from the amounts required to be paid under this Article II and the Acquiror shall promptly remit such deduction or withholding on account of any Tax (if any) to the relevant Tax Authority and shall promptly provide the Seller with the appropriate receipts for such payments. All Tax amounts deducted or withheld from payments pursuant to the preceding sentence shall be treated as having been actually paid to the Seller for purposes of this Agreement.
                    Section 2.04. Transactions; Closing Deliveries. At the Closing:
          (a) the Seller or the Parent shall deliver, or cause to be delivered, to the Acquiror:
               (i) one or more stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in proper form for transfer, and with any required stock transfer stamps affixed thereto;
               (ii) one or more stock certificates evidencing the DelAm Shares, duly endorsed in blank or accompanied by stock powers duly executed in proper form for transfer, and with any required stock transfer stamps affixed thereto;
               (iii) written resignations of each director of the Company and each director (or the equivalent position in the applicable jurisdiction) of the Transferred Subsidiaries who is an employee of the Parent or an independent director of the Parent, effective as of the Closing, in each case, who is not an employee of the Company or the applicable Transferred Subsidiary, except as requested in writing by the Acquiror not less than five Business Days prior to Closing;
               (iv) counterparts of each of the Ancillary Agreements duly executed by the Parent, the Seller or their respective applicable Affiliates which are parties thereto;
               (v) the officer’s certificates provided for in Section 9.03(a) and Section 9.03(d);
               (vi) a copy, certified as of the Closing Date, by an officer of the Parent, the Seller and each Affiliate of the Seller that is a party to any Transaction Agreement, of the resolutions of such Person’s board of directors (or similar governing body) authorizing the execution and delivery of this Agreement and the other Transaction Agreements (as applicable), and the consummation of the transactions contemplated hereby and thereby (to the extent applicable);

               (vii) copies (or other evidence) of all valid Governmental Approvals obtained, filed or made by the Parent or the Seller or any of their respective Affiliates in satisfaction of Section 9.01(b);
               (viii) the opinion provided for in Section 9.03(f);
               (ix) a good standing certificate from the Secretary of State of the State of Delaware and a certificate of compliance from the Delaware Insurance Department for each of the Company and DelAm, dated as of a date within five days prior to the Closing Date, and a bring down good standing certificate for each of the Company and DelAm from the Secretary of State of the State of Delaware and a bring down compliance certificate for each of the Company and DelAm from the Delaware Insurance Department, dated as of the Closing Date;
               (x) the original stock transfer and corporate minute books of the Company and DelAm;
               (xi) copies of the software and software utility (in both source code and object code form) provided for in Section 6.18(b);
               (xii) (as applicable) an executed receipt evidencing the receipt by the Seller of payment and delivery by the Acquiror of the Cash Consideration and Non-Cash Consideration; and
               (xiii) a duly executed certificate of non-foreign status (a “FIRPTA Certificate”) from Parent, the Seller, the Company and each of the U.S. Transferred Subsidiaries and any other certifications required under sections 897 or 1445 of the Code, from the other Transferred Subsidiaries, in each case, in a form and manner that complies with section 1445 of the Code and the U.S. Treasury Regulations promulgated thereunder.
          (b) the Acquiror shall deliver, or cause to be delivered, to the Seller:
               (i) (A) the Cash Consideration, (B) stock certificates evidencing the Common Stock Consideration, duly endorsed in blank or accompanied by stock powers duly executed in blank, registered in the name of the Seller, (C) certificates evidencing the Equity Units, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, registered in the name of the Seller (the “Equity Units Certificates”), and (D) stock certificates evidencing the Preferred Stock Consideration, duly endorsed in blank or accompanied by stock powers duly executed in blank, registered in the name of the Seller;
               (ii) (A) counterparts of each of the Ancillary Agreements (other than the Equity Units Documents) duly executed by the Acquiror or its applicable Affiliates, which are parties thereto and (B) copies of each of the Equity Units Documents duly executed by the Acquiror and each other party thereto;
               (iii) the officer’s certificate provided for in Section 9.02(a);

          (iv) the opinion provided for in Section 9.02(c); and
          (v) any copies (or other evidence) of all valid Governmental Approvals obtained, filed or made by the Acquiror or any of its Affiliates in satisfaction of Section 9.01(b);
          (c) the Acquiror shall deliver, or cause to be delivered, to the Stock Purchase Contract Agent (as defined in the Stock Purchase Contract Agreement) stock certificates (the “Acquiror Equity Unit Preferred Stock Certificates”) evidencing the Acquiror Equity Unit Preferred Stock, duly endorsed in blank or accompanied by stock powers duly executed in blank, registered in the name of the Stock Purchase Contract Agent;
          (d) the Seller shall deliver, or cause to be delivered, to the Securities Intermediary (as defined in the Indemnification Control Agreement) the Equity Units Certificates for credit to and/or deposit in the Indemnification Collateral Account (as defined in the Indemnification Control Agreement) pursuant to the Indemnification Control Agreement;
          (e) the Seller and the Acquiror shall cause the Stock Purchase Contract Agent to deliver, or to cause to be delivered, to the Collateral Agent (as defined in the Pledge Agreement) the Acquiror Equity Unit Preferred Stock Certificates for credit to the Collateral Accounts (as defined in the Pledge Agreement) pursuant to the Pledge Agreement; and
          (f) each party hereto shall deliver to the other such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
                    Section 2.05. Payments and Computations. Except to the extent explicitly provided otherwise herein, each party hereto shall make each payment due to the other party hereto (or its Affiliate) pursuant to this Agreement by no later than 12:00 p.m., New York City time, on the day when due (unless otherwise consented to by the party hereto (or its Affiliate) to whom such payment is due). Except to the extent explicitly provided herein to the contrary, all payments required to be made by a party hereto shall be made in cash or, with respect to the Parent and the Seller, in cash or, at the Seller’s election, by delivery to the Acquiror for cancellation of shares of Acquiror Stock, Equity Units for which, except as otherwise provided in Section 11.05, Eligible Collateral has been substituted therefor in the Indemnification Collateral Account in accordance with the Indemnification Control Agreement or Acquiror Interim Preferred Stock with a Fair Value equal to the amount required to be paid, provided, however, in no event shall the Seller be entitled to remit payment to the Acquiror in the form of Acquiror Stock or Acquiror Interim Preferred Stock to the extent that the aggregate Fair Value of Acquiror Stock and Acquiror Interim Preferred Stock contemplated to be so delivered to the Acquiror for cancellation in satisfaction of any amount then payable by the Seller to the Acquiror under this Agreement, together with the aggregate Fair Value of all Acquiror Stock and Acquiror Preferred Stock delivered to the Acquiror for cancellation in satisfaction of amounts previously payable by the Seller to the Acquiror under this Agreement and the aggregate Fair Value of Acquiror Stock and/or Acquiror Interim Preferred Stock as the Seller elected to reduce the Common Stock Consideration and/or the Preferred Stock Consideration at the Closing, as the case may be, pursuant to Section 2.03(b) or Section 2.03(d), respectively, exceeds $350,000,000. No later than five Business Days prior to the date on which payment is due by the Seller or the Parent to the Acquiror, or in the event of the Seller’s election to reduce the Cash Consideration, the Common Stock Consideration and/or the Preferred Stock Consideration at the Closing, as the case may be, pursuant to Section 2.03(a), Section 2.03(b) or Section 2.03(d), respectively, five Business Days prior to the Closing Date, the Seller shall deliver to the Acquiror written notice of the Seller’s election pursuant to this Section 2.05, which notice shall indicate the amount of cash and/or the number of shares of Acquiror Stock, Equity Units and/or Acquiror Interim Preferred Stock to be so remitted by the Seller or by which the Cash Consideration, the Common Stock Consideration and/or the Preferred Stock Consideration is to be so reduced and the Fair Value of such Acquiror Stock, Equity Units and/or Acquiror Interim Preferred Stock. Any payment required to be made by a party in cash shall be paid by wire transfer, if applicable, of immediately available funds to the account or accounts designated by the party hereto (or its Affiliate) receiving such payment at least three Business Days prior to the date when due.
                    Section 2.06. Interest.
          (a) Except as expressly provided otherwise in Section 2.06(b), all computations of interest with respect to any payment due to a Person under this Agreement shall be based on the Interest Rate on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.
          (b) In the event that the Closing does not occur prior to the record date for the annual dividend on the Acquiror Common Stock declared in 2010 (the “Record Date”), but the Closing occurs thereafter, at the Closing, the Acquiror shall pay to the Seller, in cash, interest for the period commencing on July 1, 2010 and ending on the Closing Date, at a rate of 5% per annum on the Cash Consideration (not including the portion thereof payable pursuant to Section 2.03(a)(vi)) (such amount, if any, the “Closing Date Interest Payment”). Notwithstanding anything to the contrary in this Section 2.06, the Acquiror shall not be required to pay such interest if the failure of the Parent or the Seller to fulfill any obligations under this Agreement (including its obligation to obtain the applicable Governmental Orders specified in Section 9.01(b) of the Seller Disclosure Letter) was the sole and direct cause of, or solely and directly resulted in, the failure of the Closing to occur on or before the Record Date; and provided, further, that in the event the Acquiror has incurred the obligation to make the Closing Date Interest Payment, the Acquiror shall not be obligated to pay such interest for any period during which the failure of the Parent or the Seller to fulfill any such obligation was the sole and direct cause of, or solely and directly resulted in, the failure of the Closing to occur.
          Section 2.07. Preparation and Delivery of Financial Statements; Determination of Adjustments for After-Tax Operating Earnings.
          (a) No later than September 25, 2010, the Seller (or, if the Closing has occurred prior thereto, the Acquiror) shall cause the Company to prepare in good faith and deliver to the Acquiror and the Seller (i) an audited combined and consolidated statement of income of the Company and the Transferred Subsidiaries for the 12-month period ended May 31, 2010, (ii) an audited combined and consolidated balance sheet of the Company and the Transferred Subsidiaries as of May 31, 2010 (together with the statement of income described in clause (i), the “Actual 5/31/10 Financial Statements”) and (iii) a worksheet (the “Actual Income Statement Worksheet”) in the form attached hereto as Schedule 2.07(a)(iii), which sets forth the Seller’s (or the Acquiror’s as the case may be) good faith calculation, together with explanatory notes and supporting calculations, in accordance with the Agreed Calculating Procedures, of the After-Tax Operating Earnings for the 12-month period ended May 31, 2010 (the “Actual 5/31/10 After-Tax Operating Earnings”). The Actual 5/31/10 Financial Statements shall (A) be compiled from reporting packages submitted by the Company to the Parent for purposes of inclusion in the financial statements of the Parent, (B) be prepared in accordance with the Parent Accounting Policies applied on a consistent basis (except as may be indicated in Section 2.07(a) of the Seller Disclosure Letter) and (C) present fairly and accurately, in all material respects, the results of operation or financial position, as the case may be, as of and for the 12-month period ended May 31, 2010, as the case may be.
          (b) No later than five Business Days prior to the Closing Date, the Seller, at its own expense, shall cause the Company to prepare in good faith and deliver to the Acquiror:
          (i) a schedule setting forth (A) all Intercompany Payables and Intercompany Receivables that have been settled, discharged, offset, paid, repaid in full, terminated, commuted or extinguished pursuant to Section 6.08(a) or Section 6.08(c), (B) the estimated amount of all Intercompany Payables and Intercompany Receivables anticipated to be outstanding as of the Closing, (C) the Settlement Value of each Intercompany Payable and Intercompany Receivable settled, discharged, offset, paid, repaid in full, terminated, commuted or extinguished on or prior to the date of delivery of such schedule, (D) the estimated Settlement Value of any Intercompany Payable or Intercompany Receivable that will be settled following the date of delivery of such schedule pursuant to Section 6.08(a) or Section 6.08(c), (E) the corresponding amount of each such Intercompany Payable and Intercompany Receivable (1) as recorded in the Reference Balance Sheet, or (2) if any such Intercompany Payable or Intercompany Receivable was established or subsequently increased without settlement, discharge, offset, payment, repayment in full, termination, commutation or extinguishment, whether in whole or in part or in one or a series of transactions, following the date of the Reference Balance Sheet, the amount recorded in the books and records of the Company and the Transferred Subsidiaries in accordance with the Parent Accounting Policies for each such Intercompany Payable or Intercompany Receivable as of any date of such settlement, discharge, offset, payment, repayment in full, termination, commutation or extinguishment (such amount described in this sub-clause (E), the “Carrying Value”); provided, that the Carrying Value of any Intercompany Payable or Intercompany Receivable established in respect of any derivative transaction shall be the corresponding amount thereof as recorded in the Reference Balance Sheet, or if such derivative transaction was entered into after the date of the Reference Balance Sheet, the amount recorded in the books and records of the Company and the Transferred Subsidiaries in accordance with Parent Accounting Policies for such Intercompany Payable or Intercompany Receivable as of any date of such settlement, discharge, offset, payment, repayment in full, termination, commutation or extinguishment, whether in whole or in part or in one or a series of transactions); and (F) the estimated Affiliated Transaction Settlement Amount (such schedule described in this sub-clause (i), the “Schedule of Estimated Closing Intercompany Balances”); and
          (ii) a worksheet (the “Estimated Company Risk-Based Capital Worksheet” and, together with the Schedule of Estimated Closing Intercompany Balances, the “Estimated Financial Deliverables”) in the form attached hereto as Section 2.07(b)(ii) of the Seller Disclosure Letter, which sets forth the Company’s good faith estimate, together with explanatory notes and supporting calculations, of the Total Adjusted Capital (the “Estimated Total Adjusted Capital”) and Company Risk-Based Capital at the Closing (the “Estimated Company Risk-Based Capital”), which Total Adjusted Capital and Company Risk-Based Capital shall be estimated in accordance with the Risk-Based Capital Calculation Methodology.
          The Seller shall consult with the Acquiror and its accountants with respect to the preparation of the Actual 5/31/10 Financial Statements, the Schedule of Estimated Closing Intercompany Balances and the Estimated Company Risk-Based Capital Worksheet, and the calculation of the Actual 5/31/10 After-Tax Operating Earnings, the Estimated Total Adjusted Capital and Estimated Company Risk-Based Capital.
          (c) No later than 120 days after the Closing Date, the Acquiror shall cause the Company to prepare in good faith and deliver to the Seller: (i) an audited combined and consolidated balance sheet of the Company and the Transferred Subsidiaries as of the Closing Date immediately before giving effect to the Closing (the “Actual Closing Balance Sheet”), which Actual Closing Balance Sheet shall (A) be prepared from the books and records of the Company and the Transferred Subsidiaries, (B) be prepared in accordance with GAAP as applicable to the Company and the Transferred Subsidiaries on a stand-alone basis and (C) present fairly and accurately, in all material respects, the consolidated financial position of the Company and the Transferred Subsidiaries as of the Closing Date and (ii) a schedule setting forth (A) all Intercompany Payables and Intercompany Receivables that were settled, discharged, offset, paid, repaid in full, terminated, commuted or extinguished, (B) the amount of all Intercompany Payables and Intercompany Receivables outstanding as of the Closing Date, taking into account any Intercompany Payable or Intercompany Receivable that was settled in accordance with Section 6.08(a) within 10 days following the Closing Date as if such Intercompany Payables or Intercompany Receivables were settled on the Closing Date, (C) the Settlement Value of each Intercompany Payable and Intercompany Receivable settled, discharged, offset, paid, repaid in full, terminated, commuted or extinguished on or prior to the Closing or within 10 days following the Closing Date pursuant to Section 6.08(a) and Section 8.05(i), (D) the Carrying Value of each such Intercompany Payable and Intercompany Receivable, and (E) the Affiliated Transaction Settlement Amount (the “Schedule of Actual Closing Intercompany Balances”).
          (d) No later than 90 days after the first statutory quarter end following the Closing Date, the Acquiror shall cause the Company to deliver to the Seller: (i) the statutory financial statements for the statutory quarterly reporting period ended immediately preceding the Closing Date filed with the Domiciliary Regulator of the State of Delaware (the “Pre-Closing Quarterly Statutory Statements”), (ii) the statutory financial statements for the statutory annual or quarterly reporting period ended immediately after the Closing Date filed with the Domiciliary Regulator of the State of Delaware (the “Post-Closing Quarterly Statutory Statements”), together with the Pre-Closing Quarterly Statutory Statements, the “Quarterly Statutory Statements”), which Quarterly Statutory Statements (except as expressly set forth in such Quarterly Statutory Statements) (A) were prepared from the books and records of the Company, (B) were filed with or submitted to the Domiciliary Regulator of the State of Delaware on forms prescribed or permitted by such Domiciliary Regulator and (C) were prepared, in all material respects, in accordance with SAP applied on a consistent basis during the periods involved, and present fairly and accurately, in all material respects, the statutory financial position and results of operations of the Company as of the respective dates or for the respective periods covered thereby, and (iii) a worksheet (the “Quarterly Risk-Based Capital Worksheet” and, together with the Quarterly Statutory Statements, the “Quarterly Statutory Deliverables”) in the form set forth in Section 2.07(b)(ii) of the Seller Disclosure Letter, which sets forth the Acquiror’s good faith calculation of (A)(1) the Total Adjusted Capital as of the date of the Pre-Closing Quarterly Statutory Statements (the “Pre-Closing Total Adjusted Capital”) and (2) the Total Adjusted Capital as of the date of the Post-Closing Quarterly Statutory Statements (the “Post-Closing Total Adjusted Capital”) (it being understood that the Post-Closing Total Adjusted Capital shall exclude any post-Closing capital contributions or distributions to or from the Company), and (B)(1) the Company Risk-Based Capital as of the date of the Pre-Closing Quarterly Statutory Statements (the “Pre-Closing Company Risk-Based Capital”) and (2) the Company Risk-Based Capital as of the date of the Post-Closing Quarterly Statutory Statements (the “Post-Closing Company Risk-Based Capital” and, together with the Pre-Closing Total Adjusted Capital, the Post-Closing Total Adjusted Capital and the Pre-Closing Company Risk-Based Capital, the “Quarterly Amounts”), which Quarterly Amounts shall be calculated in accordance with the Risk-Based Capital Calculation Methodology. If each of the Pre-Closing Company Risk-Based Capital Ratio and the Post-Closing Company Risk-Based Capital Ratio are no less than 425%, such Quarterly Amounts shall be binding on the Acquiror and the Seller, and otherwise shall be final, non-appealable and conclusive for the purposes of calculating the RBC Deficit set forth in Section 2.09(a)(i) (which, for the avoidance of doubt, shall be zero) and no Actual Closing Statutory Financial Statements or Actual Closing Risk-Based Capital Worksheet shall be prepared.
          (e) If the Pre-Closing Company Risk-Based Capital Ratio and/or the Post-Closing Company Risk-Based Capital Ratio is less than 425%, the Seller, on the one hand, shall have the right to request the Acquiror to, and the Acquiror, on the other hand, shall have the right to, in no later than 120 days after such determination of the Pre-Closing Company Risk-Based Capital Ratio and Post-Closing Company Risk-Based Capital Ratio, or such request from the Seller, as the case may be, prepare in good faith and deliver to the Seller: (i) an audited statutory statement of income of the Company for the 12-month period ended on the last day of the statutory quarterly reporting period (the “Quarter-End Date”) immediately preceding the Closing Date, (ii) an audited statutory balance sheet of the Company as of the Closing Date (together with the statutory statement of income described in clause (i), the “Actual Closing Statutory Financial Statements”) and (iii) a worksheet (the “Actual Closing Risk-Based Capital Worksheet” and, together with the Actual Closing Statutory Financial Statements, the “Actual Statutory Deliverables”) in the form set forth in Section 2.07(b)(ii) of the Seller Disclosure Letter, which sets forth the Acquiror’s good faith calculation, together with explanatory notes, of the Total Adjusted Capital (the “Actual Total Adjusted Capital”) and Company Risk-Based

Capital on the Closing Date (the “Actual Closing Risk-Based Capital” and, together with the Actual Total Adjusted Capital and the Actual 5/31/10 After-Tax Operating Earnings, the “Actual Amounts”), which Actual Closing Statutory Financial Statements shall (1) be prepared from the books and records of the Company, (2) be on forms prescribed or permitted by the Domiciliary Regulator of the State of Delaware, (3) be prepared in accordance with SAP as specified by the Domiciliary Regulator of the State of Delaware applied on a consistent basis during the periods involved and (4) present fairly and accurately, in all material respects, the statutory financial position and results of operations of the Company as of the Closing Date or for the 12-month period ended on the Quarter-End Date, as the case may be. The Actual Total Adjusted Capital and the Actual Closing Risk-Based Capital shall be calculated in accordance with the Risk-Based Capital Calculation Methodology.
          Each of (i) the Actual 5/31/10 Financial Statements, (ii) the Actual Closing Balance Sheet and (iii) any Actual Closing Statutory Financial Statements (each of the financial statements referred to in clauses (ii) and (iii), together with the Actual 5/31/10 Financial Statements (if the Closing occurs prior to September 25, 2010), the Schedule of Actual Closing Intercompany Balances, the Quarterly Statutory Deliverables and, if any, the Actual Closing Risk-Based Capital Worksheet, collectively, the “Post-Closing Financial Deliverables” and, together with the Actual 5/31/10 Financial Statements (if the Closing occurs on or after September 25, 2010), any Actual Income Statement Worksheet, but not the Quarterly Statutory Deliverables, the “Actual Financial Deliverables”) shall be accompanied by an unqualified audit opinion of the Acquiror’s or the Company’s independent accountants and auditors, in the Acquiror’s (other than the case of the Actual 5/31/10 Financial Statements which shall be in the Seller’s sole discretion); provided, that the Actual Closing Statutory Financial Statements shall be accompanied by an unqualified audit opinion of PricewaterhouseCoopers LLP and the Actual Closing Risk-Based Capital Worksheet shall be accompanied by an unqualified attestation or audit opinion of PricewaterhouseCoopers LLP.
          Each party shall consult with the other party and their respective accountants with respect to the preparation of the Actual Financial Deliverables, the Estimated Financial Deliverables and the Quarterly Statutory Deliverables and the calculation of the Actual Amounts, the Estimated Total Adjusted Capital, Estimated Company Risk-Based Capital and the Quarterly Amounts. The fees and expenses of a party’s or the Company’s independent accountants and auditors (or PricewaterhouseCoopers LLP) in connection with the preparation of the Actual Financial Deliverables shall be shared equally between the Seller and the Acquiror.
          If the Acquiror does not provide the Post-Closing Financial Deliverables (other than the Actual Closing Statutory Financial Statements, if not requested by the Seller or prepared by the Acquiror pursuant to this Section 2.07(e)) within the time period set forth in Section 2.07(c) and this Section 2.07(e), then, at the election of the Seller, the Seller may prepare and present the Post-Closing Financial Deliverables that have not been so provided within an additional 30 days thereafter; provided, that the Post-Closing Financial Deliverables prepared by the Seller shall not be required to be audited or accompanied by any accountant’s opinion or attestation opinion in any such case.
          (f) For purposes of this Section 2.07, (i) the term “preparer” shall mean the party that prepares any Actual Financial Deliverables, Estimated Financial Deliverables or

Quarterly Statutory Statements and calculates the Actual Amounts, the Estimated Total Adjusted Capital, Estimated Company Risk-Based Capital or the Quarterly Amounts, as the case may be (it being understood that the term “preparer” shall be deemed to mean each of the Parent and the Seller, if the Seller is the preparer), and (ii) the term “recipient” shall mean the party that does not prepare any Actual Financial Deliverable, Estimated Financial Deliverable or Quarterly Statutory Statement or calculate any Actual Amount, Estimated Amount or Quarterly Amount, as the case may be. Without limiting the generality of Section 6.04 and subject to Section 6.05, in connection with the preparer’s preparation of any Post-Closing Financial Deliverable and the preparer’s calculation of the Actual Amounts or Quarterly Amounts, to the extent the preparer does not have all reasonable necessary information in its possession, the recipient shall (i) permit the preparer to review the recipient’s working papers and other supporting data, as well as all of the books, records and other relevant information, in each case, relating to the operations and finances of the Company and the Transferred Subsidiaries with respect to the period up to and including the Closing Date, (ii) make reasonably available the individuals in its employ responsible for and knowledgeable about the information necessary for the preparation of any Post-Closing Financial Deliverable and the calculation of the Actual Amounts or Quarterly Amounts, as the case may be, in order to respond to the reasonable inquiries of the preparer and (iii) otherwise cooperate in good faith with the preparer.
          (g) During the 30 days immediately following the later of (x) the recipient’s receipt of the Actual Financial Deliverables and (y) if required, the date on which an Auditor’s Letter is executed by the recipient and the preparer’s independent accountants pursuant to Section 2.07(m) (the “Purchase Price Adjustment Review Period”), the preparer shall (i) permit the recipient and its Representatives to review the preparer’s working papers and other supporting data, as well as all of the books, records and other relevant information, in each case, relating to the operations and finances of the Company and the Transferred Subsidiaries with respect to the period up to and including the Closing Date, (ii) make reasonably available the individuals in its employ responsible for, and knowledgeable about the information used in, the preparation of any Actual Financial Deliverable and the calculation of any Actual Amount, as the case may be, in order to respond to the reasonable inquiries of the recipient and (iii) otherwise cooperate in good faith with the recipient and its Representatives.
          (h) The preparer shall, through the date that the Final Actual Financial Deliverables become such in accordance with Section 2.07(k), take all actions necessary or desirable to maintain and preserve all accounting books, records, policies and procedures on which the Actual Financial Deliverables were based or on which the Final Actual Financial Deliverables are to be based so as not to impede or delay the calculation of the Actual Amounts or the preparation of the Notice of Purchase Price Adjustment Disagreement or any Final Actual Financial Deliverable in the manner and utilizing the methods permitted by this Agreement.
          (i) The recipient shall notify the preparer in writing (the “Notice of Purchase Price Adjustment Disagreement”) prior to the expiration of the Purchase Price Adjustment Review Period if the recipient disagrees with any of the Actual Financial Deliverables, or the calculation of any Actual Amount, as the case may be. The Notice of Purchase Price Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and the recipient’s determination of such Actual Financial Deliverables or Actual Amount, as the case may be. If no Notice of Purchase Price Adjustment Disagreement is

received by the preparer on or prior to the expiration date of the Purchase Price Adjustment Review Period, then the Actual Financial Deliverables and the calculation of the Actual Amounts, as the case may be, shall be deemed to have been accepted by the recipient and shall become final and binding upon the Seller and the Acquiror in accordance with Section 2.07(k).
          (j) During the 30 days immediately following the delivery of a Notice of Purchase Price Adjustment Disagreement (the “Purchase Price Adjustment Consultation Period”), the Seller and the Acquiror shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Purchase Price Adjustment Disagreement.
          (k) If, at the end of the Purchase Price Adjustment Consultation Period, the Seller and the Acquiror have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Purchase Price Adjustment Disagreement, then the Seller and the Acquiror shall submit all matters that remain in dispute with respect to the Notice of Purchase Price Adjustment Disagreement, including information that relates to items which may not be in dispute but are relevant to the disputed matters (along with a copy of the applicable Actual Financial Deliverables marked to indicate those line items that are in dispute) to KPMG LLP (the “Expert Accountant”). In the event that KPMG LLP refuses or is otherwise unable to act as the Expert Accountant, the Seller and the Acquiror shall cooperate in good faith to appoint, within 30 days after the Seller and the Acquiror receive notice from KPMG LLP of its refusal or inability to act as the Expert Accountant, an independent certified public accounting firm in the United States of national recognition mutually agreeable to the Seller and the Acquiror, in which event “Expert Accountant” shall mean such firm. Within 30 days after the submission of such matters to the Expert Accountant, or as soon as practicable thereafter, the Expert Accountant, acting as an expert and not as an arbitrator, will make a final determination on the basis of the Agreed Calculating Procedures, the Risk-Based Capital Calculation Methodology, the Parent Accounting Policies, GAAP or SAP, as applicable, and in each case in accordance with this Section 2.07(k), of the appropriate amount of each of the line items or Actual Amounts in the Actual Financial Deliverables as to which the Seller and the Acquiror disagree as specified in the Notice of Purchase Price Adjustment Disagreement. The determination by the Expert Accountant shall be binding on the Acquiror and the Seller, and otherwise shall be final, non-appealable and conclusive. With respect to each disputed line item or Actual Amount, as the case may be, such determination, if not in accordance with the position of either the Seller or the Acquiror, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the recipient in the Notice of Purchase Price Adjustment Disagreement or the preparer of the applicable Actual Financial Deliverables with respect to such disputed line item or Actual Amount. For the avoidance of doubt, the Expert Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Notice of Purchase Price Adjustment Disagreement that remain in dispute, unless the Expert Accountant’s review of such other line items is relevant to the disputed matters or such review or determination is reasonably necessary in order to resolve any disputes that arise from line items or matters that were not initially set forth in the Notice of Purchase Price Adjustment Disagreement but that subsequently arose as a result of the Expert Accountant’s review and determination of those matters in the Notice of Purchase Price Adjustment Disagreement that remain in dispute (in which case, such additional line items and matters shall be deemed to have been included in the Notice of Purchase Price Adjustment Disagreement).

The Actual Financial Deliverables, the Actual Closing Balance Sheet and the calculation of the Actual Amounts that are final and binding on the Seller and the Acquiror, as determined either through agreement of the Seller and the Acquiror (deemed or otherwise) pursuant to Section 2.07(i) or through the determination of the Expert Accountant pursuant to this Section 2.07(k), are referred to herein as the “Final Actual Financial Deliverables”, the “Final Closing Balance Sheet”, the “Final 5/31/10 After-Tax Operating Earnings”, the “Final Closing Statutory Financial Statements” the “Final Closing Risk-Based Capital” and the “Schedule of Final Closing Intercompany Balances.” For the avoidance of doubt, the foregoing dispute procedures and dispute resolution procedures may occur at separate times with respect to the Actual Financial Deliverables. The 30-day period for delivering the written award may be extended by the mutual written consent of the Seller and the Acquiror or by the Expert Accountant for up to an additional 30 days for good cause shown. Notwithstanding anything else contained herein, neither the Seller nor the Acquiror may assert that any award issued by the Expert Accountant is unenforceable because it has not been timely rendered.
          (l) The cost of the Expert Accountant’s review and determination shall be shared equally by the Seller and the Acquiror. During the review by the Expert Accountant, the Acquiror, the Parent and the Seller shall each make available to the Expert Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Expert Accountant to fulfill its obligations under Section 2.07(k).
          (m) In the event that any party to this Agreement (or the Expert Accountant) requests, pursuant to this Section 2.07, access to the work papers and other supporting data of the independent accountants of the other parties to this Agreement relating to the preparation of any Actual Financial Deliverable, Estimated Financial Deliverable or Quarterly Statutory Deliverable and the calculation of the Actual Amounts, the Estimated Total Adjusted Capital, Estimated Company Risk-Based Capital and the Quarterly Amounts, as the case may be, the providing party shall cause its independent accountants to make any such work papers and other supporting data available to the requesting party (including the Expert Accountant) and its independent accountants; provided, that the requesting party (including the Expert Accountant) has signed a customary confidentiality and hold harmless agreement relating to such access to working papers and other supporting data in form and substance reasonably acceptable to such independent accountants (an “Auditor’s Letter”). The providing party shall promptly provide any consents requested by its independent accountants in connection with such access.
                    Section 2.08. Closing Date Purchase Price Adjustments.
          (a) The “Closing Date 5/31/10 Adjustment Amount” shall be the amount (whether positive or negative) equal to: (i) the Final 5/31/10 After-Tax Operating Earnings minus $1,650,000,000, if the Final 5/31/10 After-Tax Operating Earnings are greater than $1,650,000,000; or (ii) the Final 5/31/10 After-Tax Operating Earnings minus $1,350,000,000, if the Final 5/31/10 After-Tax Operating Earnings are less than $1,350,000,000.
          (b) The “Closing Date Risk-Based Capital True-Up Amount” shall be the amount, if any, equal to the RBC Deficit calculated based on the Estimated Company Risk-Based Capital Worksheet.

          (c) The “Closing Date Intercompany Balances Adjustment Amount” shall be the amount (whether positive or negative) equal to:
          (i) for each item reflected on the Schedule of Estimated Closing Intercompany Balances as an Intercompany Payable, an amount (whether positive or negative) equal to (x) the Carrying Value for each such payable, minus (y) the Settlement Value for each such payable; plus
          (ii) for each item reflected on the Schedule of Estimated Closing Intercompany Balances as an Intercompany Receivable, an amount (whether positive or negative) equal to (x) the Settlement Value for each such receivable minus (y) the Carrying Value for each such receivable; plus
          (iii) the Affiliated Transaction Settlement Amount.
          (d) The amount (whether positive or negative) equal to (i) the Closing Date 5/31/10 Adjustment Amount, plus (ii) the Closing Date Intercompany Balances Adjustment Amount, is the “Closing Date Adjustment” and, together with the amount equal to the Closing Date Risk-Based Capital True-Up Amount, is the “Total Closing Date Adjustment”; provided that, in the event that the Actual 5/31/10 After-Tax Operating Earnings have not become the Final 5/31/10 After-Tax Operating Earnings pursuant to Section 2.07(k) on or prior to the Closing Date, the Closing Date Adjustment shall be an amount (whether positive or negative) equal to the Closing Date Intercompany Balances Adjustment Amount; provided, further that in such circumstances within five Business Days after the Final 5/31/10 After-Tax Operating Earnings become such, if the Closing Date 5/31/10 Adjustment Amount is a positive number, then the Acquiror shall pay such amount in cash to the Seller pursuant to Section 2.05 plus, if the Closing occurs prior to the Record Date, interest at an interest rate of 5% per annum calculated in accordance with Section 2.06 on such amount from the Closing Date or, if the Closing Date occurs on or after the Record Date, from July 1, 2010; and if the Closing Date 5/31/10 Adjustment Amount is a negative number, then the Seller shall pay pursuant to Section 2.05 to the Acquiror an amount equal to the absolute value of the Closing Date 5/31/10 Adjustment Amount plus interest at an interest rate of 5% per annum calculated in accordance with Section 2.06 from the Closing Date or, if the Closing Date occurs on or after the Record Date, from July 1, 2010.
                    Section 2.09. Post-Closing Purchase Price Adjustments.
          (a) The “Post-Closing Risk-Based Capital True-Up Amount” shall be the amount equal to (whether positive or negative) (i) the RBC Deficit calculated based on the Final Closing Statutory Financial Statements or as provided in Section 2.07(d), if any, minus (ii) the Closing Date Risk-Based Capital True-Up Amount.
          (b) The “Post-Closing Intercompany Balances Adjustment Amount” shall be the amount (whether positive or negative) equal to:
               (i) the amount (whether positive or negative) equal to:

(A)	for each item reflected on the Schedule of Final Closing Intercompany Balances as an Intercompany Payable, an amount (whether positive or negative) equal to (x) the Carrying Value for each such payable minus (y) the Settlement Value for each such payable; plus

(B)	for each item reflected on the Schedule of Final Closing Intercompany Balances as an Intercompany Receivable, an amount (whether positive or negative) equal to (x) the Settlement Value for each such receivable minus (y) the Carrying Value for each such receivable; plus

(C)	the Affiliated Transaction Settlement Amount; minus

(ii)	the Closing Date Intercompany Balances Adjustment Amount.
          (c) To the extent that the sum of (i) the Separation Adjustment and (ii) any direct out of pocket costs (documented and auditable) actually incurred by the Company and the Transferred Subsidiaries during the period between June 1, 2010 and the Closing Date in connection with any Required Pre-Closing Separation Actions exceeds $21,500,000, such excess shall be the “Separation Excess Amount”.
          (d) The amount equal to (i) the Post-Closing Intercompany Balances Adjustment Amount minus (ii) the Post-Closing Risk-Based Capital True-Up Amount minus (iii) the Separation Excess Amount, whether such amount is positive or negative, is the “Post-Closing Adjustment”.
          (e) If the Post-Closing Adjustment is a positive amount, then the Acquiror shall pay to the Seller pursuant to Section 2.05 an amount equal to the Post-Closing Adjustment plus, if the Closing occurs prior to the Record Date, interest at an interest rate of 5% per annum calculated in accordance with Section 2.06 on such amount from the Closing Date or, if the Closing Date occurs on or after the Record Date, from July 1, 2010. If the Post-Closing Adjustment is a negative amount, then the Seller shall pay to the Acquiror pursuant to Section 2.05 an amount equal to the absolute value of the Post-Closing Adjustment plus, if the Closing occurs prior to the Record Date, interest at an interest rate of 5% per annum calculated in accordance with Section 2.06 on such amount from the Closing Date or, if the Closing Date occurs on or after the Record Date, from July 1, 2010.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
          Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Acquiror by the Seller concurrently with entering into this Agreement (the “Seller Disclosure Letter”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Seller Disclosure Letter to the extent it is readily apparent from such disclosure that such disclosure is applicable to such other section or subsection; provided, however, that the disclosure of any item on Section 3.06(e) of the Seller Disclosure Letter shall not be deemed to be disclosure against any other section of the Seller Disclosure Letter), the Seller hereby represents and warrants to the Acquiror as of the date hereof and as of the Closing Date (or such other date specified herein) as follows:
                    Section 3.01. Incorporation, Qualification and Authority of the Seller. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to own or lease and operate its assets and to conduct its business as currently conducted. Each applicable Affiliate of the Seller which is a party to any Transaction Agreement is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full power and authority to own or lease and operate its assets and properties and to conduct its business as currently conducted. The Seller or the applicable Affiliate of the Seller (as applicable) has full power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is a party. The Seller is duly qualified as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The execution and delivery by the Seller or the applicable Affiliate of the Seller (as applicable) of each of the Transaction Agreements to which it is a party, the performance by the Seller or the applicable Affiliate of the Seller (as applicable) of its obligations under each of the Transaction Agreements to which it is a party and the consummation by the Seller or the applicable Affiliate of the Seller (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is a party, have been or will be prior to the Closing (as applicable) duly authorized by all requisite limited liability company, corporate or other similar organizational action on the part of the Seller or the applicable Affiliate of the Seller (as applicable). Each of the Transaction Agreements to which the Seller or the applicable Affiliate of the Seller (as applicable) is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by the Seller or the applicable Affiliate of the Seller (as applicable). Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Seller or the applicable Affiliate of the Seller (as applicable) is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Seller or the applicable Affiliate of the Seller (as applicable), enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

          Section 3.02. Incorporation, Qualification and Authority of the Company and the Transferred Subsidiaries.
          (a) Each of the Company and the Transferred Subsidiaries (except with respect to any branch thereof) is a corporation or other organization duly incorporated or organized, validly existing and in good standing (or the equivalent, if any, in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation or organization and has full power and authority to own or lease and operate its assets and properties and to conduct its business as currently conducted. Each of the Company and the Transferred Subsidiaries (except with respect to any branch thereof) is duly qualified as a foreign corporation or other organization to do business, and is in good standing (or the equivalent, if any, in the applicable jurisdiction), in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing (or the equivalent, if any, in the applicable jurisdiction) necessary, except where the failure to be so qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Seller has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of the certificate of incorporation and by-laws (or comparable organizational documents) for each of the Company and the Transferred Subsidiaries (as applicable).
          (b) (i) None of the Company or any of the Transferred Subsidiaries is the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding and (ii) except as set forth on Section 3.02(b) of the Seller Disclosure Letter, none of the Company or any of the Transferred Subsidiaries is operating under any formal or informal agreement or understanding with a Governmental Authority, including the U.S. Treasury and the FRBNY, that restricts its authority to do business or requires it to take, or refrain from taking, any action, other than generally applicable Law or regulatory interpretations thereof.
          Section 3.03. Capital Structure of the Company and the Transferred Subsidiaries; Ownership and Transfer of the Shares.
          (a) Section 3.03(a) of the Seller Disclosure Letter sets forth as of the date hereof, a true, correct and complete list of (i) each Subsidiary of the Company, its jurisdiction of organization and the Company’s direct or indirect ownership of each Subsidiary expressed as a percentage and the name of each other holder of Capital Stock in each Subsidiary that is not a wholly owned Subsidiary of the Company and the direct and indirect ownership of each class of Capital Stock of each such Subsidiary by such holders expressed as a percentage, (ii) each branch of the Company or any Subsidiary of the Company, (iii) each Joint Venture, its jurisdiction of organization, the Company’s direct and indirect economic and voting interest in each Joint Venture expressed as a percentage, the name of each other holder of Capital Stock of each Joint Venture and the direct and indirect ownership of each class of Capital Stock of each Joint Venture by such holder expressed as a percentage and (iv) each branch of each Joint Venture. All of the outstanding shares (or other applicable units or interests) of each class or series of Capital Stock in each of the Company and the Transferred Subsidiaries (as applicable) have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of, or in violation of any preemptive or subscription rights enforceable under, applicable Law. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights or Contracts, in any such case, obligating or which may obligate the Company or any of the Transferred Subsidiaries to issue, sell, purchase, return or redeem, or otherwise dispose of, transfer or acquire, any shares (or other applicable units or interests) of its Capital Stock or securities (including bonds, debentures, notes or other Indebtedness having general voting rights or securities convertible into such bonds, debentures, notes or other Indebtedness) convertible into or exchangeable for any shares (or other applicable units or interests) of its Capital Stock, in each case, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency (collectively, with respect to any Person’s shares (or other applicable units or interests) of its Capital Stock (“Rights”). There are no shares (or other applicable units or interests) of any Capital Stock of the Company or any of the Transferred Subsidiaries reserved for issuance. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features or similar Contracts of the Company or any of the Transferred Subsidiaries. The Seller owns, beneficially and of record, 300,000 shares of common stock, par value $10.00 per share, of the Company, which constitute all of the issued and outstanding Shares, and the Company directly owns, beneficially and of record, all of the issued and outstanding shares (or other applicable units or interests) of Capital Stock representing the ownership interests set forth on Section 3.03(a) of the Seller Disclosure Letter in each of the Transferred Subsidiaries (other than DelAm and GBN, LLC), in each case, free and clear of all Liens, other than (A) any restrictions on transfer generally imposed on equity securities under applicable securities Law and (B) prior to the Closing, the FRBNY Liens. Upon consummation of the transactions contemplated by this Agreement, including the execution and delivery of the documents to be delivered at the Closing, the Acquiror, at the Closing, shall be vested with good and marketable title in and to the Shares, free and clear of all Liens, including the FRBNY Liens, other than any restrictions on transfer generally imposed on equity securities under applicable securities Law. Upon the delivery of the Shares as provided in this Agreement, the Company will continue to directly or indirectly own, beneficially and of record, and have good and marketable title in and to all of the issued and outstanding shares (or other applicable units or interests) of Capital Stock representing the ownership interests set forth on Section 3.03(a) of the Seller Disclosure Letter in each of the Transferred Subsidiaries (other than DelAm and GBN, LLC), free and clear of all Liens, including the FRBNY Liens, other than any restrictions on transfer generally imposed on equity securities under applicable securities Law. The Parent owns, beneficially and of record, 25,000 shares of capital stock, par value $100 per share, of DelAm, which constitutes all of the issued and outstanding DelAm Shares, free and clear of all Liens, other than (A) any restrictions on transfer generally imposed on equity securities under applicable securities Law and (B) prior to the Closing, the FRBNY Liens. Upon consummation of the transactions contemplated by this Agreement, including the execution and delivery of the documents to be delivered at the Closing, the Acquiror, at the Closing, shall be vested with good and marketable title in and to the DelAm Shares, free and clear of all Liens, including the FRBNY Liens, other than any restrictions on transfer generally imposed on equity securities under applicable securities Law. Upon the delivery of the DelAm Shares as provided in this Agreement, DelAm will continue to directly or indirectly own, beneficially and of record, and have good and marketable title in and to all of the issued and outstanding membership interest of GBN, LLC, free and clear of all Liens, including the FRBNY Liens, other than restrictions on transfer generally imposed on equity securities under applicable securities Law. As of the Closing, GBN, LLC will be the sole Subsidiary of DelAm.
          (b) Except for restrictions on transfer generally imposed on equity securities under applicable securities Law and, prior to the Closing, the FRBNY Liens, there are no voting trusts, stockholder agreements, proxies, preemptive rights, rights of first refusal, rights of first offer or other rights, restrictions or Contracts in effect with respect to the voting, transfer or dividend rights of the Shares or of the shares (or other applicable units or interests) of any Capital Stock of any Transferred Subsidiary. As of the Closing Date, neither the Company nor DelAm will have any Subsidiaries other than, in the case of the Company, the Transferred Subsidiaries (other than DelAm and GBN, LLC) and, in the case of DelAm, GBN, LLC, and will not be a party to or member of or hold any interest in joint ventures, other than the Joint Ventures and joint ventures that are identified as Investment Assets pursuant to Section 3.17. Except as set forth on Section 3.03(b) of the Seller Disclosure Letter, from June 30, 2009 to the date hereof, neither the Company nor DelAm has declared, set aside, made or paid any dividend or other distribution in respect of its Capital Stock.
          (c) Except as set forth on Section 3.03(a) of the Seller Disclosure Letter, neither the Company nor any Transferred Subsidiary, directly or indirectly, owns or has the right to acquire, or the obligation to acquire, any interest or investment (whether debt or equity) in, or the obligation to make a capital contribution to or investment in, any Person, excluding in respect of Investment Assets.
          (d) With respect to each Joint Venture, (i) neither the Company nor any Transferred Subsidiary is liable for any obligations or liabilities of any such Joint Venture, (ii) neither the Company nor any Transferred Subsidiary is obligated to make any loans or capital contributions to, or to undertake any guarantees or obligations with respect to, any such Joint Venture, and (iii) neither the Company nor any Transferred Subsidiary is subject to any material limitation on its right to compete or any material limitation on its right to otherwise conduct business by reason of any agreement related to any such Joint Venture.
                    Section 3.04. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken, the execution and delivery by the Seller or the applicable Affiliate of the Seller (as applicable) of the Transaction Agreements to which it is a party, the performance by the Seller or the applicable Affiliate of the Seller (as applicable) of its obligations under each of the Transaction Agreements to which it is a party and the consummation by the Seller or the applicable Affiliate of the Seller (as applicable) of the transactions contemplated by each of the Transaction Agreements to which the Seller or the applicable Affiliate of the Seller (as applicable) is a party, do not and will not, directly or indirectly (with or without the giving of notice or lapse of time, or both) (a) violate or conflict with, or result in a breach of, the organizational documents of the Seller or the applicable Affiliate of the Seller (as applicable), the Company or any of the Transferred Subsidiaries, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to the Seller or the applicable Affiliate of the Seller (as applicable), the Company or any of the Transferred Subsidiaries or by which any of them or any of their respective properties, assets or businesses is bound or subject or (c) violate or conflict with, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, require any consent under, or give to any Person any rights of termination, acceleration or cancellation of, or result in a loss of rights under, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Seller, the Company or any of the Transferred Subsidiaries pursuant to, any Contract to which the Seller, the Company or any of the Transferred Subsidiaries is a party or by which any of them or any of their respective properties, assets or businesses is bound or subject, except, in the case of clause (c) of this Section 3.04, for any such conflicts, violations, breaches, defaults, consents, terminations, accelerations, cancellations, losses of rights or creations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
                    Section 3.05. Consents and Approvals.
          (a) Except as may result from the identity or regulatory status of the Acquiror or its Affiliates, and except in connection, or in compliance, with (i) the notification and waiting period requirements of the HSR Act and (ii) the approvals, non-disapprovals, consents, licenses, permits, orders, qualifications, or authorizations of, or registration with or other actions by, or any filings with or notifications to, any Governmental Authority (each, a “Governmental Approval”) required by applicable Law that are set forth on Section 3.05(a) of the Seller Disclosure Letter, the execution and delivery by the Seller or the applicable Affiliate of the Seller (as applicable) of each of the Transaction Agreements to which it is a party do not, and the performance by the Seller or the applicable Affiliate of the Seller (as applicable) of its obligations under, and the consummation by the Seller or the applicable Affiliate of the Seller (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is a party, will not require any Governmental Approval to be obtained or made by the Seller or any such applicable Affiliate of Seller (as applicable), the Company or any of the Transferred Subsidiaries, including from the Office of Thrift Supervision.
          (b) The Seller obtained all Governmental Approvals required by applicable Law to consummate the transactions contemplated by the SPV Purchase Agreement and delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of such Governmental Approvals.
          Section 3.06. Financial Information; Absence of Undisclosed Liabilities.
          (a) Section 3.06(a)(i) of the Seller Disclosure Letter sets forth (i) the unaudited consolidated balance sheet of the Company and the Transferred Subsidiaries (other than ALICO Services, Inc. (“AIA B Panama”), but including AIG Financial Assurance Japan K.K. (“AIG FAJ”)) as of November 30, 2009, (the “Annual Reference Balance Sheet”), (ii) the unaudited consolidated balance sheet of the Company and the Transferred Subsidiaries (other than DelAm, GBN, LLC, AIA B Panama and AIG Life International Limited (“Isle of Man”), but including AIG FAJ) as of May 31, 2009 (the “Reference Balance Sheet”), (iii) the unaudited consolidated income statement of the Company and the Transferred Subsidiaries (other than AIA B Panama, but including AIG FAJ) for the year ended November 30, 2009 (the “Annual Reference Income Statement”) and (iv) the unaudited consolidated income statement of the Company and the Transferred Subsidiaries (other than DelAm, GBN, LLC, AIA B Panama and Isle of Man, but including AIG FAJ) for the six month period ended May 31, 2009 (the

“Reference Income Statement”; the Annual Reference Balance Sheet and the Annual Reference Income Statement being collectively referred to herein as the “Alico SI Annual Unaudited Reporting Package”; the Reference Balance Sheet and the Reference Income Statement being collectively referred to herein as the “Alico SI Semi-Annual Unaudited Reporting Package”; and each of the Alico SI Annual Unaudited Reporting Package and the Alico SI Semi-Annual Unaudited Reporting Package is being referred to herein as an “Alico SI Unaudited Reporting Package” and, collectively, as the “Alico SI Unaudited Reporting Packages”). Section 3.06(a)(ii) of the Seller Disclosure Letter sets forth the unaudited balance sheet and income statement of AIG FAJ as of and for the six month period ended May 31, 2009, and the unaudited balance sheet and income statement of AIG FAJ as of and for the annual period ended November 30, 2009 (the “AIG FAJ SI Unaudited Reporting Package”), which information is included and consolidated into, and forms a part of, the Alico SI Annual Unaudited Reporting Package. Section 3.06(a)(iii) of the Seller Disclosure Letter sets forth the unaudited consolidated balance sheet and income statement of AIA B Panama as of and for the year ended November 30, 2009 (the “AIA B Panama SI Unaudited Reporting Package”). Section 3.06(a)(iv) of the Seller Disclosure Letter sets forth the unaudited balance sheet and income statement of Isle of Man as of and for the six month period ended May 31, 2009, and the unaudited balance sheet and income statement of Isle of Man as of and for the annual period ended November 30, 2009 (the “Isle of Man SI Unaudited Reporting Package”). Section 3.06(a)(v) of the Seller Disclosure Letter sets forth (1) the unaudited consolidated balance sheet of DelAm and its subsidiaries (other than Nan Shan Life Insurance Company Ltd. (“Nan Shan”)) as of December 31, 2009, (2) the unaudited consolidated balance sheet of DelAm and its subsidiaries (other than Nan Shan) as of June 30, 2009, (3) the unaudited consolidated income statement of DelAm and its subsidiaries (other than Nan Shan) for the annual period ended December 31, 2009 and (4) the unaudited consolidated income statement of DelAm and its subsidiaries (other than Nan Shan) for the six month period ended June 30, 2009, the balance sheets and income statements referred to in the preceding clauses (1) through (4) being collectively referred to herein as the “DelAm SI Unaudited Reporting Package” and, together with the Alico SI Unaudited Reporting Packages, the AIG FAJ SI Unaudited Reporting Package, the AIA B Panama SI Unaudited Reporting Package and the Isle of Man SI Unaudited Reporting Package, the “SI Unaudited Reporting Packages”). Except for AIG FAJ, no entity (or any financial information of any entity) other than the Company and the Transferred Subsidiaries (in the case of the Alico SI Annual Unaudited Reporting Package, excluding AIA B Panama, and in the case of the Alico SI Semi-Annual Unaudited Reporting Package, excluding DelAm, GBN, LLC, AIA B Panama and Isle of Man) is included in any Alico SI Unaudited Reporting Package. No entity (or financial information of any entity) to be acquired by the Acquiror pursuant to the transactions contemplated by this Agreement is included in the AIG FAJ SI Unaudited Reporting Package. No entity (or financial information of any entity) not to be acquired by the Acquiror pursuant to the transactions contemplated by this Agreement is included in the DelAm SI Unaudited Reporting Package, the AIA B Panama SI Unaudited Reporting Package and/or the Isle of Man reporting packages submitted to the Parent other than as described on Sections 3.06(a)(i), (ii), (iii), (iv) and (v) of the Seller Disclosure Letter for purposes of inclusion in the financial statements of the Parent. The SI Unaudited Reporting Packages have been prepared in accordance with (i) accounting policies contained in the Parent’s most recent Accounting Policy & Procedure Guidance Manual, as interpreted and applied by the Parent, including related reporting guidelines contained in the Parent’s SI Instructions, or (ii) US GAAP, in the absence of a specific policy in (i) (the “Parent Accounting Policies”) applied on a consistent basis (except as set forth on Section 3.06(a)(vi) of the Seller Disclosure Letter) and present fairly and accurately, in all material respects (measured in accordance with the level of materiality for the Alico SI Unaudited Reporting Packages), as of their respective dates and for the respective periods covered thereby (A) in the case of the Alico SI Annual Unaudited Reporting Package, the consolidated financial condition and the consolidated results of operations of the Company and the Transferred Subsidiaries, (other than AIA B Panama, but including AIG FAJ); (B) in the case of the Alico SI Semi-Annual Unaudited Reporting Package, the consolidated financial condition and the consolidated results of operations of the Company and the Transferred Subsidiaries (other than DelAm, GBN, LLC, AIA B Panama and Isle of Man, but including AIG FAJ); (C) in the case of the AIG FAJ SI Unaudited Reporting Package, the financial condition and results of operations of AIG FAJ, (D) in the case of the AIA B Panama SI Unaudited Reporting Package, the financial condition and results of operations of AIA B Panama, (E) in the case of the Isle of Man SI Unaudited Reporting Package, the financial condition and results of operations of Isle of Man, and (F) in the case of the DelAm SI Unaudited Reporting Package, the consolidated financial condition and the consolidated results of operations of DelAm and its subsidiaries (other than Nan Shan); except (x) that the SI Unaudited Reporting Packages do not contain footnotes, (F) that the SI Unaudited Reporting Packages do not contain any statement of cash flows and (G) as set forth on Section 3.06(a)(vi) of the Seller Disclosure Letter. The Parent Accounting Policies are in conformity with GAAP, except as set forth on Section 3.06(a)(vi) of the Seller Disclosure Letter.
          (b) The unaudited Required Information to be delivered by the Seller to the Acquiror pursuant to Section 6.16(h) (with the exception of Section 6.16(h)(ii) and (iv)), will have (i) been prepared from the books and records of the Company and the Transferred Subsidiaries, (ii) been prepared in accordance with GAAP and Regulation S-X (17 CFR Part 210) applied on a consistent basis, where appropriate, with its application in connection with the preparation of the unaudited consolidated financial statements of the Parent and its Subsidiaries as of and for the same date or periods (except as set forth on Section 3.06(a)(vi) of the Seller Disclosure Letter), and (iii) presented fairly and accurately, in all material respects, the combined and consolidated financial position, the combined and consolidated results of operations, the combined and consolidated cash flows, and the combined and consolidated changes in stockholders’ equity of the Company and the Transferred Subsidiaries as of their respective dates and for the respective quarterly and year-to-date periods covered thereby, except (A) that any such unaudited financial statements will not contain footnotes except as otherwise required by GAAP and (B) as set forth on Section 3.06(a)(vi) of the Seller Disclosure Letter.
          (c) The audited Required Information to be delivered by the Seller to the Acquiror pursuant to Section 6.16(h), will have (i) been prepared from the books and records of the Company and the Transferred Subsidiaries, (ii) been prepared in accordance with GAAP and Regulation S-X (17 CFR Part 210) applied on a consistent basis, where appropriate, with its application in connection with the preparation of the audited consolidated financial statements of the Parent and its Subsidiaries of as of and for the same date or periods (except as set forth on Section 3.06(a)(vi) of the Seller Disclosure Letter), and (iii) presented fairly and accurately, in all material respects, the combined and consolidated financial position, the combined and consolidated results of operations, the combined and consolidated cash flows and the combined and consolidated changes in stockholders’ equity of the Company and the Transferred Subsidiaries as of their respective dates and for the respective periods covered thereby, except as set forth in Section 3.06(a)(vi) of the Seller Disclosure Letter. When provided, any subsequently prepared audited financial statements that are delivered as Required Information will be accompanied by the related opinion of PricewaterhouseCoopers LLP, the independent accountant of the Parent (the “Independent Auditor”).
          (d) True, correct and complete copies of the following statutory financial statements have been made available to the Acquiror, prior to the date hereof, in each case together with any exhibits, schedules and notes thereto (collectively, the “Statutory Statements”): (i) the annual financial statements (or the equivalent document in the applicable jurisdiction) of the Company or each Transferred Subsidiary that is an insurance company (including with respect to the separate accounts and branches of the Company and each such Transferred Subsidiary that prepare such annual statements) (the Company and each such Transferred Subsidiary, an “Insurance Company”) for the two latest available annual period fiscal filings with any Domiciliary Regulator of such Insurance Company, in each case as required to be filed with such Domiciliary Regulator and (ii) the financial statements of each Insurance Company for the most recently ended quarterly or semi-annual period (including with respect to the separate accounts and branches of any Insurance Company that prepare such quarterly or semi-annual statements), as the case may be, in respect of which such filing is required to be made, in each case, to the extent such statement is required to be filed with the Domiciliary Regulator. Section 3.06(d) of the Seller Disclosure Letter sets forth the statutory carrying value of AIG FAJ as of August 31, 2009 and November 30, 2008, which are included in the applicable Statutory Statements of the Company (the “AIG FAJ SAP Information”). Each of the Statutory Statements (except as expressly set forth in such Statutory Statements) and the AIG FAJ SAP Information (A) were prepared from the books and records of the applicable Insurance Company, (B) were filed with or submitted to the applicable Domiciliary Regulator of such Insurance Company on forms prescribed or permitted by such Domiciliary Regulator and (C) were prepared, in all material respects, to the extent applicable, in accordance with SAP (where required) applied on a consistent basis during the periods involved, and present fairly and accurately, in all material respects, the statutory financial position and results of operations of such Insurance Company as of their respective dates or for the respective periods covered thereby, except as set forth on Section 3.06(a)(vi) of the Seller Disclosure Letter. No material deficiency has been asserted in writing with respect to any of the Statutory Statements by any Domiciliary Regulator since January 1, 2007. For the avoidance of doubt, this Section 3.06(d) shall not apply with respect to Tax Returns.
          (e) Except (i) as reserved against or reflected in the Alico SI Annual Unaudited Reporting Package or the AIA B Panama SI Unaudited Reporting Package, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since November 30, 2009, and (iii) as set forth on Section 3.06(e) of the Seller Disclosure Letter, there is no liability or obligation, or series of related liabilities or obligations, exceeding $1,000,000, of the Company or any Transferred Subsidiary, of the type required to be set forth on a balance sheet prepared in accordance with the Parent Accounting Policies.
          (f) The Company and the Transferred Subsidiaries have devised and maintain systems of internal accounting controls with respect to their respective businesses sufficient to provide reasonable assurances to the Parent that: (i) all transactions are executed in accordance with management’s general or specific authorization; (ii) all transactions are recorded as necessary to permit the preparation by the Parent of financial statements in conformity with GAAP (and Delaware SAP, if applicable) and maintain proper accountability for items; (iii) access to their respective properties and assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses in the internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) of the Company or any of the Transferred Subsidiaries which would reasonably be expected to adversely affect in any material respect the ability of the Company and any of the Transferred Subsidiaries in the aggregate to record, process, summarize and report financial data and there is no, and there has not been any instances of, fraud that involves or involved management or other employees who have or had a significant role in such internal controls. Since January 1, 2007, neither the Parent, nor the Company nor any of the Transferred Subsidiaries has received, and the Seller does not otherwise have Knowledge of, any material complaint, allegation, assertion or claim, regarding the Company’s or any of the Transferred Subsidiaries’ accounting or auditing practices, procedures, methodologies or methods, including any material complaint, allegation, assertion or claim that the Company or any of the Transferred Subsidiaries has engaged in questionable accounting or auditing practices.
          (g) All costs and expenses exceeding $5,000,000 in the aggregate per quarterly reporting period that were incurred by the Parent and its Affiliates (other than the Company and the Transferred Subsidiaries) during the periods presented in the SI Unaudited Reporting Packages in directly providing services to the Company and the Transferred Subsidiaries were allocated to the Company and the Transferred Subsidiaries; provided, for the avoidance of doubt, such costs and expenses shall not include payments by the Parent or its Affiliates (other than the Company and the Transferred Subsidiaries) of amounts due from the Company and the Transferred Subsidiaries on behalf of the Company or any Transferred Subsidiary subject to subsequent reimbursement from the Company and the Transferred Subsidiaries.
                    Section 3.07. Absence of Certain Changes.
          (a) Except for the matters expressly permitted by this Agreement and except as described on Section 3.07(a) of the Seller Disclosure Letter, since November 30, 2009, (i) the Company and the Transferred Subsidiaries have conducted the Business only in the Ordinary Course of Business and (ii) there has not been any fact, circumstance, event, change, violation, development, effect, condition or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.
          (b) Except (i) as expressly permitted by this Agreement, (ii) as set forth on Section 3.07(b) of the Seller Disclosure Letter or (iii) as required by applicable Law, during the period from November 30, 2009 to the date hereof, the Company and the Transferred Subsidiaries have not taken any action that would have resulted in a breach of any of the covenants set forth in Section 6.01(z)(i) through (xxv) if the Company and the Transferred Subsidiaries had been subject to such covenants from November 30, 2009 to the date hereof.

          (c) During the period from the date the Seller was organized through the date hereof, the Seller has not taken or failed to take (as applicable) any action that would have resulted in a breach of any of the covenants and agreements set forth in Section 6.24(a)(i) through (iv) if the Seller had been subject to such covenants and agreements on and after the date the Seller was organized.
                    Section 3.08. Absence of Litigation. Except as set forth on Section 3.08 of the Seller Disclosure Letter, there are no Actions pending or, to the Knowledge of the Seller, threatened in writing against, relating to or affecting any of the Seller, the Company or any of the Transferred Subsidiaries or any of their respective assets (including Investment Assets), properties or businesses, which would reasonably be expected to (a) result in (i) Losses to the Company or any Transferred Subsidiary in excess of $1,000,000 per Action or (ii) any permanent injunction or other form of equitable relief which would have an adverse effect in any material respect on any business operations of the Company and its Transferred Subsidiaries, taken as a whole, or (b) otherwise adversely affect the Company and the Transferred Subsidiaries, taken as a whole, or their assets (including Investment Assets), properties or business, taken as a whole, in any material respect, other than, in each case, Actions involving claims under or in connection with Insurance Contracts in the Ordinary Course of Business.
                    Section 3.09. Compliance with Laws. (a) Except as set forth on Section 3.09 of the Seller Disclosure Letter, none of the Seller, the Company or the Transferred Subsidiaries is, or has been, since January 1, 2007, in violation of (i) its certificate of incorporation and by-laws (or comparable organizational documents), if any, (ii) any Laws or Governmental Orders applicable to it or its assets, properties or businesses, or (iii) its Material Permits or Insurance Permits, except, in the case of clauses (ii) and (iii) for violations that, individually or in the aggregate, would not reasonably be expected to adversely affect the Company and the Transferred Subsidiaries, taken as a whole, or their assets, properties or businesses, taken as a whole, in any material respect. Since January 1, 2007, none of the Seller, the Company or any of the Transferred Subsidiaries has received any written notice from any Governmental Authority that alleges any material noncompliance (or that the Seller, the Company or any Transferred Subsidiary is under any investigation by such Governmental Authority for any such alleged noncompliance) with any Governmental Order, Material Permit, Insurance Permit or material Law applicable to the Seller, the Company, any Transferred Subsidiary or any of their respective properties, assets or businesses. None of the Seller, the Company or any of the Transferred Subsidiaries is a party to, and none of the Seller, the Company, any of the Transferred Subsidiaries or any of their respective assets, properties or businesses is bound by, any Governmental Order that individually or in the aggregate, would reasonably be expected to adversely affect the Company and the Transferred Subsidiaries, taken as a whole, or their assets, properties or businesses, taken as a whole, in any material respect. The transactions contemplated by the SPV Purchase Agreement have been consummated in accordance, in all material respects, with all applicable Law, Governmental Orders, Material Permits and Insurance Permits. The Company satisfies the requirements of Sections 1104, 1313(b)(2), 1321, and 5809(d) of the Delaware Insurance Code and Section 904 of the Delaware Administrative Code (the “Company Exemption Statutes”). The Seller has no reason to believe that the Company will not continue to satisfy the requirements of the Company Exemption Statutes immediately following the Closing.

          (b) As of their respective dates, or if amended, as of the date of the most recent amendment, each prospectus and other offering document (and each document referred to in, or attached to, any such prospectus or offering document) relating to life insurance or any other products offered or sold by the Company or any of the Transferred Subsidiaries or relating to any underlying fund or index to which any benefit provided by any such product is linked were prepared in accordance and complied in all material respects with the requirements of applicable securities Law. There are no amendments or modifications to such prospectuses or offering documents (or any such document referred to in, or attached to, such prospectus or offering document) which are required under applicable Law to be filed with any Governmental Authority charged with the enforcement of any such securities Law, but have not yet been filed with such Governmental Authority. Each investment or asset manager providing investment or asset management services to each such underlying fund or index which is an Affiliate of the Parent possesses all Permits required in order to provide such investment or asset management services.
                    Section 3.10. Governmental Permits.
          (a) The Company and the Transferred Subsidiaries hold all material Permits necessary to conduct the Business and to own or use their respective assets and properties (collectively, the “Material Permits”).
          (b) All Material Permits are valid and in full force and effect. Except as set forth on Section 3.10(b) of the Seller Disclosure Letter, neither the Company nor any of the Transferred Subsidiaries is the subject of any Action pending, or to the Knowledge of the Seller, threatened in writing, for or contemplating the revocation, suspension, termination, modification, limitation, cancellation, nonrenewal or impairment of any Material Permit, and the Seller has no Knowledge of any existing fact or circumstance that, individually or in the aggregate (with or without the giving of notice or lapse of time, or both), would be reasonably likely to result in the revocation, suspension, termination, modification, limitation, cancellation, nonrenewal or impairment of any Material Permit. Provided that all consents described in Section 3.05(a) have been obtained, no Material Permit shall be suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired or become suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired, in whole or in part, as a result of the execution and delivery by the Seller or the applicable Affiliate of the Seller (as applicable) of, or the consummation of the transactions contemplated by, the Transaction Agreements to which it is a party.
          (c) Except for (1) statutory or regulatory restrictions of general application applicable to Persons engaged in the same lines of business as the Company or any Transferred Subsidiary generally, and (2) restrictions imposed by certain regulators as a result of the financial events concerning the Parent as announced by the Parent on September 16, 2008 set forth on Section 3.10(c) of the Seller Disclosure Letter, there is no Governmental Order that would be binding on the Company or any of the Transferred Subsidiaries following the Closing that prohibits or restricts the payment of shareholder dividends or other shareholder distributions by the Company or any of the Transferred Subsidiaries. Except for statutory or regulatory restrictions of general application applicable to Persons engaged in the same lines of business as the Company or any Transferred Subsidiary generally or as set forth on Section 3.10(c) of the

Seller Disclosure Letter, neither the Company nor any of the Transferred Subsidiaries is subject to any special understanding or arrangement with any Governmental Authority pursuant to which the Company or any Transferred Subsidiary is granted relief from compliance with any material Law or is subject to any material restriction or limitation on its business or operations.
          (d) Without limiting the generality of the foregoing, (i) the Company and the Transferred Subsidiaries (A) since January 1, 2007, have conducted and are conducting the Business in compliance in all material respects with all requirements of applicable Law regulating the business and products of insurance and reinsurance (“Insurance Law”) and (B) since January 1, 2007 have conducted and are conducting all of their respective insurance and reinsurance operations through the Insurance Companies, (ii) the Insurance Companies since January 1, 2007 have held and hold all Permits, where applicable, necessary to write the types of insurance and other products of the Business and otherwise as necessary for the conduct of their respective insurance and reinsurance businesses in each of the jurisdictions where the Insurance Companies conduct or operate such businesses in the manner now conducted (the “Insurance Permits”), (iii) all of the Insurance Permits are valid and in full force and effect, (iv) no Insurance Company is the subject of any pending or, to the Knowledge of the Seller, threatened in writing Action for or contemplating the suspension, termination, modification, limitation, cancellation, revocation, nonrenewal or impairment of its Insurance Permits, and the Seller has no Knowledge of any existing fact or circumstance that, individually or in the aggregate would be reasonably likely to result in the suspension, termination, modification, limitation, cancellation, revocation, nonrenewal or impairment of such Insurance Permits, and (v) provided that all consents described in Section 3.05(a) have been obtained, no Insurance Permit of any of the Insurance Companies shall be suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired or become suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired, in whole or in part, as a result of the execution and delivery by the Seller or the applicable Affiliate of the Seller (as applicable) of, or the consummation of the transactions contemplated by, the Transaction Agreements. Since January 1, 2007, none of the Insurance Companies has transacted insurance or reinsurance business in any jurisdiction requiring it to have an Insurance Permit to transact such business in which it did not possess such Insurance Permit. Section 3.10(d) of the Seller Disclosure Letter sets forth a true, correct and complete list of the Insurance Permits. The Seller has made available to the Acquiror, prior to the date hereof, true, correct, and complete copies of the Insurance Permits.
                    Section 3.11. Intellectual Property and Information Technology.
          (a) Section 3.11(a) of the Seller Disclosure Letter sets forth, as of the date hereof, a complete list of (i) all Registered Intellectual Property, (ii) the jurisdiction in which such Registered Intellectual Property has been registered or filed and the applicable registration or application number, and (iii) any other Person that has an ownership interest in such Registered Intellectual Property.
          (b) The Owned Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property that is used in the conduct of the Business as currently conducted. The Company and/or a Transferred Subsidiary owns the Owned Intellectual Property and has sufficient right to use the Owned Intellectual Property and the Licensed Intellectual Property, free and clear of any Liens (other than Permitted Liens), that is used in the conduct of the Business as currently conducted. To the Knowledge of the Seller, neither the Company nor any Transferred Subsidiary is in material breach of any agreement for the provision or use of the Licensed Intellectual Property that is used in the conduct of the Business.
          (c) Since January 1, 2007 (or with respect to the Seller, its date of organization, or with respect to any Transferred Subsidiary that was incorporated or organized subsequent to January 1, 2007, its respective date of incorporation or organization), the Company and each Transferred Subsidiary has had a policy, and has materially complied with that policy, to require each employee to maintain the confidentiality of any confidential information of the Company and each Transferred Subsidiary that has been provided to such employee.
          (d) Except as set forth on Section 3.11(d) of the Seller Disclosure Letter, since January 1, 2007: (i) there is no litigation pending or, to the Knowledge of the Seller, threatened in writing against the Seller, the Parent or any of their respective Affiliates, (ii) to the Knowledge of the Seller, there is no litigation pending or threatened in writing against the customers of the Business (with respect to such customers, as relates to the products or services provided by the Business) and (iii) to the Knowledge of the Seller, none of the Seller, the Parent or any of their respective Affiliates has received unresolved written communication, in each case of (i), (ii) and (iii) (A) alleging that the conduct of the Business or the products and services offered by the Business infringe, dilute, misappropriate or otherwise violate a third party’s Intellectual Property rights or (B) challenging the ownership, use, validity, enforceability or registrability of any Owned Intellectual Property.
          (e) Except as set forth on Section 3.11(e) of the Seller Disclosure Letter, neither the Company nor any Transferred Subsidiary has brought, or to the Knowledge of the Seller, threatened a claim against a third party and neither the Company nor any Transferred Subsidiary has sent, since January 1, 2007, any unresolved written communications alleging that any Person is materially infringing upon, diluting, misappropriating or otherwise violating any Owned Intellectual Property.
          (f) The Company and the Transferred Subsidiaries have established and maintain commercially reasonable data and information security programs and privacy policies and the Company and the Transferred Subsidiaries are in material compliance with such programs and policies. Except as set forth on Section 3.11(f) of the Seller Disclosure Letter, since January 1, 2007, neither the Company nor any Transferred Subsidiary, nor, to the Knowledge of the Seller, any service provider to the Company or any of the Transferred Subsidiaries (i) has suffered a material security breach with respect to the data or information systems used in the conduct of the Business which breach had an effect on the operation of the Business or (ii) has notified or has been required under applicable Law to notify (A) any employee of the Company or any Transferred Subsidiary, customer of the Business or any other Person in connection with the Business of any information security breach involving such employee’s, customer’s or other Person’s personal information (including private, health, medical and financial information) or (B) any Governmental Authority in relation to any of the foregoing.

          (g) The Company and the Transferred Subsidiaries have taken all reasonable steps to maintain the confidentiality of proprietary information that the Company or any of the Transferred Subsidiaries holds, or purports to hold, as a Trade Secret.
          (h) The Company and each Transferred Subsidiary uses anti-virus software in accordance with commercially reasonable standards.
          (i) All material hardware currently being used by the Company and the Transferred Subsidiaries is, in all material respects, in such reasonable and useable operating condition as is necessary (i) to conduct the Business as currently conducted and (ii) for a technician or programmer of reasonable skill to be able to provide routine support and maintenance, including but not limited to replacement and upgrades, as the case may be.
          (j) With respect to Intellectual Property that is software, (i) such Owned Intellectual Property that is software does not contain any viruses, malware, time-bombs, key-locks or any other devices designed to, without the knowledge and authorization of the Company or a Transferred Subsidiary, disrupt, disable, harm or interfere with the operation of such Owned Intellectual Property or the integrity of the data or information produced by such Owned Intellectual Property and (ii) to the Knowledge of the Seller, such Licensed Intellectual Property does not contain any viruses, malware, time-bombs, key-locks or any other devices designed to, without the knowledge and authorization of the Company or a Transferred Subsidiary, disrupt, disable, harm or interfere with the operation of such Licensed Intellectual Property or the integrity of the data or information produced by such Licensed Intellectual Property.
          (k) Provided that all Third Party Consents are obtained, neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements nor the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements will, with or without the giving of notice or lapse of time, or both, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or encumbrance on, any Owned Intellectual Property used in the conduct of the Business as currently conducted, (ii) a material breach of any material license agreement to which the Company or a Transferred Subsidiary is a party, (iii) the release, disclosure or delivery of any Owned Intellectual Property to any escrow agent or other Person or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property.
          (l) All separation actions set forth on Section 3.11(l) of the Seller Disclosure Letter have been fully completed by or on behalf of the Seller, the Parent or their respective Affiliates (including the Company and the Transferred Subsidiaries).
                    Section 3.12. Material Contracts.
          (a) Section 3.12(a) of the Seller Disclosure Letter contains a true, correct and complete list of each of the Material Contracts as in effect as of the date hereof. Each Material Contract is in full force and effect and is a valid and binding obligation of the Company or the Transferred Subsidiary (as applicable) that is party thereto and, to the Knowledge of the Seller, each other party to such Material Contract. Each such Material Contract is enforceable against the Company or the Transferred Subsidiary (as applicable) that is party thereto and, to the

Knowledge of the Seller, each other party to such Material Contract, in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)). None of the Company or the Transferred Subsidiaries or, to the Knowledge of the Seller, any other party to a Material Contract, is in material default or material breach of a Material Contract and there does not exist any event, condition or omission that would constitute such a material default or material breach (with or without the giving of notice or lapse of time, or both) or that would permit the termination, cancellation or acceleration of performance of any material obligation of the Company or any Transferred Subsidiary or, to the Knowledge of the Seller, any other party to the Material Contract. None of the Company or the Transferred Subsidiaries has received any written notice of any material default under any Material Contract.
          (b) Except as set forth on Section 3.12(b) of the Seller Disclosure Letter, no Material Contract contains any provision providing that any such other party thereto may terminate, cancel or commute the same by reason of the transactions contemplated by the Transaction Agreements.
          (c) The Seller has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of all Material Contracts.
                    Section 3.13. Employee Benefits; Employees.
          (a) Section 3.13(a) (Part I) of the Seller Disclosure Letter contains an accurate and complete list of the material Benefit Plans maintained in countries with ten or more Employees and separately identifies the Company Benefit Plans. The Seller shall furnish to the Acquiror Section 3.13(a) (Part II) of the Seller Disclosure Letter not later than 30 Business Days following the date hereof, which schedule shall set forth an accurate and complete list of the material Benefit Plans (identifying those that are Company Benefit Plans) maintained in countries with less than ten Employees. As applicable, the Seller has delivered or made available to the Acquiror: (i) a copy of each material Benefit Plan, including all amendments thereto and all related trust documents; (ii) a copy of the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable Law; (iii) a copy of all material written Contracts relating to each Company Benefit Plan, the Parent Nonqualified Plans and the LTI Plan, including administrative service agreements and group insurance contracts, (iv) a copy of summary information in relation to the Company’s Annual Incentive Plan, including the methodology used to determine the total amount to be paid for 2009 performance and how individual payments related to individual targets (on a summary basis); (v) a copy of the annual reports (Form 5500 series or the equivalent for any Foreign Plan) for each Company Benefit Plan for the last three complete plan years and a copy of the top-hat filings for the Parent Nonqualified Plans; (vi) a copy of the most recent letter of determination from the IRS relating to the tax-qualified status of each Benefit Plan intended to be qualified under section 401(a) of the Code; (vii) a copy of any other written communications or documents relating to the Company Benefit Plans, the Parent Nonqualified Plans, Annual Incentive Plan or the LTI Plan that materially affect (or could reasonably be expected to materially affect) the

Company’s, any Transferred Subsidiary’s, the Acquiror’s or any of the Acquiror’s Affiliate’s current or future obligations or liabilities with respect to any Company Benefit Plan, the Parent Nonqualified Plans, Annual Incentive Plan or the LTI Plan; and (viii) a copy of all correspondence, requests, audits, interrogatories, filings, notices or similar communications received from any Governmental Authority, including the IRS, the Pension Benefit Guaranty Corporation, the United States Department of Labor or such corresponding non-U.S. Governmental Authority relating to matters that materially affect (or could reasonably be expected to materially affect) the Company’s, any Transferred Subsidiary’s, the Acquiror’s or any of the Acquiror’s Affiliate’s current or future obligations or liabilities with respect to any Employee or former employee of the Company or any Transferred Subsidiary (including their dependents, spouses or beneficiaries).
          (b) Each of the Company Benefit Plans that is not a Foreign Plan (each, a “U.S. Benefit Plan”), the Parent Nonqualified Plans, Annual Incentive Plan and the LTI Plan complies in form and has been operated and administered in all material respects in accordance with its terms, applicable Law, including ERISA and the Code, and the terms of any applicable collective bargaining (or similar) agreements. The Parent’s Savings Plan is intended to be qualified within the meaning of section 401(a) of the Code and has received a favorable IRS determination letter with respect to such qualification and the Tax exempt status of its related trust, no such determination letter has been revoked and, to the Knowledge of the Seller, no event has occurred and no condition exists that could reasonably be expected to adversely affect such favorable determination. None of the Company Benefit Plans is intended to be qualified under section 401(a) of the Code. There is no current, pending or, to the Knowledge of the Seller, threatened Action or Audit against or involving any of the U.S. Benefit Plans or the assets of any of the U.S. Benefit Plans (other than routine benefit claims) with respect to which the Company or any Transferred Subsidiary could have any material liability.
          (c) Section 3.13(c) of the Seller Disclosure Letter sets forth each Pension Plan that is subject to section 302 or Title IV of ERISA or section 412 of the Code and in which or to which the Company, any Transferred Subsidiary or any ERISA Affiliate participates or is required to contribute or with respect to which the Company or any Transferred Subsidiary has, or could reasonably be expected to have, any material liability. With respect to each Pension Plan that is subject to section 302 or Title IV of ERISA or section 412 of the Code, (i) there does not exist any accumulated funding deficiency (within the meaning of section 412 of the Code or section 302 of ERISA), whether or not waived; (ii) no reportable event (within the meaning of section 4043 of ERISA), other than an event for which the 30-day notice period has been waived, has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) all premiums to the PBGC have been timely paid in full; and (iv) neither the Company nor any of the Transferred Subsidiaries has, or could reasonably be expected to incur, any material liability (other than for premiums to the PBGC) under Title IV of ERISA. Neither the Company nor any ERISA Affiliate has ever maintained, been a participating employer, contributed to, or has had any obligation to contribute to, or has had any liability with respect to any multiemployer plan (as defined in section 3(37) or section 4001(a)(3) of ERISA or section 414(f) of the Code).
          (d) None of the Company, any Transferred Subsidiary, any officer of the Company or any Transferred Subsidiary or any U.S. Benefit Plan that is subject to ERISA,

including any trust created thereunder and any trustee, administrator or other fiduciary thereof, has engaged in a prohibited transaction (as defined in section 406 of ERISA or section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, or any Transferred Subsidiary or any officer of the Company or any Transferred Subsidiary to a material Tax or penalty on prohibited transactions imposed by section 4975 of the Code or to any material liability imposed under Title I of ERISA.
          (e) All material contributions, premiums, Tax, expenses and benefit payments required to be made under or in connection with any U.S. Benefit Plan have been timely made when due or are appropriately accrued in accordance with GAAP. The transactions contemplated by this Agreement will not require that contribution be made to any Pension Plan pursuant to section 412(l) of the Code. Neither the Company nor any of the Transferred Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to section 401(a)(29) of the Code.
          (f) No U.S. Benefit Plan provides retiree life insurance, retiree health benefits or other retiree welfare benefits to any Employee or former employee of the Company or any Transferred Subsidiary (including any dependents, spouses, or beneficiaries) for any reason other than coverage or benefits (i) mandated by applicable Law or (ii) the full cost of which is borne by any such Employee or former employee of the Company or any Transferred Subsidiary (or dependents, spouses, or beneficiaries).
          (g) Except as disclosed on Section 3.13(g) of the Seller Disclosure Letter, the Company and the Transferred Subsidiaries have no material unfunded liabilities with respect to any Pension Plan, nonqualified deferred compensation, supplemental or excess plans, or any post-retirement life, health or other welfare benefits.
          (h) Except as required by applicable Law or as set forth on Section 3.13(h) of the Seller Disclosure Letter, (i) each Foreign Plan complies in form and has been operated and administered in all material respects in accordance with its terms and applicable Law (including the terms of any collective bargaining agreement, mandate, work rule or other similar agreement or order); (ii) if any Foreign Plan is intended to qualify for special Tax or similar treatment, such Foreign Plan meets all requirements to the extent necessary to obtain such treatment; (iii) neither the Company nor any Transferred Subsidiary maintains any Foreign Plan that is a defined benefit pension plan or that provides benefits pursuant to a formula that requires benefits to be funded based on actuarial principles; (iv) full payment has been made (including but not limited to contributions, premiums, Tax, expenses and benefits payments) or, if applicable, accrued in accordance with country-specific accounting practices, of all the amounts required to have been made by the Company or any Transferred Subsidiary under the terms of each Foreign Plan or applicable Law as contributions to such Foreign Plan, or with respect to such Foreign Plan; (v) the fair market value of the assets of each Foreign Plan that is a defined benefit plan exceeds the accrued benefit obligations under such Foreign Plan or applicable Law; (vi) for any Foreign Plan providing defined benefits, the actuary’s report on the latest actuarial valuation accurately describes the financial position of that scheme at its valuation date and (vii) if any Foreign Plan in the United Kingdom is a contracted-out scheme within the meaning of the UK Pension Schemes Act 1993, there is in force a contracting-out certificate covering such of the Company and the Transferred Subsidiaries which employ members of that Foreign Plan and there is no reason why the certificate could reasonably be expected to be cancelled.
          (i) Except as disclosed in Section 3.13(i) of the Seller Disclosure Letter and in relation only to Foreign Plans in the United Kingdom: (i) there has been no arrangement which might be construed as a compromise or a reduction of a statutory debt under section 75 or 75A of the Pensions Act 1995; (ii) no acts, omissions or other events have been reported to the UK Pensions Regulator under sections 69 or 70 of the Pensions Act 2004 and there is no fact or circumstances likely to give rise to such reports; (iii) no contribution notice or financial support direction under the Pension Act 2004 has been issued to the Company or to any Transferred Subsidiary or to any other Person in respect of any Foreign Plan and there is no fact or circumstance likely to give rise to any such notice or direction; (iv) any Foreign Plan which is a money purchase scheme and apart from any insured death in service benefits provides money purchase benefits only as defined in section 181 of the Pension Schemes Act 1993; (v) each Foreign Plan is a registered pension scheme for the purposes of Chapter 2 of Part 4 of the Finance Act 2004 and there is no reason why HM Revenue and Customs might de-register any Foreign Plan; (vi) no contributions from a European employer as defined for the purposes of Part 7 of the Pensions Act 2004 have been accepted by any Foreign Plan; and (vii) neither the Company nor any Transferred Subsidiary is or has (A) any debt that is or has become due with respect to a Foreign Plan under its terms or applicable Law (including under section 75 or 75A of the Pensions Act 1995 (as amended)) or (B) been a party to an act or deliberate failure to act (or knowingly assisted) to prevent the recovery of any amount of debt due under section 75 or 75A of the Pensions Act 1995 (as amended).
          (j) Each of the Parent Nonqualified Plans has been operated and administered in all material respects in accordance with, and is in documentary compliance with, the requirements of sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and related Treasury Regulations. As of the Closing Date, there are no funding arrangements relating to the Parent Nonqualified Plans.
          (k) Except as disclosed on Section 3.13(k) of the Seller Disclosure Letter:
          (i) there is not in existence, nor has there been within the 12 months prior to the date hereof, any pending or, to the Knowledge of the Seller, threatened (A) strike, slowdown, work stoppage, picketing, lockout or any other dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining related to Employees; (B) labor-related organizational effort, election activity or request or demand for negotiations, recognition or representation related to Employees; or (C) grievance, dispute, arbitration, administrative hearing, unfair labor practice charge, other employment Action, union- or labor-related Action or other formal claim with respect to which the Company or any Transferred Subsidiary could have any material liability;
          (ii) (A) neither the Company nor any of the Transferred Subsidiaries is, or within the preceding 12 months was, a party to or bound by any collective bargaining agreement, other agreement or understanding, work rules or practice or arbitration award with any labor union, works council, or any other similar organization;

(B) with respect to Employees based in the U.S., no Employees are currently represented by any labor union for purposes of collective bargaining and no activities the purpose of which is to achieve such representation of all or some of such Employees are, to the Knowledge of the Seller, threatened or ongoing or have resulted in any petition for a representation election filed with the National Labor Relations Board in the past three years; (C) with respect to Employees employed by the Company or any of the Transferred Subsidiaries outside the U.S., Section 3.13(k)(ii) of the Seller Disclosure Letter sets forth a complete and accurate list of all unions, work councils or other formal representative-type employee organizations, whether maintained pursuant to applicable Law or otherwise to which Employees belong and Seller has delivered or made available to the Acquiror, prior to the date hereof, complete and accurate copies of all collective bargaining agreements, charters, work rules, industry rules, arbitration awards or other Contracts which pertain to these Employees or organizations; and (D) the Company and the Transferred Subsidiaries are in compliance in all material respects with the terms and conditions of, and there is no current, pending or, to the Knowledge of the Seller, threatened, Action or Audit against the Company or any Transferred Subsidiary for actual violation of, any collective bargaining and other union agreements, obligations with respect to work councils, work rules, arbitration awards, and mandates;
          (iii) each of the Company and each Transferred Subsidiary (A) is in compliance with applicable Law which relate to employment, classification of employees, agents and independent contractors (or similar classifications outside the U.S.), equal employment opportunity (including Laws prohibiting employment discrimination, harassment or retaliation), wages, hours, pay equity, leaves, workers’ compensation, disability, occupational health and safety, immigration, collective bargaining, secondment, contractors and temporary employees, other employment terms and conditions, and plant closings and layoffs (including, but not limited to, the Worker Adjustment and Retraining Notification Act, the Ireland Protection of Employees Exceptional Collective Redundancies and Related Matters Act of 2007, the Japan Labor Standards Law, the Transfer of Undertaking (Protection of Employees) Regulations (TUPE) or other European Community Acquired Rights Directive and any other comparable state, local or other Laws) and (B) is not and has not been (individually or collectively in any respect) liable for arrears of wages (including overtime), mandatory indemnity payments in non-U.S. jurisdictions, other compensation or benefits or any Taxes or penalties for failure to comply with any of the foregoing;
          (iv) in accordance with applicable Law, (A) neither the Company nor any Transferred Subsidiary has any material liability or obligation, including any mandatory deductions or indemnity payments in non-U.S. jurisdictions or any material liability or obligation under or on account of a Benefit Plan, arising out of the hiring of Persons to provide services to the Company or any Transferred Subsidiary and treating or misclassifying such Persons as consultants, agents or independent contractors and not as employees of the Company or any Transferred Subsidiary, and (B) no current or former independent contractor of the Company or any Transferred Subsidiary could be deemed to be a misclassified employee, no independent contractor is eligible to participate in any Benefit Plan and neither the Company nor any Transferred Subsidiary has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees;
          (v) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (or attainment of any necessary approvals) will (either alone or together with any other related event, including any termination of employment) entitle any Employee or, to the extent such entitlement is borne by the Company or any Transferred Subsidiary, former employee of the Company or any Transferred Subsidiary, to any compensation, severance, termination, change of control or other similar pay or benefits, or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Benefit Plan, or trigger the forgiveness of indebtedness owed by any Employee (or former employee of the Company or any Transferred Subsidiary) to the Company or any of the Transferred Subsidiaries;
          (vi) no amount or other entitlement under any Benefit Plan that could be received (whether in cash or property or the vesting of property) arising out of the consummation of the transactions contemplated by this Agreement (either alone or together with any other related event, including any termination of employment) by any Employee could be an “excess parachute payment” (as defined in section 280G(b)(1) of the Code) and no Person is entitled to receive any additional payment or benefit (including any tax gross-up or any other payment or benefit) from the Company or any other Person in the event that the excise tax required by section 4999(a) of the Code is imposed on such Person; and
          (vii) there is no current, pending or, to the Knowledge of the Seller, threatened Action against or involving the Company or any of the Transferred Subsidiaries for failure to comply with applicable Laws that relate to employee privacy and employee data protection, including (A) the maintenance, use, sharing or processing of any personal data relating to an identified or identifiable natural person (including transmissions of personal data to non-European Union countries), and (B) any legal notice or consent requirements as required by applicable Laws, and neither the Company nor any Transferred Subsidiary is or has been (individually or collectively in any respect) liable for any penalties or sanctions imposed by a Governmental Authority for failure to comply with any of the foregoing.
          (l) Except to the extent prohibited by applicable Law, the Seller has delivered to the Acquiror, prior to the date hereof a true, correct and complete list of: (i) each Employee and separately identifies those Employees on or under expatriate assignments or arrangements, and correctly sets forth, as applicable: (A) the Employee’s specific employing entity; (B) the Employee’s date of hire; (C) the Employee’s titles or positions; (D) the Employee’s base salary or base wages; (E) the Employee’s other compensation (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (F) the Employee’s Compensation Restrictions, if applicable; (G) each such Employee’s notice period; and (H) the Employee’s main work location (with information necessary to protect the identity of the Employee with respect to which such information is provided, redacted). The Seller shall furnish to the Acquiror not later than 30 Business Days following the date hereof, a schedule which shall set forth, with respect to each expatriate, the date on which the assignment began and is expected to end as provided by the terms of the applicable agreement, if any such date.
          (m) Except as disclosed in Section 3.13(m) of the Seller Disclosure Letter, with respect to Employees with a current or proposed base compensation rate of $150,000 (or the equivalent in any other applicable currency) or more, (i) no notice to terminate the employment Contract of such Employee is pending, outstanding or threatened, (ii) no offer of employment or other engagement has been made by the Company or any Transferred Subsidiary which has not yet been accepted or has been accepted but the employment or engagement has not yet started, and (iii) every Employee who requires permission to work in any jurisdiction in which the Company or any Transferred Subsidiary is based has current and appropriate permission to both reside and work in such jurisdiction.
          (n) All payroll, employment, unemployment, social security or other similar types of Taxes required to be paid, withheld, deposited or deducted by the Parent, any Affiliate of the Parent (either former or current), the Seller or any Affiliate of the Seller (either former or current) with respect to any current or former employee of the Company or any Transferred Subsidiary have, in all material respects, been withheld, deposited, deducted and paid to the appropriate Tax Authority within the time and manner required by applicable Law.
                    Section 3.14. Insurance Issued by Insurance Companies.
          (a) Since January 1, 2007, and except for benefits relating to claims incurred but not yet reported and reported claims being processed by the Insurance Companies as of the date hereof, all benefits due and payable under the Insurance Contracts issued by any of the Insurance Companies have been paid in accordance, in all material respects, with the terms of the Insurance Contracts under which they arose, except for such benefits for which an Insurance Company has reasonably determined, in the Ordinary Course of Business, that there is or was a reasonable basis to contest payment.
          (b) As and where required by applicable Insurance Law, all policy or other contract forms and rates used since January 1, 2007 by the Insurance Companies and all endorsements, applications and certificates pertaining thereto, have been and are in compliance in all material respects with all applicable Insurance Law, have been and are on forms that have been, in all material respects, filed and approved by the applicable Governmental Authorities or filed with, and not objected to by, such Governmental Authorities within the period provided by applicable Insurance Law for objection. To the extent required by applicable Insurance Law, all rates and rating plans established or used since January 1, 2007 by the Insurance Companies that have been or are in effect have been filed with, and/or approved by, applicable Governmental Authorities in all material respects, and the premiums charged have conformed and conform in all material respects to the premiums so filed and/or approved and are within (and were within at all relevant times) the amount permitted by any applicable Insurance Law. Since January 1, 2007, none of the Insurance Companies violated in any material respect its underwriting guidelines in effect from time to time in connection with its issuance of any Insurance Contracts in any way that would adversely affect any Insurance Company’s rights under any Reinsurance Contract.
          (c) Except as set forth on Section 3.14(c) of the Seller Disclosure Letter, there are no material accrued and unpaid or unreported liabilities or obligations with respect to claims or assessments made against any Insurance Company by any insurance guaranty associations or similar organizations in connection with such association’s or organization’s insurance guaranty fund or similar program.
                    Section 3.15. Reinsurance.
          (a) Section 3.15(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Reinsurance Contracts in effect as of the date hereof. The Seller has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of each Reinsurance Contract. Each Reinsurance Contract is in full force and effect and is a valid and binding obligation of the Insurance Company that is a party thereto and, to the Knowledge of the Seller, each other party to such Reinsurance Contract. Each Reinsurance Contract is enforceable against the Insurance Company that is a party thereto and, to the Knowledge of the Seller, each such other party, in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)). No Insurance Company that is a party to a Reinsurance Contract or, to the Knowledge of the Seller, any other party to such Reinsurance Contract is in material default or material breach of such Reinsurance Contract, and there does not exist any event, condition or omission that would constitute such a material default or material breach (with or without the giving of notice or lapse of time, or both) or that would permit the termination, cancellation or acceleration of performance of any material obligation of the Insurance Company or, to the Knowledge of the Seller, any other party to such Reinsurance Contract. None of the Company or the Transferred Subsidiaries has received any written notice of any material default under any Reinsurance Contract. Except as set forth on Section 3.15(a) of the Seller Disclosure Letter, no Reinsurance Contract contains any provision providing that any such other party thereto may terminate, cancel, modify or commute the same by reason of the transactions contemplated by the Transaction Agreements.
          (b) Since January 1, 2007, none of the Parent, the Seller, the Company, or any of the Transferred Subsidiaries has received any written notice from any other party to a Reinsurance Contract (i) that the financial condition of such other party to any Reinsurance Contract is impaired with the result that a default thereunder may reasonably be anticipated, or (ii) from any applicable reinsurer that any amount of reinsurance ceded by any of the Insurance Companies will be uncollectible or otherwise defaulted upon. Except as set forth on Section 3.15(b) of the Seller Disclosure Letter or as reflected on Schedule S of the Statutory Statements for the quarterly period ended September 30, 2009, as of September 30, 2009, each of the Insurance Companies was able to obtain full reserve credit for financial statement purposes under applicable SAP with respect to the liabilities ceded under each of the Reinsurance Contracts to the extent SAP is applicable thereto. Since September 30, 2009, there has not been any material change in the ability of the Insurance Companies to obtain, if so desired, full reserve credit for financial statement purposes under applicable SAP for such liabilities.
          (c) With respect to all Reinsurance Contracts for which any Insurance Company is taking credit on its most recent Statutory Statements or has taken credit on any Statutory Statement from and after January 1, 2007 to the extent required by applicable Law and SAP, (i) there has been no separate Contract between any of the Insurance Companies and the assuming reinsurer that would under any circumstances limit, reduce, mitigate or otherwise affect in any material respect any actual or potential loss to the parties under any such Reinsurance Contract, other than insuring contracts that are explicitly defined in any such Reinsurance Contract, (ii) for each such Reinsurance Contract entered into, renewed or amended on or after January 1, 2007, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment is available for review by the Domiciliary Regulator for each of the Insurance Companies, including the proper accounting treatment required by SSAP No. 61 or similar risk transfer requirements applicable to the Company or any of the Transferred Subsidiaries, (iii) each of the Insurance Companies complies and has complied from and after January 1, 2007 with all of the requirements set forth in SSAP No. 61 or such other risk transfer requirements and (iv) each of the Insurance Companies has and has had from and after January 1, 2007 appropriate controls in place to monitor the use of reinsurance and adhere to the provisions of SSAP No. 61 or such other risk transfer requirements.
                    Section 3.16. Client Companies and Brokers; Sales Practices.
          (a) The Seller has caused to be made available to the Acquiror, prior to the date hereof, a true, correct and complete list of each insurance company which is a Client Company and of each Client Company Contract in effect.
          (b) Section 3.16(b) of the Seller Disclosure Letter sets forth a true, correct and complete list of each Broker Contract in effect on the date hereof. To the Knowledge of the Seller, (i) each Broker that places or sells products on behalf of the Company or any Transferred Subsidiary is, and at the time such Broker placed or sold products on behalf of the Company or any Transferred Subsidiary was, duly licensed in each jurisdiction in which such Broker is or was required by applicable Law to have a license to place or sell such products on behalf of the Company or any Transferred Subsidiary, and (ii) each such Broker that places or sells products on behalf of the Company or any Transferred Subsidiary is, and at the time such Broker placed or sold products on behalf of the Company or the Transferred Subsidiary was, duly authorized and appointed by the Company or the Transferred Subsidiary, as applicable, pursuant to applicable Law and to the extent required thereby to place or sell such products, except for failures of such Brokers to be licensed or so authorized and appointed which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All Broker Contracts are in compliance in all material respects with all applicable Law. To the Knowledge of the Seller, no Broker with which the Company or any Transferred Subsidiary has a Broker Contract is the subject of, or party to, any disciplinary Action under any applicable Law except as would not adversely affect the Company and the Transferred Subsidiaries, taken as a whole, in any material respect.

          (c) Each Producer Contract is in full force and effect and is a valid and binding obligation of the Company or the Transferred Subsidiary that is a party thereto, and, to the Knowledge of the Seller, each other party to such Producer Contract and is enforceable against the Company or any Transferred Subsidiary that is a party thereto and, to the Knowledge of the Seller, each such other party, in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)). None of the Company or any Transferred Subsidiary or, to the Knowledge of the Seller, any other party to a Producer Contract is in material default or material breach of any Producer Contract, and there does not exist any event, condition or omission that would constitute such a material default or material breach (with or without the giving of notice or lapse of time, or both) or that would permit the termination, cancellation or acceleration of performance of any material obligation of the Company or any Transferred Subsidiary or, to the Knowledge of the Seller, any other party to any Producer Contract. None of the Company or the Transferred Subsidiaries has received any written notice of any material default under any Producer Contract. Except as set forth on Section 3.16(c) of the Seller Disclosure Letter, (i) there is no material dispute pending or, to the Knowledge of the Seller, threatened in writing against the Company or any Transferred Subsidiary by any Client Company or Broker, and (ii) no Producer Contracts contain any provision providing that any such other party thereto may terminate, cancel or commute the same by reason of the transactions contemplated by the Transaction Agreements. The Seller has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of all Producer Contracts.
          (d) Except as set forth on Section 3.16(d) of the Seller Disclosure Letter, no Client Company, policyholder, affiliated group of policyholders, or Persons writing, selling or producing, either directly or through reinsurance assumed by the Company or any Transferred Subsidiary, insurance business that accounted for (i) 5% or more of the gross written premium (as determined in accordance with SAP) of the Insurance Companies, taken as a whole, for the 12-month period ended December 31, 2009 or (ii) 1% or more of the unearned premium reserves of the Insurance Companies, taken as a whole, at December 31, 2009, has terminated or, to the Knowledge of the Seller, has threatened to terminate its relationship with any Insurance Company, either as a result of the transactions contemplated by this Agreement or otherwise.
          (e) Except as set forth on Section 3.16(e) of the Seller Disclosure Letter, (i) the Company and the Transferred Subsidiaries and, to the Knowledge of the Seller, the Company’s and the Transferred Subsidiaries’ Brokers, have marketed, sold and issued products of the Company and the Transferred Subsidiaries in compliance, in all material respects, with applicable Law in the respective jurisdiction in which such products have been sold, (ii) all advertising, promotional and sales materials and other marketing practices used by the Company and the Transferred Subsidiaries and, to the Knowledge of the Seller, any Brokers thereof, have complied and are in compliance in all material respects, in each case, with applicable Law and (iii) the manner in which the Company and the Transferred Subsidiaries compensate any Persons (including any account or disclosure made as required by applicable Law) involved in the sale or servicing of products sold or issued by the Company and the Transferred Subsidiaries is in compliance in all material respects with all applicable Law.
          (f) There are no material Actions pending or, to the Knowledge of the Seller, threatened in writing against the Company or any Transferred Subsidiary with respect to the writing, sale, production or marketing of products issued or sold by the Company or any Transferred Subsidiary.
          (g) Except for the Producer Contracts, and except as set forth on Section 3.16(g) of the Seller Disclosure Letter, neither the Company nor any of the Transferred Subsidiaries has in effect on the date hereof any managing general agency contracts, third party administration contracts or other similar arrangements or commitments, or amendments, supplements or modifications thereto which call for the payment equal to or in excess of $1,500,000 in any 12-month period, under which any Person has authority to perform underwriting analysis and sell or issue insurance, reinsurance or other products on behalf of the Company or any Transferred Subsidiary or otherwise bind the Company or any Transferred Subsidiary without prior approval by the Company or the Transferred Subsidiary, as applicable, or pursuant to which any underwriting, claims settlement or distribution authority is delegated.
                    Section 3.17. Investment Assets.
          (a) The Seller has provided to the Acquiror prior to the date hereof (i) a true, correct and complete list of all investment assets and cash owned beneficially or of record, including Loan Interests owned, by the Company and the Transferred Subsidiaries, excluding the Capital Stock of any of the Transferred Subsidiaries (collectively, the “Investment Assets”) as of November 30, 2009 and (ii) copies of the investment policies and guidelines of each Insurance Company in force as of the date hereof (the “Investment Guidelines”). Except as set forth on Section 3.17(a) of the Seller Disclosure Letter, to the Knowledge of the Seller, neither the Company nor any of the Transferred Subsidiaries (A) has received written notice that any of the Investment Assets owned by the Company or any of the Transferred Subsidiaries is, as of the date hereof, in default in any payment of principal, distributions, interest, dividends or any other material payment or performance obligation thereunder or (B) is aware of any breach of, or default under, any covenants of any of the Investment Assets owned by the Company or any of the Transferred Subsidiaries. Except as set forth on Section 3.17(a) of the Seller Disclosure Letter, as of the date hereof, all such Investment Assets of the Company and the Transferred Subsidiaries comply in all respects with the Investment Guidelines and in all respects with all applicable Law. Since November 30, 2009, the Company and the Transferred Subsidiaries have conducted transactions in their respective Investment Assets only as would not have resulted in a breach in any material respect of Section 6.01 had such section been in effect with respect to the period from November 30, 2009 to the date hereof. Each of the Company and the Transferred Subsidiaries has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all Liens, other than Permitted Liens.
          (b) Each secured Loan Interest owned by the Company or any Transferred Subsidiary is secured by a Lien, including a first priority mortgage, deed of trust, security deed, security agreement, as applicable, or other Lien or equivalent security instrument in the applicable jurisdiction and the Lien which secures such Loan Interest constitutes a perfected and enforceable security interest under applicable Law. There are no Material Contracts pursuant to which any Person has the right or obligation, to service or take any other action for or on behalf of the Company or any Transferred Subsidiary with respect to any of the Investment Assets, except those identified on Section 3.17(b) of the Seller Disclosure Letter. Section 3.17(b) of the Seller Disclosure Letter sets forth a true, correct and complete description of the term of, and the fees and other amounts to be paid by the Company and any Transferred Subsidiary under, and the names of the contracting parties to, each of the Material Contracts identified on Section 3.17(b) of the Seller Disclosure Letter. The Company and/or the Transferred Subsidiaries, as applicable, have possession of the original or a copy of fully executed documents which establish, evidence and secure the material Investment Assets, all material Loan Interest Documents relating to material Investment Assets and all material Real Estate Venture Documents relating to material Investment Assets.
          (c) Section 3.17(c) of the Seller Disclosure Letter sets forth a true, correct and complete list of (i) all Real Estate Ventures as to which the Company or any Transferred Subsidiary holds any ownership interest, (ii) the real estate interests and other material assets owned, directly or indirectly, by such Real Estate Ventures, and (iii) the percentage interest owned by the Company or the Transferred Subsidiary directly, or indirectly, in such Real Estate Ventures.
          (d) Except as set forth on Section 3.17(d) of the Seller Disclosure Letter, neither the Company nor any Transferred Subsidiary has any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement), in respect of any of the Investment Assets.
          (e) Except as set forth on Section 3.17(e) of the Seller Disclosure Letter, there are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets, to which the Acquiror, the Company or any Transferred Subsidiary may be subject upon the Closing.
          (f) Except for Securities Lending Management, as set forth on the SI Unaudited Reporting Package, or as set forth on Section 3.17(f) of the Seller Disclosure Letter, there is no Indebtedness of the Company or any Transferred Subsidiary outstanding with respect to the Investment Assets. Section 3.17(f) of the Seller Disclosure Letter sets forth, as to all Indebtedness of the Company or any Transferred Subsidiary related to Investment Assets referenced therein, the outstanding principal balance, interest rate, maturity, extension rights, holders of the Indebtedness, borrowers and guarantors, including, without limitation, any guarantees, indemnities or credit enhancement made or issued by the Seller.
          (g) Except as disclosed on Section 3.09 of the Seller Disclosure Letter, neither the Company nor any of the Transferred Subsidiaries has received written notice of, and the Seller has no Knowledge of, any violation of applicable Law (including Environmental Laws) in any material respect relating to the Investment Assets or any real property related thereto and/or secured thereby.

          (h) The Seller has received all necessary approvals and consents from third party lenders and third party partners in Real Estate Ventures or investment funds in connection with the transactions contemplated by this Agreement, where the failure to obtain such approval and/or consent would constitute a default under the applicable Real Estate Venture Document, Loan Interest Document or Investment Assets, or would give a third party the right to terminate the Company’s or any of the Transferred Subsidiaries’ interest in such Real Estate Venture Document, Loan Interest Document or Investment Assets.
                    Section 3.18. Insurance.
          (a) Section 3.18(a) of the Seller Disclosure Letter sets forth a true, correct and complete list and description of all material policies of insurance maintained by or on behalf of the Company or any of the Transferred Subsidiaries in effect on the date hereof with respect to the assets, properties or businesses of the Company and the Transferred Subsidiaries, showing the subject matter, the beneficiary and the amount of coverage for such party. Each such insurance policy is a valid and binding obligation of the parties thereto, enforceable against it and the other parties thereto in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)). Except as set forth on Section 3.18(a) of the Seller Disclosure Letter, each such insurance policy remains in full force and effect in accordance with its terms, including any required notification of change of ownership (with all premiums due and payable thereon having been paid in full on a timely basis). Except as set forth on Section 3.18(a) of the Seller Disclosure Letter, (i) none of the Company, any of the Transferred Subsidiaries or any of their respective Affiliates is in material default or material breach of any such policy, and there does not exist any event, condition or omission that would constitute such a material default or material breach (with or without the giving of notice or lapse of time, or both) or that would permit the termination, cancellation or acceleration of performance of any material obligation of the Company or any Transferred Subsidiary parties to such policy or, to the Knowledge of the Seller, any other party to such policy; and (ii) no party to the policy has repudiated, or given written notice to the Company, any Transferred Subsidiary or any of their respective Affiliates of an intent to repudiate, any material provision thereof. No written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect in accordance with its terms as of the date hereof or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder in any material respect has been received by the Company, any of the Transferred Subsidiaries or any of their respective Affiliates. To the Knowledge of the Seller, there are no material claims under such insurance policies as to which the insurers have denied liability.
          (b) Section 3.18(b) of the Seller Disclosure Letter sets forth a description of each material self-insured program of insurance maintained by the Seller or any Affiliate of the Seller on the date hereof for the benefit of the Company or any of the Transferred Subsidiaries or with respect to any of their respective assets, properties or businesses.

          (c) Except as set forth on Section 3.18(c) of the Seller Disclosure Letter, as of the date hereof, there are no material outstanding claims made by the Company or any Transferred Subsidiary under any policies of insurance set forth on Section 3.18(a) of the Seller Disclosure Letter. The Seller shall provide immediately prior to the Closing an updated Section 3.18(c) of the Seller Disclosure Letter as of a date that is within three Business Days of the Closing Date.
                    Section 3.19. Real Property.
          (a) Section 3.19(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of all real property and interests in real property owned in fee (or the equivalent in the applicable jurisdiction) by the Company or any of the Transferred Subsidiaries, excluding any real property or interests in real property that are Investment Assets or would have been Investment Assets if beneficially owned by any of the Insurance Companies as of May 31, 2009 (each, an “Owned Real Property”). The Company or a Transferred Subsidiary (as the case may be) has good and marketable fee simple title (or the equivalent ownership interest in the applicable jurisdiction) to all Owned Real Property, free and clear of all Liens of any nature except for Permitted Liens. Except as set forth on Section 3.19(a) of the Seller Disclosure Letter, neither the Company nor any Transferred Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and there are no unrecorded outstanding options, rights of first offer or rights of first refusal or similar rights to purchase or lease such Owned Real Property or any portion thereof or interest therein. Each Owned Real Property is in good working order and repair, except for any defects which would not materially impair the use or occupancy of such Owned Real Property in the operation of the Business.
          (b) Section 3.19(b) of the Seller Disclosure Letter sets forth a true, correct and complete list of all real property leased (or the equivalent in the applicable jurisdiction) by the Company or any Transferred Subsidiary, as lessee, individually representing a total leased area of 10,000 square feet or more (the “Real Property Leases”; the real properties specified in such leases being referred to herein as the “Leased Real Properties”). Each Real Property Lease is in full force and effect and is a valid and binding obligation of the Company or the Transferred Subsidiary that is party thereto, as applicable, and, to the Knowledge of the Seller, each other party to such Real Property Lease. Each such Real Property Lease is enforceable against the Company or the Transferred Subsidiary that is party thereto, as applicable, and, to the Knowledge of the Seller, each other party to such Real Property Lease, in accordance with its terms, and the Company or a Transferred Subsidiary (as the case may be) has a valid, binding and enforceable leasehold interest (or the equivalent interest in the applicable jurisdiction) under each of the Real Property Leases (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to the enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)). None of the Company or the Transferred Subsidiaries or, to the Knowledge of the Seller, any other party to a Real Property Lease, is in material default or material breach of a Real Property Lease and, there does not exist any fact, circumstance, event, change, violation, development, effect, condition or occurrence that would constitute such a material default or material breach (with or without the giving of notice or lapse of time, or both) or that would permit the termination, cancellation or acceleration of performance of any material obligation of the Company or any Transferred Subsidiary or, to the Knowledge of the Seller, any other party to the Real Property Lease. As of the date hereof, none of the Company or the Transferred Subsidiaries has received any written notice of any default under any Real Property Lease. No Real Property Lease contains any provision providing that any such other party thereto may terminate, cancel or commute the same or declare a material default under the same by reason of the transactions contemplated by the Transaction Agreements. At or prior to the Closing, the Seller has or will have delivered or made available to the Acquiror true, correct and complete copies of all Real Property Leases. All leasing, brokerage, finder and other similar fees and commissions that are due and payable by the Company or any Transferred Subsidiary with respect to such Real Property Leases have been paid in full. All rents and other sums due thereunder have been paid to date. All Leased Real Property is in good working order and repair in all respects material to its use or operation, except for any defects which would not materially impair the use or occupancy of such Leased Real Property. The Company or the Transferred Subsidiary, as the case may be, enjoys peaceful and undisturbed possession in all material respects of such Leased Real Property. None of the Company or any Transferred Subsidiary has subleased or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof.
                    Section 3.20. Taxes.
          (a) (i) All income, franchise and other Tax Returns that are material, and that are required to be filed by, or with respect to, the Company and each of the Transferred Subsidiaries have been timely filed with the appropriate Tax Authority (after giving effect to any actually obtained valid extensions of time within which to make such filings) in the manner prescribed by Law, (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) all material amounts required to be shown as due on such Tax Returns, or material amounts of Taxes otherwise due from, or with respect to, the Company, the Transferred Subsidiaries or the business or assets of the Company and each Transferred Subsidiary, have been fully and timely paid in the manner prescribed by Law, and (iv) with respect to any taxable period for which such Tax Returns have not yet been filed and for which Taxes are not yet due and owing, the Company and each of the Transferred Subsidiaries have made adequate and sufficient accruals for Taxes on the most recent financial statements of the Company and each Transferred Subsidiary in accordance with all generally accepted accounting principles which are applicable to the Company and each of the Transferred Subsidiaries. No Person has waived or extended in writing any period of limitations in respect of material amounts of Taxes or any material Tax Returns of the Company or any Transferred Subsidiary which waiver is currently in effect, and there are no written requests or demands to extend or waive any such period of limitation. There are no Liens for any material amounts of Taxes upon the Shares or any assets of the Company or any Transferred Subsidiary, except for statutory Liens for Taxes not yet due.
          (b) The Company and each of the Transferred Subsidiaries have complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes (including all information reporting and record keeping requirements) and the Company and each of the Transferred Subsidiaries have duly and timely paid over to the appropriate Tax Authority all material amounts of such Taxes, including all such material Taxes with respect to amounts paid or owing to any employee (including with respect to any salaries, wages and other compensation), independent contractor, creditor, stockholder, non-U.S. person, or other third party.
          (c) All deficiencies asserted in writing or assessments made in writing for material amounts of Taxes with respect to the Company or any Transferred Subsidiary have been fully paid, and none of the Company and the Transferred Subsidiaries have received written notice that any material reassessments, assessments, audits, inquiries, claims, suits, proceedings or investigations (an “Audit”) relating to Taxes or Tax Returns of the Company or any of the Transferred Subsidiaries are in progress, or pending or have been threatened in writing by a Tax Authority.
          (d) All income, franchise and other Tax Returns that are material and that are filed with respect to taxable periods of the Company and each Transferred Subsidiary through the taxable period ended March 31, 2004 have been examined and closed, or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to all actually obtained valid extensions or waivers, has expired.
          (e) None of the Company or any Transferred Subsidiary is a party to any Tax Sharing Agreement (other than Tax Sharing Agreements whose parties consist solely of the Company and/or any of the Transferred Subsidiaries) that will not terminate on or before the Closing Date, and the Company and each Transferred Subsidiary will have no obligation to make any payments on or after the Closing Date with respect to any such Tax Sharing Agreement.
          (f) Except for the SPV 338 Election PLR and the Withholding Tax Closing Agreement, there are no Tax rulings, requests for rulings, closing agreements or other similar agreements (including any gain recognition agreements under section 367 of the Code) in effect or filed with any Tax Authority relating to the Company or any Transferred Subsidiary which are reasonably expected to materially affect the Company’s or any Transferred Subsidiary’s liability for Taxes for any taxable period (or portion thereof) after the Closing Date. The Company and all Transferred Subsidiaries are in compliance with all agreements entered into with a U.S. Tax Authority and the Company and all Transferred Subsidiaries are in compliance with all material agreements entered into with a non-U.S. Tax Authority.
          (g) (i) None of the Company or any Transferred Subsidiary has made, has agreed to make, or has received any notice that claims, proposes or threatens that it is required to make any material change in its method of accounting for Tax purposes or any change in the basis of determining the items listed in section 807(c) of the Code, which change in method or basis would require an adjustment pursuant to section 481 or section 807(f) of the Code (or any similar provision of state or local Law in the United States) that would continue to have effect in taxable periods (or portions thereof) after the Closing Date, and (ii) there is no application pending with any Tax Authority requesting permission by the Company or any Transferred Subsidiary (or on behalf of the Company or any of the Transferred Subsidiaries) to make any material change in any accounting method or basis for determining the items referred to in sections 481 or 807(c) of the Code (or any similar provision of state or local Law in the United States) that would continue to have effect in taxable periods (or portions thereof) after the Closing Date.

          (h) No unsettled claim made in writing and, to the Knowledge of the Seller, no other claim that is unsettled, has ever been made by a Tax Authority in a jurisdiction where the Company or a Transferred Subsidiary does not file Tax Returns that the Company or such Transferred Subsidiary is or may be subject to Tax by that jurisdiction, and, to the Knowledge of the Seller, there is no substantial basis for any such jurisdiction to successfully assert that the Company or any Transferred Subsidiary is or may be subject to Tax in such jurisdiction.
          (i) Since January 1, 2009, none of the Company or any Transferred Subsidiary (or any Person on behalf of the Company or any Transferred Subsidiary) has (i) made, changed or rescinded any material election relating to Taxes other than (A) elections that are not expected to materially adversely affect the Company or any Transferred Subsidiary for any taxable period (or portions thereof) after the Closing Date and (B) any first year election for U.S. federal, state or local income tax purposes that are in accordance with the Company’s and the Transferred Subsidiaries’ past practices and consistent with the elections that were in place for the Company and the Transferred Subsidiaries for the taxable period ending on December 31, 2008, (ii) settled or compromised any material claim, action, suit, litigation, proceeding, arbitration, investigation, Audit or controversy relating to Taxes, (iii) except as required by applicable Law, made any material change to any of its methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes or changed the basis for determining or computing any reserves from those employed in the preparation of its most recently filed Tax Return that has been provided to the Acquiror, other than (A) elections that are not expected to materially adversely affect the Company or any Transferred Subsidiary for any taxable period (or portions thereof) after the Closing Date and (B) any first year elections for U.S. federal, state or local income tax purposes in accordance with the Company’s and the Transferred Subsidiaries’ past practices and consistent with the elections that were in place for the Company and the Transferred Subsidiaries for the taxable period ending on December 31, 2008, (iv) amended, refiled or otherwise revised any previously filed U.S. income or franchise Tax Return or material non-U.S. Tax Return, or foregone the right to any material amount of refund or rebate of a previously paid Tax, (v) entered into or terminated, with respect to the Company or any Transferred Subsidiary, (A) any agreements with a U.S. Tax Authority or (B) any material agreements with a non-U.S. Tax Authority, or (vi) prepared any income, franchise or other Tax Return that is material in a manner inconsistent with past practices.
          (j) For all taxable periods which remain open to assessment, the Parent or the Seller has delivered or made available to the Acquiror true, correct and complete copies of (i) all income, franchise and other Tax Returns that are material and that are filed by or relating to the Company and each of the Transferred Subsidiaries (and with respect to Tax Returns filed on a consolidated, combined, or unitary basis and that include the Parent, any Affiliate of the Parent, the Seller, or any Retained Affiliate, the pro forma portion of all such Tax Returns that is material to the Company or to any of the Transferred Subsidiaries and relate solely to the Company or any Transferred Subsidiary), (ii) all examination reports, notice letters and other relevant written materials sent to or received from any Tax Authority with respect to Audits relating specifically to the Company or any of the Transferred Subsidiaries (whether proposed, threatened, pending or concluded), in each case, for any taxable period (or portion thereof) that is still open for assessment, (iii) all Tax rulings, requests for Tax rulings and agreements entered into or filed with any Tax Authority by, on behalf of, and with respect to the Company or any of the Transferred Subsidiaries and (iv) copies of all legal and accounting opinions or other material memoranda that have been relied upon by the Company, the Transferred Subsidiaries, the Seller or the Parent for purposes of determining whether reserves for contingent liabilities for Taxes of, or with respect to, the Company or any of the Transferred Subsidiaries are required for financial, statutory, or insurance regulatory reporting purposes including all information regarding matters that have been examined under Financial Accounting Standards Board Interpretation No. 48 with respect to the Company and the Transferred Subsidiaries.
          (k) The Company and each of the U.S. Transferred Subsidiaries have not been included in any consolidated group for U.S. federal income tax purposes other than the Parent Group, and Section 3.20(k) of the Seller Disclosure Letter lists (i) all combined, consolidated, unitary or other Tax groups in which the Company or any Transferred Subsidiary is currently a member or is otherwise included, and (ii) with respect to taxable periods that are still open to assessment, all combined, consolidated, unitary, or other groups that formerly included the Company or any Transferred Subsidiary.
          (l) None of the Company or any Transferred Subsidiary will have as of the Closing Date any liability for a material amount of Tax of any other Person (other than with respect to being a member of the Parent Group or the Retained Affiliate Group (that is set forth on Section 3.20(k) of the Seller Disclosure Letter) under U.S. Treasury Regulations section 1.1502-6 or any similar state, local, or foreign Law) (i) as a transferee or successor, (ii) by contract, (iii) by applicable Law or (iv) to the Knowledge of the Seller, otherwise. Sub-clauses (ii) and (iv) above shall not apply to contracts entered into by the Company or a Transferred Subsidiary in the ordinary course of such Person’s business that require the payment or reimbursement of an amount that is related to Taxes other than in the form of an indemnity payment, provided, that for purposes of this sentence, no contract for the sale, disposition or exchange of any property or asset held or owned by the Company or a Transferred Subsidiary shall be treated as entered into in the ordinary course of business.
          (m) Since December 1, 2009, losses sustained by the Company or any of the Transferred Subsidiaries have not been, and as of the Closing Date will not be, limited or disallowed by application of section 1503(d) of the Code.
          (n) The SPV 338 Election PLR and the Withholding Tax Closing Agreement are each valid. The Company is in compliance with all requirements set forth in the Withholding Tax Closing Agreement and the Withholding Tax Closing Agreement is enforceable.
          (o) Section 3.20(o)of the Seller Disclosure Letter sets forth the amount of the consideration that the Seller and Parent, as of the date hereof, estimate in good faith, using reasonable calculations and assumptions, will be reported with respect to the SPV 338 Election and the proposed allocation of such consideration among the assets of the Company and the Transferred Subsidiaries (it being understood that such estimated amounts may change prior to the Closing Date, as Seller, Parent and the Company continue to prepare the relevant Tax Returns relating to such election). Since December 1, 2009, the Seller has been and will continue to be a corporation for U.S. federal income tax purposes.
          (p) None of the Company or any Transferred Subsidiary (i) will be required to include an item of taxable income or gain after the Closing Date that is attributable to a transaction (such as an installment sale or an intercompany transaction) that occurred prior to the Closing Date, or (ii) has taken a deduction or claimed a loss for Tax purposes in any taxable period (or portion thereof) ending on or before the Closing Day that relates to or results from a payment that will be made by the Company, a Transferred Subsidiary or the Acquiror after the Closing Date, except, (A) solely with respect to clause (ii), as a result of the operation of the accrual method of tax accounting to the extent the Company or a Transferred Subsidiary uses such method of accounting as its primary method of accounting for Tax purposes and, (B) with respect to clauses (i) and (ii), as a result of calculating taxable income consistent with the requirements of Subchapter L of the Code (to the extent applicable), or any other similar provision of state, local or foreign Law with respect to the taxation of insurance companies (to the extent applicable), or as a result of the deemed Tax consequences resulting from the election under section 338(h)(10) or section 338(g) of the Code. None of the Non-U.S. Transferred Subsidiaries or the branches of the Company that are subject to Tax in a non-U.S. jurisdiction, has made, has requested to make, or has received any written notice that claims, proposes or threatens that it is required to make any change to its method of accounting for Tax purposes that is material and that would continue to have effect in taxable periods (or portions thereof) after the Closing Date.
          (q) Since December 1, 2009, none of the Company or any Transferred Subsidiary, or any of the Company’s or any Transferred Subsidiary’s predecessors, has been a party to a transaction intended to qualify under section 355 of the Code that occurred in a taxable period which remains open to assessment.
          (r) Except for DelAm, no Transferred Subsidiary is subject to Tax under Subchapter L of the Code. Neither the Company nor DelAm (i) has a positive policyholder surplus account within the meaning of section 815 of the Code, or (ii) maintains a “special loss discount account” or makes “special estimated tax payments” within the meaning of section 847 of the Code.
          (s) For all taxable periods (or portions thereof) open for assessment, the Company has been, and continues to be, a life insurance company within the meaning of section 816(a) of the Code, and is subject to U.S. federal income tax under section 801 of the Code.
          (t) For all taxable periods (or portions thereof) open for assessment, each of the branches of the Company and each Non-U.S. Transferred Subsidiary has consistently and accurately computed and reported its net taxable income (including its reserves) in all material respects in accordance with all applicable non-U.S. Tax Law.
          (u) For all taxable periods (or portions thereof) open for assessment, each of the Non-U.S. Transferred Subsidiaries have correctly and accurately calculated its “Subpart F income” (as such term is defined under sections 952 through 954 of the Code) and its “earnings and profits” as such term is defined under section 964 of the Code.
          (v) To the Knowledge of the Seller, none of the Company or any of the Transferred Subsidiaries (or the Seller or the Parent, with respect to the Company or the Transferred Subsidiaries) have participated, within the meaning of U.S. Treasury Regulations section 1.6011-4(c), or have been a “material advisor” or “promoter” (as those terms are defined in sections 6111 and 6112 of the Code and the U.S. Treasury Regulations promulgated thereunder) in (i) any “reportable transaction” within the meaning of section 6011 of the Code and the U.S. Treasury Regulations promulgated thereunder, (ii) any “confidential corporate tax shelter” within the meaning of section 6111 of the Code and the U.S. Treasury Regulations promulgated thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of section 6112 of the Code and the U.S. Treasury Regulations promulgated thereunder, other than with respect to “loss transactions” within the meaning of U.S. Treasury Regulations section 1.6011-4(c) that are not or have not been “listed transactions.” Other than with respect to “loss transactions” within the meaning of U.S. Treasury Regulations section 1.6011-4(c) that are not or have not been “listed transactions,” neither the Company nor any of the Transferred Subsidiaries (nor any Sellers with respect to the Company or the Transferred Subsidiaries) have filed an IRS Form 8886.
          (w) Since December 1, 2009, none of the liabilities of the Company or any of the Transferred Subsidiaries is a debt obligation that is subject to any provisions of the Code that would limit or disallow the deduction for interest expense relating to such liability, including under the limitation or disallowance rules set forth in sections 163, 264 or 279 of the Code.
          (x) To the Knowledge of the Seller, none of the Non-U.S. Transferred Subsidiaries, is or has constituted a passive foreign investment company subject to the provisions of section 1297 of the Code and the U.S. Treasury Regulations promulgated thereunder.
          (y) None of the Non-U.S. Transferred Subsidiaries is a United States Real Property Holding Corporation (as such term is defined in section 897(c)(2) of the Code).
          (z) None of the Company or any Transferred Subsidiary (A) to the Knowledge of the Seller, owns an interest in any United States real property, within the meaning of section 897 of the Code and the U.S. Treasury Regulations promulgated thereunder, as a result of owning an interest in an entity that is characterized as a partnership, trust or estate for U.S. federal income tax purposes that is treated as owning a United States real property interest (as defined above) solely as a result of the application of section 897(c)(4)(B) of the Code, or (B) owns an interest in any United States real property interest (other than as described in clause (A)) within the meaning of section 897 of the Code and the U.S. Treasury Regulations promulgated thereunder.
          (aa) None of the Company or any Transferred Subsidiary has participated in, or cooperated with, an international boycott within the meaning of section 999 of the Code that is subject to the reporting requirements of section 999 of the Code. Since December 1, 2009, the Company has not incurred (or been allocated) an “overall foreign loss” as defined in section 904(f)(2) of the Code which has not been previously recaptured in full as provided in section 904(f) of the Code.
          (bb) None of the purchase of the Shares of the Company or the purchase of assets of the Parent (or any Affiliate of the Parent), the Seller, the Retained Affiliates, the Company, or any Transferred Subsidiary by the Acquiror that is contemplated by this Agreement (other than assets of the Company or a Transferred Subsidiary that are transferred to the Parent or the Seller prior to the Closing Date pursuant to Section 6.06 and which are purchased by the

Acquiror from the Parent or the Seller after the Closing Date for an amount equal to or less than the amount by which the Purchase Price was reduced as a result of such asset being transferred prior to the Closing Date) shall be subject to or adversely affected by the “consistency” rules of sections 338(e) or 338(f) of the Code or the U.S. Treasury Regulations promulgated thereunder.
          (cc) None of the Company or any Transferred Subsidiary (other than DelAm) have ever sold, issued, maintained, reinsured, or administered any policies, contracts or other products that were marketed as qualifying or intended by the Company or any Transferred Subsidiary to qualify under sections 72, 101, 401, 403, 408, 412, 457, 817, 817A, 7702 or 7702A of the Code.
          (dd) None of the Joint Ventures is a “United States person” as such term is defined under section 7701 of the Code and the U.S. Treasury Regulations promulgated thereunder, and all such Persons are taxed or characterized for U.S. Tax purposes as a corporation.
          (ee) Each of the Company and the Transferred Subsidiaries (other than the Joint Ventures) are taxed or characterized as a corporation for U.S. Tax purposes, and none of the Non-U.S. Transferred Subsidiaries are subject to Tax in the United States (other than withholding taxes).
          (ff) The Company and each Transferred Subsidiary has in its possession records that document payment for all material amounts of Taxes paid to a non-U.S. Tax Authority that have not been claimed as a deduction or credit for U.S. federal income tax purposes prior to the date hereof and for which a credit or deduction may be available after the date hereof to the Company or a Transferred Subsidiary for U.S. federal income tax purposes.
          (gg) To the Knowledge of the Seller, no person has acquired by reason of an employment of that person or any other person an interest in any securities in the Company or any Transferred Subsidiary: (i) which are restricted within the meaning of Chapter 2 Part 7 of ITEPA; (ii) which are convertible within the meaning of Chapter 3 Part 7 of ITEPA; (iii) the market value of which has been reduced by things done otherwise than for genuine commercial purposes within the meaning of Chapter 3A Part 7 of ITEPA; (iv) the market value of which has been increased by things done otherwise than for genuine commercial purposes within the meaning of Chapter 3B Part 7 of ITEPA; (v) to which Chapter 3C Part 7 of ITEPA (Securities Acquired For Less Than Market Value) could apply; and (vi) to which Chapter 4 Part 7 of ITEPA (Post-Acquisition Benefits From Securities) could apply.
          (hh) No member of the UK Group is, or will be, obliged to make or be entitled to receive any payment for Group Relief in respect of any period ending on or before the Closing Date, or repayment of such a payment.
          (ii) To the Knowledge of the Seller, no member of the UK Group has been party to a surrender of a tax refund under section 102 of the United Kingdom Finance Act 1989.
          (jj) The members of the UK Group together comprise a group for the purposes of Chapter IV of Part X of the Taxes Act 1988 and, to the Knowledge of the Seller, there are no circumstances or arrangements (other than pursuant to this Agreement) as a result of which any such member will cease to form part of such group.
          (kk) To the Knowledge of the Seller, no member of the UK Group has ever been party to any arrangements pursuant to section 36 of the United Kingdom Finance Act 1998 (group payment arrangements).
          (ll) So far as the Seller is aware, neither the Company nor any Transferred Subsidiary has become subject to an obligation to provide prescribed information to HM Revenue & Customs in respect of any scheme or arrangement which would constitute (i) a “notifiable arrangement” or a “notifiable proposal” for the purposes of Part 7 of the United Kingdom Finance Act 2004, (ii) a “notifiable contribution arrangement” or a “notifiable contribution proposal” for the purposes of the United Kingdom National Insurance Contributions (Application of Part 7 of the Finance Act 2004) Regulations 2007 or (iii) a “designated scheme” or a “notifiable scheme” for the purposes of Schedule 11A of the VATA and the United Kingdom VAT (Disclosure of Avoidance Schemes) (Designations) Order 2004 (SI 2004/1933).
          (mm) The members of the UK Group are registered as members of a group (the “VAT Target Group”) for the purposes of United Kingdom value added tax under registration number 629471517 and full particulars of the representative member of the VAT Target Group are contained in Section 3.20(mm) of the Seller Disclosure Letter. The VAT Target Group does not have and has never included any companies other than the members of the UK Group and there are no outstanding applications by any companies to join the VAT Target Group.
          (nn) Section 3.20(nn) of the Seller Disclosure Letter sets out the current partial exemption method used by the VAT Target Group for calculating the amount of input Tax which is recoverable by the VAT Target Group as at the Closing.
          (oo) All documents which (i) are necessary to establish or register the right, title or interest of the Company or any Transferred Subsidiary to or in any asset whose value is in excess of $5,000,000 and (ii) are in the possession or under the control of the Company or any Transferred Subsidiary and (iii) are subject to United Kingdom stamp duty have been duly stamped.
          (pp) Neither the Company nor any Transferred Subsidiary is the purchaser in relation to a transaction in respect of land whose value is in excess of $5,000,000 to which section 51 or section 80 of the United Kingdom Finance Act 2003 applies or in respect of which an application to defer payment of United Kingdom stamp duty land tax under section 90 of such Act has been made.
The Parties agree that for all purposes of this Agreement, (i) the representations and warranties made in this Section 3.20 and Section 3.13 are the only representations and warranties under Article III and Article IV made by the Parent or the Seller with respect to matters relating to Taxes (including Tax Returns, Tax Sharing Agreements, Tax claims, Actions for Taxes and Tax Controversies), (ii) the representations and warranties set forth in this Section 3.20 will be considered to be made by the Parent as well as the Seller and any reference to the Knowledge of the Seller will include the Knowledge of the Parent, (iii) for purposes of this Section 3.20, an item shall be considered “material” if the aggregate Tax liability associated with all items or matters addressed by the relevant representation are equal to or greater than $1,500,000, and (iv) any disclosure provided in Section 3.20 of the Seller Disclosure Letter after the date hereof shall not be taken into account for purposes of determining any indemnification obligation of the Seller under this Agreement (including the amount or validity of such obligation) or whether the conditions to Closing set forth in this Agreement have been satisfied.
                    Section 3.21. Reserves.
          (a) The Insurance Reserves set forth in the Statutory Statements (i) were based on actuarial assumptions and methodologies which were in accordance with or more conservative than those called for in the provisions of the relevant Insurance Contracts, (ii) were computed in accordance with commonly accepted actuarial standards consistently applied throughout the specified period and the immediately prior period, (iii) are fairly stated in accordance with sound actuarial principles and SAP and (iv) otherwise complied in all respects with applicable Insurance Law (including any regulations promulgated by any Domiciliary Regulator) and the internal policies, practices and principles of the Insurance Companies related to reserves; provided, however, that this Section 3.21(a) shall not be construed as a representation or warranty (expressed or implied) with respect to the adequacy or sufficiency of the Insurance Reserves.
          (b) The Seller has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of all material actuarial reports, actuarial certificates, loss and loss adjustment expense reserve reports, and deferred acquisition cost and loss recognition analyses prepared by the Seller and/or any of its Affiliates or by any third party actuarial consultant on behalf of or made available to the Seller and/or any of its Affiliates relating to the adequacy of the reserves of any of the Insurance Companies for any period ended on or after January 1, 2008, and all attachments, addenda and supplements thereto (the “Actuarial Analyses”). The information and data furnished by the Insurance Companies to their actuaries in connection with the preparation of the Actuarial Analyses was, taken as a whole, accurate and complete in all material respects. Each such Actuarial Analysis was based upon the policies in force for, and the books and records of, the Insurance Companies, as the case may be, at the relevant time of preparation (which preparation was accurate in all material respects), and in conformity in all material respects with applicable Insurance Law.
          (c) Set forth on Section 3.21(c) of the Seller Disclosure Letter is a list of all material correspondence between any of the Insurance Companies and any insurance regulatory authority since December 31, 2007 regarding the amount of reserves reflected on any statutory financial statements of any Insurance Company or the actuarial assumptions or methodologies employed in the calculation of reserves, and the Seller has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of all such correspondence.
                    Section 3.22. Risk-Based Capital. Except as set forth on Section 3.22 of the Seller Disclosure Letter, the Seller has made available to the Acquiror, prior to the date hereof, true and complete copies of all material analyses and reports and other data prepared by the ten largest Insurance Companies (treating, for such purpose, each branch of an Insurance Company as a separate Insurance Company) by revenue during the 12 month time period prior to the date hereof and submitted by each such Insurance Company to any Domiciliary Regulator of such Insurance Company since December 31, 2007, relating to its risk-based capital, solvency margin or similar calculations.
                    Section 3.23. Investment Company Act. Neither the Company nor any Transferred Subsidiary is an “investment company”, as such term is defined in the United States Investment Company Act of 1940.
                    Section 3.24. Regulatory Filings. To the extent permitted by applicable Law and any confidentiality obligations pursuant to any Contract with any Governmental Authority, the Seller has made available for inspection by the Acquiror (a) true, correct and complete copies of any reports of examination (including financial, market conduct and similar examinations) of the Company or any Transferred Subsidiary issued by any regulatory authority since January 1, 2007 and (b) all material filings or submissions made by the Company or any Transferred Subsidiary with any regulatory authority since January 1, 2007. Section 3.24 of the Seller Disclosure Letter sets forth a true, correct and complete list of any such material reports, filings and submissions that have not been made available to the Acquiror, prior to the date hereof, for inspection. The Company and the Transferred Subsidiaries have complied in all material respects with the requirements of applicable Law in regard to the filing of reports, statements, applications, documents, registrations, submissions and other filings (including any sales material) with any regulatory authority and the Company and the Transferred Subsidiaries are acting in compliance in all material respects with all such reports, statements, applications, documents, registrations, submissions and other filings and all required regulatory approvals in respect thereof are in full force and effect. Except as set forth on Section 3.24 of the Seller Disclosure Letter, all such reports, statements, applications, documents, registrations, submissions and other filings were in compliance in all material respects with applicable Law when filed or as amended or supplemented and there were no material omissions therefrom and no material deficiencies have been asserted in writing by any regulatory authority with respect to such reports, statements, applications, documents, registrations, submissions or other filings. With the exception of those items indicated as ongoing or pending on Section 3.24 of the Seller Disclosure Letter, all deficiencies or violations noted in the examination reports described above or asserted in writing by any regulatory authority as described in the preceding sentence of this Section 3.24 have been resolved to the reasonable satisfaction of the regulatory authority that noted such deficiencies or violations. Other than branches or other divisions of the Insurance Companies treated as such, none of the Insurance Companies is “commercially domiciled” under the Law of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of organization.
                    Section 3.25. Affiliate Transactions.
          (a) Section 3.25(a) of the Seller Disclosure Letter contains a true, correct and complete list of all Intercompany Agreements. The Seller has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of all Related Party Agreements. Except as provided in the Related Party Agreements or otherwise set forth on Section 3.25(a) of the Seller Disclosure Letter, neither the Parent, the Seller nor any Affiliate of the Parent or the Seller (other than the Company or any Transferred Subsidiary) nor any such officer, director or employee of the Parent, the Seller or any Affiliate of the Parent or the Seller

(including the Company and any Transferred Subsidiary), or, to the Knowledge of the Seller, any immediate family member or controlled entity of any such Person (A) has or has had, directly or indirectly, in whole or in part, any interest in any material asset or property that the Company or any Transferred Subsidiary uses in the conduct of the Business, (B) has or has had, any financial interest in any material transaction with the Company or any Transferred Subsidiary or involving any material asset or property of the Company or any Transferred Subsidiary or (C) has any claim against, or owes any amounts to, the Company or any Transferred Subsidiary, except in the case of clauses (B) and (C), claims by officers, directors or employees of the Company and the Transferred Subsidiaries in the Ordinary Course of Business for accrued and unpaid compensation, accrued vacation pay, accrued benefits under Company Benefit Plans and similar matters.
          (b) Section 3.25(b) of the Seller Disclosure Letter contains a true, correct and complete list of all intercompany balances as of November 30, 2009 between the Parent, the Seller and any Affiliate of the Parent or the Seller (other than the Company and the Transferred Subsidiaries), on the one hand, and the Company and the Transferred Subsidiaries, on the other hand.
                    Section 3.26. Securities Matters. The Acquiror Securities are being acquired by the Seller for its own account and without a view to the public distribution or sale of any of the Acquiror Securities or any interest in it in violation of the Securities Act or applicable state and foreign securities Law. The Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquiror Securities, and the Seller is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Acquiror Securities. The Seller understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Acquiror Securities other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities Law.
                    Section 3.27. Sufficiency of Assets. The assets and properties of the Company and the Transferred Subsidiaries constitute all of the assets and properties necessary to operate the Business as heretofore conducted by the Company and the Transferred Subsidiaries, other than assets and properties being, to be or available to be provided pursuant to the Transition Services Agreement and any other applicable Transaction Agreements. As of the Closing, there will be no assets or properties that are used in or necessary for the conduct of the Business as currently conducted that are owned, leased or otherwise held by the Seller or any of its Affiliates (other than the Company and the Transferred Subsidiaries), other than assets and properties being provided pursuant (a) to the Transition Services Agreement, (b) services set forth on Schedule 2.03(b) of the Transition Services Agreement or as would be provided pursuant to the Transition Services Agreement if such services set forth on Schedule 2.03(b) of the Transition Services Agreement were contemplated to be provided thereby, and (c) any other applicable Transaction Agreements. Upon consummation of the transactions contemplated by the Transaction Agreements and assuming performance thereof by the Acquiror and its Affiliates that are parties thereto, the Acquiror and the Transferred Subsidiaries will own, possess, have a valid license to, have a valid leasehold interest in or otherwise have the right to use all rights, properties and assets necessary to conduct the Business in all material respects as currently conducted.
                    Section 3.28. Title to Tangible Property. Except for assets disposed of in the Ordinary Course of Business, as permitted by Section 6.01 or as contemplated by any Transaction Agreement, since November 30, 2009, each of the Company and the Transferred Subsidiaries has, and immediately following the Closing Date, will continue to have, good and marketable title to, or a valid leasehold interest in, all of the material assets and properties used by it (whether real, personal or mixed, or whether tangible or intangible) that are reflected in the SI Unaudited Reporting Package as owned or leased by it or acquired or leased by it after November 30, 2009 or located on its premises, free and clear of all Liens, except for Permitted Liens (other than FRBNY Liens).
                    Section 3.29. Creditors. The Seller is not transferring the Company and the Transferred Subsidiaries to the Acquiror with any intent to hinder, delay or defraud any of its creditors.
                    Section 3.30. Environmental Matters. Except as set forth on Section 3.30 of the Seller Disclosure Letter:
          (a) there have been no past or present conditions or circumstances at, arising out of, or related to, any Owned Real Property or any other current or former properties (including Investment Assets comprising real property) used in connection with the Business of the Company or any Transferred Subsidiary since January 1, 2007, including on-site or off-site use, generation, storage, treatment, Release or threatened Release of any Hazardous Material which are, individually or in the aggregate, reasonably likely to give rise to (i) material liabilities or obligations for any investigation, cleanup, remediation, disposal or any other methods of corrective action or any monitoring requirements under Environmental Law or (ii) material claims arising for personal injury, property damage, or damage to natural resources except in each case as would not reasonably be expected to result in Losses in excess of $1,500,000;
          (b) there are no Persons whose liability for any environmental matters or under any applicable Environmental Law, the Company or any Transferred Subsidiary has retained or assumed contractually or by operation of Law;
          (c) since January 1, 2007 neither the Company nor any Transferred Subsidiary has handled or directed the management of or participated in any decision with respect to or exercised any influence or control over the use, generation, storage, treatment or disposal of any Hazardous Materials at or related to any of their businesses, assets or properties (including Investment Assets comprising real property) other than customary quantities of Hazardous Materials associated with the construction, operation, maintenance and repair of typical financial service and commercial office operations; and
          (d) to the Knowledge of Seller, the Seller has made available to the Acquiror, prior to the date hereof, true, correct and complete copies of all material environmental inspections, studies, surveys, audits, assessments and reports (“Environmental Reports”)

conducted or prepared by, on behalf of or related to the Company or any Transferred Subsidiary, or any real property related Investment Asset that are in their possession or control.
          Section 3.31. Foreign Corrupt Practices, Economic Sanctions, Anti-Money Laundering and Enforcement Proceedings.
          (a) None of the Company, the Transferred Subsidiaries or, to the Knowledge of the Seller, the Company’s or any of the Transferred Subsidiaries’ Affiliates, directors, officers, agents, employees or other Persons acting on behalf of the Company or the Transferred Subsidiaries has, directly or indirectly, paid, offered or promised to pay, or authorized payment of, or will, directly or indirectly, pay, offer or promise to pay, or authorize payment of, any monies or any other thing of value to any government official or employee (including employees of government-owned or controlled entities) or any political party or candidate for political office (collectively, a “Proscribed Recipient”) for the purpose of, (i) influencing any act or decision of such Proscribed Recipient, (ii) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority or (iii) assisting in obtaining or retaining business for or with, or directing business to, any Person. The Company has at all times been since January 1, 2005 in compliance with the Foreign Corrupt Practices Act (the “FCPA”), including maintaining adequate internal controls as required by the FCPA and complying with the record-keeping provisions of the FCPA. The Company and the Transferred Subsidiaries maintain and will continue to maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with the foregoing.
          (b) Since January 1, 2007, the Company and the Transferred Subsidiaries are and have been in compliance with all applicable international trade and investment sanctions and restrictions under any applicable Law administrated by the Office of Foreign Assets Control. None of the Company and the Transferred Subsidiaries or, to the Knowledge of the Seller, any of the Company’s or the Transferred Subsidiaries’ Affiliates, directors, officers, agents, employees or other Persons acting on behalf of the Company or any of the Transferred Subsidiaries is, is owned or controlled by, or is acting on behalf of, a Sanctioned Party.
          (c) Since January 1, 2007, the Company and the Transferred Subsidiaries are and have been in compliance with all applicable Law relating to money laundering, currency transfers or other regulations concerning the transfer of monetary instruments (“AML Measures”). The Company and the Transferred Subsidiaries maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with AML Measures.
          (d) With respect to the Company and the Transferred Subsidiaries, there is no pending or, to the Knowledge of the Seller, threatened, and there has not been in the past any audit, review, enforcement Action, Governmental Order or disclosure by the Company or any of the Transferred Subsidiaries to a Governmental Authority regarding legal noncompliance with respect to corrupt practices, money laundering, unlawful trade or commerce, or unlawful technology transfer.

                    Section 3.32. Troubled Asset Relief Program.
          (a) None of the Acquiror and its Affiliates, the entities in which any of them has an interest, or their respective assets, liabilities, rights, licenses, activities, practices, procedures, employees, officers, directors, agents and other representatives will be subject, after the acquisition of the Company and the Transferred Subsidiaries, to any statute, regulation, ruling, determination (whether by a court or any agency or department of the Federal government or otherwise), declaration, finding, holding, agreement, instrument, security, or other arrangement or understanding that is applicable because the Company and the Transferred Subsidiaries and their Affiliates have received and continue to receive financial assistance and other benefits under or pursuant to the program for Systemically Significant Failing Institutions established and operated by the U.S. Treasury, the Emergency Economic Stabilization Act of 2008, as amended and supplemented by the American Recovery and Reinvestment Act of 2009, including any (i) limitations on (A) the amount, nature and manner of the compensation provided to officers, directors and employees, (B) distributions payable with respect to any indebtedness, equity interests or securities or investments, or (C) the nature, manner, extent or degree to which any activity may be engaged in or (ii) capital or operational requirements or constraints (collectively, the “Restrictions”).
          (b) None of the Company and the Transferred Subsidiaries, the entities in which any of them has an interest, or their respective assets, liabilities, rights, licenses, activities, practices, procedures, employees, officers, directors, agents and other representatives will continue to be subject, after being acquired by the Acquiror, to any Restrictions.
          (c) The ownership by the Seller or any of its Affiliates of the Acquiror Securities will not result in the Acquiror or any of its Affiliates, the entities in which any of them has an interest, or any of their respective assets, liabilities, rights, licenses, activities, practices, procedures, employees, officers, directors, agents and other representatives becoming subject to any of the Restrictions.
          (d) None of the Company, any of the Transferred Subsidiaries or any of their respective officers, directors or employees is or will be obligated to reimburse either the Seller or any Affiliate of the Seller for any compensation or bonuses paid, received or vested prior to the consummation of the transactions contemplated by this Agreement.
          (e) Notwithstanding Sections 3.32(a) through (d) of this Agreement, any compensation awarded to, accrued by, earned by or paid to (or deemed awarded to, earned by, accrued by or paid to) an Employee during, or in respect of, the period the Employee worked for the Parent or any of its affiliates prior to and including the Closing Date will be, or continue to be, subject to the Compensation Restrictions to the extent such Employee was subject to such Compensation Restrictions prior to the Closing Date.
          (f) Section 3.32(f) of the Seller Disclosure Letter lists all Contracts between the U.S. Treasury, the Board of Governors of the Federal Reserve Board or the FRBNY, on the one hand, and the Parent, the Seller or any of their respective Affiliates, on the other hand, that impose any Laws, obligations or liabilities on or otherwise affect the Company, any of the Transferred Subsidiaries or the consummation of the transactions contemplated by this

Agreement. Following the Closing, neither the Company, any of the Transferred Subsidiaries nor any Person who Controls the Company, shall be subject to, or otherwise be required to satisfy or fulfill any such Contracts.
                    Section 3.33. Certain Securities Matters. To the Knowledge of the Seller, each Broker that places or sells products of the Company or any Transferred Subsidiary (a) is registered as a broker-dealer with the SEC, state regulators and/or any foreign Governmental Authority regulating broker-dealers in the jurisdiction in which such Broker operates, as applicable, in each jurisdiction in which such registration is required, and (b) is a member in good standing of The Financial Industry Regulatory Authority (“FINRA”) or any self-regulatory organizations in which its membership is required in order to conduct its business as now conducted. To the Knowledge of the Seller, since January 1, 2007, each such Broker has timely filed all registrations, declarations, reports, notices, forms or other filings required to be filed with the SEC, FINRA or any other Governmental Authority, and all such filings were in compliance in all material respects with applicable Law and all fees and assessments due and payable in connection therewith have been paid. To the Knowledge of the Seller, no Action is pending or has been threatened against any such Broker that could lead to the revocation, amendment, failure to renew, material limitation, suspension or material restriction of any such license or registration.
                    Section 3.34. Risk Management Instruments. The Seller has provided to the Acquiror a written statement of the derivatives policies for the Company and each of the Transferred Subsidiaries, as applicable, in effect as of the date hereof. Since November 30, 2007, all derivative instruments, including interest rate swaps, caps, floors and option agreements and other risk management arrangements, entered into for the account of one or more of the Company and the Transferred Subsidiaries, were entered into in conformity in all material respects with such applicable policies. The Seller has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of each such policy and instrument.
                    Section 3.35. Brokers. Except for Blackstone Advisory Partners L.P., Citigroup Global Markets Inc., Goldman, Sachs & Co. and Morgan Stanley & Co., Incorporated, whose fees and commissions are obligations solely of the Seller or the Parent and will be duly paid by the Seller or the Parent, no Broker, finder or investment banker is entitled to any brokerage, financial advisory, finder’s or other fee or commission in connection with this Agreement or with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or its Affiliates.
                    Section 3.36. Books and Records. The Company’s and each of the Transferred Subsidiaries’ books, accounts, data, files, information and records are true, correct and complete in all material respects, and are, and have been since January 1, 2007, maintained in any such Person’s usual, regular and ordinary manner, in accordance with SAP and any applicable Law in each case to the extent applicable thereto. All material transactions to which each of such Persons is or has been a party, since January 1, 2007, are properly reflected therein. The respective minute books (or any equivalent thereof) of the Company and each of the Transferred Subsidiaries (to the extent required to be maintained by applicable Law) contain, in all material respects, accurate and complete records of all meetings of, and corporate or other organizational action taken by (including action taken by written consent or otherwise without a meeting) the stockholder, the board of directors, the member, the partner or other equivalent management Person or body, and any committee thereof, as the case may be, since January 1, 2007.
                    Section 3.37. Fairness Opinion. The Parent’s board of directors has received the written opinions of Blackstone Advisory Partners L.P., Citigroup Global Markets Inc., and Goldman, Sachs & Co., each of whose fees shall be paid by the Parent, each dated as of the date hereof and to the effect that, as of the date hereof, subject to and based on such qualifications and assumptions as set forth therein, the Purchase Price to be received by the Seller for the sale of the Shares and the DelAm Shares pursuant to this Agreement is fair to the Seller from a financial point of view.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT
          Except as set forth in any reports, filings or statements filed by the Parent or any of its Subsidiaries with the SEC (excluding, in each case, any disclosures set forth in the risk factor section or any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or the corresponding sections or subsections of the Seller Disclosure Letter (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Seller Disclosure Letter to the extent it is readily apparent from such disclosure that such disclosure is applicable to such other section or subsection), the Parent hereby represents and warrants to the Acquiror as of the date hereof and as of the Closing Date (or such other date specified herein) as follows:
                    Section 4.01. Incorporation and Authority of the Parent. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Parent has full power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is a party. The execution and delivery by the Parent of each of the Transaction Agreements to which it is a party, the performance by the Parent of its obligations under each of the Transaction Agreements to which it is a party and the consummation by the Parent of the transactions contemplated by each of the Transaction Agreements to which it is a party have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate action on the part of the Parent. Each of the Transaction Agreements to which the Parent is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by the Parent. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Parent is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Parent, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
                    Section 4.02. Capital Structure of the Seller. Section 4.02 of the Seller Disclosure Letter sets forth the Parent’s direct or indirect ownership of the Capital Stock of the Seller expressed as a percentage, the name of each other holder of Capital Stock in the Seller and the direct or indirect ownership of the Seller by such holders expressed as a percentage. There are no Rights relating to any Capital Stock set forth on Section 4.02 of the Seller Disclosure Letter.
                    Section 4.03. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, the execution and delivery by the Parent of, the performance by the Parent of its obligations under, and the consummation of the transactions contemplated by each of the Transaction Agreements to which it is a party do not and will not, directly or indirectly (with or without the giving of notice or lapse of time, or both) (a) violate or conflict with, or result in a breach of, the organizational documents of the Parent, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to the Parent or by which it or any of its properties, assets or businesses is bound or subject or (c) violate or conflict with, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, require any consent under, or give to any Person any rights of termination, acceleration or cancellation of, or result in a loss of rights under, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Seller, the Company or any of the Transferred Subsidiaries pursuant to, any Contract to which the Parent is a party or by which it or any of its properties, assets or businesses is bound or subject except, in the case of clause (c) of this Section 4.03, for any such conflicts, violations, breaches, defaults, consents, terminations, accelerations, cancellations, losses of rights or creations that, individually or in the aggregate, would not (i) have a Company Material Adverse Effect or (ii) materially impede or materially delay, or would not reasonably be expected to materially impede or materially delay the ability of the Parent to perform its obligations under, or to consummate the transactions contemplated by, any of the Transaction Agreements to which it is a party.
                    Section 4.04. Consents and Approvals. Except as may result from the identity or regulatory status of the Acquiror or its Affiliates, and except in connection, or in compliance, with (a) the notification and waiting period requirements of the HSR Act and (b) the Governmental Approvals required by applicable Law that are set forth in Section 4.04 of the Seller Disclosure Letter, the execution and delivery by the Parent of each of the Transaction Agreements to which it is a party do not, and the performance by the Parent of its obligations under, and the consummation by the Parent of the transactions contemplated by each of the Transaction Agreements to which it is a party will not, require any Governmental Approval to be obtained or made by the Parent.
                    Section 4.05. Absence of Litigation. Except as set forth on Section 4.05 of the Seller Disclosure Letter, there are no Actions pending or, to the Knowledge of the Parent, threatened in writing against, relating to or affecting the Parent or any of its assets, properties or businesses which would (a) reasonably be expected to adversely affect the Company and the Transferred Subsidiaries, taken as a whole, or their assets, properties or business, taken as a whole, in any material respect or (b) materially impede or materially delay, or would reasonably be expected to materially impede or materially delay the ability of the Parent to perform its obligations under, or to consummate the transactions contemplated by, any of the Transaction Agreements to which it is a party.
                    Section 4.06. Compliance with Laws. Except as set forth on Section 4.06 of the Seller Disclosure Letter, the Parent is not, and has not been, since January 1, 2007, in violation of (a) its certificate of incorporation and by-laws, (b) any Laws or Governmental Orders applicable to it or its assets, properties or businesses, or (c) its material Permits, except, in the case of clauses (b) and (c), for violations that, individually or in the aggregate, would not (i) reasonably be expected to adversely affect the Company and the Transferred Subsidiaries, taken as a whole, or their assets, properties or businesses, taken as a whole, in any material respect or (ii) materially impede or materially delay, or would not reasonably be expected to materially impede or materially delay the ability of the Parent to perform its obligations under, or to consummate the transactions contemplated by, any of the Transaction Agreements to which it is a party. Since January 1, 2007, none of the Parent nor any of its Affiliates has received any written notice from any Governmental Authority that alleges any material noncompliance (or that the Parent is under any investigation by such Governmental Authority for any such alleged material noncompliance) with any Governmental Order, material Permit or material Law applicable to the Parent or any of its properties, assets or businesses; except for any such noncompliance which, individually or in the aggregate, would not (A) reasonably be expected to adversely affect the Company and the Transferred Subsidiaries, taken as a whole, or their assets, properties or businesses, taken as a whole, in any material respect or (B) materially impede or materially delay, or would not reasonably be expected to materially impede or materially delay the ability of the Parent to perform its obligations under, or to consummate the transactions contemplated by, any of the Transaction Agreements to which it is a party. The Parent is not a party to, and neither of the Parent nor its assets, properties or businesses is bound by, any Governmental Order that, individually or in the aggregate, would (1) reasonably be expected to adversely affect the Company and the Transferred Subsidiaries, taken as a whole, or their assets, properties or businesses, taken as a whole, in any material respect or (2) materially impede or materially delay, or would reasonably be expected to materially impede or materially delay the ability of the Parent to perform its obligations under, or to consummate the transactions contemplated by, any of the Transaction Agreements to which it is a party.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR
          Except as set forth in any reports, filings, or statements filed by the Acquiror or any of its Subsidiaries with the SEC (excluding, in each case, any disclosures set forth in the risk factor section or any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or the corresponding sections or subsections of the disclosure letter delivered to the Seller by the Acquiror concurrently with entering into this Agreement (the “Acquiror Disclosure Letter”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Acquiror Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Acquiror Disclosure Letter to the extent it is readily apparent from such disclosure that such disclosure is applicable to such other section or subsection), the Acquiror hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date (or such other date specified herein) as follows:
                    Section 5.01. Incorporation, Qualification and Authority of the Acquiror. The Acquiror is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to own or lease and operate its assets and to conduct its business as currently conducted. Each applicable Affiliate of the Acquiror which is a party to any Transaction Agreement is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full power and authority to own or lease and operate its assets and properties and to conduct its business as currently conducted. The Acquiror or the applicable Affiliate of the Acquiror (as applicable) has full power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is a party. The Acquiror or the applicable Affiliate of the Acquiror (as applicable) is duly qualified as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect. The execution and delivery by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of each of the Transaction Agreements to which it is a party, the performance by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of its obligations under each of the Transaction Agreements to which it is a party and the consummation by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is a party have been or will be prior to the Closing (as applicable) duly authorized by all requisite limited liability company, corporate or other similar organizational action on the part of the Acquiror or the applicable Affiliate of the Acquiror (as applicable). Each of the Transaction Agreements to which the Acquiror or the applicable Affiliate of the Acquiror (as applicable) is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by the Acquiror or the applicable Affiliate of the Acquiror (as applicable). Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Acquiror or the applicable Affiliate of the Acquiror (as applicable) is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Acquiror or the applicable Affiliate of the Acquiror (as applicable), enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

                    Section 5.02. Incorporation, Qualification and Authority of Subsidiaries of the Acquiror.
          (a) Each of the Material Subsidiaries of the Acquiror is a corporation or other organization duly incorporated or organized, validly existing and in good standing (or the equivalent, if any, in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation or organization and has full power and authority to own or lease and operate its assets and properties and to conduct its business as currently conducted. Each of the Material Subsidiaries of the Acquiror is duly qualified as a foreign corporation or other organization to do business, and is in good standing (or the equivalent, if any, in the applicable jurisdiction), in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing (or the equivalent, if any, in the applicable jurisdiction) necessary, except where the failure to be so qualified or in good standing (or the equivalent, if any), individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, (i) none of the Material Subsidiaries of the Acquiror is the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding and (ii) none of the Material Subsidiaries of the Acquiror is operating under any formal or informal agreement or understanding with a Governmental Authority that restricts its authority to do business or requires it to take, or refrain from taking, any action, other than generally applicable Law or regulatory interpretations thereof.
                    Section 5.03. Capital Structure of the Acquiror and its Material Subsidiaries; Ownership and Transfer of the Non-Cash Consideration.
          (a) The Acquiror has an authorized capitalization as set forth in the Acquiror SEC Documents. All of the outstanding shares (or other applicable units) of each class or series of Capital Stock of each of the Material Subsidiaries of the Acquiror have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights enforceable under applicable Law. As of the Closing Date, the Common Stock Consideration, the Acquiror Interim Preferred Stock to be issued and delivered pursuant to this Agreement and the Acquiror Equity Unit Preferred Stock will have been duly authorized and validly issued, will be fully paid and nonassessable and will not have been issued in violation of any preemptive or subscription rights enforceable under applicable Law. As of the Closing Date, the Equity Units Documents, the Equity Units (including the Stock Purchase Contracts forming a Component Security of the Equity Units) and the Debt Securities will have been duly authorized by all necessary corporate action on the part of the Acquiror; as of the Closing Date, the Equity Units, the Stock Purchase Contract Agreement, the Pledge Agreement and the Stock Purchase Contracts forming a Component Security of the Equity Units will be valid and binding obligations of the Acquiror, enforceable against it in accordance with their terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law); and as of the relevant Exchange Date (as defined in the relevant Equity Unit Preferred Stock Certificate of Designations), the relevant Debt Securities will be valid and binding obligations of the Acquiror, enforceable against it in accordance with their terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally. Except as set forth on Section 5.03(a) of the Acquiror Disclosure Letter or as contemplated by the Transaction Agreements, there are no Rights obligating or which may obligate the Acquiroror any of the Material Subsidiaries to issue, sell, purchase, return or redeem, or otherwise dispose of, transfer or acquire, any shares (or other applicable units) of its Capital Stock or securities (including bonds, debentures, notes or other Indebtedness having general voting rights or securities convertible into such bonds, debentures, notes or other Indebtedness) convertible into or exchangeable for any shares (or other applicable units) of its Capital Stock (including the Equity Units), in each case, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency. Except for any stockholder approvals required pursuant to the NYSE’s shareholder approval requirements with respect to the issuance of the Acquiror Stock upon conversion of the Acquiror Interim Preferred Stock, as of the Closing Date, the issuance of the shares of the Acquiror Stock underlying the Stock Purchase Contracts or to be issuable or deliverable upon conversion of the Acquiror Interim Preferred Stock will have been duly authorized by all necessary corporate action on the part of the Acquiror and upon the issuance of the Acquiror Stock underlying the Stock Purchase Contracts or, upon conversion of the Acquiror Interim Preferred Stock, such shares of Acquiror Stock will (A) be duly authorized by all necessary corporate action on the part of the Acquiror, (B) be validly issued, fully paid and nonassessable, (C) not have been issued in violation of any preemptive or other similar right, and (D) if such shares are treasury shares, be free of any adverse claim. There are no shares (or other applicable units) of any Capital Stock of the Acquiror reserved for issuance other than the shares of Acquiror Stock reserved for issuance (1) pursuant to the Equity Units, (2) upon conversion of the Acquiror Interim Preferred Stock, (3) under the Acquiror’s 2000 Stock Incentive Plan, as amended, 2000 Directors Stock Plan, as amended, 2005 Stock and Incentive Compensation Plan, as amended, 2005 Non-Management Director Stock Compensation Plan and Long-Term Performance Compensation Plan and (4) in connection with the Acquiror’s 6.40% Fixed-to-Floating Rate Junior Subordinated Debentures due 2066, the Acquiror’s MetLife, Inc. Capital Trust IV’s 7.875% Fixed-to-Floating Rate Exchangeable Surplus Trust Securities X-SURPS automatically exchangeable in specified circumstances into 7.875% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067, the Acquiror’s MetLife, Inc. Capital Trust X’s 9.250% Fixed-to-Floating Rate Exchangeable Surplus Trust Securities X-SURPS automatically exchangeable in specified circumstances into 9.250% Fixed-to-Floating Rate Junior Subordinated Debentures due 2068, the Acquiror’s 10.750% Fixed-to-Floating Rate Junior Subordinated Debentures due 2069 and any future issuances of hybrid securities by, or sponsored by, the Acquiror. Except as set forth on Section 5.03(a) of the Acquir or Disclosure Letter, there are no capital appreciation rights, phantom stock plans, securities with participation rights or features or similar Contracts of the Acquiror. The Acquiror will issue the outstanding Non-Cash Consideration free and clear of all Liens, other than any Liens arising as a result of any of the

Transaction Agreements or restrictions on transfer imposed on equity securities by applicable securities Law.
          (b) As of the Closing Date, except for this Agreement, the Investor Rights Agreement and restrictions generally imposed on equity securities under applicable securities Law, there will be no voting trusts, stockholder agreements, proxies, preemptive rights, rights of first refusal, rights of first offer or other rights, restrictions or Contracts in effect with respect to the voting, transfer or dividend rights of any of the Acquiror Securities. From December 31, 2009 to the date hereof, the Acquiror has not declared, set aside, made or paid any dividend or other distribution in respect of its Capital Stock.
                    Section 5.04. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 5.05 have been obtained or taken, and subject to the Acquiror obtaining any stockholder approval required pursuant to the NYSE’s shareholder approval requirements for the issuance of the Acquiror Stock upon conversion of the Acquiror Interim Preferred Stock, the execution and delivery by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of Transaction Agreements to which it is a party, the issuance of the Common Stock Consideration, the Acquiror Interim Preferred Stock and the Equity Units (including their Component Securities), the issuance of the shares of Acquiror Stock upon conversion of the Acquiror Interim Preferred Stock, the performance by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of its obligations under each of the Transaction Agreements to which it is a party, and the consummation by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of the transactions contemplated by each of the Transaction Agreements to which the Acquiror or the applicable Affiliate of the Acquiror (as applicable) is a party do not and will not, directly or indirectly (with or without the giving of notice or lapse of time, or both) (a) violate or conflict with, or result in a breach of, the organizational documents of the Acquiror or the applicable Affiliate of the Acquiror (as applicable), (b) conflict with or violate in any material respect any Law or Governmental Order applicable to the Acquiror or the applicable Affiliate of the Acquiror (as applicable) or by which any of them or any of their respective properties, assets or businesses is bound or subject or (c) violate or conflict with, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, require any consent under, or give to any Person any rights of termination, acceleration or cancellation of, or result in a loss of rights under, or result in the creation of any Lien (other than Acquiror Permitted Liens) on any of the assets or properties of the Acquiror or any of its Affiliates pursuant to, any Contract to which the Acquiror or any of its Affiliates is a party or by which any of them or any of their respective properties, assets or businesses is bound or subject, except, in the case of clause (c) of this Section 5.04, for any such conflicts, violations, breaches, defaults, consents, terminations, accelerations, cancellations, losses of rights or creations that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.
                    Section 5.05. Consents and Approvals. Except as may result from the identity or regulatory status of the Parent, the Seller or their respective Affiliates and except in connection, or in compliance, with (a) the notification and waiting period requirements of the HSR Act and (b) the Governmental Approvals required by applicable Law that are set forth on Section 5.05 of the Acquiror Disclosure Letter, the execution and delivery by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of each of the Transaction Agreements to which it is a party do not, and the performance by the Acquiror or the applicable Affiliate of Acquiror (as applicable) of its obligations under, and the consummation by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is a party, including the issuance of the Common Stock Consideration, the Acquiror Interim Preferred Stock and the Equity Units (including their Component Securities) and the issuance of the shares of Acquiror Stock pursuant to the Stock Purchase Contracts or upon conversion of the Acquiror Interim Preferred Stock, will not, require any Governmental Approval to be obtained or made by the Acquiror or the applicable Affiliate of the Acquiror (as applicable).
                    Section 5.06. Financial Information; Absence of Undisclosed Liabilities.
          (a) Acquiror has filed with, or furnished to, the SEC all required Acquiror SEC Documents. As of their respective dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in or omitted from any Acquiror SEC Document has been timely corrected by a later-filed Acquiror SEC Document. The financial statements of Acquiror included in the Acquiror SEC Documents (the “Acquiror Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial condition and the consolidated results of operations and cash flows of the Acquiror and its consolidated Subsidiaries as of their respective dates and for the respective periods covered thereby (except, in the case of unaudited statements, for the absence of footnote disclosure and for normal and recurring year-end audit adjustments).
          (b) True, correct and complete copies of the Acquiror Statutory Statements have been made available to the Seller, in each case together with any exhibits, schedules and notes thereto. Each of the Acquiror Statutory Statements (except as expressly set forth in such Acquiror Statutory Statements) (i) were prepared from the books and records of the applicable Acquiror Insurance Company, (ii) were filed with or submitted to the applicable Domiciliary Regulator of such Acquiror Insurance Company on forms prescribed or permitted by such Domiciliary Regulator and (iii) were prepared, in all material respects in accordance with SAP applied on a consistent basis during the periods involved, and present fairly and accurately, in all material respects, the statutory financial position and results of operations of such Acquiror Insurance Company as of their respective dates or for the respective periods covered thereby. No material deficiency has been asserted in writing with respect to any of the Acquiror Statutory Statements by any Domiciliary Regulator since January 1, 2007.

          (c) The Acquiror maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Acquiror’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. As disclosed in the Acquiror’s Annual Report on Form 10-K for the year ended December 31, 2008, the Acquiror’s internal control over financial reporting was effective as of December 31, 2008 and the Acquiror has no Knowledge of any material weaknesses in its internal control over financial reporting.
          (d) The Acquiror and its consolidated Subsidiaries employ disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed by the Acquiror in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to the Acquiror’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure. The Acquiror has no Knowledge that its disclosure controls and procedures are not effective to achieve the foregoing objectives.
          (e) Except (i) as reserved against or reflected in the Acquiror Financial Statements and Acquiror Statutory Statements, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since December 31, 2008 and (iii) as set forth in Section 5.06(e) of the Acquiror Disclosure Letter, there are no material liabilities or obligations of the Acquiror or any Material Subsidiary.
          (f) The Acquiror and the Material Subsidiaries have devised and maintain systems of internal accounting controls with respect to their respective businesses sufficient to provide reasonable assurances that: (i) all transactions are executed in accordance with management’s general or specific authorization; (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and, as applicable, New York SAP and to maintain proper accountability for items; (iii) access to their respective properties and assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses in the internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) of the Acquiror or any of the Material Subsidiaries which would reasonably be expected to adversely affect in any material respect the ability of the Acquiror and any of the Material Subsidiaries in the aggregate to record, process, summarize and report financial data and there is no, and since January 1, 2007, there has not been any instances of, fraud which involves or involved management or other employees who have or had a significant role in the Acquiror’s internal controls over financial reporting, except any such instances that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect. Since January 1, 2007, neither the Acquiror nor any of the Material Subsidiaries has received, and the Acquiror does not otherwise have Knowledge of, any material complaint, allegation, assertion or claim, regarding the Acquiror’s or any of the Material Subsidiaries’ accounting or auditing practices, procedures, methodologies or methods, including any material complaint, allegation, assertion or claim that the Acquiror or any of the Material Subsidiaries has engaged in questionable accounting or auditing practices, other than any such complaints, allegations, assertions or claims that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.
                    Section 5.07. Absence of Certain Changes.
          (a) Except for the matters expressly permitted by this Agreement and except as described on Section 5.07 of the Acquiror Disclosure Letter, since December 31, 2009, (i) the Acquiror and the Material Subsidiaries have conducted the Acquiror Business in the Ordinary Course of Business and (ii) there has not been any fact, circumstance, event, change, violation, development, effect, condition or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, an Acquiror Material Adverse Effect.
          (b) Except (i) as expressly permitted by this Agreement, (ii) as set forth on Section 5.07 of the Acquiror Disclosure Letter or (iii) as required by applicable Law, during the period from September 30, 2009 to the date hereof, the Acquiror and the Material Subsidiaries have not taken any action that would have resulted in a breach of any of the covenants set forth in Section 6.02(z)(i) through (vi) if the Acquiror and the Material Subsidiaries had been subject to such covenants from September 30, 2009 to the date hereof.
                    Section 5.08. Absence of Litigation. Except as set forth on Section 5.08 of the Acquiror Disclosure Letter, there are no Actions pending or, to the Knowledge of the Acquiror, threatened in writing against, relating to or affecting the Acquiror or any of its Material Subsidiaries, which would reasonably be expected to (a) result in (i) Losses to the Acquiror or any Material Subsidiary in excess of $5,000,000 per Action or (ii) any permanent injunction or other form of equitable relief which would have an adverse effect in any material respect on any business operations of the Acquiror and its Material Subsidiaries, taken as a whole, or (b) otherwise adversely affect the Acquiror and its Material Subsidiaries, taken as a whole, or their assets, properties or business, taken as a whole, in any material respect other than, in each case, Actions involving claims under or in connection with Insurance Contracts in the Ordinary Course of Business.
                    Section 5.09. Compliance with Laws. Neither the Acquiror nor any of the Material Subsidiaries is, or has been since January 1, 2007, in violation of (a) its certificate of incorporation and by-laws (or comparable organizational documents), (b) any Laws or Governmental Orders applicable to it or its assets, properties or businesses or (c) its material Permits, except, in the case of clauses (b) and (c), for violations that individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect. Since January 1, 2007, none of the Acquiror or any of the Material Subsidiaries has received any written notice from any Governmental Authority that alleges any noncompliance (or that the Acquiror or any of the Material Subsidiaries is under any investigation by such Governmental Authority for any such alleged noncompliance) with any Governmental Order, material Permit or material Law applicable to the Acquiror or any of the Material Subsidiaries or any of their respective properties, assets or businesses, except for any such noncompliance that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect. None of the Acquiror or any of the Material Subsidiaries is a party to, and none of the

Acquiror, the Material Subsidiaries or any of their respective assets, properties or businesses is bound by, any Governmental Order that, individually or in the aggregate, would reasonably be expected to have an Acquiror Material Adverse Effect. The Acquiror is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, or any successor statute, has duly elected to be treated as a financial holding company thereunder and remains a financial holding company in good standing and is allowed to exercise all powers of a financial holding company.
                    Section 5.10. Investment Company. The Acquiror is not an “investment company,” as such term is defined in the Investment Company Act.
                    Section 5.11. Securities Matters. The Shares and the DelAm Shares are being acquired by the Acquiror for its own account and without a view to the public distribution or sale of any of the Shares or the DelAm Shares or any interest in them in violation of the Securities Act or applicable state and foreign securities Law. The Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and the DelAm Shares, and the Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares and the DelAm Shares. The Acquiror understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Shares or the DelAm Shares other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities Law.
                    Section 5.12. Financial Ability. Subject to the Parent’s and the Seller’s compliance with Section 6.16, the Acquiror will have at the Closing, all funds necessary to pay the Purchase Price and to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.
                    Section 5.13. Brokers. Except for Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner and Smith Incorporated, HSBC Securities (USA) Inc. and Deutsche Bank Securities Inc. whose fees and commissions are obligations solely of the Acquiror and will be duly paid by the Acquiror, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror or its Affiliates.
                    Section 5.14. Amendment of Rights Agreement and Section 203 of the Delaware General Corporation Law.
          (a) The Acquiror has taken all necessary actions to render the Rights Agreement, dated as of April 4, 2000, between the Acquiror and ChaseMellon Shareholder Services, L.L.C. (predecessor to Mellon Investor Services LLC) inapplicable to the transactions contemplated by this Agreement.

          (b) The Acquiror has taken all action necessary to exempt this Agreement and the transactions contemplated hereby from the provisions of Section 203 of the Delaware General Corporation Law.
                    Section 5.15. Taxes.
          (a) The Acquiror has filed all federal, state, local and non-U.S. Tax Returns that are required to be filed or has requested extensions thereof (except in any case in which the failure to file would not reasonably be expected to have an Acquiror Material Adverse Effect), and has paid all Taxes required to be paid by it to the extent such liability for Tax is due and payable, except (i) to the extent such liability for Tax is currently being contested in good faith, (ii) an adequate reserve has been established in accordance with generally accepted accounting principles for such liability for Tax, or (iii) the failure to pay such liability for Tax would not reasonably be expected to result in an Acquiror Material Adverse Effect.
          (b) The Acquiror is taxed as a corporation for U.S. federal income tax purposes.
The parties agree that the representations and warranties set forth in this Section 5.15 are the only representations and warranties made by the Acquiror with respect to matters relating to Taxes (including Tax Returns, Tax Sharing Agreements, Tax claims, Actions for Taxes and Tax Controversies).
ARTICLE VI
ADDITIONAL AGREEMENTS
                    Section 6.01. Seller Conduct of Business Prior to the Closing. During the period from the date hereof through the Closing, except (a) to the extent required or prohibited by applicable Law, (b) as otherwise expressly provided for in this Agreement, (c) for matters identified in Section 6.01 of the Seller Disclosure Letter, or (d) to the extent the Parent or the Seller provides advance written notice to the Acquiror pursuant to Section 12.02 of this Agreement and the Acquiror consents in writing or the Acquiror fails to respond to such notice within five Business Days of receipt of such notice, each of the Parent and the Seller shall (v) not amend, in any material respect, the LLC Agreement, (w) cause the Company and the Transferred Subsidiaries to conduct the Business in the Ordinary Course of Business except as may be prohibited in clause (z) below, (x) use its commercially reasonable efforts to cause the Company and the Transferred Subsidiaries to preserve intact and maintain their respective business organizations and current relationships and goodwill with the policyholders, Brokers, Client Companies, distribution partners and other customers, suppliers, regulators, rating agencies, agents, resellers, creditors, lessors, Employees and other business associates and service providers of and to their respective businesses, (y) cause the Company and the Transferred Subsidiaries to effect all transactions in Investment Assets in accordance with the Investment Guidelines in effect on the date hereof and (z) cause the Company and the Transferred Subsidiaries not to do any of the following:

          (i) declare, set aside, make or pay any dividend or other distribution in respect of the Capital Stock of the Company or any Transferred Subsidiary except for cash dividends and distributions by any wholly owned Transferred Subsidiary to any other wholly owned Transferred Subsidiary or by any wholly owned Transferred Subsidiary to the Company, which shall be permitted;
          (ii) repurchase, redeem, repay, retire or otherwise acquire any outstanding shares of Capital Stock or other securities issued by the Company or any of the Transferred Subsidiaries;
          (iii) transfer, issue, sell, pledge, encumber or dispose of, or authorize the transfer, issuance, sale, pledge, encumbrance or disposition of, any shares of Capital Stock or other securities of the Company or any of the Transferred Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire any shares of Capital Stock or other securities of the Company or any of the Transferred Subsidiaries;
          (iv) effect any recapitalization, reclassification, stock split or other change in the capitalization of the Company or any of the Transferred Subsidiaries;
          (v) amend the certificate of incorporation or by-laws (or other comparable organizational documents) of the Company or any of the Transferred Subsidiaries except with respect to changes in the authorized representative of such Transferred Subsidiary;
          (vi) (A) make any material change (1) in its reinsurance, hedging, reserving, risk management, compliance, valuation, financial or accounting policies, practices or principles in effect on the date hereof, or adopt or implement any new reinsurance, hedging, reserving, risk management, compliance, valuation, financial or accounting policies, practices or principles, except to the extent required by GAAP or SAP, or (2) except in the Ordinary Course of Business, in its underwriting, marketing, administration, claim processing and payment, selling or pricing policies, practices or principles or adopt or implement any new underwriting, marketing, administration, claim processing and payment, selling or pricing policies, practices or principles and (B) amend, terminate, supplement or otherwise modify the Investment Guidelines or implement new or replacement investment guidelines with respect to the Investment Assets;
          (vii) subject to clause (xxiv) below, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in a single transaction or a series of transactions, other than (A) in connection with the management of the Investment Assets in accordance with the Investment Guidelines in effect on the date hereof, (B) treasury and cash management functions conducted by the Insurance Companies in the Ordinary Course of Business, (C) pursuant to reinsurance and co-insurance agreements entered into in the Ordinary Course of Business and not otherwise prohibited by this Section 6.01, (D) any transaction between the Company and any of its wholly owned Transferred Subsidiaries or between any wholly owned Transferred Subsidiary and any other wholly owned Transferred

Subsidiary, (E) in connection with the continued termination and wind-down of Securities Lending Management and (F) acquisitions with a purchase price (together with any related assumed liabilities) that does not exceed $5,000,000 individually;
          (viii) subject to clause (xxiv) below, sell, issue, authorize for issuance, grant, deliver, award, dispose of, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on (in each case, by merger, consolidation, disposition of stock or assets or otherwise), any assets, securities (or other ownership or voting interests), properties, interests or businesses, in a single transaction or series of transactions, other than (A) in connection with the management of the Investment Assets in accordance with the Investment Guidelines in effect on the date hereof, (B) treasury and cash management functions conducted by the Insurance Companies in the Ordinary Course of Business, (C) pursuant to reinsurance and co-insurance agreements entered into in the Ordinary Course of Business and not otherwise prohibited by this Section 6.01, (D) any transaction between the Company and any of its wholly owned Transferred Subsidiaries or between any wholly owned Transferred Subsidiary and any other wholly owned Transferred Subsidiary, (E) in connection with the continued termination and wind-down of Securities Lending Management and (F) dispositions, leases or transfers with a sale or lease price (including any related assumed indebtedness) that does not exceed $5,000,000 individually;
          (ix) (A) create, incur, assume, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness or guarantees thereof with the exception of Indebtedness of the Company and the Transferred Subsidiaries to the Parent up to $250,000,000 in the aggregate, which Indebtedness shall be settled prior to or at, and will not be outstanding at, the Closing and which shall be extended on arm’s-length terms, (B) make any loans or advances of borrowed money or capital contributions to, or equity or other investments in, any other Person or (C) cancel or release any material Indebtedness owed to or claims held by the Company or any Transferred Subsidiary. Notwithstanding the foregoing, (1) any refinancing (including any extension, renewal or exchange) of existing Indebtedness for borrowed money shall be permitted, so long as the outstanding principal amount of the existing Indebtedness being refinanced, together with any unpaid accrued interest and premium thereon, is equal to or more than the principal amount of any such new Indebtedness being incurred together with any unpaid accrued interest and premium thereon plus other reasonable fees incurred in connection with such refinancing, (2) loans or borrowing by the Company or any of the Transferred Subsidiaries in the Ordinary Course of Business under lines of credit available as of the date hereof and previously disclosed to the Acquiror shall be permitted, (3) intercompany loans, guarantees or advances made among the Company or any of the Transferred Subsidiaries shall be permitted and (4) other Indebtedness incurred or assumed in connection with the transactions permitted pursuant to any of Section 6.01(z)(vii) and (viii) shall be permitted; provided, however, in no event shall the Parent or the Seller effect, or cause the Company or any Transferred Subsidiary to effect, any transaction with respect to any Indebtedness that is the subject of the Special Asset Protection Agreement; and provided, further, that in no event shall the Parent or the Seller create or originate or cause or permit the Company or any Transferred Subsidiary to create or originate any junior or secondary Loan Interests without the prior approval of the Acquiror;
          (x) (A) enter into any Reinsurance Contract or other similar Contract, whether as reinsurer or reinsured, involving initial or annual premium of more than $10,000,000, or any Real Property Lease, other than any renewal in the Ordinary Course of Business of a Real Property Lease expiring or required to be renewed prior to Closing, (B) other than in the Ordinary Course of Business, enter into any Contract that would be a Material Contract if in effect on the date hereof or (C) amend (in any material respect), terminate, renew or extend in any material respect any Material Contract or Reinsurance Contract, or grant any material waiver of any terms under, or give any material approval, consent, authorization or permit with respect to, any Material Contract or Reinsurance Contract;
          (xi) except as required by the terms in effect on the date hereof of any Contract or any Benefit Plan, or any decreases directly related to restrictions, limitations or directives made by the Office of the Special Master for TARP Executive Compensation, (A) grant, increase, decrease, forfeit, accelerate the vesting or payment of or otherwise modify, or announce or promise to grant, any equity or equity-based awards to any Employee (including those individuals who will become Employees on or prior to the Closing Date), except to the extent such actions are directly related to restrictions, limitations or directives made by the Office of the Special Master for TARP Executive Compensation, (B) increase or decrease the wages or salaries payable to any Employee except for annual and/or merit increases for calendar year 2010 made in the Ordinary Course of Business; provided, however, that such annual and/or merit increase for any Employee whose base salary is greater than $150,000 as of the date hereof may not exceed the sum of (x) 5% of such base salary and (y) any adjustments to base compensation made in accordance with local currency inflation in the applicable non-U.S. jurisdiction, (C) grant, increase, decrease, cause to be forfeited, accelerate the vesting or payment of or otherwise modify any bonuses, severance pay, change in control benefits, cash incentive awards or other compensation payable or potentially available to any Employee or any current or former employee, agent, consultant, officer or director of the Company, any Transferred Subsidiary or any of their respective Affiliates, except for the actions contemplated in (1) Section 7.01(e) of this Agreement (and subject to the Acquiror’s rights with respect thereto), and (2) Section 6.01(xi)(C) of the Seller Disclosure Letter, and (D) establish, enter into, adopt, amend or otherwise modify (or promise to take any such action(s)) any Company Benefit Plan (or any arrangement that if entered into, adopted or amended would constitute a Company Benefit Plan), the Parent’s UK Pension Plan, the Parent Nonqualified Plans, the Annual Incentive Plan or the LTI Plan, or increase, decrease or accelerate the vesting or payment of any compensation or benefits available thereunder, including, but not limited to, any actions that prohibit or limit the Transferred Subsidiaries’ ability to amend (including the amount, time of payment and form of benefits) the group self-invested personal pension as identified and described in Section 6.01(z)(xi) of the Seller Disclosure Letter; it being understood that, with respect to the foregoing, (1) the Parent will not, and will not permit its Affiliates to, take any action that the Company and the Transferred Subsidiaries are not permitted to take pursuant to this Section 6.01(z)(xi) or (xii) below; (2) no action permitted to be taken by this Section 6.01(z)(xi) shall be taken if it would cause any amounts payable to any Employee or former employee of the Company or any Transferred Subsidiary to be taxed under section 409A of the Code, and, with respect to any such former employee of the Company or any Transferred Subsidiary, only if the Company or any Transferred Subsidiary could have any liability or obligation with respect to such action; (3) the Parent may amend or otherwise modify the UK Pension Plan and the Parent Nonqualified Plans if such amendment or modification does not increase Acquiror’s liabilities or obligations under Section 7.01 of this Agreement, and such amendment or modification is not made specifically in relation to the Employees; (4) the Company and the Transferred Subsidiaries may, without the Acquiror’s prior written consent, amend the terms of the Employee Continuity Assurance Plans set forth on Section 3.13(a) of the Seller Disclosure Letter solely to extend the term of such plan to a date no later than December 31, 2011; and (5) the Parent may, with the Acquiror’s prior written consent (which will not be unreasonably withheld), announce, promise, make or otherwise modify any cash payments or announce, promise, accelerate, pay or otherwise modify any equity or equity-based awards (including such payments or awards set forth on, and in accordance with, Section 6.01(z)(xi)(5) of the Seller Disclosure Letter); provided, that (I) the Parent shall retain any and all liabilities and obligations with respect thereto, and (II) such acts or omissions do not increase Acquiror’s obligations under Section 7.01 of this Agreement;
          (xii) except as set forth in Section 7.01(b), (A) hire or terminate the employment or services of any Employee, other than any such hiring of an Employee whose base salary rate or base wage rate is $150,000 or less or terminations made in the Ordinary Course of Business, or (B) transfer from the Company or a Transferred Subsidiary, as the case may be, the employment of any Employee whose duties relate primarily or exclusively to the Business;
          (xiii) pay, discharge, satisfy, settle or compromise any actual or threatened Action against or adversely affecting any of the Company, the Transferred Subsidiaries or the Business (except for claims under Insurance Contracts within applicable policy limits), other than any payment, discharge, satisfaction, settlement or compromise that involves solely cash payments, which cash payments shall not be in excess of $1,500,000, individually, or $5,000,000, in the aggregate;
          (xiv) (A) enter into any Contract between the Company or any Transferred Subsidiary, on the one hand, and (x) the Parent, the Seller or any of their respective Affiliates (other than the Company and the Transferred Subsidiaries) or (y) any officer, director, or shareholder of the Parent, the Seller or any of their respective Affiliates (including the Company and any Transferred Subsidiary) or, to the Knowledge of the Seller, any member of any such Person’s immediate family or an entity controlled by one or more of the foregoing, on the other hand, which cannot be terminated upon 60 days’ advance written notice by the Company or the Transferred Subsidiary party thereto without penalty or interest or (B) amend in any material respect, terminate, renew or extend, or grant any waiver of any terms under, in any material respect, or give any approval, consent, authorization or permit with respect to, in any material respect, any existing Related Party Agreement;

          (xv) pay, discharge or satisfy any liabilities (other than liabilities with regard to Actions, which are the subject of clause (xiii) above), other than in the Ordinary Course of Business;
          (xvi) change in any material respect the terms for, or policies with respect to, the payment of commissions or other compensation to any Broker, other than in the Ordinary Course of Business;
          (xvii) conduct any material revaluation of any assets, other than in the Ordinary Course of Business consistent with GAAP or SAP (as applicable);
          (xviii) reduce the amount of any Insurance Reserves, other than (A) as required by GAAP or SAP or (B) as a result of loss or expense payments to other parties in the Ordinary Course of Business in accordance with the terms of any Insurance Contract;
          (xix) notwithstanding clauses (a)-(c) of this Section 6.01, except as otherwise agreed to by the parties and set forth on Section 6.01(z)(xix) of the Seller Disclosure Letter, or as required by a Determination or a change in Law with prospective effect, (A) make, change or rescind any material election relating to Taxes, other than (1) first year elections for U.S. federal, state and local income and franchise Tax purposes in accordance with the Company’s and the Transferred Subsidiaries’ past practices that are consistent with the elections the Company and the Transferred Subsidiaries had in effect for the taxable period ending on December 31, 2008, and (2) filing IRS Forms 8023 and 8883 relating to the SPV 338 Election in accordance with the requirements of Article VIII, (B) settle or compromise any Tax Controversy or forgo any right to a refund of Tax previously paid, in each case, except where the amount at stake in such individual controversy or refund is less than $1,500,000 and the aggregate amount of all settled or compromised controversies or foregone refunds is less than $5,000,000 after taking into account the controversy or refund for which this determination is being made, (C) other than first year elections for U.S. federal, state, and local income and franchise Tax purposes in accordance with the Company’s and the Transferred Subsidiaries’ past practices that are consistent with the elections the Company and the Transferred Subsidiaries had in effect for the taxable period ending on December 31, 2008, make any material change to any of its methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes or change the basis for determining or computing any reserves from those employed in the preparation of its most recently filed Tax Return that has been provided to the Acquiror (which the parties agree for U.S. federal income tax purposes shall be for the taxable period ending on December 31, 2008), (D) amend, refile or otherwise revise any previously filed Tax Return, (E) request a ruling relating to a material amount of Taxes, (F) enter into or terminate any material agreement with a non-U.S. Tax Authority or any agreement with a U.S. Tax Authority (including not terminating or causing the revocation of the Withholding Tax Closing Agreement), (G) other than in the ordinary course of business, grant any power of attorney relating to Tax matters, or (H) prepare any Tax Return in a manner materially inconsistent with past practices; in each case, only to the extent the items described in sub-clauses (A) through (H) could reasonably be expected to adversely affect the

Acquiror or its Affiliates, the Company or any Transferred Subsidiary in a material manner after the Closing Date; provided that, if the Company or any of the Transferred Subsidiaries (or any Person on behalf of the Company or any of the Transferred Subsidiaries) are required by a change in Law with prospective effect or a Determination to conduct any of the actions described in sub-clauses (A) through (H), the Parent and the Seller shall timely notify the Acquiror (prior to taking (or permitting) such action) of the applicable change in Law with prospective effect or Determination and provided, further, that for purposes of this Section 6.01(z)(xix) (other than with respect to sub-clause (B)), an item or action shall not be considered “material” if the liability or consequence associated with such item or action (taking into account liabilities or consequences subsequent to the Closing Date) is less than $5,000,000 individually and the aggregate amount of liability or consequence associated with all items and actions taken under this clause (xix) (including the item and action for which this determination is being made) is less than $20,000,000;
          (xx) make any material change in its Business (including entering into any new line of business, commencing or terminating business operations in any jurisdiction, or making any material change to the product mix of the Company and the Transferred Subsidiaries, taken as a whole);
          (xxi) abandon, terminate or otherwise change in any material respect any Permit;
          (xxii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of the Transferred Subsidiaries;
          (xxiii) terminate, cancel or amend, or cause the termination, cancellation or amendment of any insurance coverage to any material extent (and any surety bond, letters of credit, cash collateral or other deposits related thereto to be maintained with respect to such coverage) maintained by the Company or any of the Transferred Subsidiaries that is not replaced by comparable coverage;
          (xxiv) engage in any purchases, acquisitions, commitments, sales, transfers or dispositions of investment assets, directly or indirectly, with any Affiliate that is not the Company or a Transferred Subsidiary, unless such purchases, acquisitions, commitments, sales, transfers or dispositions constitute (A) investment assets belonging to one or more separate accounts of the Company or any Transferred Subsidiary, or (B) any purchases, acquisitions, commitments, sales, transfers or dispositions contemplated by Section 6.08(c) and (d) of this Agreement; and
          (xxv) enter into any legally binding commitment with respect to any of the foregoing.
                    Section 6.02. Acquiror Conduct of Business Prior to the Closing. During the period from the date hereof through the Closing, except (a) to the extent required or prohibited by applicable Law, (b) as otherwise expressly provided for in this Agreement, (c) for matters identified in Section 6.02 of the Acquiror Disclosure Letter, or (d) to the extent the Acquiror provides advanced written notice to the Seller pursuant to Section 12.02 of this Agreement and the Seller consents in writing or the Seller fails to respond to such notice within five Business Days of receipt of such notice, the Acquiror shall, and shall cause the Material Subsidiaries to (x) conduct its and their respective businesses in the Ordinary Course of Business except as may be prohibited in clause (z) below, (y) use its commercially reasonable efforts to preserve intact and maintain their respective business organizations and relationships and goodwill with their policyholders and other customers, suppliers, regulators, rating agencies, agents, resellers, creditors, lessors, employees and other business associates and service providers of and to their respective businesses and (z) not do any of the following:
          (i) declare, set aside, make or pay any dividend or other distribution in respect of the common stock par value $0.01 per share of the Acquiror, except for regular cash dividends consistent with past practice;
          (ii) effect any recapitalization, reclassification, stock split, stock dividend or other change in the capitalization of the Acquiror;
          (iii) amend the certificate of incorporation or by-laws (or other comparable organizational documents) of the Acquiror except for any such amendments the purpose of which is to effect or amend any ethics, compensation or governance policies of the Acquiror;
          (iv) engage in any action or activity that would require the Acquiror to obtain the approval of its shareholders in connection with the consummation of the transactions contemplated by the Transaction Agreements prior to Closing;
          (v) issue any security if the terms (but not the issuance) of such security is conditioned upon the consummation of the transactions contemplated by the Transaction Agreements (it being acknowledged for the avoidance of doubt that nothing in this clause (v) shall prohibit or limit in any way the issuance by the Acquiror of securities the redemption of which may be conditioned on the occurrence of the Closing or the issuance of debt securities in escrow); or
          (vi) enter into any legally binding commitment with respect to any of the foregoing.
                    Section 6.03. Access to Information.
          (a) From the date hereof until the Closing Date, upon reasonable prior notice (or, with respect to access to employees, as may otherwise be agreed to by the parties), the Seller and the Parent shall, and shall cause each of the Company and the Transferred Subsidiaries and any such Person’s respective Representatives to, (i) afford the Acquiror and the Representatives of the Acquiror reasonable access, during normal business hours, to the offices, properties, books, data, files, information, records and employees of the Seller, the Parent and their respective Affiliates in respect of the Company, the Transferred Subsidiaries and the Business, (ii) furnish to the Representatives of the Acquiror such additional financial data, investment activity reports and other information regarding the Company, the Transferred Subsidiaries and the Business and their personnel as the Acquiror or its Representatives may from time to time reasonably request and (iii) reasonably cooperate with, and assist, the Acquiror and the Representatives of the Acquiror in connection with the actions contemplated in Section 7.01 of this Agreement and with the Acquiror’s preparation to integrate the Company, the Transferred Subsidiaries and the Business and their personnel into the Acquiror’s organization following the Closing to the extent any such Person’s or such Person’s respective Representatives’ assistance and expertise is reasonably requested in connection therewith; provided, however, that nothing herein shall require either the Seller, the Parent, the Company or any of the Transferred Subsidiaries, or any such Person’s respective Representatives, to disclose any information to the Acquiror or the Representatives of the Acquiror or take any action that would cause a violation of any Contract to which the disclosing party or any of its Affiliates is a party, would cause a risk of loss of legal privilege to the party disclosing such data or information or any of its Affiliates, or would constitute a violation of applicable Law or obligations to customers, so long as the Seller, the Parent, the Company and/or the Transferred Subsidiary, and/or such Person’s Representative, as the case may be, shall have used its commercially reasonable efforts to provide such information and protect such privacy and any personal data without violation of applicable Law or obligations to customers; provided, further, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Seller, the Parent, the Company, the Transferred Subsidiaries or any of their respective Affiliates; provided, further, that the auditors and independent accountants of the Seller, the Parent, the Company or the Transferred Subsidiaries shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary Auditor’s Letter relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. The Seller and the Parent shall, and shall cause the Company and the Transferred Subsidiaries, to promptly provide any consent requested by their respective independent accountants in connection with such access. If so reasonably requested by the Seller or the Parent, the Acquiror shall enter into a customary joint defense agreement with any one or more of the Seller, the Parent, the Company and the Transferred Subsidiaries with respect to any information to be provided to the Acquiror pursuant to this Section 6.03(a). Any information provided pursuant to this Section 6.03(a) shall be subject to the Confidentiality Agreements. The Acquiror shall reimburse the Seller, the Parent and their respective Affiliates, in cash, promptly for any reasonable and necessary third party out-of-pocket expenses incurred by the Seller and its Affiliates and any such Person’s Representatives in complying with any request by or on behalf of the Acquiror or its Representatives in connection with this Section 6.03(a). The Acquiror shall indemnify and hold harmless the Seller, the Parent, and their respective Affiliates from and against any Losses that may be incurred by any of them arising out of or related to the Acquiror’s use, storage or handling of (A) any personally identifiable information relating to Employees, Brokers, policyholders or customers of the Company or any of the Transferred Subsidiaries and (B) any other information that is protected by applicable Law (including privacy Laws) or Contract and to which the Acquiror or any of its Affiliates or Representatives is afforded access pursuant to the terms of this Agreement, solely to the extent any such Losses are the result of the Acquiror’s actions or omissions.
               (b) In addition to the provisions of Section 6.04, from and after the Closing Date, in connection with (i) the preparation of financial statements required to be prepared under applicable Law or stock exchange rules or for other bona fide reporting purposes, (ii) the preparation of filings and submissions to Governmental Authorities, (iii) the conduct of any litigation, (iv) any applicable Governmental Orders, (v) the enforcement of any right or remedy relating to any of the Transaction Agreements or (vi) compliance with applicable Law, upon reasonable prior notice (or, with respect to access to employees, as may otherwise be agreed upon by the parties), the Acquiror shall, and shall cause the Company and the Transferred Subsidiaries and any such Person’s respective Representatives to, (A) afford the Parent, the Seller and the Representatives of each of the Seller and the Parent reasonable access, during normal business hours, to the offices, properties, books, data, files, information, records and employees of the Acquiror and its Affiliates in respect of the Company, the Transferred Subsidiaries and the Business and their personnel, (B) furnish to the Parent, the Seller and the Representatives of each of the Seller and the Parent such additional financial data and other information regarding the Company, the Transferred Subsidiaries and the Business as the Seller, the Parent or their respective Representatives may from time to time reasonably request and (C) other than for proceedings involving the Acquiror and its Affiliates, use reasonable efforts to make available to the Parent, the Seller and the Representatives of each of the Seller and the Parent, the employees of the Acquiror and its Affiliates in respect of the Company, the Transferred Subsidiaries and the Business whose assistance, expertise, testimony, notes and recollections or presence are necessary to assist the Seller or the Parent, or their respective Affiliates or Representatives in connection with the Seller’s, the Parent’s or such Affiliates’ or Representatives’ inquiries for any of the purposes referred to in this Section 6.03(b), including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that absent a demonstrable need for data and information related to periods subsequent to the Closing, the rights of access of the Representatives of each of the Seller and the Parent pursuant to clauses (A) through (B) above shall be limited to books, data, files, information and records related to periods ended at or prior to the Closing; provided, further, that all information provided pursuant to this Section 6.03(b) shall be subject to the obligation of confidentiality set forth in Section 6.05(b); provided, further, that nothing herein shall require either the Acquiror, the Company or any of the Transferred Subsidiaries or any of their respective Affiliates or Representatives to disclose any information to the Seller or the Parent or any of their respective Affiliates or Representatives or take any action that would cause a violation of any Contract to which the disclosing party or any of its Affiliates is a party, would cause a risk of loss of legal privilege to the party disclosing such data or information or any of its Affiliates, or would constitute a violation of applicable Law or obligations to customers, so long as the Acquiror, the Company and/or the Transferred Subsidiary, and/or such Person’s Affiliates or Representatives, as the case may be, shall have used its commercially reasonable efforts to provide such information and protect such privacy without violation of applicable Law or obligations to customers; provided, further, that such investigation shall not unreasonably interfere with the business or operations of the Acquiror or any of its Affiliates; and provided, further, that the auditors and independent accountants of the Acquiror or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary Auditor’s Letter relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. The Acquiror shall, and shall cause its Affiliates, to promptly provide any consent requested by their respective independent accountants in connection with such access. If so reasonably requested by the Acquiror, the Seller or the Parent, as the case may be, shall, and shall cause its Affiliates (as applicable) to, enter into a customary joint defense agreement with any one or more of the Acquiror and its

Affiliates with respect to any information to be provided to the Seller or the Parent or their respective Representatives pursuant to this Section 6.03(b). The Seller shall reimburse the Acquiror and its Affiliates promptly for any reasonable and necessary third party out-of-pocket expenses incurred by the Acquiror and its Affiliates and any such Person’s Representatives in complying with any request by or on behalf of the Seller, the Parent or their respective Representatives in connection with this Section 6.03(b). The Seller and the Parent shall indemnify and hold harmless the Acquiror and its Affiliates (including the Company and the Transferred Subsidiaries) from and against any Losses that may be incurred by any of them arising out of or related to the use, storage or handling by the Parent, the Seller and the Representatives of each of the Seller and the Parent of (1) any personally identifiable information relating to employees, Brokers, policyholders or customers of the Acquiror and its Affiliates (including the Company and the Transferred Subsidiaries) and (2) any other information that is protected by applicable Law (including privacy Laws) or Contract and to which the Parent, the Seller and the Representatives of each of the Seller and the Parent is afforded access pursuant to the terms of this Agreement solely to the extent any such Losses are the result of the actions or omissions of the Parent, the Seller or the Representatives of each of the Seller or the Parent.
          (c) From and after the Closing Date, in connection with (i) the actions contemplated by Section 7.01, (ii) the preparation of financial statements required to be prepared under applicable Law or stock exchange rules or for other bona fide reporting purposes, (iii) the preparation of filings and submissions to Governmental Authorities, (iv) the conduct of any litigation, (v) the transfer of any Permits, (vi) any applicable Governmental Orders, (vii) the enforcement of any right or remedy relating to any of the Transaction Agreements or (viii) compliance with applicable Law, upon reasonable prior notice (or, with respect to access to employees, as may otherwise be agreed to by the parties), the Parent and the Seller shall, and shall cause their respective Representatives to, (A) afford the Acquiror and the Representatives of the Acquiror reasonable access, during normal business hours, to the offices, properties, books, data, files, information, records and employees of the Parent and the Seller and their respective Affiliates in respect of the Company, the Transferred Subsidiaries and the Business and their personnel, (B) furnish to the Acquiror and the Representatives of the Acquiror such additional financial data and other information regarding the Company, the Transferred Subsidiaries and the Business and their personnel as the Acquiror or its Representatives may from time to time reasonably request and (C) other than for proceedings involving the Seller and its Affiliates, use reasonable efforts to make available to the Acquiror and the Representatives of the Acquiror, the employees of the Parent and the Seller and their respective Affiliates in respect of the Company, the Transferred Subsidiaries and the Business and their personnel whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Acquiror or its Affiliates or Representatives in connection with the Acquiror’s or such Affiliates’ or Representatives’ inquiries for any of the purposes referred to in this Section 6.03(c), including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that nothing herein shall require either the Parent or the Seller or any of their respective Affiliates or Representatives to disclose any information to the Acquiror or the Representatives of the Acquiror or take any action that would cause a violation of any Contract to which the disclosing party or any of its Affiliates is a party, would cause a risk of loss of legal privilege to the party disclosing such data or information or any of its Affiliates, or would constitute a violation of applicable Law or obligations to customers, so long as the Parent and/or the Seller, and/or their respective Affiliates or Representatives, as the case may be, shall have used its commercially reasonable efforts to provide such information and protect such privacy and any personal data without violation of applicable Law or obligations to customers; provided, further, that such investigation shall not unreasonably interfere with the business or operations of the Seller, the Parent or any of their respective Affiliates; and provided, further, that the auditors and independent accountants of the Seller, the Parent or any of their respective Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary Auditor’s Letter relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. The Seller and the Parent shall, and shall cause their respective Affiliates, to promptly provide any consent requested by their respective independent accountants in connection with such access. If so reasonably requested by the Seller, the Acquiror shall enter into a customary joint defense agreement with any one or more of the Seller, the Parent or any of their respective Affiliates with respect to any information to be provided to the Acquiror or its Affiliates pursuant to this Section 6.03(c). The Acquiror shall reimburse the Seller, the Parent and their respective Affiliates promptly, in cash, for any reasonable and necessary third party out-of-pocket expenses incurred by the Seller, the Parent or any of their respective Affiliates and any such Person’s Representatives in complying with any request by or on behalf of the Acquiror or its Representatives in connection with this Section 6.03(c).
          (d) Notwithstanding any provision to the contrary, the provisions of Section 6.03(a), Section 6.03(b) and Section 6.03(c) above shall not apply to any matter relating to Taxes or Tax Returns as all such matters are governed exclusively by the provisions set forth in Article VIII.
                    Section 6.04. Books and Records.
          (a) Subject to Section 6.05(b) and Article VIII, the Seller and its Affiliates shall have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) of each of the Company and the Transferred Subsidiaries and their respective businesses relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Employees, (ii) as required by any Governmental Authority pursuant to applicable Law or as may be requested thereby or (iii) as may be necessary for the Seller and its Affiliates to perform their respective obligations pursuant to the Transaction Agreements, in each case subject to compliance with all applicable privacy Laws, policies and obligations of the Company and the Transferred Subsidiaries made to the past, present or prospective customers, claimants, beneficiaries, employees or agents and with the Seller’s and its Affiliates’ existing preservation and retention policies and obligations; provided that the applicable books, data, files, information and records retained pursuant to clause (iii) shall be delivered to the Company and the Transferred Subsidiaries at the Seller’s and its Affiliates’ expense once they are no longer needed for the Seller and its Affiliates to perform their respective obligations under the Transaction Agreements. With respect to all original books, data, files, information and records of each of the Company and the Transferred Subsidiaries existing as of the Closing Date, the Acquiror shall, and shall cause each of the Company and the Transferred Subsidiaries to, (A) comply in all material respects with all applicable Law, including the Code, relating to the preservation and retention of records, (B) apply preservation and retention policies that are no less stringent than those generally applied by the Acquiror and (C) until notice is received from the Seller of the expiration of the survival period described in Section 8.05(b), preserve and retain all such original books, data, files, information and records solely to the extent required under applicable Law for Tax purposes and thereafter to dispose of such original books, data, files, information and records only after it shall have given the Seller 90 days’ prior written notice of such disposition and the opportunity (at the Seller’s expense) to remove and retain such information (which shall be treated as confidential information); provided that the Acquiror shall have no such obligation to provide such original books, data, files, information and records to the extent that doing so would violate applicable Law, violate any commitments in privacy policies or obligations made with respect to privacy or result in the waiver of any attorney-client privilege;
          (b) Notwithstanding anything to the contrary contained herein or in any other Transaction Agreement, to the extent that the Seller or its Affiliates may possess books, records, files, tapes, software, documents or other materials (i) containing both data relating to the Company or the Transferred Subsidiaries and data relating to the Parent and its Affiliates (other than the Company or the Transferred Subsidiaries), (ii) that are not used in the operation of, or necessary to, the conduct of the Business as currently conducted, (iii) that have been or will be retained pursuant to applicable Law or for regulatory purposes, including pursuant to a Litigation Hold or otherwise, (iv) the possession of which by the Parent or the Seller would not violate any privacy policies or legal or contractual obligations of the Company and the Transferred Subsidiaries with respect to privacy, (v) with respect to which, to the Knowledge of the Seller, the Company or the Transferred Subsidiaries have duplicate copies of any data relating to the Company or the Transferred Subsidiaries, and (vi) with respect to which it would not be commercially reasonable for the Seller to separate such data, books, records, files, tapes, software, documents, or other materials relating to the Company or the Transferred Subsidiaries from such data and materials relating to the Seller, the Parent, or any of their respective Affiliates (other than the Company or the Transferred Subsidiaries) (“Archived Files”), the parties agree that the Archived Files are not the property of the Company or the Transferred Subsidiaries and are not sold, transferred or conveyed pursuant to this Agreement or any other Transaction Agreement. The Seller and the Parent agree that they shall, and shall cause their Affiliates to, maintain and treat any data in such duplicate Archived Files in accordance with Section 6.05 as if such Archived Files are the Other Party’s Confidential Information and shall, and shall cause their Affiliates to, maintain and dispose of such Archived Files in accordance with applicable Law. The Seller or the Parent shall provide the Acquiror, at the Acquiror’s expense, reasonable access to the Archived Files relating to the Company or the Transferred Subsidiaries during normal business hours, to the extent that such Archived Files have not been disposed according to this Section 6.04.
                    Section 6.05. Confidentiality.
          (a) The terms of (i) the confidentiality agreement, dated December 15, 2008, between the Parent and the Acquiror, (ii) the confidentiality agreement dated July 24, 2009, between the Parent and the Acquiror and (iii) the confidentiality agreement, dated January 22, 2010, between the Parent and the Acquiror (the “Acquiror Confidentiality Agreement” and collectively, the “Confidentiality Agreements”) are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing (notwithstanding any prior expiration in accordance with their terms that would otherwise occur), at which time the

Confidentiality Agreements shall terminate and become void with no liability on the part of any party thereto except for liabilities that arose prior to the Closing; provided, however, that each of the Parent and the Acquiror agrees that Paragraph 5 of the Confidentiality Agreements identified in clauses (i) and (iii) above shall terminate and be of no further force and effect as of the date hereof. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreements shall nonetheless continue in full force and effect in accordance with their terms.
          (b) From and after the Closing, the Parent and the Seller, on the one hand, and the Acquiror, on the other hand, shall, and shall cause their respective Affiliates and Representatives to, maintain in confidence, and not use or exploit for any purpose other than in connection with fulfilling their respective obligations under the Transaction Agreements, any written, oral or other information relating to or obtained from the other party or its Affiliates (the “Other Party’s Confidential Information”), except to the extent that (i) any such Other Party’s Confidential Information is or becomes generally available to the public other than (A) in the case of information relating to or obtained from the Acquiror, its Affiliates or any of their respective Representatives, as a result of disclosure by the Seller, its Affiliates or any of their respective Representatives of such information and (B) in the case of information relating to or obtained from the Seller, its Affiliates or any of their respective Representatives, as a result of disclosure by the Acquiror or any of its Affiliates or any of their respective Representatives of such information, (ii) the Parent, the Seller or any of their respective Affiliates, on the one hand, or the Acquiror or any of its Affiliates, on the other hand, is, upon the advice of legal counsel, legally compelled to disclose any such Other Party’s Confidential Information (including any report, statement, testimony or other submission to a Governmental Authority) pursuant to applicable Law or any Governmental Order, or by such Governmental Authority, after prior written notice has been given to the Seller, in the case of compelled disclosure by the Acquiror or any of its Affiliates, or to the Acquiror, in the case of compelled disclosure by the Parent, the Seller or any of their respective Affiliates, provided that no such notice is required if prohibited by applicable Law, (iii) any such Other Party’s Confidential Information is reasonably necessary to be disclosed in connection with any Action, or in any dispute, with respect to the Transaction Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any Action, investigation or administrative proceeding), (iv) any such Other Party’s Confidential Information was or becomes available to such party on a non-confidential basis and from a source (other than a party hereto or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement with respect to such Other Party’s Confidential Information or (v) after the Closing any such Other Party’s Confidential Information becomes known or available pursuant to or as a result of the carrying out of the provisions of any Ancillary Agreement (which information shall be governed by the confidentiality provisions set forth in such Ancillary Agreement). In the event that the Parent, the Seller or any of their respective Affiliates, on the one hand, or the Acquiror or any of its Affiliates, on the other hand, becomes legally compelled to disclose any such Other Party’s Confidential Information, the Acquiror, the Parent and the Seller, as the case may be, as the disclosing party, shall cooperate with the party whose information is being disclosed (at such disclosing party’s expense) to obtain a protective order or similar remedy to cause such Other Party’s Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such Other Party’s Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed information. Each of the Acquiror, the Parent and the Seller shall, and shall cause their respective Affiliates to, protect such Other Party’s Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of such Other Party’s Confidential Information as the Acquiror, the Parent or the Seller, as the case may be, used to protect its own confidential information prior to the date hereof. For the avoidance of doubt, neither the Acquiror nor any of its Affiliates shall have any obligation to maintain the confidentiality of any information about the Company or any of the Transferred Subsidiaries after the Closing. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality. For the avoidance of doubt, the parties hereto may disclose information about the tax treatment and tax structure of the transactions contemplated by this Agreement (including any facts or materials relating thereto or reasonably necessary to understand such treatment or structure).
          (c) Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that the Parent, the Seller and their respective Representatives may, without notifying the Acquiror or any other Person, share any information relating to or obtained from any of the Acquiror or its Affiliates with (i) subject to the terms and conditions of the Nondisclosure Agreement, dated September 25, 2008, between the FRBNY and the Parent (the “FRBNY NDA”) as in effect on the date hereof, the FRBNY and its Representatives, (ii) the U.S. Treasury and its Representatives and (iii) the Board of Governors of the Federal Reserve System and its Representatives (the Persons identified in clauses (i), (ii) and (iii) collectively, the “Government Recipients”), in each case as the Parent and the Seller deem may be reasonably necessary or advisable in its good faith judgment; provided that the Parent and the Seller shall, to the extent permitted under applicable Law, request confidential treatment of any of the information included therein and shall exercise their reasonable best efforts to enforce the FRBNY NDA with respect to any such information that the Parent and the Seller may disclose to the FRBNY; provided, further, that this provision shall not apply to any information regarding Taxes, or any matters relating to Taxes, other than with respect to the tax treatment or tax structure of the transactions contemplated by this Agreement. The Seller shall promptly notify the Acquiror in the event the Parent and the Seller learn that any Government Recipient has been requested or required to disclose any such information or has taken any action that, if taken by the Parent or the Seller, would be deemed a breach of this Section 6.05.
                    Section 6.06. Regulatory and Other Authorizations.
          (a) Each of the Acquiror, the Seller and the Parent shall use its reasonable best efforts to obtain as promptly as reasonably practicable any Governmental Approvals that are necessary, proper or advisable (whether so necessary, proper or advisable prior to, at or after the Closing) under the Transaction Agreements and applicable Law to consummate and make effective the transactions contemplated by the Transaction Agreements. Each of the Acquiror, the Seller and the Parent shall cooperate with the reasonable requests of each other in seeking to obtain as promptly as reasonably practicable all such Governmental Approvals. Neither the Acquiror, the Seller nor the Parent shall take or cause to be taken any action that would reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any such required Governmental Approval.
          (b) Without limiting the generality of Section 6.06(a), the Acquiror, the Seller and the Parent shall each as promptly as reasonably practicable make all filings and notifications with all Governmental Authorities that are necessary, proper or advisable (whether so necessary, proper or advisable prior to, at or after the Closing) under the Transaction Agreements and applicable Law to consummate and make effective the transactions contemplated by the Transaction Agreements, including (i) filing change of control applications or disclaimers of control, as appropriate, with applicable regulatory authorities in each jurisdiction where required by applicable Law with respect to the transactions contemplated by the Transaction Agreements, (ii) filing market share notifications in each jurisdiction where required by applicable insurance Law, (iii) making any appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by the Transaction Agreements, (iv) making any appropriate filing with the European Commission of a notification in accordance with Council Regulation (EC) 139/2004, the E.C. Merger Regulations (“ECMR”) and (v) making any other filing that is necessary, proper or advisable (whether so necessary, proper or advisable prior to, at or after the Closing) under any other antitrust, competition, privacy, data protection, insurance or other regulatory Law or by any Governmental Authority with jurisdiction over enforcement of any applicable antitrust, competition, privacy, data protection, insurance or other regulatory Laws. Each such party shall supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Law, and to seek early termination of any applicable waiting periods thereunder. The Acquiror shall have responsibility for the filing fees associated with its HSR Act filing, the Seller shall have responsibility for the filing fees associated with its HSR Act filing, and the Seller and the Parent (or their respective Affiliates), on the one hand, and the Acquiror (or its Affiliates), on the other hand, shall share equally the filing fees associated with any other required filings.
          (c) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.06, each of the Seller and the Parent, on the one hand, and the Acquiror, on the other hand, shall take or cause to be taken the following actions: (i) the prompt provision to a Governmental Authority of non-privileged information, documents or testimony requested by such Governmental Authority or that are necessary, proper or advisable to permit consummation of the transactions contemplated by the Transaction Agreements; (ii) the prompt use of its reasonable best efforts to oppose any Action relating to the Transaction Agreements or the transactions contemplated thereby in order to avoid the entry of or to effect the dissolution of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Transaction Agreements, including (A) use of its reasonable best efforts to defend through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and (B) agreement with any Governmental Authority by the Acquiror to sell, lease, license or otherwise dispose of or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein of the Company or the Acquiror or either’s respective

Subsidiaries to the extent such agreement is required by any Governmental Authority in order to consummate the transactions contemplated by the Transaction Agreements in accordance with the terms of the Transaction Agreements; and (iii) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued or becomes reasonably foreseeable to be entered or issued in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by the Transaction Agreements in accordance with the terms of the Transaction Agreements unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Transaction Agreements, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this Section 6.06(c)) reasonably necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by the Transaction Agreements; provided, however, in no event shall the Acquiror or any of its Affiliates be required under this Section 6.06 to commence, threaten or otherwise seek to commence any claim, action, suit, arbitration or proceeding against any Governmental Authority listed on Section 6.06(c) of the Acquiror Disclosure Letter. Notwithstanding anything to the contrary in this Agreement, none of the Acquiror, the Seller, the Parent, the Company or any of the Transferred Subsidiaries shall be required to take any action under this Section 6.06(c) pursuant to, or otherwise agree to or accept, any condition or restriction (A) that would not customarily be imposed in transactions of the type contemplated by the Transaction Agreements, (B) that is not conditioned on the consummation of the transactions contemplated by the Transaction Agreements in accordance with the terms of the Transaction Agreements, (C) that requires the taking of any action, including an amendment of any Transaction Agreement or the sale, lease, license, disposal or holding separate by the Company or any of the Transferred Subsidiaries of any assets, rights, product lines, licenses, categories of assets or business or other operations or interests therein that would materially adversely affect the economic benefits reasonably expected to be derived by the Acquiror, the Seller and the Parent, under the Transaction Agreements or in connection with the consummation of the transactions contemplated thereunder; provided that, in the event that a Governmental Authority requires that the terms of the Transaction Agreements be changed or altered in a manner that adversely affects any such benefits reasonably expected to be derived thereunder, each of the Acquiror, the Seller and the Parent shall use its reasonable best efforts and cooperate and negotiate in good faith to agree to alternative terms to the Transaction Agreements that are acceptable to such Governmental Authority and provide benefits substantially similar to the benefits provided under the original terms thereof, (D) that materially adversely affect the ability of the Acquiror and its Subsidiaries (other than the Company and the Transferred Subsidiaries), taken as a whole, the Company and the Transferred Subsidiaries, taken as a whole, or the Parent and its Subsidiaries, taken as a whole, as the case may be, to conduct its business in the same manner as such business is being conducted, including by requiring the sale, lease, license, disposal or holding separate of any assets, rights, product lines, licenses, categories of assets or business or other operations or interests therein, if such sale, lease, license, disposal or holding separate would materially adversely affect such ability to conduct such business in the manner as such business is currently being conducted or (E) that would otherwise have an Acquiror Material Adverse Effect or a

Company Material Adverse Effect, as applicable (the conditions or restrictions described in clauses (A), (B), (C), (D) and (E) above, the “Negative Conditions or Restrictions”).
          (d) Subject to applicable Law relating to the sharing of information, each of the Seller and the Parent, on the one hand, and the Acquiror, on the other hand, shall (i) promptly notify each other of any communication it or any of its Affiliates receives from any Governmental Authority, (ii) permit the other parties to review, in advance to the extent practicable, any material proposed communication by such party or any of its Affiliates to any Governmental Authority, (iii) consult with the other parties in connection with any such proposed communication to the extent practicable and (iv) provide each other with copies of all material correspondence, filings or communications between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement and except, in each case, to the extent the communication is between the Seller, the Parent or their Affiliates or Representatives, on the one hand, and the Government Recipients, on the other hand, for purposes other than seeking a determination of non-control under the Bank Holding Company Act of 1956. None of the Acquiror, the Seller, the Parent, the Company, any of the Transferred Subsidiaries or any of their respective Affiliates or Representatives shall agree to participate in any meeting with any Governmental Authority relating to the matters that are the subject of this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority or otherwise practicable, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreements and to this Section 6.06(d), the Seller, the Parent and the Acquiror shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing (including in seeking early termination of any applicable waiting periods under the HSR Act or any other applicable Law); provided, however, that the foregoing shall not require the Acquiror, the Seller, the Parent, the Company, any of the Transferred Subsidiaries or any of their respective Affiliates or Representatives (i) to disclose any information that in the reasonable judgment of the Acquiror, the Seller, the Parent, the Company, any of the Transferred Subsidiaries or any of their respective Affiliates (as the case may be) would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality or privacy or (ii) to disclose any privileged information or confidential competitive information of the Acquiror, the Seller, the Parent, the Company, any of the Transferred Subsidiaries or any of their respective Affiliates (as the case may be); and provided, further, that the parties’ obligations to notify the other parties with respect to communications received from a Tax Authority, as well as the rights and obligations of the parties hereto with respect to any matter related to Taxes, shall be governed solely by Article VIII; and provided, further, that none of the parties hereto shall be required to comply with any provision of this Section 6.06(d) to the extent that such compliance would be prohibited by applicable Law. Notwithstanding anything to the contrary in this Agreement, any materials or information may be withheld or redacted to the extent that they are protected by professional privilege rules (including attorney-client privilege) or as necessary to comply with contractual arrangements or applicable Law.
          (e) The Acquiror, the Seller and the Parent shall each use their reasonable best efforts to timely obtain any approval, consent, license, sublicense, permit, waiver, order,

qualification or authorization with respect to (i) any Contracts to which any of the Company or the Transferred Subsidiaries is a party and as to which such approval, consent, license, sublicense, permit, waiver, order, qualification or authorization is necessary or advisable in connection with the transactions contemplated by the Transaction Agreements as a result of such Contracts containing a “change in control” or other similar provision or (ii) any Contracts between the Seller, Parent or any of their respective Affiliates (including the Company and the Transferred Subsidiaries) and a third party, required for the provision, under the Transition Services Agreement, of Scheduled Services, access to Scheduled Facilities, Additional Services or access to Additional Facilities (each, a “Third Party Consent”), in each case, with the other party’s participation and cooperation. The Seller and the Parent, on the one hand, and the Acquiror, on the other hand, shall pay the costs of all Third Party Consents and any “kill fees” or other penalties (including penalties for unused minimum volume commitments) in connection with procuring any such Third Party Consent in equal proportions. In the event that the Seller or the Parent cannot obtain any Third Party Consent prior to Closing, the Seller, the Parent and the Acquiror (A) shall, with respect to Contracts contemplated by clauses (i) or (ii) above to which the Seller, the Parent, or any of their respective Affiliates (other than the Company and the Transferred Subsidiaries) is a party, use their reasonable best efforts to provide or cause to be provided to the other party or parties or its or their Affiliates, as the case may be, the benefits, and the costs and expenses, of any such Contract, for not longer than the remainder of the term of such Contract, to the extent permitted thereunder and (B) shall use reasonable best efforts to secure, and with respect to those Contracts that are listed on Section 6.06(e) of the Seller Disclosure Letter for which a Third Party consent is required to provide Scheduled Services, access to Scheduled Facilities, Additional Services or access to Additional Facilities under the Transition Services Agreement or to prevent termination of such Contract by a third party (the “Designated Contracts”), shall secure, an alternative arrangement designed to reasonably provide, where necessary, the operational equivalents of the Intellectual Property, products, services or benefits provided pursuant to such Contract, for not longer than the remainder of the term of such Contract, for which the Third Party Consent was not obtained, provided, that, the present value of the costs and expenses of such provision of benefits or alternative arrangement (other than attorney’s fees or fees for consultants advising on such alternative arrangement) in excess of the costs and expenses that would have been incurred pursuant to such Contract had such Third Party Consent been obtained at no cost, shall be borne by the Acquiror, on the one hand, and the Parent and the Seller, on the other hand, in equal proportion; provided, further, that if the alternative arrangement provides for the Contract to be provided for a longer period of time than would have been provided for if the Third Party Consent had been obtained, the Acquiror shall be solely responsible for the costs not reasonably attributable to the term of service under the original Contract had the Third Party Consent been obtained. In no event shall the Seller and the Parent be required to commence, or threaten or otherwise seek to commence, any claim, action, suit, arbitration or proceeding to obtain any Third Party Consent. For the avoidance of doubt, (1) the terms “approval,” “consent,” “license,” “sublicense,” “permit,” “ waiver,” “order,” “qualification” or “authorization” when used in this Section 6.06(e) shall in no way be construed to mean an “approval,” “consent,” “license,” “sublicense,” “permit,” “waiver,” “order,” “qualification” or “authorization” from a Governmental Authority except to the extent such Governmental Authority is a counterparty to any third party Contract with the Acquiror, the Seller, the Parent or any of their respective Affiliates and (2) the provision of benefits or alternative arrangements may include assignment of a Contract or portion of a Contract if such

Contract or portion of such Contract is solely related to the Business and such assignment would not prevent the Acquiror, the Seller, the Parent or their respective Affiliates from performing their obligations under any Transaction Agreement.
                    Section 6.07. Insurance.
          (a) From and after the Closing Date, the Company and the Transferred Subsidiaries shall cease to be insured by the Parent’s, the Seller’s or their respective Affiliates’ (other than the Company’s and the Transferred Subsidiaries’) (as the case may be) blanket insurance policies or by any of their self-insured programs in place to the extent such insurance policies or programs cover the Company or any of the Transferred Subsidiaries. In connection with the termination of such insurance coverage, at or prior to the Closing, the Parent or the Seller will be permitted, notwithstanding anything herein to the contrary, to cause the Company and the Transferred Subsidiaries to pay the amounts set forth on Section 6.07(a) of the Seller Disclosure Letter to the Seller or the Affiliates as directed by the Parent or the Seller. From and after the Closing Date, if the Company or any of the Transferred Subsidiaries reports a claim solely arising out of its operations covered by the Parent’s, the Seller’s or their respective Affiliates’ insurance policies, the Company, the Transferred Subsidiaries or the Acquiror will fully satisfy the deductible or retention applicable to such claim.
          (b) With respect to events or circumstances relating to the Company or the Transferred Subsidiaries that occurred or existed prior to the Closing Date that are covered by occurrence-based third party liability insurance policies of the Parent, the Seller or their respective Affiliates (other than the Company and the Transferred Subsidiaries) and any third party workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs sponsored by the Parent, the Seller or their respective Affiliates and that apply to the locations at which the Company and the Transferred Subsidiaries operate their respective businesses, the Acquiror may, and may cause the Company and the Transferred Subsidiaries to make claims under such policies and programs; provided, however, that by making any such claims, the Acquiror agrees to reimburse the Parent and the Seller, in cash, for any increased costs incurred by the Parent, the Seller or their respective Affiliates as a result of such claims, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time to the Parent, the Seller or their respective Affiliates; and provided, further, that neither the Acquiror nor any of its Affiliates shall make any such claims if, and to the extent that, such claims are covered by insurance policies issued or sponsored by the Acquiror or its Affiliates. As of the third anniversary of the date hereof, the Acquiror shall no longer be permitted to report claims with respect to such occurrence-based third party liability insurance policies of the Parent, the Seller or their respective Affiliates or to any such workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs that apply to the locations at which the Company and the Transferred Subsidiaries operate their respective businesses, and the Acquiror shall assume full responsibility for, and release the Seller and its Affiliates from, all liability for such claims, known or unknown, resulting from occurrences prior to the Closing Date, other than any Losses with respect to which any Acquiror Indemnified Party is entitled to recovery under any Transaction Agreement.

          (c) Nothing contained in this Section 6.07 shall apply to any debts, liabilities, commitments or obligations of any kind relating to or arising out of any Company E&O Claims, which shall be governed by Section 6.15.
                    Section 6.08. Intercompany Obligations and Arrangements.
          (a) Subject to Section 8.05, the Seller and the Parent shall, and shall cause their respective Affiliates to, take such actions and make such payments as may be necessary, proper or advisable so that within ten days following the Closing, the Company and the Transferred Subsidiaries, on the one hand, and the Parent, the Seller and their respective Affiliates (other than the Company and the Transferred Subsidiaries), on the other hand, shall have settled, discharged, offset, paid, repaid in full, terminated, commuted or extinguished (in each case, by cash settlement or by netting or setting off debts and credits between the Company or any Transferred Subsidiary, on the one hand, and the Parent, the Seller or any of their respective Affiliates (other than the Company and the Transferred Subsidiaries), on the other hand, with the balance of such intercompany loan, note, balance, advance, receivable or payable being settled in cash) all intercompany loans, notes, balances and advances regardless of their maturity and all intercompany receivables and payables, including any accrued and unpaid interest to but excluding the date of payment for the amount due, including the intercompany loans, notes, balances, advances, receivables or payables identified on Section 6.08(a)(i) of the Seller Disclosure Letter, in each case, such that, at or prior to the Closing (or, with respect to intercompany loans, notes, balances, advances, receivables and payables that the Seller elects to be settled, discharged, offset, paid, repaid in full, terminated, commuted or extinguished within 10 days following the Closing Date, on the tenth day following the Closing), the balances of each such intercompany loan, note, balance, advance, receivable and payable shall be zero, and neither the Company nor any Transferred Subsidiary shall have any further rights, obligations or liabilities with respect thereto; provided, however, that this Section 6.08(a) shall not apply to any intercompany loans, notes, advances, receivables or payables (i) set forth on Section 6.08(a)(ii) of the Seller Disclosure Letter, (ii) arising under any Intercompany Agreement that will survive Closing pursuant to Section 6.08(b), or (iii) arising under any Insurance Agreement that will survive Closing pursuant to Section 6.08(b).
          (b) (i) All Intercompany Agreements shall survive Closing, except, subject to Section 8.05 and any payments to be made within ten days following Closing pursuant to Section 6.08(a), the Seller shall, and shall cause its Affiliates to, terminate or commute or cause to be terminated or commuted, on an arm’s-length basis, without penalty for early termination or commutation, concurrently with the Closing Date, (i) any Intercompany Agreement that provides for the provision of (A) services or access to facilities, which services or access to facilities will be provided pursuant to the Transition Services Agreement, (B) those services or access to facilities set forth on Schedule 2.03(b) of the Transition Services Agreement or (C) those services or access to facilities which the Company and the Transferred Subsidiaries will provide for themselves or obtain from other Persons as of the Closing or (ii) those Intercompany Agreements set forth on Section 6.08(b) of the Seller Disclosure Letter, and the Seller shall, and shall cause its Affiliates to, execute and deliver to the Acquiror any releases, termination agreements and discharges in connection therewith such that no party thereto continues to have any rights, obligations or liabilities.

          (ii) No later than 60 days following the date hereof, the Seller shall deliver to the Acquiror a true, correct and complete list of all Contracts between the Company or any Transferred Subsidiary, on the one hand, and the Parent, the Seller or any of their respective Affiliates (other than the Company and the Transferred Subsidiaries), on the other hand, in effect as of the date hereof that are not Intercompany Agreements but that the Parent, the Seller or any of their respective Affiliates intends to maintain in full force and effect in accordance with their respective terms (the “Continuing Contracts”). The Parent and the Seller shall, and shall cause their respective Affiliates to, terminate or commute or cause to be terminated or commuted, on an arm’s-length basis, without penalty for early termination or commutation, concurrently with the Closing Date, any Contracts between the Company or any Transferred Subsidiary, on the one hand, and the Parent, the Seller or any of their respective Affiliates (other than the Company and the Transferred Subsidiaries), on the other hand, in effect as of the date hereof that are not Intercompany Agreements and that are not identified on the list to be delivered pursuant to this Section 6.08(b)(ii).
          (iii) No later than 120 days after the date on which the Seller delivers the list of Continuing Contracts pursuant to Section 6.08(b)(ii), the Acquiror shall deliver to the Seller a list of such Continuing Contracts that it requests to be terminated or commuted (the “Acquiror Requested Terminated Contracts”). The Parent and the Seller shall, and shall cause their respective Affiliates to, terminate or commute or cause to be terminated or commuted, on an arm’s-length basis, without penalty for early termination or commutation, all Acquiror Requested Terminated Contracts upon the earlier to occur of (x) , the expiration of the term of such Contract in accordance with its terms or (y) the date that is two years following the Closing Date
          (iv) For the avoidance of doubt, this Section 6.08(b) shall not apply to (A) any Contract between a third party, on the one hand, and the Parent or any of its Affiliates, on the other hand, to which the Company or any of the Transferred Subsidiaries is not a party, but under which the Company or any of the Transferred Subsidiaries may otherwise derive benefits, such as enterprise-wide licenses or “master” agreements or (B) any Contract among (x) a third party, (y) the Parent or any of its Affiliates and (z) the Company or any of the Transferred Subsidiaries.
          (c) The Seller and the Parent shall cause their respective Affiliates to take such action and make such payments as may be necessary so that, prior to or concurrently with the Closing, the Company and the Transferred Subsidiaries, on the one hand, and AIG Financial Products, on the other hand, shall settle, offset, or terminate all uncollateralized derivatives transactions. The Seller and the Parent shall cause their respective Affiliates to take such action and make such payments as may be necessary so that concurrently with the Closing, the Company and the Transferred Subsidiaries, on the one hand, and AIG Financial Products, on the other hand, shall, with respect to collateralized derivative transactions in effect as of November 30, 2009 either (i) novate such collateralized derivative transactions to a third party, in a manner that is not materially adverse to the Company and the Transferred Subsidiaries, taken as a whole, or (ii) keep such collateralized derivatives transactions outstanding, subject to the terms and conditions set forth in the Acquiror’s standard ISDA credit support annex form (including bilateral thresholds equal to zero and independent amount applicable to Banque AIG or AIG Financial Products, as applicable) as set forth in Section 6.08(c) of the Acquiror Disclosure Letter.
          (d) Prior to the Closing, the Parent and the Seller shall, and shall cause their respective Affiliates to, terminate and unwind all securities lending transactions entered into by the Company or any Transferred Subsidiary.
          (e) Prior to the Closing, the Parent and the Seller shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to cause the Contracts identified in Section 6.08(e) of the Seller Disclosure Letter to be entered into, extended and/or otherwise amended on or prior to the Closing Date as described in Section 6.08(e) of the Seller Disclosure Letter.
          (f) The Seller and the Parent shall, and shall cause their respective Affiliates to, on or prior to the Closing Date, consummate each of the transactions set forth in Section 6.08(f) of the Seller Disclosure Letter.
          (g) Without limiting the generality of Section 6.03 and subject to Section 6.05, from and after the date hereof, the Parent and the Seller shall, and shall cause their respective Representatives to, afford the Acquiror and its Representatives reasonable access, during normal business hours, to the books, data, files and records of the Parent, the Seller and their respective Affiliates, and such additional financial data and other information as the Acquiror or its Representatives may from time to time reasonably request, in respect of the asset listed in Section 6.08(g) of the Seller Disclosure Letter (the “Section 6.08(g) Asset”, and such information, the “Section 6.08(g) Information”). Upon completion of the Acquiror’s review of the Section 6.08(g) Information, but in no event later than 90 days following the date hereof, the Acquiror shall deliver to the Seller written notice of its request for the sale of the Section 6.08 Asset by the Company or the applicable Transferred Subsidiary. Promptly following the receipt by the Seller of such notice, the Seller shall use its reasonable best efforts to consummate the sale of the Section 6.08 Asset to a Person other than the Company or any Transferred Subsidiary on terms and conditions reasonably acceptable to the Acquiror and otherwise in accordance with applicable Law prior to the Closing Date. In furtherance of the foregoing, the Seller shall provide the Acquiror as promptly as practicable (and in any event within 24 hours) with all information as is reasonably necessary to keep the Acquiror fully informed in all material respects of all oral or written communications regarding, and the status and terms of, and changes in, the terms and conditions of such sale of the Section 6.08 Asset, and shall (i) promptly provide to the Acquiror a copy of all written materials provided, directly or indirectly, by or to the Parent, the Seller or any of their respective Affiliates or any of their respective Representatives in connection with such sale and (ii) afford the Acquiror and its Representatives the opportunity to review and provide comments on the transaction documents relating to such sale, which comments shall be considered by the Parent and the Seller in good-faith. Notwithstanding anything in this Section 6.08 or Article II to the contrary, the Seller and the Acquiror hereby agree that, in the event of the consummation of a sale of the Section 6.08 Asset at the request of the Acquiror, 50% of the excess of the book value of the Section 6.08 Asset as reflected in the Reference Balance Sheet over the aggregate net proceeds received by the Company or any of the Transferred Subsidiaries as consideration for such sale of the Section 6.08 Asset shall be included in the Affiliated Transaction Settlement Amount.

                    Section 6.09. Guarantees.
          (a) From and after the date hereof, the Acquiror, the Seller and the Parent shall use their respective commercially reasonable efforts to obtain, on or prior to the Closing Date, the termination of, and full release of the Seller and its Affiliates (other than the Company and the Transferred Subsidiaries) from any and all obligations arising under, any and all guarantees, keepwells, letters of credit, indemnity or contribution agreements, support agreements, insurance surety bonds or other similar agreements (excluding Insurance Agreements) made in respect of the obligations of, or for the benefit of any obligee of, the Company or any of the Transferred Subsidiaries by the Seller, the Parent and their Affiliates (other than the Company and the Transferred Subsidiaries), which agreements are set forth on Section 6.09(a) of the Seller Disclosure Letter (each, a “Seller Guaranty”). For the avoidance of doubt, such efforts shall include an offer by the Acquiror to substitute the obligations of a Subsidiary or other Affiliate of the Acquiror for those of the Seller and its Affiliates (other than the Company and the Transferred Subsidiaries) under any Seller Guaranty on terms that are no less favorable than the terms under such Seller Guaranty are to the Seller or the applicable Affiliate of the Seller, as applicable.
          (b) With respect to each Seller Guaranty for which the parties hereto do not obtain the termination of such Seller Guaranty and a full release of the Seller and its Affiliates (other than the Company and the Transferred Subsidiaries) from any and all obligations arising under such Seller Guaranty, the Acquiror shall, concurrently with the Closing, enter into a Hold Harmless Agreement with respect to such Seller Guaranty.
                    Section 6.10. Intellectual Property; Trade Names and Trademarks.
          (a) The Acquiror, for itself and its Affiliates, acknowledges and agrees that, except as provided herein or in any other Ancillary Agreement, the Acquiror is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Intellectual Property owned or licensed by the Parent or its Affiliates (other than the Company and the Transferred Subsidiaries), including the Intellectual Property identified on Section 6.10(a) of the Seller Disclosure Letter, and the names “AIG”, “American International Group, Inc.”, or “AI”, or any trade, corporate or business names, trademarks, tag-lines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names or any other name or source identifiers related thereto or employing the wording “AIG” or any “AI” formative marks or “American International” formative marks or any derivation or variation of any of the foregoing (for example, among others, AI, AI RISK, AIA, AIU, as well as American International, American International Group, American International Underwriters, American International Assurance) or any confusingly similar trade name, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier (including any registrations and applications relating thereto) (collectively, the “Parent Names and Marks”), and, except as otherwise expressly provided in this Section 6.10, or in any Ancillary Agreement, neither the Acquiror nor any of its Affiliates shall have any rights in or to any of the Parent Names and Marks and neither the Acquiror nor any of its Affiliates shall seek to register in any jurisdiction any trade, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier that is a derivation, translation, adaptation, combination or variation of the Parent Names and Marks.
          (b) Except as otherwise provided in this Section 6.10 or any Ancillary Agreement, (i) following the Closing Date, the Acquiror shall, and shall cause its Affiliates to, promptly cease and discontinue any and all uses of the Intellectual Property owned or licensed by the Parent or its Affiliates including the Parent Names and Marks, whether or not in combination with other words, symbols or other distinctive or non-distinctive elements and all trade, corporate or business names, trademarks, tag lines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names and other name or source identifiers that are derivations, translations, adaptations, combinations or variations of the Parent Names and Marks or embodying any of the foregoing whether or not in combination with other words, symbols or other distinctive or non-distinctive elements and (ii) the Acquiror, for itself and its Affiliates, agrees that any and all rights of the Company and the Transferred Subsidiaries to the Intellectual Property owned or licensed by the Parent or its Affiliates, including the Parent Names and Marks, including any such rights licensed to the Company or the Transferred Subsidiaries pursuant to any written agreements or other arrangements, whether written or oral, with the Parent or its Affiliates, shall terminate on the Closing Date without recourse by the Company and the Transferred Subsidiaries. For the avoidance of doubt, the Company retains all rights in and to its own name and nothing herein shall restrict it or any Transferred Subsidiary from using “American Life”, “ALICO Life” or any similar variant thereof in any name of the Company or any Transferred Subsidiary.
          (c) Effective as of the Closing Date, the Parent, on behalf of itself, the Seller and their respective Affiliates, hereby grants to the Company and the Transferred Subsidiaries and their successors (each, a “Company Licensed Party” and together the “Company Licensed Parties”) a royalty-free, fully paid up, non-exclusive, sublicenseable (to third parties solely for use in providing services to the Company and the Transferred Subsidiaries), non-transferable (except as set forth herein) right and license to continue using the Parent Names and Marks wherever they were used as of the date hereof on any materials of the Company and the Transferred Subsidiaries and each of their respective Affiliates that prior to Closing included any the Parent Names and Marks including signage, advertising, promotional materials, software, packaging, inventory, electronic materials, collateral goods, stationery, business cards, web sites, invoices, receipts, forms, product, training and service literature and materials and other materials (“Materials”) in connection with the Business as conducted as of the Closing for (x) a period of 120 days following the Closing Date for such Materials that do not require approvals from any Governmental Authority to be modified (subject to Section 6.10(d) in cases where the name of the Company or applicable Transferred Subsidiary is on the Materials); and (y) the period of time following the Closing Date until all applicable Governmental Authorities have granted the Company Licensed Parties approval to modify Materials that require such approvals to be modified, plus 90 days following the date of the final approval of any Governmental Authority (subject to Section 6.10(d) in cases where the name of the Company or applicable Transferred Subsidiary is on the Materials); provided that the applicable Company Licensed Party shall use commercially reasonably efforts to promptly obtain such approvals from the applicable Governmental Authorities. Subject to applicable Law, the Company, for itself and on behalf of the other Company Licensed Parties, agrees that all use of the Parent Names and Marks during the applicable term as set forth in this Section 6.10 shall be only with the Parent’s prior written consent (which consent is deemed given for all uses of the Parent Names and Marks in the manner they are used in the Business as of the Closing Date) and only with respect to goods and services of a level of quality substantially the same as the quality of goods and services with respect to which the Company and the Transferred Subsidiaries and each of their respective Affiliates used the Parent Names and Marks immediately prior to Closing. No Company Licensed Party shall be required to remove or replace any the Parent Names and Marks from any Materials that were distributed to third parties prior to Closing or during the term of the license set forth in this Section 6.10(c).
          (d) In the case where no approval is necessary from a Governmental Authority to change the name of the Company or any applicable Transferred Subsidiary, at the Closing (or as soon thereafter as permitted under applicable Law), the Acquiror shall execute, or shall cause the execution of, such amended organizational documents with respect to the Company and the Transferred Subsidiaries such that the Company and each Transferred Subsidiary can effect a change in their respective names, to a name not containing any of the Parent Names and Marks. Promptly and in no event later than 30 days after the Closing, the Acquiror shall cause the Company and the Transferred Subsidiaries to file such amended organizational documents (or to the extent not previously executed in order to comply with applicable Law, a final unexecuted copy of such documents) with the applicable Governmental Authority and take all other necessary action to fulfill its obligations set forth in this Section 6.10. In the case where approval is necessary from a Governmental Authority to change the name of the Company or any applicable Transferred Subsidiary, no later than 90 days after the Closing (unless a longer period of time is required by applicable Law), the Acquiror shall promptly make or cause to be made the appropriate filing with the applicable Governmental Authority such that the Company and each Transferred Subsidiary can effect a change in their respective names as promptly as feasible after receiving the relevant approval, to a name not containing any of the Parent Names and Marks and take all other necessary action to fulfill its obligations set forth in this Section 6.10(d).
          (e) To the extent that the Company or any of the Transferred Subsidiaries owns any rights in or to any the Parent Names and Marks, including any registrations or applications for registrations thereof in any jurisdiction, the Acquiror shall cause the Company and each of the Transferred Subsidiaries to promptly after the Closing Date cease all use thereof (except as otherwise expressly permitted by this Section 6.10, and as soon as practicable after the Closing Date, but in no event more than 30 days thereafter, (i) assign to the Parent or, at the direction of the Parent, to one of its Affiliates all rights of the Company and any Transferred Subsidiary in and to such Parent Names and Marks and, to the extent permitted by applicable Law, any registrations and applications for registrations for such Parent Names and Marks and (ii) reasonably assist the Parent, at the Parent’s expense, in filing all necessary documentation with the applicable Governmental Authorities (A) to record any such assignments and (B) to preserve or protect the rights in such Parent Names and Marks, such as filing renewals or oppositions. Notwithstanding the foregoing, should the Acquiror or any of its Affiliates, following the Closing Date, become aware of any Internet domain name registration by the Company or any of the Transferred Subsidiaries that includes or incorporates any of the Parent Names and Marks, the Acquiror shall promptly notify the Parent of the existence of such Internet domain name registrations and, upon the Parent’s request shall, or shall cause its Affiliates to, assign and transfer all right, title and interest in or to such domain name registration to the Parent or an Affiliate of the Parent. The Acquiror shall pay, subject to prompt reimbursement by the Parent, in cash, any and all renewal fees that are due to the applicable domain name registrar for the period of up to one month after each such domain name registration is transferred.
          (f) To the extent that the Seller, the Parent or any of their respective Affiliates owns any rights in or to any Trademarks owned by the Company or any Transferred Subsidiary other than the Parent Names and Marks (the “Company Names and Marks”), including any registrations or applications for registrations thereof in any jurisdiction, the Parent shall or shall cause the Seller or any of their applicable Affiliates to promptly after the Closing Date cease all use thereof, and as soon as practicable after the Closing Date, but in no event more than 30 days thereafter, (i) assign to the Company or, at the direction of the Acquiror, to one of its Affiliates all rights of the Seller, the Parent or any of their respective Affiliates in and to such Company Names and Marks and, to the extent permitted by applicable Law, any registrations and applications for registrations for such Company Names and Marks and (ii) reasonably assist the Company, at the Company’s expense, in filing all necessary documentation with the applicable Governmental Authorities (A) to record any such assignments and (B) to preserve or protect the rights in such Company Names and Marks, such as filing renewals or oppositions. Notwithstanding the foregoing, should the Parent, the Seller or any of its Affiliates, following the Closing Date, become aware of any Internet domain name registration by the Parent, the Seller or any of its Affiliates that includes or incorporates any of the Company Names and Marks, the Parent shall promptly notify the Acquiror of the existence of such Internet domain name registrations and, upon the Acquiror’s request shall, or shall cause its Affiliates to, assign and transfer all right, title and interest in or to such domain name registration to the Company or an Affiliate of the Company. The Parent shall pay, subject to prompt reimbursement by the Acquiror, in cash, any and all renewal fees that are due to the applicable domain name registrar for the period of up to one month after each such domain name registration is transferred.
          (g) Except as otherwise provided in this Section 6.10(g) or any Ancillary Agreement (i) following the Closing Date, the Seller and the Parent shall, and shall cause their respective Affiliates to, promptly cease and discontinue any and all uses of the Intellectual Property owned or licensed by the Company or the Transferred Subsidiaries including the Company Names and Marks, whether or not in combination with other words, symbols or other distinctive or non-distinctive elements and all trade, corporate or business names, trademarks, tag lines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names and other name or source identifiers that are derivations, translations, adaptations, combinations or variations of the Company Names and Marks or embodying any of the foregoing whether or not in combination with other words, symbols or other distinctive or non-distinctive elements and (ii) the Seller, the Parent, for themselves and their respective Affiliates, agree that any and all rights of the Seller, the Parent and their respective Affiliates to the Intellectual Property owned or licensed by the Company and the Transferred Subsidiaries or their respective Affiliates, including the Company Names and Marks, including any such rights licensed to the Seller, the Parent or their respective Affiliates pursuant to any written agreements or other arrangements, whether written or oral, with the Company or the Transferred Subsidiaries, shall terminate on the Closing Date without recourse by the Seller, the Parent or their respective Affiliates.

          (h) Each of the Acquiror, the Seller and the Parent, on behalf of itself and its Affiliates, agrees that irreparable damage would occur if this Section 6.10 were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that, the Parent or any of its Affiliates (or their respective successors or assigns) shall be entitled to proceed against the Acquiror and its Affiliates at law and/or in equity and the Company or any of the Transferred Subsidiaries (or their respective successors and assigns) shall be entitled to proceed against the Seller, the Parent and their respective Affiliates, at law and/or equity, in each case for such damages or other relief as a court may deem appropriate and shall be entitled to seek a temporary restraining order and/or preliminary and final injunctive or other equitable relief, including specific performance, to prevent breaches of this Section 6.10 and, in addition to any other remedy to which they are entitled at law or in equity, to enforce specifically the terms and provisions of this Section 6.10.
                    Section 6.11. Non-Competition; Non-Solicitation; No-Hire.
          (a) For a period of two years following the Closing Date (the “Non-Compete Period”), each Parent Entity shall not, without the prior written consent of the Acquiror, directly or indirectly, engage in the Restricted U.S. Business in the United States (which for the purposes of this Section 6.11 does not include Puerto Rico, Guam, the United States Virgin Islands and the Northern Mariana Islands) or the Restricted International Business in the International Jurisdictions (each a “Restricted Activity” and collectively, the “Restricted Activities”).
          (b) Notwithstanding the restrictions set forth in Section 6.11(a), and without implication that the following activities (or activities not listed below) otherwise would be subject to the provisions of Section 6.11(a), nothing in Section 6.11(a) shall preclude, prohibit or restrict or otherwise limit any Parent Entity from engaging, or require the Parent to cause the Parent or any Parent Entity not to engage, in any manner in any of the following (except to the extent in violation of any applicable terms and conditions of the Investor Rights Agreement):
          (i) acquiring and holding securities issued by the Acquiror or its Affiliates;
          (ii) consummating the transactions or providing or receiving the services contemplated by this Agreement or the Transaction Agreements;
          (iii) engaging in (A) the business of marketing, underwriting, issuing and administering accident and health insurance products, property and casualty insurance products and Takaful products and (B) any business in any jurisdiction other than the Restricted U.S. Business in the United States or the Restricted International Business in the International Jurisdictions;
          (iv) engaging in any Restricted Activities to the extent such Parent Entity does so as of the date of this Agreement;
          (v) engaging in the business of marketing, underwriting, issuing, and administering Simple Life Insurance in the International Jurisdictions listed on Schedule 6.11B to this Agreement;

          (vi) acquiring, holding investments or owning, directly or indirectly, any voting stock, Capital Stock or other equity interest (including convertible securities) of any Person engaged in any Restricted Activities in the United States or the International Jurisdictions which ownership interest represents at all times not more than 10% of the aggregate voting power or outstanding Capital Stock or other equity interests of such Person; provided, that such percentage shall be not more than 25% if such ownership interest is acquired by any Parent Entity as consideration for the disposition of any Parent Entity; and provided, further that such acquisition or ownership is and remains during the Non-Compete Period solely for investment purposes;
          (vii) entering into alliances or joint ventures that engage in a Restricted Activity so long as the GAAP pre-tax operating income derived by the activities, services or businesses contributed by a Parent Entity and the other party or parties to such alliance or joint venture attributable to the portion of the Restricted Activity conducted in the United States or the International Jurisdictions constituted less than 10% of the consolidated GAAP pre-tax operating income (excluding any effects attributable to short-term and extraordinary events) of such activities, services or businesses contributed by a Parent Entity and the other party or parties to such alliance or joint venture (or, in the event that such Acquired Entity is not a separate Person, the consolidated GAAP pre-tax operating income attributable to the assets and liabilities used in connection with the Restricted Activities constituted less the 10% of the consolidated GAAP pre-tax operating income (excluding any effects attributable to short-term and extraordinary events) attributable to the assets and liabilities transferred as part of such Acquisition Transaction);
          (viii) if it is a Covered Business that has completed a Spin-Off Transaction, engaging in any business in any jurisdiction;
          (ix) managing, controlling, advising or providing administrative or similar services to general or separate accounts of insurance companies, investment funds or other investment vehicles or any employee benefit plan or trust of any Parent Entity that makes investments in Persons engaging in a Restricted Activity, so long as such investments are in the Ordinary Course of Business of such fund, vehicle, plan or trust;
          (x) providing investment management, investment advisory, administrative or similar services to any Person;
          (xi) selling, distributing, marketing, underwriting or otherwise providing any products or services in the Ordinary Course of Business to a Person engaged in a Restricted Activity; and
          (xii) engaging in the business conducted by AIG Bank Polska S.A., and any business conducted by the Company that will be acquiring AIG Bank Polska S.A. pursuant to the Investment Agreement, dated July 28, 2009 by and among Parent, AIG Consumer Finance Group, Inc., Santander Consumer Bank, S.A. and Santander Consumer Finance S.A. or any other Change of Control/Sale Transaction.

          (c) Notwithstanding anything to the contrary contained in this Section 6.11, the covenant set forth in Section 6.11(a) shall not be breached by reason of a Parent Entity entering into any agreement to acquire or acquiring, or after such acquisition, owning and operating, in whole or in part, any Person or any asset or business that, directly or indirectly, engages in any Restricted Activities (any such Person or business, an “Acquired Entity” and such transaction and any related series of transactions, an “Acquisition Transaction”); provided, that (x) the Parent provides to the Acquiror prompt written notice of the entry into such agreement or the consummation of such Acquisition Transaction (whichever first occurs), which notice shall identify the Acquired Entity and the Restricted Activities in which such Acquired Entity engages and (y) such Parent Entity satisfies any one of the Acquisition Conditions set forth below. For purposes of this Section 6.11(c), each of the following shall constitute an “Acquisition Condition”:
          (i) within 12 months after the closing or effective date (the “Transaction Date”) of such Acquisition Transaction, the Restricted Activities (or the assets used in connection therewith) of such Acquired Entity are disposed of to a Person that is not an Affiliate of any Parent Entity;
          (ii) within 12 months after the Transaction Date of such Acquisition Transaction, such Acquired Entity ceases to engage in the Restricted Activities; or
          (iii) (A) a principal purpose of such Acquisition Transaction is not to circumvent the restrictions contained in this Section 6.11; (B) during the four most recently completed full quarters preceding the Transaction Date, the GAAP pre-tax operating income derived by such Acquired Entity from the Restricted Activities constituted less than 20% of the consolidated GAAP pre-tax operating income (excluding any effects attributable to short-term and extraordinary events) of such Acquired Entity (or, in the event that such Acquired Entity is not a separate Person, the consolidated GAAP pre-tax operating income attributable to the assets and liabilities used in connection with the Restricted Activities constituted less than 20% of the consolidated GAAP pre-tax operating income (excluding any effects attributable to short-term and extraordinary events) attributable to the assets and liabilities transferred as part of such Acquisition Transaction); and (C) from and after the Transaction Date of such Acquisition Transaction, the Parent Entities (other than the Acquired Entity to the extent set forth in this Section 6.11(c)(iii)) remain subject to this Section 6.11.
          (d) Notwithstanding anything to the contrary contained in this Section 6.11, the covenant set forth in Section 6.11(a) shall not be breached by reason of any of the following (except to the extent in violation of any applicable terms and conditions of the Investor Rights Agreement):
          (i) any Person engaged in the Restricted Activities agreeing to hold or holding, or agreeing to acquire or acquiring, directly or indirectly, voting securities of the Parent, whether by means of a stock purchase, merger, consolidation, tender offer or otherwise (such Person, an “Acquiring Entity” and such transaction, a “Change of Control Transaction”);

          (ii) following a Spin-Off Transaction, any Person engaged in the Restricted Activities agreeing to acquire or acquiring, directly or indirectly, voting securities of the Covered Business that is the subject of such Spin-Off Transaction, whether by means of a stock purchase, merger, consolidation, tender offer or otherwise (such Person, an “Acquiring Entity” and such transaction, a “Spin-Off Change of Control Transaction”); or
          (iii) if a Spin-Off Transaction shall not have occurred, any Person engaged in the Restricted Activities agreeing to acquire or acquiring, directly or indirectly, all or a material portion of any Covered Business from the Parent or one of its Affiliates, whether by means of a stock or asset purchase, merger, consolidation, reinsurance transaction, tender offer or otherwise (such Person, an “Acquiring Entity” and such transaction, which for the avoidance of doubt shall not include a Spin-Off Transaction, a “Covered Business Sale”);
          provided, that, in each case, the Parent or the Covered Business, as applicable, provides to the Acquiror prompt written notice of the entry into such agreement or the consummation of such Change of Control/Sale Transaction (whichever first occurs), which notice shall identify the Acquiring Entity and the Restricted Activities in which such Acquiring Entity engages.
          (e) Except as otherwise provided in Section 6.11(f), for a period of 24 months following the date hereof, the Parent and the Seller shall not, and shall cause the other Parent Entities not to, without the prior written consent of the Acquiror, directly or indirectly, solicit for employment, employ or retain the services of any employee of the Company or any Transferred Subsidiary in “job tiers 5-8” (or the equivalent) or any country manager at or below such levels; provided, that this restriction shall not apply to any employee who has been terminated by the Company or any Transferred Subsidiary following the Closing Date after a period of six months following such termination.
          (f) For a period of 24 months following the Closing Date, the Parent and the Seller shall not, and shall cause the other Parent Entities not to, without the prior written consent of the Acquiror, directly or indirectly, solicit for employment, employ or retain the services of (i) any employee of the Company or any Transferred Subsidiary, (ii) any employee of the Acquiror or any of its Affiliates whose primary job duties consist of transition, migration, and integration of the Business, such employees to be designated in writing by the Acquiror prior to the Closing Date and consented to by the Parent (which consent shall not be unreasonably withheld), (iii) any former employee of the Company or any Transferred Subsidiary who, from the Closing Date, voluntarily terminated his or her employment with the Company or the Transferred Subsidiary or whose employment is terminated for material misconduct or failure to substantially perform his or her duties for a period of six months following such termination or (iv) any employee of the Parent or any of its Affiliates who is required to be transferred to the Company or a Transferred Subsidiary pursuant to Section 7.01(b), whether or not such employee is so transferred; provided, however, that, except as otherwise provided in clause (iv), the Seller and its Affiliates may employ or hire any such Person who is not a Person covered by Section 6.11(e) and who is terminated by the Company or any Transferred Subsidiary after the Closing Date, provided further, however, notwithstanding anything to the contrary in this Section 6.11(f), for any person covered by clause (iii), any restrictions under this Section 6.11(f) shall lapse at the earlier of (A) the sixth month anniversary of the termination or (B) the 24th month anniversary of the Closing Date, and provided further, however, that the foregoing shall not prohibit (i) general solicitations (including by third party recruiter contacts) or advertisements of employment (or hiring as a result thereof) not specifically directed at such persons, (ii) solicitation of such Employees who initiate discussions with any Parent Entity regarding such employment with any Parent Entity without any direct or indirect solicitation by any Parent Entity, or (iii) the solicitation of those employees employed by any Acquiror Entity with whom any Parent Entity has engaged in employment discussions prior to the Closing Date to the extent permitted by the Acquiror Confidentiality Agreement.
          (g) For a period of 24 months following the Closing Date, the Parent and the Seller shall not, and shall cause the other Parent Entities not to, without the prior written consent of the Acquiror, directly or indirectly, on a targeted and systematic basis, solicit for employment, employ or retain the services of any “tied agent” who is engaged by the Company or any of the Transferred Subsidiaries in any of the International Jurisdictions.
          (h) The parties hereto acknowledge that the covenants set forth in this Section 6.11 are an essential element of this Agreement and that, but for these covenants, the parties hereto would not have entered into this Agreement. The parties hereto acknowledge that this Section 6.11 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other document contemplated by this Agreement.
          (i) The parties hereto recognize that the Laws and public policies of the various States of the United States and of the jurisdictions composing the International Jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 6.11. It is the intention of the parties that the provisions of this Section 6.11 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 6.11 shall not render unenforceable or impair the remainder of the provisions of this Section 6.11. Accordingly, if at the time of enforcement of any provision of this Section 6.11, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by Law.
          (j) The Parent and the Seller expressly acknowledge that the restrictive covenants set forth in this Section 6.11, including the geographic scope and duration of such covenants, are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Acquiror and its Affiliates, and that any violation thereof could result in irreparable injury to the Acquiror and its Affiliates that would not be readily ascertainable or compensable in terms of money, and therefore the Acquiror and its Affiliates shall be entitled to seek from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief as well as damages, which rights shall be cumulative and in addition to any other rights or remedies to which it may be entitled.
                    Section 6.12. Certain Matters.
          (a) Prior to the Closing, the Parent and the Seller shall use their respective commercially reasonable efforts to consummate the formation of the prospective joint venture identified on Section 6.12(a) of the Seller Disclosure Letter or a similar joint venture reasonably acceptable to Acquiror (the “Prospective Joint Venture”) and to cause the Prospective Joint Venture to obtain any necessary Permits such that the Prospective Joint Venture may write the lines of business written as of the date set forth on Section 6.12(a) of the Seller Disclosure Letter (the “Designated Date”) in the jurisdiction identified on Section 6.12(a) of the Seller Disclosure Letter (the “Designated Jurisdiction”) by the Company, the Transferred Subsidiaries and the branch currently existing in the Designated Jurisdiction (the “Designated Branch”) and to administer and collect premiums with respect to the Designated Branch’s existing in-force block of business in the Designated Jurisdiction. If (i) the Company or the Prospective Joint Venture fails to obtain any necessary Permit such that the Prospective Joint Venture and the Designated Branch are both prohibited from writing the lines of business written as of the Designated Date by the Designated Branch in the Designated Jurisdiction prior to the Closing, but the Prospective Joint Venture or the Designated Branch may administer and collect premiums with respect to the Designated Branch’s existing in-force block of business in the Designated Jurisdiction at the Closing, then, at the Closing the Purchase Price shall be reduced by the amount indicated as “NB” on the Schedule of Designated Amounts, as provided for in Section 2.03, (ii) the Company or the Prospective Joint Venture fails to obtain any necessary Permit such that the Prospective Joint Venture and the Designated Branch are both prohibited from administering and collecting premiums with respect to the Designated Branch’s existing in-force block of business in the Designated Jurisdiction at the Closing, but the Prospective Joint Venture or the Designated Branch may write the lines of business written as of the Designated Date by the Designated Branch in the Designated Jurisdiction prior to the Closing, then, at the Closing, the Purchase Price shall be reduced by the amount indicated as “EB” on the Schedule of Designated Amounts, as provided for in Section 2.03, or (iii) the Company or the Prospective Joint Venture fails to obtain any necessary Permits such that the Prospective Joint Venture and the Designated Branch are both prohibited from writing the lines of business written as of the Designated Date by the Designated Branch in the Designated Jurisdiction prior to the Closing and the Prospective Joint Venture or the Designated Branch loses the right to administer and collect premiums with respect to the Designated Branch’s existing in-force block of business in the Designated Jurisdiction at the Closing, the Purchase Price shall be reduced by the amount indicated as “NB/EB” on the Schedule of Designated Amounts, as provided for in Section 2.03(d) or (iv) (A) the Company or the Prospective Joint Venture fails to obtain any necessary Permits such that the Prospective Joint Venture and the Designated Branch are both prohibited from writing the lines of business written as of the Designated Date by the Designated Branch in the Designated Jurisdiction prior to the Closing, and the Prospective Joint Venture or the Designated Branch loses the right to administer and collect premiums with respect to the Designated Branch’s existing in-force block of business in the Designated Jurisdiction prior to the Closing and (B) the title and ownership of the Company’s pro rata share of the assets to the extent of capital and surplus of, or the Capital Stock, directly or indirectly, held by the Company in, the Prospective Joint Venture or the Designated Branch, free and clear of all Liens (other than, with respect to such assets, but not

Capital Stock, Permitted Liens) is prohibited from being transferred along with the rest of the Company and the Transferred Subsidiaries to the Acquiror at the Closing in relation to the purchase of the Shares by Acquiror, the Purchase Price shall be reduced by the amount indicated as “Grand Total” on the Schedule of Designated Amounts, as provided for in Section 2.03; provided, however, that, following the Closing, the Acquiror shall, and shall cause the Company to, use its commercially reasonable efforts to (1) consummate the formation of the Prospective Joint Venture if not so formed prior to the Closing, (2) obtain any necessary Permits such that the Prospective Joint Venture or the Designated Branch may write the lines of business written as of the Designated Date by the Designated Branch in the Designated Jurisdiction and the Prospective Joint Venture or the Designated Branch may administer and collect premiums with respect to the Designated Branch’s existing in-force block of business in the Designated Jurisdiction and (3) obtain any necessary Permits such that the Acquiror may take title and ownership of its pro rata share of the assets to the extent of capital and surplus of, and the Capital Stock held, directly or indirectly, by the Company in, the Prospective Joint Venture or the Designated Branch, as the case may be, free and clear of all Liens (other than, with respect to such assets, but not Capital Stock, Permitted Liens). In the event that the Company consummates the formation of the Prospective Joint Venture and obtains any necessary Permits such that the prohibitions described in clauses (i), (ii), (iii) or (iv) above are no longer imposed on the Prospective Joint Venture, the Designated Branch, the Company, any of the Transferred Subsidiaries or the Acquiror, as applicable, within six months following the Closing then the Acquiror shall pay to the Seller in cash the amount withheld from the Seller as set forth in clauses (i), (ii), (iii) or (iv) above at such time, as applicable. In the event that the Company and the Transferred Subsidiaries receive any amount with respect to the Designated Branch or the Prospective Joint Venture from any Person other than the Company and the Transferred Subsidiaries, within six months following the Closing, pursuant to the sale or other disposition of all or a portion of the Capital Stock or, other than in the Ordinary Course of Business, assets of the Designated Branch or the Prospective Joint Venture then, if such sale or other disposition occurs prior to the Closing, the Purchase Price shall be increased by an amount equal to the amount by which the net proceeds received by the Company from such sale or other disposition exceeds the amount set forth on the Schedule of Designated Amounts by which the Purchase Price would have been reduced had such sale or other disposition not occurred, or, if such sale or other disposition occurs following the Closing, the Acquiror shall promptly pay to the Seller the amount of the net proceeds received by the Company from such sale or disposition up to the amount set forth on the Schedule of Designated Amounts by which the Purchase Price was reduced at the Closing.
          (b) The Parent and the Seller shall cause the Company to terminate, effective at or prior to the Closing, the Revised and Restated Reinsurance Agreement, effective as of December 1, 2003, by and between the Company, acting through its branch in Tokyo, Japan, and RGA Reinsurance Co., as the same may have been amended or supplemented from time to time, in accordance with its terms.
                    Section 6.13. Separation, Migration and Integration.
          (a) The Parent and the Seller will, and will cause their Affiliates to, use commercially reasonable efforts to complete, or cause to be completed, each action set forth on Section 6.13(a)(i) of the Seller Disclosure Letter for which action the Parent, the Seller, the Company or the Transferred Subsidiaries is listed as a “Responsible Party” (each, a “Required

Pre-Close Separation Action”) on or prior to the “Target Completion Date” corresponding to such action set forth on Section 6.13(a)(i) of the Seller Disclosure Letter and, in any event, prior to the Closing Date. In addition, the Parent and the Seller will, and will cause their Affiliates to, use commercially reasonable efforts to complete, or cause to be completed, each action set forth on Section 6.13(a)(ii) of the Seller Disclosure Letter for which action the Parent, the Seller, the Company or the Transferred Subsidiaries is listed as a “Responsible Party” (each, an “Additional Required Separation Action” and, together with the Required Pre-Close Separation Actions, the “Required Separation Actions”) and shall use commercially reasonable efforts to ensure that each Additional Required Separation Action has been completed on or prior to the “Target Completion Date” corresponding to such action set forth on Section 6.13(a)(ii) of the Seller Disclosure Letter. To the extent that any Required Pre-Close Separation Action is not completed by the Closing Date or that any Additional Required Separation Action with a Target Completion Date prior to the Closing Date is not completed by the Closing Date, the Parent and the Seller will, and will cause their Affiliates to, use commercially reasonable efforts to complete, or cause to be completed such Required Pre-Close Separation Actions and such Additional Required Separation Actions as soon as practicable following the Closing Date. Other than costs of Third Party Consents related to such Required Separation Actions, responsibility for which shall be governed by the provisions of Section 6.06(e), (i) subject to Section 2.09, Exhibit M and Exhibit I, all costs of such Required Pre-Close Separation Actions incurred prior to the Closing Date shall be borne by the Company or the Transferred Subsidiaries, (ii) all costs of any Required Pre-Close Separation Actions incurred after the Closing Date shall be borne by the party identified as the “Responsible Party” in Section 6.13(a)(i) of the Seller Disclosure Letter, and (iii) all costs of all Additional Required Separation Actions shall be borne by the “Responsible Party” set forth in Section 6.13(a)(ii) of the Seller Disclosure Letter; provided, that all costs of all Additional Required Separation Actions incurred after the Closing Date shall be borne by the Parent, the Seller and their Affiliates (other than the Company and its Transferred Subsidiaries), provided, in any of clauses (i), (ii) or (iii), that the Acquiror shall bear any incremental costs resulting from any changes to the Required Separation Actions that are requested in writing by the Acquiror. To the extent the Parent or the Acquiror dispute if a Required Separation Action has been completed or not, such disputes shall be subject to resolution in the manner contemplated by Section 7.09(a)(i) of the Transition Services Agreement on an expedited basis as if such provisions were already in effect. Notwithstanding anything herein to the contrary, to the extent that as the result of the failure to complete a Required Pre-Close Separation Action by the Closing Date, the Acquiror, at any time prior to or following the Closing Date, identifies a service or access to a facility that would be an Additional Service or an Additional Facility pursuant to the Transition Services Agreement, the Acquiror may initiate the process for requesting such service or access to such facility as would be an Additional Service or an Additional Facility pursuant to the Transition Services Agreement, as if Section 2.03(a) of the Transition Services Agreement and the portions of the Transition Services Agreement related thereto were already in effect, including the provisions related to the rapid and timely escalation and resolution of any dispute in the manner contemplated by Section 7.09(a)(i) of the Transition Services Agreement on an expedited basis, provided, that the Seller and the Parent shall bear all incremental costs of providing or receiving such Additional Service or Additional Facility resulting from such failure to complete the Required Pre-Close Separation Action, including any Set-Up Costs (as such term is defined in the Transition Services Agreement) and the costs of any changes to the provision or receipt of the service or access to facility required as a result of such failure.

(A)	The following provisions of the Transition Services Agreement shall apply to all Required Separation Actions provided after the Closing, as if they were Services or access to Facilities under the Transition Services Agreement: Sections 2.09 (Standard of the Provision of Services or Access to Facilities), 2.11 (Failure to Meet Standards for Services, Inability to Perform), 2.12 (Change in Services or Access to Facilities), 2.13 (Services and Access to Facilities Provided by Other Persons) (but excluding the second and third provisos of the first sentence of Section 2.13 concerning advance written notice and prior written consent), 2.18 (Security; Electronic and Other Access), 2.20 (Ownership of Intellectual Property), 2.25 (Primary Points of Contact for this Agreement), the penultimate sentence of Section 6.03(a) (Effect of Termination), Sections 6.03(b) (Effect of Termination), 7.01(b)(i) (Treatment of Confidential Information), 7.01(b)(ii) (Treatment of Confidential Information), 7.01(b)(iii) (Treatment of Confidential Information), 7.02 (Security Incidents), 7.03 (Notices) and 7.09 (Dispute Resolution) and, to the extent any provision in this Agreement contradicts any of the aforementioned provisions of the Transition Services Agreement, the provisions of the Transition Services Agreement shall prevail. For the avoidance of doubt, any breach of any of the covenants in the foregoing sections in the Transition Services Agreement in connection with the provision of the Required Separation Actions will be the subject of an indemnity by the Seller hereunder in accordance with the terms set forth in Article XI (and will not be the subject of an indemnity pursuant to the Transition Services Agreement).

(B)	Any resources (including equipment and licenses contemplated by Section 6.13(a)(i) of the Seller Disclosure Letter) acquired by the Seller, the Parent and their respective Affiliates (including the Company and the Transferred Subsidiaries) which are paid for by the Company or the Transferred Subsidiaries or the costs for which are included in the calculations contemplated by Article II, Exhibit M or Exhibit I in connection with the Required Pre-Close Separation Actions shall be acquired in the name of the Company and the Transferred Subsidiaries.
          (b) To the extent not included in the Required Separation Actions, the Parent, the Seller and their respective Affiliates shall take all actions necessary with respect to Personally Identifiable Information (as such term is defined in the Transition Services Agreement) of policyholders, customers, consumers, claimants, benefit recipients or employees of the Company and the Transferred Subsidiaries, and any other data and information related to the Business such that the parties will, at the Closing, be in compliance with (i) all applicable Laws with respect to privacy of such information and (ii) any applicable policies of, or promises made to policyholders, customers, consumers, claimants, benefit recipients or employees of, the Seller, the Parent or their respective Affiliates with respect to privacy of such information, including, where necessary for such compliance, separating such Personally Identifiable Information from any other Personally Identifiable Information or other data and information of the Seller, the Parent and their respective Affiliates (other than the Company and the Transferred Subsidiaries), whether by physical or logical separation of such data and information and/or physical oversights, mechanisms and processes.
          (c) (i) Following the date hereof, in furtherance of the provisions of Section 6.03 and the transactions contemplated hereby, the Seller, the Parent, the Company and the Transferred Subsidiaries shall use commercially reasonable efforts to cooperate with the Acquiror, at the Acquiror’s request, in planning for the provision of Services and access to Facilities (as defined in the Transition Services Agreement) pursuant to the Transition Services Agreement and planning for the migration and integration of the Business (including the data, Systems, operations and administration) and their personnel to and into the Acquiror, in accordance with mutually acceptable timetables, guidelines and procedures (which shall comply with applicable Law), with such cooperation to include each of the Seller and the Parent (collectively), the Company and the Transferred Subsidiaries (collectively) and the Acquiror: (A) appointing a divestiture planning manager; (B) establishing divestiture planning committees as mutually agreed; (C) setting regular meetings of the divestiture planning committees; (D) making available appropriate knowledgeable business, operations, administration and technology personnel and any other personnel reasonably needed for the planning for the provision of Services pursuant to the Transition Services Agreement and the planning for the migration and integration of the Business; (E) developing detailed project plans and budgets for the provision of Services pursuant to the Transition Services Agreement and the migration and integration of the Business; and (F) dedicating commercially reasonable resources to accomplish the foregoing. With respect to the divestiture managers for the Seller and the Parent (collectively) and the Company and Transferred Subsidiaries (collectively), such divestiture managers shall be Persons with sufficient knowledge and authority, inside and outside the U.S., to ensure that the appropriate personnel from the Seller, the Parent, the Company and the Transferred Subsidiaries, respectively, are assigned to the appropriate divestiture planning committees to be involved in the foregoing. All planning cooperation contemplated by this Section 6.13(c) shall be conducted in compliance with applicable Law (including antitrust and competition Law) and with the intention to minimize disruption to the Business and the businesses of the Seller, the Parent, the Acquiror and their respective Affiliates.
          (ii) During the period commencing on the date hereof and extending until the Closing Date, each of the Seller, the Parent and its Affiliates shall use commercially reasonable efforts to cooperate with the Acquiror, at the Acquiror’s request, and the Acquiror shall use commercially reasonable efforts to cooperate with the Seller, the Parent and its Affiliates at the Parent’s request, to (A) perform any migration services reasonably required in order to migrate such services or access to facilities as were provided (I) by or on behalf of the Seller, the Parent or their Affiliates to the Company or any of the Transferred Subsidiaries or (II) by or on behalf of the Company or the Transferred Subsidiaries to the Seller, the Parent or its Affiliates (other than the Company or the Transferred Subsidiaries), in each case, immediately prior to the Closing, but that will not be so provided under the Transition Services Agreement from and after the Closing and (B) perform any other migration services as are mutually agreed to by the Seller, the Parent and the Acquiror. The applicable party shall provide, or cause to be provided, such migration services as if they were Migration Services pursuant to the Transition Services Agreement, as if such agreement were in effect as of the date hereof.
          (iii) Each of the Parent, the Seller, the Company, each Transferred Subsidiary and the Acquiror shall bear its own costs and expenses incurred in connection with the planning cooperation contemplated by this Section 6.13(c), except that:
(A)	the Acquiror shall reimburse the Seller and the Parent for any reasonable and necessary third-party out-of-pocket expenses paid by the Seller, the Parent and their Affiliates to an unaffiliated Person in connection with the planning cooperation contemplated by sub-sections (A) through (F) of Section 6.13(c)(i);

(B)	the Acquiror shall pay, as applicable, the Parent, the Seller or any of their Affiliates (including the Company and the Transferred Subsidiaries) for the migration services contemplated by Section 6.13(c)(ii)(A)(I) or the migration services requested by the Acquiror and provided pursuant to Section 6.13(c)(ii)(B) as if such migration services were Migration Services (as such term is defined in the Transition Services Agreement) pursuant to the Transition Services Agreement, as if such agreement were in effect as of the date hereof;

(C)	to the extent that any of the planning cooperation contemplated by subsections (A) through (F) of Section 6.13(c)(i) or the migration services contemplated by Section 6.13(c)(ii)(A)(I) or the migration services requested by the Acquiror and provided pursuant to Section 6.13(c)(ii)(B) involve the Company or any Transferred Subsidiary entering into any license or other agreement with a third party on or prior to the Closing Date (which license or other agreement is not a Third Party Consent (or an alternative thereto pursuant to Section 6.06(e)), a Contract required by Section 6.08(e), or required as part of a Required Separation Action), which license or agreement is requested in writing by and on terms agreeable to the Acquiror (each, a “Requested License”), then prior to the Closing and at the option of the Parent, the Acquiror will either (I) pay to such third party any and all amounts due and payable in connection with such Requested License or (II) reimburse the Parent, the Seller or their Affiliates (including the Company and the Transferred Subsidiaries) for any and all amounts paid to such third party in connection with such Requested License within 10 Business Days of receiving an invoice with respect to such payments.

The invoicing, payment and dispute resolution provisions of the Transition Services Agreement, including Article III and Section 7.09 thereof, shall apply to all requests for payments and payments due under this Section 6.13(c)(iii) as though the Transition Services Agreement had become effective on the date hereof.
          (d) (i) Immediately following the date hereof, the Seller, the Parent, the Company, the Transferred Subsidiaries and the Acquiror shall cooperate in good faith and use commercially reasonable efforts to (A) finalize (through addition, deletion and modification) no later than 120 days following the date hereof those schedules for Parent Services, Company Services, Parent Facilities and Company Facilities that are services or access to facilities consisting of IT services, regardless of whether such services or access to facilities are set forth on a schedule designated as an “IT Schedule” (the “IT-Related Schedules”) that have not been fully agreed to by the parties as of the date hereof and (B) finalize (through addition, deletion and modification) no later than 60 days following the date hereof those schedules for Parent Services, Company Services, Parent Facilities and Company Facilities that are not IT-Related Schedules (the “Non-IT Related Schedules”) that have not been fully agreed to by the parties as of the date hereof (such schedules as are described in (A) and (B), collectively, the “Partially Agreed Schedules”). If the parties hereto fail to reach agreement with respect to the price, term, extended term, or any applicable termination charges for any service or access to such facility in a Partially Agreed Schedule, such issues shall be resolved in accordance with Section 7.09(a)(i) of the Transition Services Agreement on an expedited basis and resolved in accordance with the methodology for determining the price, duration, termination charges and other terms and conditions for an Additional Service or Additional Facility set forth in Section 2.03(a) of the Transition Services Agreement and, for the avoidance of doubt, the Agreed Price definition set forth in Section 3.01 of the Transition Services Agreement shall apply provided that any such failure to reach agreement on the foregoing shall not affect the obligation to provide such service or access to such facility as of the Closing Date.
          (ii) Those schedules for Parent Services, Company Services, Parent Facilities or Company Facilities that are attached to the form of the Transition Services Agreement as of the date hereof either (A) have been fully agreed to by the parties hereto as of the date hereof (the “Agreed Schedules”), shall be deemed complete and shall be attached to the Transition Services Agreement and become schedules thereto as of the Closing or (B) are Partially Agreed Schedules and, in finalizing such Partially Agreed Schedules, the parties hereto shall not make any changes to those terms and conditions that are set forth in such Partially Agreed Schedules as of the date hereof, in each case of (A) and (B), except to the extent that, during the 120 day period following the date hereof for any Agreed Schedules or Partially Agreed Schedules that are IT-Related Schedules and during the 60 day period following the date hereof for any Agreed Schedules or Partially Agreed Schedules that are Non-IT-Related Schedules, (I) a material error or omission in information provided or made available to the Acquiror prior to the date hereof is identified with respect thereto; or (II) the Acquiror determines that it does not wish to receive a service or access to a facility listed in an Agreed Schedule or a Partially Agreed Schedule; provided, that to the extent that the Parent’s ability to provide, or cause to be provided, a Service or access to a Facility, as the case may be, is dependent on the continuation of another Service or access to another Facility that the Acquiror determines that it does not wish to receive, pursuant to the Acquiror’s written request as set forth in a written notice from the Acquiror, in which case the Parent shall promptly provide written notice thereof to the Acquiror and such Service or access to such Facility the Acquiror determines that it does not wish to receive shall remain on the applicable schedule and the parties shall work in good faith to determine how and when such Service or access to such Facility can be terminated; provided, further, that if such Service or access to such Facility that the Acquiror determines that it does not want to receive is terminated prior to Closing, the Acquiror shall reimburse the Parent and its Affiliates for any Set-Up Costs (as such term is defined in the Transition Services Agreement) that are set forth in the Agreed Schedule or the Partially Agreed Schedule and that the Parent or its Affiliates have incurred prior to the termination of such Service or access to such Facility. In the case of (I), the Acquiror, Seller and the Parent shall use their commercially reasonable efforts to mutually agree to appropriate revisions or additions to the portion of such Agreed Schedule or Partially Agreed Schedule related to such service or access to such facility in question, and in the case of (II), reference to such service or access to facility shall be deleted from such Agreed Schedule or Partially Agreed Schedule; provided, that if in the case of (I) or (II), the parties hereto fail to reach such a mutual agreement within ten days of the Acquiror notifying the Parent of any such material error or omission or determination by the Acquiror that it does not wish to receive a service or access to a facility, the dispute shall be rapidly and timely escalated and resolved in the manner contemplated by Section 7.09(a)(i) of the Transition Services Agreement on an expedited basis and resolved in accordance with the methodology for determining the price, duration, termination charges and other terms and conditions for an Additional Service or Additional Facility set forth in Section 2.03(a) of the Transition Services Agreement.
          (iii) (A) From and after the date hereof until the Closing the parties shall have the right to initiate the process for requesting a service or access to a facility as would be an Additional Service or an Additional Facility pursuant to the Transition Services Agreement, as if Section 2.03(a) of the Transition Services Agreement and the portions of the Transition Services Agreement related thereto were already in effect, including the provisions related to the rapid and timely escalation and resolution of any dispute in the manner contemplated by Section 7.09(a)(i) of the Transition Services Agreement on an expedited basis.
(B)	If a party hereto has initiated the process for an Additional Service or an Additional Facility pursuant to Section 6.13(d)(iii)(A) at any time prior to 30 days prior to the Closing Date such Additional Service or Additional Facility shall be provided from and after the Closing Date. If the parties fail to reach agreement with respect to the price, Initial Additional Term, Extended Additional Term, or any applicable termination charges for any such Additional Service or access to such Additional Facility, such issues shall be resolved in accordance with Section 7.09(a)(i) of the Transition Services Agreement on an expedited basis, provided that any such failure to reach agreement on the foregoing shall not affect the obligation to provide such Additional Service or access to such Additional Facility as of the Closing Date.

(C)	If a party hereto has initiated the process for an Additional Service or an Additional Facility pursuant to Section 6.13(d)(iii)(A) at any time less than 30 days prior to the Closing Date such Additional Service or Additional Facility shall be provided from and after the Closing Date. If the parties hereto fail to reach agreement with respect to the price, Initial Additional Term, Extended Additional Term, or any applicable termination charges for any such Additional Service or access to such Additional Facility, such issues shall be resolved in accordance with Section 7.09(a)(i) of the Transition Services Agreement on an expedited basis, but such failure to reach agreement shall not delay the provision of the Additional Service or access to the Additional Facility.
          (e) No later than 120 days following the date hereof, the Acquiror shall deliver to the Parent the list of names (not to exceed 15 names) to be set forth on Schedule 2.16(a) of the Transition Services Agreement; provided, however, that if within five days of receiving such list, the Parent in its reasonable judgment, notifies the Acquiror in writing of the Parent’s objection to one or more of the names set forth on such list being included on Schedule 2.16(a) of the Transition Services Agreement, the Acquiror and the Parent will meet in good faith during the five Business Days following the date such written objection is delivered to the Acquiror to mutually agree either (i) whether to include such name or names on Schedule 2.16(a) of the Transition Services Agreement or (ii) instead find a replacement or replacements for such name or names.
                    Section 6.14. Parent Corporate Credit Card Program. Concurrently with the Closing, the Seller and the Acquiror shall, and shall cause their respective Affiliates to, take such actions as may be necessary to terminate the participation of the Company and the Transferred Subsidiaries and their respective employees in the Credit Card Program effective as of the Closing. From time to time following the Closing, the Acquiror shall cause the Company and the Transferred Subsidiaries to, promptly upon receipt of a written request for payment and appropriate documentation with respect thereto as may be reasonably requested by the Acquiror, reimburse the Seller or any of its Affiliates, in cash, for any amounts paid or otherwise incurred by the Seller or any of its Affiliates in the Ordinary Course of Business under the Credit Card Program on behalf of the Company or any of the Transferred Subsidiaries or their respective Employees to the extent that the Seller and its Affiliates have not previously been reimbursed for such amounts.
                    Section 6.15. Company E&O Claims. Effective as of the Closing, (a) the Acquiror shall assume and discharge or perform when due, and shall be liable for and pay, all debts, liabilities, commitments and obligations of any kind relating to or arising out of any Company E&O Claims arising from acts or omissions occurring after the Closing Date and (b) the Seller and its Affiliates shall have no responsibility of any nature with respect to any such Company E&O Claims. The Parent and the Seller shall reimburse the Acquiror and any of its Affiliates (including, after the Closing, the Company and the Transferred Subsidiaries) for any payment of debts, liabilities, commitments and obligations of any kind relating to or arising out of any Company E&O Claims arising from acts or omissions occurring on or prior to the Closing Date, and neither the Acquiror nor any of its Affiliates (including, after the Closing, the

Company and the Transferred Subsidiaries) shall have any responsibility of any nature with respect to any such Company E&O Claims.
                    Section 6.16. Acquiror Financing Activities. Each of the Parent and the Seller agrees to provide, and shall cause the Company and the Transferred Subsidiaries and its and their respective Representatives to provide, reasonable cooperation in connection with the arrangement of any financing the proceeds of which may be used to consummate the transactions contemplated by the Transaction Agreements or in connection with other financings (collectively, the “Financings”) or in connection with satisfying any reporting obligation under the Exchange Act, in each case as may be reasonably requested by the Acquiror, including:
          (a) providing to the Acquiror information (which the Acquiror may provide to its financing sources) regarding the Company and the Transferred Subsidiaries and their respective industries reasonably requested by the Persons providing or arranging the Financings and identifying any portion of such information that constitutes material non-public information;
          (b) assisting the Acquiror and its financing sources in the preparation of (i) one or more offering documents and/or confidential information memoranda for any Financing (including any financial statements of the Company and the Transferred Subsidiaries and cooperating in the preparation of any pro forma financial statements that would be required by Regulation S-X (without regard to Rule 3-05(b)(4) thereof) and Regulation S-K under the Securities Act (treating each Financing as an offering registered under the Securities Act) and (ii) materials for rating agency presentations;
          (c) causing the appropriate members of management to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;
          (d) reasonably cooperating with the Acquiror’s and its financing sources’ marketing efforts in connection with any Financing;
          (e) reasonably cooperating in satisfying the conditions set forth in the commitment letters and related term sheets pursuant to which any lender or other source of financing provides any Financing (the “Financing Commitments”) or other agreements relating to any alternative forms of financing from alternative sources in replacement of all or a portion of the Financings contemplated by the Financing Commitments (to the extent the satisfaction of such condition requires the cooperation of the Parent, the Seller, the Company or any of the Transferred Subsidiaries);
          (f) providing and executing documents as may be reasonably requested by the Acquiror, including customary certificates (including solvency certificates), legal opinions, consents of accountants for use of their reports in any materials relating to any Financing and customary representations letters in connection with bank confidential information memoranda;
          (g) using its commercially reasonable efforts to cause the Independent Auditor to provide assistance to the Acquiror, including providing consents to the Acquiror to use their audit reports relating to the Company and the Transferred Subsidiaries and to provide any necessary “comfort letters;”
          (h) preparing and furnishing to the Acquiror and its financing sources as promptly as practicable:
          (i) no later than May 15, 2010, the audited combined and consolidated balance sheet, income statement, statement of cash flows, statement of changes in stockholders’ equity, and the accompanying footnotes, of the Company and the Transferred Subsidiaries as of and for the year ended November 30, 2009 (the “Audited Company Financial Statements”), accompanied by the unqualified opinion of the Independent Auditor;
          (ii) no later than April 15, 2010, the draft unaudited combined and consolidated balance sheet and income statement of the Company and the Transferred Subsidiaries as of and for the quarter ended February 28, 2010 and the comparable period of the prior fiscal year, which exclude Parent consolidating entries and income taxes;
          (iii) no later than May 15, 2010, the final unaudited combined and consolidated balance sheet, income statement, statement of cash flows and statement of changes in stockholders’ equity, and all accompanying footnotes, of the Company and the Transferred Subsidiaries as of and for the quarter ended February 28, 2010 and the comparable period of the prior fiscal year, all of which shall be reviewed by the Independent Auditors in accordance with the Statement of Auditing Standards No. 100;
          (iv) no later than 35 days after the last day of each fiscal quarterly period of the Company (each “Fiscal Quarter”) ending after February 28, 2010, the draft unaudited combined and consolidated balance sheet, income statement, statement of cash flows and statement of changes in stockholders’ equity, and the accompanying footnotes, of the Company and the Transferred Subsidiaries as of the last day of and for each such fiscal year-to-date period and the comparable year-to-date period of the prior fiscal year;
          (v) no later than 60 days after the last day of each Fiscal Quarter ending after February 28, 2010, the final unaudited combined and consolidated balance sheet, income statement, statement of cash flows and statement of changes in stockholders’ equity, and the accompanying footnotes, of the Company and the Transferred Subsidiaries as of the last day of and for each such fiscal year-to-date period and the comparable year-to-date period of the prior fiscal year, all of which shall be reviewed by the Independent Auditor, in accordance with the Statement of Auditing Standards No. 100;
          (vi) in the event that the Closing Date occurs subsequent to November 1, 2010, no later than January 31, 2011, the audited combined and consolidated balance sheet, income statement, statement of cash flows and statement of changes in stockholders’ equity, and the accompanying footnotes, of the Company and the Transferred Subsidiaries as of and for the year ended November 30, 2010, accompanied by the unqualified opinion of the Independent Auditor; and

          (vii) to the extent necessary in connection with any Financing (including the satisfaction of any conditions set forth in the Financing Commitments) or in connection with any reporting obligation under the Exchange Act any other audited or unaudited financial statements and data, audit reports and other information that would be required by Regulation S-X (without regard to Rule 3-05(b)(4) thereof) and Regulation S-K under the Securities Act treating each Financing as an offering registered under the Securities Act) (including any pro forma adjustments (and explanatory notes) relating to the transactions contemplated by this Agreement) and a second year of audited combined and consolidated balance sheet, income statement, statement of cash flows and statement of changes in stockholders’ equity, as necessary, accompanied by the unqualified opinion of the Independent Auditor, (the financial and other data and information described in this clause (h) being the “Required Information”),
          (i) reasonably facilitating the pledging of collateral and providing of guarantees, subject to the occurrence of the Closing, and
          (j) taking all corporate actions necessary to authorize the consummation of any Financing.
The Seller will use commercially reasonable efforts to periodically update any financial statements, pro forma financial information, financial data, audit reports and other information required by Regulation S-X (without regard to Rule 3-05(b)(4) thereof) and Regulation S-K under the Securities Act (treating each Financing as an offering registered under the Securities Act) and the other accounting rules and regulations of the SEC to be included in the Required Information such that the Required Information remains Compliant in connection with the consummation of any Financing or in connection with any other financing obligation or reporting obligation under the Exchange Act.
                    Section 6.17. Stockholder Approval.
          (a) The Acquiror shall take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of its stockholders (the “Stockholders Meeting”) no later than the first anniversary of the Closing, and to submit the Conversion Proposal to its stockholders for approval. The board of directors of the Acquiror has unanimously adopted a resolution to recommend to its stockholders that such stockholders vote in favor of the Conversion Proposal. In connection with the Stockholders Meeting, the Acquiror shall prepare and file with the SEC a preliminary proxy statement, shall use its commercially reasonable efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to its stockholders in a timely manner after clearance thereof by the SEC, and shall use its commercially reasonable efforts to solicit proxies for such stockholder approval. The Acquiror shall notify the Seller and the Parent promptly of the receipt of any comments from the SEC or its staff with respect to the Conversion Proposal and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply the Seller and the Parent with copies of all correspondence between the Acquiror or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Conversion Proposal, including copies of the preliminary and definitive proxy statements and other proxy material relating to the Conversion Proposal. If at any time prior to the Stockholders Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Acquiror shall as promptly as reasonably practicable prepare and mail to its stockholders such an amendment or supplement. Each of the Seller and the Acquiror agrees as promptly as reasonably practicable to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Acquiror shall as promptly as reasonably practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable Laws. The Acquiror shall consult with the Seller and the Parent prior to filing such proxy statement, or any amendment or supplement thereto, and provide the Seller and the Parent with a reasonable opportunity to comment thereon; provided, however, that the Acquiror shall retain the right to determine the final content of such proxy statement and any amendment or supplement thereto. The Seller and the Parent agree to promptly furnish the Acquiror all information concerning itself, its Affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with the Stockholders Meeting.
          (b) If the Conversion Proposal is not approved by the Acquiror’s stockholders prior to the first anniversary of the Closing, the Acquiror shall pay to the Seller the Compensatory Amount in cash, which payment shall be made on the third Business Day following the first anniversary of the Closing.
                    Section 6.18. Transfer and License of Certain Information Technology Assets.
          (a) At the Closing, the Seller and their respective Affiliates shall transfer to the Company or the Transferred Subsidiaries (i) all proprietary software owned by the Parent, the Seller or their respective Affiliates (other than the Company and the Transferred Subsidiaries) but used exclusively by the Company or the Transferred Subsidiaries (either individually or collectively) and (ii) all proprietary hardware owned by the Parent, the Seller or their respective Affiliates (other than the Company and the Transferred Subsidiaries) but used exclusively by the Company and the Transferred Subsidiaries (either individually or collectively). If after the Closing the Seller or the Acquiror discovers any such software or hardware set forth in clause (i) or (ii) of this Section 6.18 that was not so transferred pursuant to this Section 6.18(a), the Seller or the Acquiror shall promptly notify the other, as applicable, and the Seller shall, at no expense to the Acquiror or any of its Affiliates (including the Company or any of the Transferred Subsidiaries), promptly transfer or cause to be transferred, at the Acquiror’s reasonable request, such software (in both source code and object code form) or hardware to the Company or a Transferred Subsidiary; provided that this Section 6.18(a) shall be deemed to have not been breached so long as the failure of the initial transfer was not an intentional breach of this Agreement and the foregoing transfer is completed in accordance with this Section 6.18(a).
          (b) Effective as of the Closing Date, the Parent, on behalf of itself, the Seller and their respective Affiliates, hereby grants to the Company and the Transferred Subsidiaries a royalty-free, irrevocable, perpetual, fully paid up, non-exclusive, non-transferable (except in connection with the sale of part or all of the Business in which the software is used), non-

sublicenseable (except to distribute for use in the conduct of the Business, provided that the software shall not be exploited in a manner that is not directly connected to the conduct of the Business), worldwide right and license to reproduce, copy, display, integrate, access, perform, modify, create derivative works of and otherwise use the software set forth on Section 6.18(b) of the Seller Disclosure Letter. Such software is licensed “as is”/“where is” without any representations or warranties. At the Closing, the Parent shall cause a copy of such software (in both source code and object code form) to be delivered to the Company; provided, that in the event such code is embedded in other code and would require extraction therefrom in order to enable delivery to the Company, the cost of such extraction shall be borne equally by Parent and Acquiror. The Company and the Transferred Subsidiaries shall indemnify and hold harmless the Parent, the Seller, and their respective Affiliates from and against any Losses arising from Third Party Claims, on account of the Company’s or the Transferred Subsidiaries’ use or modification of the software. For the avoidance of doubt, (i) the Parent, the Seller and their respective Affiliates shall have no obligation to provide to the Company or any of the Transferred Subsidiaries any updates, modifications or fixes with respect to any such software and (ii) software, for purposes of this Section 6.18(b), means computer programs but not data. The Acquiror, the Company and the Transferred Subsidiaries shall maintain such software as confidential information.
                    Section 6.19. Remediation of Security Breaches. To the extent permitted by applicable Law prior to the Closing, the Parent and the Seller shall and shall cause their respective Affiliates to (a) use reasonable best efforts to remedy any security breach set forth on Section 3.11(f) of the Seller Disclosure Letter, (b) provide the Acquiror with copies of all material communications with regulatory authorities and timely updates with respect to all material measures taken or proposed to be taken to remedy any such security breach set forth in Section 3.11(f) of the Seller Disclosure Letter, (c) promptly notify the Acquiror if the Company or any Transferred Subsidiary (i) suffers a security breach with respect to the data or information systems used in the conduct of the Business, which breach has a material impact on the operation of the Business or (ii) notifies or is required under applicable Law to notify (A) any employee of the Company or any Transferred Subsidiaries, customer of the Business or any other Person in connection with the Business of any information security breach involving such employee’s, customer’s or other Person’s personal information (including private, health, medical and financial information) or (B) any Governmental Authority in relation to any of the foregoing; and (d) provide the Acquiror with copies of all material communications with regulatory authorities and timely updates with respect to all material measures taken or proposed to be taken to remedy any such security breach described in this Section 6.19. In all cases, the Seller shall reasonably cooperate with the Acquiror in remedying any such security breach.
                    Section 6.20. Investment Assets.
          (a) (i) From the date hereof through the Closing, as soon as practicable after it becomes available (and in any event not later than 25 days after the end of each calendar month) the Seller shall deliver to the Acquiror a true, correct and complete list of all purchases, acquisitions, commitments, derivatives, transactions, sales and dispositions during the previous month of Investment Assets of the Company or any of the Transferred Subsidiaries, for which transaction details are provided in PAM, and all investments and reinvestments of income and proceeds in respect thereof (such purchases, acquisitions, commitments, derivatives, transactions, sales, dispositions, investments and reinvestment, the “Investment Asset Transactions”), including the dates of such Investment Asset Transaction and the book value or amortized cost and market value of the associated Investment Asset, (ii) no later than 30 days after the last day of each fiscal quarter, the Seller shall deliver to the Acquiror a true, correct and complete list of the Investment Assets as of such quarter end date, and (iii) from the last day of the fiscal quarter immediately preceding the Closing Date, the Seller shall deliver weekly updates of the Investment Asset Transactions, and for the five Business Days prior to the Closing Date, as reasonably practicable, daily updates of the Investment Asset Transactions. The Seller shall provide to the Acquiror, on a periodic basis, the regular investment reports that are provided to the Company’s Chief Investment Officer by the Transferred Subsidiaries and the non-United States branches of the Company.
          (b) The Parent and the Seller shall provide the Acquiror written notice of the Company’s or any Transferred Subsidiary’s intention to effect (i) an Investment Asset Transaction the book value of which exceeds $100,000,000 per transaction or series of related transactions, (ii) any refinancing (including any extension, modification, renewal, exchange, cancellation or forgiveness of debt) of a Loan Interest with a loan-to-value ratio of 75% or more other than the assets subject to the Special Asset Protection Agreement or (iii) any origination of any new Loan Interest which constitutes a senior mortgage loan, each of (i), (ii) or (iii) excluding (A) transactions relating to Investment Assets belonging to one or more separate accounts of the Company or any Transferred Subsidiary or derivative novation strategies and (B) cash or near cash activities (as defined in the SI Unaudited Reporting Package). The Seller shall, and shall cause the Company or the Transferred Subsidiary to, as applicable, at least five Business Days prior to effecting such Investment Asset transaction (A) afford the Acquiror with a reasonable opportunity to review the principal terms and relevant financial data relating to such proposed transaction (or series of related Investment Asset Transactions) and (B) consider in good faith the views and comments of the Acquiror in connection with the proposed transaction (or series of related transactions). The Parent and the Seller shall, from the date hereof through the Closing Date, cause the Company and the Transferred Subsidiaries to make any new investments that support liabilities denominated in foreign currencies, whether made with proceeds of Investment Assets or other funds in a manner reasonably designed to avoid any material increase in any mismatch existing on the date hereof between the currency of such liabilities and the currency of the Investment Assets supporting such liabilities; provided, that: (1) subject at all times to Section 6.08(c), the Company and the Transferred Subsidiaries may maintain existing derivative transactions or may enter into derivative transactions designated to mitigate the currency risks of its Investment Assets and liabilities, (2) the foregoing shall not constitute a guarantee of future performance of such investments or Investment Assets or that such asset-liability matching will be successful, and (3) the parties hereby acknowledge that such investments and Investment Assets are subject to foreign exchange rate fluctuation, market, currency, economic, political and other risks outside of the Company and the Transferred Subsidiary’s control and for which the Seller and the Parent assume no responsibility.
                    Section 6.21. Release of Liens. Prior to the Closing, the Parent and the Seller shall take all actions necessary or desirable to obtain and effect the full release and discharge, effective at or prior to the Closing, of (a) any and all Liens on the Shares, the DelAm Shares, the Capital Stock of any of the Transferred Subsidiaries and the assets and properties of the Company or any of the Transferred Subsidiaries, other than any Permitted Liens that are not

FRBNY Liens and (b) any and all obligations of the Company or any Transferred Subsidiary, including guarantees or similar obligations, under (i) the Guarantee and Pledge Agreement, dated as of September 22, 2008 (as may be amended, modified or supplemented from time to time), between the Seller and the FRBNY, (ii) the Credit Agreement, dated as of September 22, 2008 (as may be amended, modified or supplemented from time to time), between the Seller and the FRBNY and (iii) the LLC Agreement.
                    Section 6.22. Investment Management Agreements.
          (a) The Parent, the Seller and the Acquiror agree that the investment management agreements set forth on Section 6.22 of the Seller Disclosure Letter (the “Investment Management Agreements”) either currently in force or to be entered into in substantially the forms attached hereto as Section 6.22 of the Seller Disclosure Letter by and between the Company or any Transferred Subsidiary and AIG Asset Management Group (“AMG”) shall not be terminated, nor shall the aggregate amount of assets managed thereunder be materially reduced, until nine months after the Closing; provided, however, that the Company and any Transferred Subsidiary shall be permitted to terminate any such agreement or to reduce the amount of the assets under management under any such agreement on a portfolio-by-portfolio basis (i) in accordance with the terms of the relevant Investment Management Agreement and (ii) upon not less than 90 days (or such mutually agreeable shorter period) prior written notice of such termination from the Acquiror to AMG (which notice shall state the date on which termination or reduction shall occur). On not less than 90 days (or such mutually agreeable shorter period) written notice from the Acquiror, the Parent and the Seller shall, at or following the Closing, cause AMG to cause the Investment Management Agreements to be novated or assigned to the Acquiror’s designee (provided such novation or assignment shall relieve AMG of any future obligations under the assigned agreement except with regard to liabilities which arose prior to the date of the novation or assignment and shall be in a form reasonably acceptable to AMG). The Parent and the Seller shall, and shall cause AMG to, reasonably cooperate with the Acquiror in making any filings or applications with a Governmental Authority to obtain necessary approvals in connection with such novation or assignment.
          (b) The Parent, the Seller and the Acquiror recognize that AMG desires to transition, and the Acquiror desires to assume, full investment management responsibilities for the Investment Assets. The Parent, the Seller and the Acquiror will regularly meet to develop a mutually agreeable investment management transition plan and timetable, and devote sufficient resources to develop such a plan.
          (c) After the Closing, (i) at the Parent’s request and upon the consent of the Acquiror (which consent shall not be unreasonably withheld), the Acquiror shall, to the extent not prohibited by applicable Law and subject to the receipt or completion of regulatory approvals and consultations that the Acquiror may reasonably deem appropriate or necessary, assign full discretionary management rights to the assets of the Protected Recovery Fund formed by ALICO U.K. Branch (the “PRF”) to a third party reasonably acceptable to the Acquiror and (ii) from and after July 1, 2012, the Parent may purchase assets from the PRF at market value to the extent such assets have not matured prior to July 1, 2012, as such market value is reasonably determined using the average of at least two (and if commercially reasonably practicable, three)

quotations therefor from reputable dealers in the relevant market unaffiliated with any party hereto and who engage as a regular and significant part of their business in making two way markets in the relevant products.
          (d) Neither the Parent, the Seller nor any of their respective Affiliates that are parties to any Contract pursuant to which it is obligated to provide any investment management services (or services ancillary thereto) to or on behalf of the Company or any Transferred Subsidiary with respect to the PRF before July 1, 2012, shall fail to perform such obligations in accordance with such Contract or amend, terminate, renew or extend such Contract, except with the prior written consent of the Acquiror, prior to the Closing, or the Company, following the Closing.
                    Section 6.23. Notification.
          (a) Between the date hereof and the Closing Date, each of the Parent and the Seller, on the one hand, and the Acquiror, on the other hand, shall promptly notify the other of: (i) the occurrence or non-occurrence of any event that is reasonably likely to result in the failure of any condition to the Closing or that indicates that any of the representations and warranties contained in the Transaction Agreements will not be, or are not, true and correct and (ii) the receipt of any material notice or other communication from any third Person alleging that the approval, consent, authorization, permission or act of, or the making by the Parent, the Seller, the Acquiror or any of their respective Affiliates, as the case may be, of any notices to or declaration, filing or registration with, such third Person is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third Person; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition to the Closing, or to otherwise limit or affect in any way the remedies available hereunder to the party receiving such notice; and provided, further, that failure to deliver any notice pursuant to this Section 6.23(a) shall not result in a failure of any condition set forth in Article IX or liability to any party hereto under Article IX unless the underlying event or breach would independently result in the failure of such condition or such liability.
          (b) Each of the Parent and the Seller, on the one hand, and the Acquiror, on the other hand, shall promptly notify the other of any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by the Transaction Agreements. Each party hereto shall promptly notify the other of any Action that may be threatened, brought, asserted or commenced against the Parent, the Seller, the Acquiror or any of their respective Affiliates, as the case may be, that would have been listed on Section 3.08 of the Seller Disclosure Letter or Section 5.08 of the Acquiror Disclosure Letter, as the case may be, if such Action had arisen prior to the date hereof; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to deliver any notice pursuant to this Section 6.23(b) shall not result in a failure of any condition set forth in Article IX.

                    Section 6.24. Separateness; Liquidity.
          (a) In order to ensure its continuation as an entity structurally and legally separate from any Affiliate or other Person, the Seller shall from and after the date hereof:
          (i) (A) take all actions necessary to maintain its status as a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and to observe its organizational formalities, (B) not adopt, propose or file or consent to the filing of any petition, either voluntary or involuntary, avail itself of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the prior written consent of the Acquiror, (C) not change its legal structure or otherwise merge into or consolidate with any Person or (D) not amend, modify, terminate or fail to comply with, and not agree to amend, modify or terminate, any provision of the LLC Agreement, except for, subject to Section 6.01, any amendment, modification, termination or failure to comply that does not adversely affect the Seller’s ability to perform its obligations under this Agreement;
          (ii) not (1) (A) engage in any business or activity or (B) otherwise directly or indirectly acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any assets, securities, properties, interests or businesses, in a single transaction or a series of transactions, or create, incur, assume, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness or guarantees thereof or any other obligations, in each case, other than as expressly contemplated by this Agreement or as necessary to satisfy or perform its obligations under the Transaction Agreements to which it is a party or (2) enter into any Contract with any member, principal or Affiliate, as the case may be, except for, subject to Section 6.01, any Contract that is on arm’s-length terms and does not adversely affect the Seller’s ability to perform its obligations under this Agreement;
          (iii) (1) maintain its assets, including its books, records and bank accounts, separate and apart from any assets of its members, Affiliates or any other Person, (2) not participate in a cash management system with any other Person (other than the Acquiror), (3) not be included on the tax returns of any other Person, except as required by applicable Law, (4) not share any common logo with or hold itself out as or be considered as a department or division of any other Person, (5) use its own separate stationery, invoices and checks, (6) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate, (7) not, except as expressly contemplated by this Agreement, have any of its obligations guaranteed by an Affiliate, or (8) otherwise (A) hold itself out to the public as a legal entity separate and distinct from any other Person and conduct its business solely in its own name, and not as a division or part of any other Person, in order not (x) to mislead others as to the identity with which such other Person is transacting business or (y) to suggest that the Seller is responsible for the debts of any third party (including any member, general partner, principal or Affiliate, as the case may be, or any member, general partner, principal or Affiliate thereof and (B) correct any known misunderstandings regarding its separate identity from the identities of any other Person; and

          (iv) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character.
          (b) The Parent agrees (i) that it shall cause the Seller to comply with the covenants set forth in Section 6.24(a) and (ii) if the Seller does not have cash or other liquid assets in such amounts and in such form as is necessary to enable it to meet its obligations on a timely basis, including its obligations to indemnify any of the Acquiror Indemnified Parties under the Transaction Agreements, the Parent shall promptly provide to the Seller cash or other liquid assets in such amounts and in such form as is necessary to enable the Seller to meet such obligations in a timely manner or to pay such obligations on a timely basis. For the avoidance of doubt, the covenants contained in this Section 6.24(b) are for the benefit of the Acquiror and its Affiliates, and nothing contained herein shall confer any right, claim or benefit upon any third party, including the Seller.
                    Section 6.25. Equity Units Documents. If requested by the Acquiror, the Parent and the Seller shall take all actions necessary to ensure that the Equity Units are treated, upon issuance at the Closing, (a) as “Basket D” securities by Moody’s and “Super Hybrid” securities by Standard & Poor’s and (b) as Tier 1 capital of the Acquiror by the Federal Reserve Board, including agreeing to make any changes to the Equity Units Documents as are reasonably necessary to ensure that the Equity Units are afforded such treatment and participating in all meetings and discussions with Moody’s, Standard & Poor’s and the Federal Reserve Board with respect to the terms and treatment of the Equity Units. If any such changes, taken as a whole, to the Equity Units Documents are made that reduce the Fair Value as determined by the Valuation Agent of the Equity Units to the Seller as of the Closing Date, as compared with the Fair Value as determined by the Valuation Agent of the Equity Units, assuming the Equity Units were issued as of the Closing Date without giving effect to any such changes, then the Acquiror shall increase the Cash Consideration by an amount equal to the reduction in such Fair Value. Notwithstanding the provisions in Section 11.05(e)(i) with respect to the payment of the fees and expenses of the Valuation Agent, all fees and expenses incurred by the Valuation Agent in performance of any valuation pursuant to this Section 6.25 shall be paid by the Acquiror.
                    Section 6.26. Certain Expenses. Except for costs and expenses incurred in connection with the Required Pre-Closing Separation Actions or as are subject to reimbursement by the Acquiror pursuant to Section 6.13, or as otherwise required by applicable Law, in no event shall the Parent and its Affiliates (other than the Company or any of the Transferred Subsidiaries) allocate to the Company and the Transferred Subsidiaries any costs and expenses exceeding $5,000,000 in the aggregate per month incurred by the Parent and its Affiliates (other than the Company or any of the Transferred Subsidiaries) in directly providing services to the Company and the Transferred Subsidiaries following the date of this Agreement and prior to the Closing; provided, for the avoidance of doubt, such costs and expenses shall not include payments made on behalf of the Company or any Transferred Subsidiary subject to reimbursement thereby.
                    Section 6.27. Further Action. The Acquiror, the Seller and the Parent (a) shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required or requested by any party to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (b) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, and (c) not in limitation of any other provision of this Agreement, shall use their respective reasonable best efforts to cause all the conditions to the obligations of the other party hereto to consummate the transactions contemplated by the Transaction Agreements to be met as soon as reasonably practicable.
ARTICLE VII
EMPLOYEE MATTERS
                    Section 7.01. Employee Matters.
          (a) Except as otherwise expressly provided in Section 7.01(e) and Section 7.01(l), as of the Closing Date, the Company and the Transferred Subsidiaries shall terminate their participation in each Benefit Plan that is not a Company Benefit Plan, and in no event shall any Employee be entitled to accrue any benefits under such Benefit Plans with respect to services rendered or compensation paid on or after the Closing Date. The Company and the Transferred Subsidiaries shall retain all rights and obligations under each Company Benefit Plan on and after the Closing Date. The Parent shall, or shall cause its Affiliates to, take all actions necessary so that (i) as of the Closing Date, only Employees (including their dependents, spouses, or beneficiaries) are participants in (or otherwise have any rights with respect to) the Company Benefit Plans and (ii) except for the obligations and liabilities assumed by Acquiror pursuant to Section 7.01(e) and Section 7.01(l), neither the Acquiror nor any of its Affiliates shall have or assume any assets related to, obligations under or liabilities with respect to (and the Acquiror and its Affiliates shall be indemnified and held harmless with respect to) any Benefit Plan other than a Company Benefit Plan.
          (b) On or prior to the Closing Date, subject to the exceptions set forth in Section 7.01(b) of the Seller Disclosure Letter, and to the extent permitted by applicable Law (i) the employment of each employee of the Parent or any of its Affiliates whose duties relate primarily or exclusively to the Business and who at such time is not already employed by the Company or a Transferred Subsidiary shall be transferred to the Company or a Transferred Subsidiary (other than an employee who is on (A) long-term disability or other unpaid medical leave or (B) leave due to a workplace injury covered by a workers’ compensation policy or program incurred more than six months prior to the Closing Date; provided, however, to the extent the failure to transfer any such employee violates applicable Law, as determined by the Parent in good faith and in consultation with the Acquiror, such employee shall be transferred to the Company or a Transferred Subsidiary in accordance with this Section 7.01(b)) and (ii) the employment of each employee of the Company or a Transferred Subsidiary whose duties do not relate primarily to the Business shall be transferred to the Parent or an Affiliate (other than the Company and the Transferred Subsidiaries). The Parent shall, or shall cause its Affiliates to, use its best efforts, including obtaining any necessary consents, to effect the transfers contemplated by this Section 7.01(b).

          (c) (i) Except as prohibited by applicable Law or Contract, for the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, the Acquiror shall, or shall cause its Affiliates to, provide each Foreign Employee with a base salary rate or base wage rate, incentive compensation opportunities and benefits consistent with the terms and conditions of each Foreign Employee’s employment agreement or contract and applicable Law or which are otherwise substantially the same in all material respects, as determined by the Acquiror in good faith, as the base salary rate or base wage rate, incentive compensation opportunities and benefits provided to each Foreign Employee immediately prior to the Closing Date, provided, however, that to the extent permissible under applicable Law and any applicable Contract, the Acquiror shall not take into account, when determining the base salary rate or base wage rate to be provided to any Foreign Employee as described in this Section 7.01(c)(i), the Compensation Restrictions.
          (ii) Except as prohibited by applicable Law or Contract, the Acquiror shall, or shall cause its Affiliates to, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, provide each Employee residing in the U.S. (“U.S. Employees”) with (A) a base salary rate or base wage rate not less than such Employee’s base salary rate or base wage rate as in effect immediately prior to the Closing Date, provided, however, that to the extent permissible under applicable Law and any applicable Contract, the Acquiror shall not take into account, when determining the base salary rate or base wage rate to be provided to any Employee as described in this Section 7.01(c)(ii), the Compensation Restrictions, and (B) total incentive compensation opportunities that are in the aggregate substantially similar in all material respects to the total incentive compensation opportunities provided to similarly situated employees of the Acquiror or its Affiliates, as the case may be. During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, the U.S. Employees shall be eligible to participate in each Acquiror Benefit Plan maintained primarily for the benefit of U.S. Employees to the extent that (i) other similarly situated employees of the Acquiror or its Affiliates (other than the Employees) are eligible to participate in such Acquiror Benefit Plan; and (ii) the U.S. Employee is eligible to participate in such Acquiror Benefit Plan under the terms and conditions of such plan, program or arrangement. From and after the Closing, where the applicable severance plan of the Acquiror so provides for participants generally, the U.S. Employees shall have the same rights as other similarly situated employees of the Acquiror or its Affiliates (other than Employees) under, and subject to the terms of, the Acquiror’s severance plan to receive accelerated vesting of the Employee’s benefits under any Acquiror Benefit Plan that is a defined benefit plan or defined contribution plan upon a termination of employment subject to the terms that qualifies such Employee for severance benefits that include such accelerated vesting. Subject to the foregoing, the terms of any applicable Company Benefit Plan and applicable Law, nothing herein is intended to limit the right of the Acquiror, the Company or the Transferred Subsidiaries to (A) terminate the employment of any Employee at any time in accordance with the terms and conditions of his or her employment, (B) change or modify the terms or conditions of employment for any specific Employee, (C) amend or terminate the terms of any Company Benefit Plan or Acquiror Benefit Plan in accordance with its terms or (D) determine the amount of any awards subject to the terms of any Company Benefit Plan or Acquiror Benefit Plan.

          (d) For purposes of determining the eligibility of U.S. Employees to participate on or after the Closing Date under Acquiror Benefit Plans as provided in Section 7.01(c) above (but not for purposes of eligibility to receive retiree life insurance, retiree health or other retiree welfare benefits or subsidized early retirement benefits or for purposes of benefit accrual and vesting), the Acquiror shall give each U.S. Employee full credit for such U.S. Employee’s service with the Parent, the Company or any Transferred Subsidiary and their respective Affiliates to the same extent recognized by the Parent, the Company or any Transferred Subsidiary and their respective Affiliates immediately prior to the Closing Date under an analogous plan, except to the extent credit for service during such period is not recognized under the applicable plan, program or arrangement for Acquiror’s or its Affiliate’s other employees and except to the extent crediting such service would result in a duplication of benefits. From and after the Closing Date and in accordance with the terms as disclosed in Section 7.01(d) of the Seller Disclosure Letter, the Acquiror shall, or shall cause its Affiliates to, take all actions necessary so that each eligible U.S. Employee shall have access to retiree medical benefits on an employee pay-all unsubsidized basis on the same terms (as they may be amended from time to time, provided that such amendments do not relate solely to the U.S. Employees) applicable to the U.S. employees of the Acquiror who are or will be eligible to receive such benefits, including the service requirements and taking into account each such Employee’s credited service with the Parent or its Affiliates.
          (e) From and after the Closing Date, the Acquiror shall assume any and all unpaid obligations for and shall pay (or cause the Company and the Transferred Subsidiaries to assume any and all unpaid obligations for and pay) all long-term cash incentive payments under the American International Group, Inc. Long Term Incentive Plan as applicable to the Employees (“LTI Plan”) and all annual incentive payments under the program providing for annual incentive payments for the Parent (the “Annual Incentive Plan”) (excluding any such obligations of the Parent described in the last provision of Section 6.01(z)(xi), including those set forth on Section 6.01(z)(xi)(IV), of the Seller Disclosure Letter), whether the obligation therefor arises before, after or as a result of the Closing, payable to any Employee pursuant to the terms of the LTI Plan or Annual Incentive Plan as in effect immediately prior to the date hereof, but only to the extent (i) such long-term cash incentive payments or annual incentive payments are payable pursuant to the terms of the LTI Plan or Annual Incentive Plan (which shall not include any amounts payable due to the exercise of any discretion by the Parent to increase the amount of such payments above the amount earned based on pre-set objective performance formulas; provided, however, for the avoidance of doubt, for purposes of this exclusion, any decision by the compensation committee of the Parent to accelerate vesting of long-term cash incentive payments or annual incentive payments pursuant to the terms of the LTI Plan or Annual Incentive Plan as set forth in this Section 7.01(e) will not be considered to be due to the exercise of any discretion by the Parent to increase the amount of such payments), and (ii) with respect to the portion of the long-term cash incentive payments and annual incentive payments that were, or should have been, reflected in the Final 5/31/10 After-Tax Operating Earnings, only to the extent such portion of the long-term or annual cash incentive payments were so reflected in the Final 5/31/10 After-Tax Operating Earnings. Except as set forth in the immediately preceding sentence, from and after the Closing Date, neither the Parent nor any of its Affiliates (other than the Company or the Transferred Subsidiaries) shall retain any responsibility for such payment obligations, regardless of when such amounts were earned or accrued. With respect to and without limiting the foregoing, if and so long as the Closing takes place during 2010,

(i) Employees will receive a pro rata payout of awards made pursuant to the Parent’s LTI Plan for the 2009-2010 performance period in an amount equal to the product of (A) the amount of such 2009-2010 award based on actual performance through the Closing Date and (B) a fraction, the numerator of which is the number of days elapsed in the 2009-2010 performance period from January 1, 2009 through the Closing Date and the denominator of which is the total number of days in the 2009-2010 performance period and each such pro rata award will vest on and no earlier than the Closing Date and will be paid to the Employee by the Acquiror or its Affiliates on or prior to March 15, 2011 (to the extent consistent with applicable Law and section 409A of the Code), (ii) awards made pursuant to the LTI Plan for the 2010-2011 performance period will be paid by the Acquiror or its Affiliates in accordance with the terms of this Section 7.01(e) and otherwise in accordance with the terms of the LTI Plan in effect as of the date hereof (to the extent consistent with applicable Law and section 409A of the Code), and (iii) annual incentive payments for the 2010 performance period will be paid by the Acquiror or its Affiliates with respect to the entire 2010 performance period, in a manner substantially consistent with the method used in 2009 for determining the total amount to be paid under the Annual Incentive Plan and the relationship of individual targets to individual payments, subject to the same absolute level of discretion that the Parent had with respect to the annual incentives in 2009 (to the extent consistent with applicable Law and section 409A of the Code). With respect to the foregoing, if and so long as the Closing takes place during 2011, and to the extent unpaid as of the Closing Date, (i) Employees will receive a payout of the remaining unpaid portion of the awards made pursuant to the Parent’s LTI Plan for the 2009-2010 performance period in accordance with the terms of those awards based on actual performance through 2010, and will be paid to the Employee by the Acquiror or its Affiliates in accordance with the following schedule: (A) 50% of such awards will vest on and no earlier than January 1, 2011 and be paid to the Employee on or prior to March 15, 2011, and (B) the remaining 50% of such awards will vest on and no earlier than the Closing Date and be paid to the Employee on or before March 15, 2012 (to the extent consistent with applicable Law and section 409A of the Code), (ii) awards made pursuant to the LTI Plan for the 2010-2011 performance period will be paid by the Acquiror or its Affiliates in accordance with the terms of this Section 7.01(e) and otherwise in accordance with the terms of the LTI Plan in effect as of the date hereof (to the extent consistent with applicable Law and section 409A of the Code), and (iii) annual incentive payments for the 2010 performance period will be paid by the Company with respect to the entire 2010 performance period, in a manner substantially consistent with the method used in 2009 for determining the total amount to be paid under the Annual Incentive Plan and the relationship of individual targets to individual payments, subject to the same absolute level of discretion that the Parent had with respect to the annual incentives in 2009 (to the extent consistent with applicable Law and section 409A of the Code). In the event an Employee is terminated by reason of death, long-term disability, or termination by the employer without “cause” (as defined in Section 7.01(e) of the Seller Disclosure Letter) prior to the Closing, the Employee will receive a pro rata payout of awards made pursuant to the LTI Plan for the 2009-2010 performance period in an amount equal to the product of (A) the amount of such 2009-2010 award based on actual performance through the end of the performance period and (B) a fraction, the numerator of which is the number of days elapsed in the 2009-2010 performance period from January 1, 2009 through the termination date and the denominator of which is the total number of days in the 2009-2010 performance period and each such pro rata award will be paid at such time as otherwise paid to Employees as set forth above, provided, however, that if the termination occurs in 2010, the pro rata award will be paid no later than March 15, 2011. The Parent shall not approve or announce to participants the LTI Plan performance measures or goals for the 2010-2011 or any later performance period before giving the Acquiror a reasonable opportunity to review and comment upon such measures and goals and the Parent will assent to such comments, except to the extent that such comments are unreasonable.
          (f) With respect to Benefit Plans that are not Company Benefit Plans, the Seller or its Affiliates (other than the Company or a Transferred Subsidiary) shall have the liability and obligation for all (i) short-term disability, sick pay or salary continuation benefit claims incurred on or prior to the Closing Date, (ii) medical, dental, life insurance or other welfare benefit claims incurred on or prior to the Closing Date and (iii) long-term disability claims incurred on or prior to the Closing Date, and the Acquiror and its Affiliates (including the Company and the Transferred Subsidiaries) shall not assume or otherwise have any liability or obligation with respect to such claims. With respect to the Employees after the Closing Date, the Acquiror, the Company and the Transferred Subsidiaries shall have the liability and obligation for, and neither the Parent nor any of its Affiliates shall have any liability or obligation for all (i) short-term disability, sick pay or salary continuation benefit claims incurred after the Closing Date, (ii) medical, dental, life insurance or other welfare benefit claims incurred after the Closing Date and (iii) long-term disability claims incurred after the Closing Date; provided, that such liability and obligation of the Acquiror, the Company and the Transferred Subsidiaries shall not include any long-term disability benefits that are provided under the Parent’s long-term disability plan with respect to any Employee whose disability commenced on or prior to the Closing Date and who continues to receive short-term disability benefits as of the Closing Date; provided, however, that during such post-Closing Date period, the Acquiror, the Company and the Transferred Subsidiaries agree to use reasonable efforts to collect (and remit to the Parent) after-tax long-term disability premiums in respect of the Parent’s long-term disability policy. For purposes of this Section 7.01(f), a claim or expense shall be deemed to have been incurred as follows: (i) for health, dental and prescription drug claims, upon provision of each such service, (ii) for life, accidental death and dismemberment and business travel accident insurance claims, upon the death or accident giving rise to such claims, (iii) for hospital-provided health, dental, prescription drug claims or the claims which become payable with respect to any hospital confinement, upon commencement of such confinement and (iv) for short-term and long-term disability claims, upon the injury or condition giving rise to such claims, regardless of whether such claims are made and/or identified prior to or after the Closing Date. Any preexisting condition clause in any of the welfare plans (including medical, dental and disability coverage) included in the Acquiror’s benefit programs shall be waived for the Employees.
          (g) To the extent applicable to the Employee, the Acquiror shall be responsible for providing the continuation of group health coverage required by section 4980B(f) of the Code to any Employee (and in each case their qualified beneficiaries) whose “qualifying event” within the meaning of section 4980B(f) of the Code occurs after the Closing Date. The Parent shall be responsible for providing the continuation of group health coverage required by section 4980B(f) of the Code to any Employee (and in each case their qualified beneficiaries) whose “qualifying event” within the meaning of section 4980B(f) of the Code occurs on or before the Closing Date.

          (h) The Company or a Transferred Subsidiary shall, and hereby do, retain, as the case may be, all liability and obligation for severance pay and obligations (together with any statutory related benefits) payable to any Employee with respect to a termination of employment occurring on or prior to the Closing Date; provided that the parties agree that the severance due to any Employee for terminations that are made (or where the determination to terminate such person had occurred) on or prior to May 31, 2010 will be reflected in the Final 5/31/10 After-Tax Operating Earnings. The Acquiror shall, or shall cause to be taken, or its Affiliates shall assume or retain, as the case may be, all liability and obligation for severance pay and obligations (together with any statutory related benefits) payable to any Employee with respect to a termination of employment occurring after the Closing Date. The Acquiror shall provide, or cause its Affiliates to provide, severance benefits determined and payable in accordance with the severance benefit plan(s) set forth in Section 7.01(h) of the Seller Disclosure Letter to Employees who are participants in such plans as of the Closing Date and who, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, have a termination of employment that would qualify such Employee for severance benefits under the terms of the applicable plan; provided, however, that, to the extent permissible under applicable Law and any applicable Contract, the Acquiror, the Company and the Transferred Subsidiaries shall not take into account, when determining the severance benefits to be provided to any Employee as described in this Section 7.01(h), the Compensation Restrictions.
          (i) The Seller or its Affiliates shall be responsible for providing workers’ compensation or similar workers’ protection benefits with respect to any Employee prior to the Closing Date. The Acquiror, the Company and the Transferred Subsidiaries shall be responsible for providing any workers’ compensation or similar workers’ protection benefits to any Employee on or after the Closing Date; provided, however, the Seller or its Affiliates (other than the Company or a Transferred Subsidiary) shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims of any Employee or former employee that arose, or relate to, an incident that occurred on or prior to the Closing Date. For purposes of this Section 7.01(i), a workers’ compensation or similar workers’ protection claim shall be deemed to have been incurred upon the injury or condition giving rise to the benefits thereunder.
          (j) (i) As of the Closing Date, the Parent shall, or shall cause its Affiliates to, take all necessary actions to ensure that (i) effective immediately prior to the Closing Date, the Company and the Transferred Subsidiaries cease to be participating employers in the Parent’s United States Retirement Plan (“Parent’s Pension Plan”) and the Parent Incentive Savings Plan (“Parent’s Savings Plan”), (ii) as soon as practicable following the Closing Date, contributions (including salary deferrals and matching contributions) are made to the Employees’ accounts in the Parent’s Savings Plan with respect to the period of service ending on the Closing Date and without regard to any last-day or minimum hours of service requirements, and (iii) effective as of the Closing Date, the Employees’ accrued benefits under the Parent’s Pension Plan and under the Parent’s Savings Plan are fully vested. No assets or liabilities with respect to the Parent’s Pension Plan or the Parent’s Savings Plan shall be transferred to or assumed by the Acquiror or any of its Affiliates (including the Company and the Transferred Subsidiaries), any plan sponsored by the Acquiror or its Affiliates, any Company Benefit Plan or any trust related to the foregoing, whether pursuant to section 8.01 of the Parent’s Pension Plan or otherwise. To the extent permitted by applicable Law, the Acquiror shall cause each Employee who was a participant in the Parent’s Savings Plan and who has an account balance under such Parent’s Savings Plan to be permitted to elect a “direct rollover,” in the form of cash, a promissory note (in the case of loans) or any combination thereof, of such Employee’s account balance from the Parent’s Savings Plan to an Acquiror employee benefit plan that is a defined contribution plan within the meaning of section 3(34) of ERISA (an “Acquiror Savings Plan”) subject to and provided that the Acquiror or the proper fiduciaries of the applicable Acquiror Savings Plan become reasonably satisfied, consistent with the regulations under section 401(a)(31) of the Code and ERISA, that the Parent’s Savings Plan meets the requirements for qualification under section 401(a) of the Code and the requirements of the Acquiror Savings Plan. The Parent and the Acquiror shall and shall cause their Affiliates to cooperate with each other to provide such information regarding the Employees as may be necessary for each party to facilitate determinations of eligibility for, and payments of benefits to, the Employees under their respective qualified retirement plans. In the case of any Employee with an outstanding loan balance under the Parent’s Savings Plan, the Parent or the Seller and Acquiror shall take, or cause to be taken, any and all necessary action, to the extent permissible under applicable Law and the terms of the Acquiror Savings Plan, to permit such Employee to rollover such outstanding loan balance to the Acquiror Savings Plan through a direct rollover on or as soon as administratively possible after the Closing Date.
          (ii) The Parent, the Seller and their Affiliates shall indemnify and hold harmless the Acquiror and its Affiliates (including the Company and the Transferred Subsidiaries after the Closing) from and against any Losses relating, directly or indirectly, to the Parent’s Pension Plan, including, but not limited to, (A) by reason of the Company and the Transferred Subsidiaries being an ERISA Affiliate of the Parent or the Seller, (B) the imposition by the PBGC of any contribution obligations, funding enhancements or similar obligations on the Company, the Transferred Subsidiaries, the Acquiror and its Affiliates, or (C) by reason of the Company or any of the Transferred Subsidiaries having participated in a “multiple employer” plan (within the meaning of section 4063 or 4064 of ERISA or section 413(c) of the Code) with the Parent. The Parent, the Seller and their Affiliates shall indemnify and hold harmless the Acquiror and its Affiliates (including the Company and the Transferred Subsidiaries after the Closing) from and against any Losses relating, directly or indirectly, to the Parent’s Savings Plan, including, but not limited to, by reason of the Company or any of the Transferred Subsidiaries having participated in a “multiple employer” plan (within the meaning of section 4063 or 4064 of ERISA or section 413(c) of the Code) with the Parent.
          (k) With regard to the Parent Pension Plan in the United Kingdom (“UK Pension Plan” which expression includes, unless the context otherwise requires, the trustees from time to time thereof):
          (i) the Seller shall procure that such of the Company and the Transferred Subsidiaries which participate in the UK Pension Plan (each the “UK Employer”) shall cease to do so not later than the Closing Date;
          (ii) the Seller shall procure or if it has not done so by the Closing Date the Acquiror shall procure that the UK Employer gives written notice to the trustees of the UK Pension Plan that there is to apply to the UK Employer a relevant transfer deduction (within the meaning of the Occupational Pension Schemes (Employer Debt) Regulations 2005 (as amended or replaced from time to time) (the “Employer Debt Regulations”);
          (iii) the Seller and as from the Closing Date the Acquiror shall use their respective reasonable endeavors to procure that enhanced transfer values are offered and (if accepted) provided for those of the employees and former employees of the UK Employer who are members of the UK Pension Plan but whose pensions have not yet come into payment (each a “Relevant Member”). For this purpose an “enhanced transfer value” means, in relation to a Relevant Member, the payment (in lieu of the benefits otherwise payable under the UK Pension Plan to or in respect of the Relevant Member) of a transfer value from the UK Pension Plan for the Relevant Member to an appropriate arrangement selected by the Relevant Member plus if the Seller so determines a cash payment to the Relevant Member;
          (iv) In connection with any enhanced transfer offer the UK Employer shall promptly pay to the UK Pension Plan such amount as the UK Pension Plan requires to finance any enhancement to the amount of the transfer value over that which would otherwise be payable from the UK Pension Plan and shall pay any cash payment to the Relevant Member and any employer National Insurance Contributions payable on any such cash payment (but see Section 7.01(k)(vii)). The terms of the enhanced transfer value offer (including, in particular, the amount of any enhancement to the transfer value and the amount of any cash payment) shall be determined by the Seller;
          (v) Forthwith following the end of the transfer-out period (as defined in the Employer Debt Regulations and is currently so defined as the period between the UK Employer ceasing to employ active members of the UK Pension Plan and the day that is twelve months later) the Seller and the Acquiror shall use their reasonable endeavors to procure that the amount of any debt payable to the UK Pension Plan by the UK Employer pursuant to section 75 or 75A of the UK Pensions Act 1995 (as amended or replaced from time to time) (the “Section 75 Debt”) is determined promptly in accordance with that section and the amount thereof is promptly notified to the Seller and the Acquiror.
          (vi) Forthwith following the amount of the Section 75 Debt being so notified the Seller (but only if such certification is made prior to the Closing Date) and the Acquiror (as from the Closing Date or the date of such notification if later) shall use their respective reasonable endeavors to procure that the UK Employer promptly discharges the Section 75 Debt.
          (vii) The Seller shall on demand indemnify on an after-tax basis the Acquiror and its Affiliates (including the UK Employer) from and against each of the following:
(A)	the aggregate amount to be paid by the UK Employer pursuant to Section 7.01(k)(iv);

(B)	the Section 75 Debt (if any) payable by the Employer to the UK Pension Scheme;

(C)	any contribution notice or financial support direction issued by the UK Pensions Regulator pursuant to sections 35-51 of the UK Pensions Act 2004 (as amended or replaced from time to time) in connection with the UK Pension Plan and the UK Employer’s participation therein;

(D)	any Loss arising from (I) the UK Employer’s participation in the UK Pension Plan, including due to the benefits payable under the UK Pension Plan not having been equalized between men and women to the extent such equalization is required on account of any inequality in the guaranteed minimum pensions and accrued rights thereto (within the meaning of the UK Pension Schemes Act 1993) or (II) the events contemplated by Section 7.01(k)(iii) but (and without prejudice to (A), (B) or (C) in this Section 7.01(k)(vii)) the indemnity contained in this Section 7.01(k)(vii)(D)(II)does not extend to (X) any contributions or other amounts payable in the ordinary course to the UK Pension Plan in respect of any period prior to Closing, or (Y) any Loss arising from any act or omission of the Acquiror or any of its Affiliates after the Closing Date.
          (viii) For the purposes of determining the after-tax basis Section 11.07(b) shall apply as if any amount payable pursuant to the indemnity contained in Section 7.01(k)(vii) was payable pursuant to Article XI.
          (ix) In relation to contribution notices and financial support directions, the indemnity contained in Section 7.01(k)(vii) shall extend to any person associated with or connected with the Acquiror or its Affiliates from time to time (and “associated” and “connected” shall have the meaning which they bear in sections 35-51 of the UK Pensions Act 2004).
          (x) As disclosed in Section 6.01(z)(xi)(iv) of the Seller Disclosure Letter, the Seller agrees with the UK Pension Plan a scheme apportionment arrangement or a withdrawal arrangement (both within the meaning of the Employer Debt Regulations) in connection with the cessation of participation in the UK Pension Plan of the UK Employer:
(A)	the Acquiror shall procure that (if such scheme apportionment arrangement or withdrawal arrangement, as the case may be, has not been entered into before the Closing Date) the UK Employer at the behest of the Seller promptly enters into such arrangement; and

(B)	the amount (if any) payable under that arrangement by the UK Employer shall for the purposes of the indemnity contained in

Section 7.01(k)(vii) above be deemed to be the Section 75 Debt.
          (l) (i) Effective as of the Closing Date, the Company and the Transferred Subsidiaries shall, and hereby do, assume the liability and obligation for, and shall indemnify the Parent, the Seller and their Affiliates against any liability or obligation for, all obligations (whether or not vested) which have accrued as of the Closing Date under the American International Group, Inc. Retirement Excess Plan and the American International Group, Inc. Supplemental Executive Retirement Plan (the “Parent Nonqualified Plans”) with respect to any Employee or former employee of the Company or any of the Transferred Subsidiaries who participates therein, including those in pay status (the “Nonqualified Accrued Liability”). On or prior to the Closing Date, the Parent Nonqualified Plans shall be amended by the Parent or an Affiliate effective prior to the Closing Date to freeze accruals (including freezing eligibility for any early retirement subsidy) as of the Closing Date for every participating Employee or former employee of the Company or any of the Transferred Subsidiaries. Such Nonqualified Accrued Liabilities shall be paid under one or more nonqualified deferred compensation plans maintained or adopted by the Company, the Acquiror, or any of the Transferred Subsidiaries, which must preserve and maintain, in accordance with applicable Law, all material terms governing the time, form of payment and amounts accrued as of the Closing Date under the Parent Nonqualified Plans. For avoidance of doubt, nothing in this Section 7.01(l) shall require the Acquiror or any of its Affiliates to provide deferred compensation benefits that, in the aggregate, exceed the Nonqualified Accrued Liability. Such accrued amounts shall vest no later than the date such amounts would have vested in accordance with the vesting terms of the Parent Nonqualified Plans and for purposes of vesting in such accrued amounts, the Acquiror, the Company and the Transferred Subsidiaries shall take into account any such Employee’s credited service with the Parent and its Affiliates prior to the Closing Date and service with the Acquiror or its Affiliates on and after the Closing Date. The Acquiror, the Company and the Transferred Subsidiaries shall not be required to provide any benefits under such plans for services rendered after the Closing Date. The Parent agrees that it will indemnify the Acquiror or its Affiliates for any Taxes and related expenses that the Employees may incur, which are reimbursed by the Acquiror or its Affiliates, resulting from any failure of the Parent Nonqualified Plans to have been established, documented or operated through the Closing Date in accordance with the requirements of section 409A of the Internal Revenue Code (“409A Penalty”), including by reason of the Company’s and the Transferred Subsidiaries’ assumption of the liability thereunder pursuant to this Section 7.10(l); provided, however, the Acquiror shall promptly notify the Parent in writing upon receipt by the Acquiror, any of its Affiliates, the Company or any Transferred Subsidiary of notice of any current or pending 409A Penalty.
          (ii) Not later than 30 days after the date hereof, the Parent, the Parent’s actuary, the Acquiror and the Acquiror’s actuary shall commence to determine the Nonqualified Accrued Liability. If the parties are unable to agree on or prior to the end of the 90 day period after the date hereof on a preliminary amount of the Nonqualified Accrued Liability, the Seller and the Acquiror shall appoint a third actuary from a globally recognized actuarial firm to determine the Nonqualified Accrued Liability (the costs of the third actuary shall be shared equally by the Seller and the Acquiror) to make such determination. The third actuary shall consider only the issues of disagreement between the first two actuaries, it being understood that the third actuary shall not be retained to conduct its own independent review, but rather shall be retained to resolve specific differences between the Seller’s actuary and the Acquiror’s actuary. The third actuary’s determination shall be (A) provided within 45 days after appointment, (B) limited on a plan by plan basis either to the position of the Seller or the Acquiror and (C) final and binding on the parties. The Parent agrees to provide the Acquiror and the Acquiror’s Actuary with all necessary information, including information on each applicable Employee, in order for them to confirm the determination of the Nonqualified Accrued Liability and administer the Parent Nonqualified Plans. Following the actuarial methodology used to determine the preliminary amount of the Nonqualified Accrued Liability in accordance with the process set out in this Section 7.01(l)(ii), a final determination of the Nonqualified Accrued Liability will be made by the Parent and the Acquiror within 30 days of the Closing Date. The Parent shall transfer (or cause to be transferred) to the Acquiror, or an Affiliate of the Acquiror, a cash payment promptly (but not later than 15 Business Days) after the final amount of the Nonqualified Accrued Liability is determined.
          (m) Prior to the Parent or the Acquiror, or either of their Affiliates, making any material written statement or other formal announcement prior to the Closing to current or former employees (or individuals who will become Employees as of the Closing Date), independent contractors, consultants or directors of the Company or any of Transferred Subsidiary pertaining to (i) compensation or benefits that are affected by the transactions contemplated by this Agreement, or (ii) compensation or benefits that will be provided by the Acquiror or its Affiliates on or after the Closing Date, the Acquiror shall provide the Parent, the Company and the applicable Transferred Subsidiary, if any, or the Parent, the Company and the applicable Transferred Subsidiary, if any, shall provide the Acquiror, as the case may be, with a copy of the intended communication. The party that is provided the copy of the communication shall be given a reasonable period of time to review and comment on the communication and return any comments to the other party within the reasonably requested period of time and, if applicable, in accordance with the notification and/or communication provisions in any applicable Contract or collective bargaining agreement. The parties shall cooperate in providing, or causing to be provided, any such mutually agreeable communication.
          (n) On or before the date of this Agreement, the Parent shall have delivered to the Acquiror the actuarial valuations (together with all underlying assumptions) as described in Section 7.01(n) of the Seller Disclosure Letter, prepared as of November 30, 2009, setting forth the value of the assets and liabilities in the Japan pension plans and the Greece pension plans identified as such in Section 3.13(h)(v) of the Seller Disclosure Letter (the “Japan and Greece Pension Plan Valuations”). Not later than 60 Business Days after the Closing Date or such other time as is mutually agreed by the Parent and the Acquiror, the Acquiror and the Acquiror’s actuary shall have an opportunity to review the Japan and Greece Pension Plan Valuation and, to the extent that the Acquiror and the Acquiror’s actuary determine that the Parent has used actuarial assumptions that did not comply with the plan terms or that were not reasonable and consistent with actuarial standards of practice in the local country used to meet the requirements of U.S. GAAP accounting, the Seller and the Acquiror shall appoint a third actuary from a globally recognized actuarial firm to review the Japan and Greece Pension Plan Valuation (the costs of the third actuary shall be shared equally by the Seller and the Acquiror). The third actuary shall consider only the issues of disagreement between the first two actuaries, it being understood that the third actuary shall not be retained to conduct its own independent review, but rather shall be retained to resolve specific differences between the Seller’s actuary and the Acquiror’s actuary. If the third actuary determines that the Japan and Greece Pension Plan Valuation used actuarial assumptions that did not comply with the plan terms or that were not reasonable and consistent with actuarial standards of practice in the local country used to meet the requirements of U.S. GAAP accounting, the Acquiror shall be entitled to a payment equal to the difference between the Japan and Greece Pension Plan Valuation and a valuation of the Japan and Greece pension plans that the third actuary determines is reasonable and consistent under actuarial standards of practice in the local country used to meet the requirements of U.S. GAAP accounting. The third actuary’s determination shall be (i) provided within 45 days after appointment, (ii) limited on a plan by plan basis either to the position of the Seller or the Acquiror and (iii) final and binding on the parties. The payment shall be made in cash as soon as practicable (but not more than ten (10) days) following the actuary’s determination. The Parent and the Acquiror shall bear the costs of the third actuary equally.
          (o) The Parent and the Acquiror shall, or shall ensure that their Affiliates shall, comply with their respective consultation and other obligations arising out of any of the transactions contemplated by this Agreement in respect to the Employees (including those individuals who will become Employees on or prior to the Closing Date) of the Company, any Transferred Subsidiary, or their respective union or elected representatives, or other employee representative body, as required by Law, collective bargaining agreements or any other applicable regulations and shall cooperate in connection therewith, with such cooperation to include, if applicable, obtaining from all Foreign Employees, directors, independent contractors, agents and brokers of the Company and Transferred Subsidiaries express written consents to the cross border transfer of their personal data to the Acquiror following the signing of this Agreement. Each of the parties hereto will use good faith efforts to comply with their obligations under this Section 7.01(o) as promptly as reasonably practicable.
          (p) The provisions of this Section 7.01 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Employees, including those individuals who will become Employees on or prior to the Closing Date, or former employees of the Company and the Transferred Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies, with respect to the matters provided for in this Section 7.01 under or by reason of any provision of this Agreement. This Section 7.01 shall not be considered, or deemed to be, an amendment to any Benefit Plan or any compensation or benefit plan, program, agreement or arrangement of the Acquiror or any of its Affiliates.
          (q) The Parent and its Affiliates shall take such action as are necessary to permanently waive, as of the Closing Date, any and all restrictions on competition under any agreement or arrangement enforceable by the Parent or its Affiliates that would in any way adversely affect an Employee’s ability to provide services after the Closing Date to or on behalf of Acquiror and its Affiliates, including the Company and the Transferred Subsidiaries, and, on or before the Closing Date, the Parent shall or shall cause its Affiliates to, notify all Employees who are subject to any such restrictions on competition that such restrictions will be permanently waived as of the Closing Date.

ARTICLE VIII
TAX MATTERS
                    Section 8.01. Liability for Taxes.
          (a) The Seller (and with respect to the indemnity provided in clause (x) of this Section 8.01(a), Parent and Seller, jointly and severally) shall indemnify, defend and hold harmless the Acquiror Indemnified Parties from and against:
               (i) all Taxes imposed on the Company or any Transferred Subsidiary, or for which the Company or any Transferred Subsidiary may otherwise be liable, as a result of the Company or any Transferred Subsidiary having been a member of a combined, unitary, consolidated, affiliated or other group with respect to taxable periods (or portions thereof) ending on or before the Closing Date, including pursuant to U.S. Treasury Regulations section 1.1502-6 or any similar provision of state, local or non-U.S. Law;
               (ii) all Taxes imposed on the Company or any Transferred Subsidiary, or for which the Company or any Transferred Subsidiary may otherwise be liable, with respect to any Pre-Closing Taxable Periods and, with respect to any Straddle Period, all Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date, including (1) all Taxes imposed with respect to the transactions contemplated by this Agreement and the Ancillary Agreements that occur on or before the Closing Date (including all Taxes resulting from the SPV 338 Election and the transactions deemed to occur as a result thereof), and (2) all Losses resulting from any termination of a Transferred Subsidiary or an entity in which the Company or a Transferred Subsidiary holds an equity interest under section 708(b) of the Code (or any similar provision of state, local or non-U.S. Tax Law) that occurs on or before the Closing Date due to an actual or deemed sale of an equity interest in such Person by the Company or a Transferred Subsidiary; provided, however that the Seller shall not indemnify the Acquiror Indemnified Parties with respect to Transfer Taxes to the extent such Transfer Taxes are the responsibility of the Acquiror under Section 8.01(e);
               (iii) subject to the limitations set forth under Section 8.01(h), and except as otherwise provided under Section 8.07, all Taxes (and any lost Tax benefits) resulting from any breach or inaccuracy of the representations set forth in Section 3.20;
               (iv) all Taxes relating to or resulting from (1) transactions permitted or described in Sections 6.01, 6.08, 6.10, 6.12, 6.13(a)(i), 6.13(a)(iii), the second sentence of Section 6.15, and 6.21 of this Agreement, and Section 6.13(a)(ii) of the Seller Disclosure Letter (2) withholding taxes imposed on the payment of consideration under Article II to the extent such Taxes were not withheld by the Acquiror pursuant to Section 2.04 (other than any Transfer Taxes that are the responsibility of the Acquiror under Section 8.01(e)), (3) the distribution of any dividends by the Company to the Seller or to the Parent, (4) all intercompany agreements that are terminated in accordance with this Agreement and the Ancillary Agreements, provided, that this provision shall not be interpreted in any manner that would allow the Acquiror Indemnified Parties to bring a claim to recoup amounts that are paid in settlement of an intercompany obligation under Section 6.08 or Section 8.05(i), (5) elections made under section 338 of the Code (or any similar provision of state, local, or non-U.S. Law) as permitted under Section 8.05(h) of this Agreement, and (6) the transactions that the Seller has an obligation under this Agreement and the Ancillary Agreements to complete or attempt to complete prior to the Closing Date but are completed after the Closing Date; provided, however, that with respect to any indemnity for transactions described in Sections 6.13(a)(i) and 6.13(a)(iii), the liability for such Taxes shall be apportioned to the Seller in proportion to the allocated costs to the Seller or any Retained Affiliate other than the Company or Transferred Subsidiaries.
               (v) the portion of Transfer Taxes that are the responsibility of the Seller under Section 8.01(e);
               (vi) Taxes (including any amounts required to be paid in the form of a reimbursement or compensation for Taxes) imposed on the Company or any Transferred Subsidiary, or for which the Company or any Transferred Subsidiary may otherwise be liable, (1) as a transferee or successor, (2) under applicable Law, (3) by contract, or (4) otherwise; provided, however, that this clause (vi) shall only apply to the extent Taxes that would otherwise be the subject of this clause (vi) result from or relate to arrangements, agreements or transactions, that are entered into, or that occurred, prior to or on the Closing Date, other than any liabilities of the Company or any Transferred Subsidiary pursuant to an indemnity provided by the Company or a Transferred Subsidiary as set forth in this Agreement and the Ancillary Agreements. For purposes of this provision, sub-clauses (3) and (4) above shall not apply to contracts entered into by the Company or a Transferred Subsidiary in the ordinary course of such Person’s business that require the payment or reimbursement of an amount that is related to Taxes other than in the form of an indemnity payment in respect of conduct or a breach (or a failure to act) prior to the Closing Date, provided, that no contract for the sale, disposition or exchange of any property or asset held or owned by the Company or a Transferred Subsidiary shall be treated as entered into in the ordinary course of business;
               (vii) all Losses relating to or resulting from any breach or nonperformance by Parent or Seller of any covenant set forth in this Agreement relating to Taxes;
               (viii) all matters set forth in Section 8.05(i)(iii) to the extent set forth therein, provided, that this provision shall not be interpreted in any manner that would allow the Acquiror Indemnified Parties to bring a claim to recoup amounts that are paid in settlement of an intercompany obligation under Section 6.08 or Section 8.05(i);
               (ix) [Reserved];
               (x) all (1) Taxes imposed on DelAm and the assets and business of DelAm, or for which DelAm may otherwise be liable, for all taxable periods (or portions thereof) ending on or before the Closing Date, including all liabilities for Taxes with respect to all contracts and policies reinsured out of DelAm, all Losses and other amounts relating to or resulting from any contract, policy or product sold, issued, reinsured, marketed or otherwise maintained by DelAm on or prior to the Closing Date failing to comply with any applicable requirement of Tax Law, including sections 72, 101, 401, 403, 408, 412, 457, 817, 817A, 7702 or 7702A of the Code, and (2) all costs, expenses, and fees incurred in correcting, remediating or otherwise causing any such contract, policy or product to comply with applicable Tax Law, including any return of premium, any change in benefit payout and all costs and expenses incurred to create substitute forms;
               (xi) all Taxes from or related to (1) the Company or any Transferred Subsidiary failing to satisfy the requirements of section 482 of the Code or any similar transfer pricing requirements of local, state or non-U.S. Law, or any compliance or information keeping requirements related thereto for all taxable periods ending on or before the later to occur of the Closing Date or December 31, 2010, provided, however, that no indemnity shall be provided for the taxable periods (or portions thereof) beginning on or after January 1, 2010 to the extent that the Company or the Transferred Subsidiaries implements and uses the methodologies developed in accordance with Section 8.05(m), and (2) any reinsurance agreement entered into by the Company or any Transferred Subsidiary prior to the Closing being recharacterized under section 845(b) of the Code or any similar provision of state, local or non-U.S. Law; and
               (xii) all reasonable out of pocket costs, expenses, fees and other amounts incurred in contesting, determining, investigating, or settling any matter for which a claim for indemnity may be made pursuant to clauses (i) through (xi) above, provided, however, that the costs associated with the study set forth in Section 8.05(m) shall be borne by the Seller and the costs of implementing such study shall be borne by the Company and Transferred Subsidiaries;
provided, however, that the Seller shall not be liable for or pay, and shall not indemnify, defend or hold harmless the Acquiror Indemnified Parties from and against,
(A)	a liability for Taxes imposed on the Company or a Transferred Subsidiary to the extent a specific accrual has been set forth for such liability for Taxes as a liability on the Final Closing Balance Sheet determined on an item by item or asset by asset basis (taking into account the detailed information set forth in the work papers used to determine the Final Closing Balance Sheet), provided, however, that for purposes of this provision the Final Closing Balance Sheet shall be adjusted as needed to reflect the filing of the Section 338 Elections and the settlement of the intercompany accounts pursuant to Section 8.05(i);

(B)	[Reserved]

(C)	except with respect to transactions described in clauses (i), (iv) and (vi) above, Taxes imposed on the Company or any Transferred

Subsidiary or for which the Company or any Transferred Subsidiary may otherwise be liable, as a result of transactions occurring on the Closing Date that (1) were not required by this Agreement or the Ancillary Agreement to occur on or prior to the Closing Date, (2) are at the unilateral direction of the Acquiror, and (3) are properly allocable (based on, among other relevant factors, factors set forth in U.S. Treasury Regulations section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing;

(D)	Seller shall not be required to indemnify the Acquiror Indemnified Parties against United States back-up withholding taxes or withholding taxes imposed by a non-U.S. jurisdiction with respect to payments that are made after the Closing Date by the Company or any Transferred Subsidiary to holders or beneficial owners of the insurance products of the Company and any Transferred Subsidiary;

(E)	with respect to any indemnity claim for Taxes imposed solely by a United Kingdom Tax Authority or Tax Authority in the countries of Poland, France, and Japan:
(1)	any Taxes arising or increased as a result of any increase in rates of Tax, any change in Law or published Tax Authority practice or any change in accountancy principles and practices occurring after Closing, other than changes to ensure conformity with relevant generally accepted accountancy principles and practices;

(2)	any Taxes that would not have arisen but for a voluntary act or omission by one of the Acquiror Indemnified Parties, the Company or any of the Transferred Subsidiaries at any time after Closing (other than an act or omission effected (v) under a legally binding commitment created on or before Closing or (w) in the Ordinary Course of Business of the Acquiror Indemnified Parties, the Company or any of the Transferred Subsidiaries as at Closing), or (x) at the written request of the Seller, a Retained Affiliate, the Parent or any Affiliate of the Parent (other than the Company or any Transferred Subsidiary insofar as the written request is made after the Closing), or (y) pursuant to an obligation under this Agreement; and

(3)	any Taxes arising from a cessation of any trade or business carried on by the Company and/or any of the Transferred Subsidiaries, being a cessation occurring on or after Closing.

(Taxes described in clauses (A) to (E) of this Section 8.01(a) being hereinafter collectively referred to as “Excluded Taxes”).
          (b) Parent, the Seller or any Retained Affiliate shall be entitled to any refund of Taxes or credit or allowance for Taxes (other than any Excluded Taxes) that, in each case, (i) were imposed on the Company or a Transferred Subsidiary for taxable periods (or portions thereof) ending on or before the Closing Date; (ii) are actually paid by the Seller pursuant to an indemnity claim brought under Section 8.01(a) or Section 8.07; or (iii) with respect to a Straddle Period, is a credit for a reduction in a liability to pay Tax in respect of the portion of such Straddle Period ending after the Closing Date due solely to a payment of an estimated Tax during the portion of the Straddle Period ending on or before the Closing Date, provided, however, that with respect to a refund, credit or allowance for a liability for Tax related to an amount of Tax for which a claim for indemnity under Section 8.07(a)(i)(B) was made, such refund, credit, or allowance shall be solely for the Acquiror’s account until the amount of Acquiror’s portion of the liability for Taxes that relate to the adjustments to Insurance Tax Reserves of the Company that gave rise to such a claim for indemnity is reduced to $200,000,000 after taking into account such refunds, credits, or allowances, and thereafter all remaining refunds, credits, and allowances relating to such liability for Taxes shall be split 50/50 between the Seller and the Acquiror; provided, further, however, that any refund, credit or allowance for Taxes described in this Section 8.01(b) shall be for the Acquiror’s account to the extent such refund, credit or allowance (A) was taken into account on the Reference Balance Sheet or Final Closing Balance Sheet, provided, however, that refunds, credits, or allowances set forth on the Final Closing Balance Sheet shall be for the Seller’s account to the extent such refunds, credits and allowances relate to a liability for Taxes of the Company or a Transferred Subsidiary that has been reflected on the profit and loss statement of the relevant taxpayer in a period prior to the Closing Date and for which a specific accrual was set forth on the Final Closing Balance Sheet to offset the value of such refund, credit or allowance to reflect a discount for the value of such refund, credit or allowance due to the risk such refund, credit or allowance may not be obtained, and such refund, credit, or allowance for Tax is set forth on a schedule to be provided by the Seller to the Acquiror no later than 60 days after the date hereof and to the extent consented to by the Acquiror, which consent shall not be unreasonably withheld taking into account the above standards, or (B) relates to a Tax attribute of the Company or a Transferred Subsidiary that is attributable to taxable periods (or portions thereof) beginning after the Closing Date. Except as provided in the foregoing sentence, all refunds, credits and allowances for Taxes (including items described in the provisos to the immediately preceding sentence that are for the Acquiror’s account) shall be for the benefit of the Acquiror. Promptly after receipt of a refund, or claiming a credit or allowance by one party or an Affiliate thereof that is for the benefit of the other party or an Affiliate thereof under this Section 8.01(b), the party receiving such refund, or claiming a credit or allowance shall pay to the other party the amount of any such item. For purposes of this Section 8.01(b), the Company and the Transferred Subsidiaries shall be considered an Affiliate of the Acquiror.
          (c) Except as set forth in Sections 8.01(a) and Section 8.07, the Acquiror shall indemnify, defend and hold harmless the Seller Indemnified Parties, from and against: (i) all Taxes (other than Taxes imposed by a United Kingdom Tax Authority) imposed on the Company or any Transferred Subsidiary, or for which the Company or any Transferred Subsidiary may otherwise be liable, with respect to any Post-Closing Taxable Periods and, with respect to any

Straddle Period, Taxes (other than Taxes imposed by a United Kingdom Tax Authority) attributable to the portion of such Straddle Period beginning after the Closing Date, (ii) Excluded Taxes, (iii) the amount of Tax payable by the Seller or its Affiliates to a relevant Tax Authority to the extent such amount has already been paid by the Seller to the Acquiror pursuant to a claim for indemnity under this Article VIII, or (iv) Losses relating to or resulting from the breach or nonperformance by the Acquiror of any covenant set forth in this Agreement that relates to Taxes; provided, however, that the Acquiror shall not indemnify the Seller Indemnified Parties with respect to Transfer Taxes to the extent such Transfer Taxes are the responsibility of the Seller under Section 8.01(e).
          (d) For purposes of this Article VIII, whenever it is necessary to determine the liability for Taxes of the Company or a Transferred Subsidiary for a Straddle Period, the determination of the Taxes of the Company or such Transferred Subsidiary for the portion of the Straddle Period ending on and including the Closing Date, and the portion of the Straddle Period beginning after the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable periods, one of which ended at the end of the Closing Date and the other of which began at the beginning of the day following the Closing Date. Items of income, gain, deduction, loss or credit of the Company or such Transferred Subsidiary for the Straddle Period shall be allocated between such two taxable periods on a “closing of the books basis” by assuming that the books of the Company or such Transferred Subsidiary were closed at the end of the Closing Date; provided, however, that
               (i) (A) the Taxes resulting from transactions described in clause (C) of Section 8.01(a) shall be allocated to the taxable period that is deemed to begin at the beginning of the day following the Closing Date and (B) the Taxes resulting from transactions described in Section 8.01(a)(ii) and Section 8.01(a)(iv) shall be allocated to the taxable period that is deemed to end on the Closing Date,
               (ii) Taxes imposed on a periodic basis (e.g., property Taxes) and exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable periods on a “daily basis;” provided, however, that in allocating any such exemptions, allowances, or deductions (or increase in such amounts) between the two periods that comprise a Straddle Period, any such items that relate to an asset or property that was sold, acquired or improved by the Company or a Transferred Subsidiary during the Straddle Period shall be allocated on a daily basis solely among the days in the Straddle Period during which such asset was owned or such improvement existed; and
               (iii) Taxes (other than income Taxes), imposed in whole or in part on the basis of taxable premiums for a Straddle Period shall be allocated to the taxable period that is deemed to end on and includes the Closing Date based upon the amount of taxable premium accrued from the beginning of the relevant taxable period to and through the end of the Closing Date, as adjusted to reflect any premiums included therein but returned by the end of the relevant taxable period that comprises the Straddle Period to the extent no premium tax is imposed on such returned premiums under the Law of the relevant jurisdiction and taking into account any licenses, fees, credits and other attributes (except as set forth in the immediately following sentence) paid, incurred or available for the entire taxable period that constitutes the Straddle Period but allocable to such taxable premium to the extent such items are available as an offset or credit against premium taxes under the Law of the relevant jurisdiction, provided, such licenses, fees, credits and other attributes are not taken into account as an asset on the Reference Balance Sheet or Final Closing Balance Sheet. For purposes of this clause (iii), assessment credits and fee credits, provided against a premium tax liability shall be allocated in the following manner (x) for the account of the Seller to the extent such amount was paid prior to the Closing Date and neither the Reference Balance Sheet nor the Final Closing Balance Sheet takes such assessment credits or fee credits into account and (y) for the account of the Acquiror in all other events.
          (e) Notwithstanding anything herein to the contrary, the Acquiror and the Seller shall each bear 50% of any Transfer Taxes imposed as a result of the purchase and sale of the Shares contemplated by this Agreement. Such Transfer Taxes shall be paid by the party (including the Company or a Transferred Subsidiary) legally responsible to pay such Taxes (with the other party paying the party that is legally responsible to pay the Tax such other party’s share of such Tax at least three (3) Business Days before the Tax payment due date). Both parties will join (or will cause the relevant taxpayers to join) in the execution of any such Tax Returns and other documentation as required by Law, with any disputes governed by the procedures of Section 8.03. Any refund, credit or allowance for Tax resulting from a Transfer Tax subject to this provision shall be shared equally between the Seller and the Acquiror.
          (f) (i) A breach of a representation or warranty with respect to Taxes (including the representations and warranties set forth in Section 3.20) shall be deemed to exist if such representation or warranty would have been inaccurate or breached if such representation or warranty had not contained any qualification as to material, materiality, or similar language, (ii) the amount of the indemnity provided under Section 8.01(a) in respect of any breach of a representation or warranty, including any deemed breach resulting from the application of clause (i), shall be determined without regard to any qualification as to material, materiality, or similar language, and (iii) any disclosure provided in Section 3.20 of the Seller Disclosure Letter after the date hereof shall not be taken into account for purposes of determining any indemnification obligation (or the validity or amount of such obligation) under this Article VIII, or whether the conditions to Closing set forth in this Agreement have been satisfied.
          (g) The parties agree that to the extent the Acquiror Indemnified Parties can bring a claim for indemnity under Section 8.01(a)(iii) and another clause of Section 8.01(a), the Acquiror Indemnified Parties shall not be required to bring such claim for indemnity under Section 8.01(a)(iii). For the avoidance of doubt and subject to Sections 8.07(b)(iii) and 8.07(e), to the extent a party has received an indemnity payment under a specific provision of this Section 8.01, Section 8.06(e), or Section 8.07, the indemnified party shall not be entitled to bring another claim under another provision of this Section 8.01 or Section 8.06(e) to the extent the prior indemnity payment received by the indemnified party was equal to the full amount of Taxes or Losses subject to indemnification under this Section 8.01, Section 8.06(e),or Section 8.07.
          (h) Subject to Section 8.01(g), and other than for a breach or inaccuracy of a representation or warranty for which the Acquiror Indemnified Parties are entitled to indemnification under Section 8.07, the Seller shall not be required to indemnify any Acquiror

Indemnified Party for Taxes, lost Tax benefits and the amounts described in Section 8.01(a)(xii) resulting from a breach or inaccuracy of a representation or warranty in Section 3.20, or Taxes imposed in Post-Closing Taxable Periods due to a breach of the covenant in Section 8.02(b)(iii)(z) solely as a result of Tax Returns described in Section 8.02(b)(iii)(z) not being truthful or correct, (collectively, “Tax Losses”), (i) until with respect to such claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) such claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) involves Tax Losses in excess of $87,500 (nor shall any such claim or series of related claims that do not meet the $87,500 threshold be applied to or considered for purposes of calculating the aggregate amount of the Tax Losses for which the Seller has responsibility under (ii) below); and (ii) until the aggregate amount of all Tax Losses exceeds $50,000,000, after which the Seller shall be obligated to indemnify and hold harmless the Acquiror Indemnified Parties from and against all such amounts in excess of $50,000,000, provided, that the amount of all Taxes, lost Tax benefits and the amounts described in Section 8.01(a)(xii) that are limited by this provision shall not be applied and counted against the $125,000,000 deductible limitation set forth in Section 11.02(b) of this Agreement for purposes of determining when the Acquiror Indemnified Parties have exceeded such limitation with respect to Capped Losses. For the avoidance of doubt, this Section 8.01(h) shall not be interpreted or applied in any manner that would apply the limitations set forth herein to any Taxes or Losses for a taxable period (or portion thereof) ending on or before the Closing Date, including with respect to any such period for which a Tax Return described in Section 8.02(b)(iii)(z) has been filed, regardless of whether a claim for indemnity for any such Taxes or Losses is brought under Section 8.01(a)(ii) or Section 8.01(a)(vii).
          (i) For the avoidance of doubt, the Acquiror Indemnified Parties shall not be permitted to bring a claim for Taxes pursuant to Section 8.01(a) (other than a claim permitted under Section 8.01(a)(iii) or (vii) resulting from a breach of a representation, warranty or covenant that applies to actions taken prior to the Closing Date) due to a reduction in the value of the Company prior to the Closing Date that results from the Company or a Transferred Subsidiary paying its liability for Taxes in the ordinary course of such Person’s business prior to the Closing Date; provided, that this Section 8.01(i) shall not (1) be applicable to the provisions addressing adjustments to the Purchase Price set forth in this Agreement or (2) prevent the Acquiror Indemnified Parties from bringing a claim against the Seller pursuant to Section 8.01(a) with respect to any Taxes that a Tax Authority attempts to collect from the Company or a Transferred Subsidiary (even if such Tax has been previously paid).
                    Section 8.02. Tax Returns.
          (a) With respect to Tax Returns required to be filed by, or with respect to, the Company and the Transferred Subsidiaries for Pre-Closing Taxable Periods or Straddle Periods:
          (i) The Seller and the Parent shall timely prepare and file or cause to be timely prepared and filed when due (A) all Tax Returns that are required to be filed by, or with respect to, the Company and the Transferred Subsidiaries that are due after the date hereof and on or before the Closing Date (taking into account all extensions properly obtained), and (B) all Tax Returns with respect to the Company and any Transferred Subsidiary for any Straddle Periods or any Pre-Closing Taxable Periods that are due after the Closing Date (taking into account all extensions properly obtained) to the extent such Tax Returns are filed on a consolidated, unitary or combined basis with the Parent, any Affiliate of the Parent, the Seller or any Retained Affiliate and, in each case, the Parent and the Seller shall pay (or cause to be paid), subject to the provisions of Section 8.02(c), all Taxes for such taxable periods within the time and manner prescribed by applicable Law.
          (ii) Except for Tax Returns described in clause (i)(B) above and subject to the provisions of Section 8.01(a) and Section 8.02(c), with respect to Tax Returns for any Pre-Closing Taxable Periods that are due after the Closing Date (taking into account all extensions properly obtained), (A) prior to the Closing Date, the Seller and the Parent shall cause the Company and the Transferred Subsidiaries to commence preparing such Tax Returns within the time and substantially adhering to the schedule that the Company and the Transferred Subsidiaries have typically followed in having such Tax Returns prepared, and (B) after the Closing Date, subject to Section 8.02(b), the Acquiror shall cause the Company and the Transferred Subsidiaries to finalize and timely file such Tax Returns (taking into account all extensions properly obtained) and pay the Taxes due with such Tax Returns within the time and manner prescribed by applicable Law.
          (iii) Except as provided in clause (i)(B) above and subject to the provisions of Section 8.01(a) and Section 8.02(c), with respect to any Tax Return for any Straddle Period, the Acquiror shall cause the Company and the Transferred Subsidiaries to prepare and timely file such Tax Returns (taking into account all extensions properly obtained) and pay the Taxes due with such Tax Returns within the time and manner prescribed by applicable Law.
          (iv) With respect to all Tax Returns of the Company and the Transferred Subsidiaries that are required to be filed with the United States or any state or locality of the United States for taxable periods beginning on or before January 1, 2010, Parent shall permit and grant access to the Company and the Transferred Subsidiaries to use, and the Seller (prior to Closing) and the Acquiror (after Closing) shall cause the Company and the Transferred Subsidiaries to use, all of Parent’s licensed software and hardware (at no charge) for the purpose of preparing such Tax Returns (or, in the case of Tax Returns filed on a consolidated, unitary or combined basis with Parent, any affiliate of Parent, the Seller or any Retained Affiliate, the pro forma portion of such Tax Returns that relate solely to the Company or the Transferred Subsidiaries, as applicable), and Parent shall take all necessary actions to permit the Company and the Transferred Subsidiaries to use such licensed software and hardware during the Company’s and the Transferred Subsidiary’s normal business hours consistent with past practices and in a manner that will permit the Company and the Transferred Subsidiaries to comply with the requirements of Section 8.02, including Section 8.02(b)(iii).
          (b) With respect to Tax Returns required to be prepared and filed (or caused to be prepared and filed) under Section 8.02:

               (i) Except as required by applicable Law, a Determination, or otherwise inconsistent with any provision of this Agreement, such Tax Returns shall be prepared and filed in a manner consistent with past practices and no party shall take a position, seek a ruling, make an election or adopt a method that is or would be inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns; provided, however, that in no event shall the Parent, any Affiliate of the Parent, the Seller, any Retained Affiliate, the Company, or any Transferred Subsidiary take any position or prepare or file any Tax Return that is contrary to or inconsistent with the past practices of the Company or Transferred Subsidiaries, as relevant, regarding the matters subject to the indemnity provided in Section 8.07 except to the extent such position or preparation is (A) set forth in Section 6.01(z)(xix) of the Seller Disclosure Letter as of the date hereof, (B) otherwise mutually agreed to in writing by Parent and the Acquiror, (C) required to correct an immaterial mathematical or posting error with respect to Insurance Tax Reserves of the Company or any Transferred Subsidiary, or (D) required as a result of the resolution of the Japanese Contingency Reserve Matter.
               (ii) With respect to any Tax Return described in Section 8.02(a)(i) that is required to be filed on or after the date hereof, within ten (10) Business Days after filing, the Seller shall submit to the Acquiror a copy of such Tax Return (and with respect to Tax Returns filed on a combined, consolidated, unitary or group basis that include the Parent, Seller or a Retained Affiliate, a pro forma copy of such Tax Return for the Company or any Transferred Subsidiary that is included on such return).
               (iii) With respect to Tax Returns required to be filed with respect to the Company or any Transferred Subsidiary described under Section 8.02(a)(i)(B) (to the extent filed after the Closing Date) and Section 8.02(a)(ii), the Acquiror shall cause the Company and the Transferred Subsidiaries to submit to the Seller a draft copy of such Tax Return (or with respect to a combined, consolidated, unitary or other group basis return, a pro forma copy of the Company’s or Transferred Subsidiary’s portion of such Tax Return) as soon as reasonably practical and no later than the number of Business Days prior to the due date for filing such Tax Return set forth below, in each case, unless commercially impractical or not possible. The number of Business Days prior to the due date for filing such Tax Returns referred to in the preceding sentence shall be (A) forty-five (45) Business Days in the case of the U.S. federal income tax return of the Parent Group that includes the Company for the taxable period of the Company ending on November 30, 2009; (B) thirty (30) Business Days in the case of state, local or non-U.S. Tax Returns filed on a consolidated, unitary or combined basis with the Parent, the Seller or any Retained Affiliate, (C) thirty (30) Business Days in the case of U.S. federal, state or local Tax Returns of the Company not described in sub-clause (B) above for the taxable year beginning January 1, 2010 and for the U.K. corporate income tax return of the Company for any taxable period beginning on or before January 1, 2010, and (D) ten (10) Business Days in all other cases. With respect to Tax Returns required to be filed by the Company or any Transferred Subsidiary described in Section 8.02(a)(ii), (y) the Acquiror shall be required to make any changes required by the Seller to such Tax Return that are not contrary to the provisions of Section 8.02(b)(i) or Section 8.07 and, (z) the

Seller and Parent each covenant that all Tax Returns described in Section 8.02(a)(ii) shall be true and correct in all material respects when filed.
With respect to Tax Returns described in Section 8.02(a)(i)(B) for Straddle Periods, no changes shall be made to such Tax Returns without the prior review and approval by the Acquiror of items or positions taken or reported on such Tax Returns that could adversely affect the Acquiror, the Company, any Transferred Subsidiary or any of their Affiliates, which approval may not be unreasonably withheld or delayed but may in all cases be withheld if such Tax Returns were not prepared in accordance with clause (i) of this Section 8.02(b). The Acquiror shall provide written notice to the Seller no later than thirty (30) Business Days after having been sent a copy of such Tax Return of (1) its approval thereof, or (2) if the Acquiror objects to such Tax Return, the items of dispute and a reasonably detailed explanation of such dispute. To the extent there is a dispute with respect to such Tax Returns, the parties will in good-faith attempt to resolve such dispute; provided, that if such dispute cannot be settled within fifteen (15) days after receipt of Acquiror’s notice of dispute, the disputed items shall be submitted to a mutually agreeable, nationally recognized accounting firm for settlement which firm shall decide solely which position is more correct with respect to the disputed items, and the decision from such firm shall be binding on the parties unless otherwise inconsistent with a Determination that occurs subsequent to such decision. The costs of such accounting firm shall be shared equally between the Seller and the Acquiror. If the Acquiror’s approval or notice of objection (or settlement or conclusion of a Acquiror dispute) for a Tax Return subject to this clause (iii) is not provided within two (2) days prior to the filing date (taking into account all extensions properly obtained) for any such Tax Return, the Parent or the Seller shall cause such Tax Return to be filed in accordance with the Parent or Seller’s position, provided that upon a Determination, or the resolution of a disputed item by the accounting firm or otherwise, the Seller shall cause the Company and the Transferred Subsidiaries to amend and re-file such Tax Returns or otherwise file a request for correcting such Tax Returns to the extent such Tax Returns are inconsistent with such Determination or resolution or settlement of the disputed item. The Seller shall cause the Company and the Transferred Subsidiaries not to re-file any such amended Tax Return until first reviewed by the Acquiror, provided, that such Tax Return shall be filed in accordance with a Determination, or the resolution of the dispute by the accounting firm or otherwise in all cases. The Seller and Parent each covenant that all Tax Returns described in Section 8.02(a)(i)(B) shall be true and correct in all material respects when filed.
               (iv) With respect to Tax Returns required to be filed by the Company or any Transferred Subsidiary under Section 8.02(a)(iii), the Acquiror shall cause the Company and the Transferred Subsidiaries to submit to the Seller a draft copy of such Tax Return as soon as reasonably practical and no later than ten (10) Business Days (and in the case of the U.S. federal income tax return of the Company for the taxable year beginning January 1, 2010, thirty (30) days if such Tax Return is for a Straddle Period) prior to the due date for filing such Tax Return (in each case, unless commercially impractical or not possible) for review and approval by the Seller of items or positions taken or reported on such Tax Return that could adversely affect the Parent or the Seller or any of their Affiliates, which approval may not be unreasonably withheld or delayed but may in all cases be withheld if such Tax Returns were not prepared in accordance with clause (i) of this Section 8.02(b). The Seller shall provide written notice no later than thirty (30) Business Days after having been sent a copy of such Tax Return of (A) its approval thereof, or (B) if the Seller objects to such Tax Return, the items of dispute and a reasonably detailed explanation of such dispute. To the extent there is a dispute with respect to such Tax Returns, the parties will in good-faith attempt to resolve such dispute; provided, that if such dispute cannot be settled within fifteen (15) days after receipt of Seller’s notice of dispute, the disputed items shall be submitted to a mutually agreeable, nationally recognized accounting firm for settlement which shall decide solely whether the filing party or non-filing party’s position is more correct with respect to the disputed items, and the decision from such firm shall be binding on the parties unless otherwise inconsistent with a Determination that occurs subsequent to such decision. The costs of such accounting firm shall be shared equally between the Seller and the Acquiror. If the Seller’s approval or notice of objection (or settlement or conclusion of a Seller dispute) for a Tax Return subject to this clause (iv) is not provided within five (5) Business Days prior to the filing date (taking into account all extensions properly obtained) for any such Tax Return, the Acquiror shall file such Tax Return in accordance with the Acquiror’s position, provided that upon a Determination, or the resolution of all disputed items by the accounting firm or otherwise, the Acquiror shall cause the Company and the Transferred Subsidiaries to amend and re-file such Tax Returns or otherwise file a request for correcting such Tax Returns to the extent such Tax Returns are inconsistent with such Determination or resolution or settlement of the disputed items. The Acquiror shall cause the Company and the Transferred Subsidiaries not to re-file any such amended Tax Return until first reviewed by the Seller, provided, that such Tax Return shall be filed in accordance with a Determination, or the resolution of the dispute by the accounting firm or otherwise in all cases.
               (v) With respect to any Tax Return described in Section 8.02(a)(ii) relating to a Pre-Closing Taxable Period that Acquiror is responsible for causing to be filed, the Acquiror shall be responsible for causing such Tax Returns to be timely filed; provided, however, that if the Seller and Parent fail to provide to the Acquiror and the Company their comments and revisions to such Tax Returns at least two (2) Business Days (and five (5) Business Days in the case of any U.S. federal, state or local income or franchise Tax Return of the Company) prior to the date on which such Tax Returns are required to be filed (taking into account all extensions properly obtained), the Acquiror shall cause such Tax Returns to be timely filed as prepared by the Acquiror. Promptly after Parent and Seller have provided their comments to such Tax Returns and taking into account the time needed by the Acquiror to review such comments, the Acquiror shall cause such Tax Returns to be amended and refiled, or otherwise file a request to correct such Tax Returns so as to reflect the comments provided by Parent or Seller. Parent and the Seller shall indemnify and hold harmless the Acquiror Indemnified Parties against all penalties, interests, and additions to Tax that may be imposed with respect to such Tax Returns and all costs, expenses and fees incurred in amending or requesting a correction to such Tax Return and the Acquiror shall be entitled to bring an indemnity claim for such amounts as of the date such Tax Returns are filed.

               (vi) With respect to any Tax Return subject to Section 8.02(a)(iv) that the Acquiror, the Company or the Transferred Subsidiaries are required to provide to Parent or the Seller, the Company and Transferred Subsidiaries shall not be required to provide Parent or the Seller with copies of such Tax Return by the dates required under this Section 8.02(b) to the extent the Company or the Transferred Subsidiaries have experienced delays in preparing such Tax Returns due to the Parent’s licensed software or hardware not operating properly or experiencing other technical difficulties (or due to any limitations imposed on the Company’s or any Transferred Subsidiary’s ability to access such software or hardware during normal business hours), and such Tax Returns shall be provided to Parent and the Seller as promptly as possible after taking into account all such delays, technical difficulties or similar limitations.
          (c) To the extent the Seller, on the one hand, or the Acquiror, on the other hand, is liable under this Article VIII for a Tax that is required to be paid by another party, the Company, or a Transferred Subsidiary to the relevant Tax Authority (including a Tax that is attributable to a Tax Return which is required to be filed (or caused to be filed) by the other party, the Company, or a Transferred Subsidiary), the Seller or the Acquiror, as the case may be, shall pay (or cause to be paid) to such other Person the amount of its liability for such Tax under this Article VIII within five (5) Business Days after receiving a written request for such payment from such other Person, and such request shall include a calculation of the amount of the other party’s liability. In all other cases, an indemnity payment due under this Article VIII shall be made within three (3) days after the date the matter to which such indemnity payment relates is settled, compromised or otherwise concluded.
          (d) Except as required by applicable Law, a Determination, or otherwise required by any provision of this Agreement, none of the Acquiror or any Affiliate of the Acquiror or Parent (or any Affiliate thereof) or the Seller or any Retained Affiliate shall, or shall cause or permit the Company or any Transferred Subsidiary to, amend, re-file or otherwise modify (or grant an extension of any period of limitation with respect to) any Tax Return relating in whole or in part to the Company or any Transferred Subsidiary with respect to (i) any Pre-Closing Taxable Periods, or (ii) any Straddle Period, if such actions are likely to materially adversely affect the Parent, its Affiliates, the Seller or any Retained Affiliates on the one hand, or the Company, the Transferred Subsidiaries, the Acquiror or any of the Acquiror’s Affiliates on the other hand (taking into account, in each case, the indemnity set forth in this Article VIII), without the prior written consent of the Parent or the Acquiror, as appropriate, which consent may not be unreasonably withheld or delayed; provided, however, that in no event shall any Tax Returns of the Company or any Transferred Subsidiary be amended, revised or refiled pursuant to this provision if such action would be inconsistent with or contrary to the requirements of Section 8.07 of this Agreement.
          (e) On or prior to the Closing Date, unless otherwise requested by the Acquiror, the Parent and the Seller shall take all necessary actions so as to cause the Company and all Transferred Subsidiaries for taxable periods beginning after the Closing Date to not be included in any Tax group with the Seller, a Retained Affiliate, Parent or any Affiliate of Parent (determined after the Closing Date) or in any Tax Return that is filed on a combined, consolidated, group, or unitary basis with the Seller, a Retained Affiliate, Parent or any Affiliate of Parent (determined after the Closing Date).

          (f) Notwithstanding any provision to the contrary, the parties shall not be responsible or required to prepare or file (or cause to be prepared or filed) any Tax Returns for the Joint Ventures unless such Tax Returns have traditionally been prepared by the Company or a Transferred Subsidiary.
                        Section 8.03. Contest Provisions.
          (a) Notification.
               (i) The Acquiror shall promptly notify Parent and the Seller in writing upon receipt by the Acquiror, any of its Affiliates, the Company or any Transferred Subsidiary of a written notice of any current, pending or threatened federal, state, local or foreign Audit, examination, assessment, request for information, administrative or court proceeding, and, with respect to any claim described in Section 8.07(c), any written pending or threatened claim or proceeding (“Tax Controversy”) which is reasonably likely to affect the Tax liabilities of the Parent, any Affiliate of the Parent, the Seller, or any Retained Affiliate or is reasonably likely to result in an indemnity payment under this Article VIII.
               (ii) The Parent or the Seller shall notify the Acquiror in writing upon receipt by the Seller or the Parent, or any of their Affiliates of written notice of any Tax Controversy which is reasonably likely to affect the Tax liabilities of the Acquiror, its Affiliates, the Company or any Transferred Subsidiary or is reasonably likely to result in an indemnity payment under this Article VIII.
               (iii) The failure by the Acquiror, by the Parent, or by the Seller to provide notice as required by this Section 8.03(a) shall not release the indemnifying party from any of its obligations under this Article VIII except to the extent, and only to the extent, that such failure prejudices the defense of such claim by the indemnifying party.
          (b) Control – General Provisions.
               (i) Sole Seller Control. Subject to Section 8.03(b)(iii) and to the additional control requirements of Section 8.03(d), the Seller or its designee shall, at its expense, have the sole right to represent the Company’s and each Transferred Subsidiary’s interests in any Tax Controversy relating (A) solely to a Pre-Closing Taxable Period or otherwise relating solely to a Tax liability for which the Seller is reasonably likely to be liable under this Article VIII, provided, that the results of such Tax Controversy (whether favorable or unfavorable) are not reasonably likely to materially adversely affect the Acquiror (or the Company or any Transferred Subsidiary), after taking into account Seller’s indemnity to the Acquiror Indemnified Parties pursuant to this Article VIII, and any objection by the Seller with respect to such indemnity obligation, and (B) to taxable years that include the Parent Group to the extent such Tax Controversy relates solely to (x) a correction of an immaterial mathematical or posting error with respect to the Insurance Tax Reserve of the Company or any Transferred Subsidiary, (y) the Japanese Contingency Reserve Matter, or (z) the changes to Insurance Tax Reserves set forth in Section 6.01(z)(xix) of the Seller Disclosure Letter, provided, that in each case, Seller provides written notice to the Acquiror of its intent to control such proceeding within twenty (20) days after the Seller has received any initial notice of such Tax Controversy.
               (ii) Sole Acquiror Control. Subject to Section 8.03(b)(iii), the Acquiror or its designee shall, at its expense, have the sole right to represent the Company’s and each Transferred Subsidiary’s interests in any Tax Controversy relating solely to a Post-Closing Taxable Period or otherwise relating solely to a Tax liability for which the Acquiror is reasonably likely to be liable under this Article VIII or otherwise, provided, that the results of such Tax Controversy (whether favorable or unfavorable) are not reasonably likely to materially adversely affect the Parent, the Seller or any Retained Affiliate after taking into account Acquiror’s indemnity to the Seller Indemnified Parties pursuant to this Article VIII and any objection by the Acquiror with respect to such indemnity obligation.
               (iii) Joint Control. Subject to Seller’s satisfaction of the requirements of Section 8.03(d), and subject to Section 8.03(b)(i)(B) and Section 8.03(e), with respect to the defense of any Tax Controversy that (A) is reasonably likely to give rise to an indemnity claim under Section 8.07(a) through Section 8.07(d), (B) involves a Straddle Period or (C) is otherwise not under the sole control of the Acquiror or the Seller under clauses Section 8.03(b)(i) or Section 8.03(b)(ii) above, in each case, the Seller and the Acquiror shall exercise joint control in the defense of such Tax Controversy. In exercising the joint control provided under this Section 8.03(b)(iii), the Seller or its designee on the one hand, and the Acquiror or its designee on the other hand, shall jointly appoint mutually acceptable and nationally recognized counsel to represent the relevant taxpayer with respect to the item in the Tax Controversy. With respect to all such Tax Controversies each of the Seller and the Acquiror (and their respective designees) shall have the right to participate in all meetings, discussions and other proceedings relating to such Tax Controversy and no correspondence, submissions or positions shall be made or taken with respect to such Tax Controversies without the prior written consent or approval of both parties. Each of the Seller, Parent, the Company and the Transferred Subsidiaries shall execute all necessary powers of attorney and other needed documents to ensure that the joint control requirements of this Section 8.03(b)(iii) are satisfied. Subject to Section 8.03(d), any adverse Determination or decision by a Tax Authority or court with respect to a Tax Controversy that is subject to these joint control provisions shall be appealed (1) if mutually agreed to by the Seller and the Acquiror, or (2) if the Seller and Acquiror cannot agree on such matter, unless the mutually appointed counsel advises against such an appeal.
          (c) Settlement Rights. Except as set forth in Section 8.03(d)(ii), none of the Acquiror, any of its Affiliates, the Company, any Transferred Subsidiary or any designees of such parties may settle any Tax Controversy with respect to any Taxes for which the Parent, the Seller (or any Affiliates of the Parent or the Seller on the Closing Date other than the Company or any Transferred Subsidiary) may be liable or may be adversely affected (taking into account any obligation of the Acquiror to indemnify such parties under this Agreement) without the prior written consent of the Seller, which consent may not be unreasonably withheld or delayed. None of the Parent, any Affiliate of Parent, the Seller, the Retained Affiliates, or any designees of such

Persons may settle any Tax Controversy with respect to Taxes for which the Acquiror or its Affiliates, including the Company and any Transferred Subsidiary, may be liable or may be adversely affected (taking into account any obligation of the Seller or Parent to indemnify such parties under this Agreement) without the prior written consent of the Acquiror, which consent may not be unreasonably withheld or delayed.
          (d) Additional Control Requirements and Settlement Rights and Obligations. With respect to a Tax Controversy that relates to a matter for which a claim for indemnity could be brought under Article VIII of this Agreement, if the amount of such claim is reasonably expected to be greater than the then remaining amount of the Indemnification Collateral, such amount determined after taking into account the then Reserved Amount (assuming all claims comprising such amount will be settled or resolved in the most adverse manner (the “Available Escrow Amount”), then:
               (i) Additional Control Rights and Obligations. Subject to Section 8.03(d)(ii), Seller shall not have (y) sole control over the defense of any such Tax Controversy pursuant to Section 8.03(b)(i), and any such Tax Controversy shall be subject to the joint control provisions of Section 8.03(b)(iii), and (z) except for a matter in which Seller has joint control with the Acquiror pursuant to sub-clause (y) above, joint control over the defense of any such Tax Controversy pursuant to Section 8.03(b)(iii), and the defense of any such Tax Controversy shall be subject to Acquiror’s sole control under the following circumstances:
(A)	If a Credit Event (1) has occurred on or prior to the conclusion of the field exam process (or equivalent level of review in a non-U.S. jurisdiction) or (2) occurs during the period between the conclusion of such process and prior to the initiation of the first level of judicial review of the determinations resulting from the administrative appellate process conducted by the IRS (or similar process by another Tax Authority), and Seller does not either (A) provide to the Acquiror within ten (10) days of the conclusion of the field exam process (or equivalent level of review in a non-U.S. jurisdiction) or, if later, the date such Credit Event occurs, an opinion of nationally recognized counsel or non-U.S. equivalent counsel that has expertise in such matter (and which counsel is reasonably acceptable to the Acquiror) that the Seller’s position with respect to such Tax Controversy is at least “more likely than not” (or the applicable non-U.S. equivalent level of comfort) to succeed (and all supporting documentation relating thereto) or (B) satisfy the requirements of Section 8.03(d)(i)(B) as of the time such opinion would have otherwise been due; or

(B)	If a Credit Event (1) has occurred on or prior to the conclusion of the administrative appellate process conducted by the IRS (or similar process by another Tax Authority), or (2) occurs anytime after such conclusion, and the Seller does not (x) advance to the Acquiror or deposit into a secured account for the benefit of the

Acquiror that is established in a manner consistent with the requirements of the Indemnification Control Agreement (the “Tax Account”), an amount of cash equal to the excess, if any, of the amount reasonably expected to be at stake with respect to an adverse conclusion of such Tax Controversy over the Available Escrow Amount, (y) deposits into the Tax Account a Letter of Credit for the same amount, or (z ) pays or deposits with the relevant court or Governmental Authority the same amount or, if greater, the full amount required under applicable law to continue to contest such Tax Controversy, in each case, no later than three (3) Business Days after either the conclusion of the administrative appellate process or, if later, the date such Credit Event occurs.
               (ii) Additional Settlement Rights and Obligations. Notwithstanding any other provision to the contrary, Acquiror shall have the sole right to control the defense of all Tax Controversies and settle all Tax Controversies without the consent of the Parent or the Seller (and the Parent and the Seller shall settle any such Tax Controversies at, and in accordance with, Acquiror’s direction without objection from the Parent, the Seller or any Affiliate of the Parent or the Seller) without prejudice or adverse effect to the Acquiror Indemnified Parties’ right to indemnity under this Agreement, if:
(A)	Seller, to the extent otherwise obligated to do so, fails to reimburse the Acquiror on a semi-annual basis for all reasonable out-of-pocket costs, expenses and fees, including reasonable fees for attorneys and other outside consultants, incurred by the Acquiror, the Company or any Transferred Subsidiary to contest such Tax Controversy, provided, however, that the Seller will not be considered to have failed to reimburse the Acquiror under this Section 8.03(d)(ii)(A) to the extent that such costs, expenses and fees are disputed by the Seller in good faith and the Seller deposits an amount of cash equal to the amount of such disputed costs, expenses and fees into the Tax Account or some other form of escrow or secured account established for the benefit of the Acquiror that is agreed to by the Acquiror, with the dispute regarding such costs, expenses and fees to be submitted to a mutually agreed upon independent arbitrator. Upon a determination by such arbitrator with respect to the disputed amount of costs, expenses and fees, an amount of cash equal to the amount of such disputed costs, expenses or fees determined by the arbitrator to be due to the Acquiror shall be released from such account to the Acquiror and any amount of cash remaining in such account that was deposited in respect of such disputed amounts shall be returned to the Seller, or

(B)	In the case where a Credit Event has occurred or occurs at any time after the conclusion of the first level of judicial review of a Tax Controversy, Seller does not (x) advance to the Acquiror or deposit into the Tax Account an amount of cash equal to the excess, if any, of the amount judicially determined to be due with respect to such Tax Controversy (after taking into account all deposits and advances that may have been made pursuant to Section 8.03(d)(i) with respect to such controversy), over the then remaining Available Escrow Amount (the “Tax Controversy Shortfall Amount”), (y) deposits into the Tax Account a Letter of Credit in an amount equal to the Tax Controversy Shortfall Amount, or (z) pays or deposits with the relevant court or Governmental Authority the Tax Controversy Shortfall Amount or, if greater, the full amount required under applicable law to continue to contest such Tax Controversy, in each case, no later than three (3) Business Days after either the conclusion of the first level of judicial review, or if the Credit Event occurs later, the date of such Credit Event, provided, however, that if the aggregate of the deposits and advance made pursuant to Section 8.03(d)(i)(B) with respect to such controversy and the Available Escrow Amount exceed the amount judicially determined to be due with respect to such controversy plus all other reasonable out of pocket cost currently due or reasonably likely to be incurred in connection with any future contest of such Tax Controversy, any such excess deposits in the Tax Account will be released to the Seller.
               (iii) To the extent the Seller is not permitted to exercise joint control over the defense of a Tax Controversy due to Seller’s failure to satisfy the requirements of Section 8.03(d)(i), the Acquiror shall provide to the Seller the right to participate in such Tax Controversy at the cost of the Seller, and the Acquiror shall use commercially reasonable efforts to keep the Seller informed of such Tax Controversy and provide Seller the opportunity to comment on all submissions to the relevant Tax Authority with respect to such Tax Controversy and Acquiror shall review and consider such comments in good-faith.
               (iv) For purposes of this Section 8.03, a “Credit Event” shall occur if the senior unsecured debt rating (the “Credit Rating”)of the Parent is at the time of determination (A) BBB- or below as assigned by Standard & Poor’s Corporation, a division of The McGraw-Hill Companies, Inc., (“S&P”) and (B) Baa3 or below, as assigned by Moody’s Investors Services, Inc. (“Moody’s”).
               (v) To the extent a court (or other similar Governmental Authority) at the initial level of judicial review rejects or otherwise denies an increase in the Tax liability of the Company or any Transferred Subsidiary with respect to a Tax Controversy, and the Seller would have been required, but for such determination, to indemnify the Acquiror Indemnified Parties with respect to an adverse decision (the “Decision”),
(A)	If a Credit Event has not occurred at any time prior to the Decision, the provisions of Section 8.03(d)(i)(B) and Section 8.03(d)(ii)(B)

shall not apply with respect to the appeal of the Decision by a Tax Authority, even if a Credit Event occurs subsequent to the Decision; provided, that if the Seller is not successful in defending such appeal (or any other subsequent appeal by a Tax Authority) of such Decision, the provisions of Section 8.03(d) shall become immediately applicable; and

(B)	if a Credit Event has occurred prior to the Decision (1) the Acquiror shall not have the right to settle such Tax Controversy pursuant to Section 8.03(d)(ii)(B) without the consent of the Seller, and the Acquiror and the Seller shall have the same level of control over the defense of the initial appeal of such Decision by a Tax Authority as was in place pursuant to Section 8.03(b) at the time such Tax Controversy was litigated at the first level of judicial review (or any subsequent appeal of such Decision), and this clause (B)(1) shall continue to apply until there has been an adverse determination at the appellate level to the relevant taxpayer in which case the provisions of Section 8.03(d)(ii)(B) shall become immediately applicable; provided, that the determination of control over the defense of any other aspect of such Tax Controversy that is unrelated to such appeal shall continue to be governed by the provisions of this Section 8.03 without regarding to this clause (B); and (2) but no longer exists at any time on or after a determination by the appellate court that confirms the correctness of the Decision for the taxpayer, then the Tax Controversy Shortfall Amount for such controversy shall be immediately released to the Seller upon the determination of the appellate court, provided, however, that the provisions of Section 8.03(d)(ii)(B) shall become immediately applicable for such controversy if a Tax Authority is subsequently able to successfully appeal the correctness of the Decision and at such time or any time thereafter, there is a Credit Event.
               (vi) With respect to any Tax Controversy that would be subject to Seller’s sole control under Section 8.01(b)(i) but for the fact that Seller takes the position that it has no liability for such matter under this Agreement, the parties agree that such matter shall be governed by the joint control provisions of Section 8.03(b)(iii), subject to Section 8.03(d).
          (e) Notwithstanding any other provision to the contrary, other than with respect to the defense of any Tax Controversy that may give rise to an indemnity claim under Section 8.07: (i) the defense of all Tax Controversies relating to a combined, unitary, consolidated, or group Tax Return that includes the Acquiror or any Affiliate thereof shall be controlled by the Acquiror, and the Seller and the Parent shall not have any defense rights with respect to any such Tax Controversy, and (ii) the defense of any Tax Controversy relating to a combined, unitary, consolidated, or group Tax Return that includes the Parent or any Retained Affiliate shall be controlled by the Parent, and the Acquiror shall have no defense rights with respect to any such Tax Controversy; provided, however, that the Acquiror’s right to have joint control over the defense of a Tax Controversy relating to an adjustment to the Insurance Tax Reserves of the Company or Transferred Subsidiaries for a Pre-Closing Taxable Period shall not apply to the extent relating to taxable years that include the Parent Group to the extent such Tax Controversy relates solely to (x) a correction of an immaterial mathematical or posting error with respect to the Insurance Tax Reserves of the Company or any Transferred Subsidiary, (y) the Japanese Contingency Reserve Matter, or (z) the changes to Insurance Tax Reserves set forth in Section 6.01(z)(xix) of the Seller Disclosure Letter.
          (f) In the event the Seller is not permitted to exercise sole control with respect to a Tax Controversy under Section 8.03(b)(i) due solely to the Seller’s failure to satisfy the requirements of Section 8.03(d)(i), Seller shall take all necessary actions to provide the Acquiror with its joint control rights, including providing the Acquiror the right to select with the Seller new mutually agreed upon counsel or advisors.
                    Section 8.04. Assistance and Cooperation. After the Closing Date, each of the Parent, the Seller and the Acquiror shall, and shall cause their respective Affiliates to:
          (a) furnish or cause to be furnished copies of all Tax Returns and other relevant information, records and documents relating to Taxes in the possession of such person relating to the Company and the Transferred Subsidiaries and their respective assets or their respective businesses as is reasonably necessary for the preparation and filing of any Tax Return or financial statements, to respond to any Tax Authority, or for the preparation for, or defense against, any Tax Controversy or other disputes regarding any Taxes or Tax Returns of the Company or any Transferred Subsidiary for Pre-Closing Taxable Periods or Straddle Periods or with respect to a liability for which any party to this Agreement or any Affiliate thereof may be liable under Article VIII (including reasonable access to employees, officers, consultants, counsel, auditors and other relevant professionals);
          (b) furnish the other party with copies of all correspondence received from any Tax Authority in connection with any Tax Audit or information request with respect to any taxable period for which the other party may have a liability under Sections 8.01 or 8.07;
          (c) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.01(e) (relating to Transfer Taxes); and
          (d) timely provide to the other party powers of attorney or similar authorizations necessary to carry out the purposes of this Article VIII;
provided, however, that none of the parties or any of their Affiliates (nor their respective Representatives) shall be required to disclose to the other party or any of its agents or Representatives, any books, records, Tax Returns, schedules, work papers, or other documents or data consisting of, or relating to, consolidated, combined, affiliated or unitary Tax Returns which include the Parent, the Seller or any Retained Affiliate, or which include the Acquiror or any of its Affiliates (other than the Company or any Transferred Subsidiary), except, in each case, for materials or portions thereof that relate solely to the Company or any of the Transferred

Subsidiaries or relate to the calculation of any amount of indemnity hereunder but only to the extent related thereto provided that in no event shall the Acquiror, the Seller or Parent have any right to obtain any Restricted Information, other than Tax related information and pro forma Tax Returns relating solely to the Company or any Transferred Subsidiary and any information related to any claim for indemnity under Section 8.07(c), provided, further, however, that (i) all information provided pursuant to this Section 8.04 shall be subject to the obligation of confidentiality set forth in Section 6.05 (but for the avoidance of doubt, may be disclosed to any Tax Authority to the extent required by Law) and (ii) cooperation under this Section 8.04 shall not be required to the extent that such cooperation would unreasonably interfere with the business or operations of the party that has been requested to provide cooperation pursuant to this Section 8.04 in light of the nature of the controversy and the amount at stake. If reasonably requested by the Seller or the Acquiror, the other party shall enter into a customary confidentiality and joint defense agreement with any of the Seller, any Affiliate of the Seller, the Acquiror, any Affiliate of the Acquiror, the Company or any Transferred Subsidiary (as appropriate) with respect to any information to be provided to the Acquiror or to the Seller pursuant to this Section 8.04, as the case may be. Except to the extent that a request for assistance or cooperation pursuant to this Section 8.04 relates to a claim for indemnity pursuant to Section 8.01 or Section 8.07 or the preparation of Tax Returns in accordance with Section 8.02, the party requesting assistance under this Section 8.04 shall reimburse the assisting party promptly for any reasonable and necessary expenses incurred by such assisting party and its Representatives in complying with any such request for assistance. For the avoidance of doubt, nothing in this Section 8.04 shall require the disclosure of any projection of assumptions that are not subject to disclosure to the indemnitor under Section 8.07(f).
                    Section 8.05. Other Tax Covenants.
          (a) Exclusivity. The provisions of this Article VIII shall control all matters relating to claims for indemnity in respect of Taxes (other than claims that may be made with respect to breaches of the representations and warranties under Section 3.13 and the covenants set forth in Article VII, but including, for the avoidance of doubt, the representations and warranties set forth in Section 3.20); provided, that Sections 6.05 (as specifically referenced and modified in Section 8.04), 6.24, 11.01(b), 11.05, 11.06, 11.07(a)(i), (ii) and (iii) ,11.07(c), 12.09, 12.10(a), 12.11, and 12.12 shall also apply to all matters relating to claims for indemnity in respect of Taxes and none of the limitations on indemnity set forth in Article XI shall apply with respect to claims for indemnity made under this Article VIII, provided, however, that if a claim relating to an insurance contract, policy or other product is brought against the Company or a Transferred Subsidiary that is not subject to indemnity under Section 8.07(c), the parties agree such claim shall be subject to any other indemnity right that may be available to the Acquiror Indemnified Parties under this Agreement.
          (b) Survival Period. Subject to Section 8.07, the representations and warranties set forth in Section 3.20 (other than Section 3.20(b) and 3.20(h)) and the covenants and agreements set forth in this Agreement with respect to any Tax matters shall survive until the date that is sixty (60) days after the expiration of all relevant periods of limitation, and the representation and warranties set forth in Section 3.20(b) and Section 3.20(h) shall survive until the date that is three years after the Closing Date, provided, however, that with respect to any Tax that is imposed by any United Kingdom Tax Authority or any obligation to repay a payment made in consideration of a claim to U.K. Group Relief, all agreements, covenants and indemnification matters contained in this Article VIII and the Seller’s obligations to indemnify, defend and hold harmless each Acquiror Indemnified Party for any such Taxes will terminate, and the representations and warranties in Section 3.20(gg) to (pp) shall not survive, unless and to the extent that a claim in respect thereof has been made no later than six (6) years after the end of the accounting period in which the Closing Date occurs.
          (c) Post Signing Tax Covenants. Notwithstanding any provision in this Agreement to the contrary, as of the date hereof and thereafter:
               (i) The Parent and the Seller shall use good faith commercially reasonable efforts to promptly provide (and update between the date hereof and the Closing Date) the Acquiror with an accurate and correct list of (A) the entities with respect to which the SPV 338 Election would likely cause a termination pursuant to section 708(b) of the Code and the U.S. Treasury Regulations promulgated thereunder and whether consent of the partners or members of such entity could be required as a result thereof or indemnity payments could be required, (B) each Transferred Subsidiary that is characterized as a partnership for U.S. federal income tax purposes and whether such entity has in effect a valid election pursuant to section 754 of the Code, (C) any interest in a Transferred Subsidiary characterized as a partnership that has material amounts of income, gain, loss or deduction that are required to be determined under section 704(c) of the Code or the principles thereof, and (D) the Company’s and each Transferred Subsidiary’s (that is a U.S. person) outside tax basis and capital account amount as of the last schedule K-1 in each entity in which the Company or a Transferred Subsidiary owns an equity interest that is characterized as a partnership for U.S. federal income tax purposes. The Seller and Parent shall use commercially reasonable efforts to assist the Acquiror to determine whether it would be beneficial for the Company to have any Transferred Subsidiary make the election provided under section 754 of the Code. The Seller and Parent agree to obtain prior to the Closing Date all necessary consents that could be required as a result of the termination of a Transferred Subsidiary or any other entity under section 708(b) of the Code and the U.S. Treasury Regulations promulgated thereunder due to the SPV 338 Election and shall indemnify and hold harmless the Acquiror Indemnified Parties against all indemnity payments resulting from any such termination.
               (ii) Prior to the Closing Date, with respect to Tax matters, the Parent shall, and shall cause each of the Company and the Transferred Subsidiaries and any such Person’s respective Representatives to (A) cooperate and assist the Acquiror in continuing Tax due diligence of the Company, the Transferred Subsidiaries and the assets, liabilities of the Company and the Transferred Subsidiaries and the Business including, providing access to the Acquiror and the Representatives of the Acquiror, during normal business hours, to the offices, properties, books, data, files, information, records and employees of the Seller, the Parent and their respective Affiliates but solely with respect to the Company, the Transferred Subsidiaries and the Business, furnishing such additional data and other information regarding the Taxes of the Company, the Transferred Subsidiaries and their personnel as the Acquiror or its Representatives may from time to time reasonably request, and assisting the Acquiror in determining whether the elections described in Section 8.05(h) may be beneficial to the Acquiror and (B) cooperate with and assist the Acquiror and the Representatives of the Acquiror in connection with the Acquiror’s preparation to integrate the Company, the Transferred Subsidiaries and the Business (including any necessary restructuring of the Business) and their personnel into the Acquiror’s organization following the Closing Date and with respect to any restructuring of the Company or the Transferred Subsidiaries, in each case, to the extent any such assistance or expertise is reasonably requested in connection therewith; provided that, in each case, such cooperation shall not unreasonably interfere with the business or operations of the Seller, the Parent and their Affiliates, the Company and the Transferred Subsidiaries, in light of the nature of the Acquiror’s needs and the amount at stake.
          (d) SPV 338 Election.
               (i) Notwithstanding anything to the contrary, the Parent and the Seller shall, between the date hereof and the Closing Date, provide to the Acquiror as promptly as such information becomes available all information reasonably requested by the Acquiror relating to the SPV 338 Election, and all documents, calculations and other determinations that are reasonably requested by the Acquiror with respect thereto. As of the date hereof, Parent and the Seller intend to file the IRS Form 8883 for the SPV 338 Election in a manner consistent with the estimates set forth in Section 3.20(o) of the Seller Disclosure Letter (it being understood that such estimate may change prior to the Closing Date as Seller, Parent and the Company continue to prepare the relevant Tax Returns relating to such election). The Seller shall reasonably consider, in good faith, any comments and suggestions by the Acquiror with respect to IRS Form 8883 and the SPV 338 Election, provided, however, that the final determination of the proper consideration and allocation shall be made by the Seller.
               (ii) Pursuant to the SPV 338 Election, the Seller shall timely make in the manner required by Law, where applicable, (or shall cause to be timely made) elections under section 338(g) of the Code and section 338(h)(10) of the Code, with respect to the Company and each Transferred Subsidiary and the Parent, Seller and the Company shall timely file IRS Forms 8023 and 8883 with respect to the SPV 338 Election in the manner required by Law, and such IRS Forms and the elections made thereon shall be valid, true, correct and complete. Copies of all filed IRS Forms 8883 and 8023 for the SPV 338 Election shall be provided to the Acquiror promptly after being filed.
          (e) Within forty-five days (45) of the date hereof, the Seller shall provide to the Acquiror a list that specifically identifies the tax status (e.g., corporation, partnership, entity disregarded from its owner) for U.S. federal income tax purposes of each Transferred Subsidiary that is subject to Tax in the United States.
          (f) Except as provided in Section 8.07, the Acquiror, the Company and the Transferred Subsidiaries shall not be restricted after the Closing Date in seeking any rulings or other legal determinations from a Tax Authority regarding the treatment of Tax items or positions with respect to Tax matters of the Company or any Transferred Subsidiary that the

Acquiror, the Company and the Transferred Subsidiaries intend to be applicable only to Post-Closing Taxable Periods and the request or receipt of any such rulings or determinations shall not prejudice or otherwise adversely affect the rights of the Acquiror Indemnified Parties under this Agreement (including the rights for indemnification set forth in Section 8.01(a)).
          (g) Notwithstanding anything to the contrary contained herein, unless otherwise requested by the Acquiror, all indemnity payments to an Acquiror Indemnified Party shall be paid to the Acquiror; provided, that Seller shall not be required to make an indemnity payment to an Acquiror Indemnified Party other than the Acquiror if such payment would materially increase the costs in respect of Tax to the Seller.
          (h) Section 338.
               (i) Upon a written request of the Acquiror, notifying the Seller of Acquiror’s intent to make a Section 338(h)(10) Election with respect to the Company that is provided to Seller within ninety (90) days after the Closing Date, the Seller, and the Acquiror, in respect of the Company and the Transferred Subsidiaries, shall take all actions necessary and appropriate (including timely filing all forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve a timely section 338(g) or section 338(h)(10) election in accordance with and to the extent permitted by the requirements of section 338 of the Code and U.S. Treasury Regulations promulgated thereunder (and any corresponding elections under state, local or non-U.S. Tax Law) for each of the Company and the Transferred Subsidiaries with respect to the acquisition of the Shares by the Acquiror and any deemed acquisitions of any other entity resulting from such elections (the “Section 338 Elections”).
               (ii) The Seller and the Acquiror, with respect to the Company and the Transferred Subsidiaries, agree to (x) report, where applicable, the sale of the stock of the Company (and the deemed sale of the stock of the Transferred Subsidiaries with respect to which such election is made) consistently with the Section 338 Elections and (y) with respect to the Section 338 Elections, where applicable, and to the extent permitted by Law, take no position contrary thereto or inconsistent therewith in any Tax Return, any discussion with or proceeding before any Tax Authority, or otherwise.
               (iii) On or before the Closing Date, the Seller and the Acquiror shall, and shall cause their Affiliates to, (x) promptly execute (or cause to be executed) and deliver to one another, as appropriate, IRS Form 8023 (and any comparable state and local or non-U.S. forms) and attachments which are required to be filed under applicable Law to effect the Section 338 Elections (but not including IRS Form 8883 or any other similar form that sets forth the allocation of consideration) and the Seller shall duly and timely file such forms with the appropriate Tax Authority, and (y) comply with all requirements of section 338 of the Code (or any other similar provision of state and local law) and the U.S. Treasury Regulations promulgated thereunder.
               (iv) Notwithstanding anything else to the contrary herein, the Acquiror may make an election under section 338(g) of the Code with respect to any Transferred Subsidiary for which there was a qualified stock purchase under section 338 of the Code.

               (v) Allocation of Purchase Price
(A)	For purposes of making the Section 338 Elections, the Acquiror shall determine the value of the assets of the Company and the Transferred Subsidiaries as of the Closing Date and shall within one hundred and twenty (120) days after the Closing Date provide the Seller with the “adjusted grossed-up basis” (within the meaning of the U.S. Treasury Regulations promulgated under section 338 of the Code, taking into account any relevant regulations and taking into account Notice 2010-1; 2010-2 IRB251) and its allocation to the assets of the Company and the Transferred Subsidiaries with respect to which the Section 338 Elections are made (the “Initial Allocation”). Except as set forth below, the Initial Allocation shall be binding, as applicable, upon the Acquiror and the Seller for purposes of allocating the “aggregate deemed sale price” (within the meaning of the U.S. Treasury Regulations promulgated under section 338 of the Code, taking into account any relevant proposed regulations) among the assets of the Company and the Transferred Subsidiaries for purposes of the Section 338 Elections; provided, however,that if the Seller disagrees with the Initial Allocation and the Seller notifies the Acquiror in a writing of its specific disagreements within forty five (45) days after having received the Initial Allocation, the Seller and the Acquiror agree to consult and resolve in good faith any such disputed item. In the event the parties are unable to resolve any such dispute within ten (10) Business Days (or such other period as mutually agreed by the parties) following the written notice to the Acquiror of the Seller’s objection, a mutually agreed upon independent nationally recognized accounting firm will be retained to resolve solely any issue in dispute as promptly as possible by deciding whether the valuation and related allocation of the Acquiror or the Seller is more consistent with applicable Law, and the determination of such firm shall be final with respect to such disputed issues. The Acquiror and the Seller shall then be bound by the Initial Allocation as adjusted to reflect the determination of such independent accounting firm (the “Final Allocation”) and shall bear equally all costs of the independent accounting firm.

(B)	Notwithstanding anything to the contrary in this Agreement, the Initial Allocation and the Final Allocation shall be adjusted to the extent necessary to reflect any adjustments to the Purchase Price (including any adjustments that may occur after the filing of the IRS Form 8023 or 8883, and the Form 8883 (or any equivalent form) shall be amended and revised, as needed, to reflect such adjustments) and the Final Allocation shall be determined no later than ten (10) days prior to the filing deadline of the IRS Form 8883 needed to reflect the Section 338 Elections. The arbitration mechanism in clause (A) above shall apply to a dispute between the parties with respect to the determination of the Initial Allocation and the Final Allocation.

(C)	Where applicable, the Seller, the Parent and the Acquiror shall file, and cause their respective Affiliates to file, all Tax Returns and all forms and documents needed to effect the Section 338 Elections in a manner consistent with the Final Allocation and, notwithstanding anything to the contrary in this Agreement, shall take no position inconsistent therewith unless otherwise required by Law.
          (i) Tax Sharing Agreements, Power of Attorney.
               (i) Notwithstanding anything to the contrary contained herein, except in respect of any such agreement or arrangement governed by the provisions of Section 8.05(i)(ii) below, the Seller shall, and shall cause its Affiliates to, take (A) all necessary actions to terminate, or settle in accordance with the terms of Article VI, as the case may be, as of the day before the Closing Date, all contracts and agreements (other than, for the avoidance of doubt, any arrangements in respect of Group Relief) entered into by the Company or any Transferred Subsidiary that are primarily intended to provide for the allocation, sharing, or payment of Taxes (the “Tax Sharing Agreements”), and (B) such actions as may be necessary so that the Company and each of the Transferred Subsidiaries shall have no liability thereunder after the Closing Date.
               (ii) Within sixty (60) days of the date hereof, the Seller shall (A) provide the Acquiror with a list of all Tax Sharing Agreements that are in effect whose parties consist solely of the Company and/or any of the Transferred Subsidiaries, and (B) all powers of attorney relating to significant Tax matters that will be in effect and binding on the Company or any Transferred Subsidiary after the Closing Date. Within ninety (90) days of the receipt of such lists, the Acquiror shall notify the Seller which of such agreements, arrangements or powers of attorney the Acquiror wants to survive past the Closing Date and the Seller or the Parent shall cause all other such agreements, arrangements or powers of attorney to terminate or be settled, as the case may be, on the day prior to the Closing Date so that the Company and each of the Transferred Subsidiaries shall have no liability thereunder after the Closing Date.
               (iii) Seller shall indemnify and hold harmless the Company and the Transferred Subsidiaries from and against all liabilities relating to or resulting from (A) any payments due after the Closing Date under a Tax Sharing Agreement for taxable periods (or portions thereof) ending on or before the Closing Date, and (B) the Tax Sharing Agreements terminated pursuant to this Section 8.05(i), provided, however, that this provision shall not be interpreted in any manner that would allow the Acquiror Indemnified Parties to bring a claim to recoup amounts that are paid in the settlement of an intercompany obligation under Section 8.05(i).

               (iv) For the avoidance of doubt, this Section 8.05(i) is subject to the provisions of Section 8.06, but only with respect to Taxes imposed by a United Kingdom Tax Authority.
          (j) Contributions. The Parent, the Seller and their Affiliates agree to treat any contribution or other transfer of assets to the Company or any Transferred Subsidiary from November 30, 2009 to the Closing Date as a taxable acquisition of such asset by the Company or the Transferred Subsidiary, as the case may be.
          (k) To the extent a party makes a claim for indemnity under this Article VIII prior to the expiration of the relevant period of limitation, or with respect to a claim under Section 8.07(c)(i)(B), prior to December 31, 2020, such claim for indemnity (and to the extent relevant, the applicable representations and warranties) shall survive the expiration of the relevant period of limitations or, with respect to a claim brought under Section 8.07(c)(i)(B), past December 31, 2020, until such time as such claim is fully and finally resolved.
          (l) Notwithstanding any provision to the contrary, except as otherwise required due to a change in Law, a Determination, settlement of a Tax Controversy, or mutual agreement by the parties, for all taxable periods commencing on or after January 1, 2009 and ending on or before December 31, 2013, the Company will calculate its life insurance qualification ratio under section 816 of the Code in a manner consistent with the calculations set forth on Section 8.05(l) of the Seller Disclosure Letter (including the determinations and methods used in making such calculations).
          (m) The Seller (at Seller’s expense) shall cause the Company and the Transferred Subsidiaries to have prepared and completed as soon as reasonably practicable but no later than September 1, 2011 all necessary studies and other reports that are needed to comply with the requirements of section 482 of the Code and similar transfer pricing provisions of state, local or non-U.S. Law. Such reports and studies shall be completed by a consultant or advisor that is an expert in these areas and that is mutually agreed upon by the Parent and the Acquiror and consistent with the Acquiror’s transfer pricing methodologies; provided, however, that no indemnity shall be provided under Article VIII by the Seller to the extent of any Tax or Losses (other than the cost of preparing the studies and reports) resulting from the Company or the Transferred Subsidiaries using the Acquiror’s transfer pricing methodologies developed in accordance with this Section 8.05(m).
          (n) The following claims for indemnity under this Article VIII shall be treated as such for purposes of determining the Reserved Amount: (i) all claims with respect to a Tax Controversy, provided, the Acquiror satisfies the requirements of Section 8.03(a) and the relevant Tax Authority has provided a written notice to the relevant taxpayer asserting a liability for Tax or the loss of Tax benefit that the Acquiror Indemnified Parties have determined has given, or could reasonably give rise to, a right of indemnification under this Article VIII; (ii) all claims for Taxes (including any amounts required to be paid in the form of a reimbursement or compensation for Taxes) resulting from any claim or demand by a third party (other than a Tax Authority) for which the Acquiror Indemnified Parties have determined has given, or could reasonably give rise to, a right of indemnification under Section 8.01(a)(vi); provided, notice is provided to the Seller by the Acquiror Indemnified Parties of such claim within the time and in the manner set forth in Section 8.03(a); and (iii) any claim for Losses by an Acquiror Indemnified Party against the Seller pursuant to Section 8.01(a)(vii) that is asserted by an Acquiror Indemnified Party by written notice to Seller and that does not involve an actual or imminent Tax Controversy, and such notice sets forth the reasonably expected amount of such Losses.
                    Section 8.06. Tax Relief.
          (a) If the Seller elects in its sole discretion, to the extent permissible under applicable Law, the Seller shall be permitted to procure the surrender of Group Relief from itself or the Parent or their Retained Affiliates to the Company or a Transferred Subsidiary in order to prevent or extinguish a liability for Taxes arising for which it would be liable under Article VIII, provided that no payment shall be due from the Company or any Transferred Subsidiary in respect of such claim. The Acquiror shall, and shall cause the Company and each Transferred Subsidiary to, take all steps reasonably requested to effect any such claim.
          (b) Subject to paragraph (i) below, the Acquiror shall, at the written request of the Seller, procure that the Company and any Transferred Subsidiaries shall, to the extent legally permissible, claim Group Relief from the company or companies stated in the aforementioned written request for a consideration calculated in accordance with paragraph (ii) below.
               (i) The Acquiror shall have no obligations under this Section 8.06(b) to pay consideration if and to the extent it would otherwise be calculated by reference to Tax in respect of which the Seller is liable under Article VIII.
               (ii) The consideration to be provided in accordance with Section 8.06(b) above shall be an amount equal to:
(A)	in the case of a Group Relief claim in relation to an accounting period of the Company or the relevant Transferred Subsidiary other than the Straddle Period, an amount equal to any amount of Tax for which the Company or that Transferred Subsidiary would otherwise be liable in respect of the relevant accounting period and which is reduced or eliminated (whether by way of refund, credit, offset or discharge) as a consequence of the Group Relief claim.

(B)	in the case of a Group Relief claim in relation to the Straddle Period, an amount equal to any amount of Tax duly apportioned in accordance with Section 8.06(b)(iii)(D) to the part of the Straddle Period ending on the Closing Date for which the Company or the relevant Transferred Subsidiary would otherwise be liable in respect of that accounting period and which is reduced or eliminated (whether by way of refund, credit, offset or discharge) as a consequence of the Group Relief claim.
               (iii) The Acquiror will procure that:
(A)	the Company and all Transferred Subsidiaries will co-operate with the Seller in relation to any claim made under this Section 8.06(b) by promptly taking all such action as the Seller may reasonably request, including the making of all necessary and reasonable claims, the giving of all necessary and reasonable consents and the execution and filing of all necessary and reasonable notifications and returns;

(B)	except to the extent that profits are not available to be the subject of a Group Relief claim, neither the Company nor any Transferred Subsidiary without the prior written consent of the Seller (not to be unreasonably withheld or delayed) withdraws or varies or otherwise impedes any Group Relief claim made pursuant to this Section 8.06(b);

(C)	the Company and all Transferred Subsidiaries shall provide the Seller with all such information and assistance as the Seller may reasonably request to enable the Seller to exercise its rights under this Section 8.06(b);

(D)	the Company and each Transferred Subsidiary, in relation to a claim made under this Section 8.06(b) to which it is a party in respect of the Straddle Period, shall compute and apportion its total profits in respect of the parts of the Straddle Period ending on the Closing Date and beginning after the Closing Date on a time apportionment basis, unless and to the extent that such a basis would be unjust or unreasonable, in which case (to the extent only that it is necessary in order to avoid injustice or unreasonableness) in such other manner as may be just and reasonable in the circumstances.
               (iv) The consideration for a Group Relief claim made pursuant to this Section 8.06(b) shall be payable, in a case where the Group Relief claim gives rise to a repayment of Tax, to the extent that the consideration is attributable to such repayment, on the date two (2) Business Days after such repayment has been made; or in any other case, on the last date on which any actual Tax liability which is reduced or eliminated as a consequence of the Group Relief claim would have been required to have otherwise been paid to the relevant Tax Authority in order to avoid any interest or penalty. The Acquiror shall pay such consideration, or procure that it is paid, to the company or companies from which Group Relief, to which that consideration relates, is claimed and in accordance with an agreement between that company or those companies, on the one hand and, on the other hand, the Company or the Transferred Subsidiary which is party to the relevant Group Relief claim, and in the event that any Group Relief claim is disallowed to any extent by the relevant Tax Authority, the Seller shall procure that such consideration as has been paid in respect of such claim (to the extent disallowed) shall promptly be repaid to the Company, or to the relevant Transferred Subsidiary to which such claim related, together with interest thereon calculated at the Interest Rate from the date of the payment to the date of repayment.
          (c) The Acquiror undertakes to the Seller that the Acquiror will, if requested in writing by the Seller to do so, procure that the Company and any Transferred Subsidiary so far as it is legally able to do so shall use its best endeavors to permit a claim for Group Relief by the Seller, the Parent or any Retained Affiliate for no consideration other than any consideration that has been paid on or prior to Closing in respect of the Straddle Period and/or any accounting period of the Company or any Transferred Subsidiary ended on or before the Closing and the Acquiror covenants with the Seller that if to any extent the Acquiror is in breach of such undertaking it will pay to the Seller an amount equal to any Tax or any additional Tax which may be or becomes payable by the Seller, the Parent or any Retained Affiliate which would not have been payable if the Acquiror had complied in full with such undertaking, provided that this Section 8.06(c) shall not apply to permit a claim for Group Relief and the Acquiror shall have no liability to the Seller under this Section 8.06(c) to the extent that (x) any such claim would otherwise relate to any amount treated as an asset in, or taken into account in computing, the provision for Tax in the Final Closing Balance Sheet or (y) any such claim for Group Relief would, if made, give rise to a liability for Tax by virtue of the reallocation and surrender by way of Group Relief of amounts that have already been utilized by any Company or any Transferred Subsidiary and in respect of which the Acquiror would be entitled to make a claim against the Seller or the Parent under this Article VIII.
          (d) Notwithstanding anything to the contrary in Section 8.01(b), neither the Parent, the Seller, nor any Retained Affiliate shall be entitled to any refund of (or credit or allowance for) Taxes which arise in consequence of a surrender of Group Relief made for a consideration payable under Section 8.06(b).
          (e) Except as set forth in Sections 8.01(a) and Section 8.07, the Acquiror shall indemnify, defend and hold harmless the Seller Indemnified Parties, from and against all Taxes imposed by a United Kingdom Tax Authority on the Company or any Transferred Subsidiary, or for which the Company or any Transferred Subsidiary may otherwise be liable, or for which the Seller or an Affiliate thereof is accountable in respect of the income, profits or gains of, or events relating to the Company or any Transferred Subsidiary, with respect to any Post-Closing Taxable Periods and, with respect to any Straddle Period, Taxes imposed by a United Kingdom Tax Authority attributable to the portion of such Straddle Period beginning after the Closing Date.

                    Section 8.07. Special Indemnification Provisions. With the exception of Excluded Taxes:
          (a) (i) The Seller shall indemnify, defend and hold harmless the Acquiror Indemnified Parties from and against:
(A)	all Taxes (and lost Tax benefits, to the Company and Transferred Subsidiaries) imposed on the Company or any Transferred Subsidiary, or with respect to which the Company or any Transferred Subsidiary may otherwise be liable, relating to or resulting from a Determination, settlement or agreement between the Seller and the Acquiror that there is an inaccuracy, miscalculation or any adjustment to the Insurance Tax Reserves of the Company or any Transferred Subsidiary (to the extent maintained for U.S. federal income tax purposes) with respect to taxable periods (or portions thereof) ending on or before the Closing Date, and all reasonable out of pocket costs, expenses, fees and other reasonable out of pocket amounts incurred after the Closing Date in contesting, determining, investigating, or settling any matter for which a claim for indemnity may be made hereunder (including, all costs incurred in correcting or remediating any Pre-Closing Contracts or Post-Closing Contracts, including all reasonable costs and expenses for legal or other professional consultants));

(B)	subject to Section 8.07(a)(ii) below, 50 percent of (1) all Taxes (and lost Tax benefits), imposed on the Company or any Transferred Subsidiary, or with respect to which the Company or any Transferred Subsidiary may otherwise be liable, relating to, or resulting from a Determination, settlement or agreement between the Seller and the Acquiror with respect to the inaccuracy, miscalculation or any adjustment to the Insurance Tax Reserves of the Company or any Transferred Subsidiary (to the extent maintained for U.S. federal income tax purposes) with respect to taxable periods (or portions thereof) beginning after the Closing Date and ending on or before December 31, 2013, with respect to Pre-Closing Contracts, and Post-Closing Contracts entered into on or before December 31, 2013, and (2) all reasonable out of pocket costs, expenses, fees and other reasonable out of pocket amounts incurred after the Closing Date in contesting, determining, investigating, or settling any matter for which a claim for indemnity may be made hereunder (including, all costs incurred in correcting or remediating any Pre-Closing Contracts or Post-Closing Contracts, including all reasonable costs and expenses for legal or other professional consultants) (sub-clauses (A) and (B),collectively, “Reserve Tax Losses”).

provided, however, that (1) no indemnity shall be required under clause (B) of this provision to the extent the Company or a Transferred Subsidiary, as applicable, fails to follow, after the Closing Date, the reserve methodologies used by the Company or such Transferred Subsidiary with respect to the Pre-Closing Contracts and Post-Closing Contracts in all material respects, but only to the extent such methodology is reasonably unambiguous to the Acquiror, and if such methodology does not satisfy the above criteria, the Acquiror, after consulting with the Parent, shall provide the Seller with a methodology reasonably consistent with the methodology Acquiror believes was used by the Company or such Transferred Subsidiary (based on the information provided by the Parent’s, the Company’s, or Transferred Subsidiary’s tax personnel that were employed prior to the Closing Date by the Company or such Transferred Subsidiary) with respect to the Pre-Closing Contracts and shall substantially follow such methodology in all material respects, and provided further, that the indemnity provided hereunder shall not be lost or adversely affected in any manner by any change in reserve materially agreed to by Parent and the Acquiror or which is required due to a Determination, settlement, or an agreement between Seller and the Acquiror, or a change in Law (other than a Prospective Change of Law that is effective after the Closing Date) or a change that is consistent with the changes set forth on Section 6.01(z)(xix) of the Seller Disclosure Letter, (2) no indemnity shall be required of the Seller under clause (B) of this provision in excess of a payment by the Seller of $200 million, and (3) no indemnity shall be required with respect to an adjustment to the Insurance Tax Reserves of the Company or the Transferred Subsidiaries that is made by the Company or Transferred Subsidiary pursuant to and as permitted by Section 6.01(z)(xix) of the Seller Disclosure Letter (the “Reserve Tax Indemnity”).
          (ii) For purposes of calculating the amount of the Reserve Tax Losses, the amount of the Reserve Tax Losses shall take into account all Tax benefits and Tax detriments (in the same manner as such amounts are taken into account in Section 8.07(f)) resulting to the Company or a Transferred Subsidiary, as applicable, due to the adjustment to Insurance Tax Reserves for which a claim for indemnity has been made. The calculation of the Reserve Tax Losses shall be made by the Acquiror and shall be provided to the Seller. In the event that the Seller does not agree with the Acquiror’s computation of the adjustments to the calculation of the Reserve Tax Losses required under this clause (ii), the Acquiror and the Seller agree to follow the dispute resolution mechanism as set forth in Section 8.07(f), below.
          (iii) The indemnification provided in this Section 8.07(a) shall survive until the date that is sixty (60) days after the expiration of all relevant periods of limitations, including the relevant periods of limitation with respect to any Post-Closing Taxable Period subject to the indemnification under Section 8.07(a)(i).
          (iv) Parent and the Seller agree that to the extent there is a Determination that results in an adjustment to the Company’s or a Transferred Subsidiary’s Insurance Tax Reserves for which a claim for indemnity is made pursuant to Section 8.07(a), none of the parties shall be prohibited from taking the position that the adjustments to the taxable income and Insurance Tax Reserves of the Company or a Transferred Subsidiary resulting from such Determination should be made on the then earliest taxable period that includes the Company or any Transferred Subsidiary that is open for assessment and, to the extent the parties agree with such position or there is a Determination that is consistent with such position, the parties and the Company or any Transferred Subsidiary, as the case may be, shall (or shall cause) all Tax Returns of or that include the Company or any relevant Transferred Subsidiary for such taxable period to be amended and re-filed.
          (b) (i) The Seller shall indemnify, defend and hold harmless the Acquiror Indemnified Parties from and against (A) all Taxes (and lost Tax benefits) imposed on the Company or any Transferred Subsidiary, or with respect to which the Company or any Transferred Subsidiary may otherwise be liable, with respect to any taxable periods (or portions thereof) ending on or prior to the Closing Date resulting from or relating to a Determination, or a settlement or agreement between the Seller and the Acquiror, that there is or has been a breach or inaccuracy of the representation set forth in Section 3.20(s); (B) all Taxes (and lost Tax benefits) imposed on the Company or any Transferred Subsidiary, or with respect to which the Company or any Transferred Subsidiary may otherwise be liable, with respect to any taxable periods (or portions thereof) beginning after the Closing Date and ending on or before December 31, 2013 (the “Special Indemnity Period”) resulting from or relating to a Determination, or a settlement or agreement between the Seller and the Acquiror, that during all or a portion of the Special Indemnity Period the Company does not qualify as a life insurance company within the meaning of section 816(a) of the Code, provided that this sub-clause (B) shall only apply if (y) applying the analysis set forth in such Determination, settlement or agreement, except as expressly provided in Section 8.07(b)(ii) below, the representation set forth in Section 3.20(s) of this Agreement would have been treated as breached for the taxable period of the Company ending on December 31, 2008, and (z) applying solely the portion of the analysis set forth in such Determination, settlement or agreement, that is based on the Prospective Change of Law, if any, the Company would qualify as a life insurance company within the meaning of section 816(a) of the Code; and (C) all reasonable out of pocket costs, expenses, fees and other reasonable out of pocket amounts incurred after the Closing Date in contesting, determining, investigating, or settling any matter for which a claim for indemnity may be made hereunder (including all reasonable costs and expenses for legal or other professional consultants).
          (ii) Solely for purposes of the indemnity provided in Section 8.07(b)(i)(B), if a Determination is made during the Special Indemnity Period that the Company does not qualify as a life insurance company under section 816(a) of the Code (or any successor provisions thereto) and there has been a change in the Code or the U.S. Treasury Regulations promulgated thereunder that is effective after the Closing Date and prior to such Determination, and such change in the Code or the U.S. Treasury Regulations promulgated thereunder, or the relevant Determination, expressly provides that the change is to have only prospective effect and such change clearly is not applicable with respect to periods prior to such change (a “Prospective Change of Law”), then the analysis applied to determine whether the Company qualified as a life insurance company for purposes of section 816(a) of the Code for the taxable period ending on December 31, 2008 shall be made as though such change in the Code or the U.S. Treasury Regulations promulgated thereunder had not occurred.

          (iii) To the extent that a Pre-Closing Taxable Period of the Company has been audited by the IRS and the IRS did not conclude that the Company failed to qualify as a life insurance company under section 816(a) of the Code at such time and the IRS does not thereafter conclude that the Company is not a life insurance company for such taxable period, then an indemnity claim by the Acquiror Indemnified Parties for Taxes (and lost Tax benefits) resulting from an adjustment to the Insurance Tax Reserves of the Company in a Post-Closing Taxable Period that results from the IRS concluding that the Company was not a life insurance company in such audited Pre-Closing Taxable Period shall not be subject to the indemnity provided under Section 8.07(b)(i)(B) but shall be subject to the indemnity provided under Section 8.07(a)(i)(B) for taxable periods ending on or before December 31, 2013.
          (iv) Except as provided in Section 8.07(b)(iii), to the extent a claim for indemnity pursuant to this Section 8.07(b) could also be subject to the provisions of Section 8.07(a)(i), the Seller’s indemnity obligation shall be determined in accordance with Section 8.07(b) and shall not be subject to the limitations on indemnity set forth in Section 8.07(a).
          (v) For purposes of calculating the amount of an indemnity required to be paid pursuant to this provision, the provisions of Section 8.07(f) shall apply.
          (vi) The indemnification provided in this Section 8.07(b) shall survive until the date that is sixty (60) days after the expiration of all relevant periods of limitation, including with respect to any Post-Closing Taxable Period subject to the indemnification under Section 8.07(b)(i)(B).
          (c) (i) The Seller shall indemnify, defend and hold harmless the Acquiror Indemnified Parties from and against, and reimburse the Acquiror Indemnified Parties for:
(A)	all Losses and other amounts relating to or resulting from all claims, Determinations, Tax Controversies, Actions (whether current or pending), investigations, or other proceedings that have been asserted or commenced against the Company or any Transferred Subsidiary on or prior to the Closing Date by or on behalf of a holder, beneficial owner or beneficiary of a Pre-Closing Contract or by a Governmental Authority regarding the failure of any Pre-Closing Contract to provide to a holder, beneficial owner, or beneficiary of such contract a Tax benefit relating to such contract that was set forth in the Company’s or a Transferred Subsidiary’s marketing materials for such contract or was otherwise promised in writing by the Company or a Transferred Subsidiary with respect to such contract (including with respect to payments made or received on such contract), and (2) all reasonable out of pocket external expenses, fees, and costs, including any return of premium or change in benefit, costs incurred to create substitute forms, or Taxes (including any death, estate or inheritance taxes and any amounts paid in the form of a gross-up for Taxes), toll charges or other similar amounts paid to a Governmental Authority or to the holder, beneficial owner or beneficiary of any such contract, incurred by the Company or any Transferred Subsidiary to correct, amend or take any other action needed so as to cause all Pre-Closing Contracts subject to a Pre-Closing Product Claim and, to the extent permitted under Section 8.07(c)(ii) all Pre-Closing Contracts that are substantially similar to the terms of the contracts that gave rise to the Pre-Closing Product Claim (a “Pre-Closing Product Claim”);
(B)	Other than with respect to a Pre-Closing Product Claim (1) all Losses and other amounts that are required to be paid to a holder, beneficial owner or beneficiary of a Pre-Closing Contract or to a Governmental Authority based on a Determination, a settlement or other conclusion of a claim brought by a holder, beneficial owner, or beneficiary of a Pre-Closing Contract or by a Governmental Authority regarding the failure of any Pre-Closing Contract to provide to a holder, beneficial owner, or beneficiary of such contract a Tax benefit relating to such contract that was set forth in the Company’s or a Transferred Subsidiary’s marketing materials for such contract or was otherwise promised in writing by the Company or a Transferred Subsidiary with respect to such contract (including with respect to payments made or received on such contract), and (2) all reasonable out of pocket external expenses, fees, and costs, including any return of premium or change in benefit, costs incurred to create substitute forms, or Taxes (including any death, estate or inheritance taxes and any amounts paid in the form of a gross-up for Taxes), toll charges or other similar amounts paid to a Governmental Authority or to the holder, beneficial owner or beneficiary of any such contract, incurred by the Company or any Transferred Subsidiary to correct, amend or take any other action needed so as to cause all Pre-Closing Contracts subject to indemnity under clause (B)(1) above, and, to the extent permitted under Section 8.07(c)(ii) all Pre-Closing Contracts that are substantially similar to the terms of the contracts that gave rise to the Post-Closing Product Claim (a “Post-Closing Product Claim”) (collectively, clauses (B)(1) and (B)(2), the “Costs”), provided, however, that the Acquiror, the Company and the Transferred Subsidiaries shall in good faith attempt to use internal resources before incurring external fees or costs and there shall be excluded from the term Costs with respect to a Post-Closing Product Claim, (y) Costs in respect of Pre-Closing Contracts with respect to which the issue or deficiency relating to the contracts that gave rise to a Post-Closing Product Claim was determined to not exist as of the Closing Date by the court or Governmental Authority presiding over the controversy that gave rise to such claim and (z) Costs in respect of products that are noncompliant due solely to (A) changes in (1) Tax Law or (2) published

Tax Authority interpretations thereof, in either case, occurring after the Closing Date with prospective effect, or (B) the Acquiror, the Company or the Transferred Subsidiaries disclosing or informing a holder, beneficial owner, beneficiary or a Governmental Authority of the failure of a Pre-Closing Contract to provide to its holder, beneficial owner, or beneficiary Tax benefits that would give rise to a claim for indemnity under this Section 8.07(c)(i), (other than any such action that is permitted under Section 8.07(c)(ii)) or if such information is required to be provided by a Governmental Authority.
          (ii) To the extent that there is a successful claim by the Acquiror Indemnified Parties for indemnity with regard to either a Pre-Closing Product Claim or a Post-Closing Product Claim and the resolution of such claim was pursuant to a decision by a judicial authority, Governmental Authority or contractual settlement that, in each case, is not the subject of a right to non-disclosure by contract or applicable Law, if the Acquiror so requests, the Acquiror and the Parent shall cause the Company or relevant Transferred Subsidiary to seek a determination from a relevant Governmental Authority as to whether Pre-Closing Contracts that are substantially similar to the contract for which there was a successful claim for indemnity pursuant Section 8.07(c)(i)(A) or (B) above also fail to provide to the holders, beneficial owners, or beneficiaries of such contracts the Tax benefits that gave rise to the related Pre-Closing Product Claim or Post-Closing Product Claim. The parties shall use commercially reasonable efforts (to the extent permitted by Law) to provide for limitations with respect to any disclosure of (1) any contractual settlement and (2) any court proceeding or court settlement, in each case, involving a claim that may affect a claim for indemnity under Section 8.07(c). The process for seeking this determination shall be treated as a matter that is subject to the provisions of Section 8.03(b)(iii). The determination provided by such Governmental Authority shall be binding on the Seller, the Acquiror and Parent and the Company and Transferred Subsidiaries shall take all actions necessary so as to comply with the determination provided by the Governmental Authority without objection from Parent or Seller and without prejudice to the Acquiror Indemnified Parties rights under this Agreement (including under Section 8.07(c) above).
          (iii) In the event a claim for indemnity is brought under Section 8.07(c)(i)(B) that is not settled or concluded prior to December 31, 2013, the parties agree that with respect to the Costs described in clause (B)(1) of such term, the Seller shall only be liable for the portion of such Costs that are allocable to the periods ending on before December 31, 2013. The parties will attempt to allocate such Costs between the periods ending on or before December 31, 2013 and the period beginning on January 1, 2014 by determining the amount of such Costs that would have been due had such claim been settled or concluded as of December 31, 2013 (assuming such claim would have been settled or concluded in the same manner and based upon the same facts and circumstances as existed when the claim was actually settled or concluded at the actual later date (provided facts and circumstances relating to build-up in policy value and future death benefits accumulating after December 31, 2013, shall not be taken into account)). The parties agree if a Cost described in clause (B)(1) for such indemnity claim cannot be allocated pursuant to the forgoing sentence, the amount of such Costs that will be allocated to the Seller shall be determined by multiplying the total amount of such

Costs by a fraction with a numerator equal to the total amount of premium paid on such contract (or contracts) prior to December 31, 2013 and a denominator equal to the total amount of premium paid on such contract (or contracts) through the date of settlement or final judgment (such total amounts reduced to take into account any forgiveness or cancellation of premium with respect to such contract and to take into account any premiums that will not be paid due to such contract being surrendered, cancelled or otherwise terminated that would otherwise have been included in such amount) prior to the date of settlement or time of judgment.
          (iv) With respect to any matter for which a claim for indemnity under Section 8.07(c)(i) may be brought, the defense of the claim, investigation, Action, Audit, or Tax Controversy relating to such matter shall be subject to Section 8.03(b)(iii).
          (v) Claims for indemnity under this Section 8.07(c) are required to be made on or prior to December 31, 2020, provided, that for purposes of this Agreement the parties agree that any claim for indemnity for Pre-Closing Product Claims will be treated as brought on the Closing Date.
          (vi) For the avoidance of doubt, the parties agree that the determination of whether Pre-Closing Contracts are substantially similar shall not take into account the fact that such contracts are held, owned, involve or are for the benefit of different parties.
          (d) Seller shall indemnify, defend and hold the Acquiror Indemnified Parties harmless against all withholding Taxes imposed pursuant to sections 871, 881, 1441, 1442 and 1461 of the Code on Covered Payments as defined in the Withholding Tax Closing Agreement for all periods ending on or prior to December 31, 2013, except to the extent such Taxes are imposed as a result of the Withholding Tax Closing Agreement being terminated or held to be invalid due to actions taken by the Acquiror or the Company after the Closing Date.
          (e) Other than with respect to a breach of a covenant (except for a breach of the covenant in Section 8.02(b)(iii)(z) with respect to the truthfulness and correctness of the Tax Returns), which shall be subject to Section 8.01, the indemnities provided in Sections 8.07(a)-(d) shall be the exclusive indemnity and remedy with respect to the Company’s and Transferred Subsidiary’s Insurance Tax Reserves, the life company qualification for U.S. federal income tax purposes of the Company, the failure of Pre-Closing Contracts to provide Tax benefits to holders, beneficial owners or beneficiaries thereof, and withholding taxes imposed on Covered Payments under section 871, 881, 1441, 1442 and 1461 of the Code (collectively, the “Covered Matters”), and there will be no additional indemnity or remedy with respect to such matters under this Agreement; provided, however, that (i) a claim for indemnity under Article XI may be brought with respect to a breach of any representation concerning product qualification (other than with respect to a breach of a representation in Section 3.20), and (ii) that the procedural and related aspects of Section 8.01 shall continue to apply to these matters.
          (f) (i) General. The amount of any indemnity payable under this Article VIII shall be determined on an “after-tax basis.” For purposes of determining an indemnity payment under this Agreement that is to be determined on an “after-tax basis,” the amount of any Loss, Tax or other amount that is incurred or suffered by an indemnitee (the “Loss Amount”) as a result of an Indemnity Event shall be adjusted so as to reflect the aggregate Tax benefits and Tax detriments (as determined in accordance with Section 8.07(f)(ii) below) (collectively, the “Tax Adjustments”) to the indemnitee and its Affiliates resulting from the Indemnity Event that gave rise to such Loss Amount, so that after taking into account such Tax Adjustments the indemnitee receives an indemnity payment under this Agreement in an amount reasonably anticipated to place the indemnitee and its Affiliates in the same economic position with respect to Taxes that they would have occupied had the indemnitee not suffered or incurred the Loss Amount; provided, that in no event shall the net amount of the indemnity payment made with respect to an Indemnity Event (including all adjustments made with respect to, or relating to, such Indemnity Event ) under this Agreement at any time be reduced below zero (0) as a result of the Tax Adjustments. An “Indemnity Event” shall mean (x) the specific item, event, circumstance, failure to act or other situation that gave rise to the claim for indemnity, and (y) the receipt or accrual of the indemnity payment. Once finally determined in accordance with the provisions of this Section 8.07(f), the Tax Adjustments with respect to an Indemnity Event (including all related adjustments made with respect to such event) shall not be redetermined based on the failure of any of the assumptions or projections used in determining such Tax Adjustments actually to come to pass.
          (ii) Assumptions and Projections. The Tax benefits and Tax detriments resulting from the occurrence of an Indemnity Event shall take into account (1) the current and prior Tax benefits and Tax detriments, and (2) the present value of all reasonably anticipated future Tax benefits and Tax detriments, to an indemnitee, any Affiliate of the indemnitee to the extent such Affiliate realizes or is reasonably anticipated to realize a Tax benefit or Tax detriment as result of the Indemnity Event, and any Tax benefits or Tax detriments resulting from an Indemnity Event that are realized or reasonably anticipated to be realized by any consolidated, combined, unitary or other Tax group of which the indemnitee or Affiliate is a member at the relevant time, subject to all limitations or restrictions that may be imposed by Law on such realization. In calculating the future Tax benefits and future Tax detriments resulting from an Indemnity Event, such Tax benefits and Tax detriments shall be projected until such time as no material Tax benefits or Tax detriments are expected to remain. Such calculation shall use and be based upon (A) the assumptions and projections used for purposes of preparing the indemnitee’s and its Affiliates’ business projections actually used by such Persons in conducting their business, (B) for periods, if any, not covered by (A), the assumptions and projections used for purposes of preparing the indemnitee’s and its Affiliates’ cashflow testing analyses contained in actuarial memoranda prepared in support of such entities’ regulatory financial statements for the relevant periods, and (C) for periods, if any, not covered by (A) or (B), the indemnitee’s and its Affiliates’ good faith estimates using, to the extent relevant, reasonable extrapolations of the assumptions, projections and methodologies employed in (A) and (B) (the “Assumed Financial Projections”). The Tax benefits and Tax detriments over the period covered by the Assumed Financial Projections plus any relevant prior periods shall be determined by comparing (Y) the amount of Taxes that the indemnitee, any relevant Affiliate and any relevant consolidated, combined, unitary or other Tax group would have paid and would have been reasonably anticipated to pay in the absence of the occurrence of the Indemnity Event to (Z) the amount of Taxes that the indemnitee, any relevant Affiliate and any relevant consolidated, combined, unitary or other Tax group would have paid and are reasonably anticipated to pay taking into account the Indemnity Event. The present value shall be based on a discount rate determined at the time the indemnity payment is due, equal to the indemnitee’s normal borrowing rate at such time for senior debt having a term that most nearly corresponds to the weighted average time over which the relevant Tax benefits and Tax detriments are reasonably anticipated to be realized. The future projections of Tax benefits and Tax detriments shall be based on the application of the highest applicable income tax rates (including federal, state, local and any other applicable rates) in effect in the relevant jurisdiction for the relevant year that are in effect when the relevant determination is made.
          (iii) Dispute Settlement. Unless impractical or otherwise agreed by the parties acting reasonably and in good faith, no less than 60 days prior to the date on which the relevant indemnity payment is otherwise due, the indemnitee shall provide the indemnitor a reasonably detailed calculation of the adjustments required under Section 8.07(f)(i), (the “Indemnitee Adjustments”) and, subject to clause (iv) below, a description of the assumptions and projections used for purposes of such calculations (collectively, the “Tax Benefits & Detriments Notice”). To the extent that, taking into account the provisions of clause (iv) below, the indemnitor disagrees with the indemnitee’s calculation of the adjustments required under Section 8.07(f)(i) included in the Tax Benefits & Detriments Notice, the indemnitor shall provide written notice of its objection (including a reasonably detailed calculation of the adjustments the indemnitor reasonably believes are required under Section 8.07(f)(i)) to the indemnitee no later than forty-five (45) days (plus any extension thereof that is agreed by the parties acting reasonably and in good faith) after receipt of (A) the Tax Benefits & Detriments Notice and (B) all relevant information reasonably requested by the Indemnitor Accounting Firm, if any, within thirty (30) days of the engagement of such firm (the “Review Period”); provided, however, that the Indemnitor Accounting Firm may reasonably request further relevant information after the expiration of such thirty (30) day period but neither such request nor the receipt of information pursuant to such request shall extend the Review Period. To the extent that the parties cannot agree on the amount of the adjustments required under Section 8.07(f)(i), the disputed items shall be submitted to an independent accounting firm mutually agreed by the parties (the “Independent Accounting Firm”). Such firm shall decide as promptly as practicable, but in all events (unless otherwise agreed by the parties, acting reasonably and in good faith) within forty-five (45) days of the time after the indemnitee and the Indemnitor Accounting Firm have presented their final positions regarding the amount of the adjustments required under Section 8.07(f)(i), whether the position of the indemnitee or the indemnitor is more correct. The cost of the Independent Accounting Firm shall be shared equally between the parties and the determination of such accounting firm shall be binding on the parties. In the event that a court is determining or has determined the Loss Amount and is also determining or has determined the adjustment to such Loss Amount to determine the “after tax basis” of such Loss Amount, then the provisions of Section 8.07(iii) (other than this sentence) and Section 8.07(iv) shall not apply and the adjustment as set forth in a determination by such a court that is final and no longer subject to appeal shall be treated for all purposes of this Section 8.07(f) as an agreement by the parties as to such adjustment.

          (iv) Information Sharing. The parties shall provide to each other, to the Independent Accounting Firm and to the Indemnitor Accounting Firm (as defined below) all documentation and cooperation (including reasonable access to personnel) that is necessary to timely evaluate the Tax Benefits & Detriments Notice or to resolve any dispute with respect to the calculation of the adjustments required under Section 8.07(f)(i) (including all information that supports the positions taken by each party and all information necessary to establish that the assumptions and projections have followed the requirements of this Section 8.07(f)); provided, however, that to the extent such information is non-public information regarding the indemnitee or any of its Affiliates (the “Restricted Information”), the indemnitee and any relevant Affiliate thereof shall not be required to provide such information to the indemnitor under this Section 8.07(f), but shall be required to provide such information for review to Deloitte and Touche LLP, or if Deloitte and Touche LLP is unwilling or unable to serve, to another independent accounting firm appointed by the indemnitor and reasonably acceptable to the indemnitee, acting on behalf of the indemnitor (the “Indemnitor Accounting Firm”). The Indemnitor Accounting Firm shall not disclose the Restricted Information to the indemnitor and shall enter into a customary confidentiality agreement with the indemnitee to such effect; provided, however, that the Indemnitor Accounting Firm shall be permitted to disclose to the indemnitor whether the calculation of the adjustments required under Section 8.07(f)(i) and the assumptions and projections reflected in the Tax Benefits & Detriments Notice have been made in the manner required by this Section 8.07(f) and the general reasons for such determination. The Indemnitor Accounting Firm shall be permitted to disclose any information to the Independent Accounting Firm for purposes of performing the calculation of the adjustments required under Section 8.07(f)(i) or settling any dispute under Section 8.07(f)(iii) (it being understood that, unless agreed by the indemnitee, the Independent Accounting Firm shall not disclose to the indemnitor the Restricted Information, and the Independent Accounting Firm shall enter into a customary confidentiality agreement with the indemnitee to this effect).
          (v) Payment. The parties agree that any amount payable by an indemnitor pursuant to this Agreement, that is to be paid on an after-tax basis, shall be paid when the indemnity payment is otherwise due under the terms of this Agreement (the “Due Date”), except that if, on the Due Date, the parties have not agreed on the adjustments required under Section 8.07(f), the indemnitor shall be required to pay to the indemnitee on the Due Date the Loss Amount as adjusted to reflect the amount of adjustments the parties have then agreed upon acting reasonably and in good faith, and the indemnitor shall deposit the positive difference, if any, between (A) the Loss Amount as adjusted for the Indemnitee Adjustments less such paid amount and (B) the amount of any Available Escrow Amount or Tax Account (such positive difference, if any, the “Remainder Amount”) in a separate escrow account (the “Separate Escrow Account”) established for the benefit of the indemnitee with terms and conditions substantially similar to the Indemnification Collateral Account Security and Control Agreement. Upon the settlement of a dispute by the parties or a decision being rendered by an Independent Accounting Firm, there shall be distributed to the indemnitee from the Indemnification Collateral Account and, to the extent relevant, the Separate Escrow Account , the amount needed to reflect such settlement or decision no later than four (4) days after such settlement or decision (together with any earnings on the released amounts so distributed that accrued during the time such released amounts were deposited in the escrow), and all remaining amounts thereafter, if any, shall be paid back to the indemnitor or remain in the Indemnification Collateral Account or Tax Account, as applicable.
          (g) Unless otherwise required by a change in Law with prospective effect, a Determination, or unless mutually agreed upon by Parent and the Acquiror (including any changes set forth in Section 6.01(z)(xix) of the Seller Disclosure Letter), in computing the Insurance Tax Reserves for taxable periods beginning on or after January 1, 2009 and ending on or before the Closing Date, the Company and the Transferred Subsidiaries will use reserve methodologies and determinations that are similar in all material respects to the reserve methodologies and determinations used in determining the Company’s and the Transferred Subsidiary’s Insurance Tax Reserves for the taxable period ending on December 31, 2008 and none of Parent, Seller or Acquiror shall (or shall cause) any positions contrary or inconsistent with this concept to be taken; provided, however, that the Acquiror, Parent, the Seller, the Company and the Transferred Subsidiaries shall have the right to adjust the Insurance Tax Reserves of the Company and the Transferred Subsidiaries to the extent such adjustments relate solely to the correction of immaterial mathematical or posting errors or result from the Japanese Contingency Reserve Matter.
          (h) Notwithstanding any provision to the contrary, the rights of the Acquiror Indemnified Parties under this Agreement (including with respect to indemnity) shall not be prejudiced or adversely affected by any Acquiror Indemnified Party taking any action that is permitted pursuant to the terms of this Agreement, and the Acquiror Indemnified Parties shall not be required to take any action to mitigate its damages under this Article VIII to the extent such actions are not permitted under this Article VIII.
ARTICLE IX
CONDITIONS TO CLOSING
                    Section 9.01. Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:
          (a) No Governmental Order. Subject to Section 9.01(b), there shall be no Law or Governmental Order enacted, issued, promulgated, enforced or entered that, in each case, enjoins or prohibits the consummation of the transactions contemplated by this Agreement or makes illegal the consummation of the transactions contemplated by this Agreement unless such Law or Governmental Order is vacated, terminated or withdrawn.
          (b) Approvals of Governmental Authorities. The Governmental Approvals listed on Section 9.01(b) of the Seller Disclosure Letter shall have been obtained (or any waiting period shall have been terminated or shall have expired) and shall be in full force and effect without the imposition of any Negative Condition or Restriction. The waiting period (and any extension of such period) under the HSR Act shall have expired or shall have been terminated.

                    Section 9.02. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver in writing, at or prior to the Closing, of each of the following conditions:
          (a) Representations and Warranties; Covenants. (i) The representations and warranties of the Acquiror contained in this Agreement (other than Section 5.01, Section 5.02, and Section 5.03) (in each case, only to the extent applicable to the Acquiror) shall have been true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date) except where the failure to be so true and correct (without giving effect to any limitations as to materiality or “Acquiror Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, or would not reasonably be expected to have, an Acquiror Material Adverse Effect; (ii) Section 5.01, Section 5.02 and Section 5.03 (in each case, only to the extent applicable to the Acquiror) shall have been true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date) in all respects; (iii) all of the obligations of the Acquiror to be performed or complied with on or prior to the Closing pursuant to the terms of this Agreement shall have been duly and fully performed and complied with in all material respects; and (iv) the Seller shall have received a certificate dated the Closing Date of the Acquiror signed by a duly authorized executive officer of the Acquiror certifying that the conditions specified in clauses (i), (ii) and (iii) of this Section 9.02(a) have been waived or satisfied.
          (b) Ancillary Agreements. The Acquiror shall have executed and delivered each of the Ancillary Agreements to which it is a party and shall have caused each applicable Affiliate of the Acquiror to execute and deliver each of the Ancillary Agreements to which such Affiliate of the Acquiror is a party, and each other party to any Equity Units Document shall have executed and delivered such Equity Units Document.
          (c) Legal Opinion. The Seller shall have received the opinion of Dewey & LeBoeuf LLP, outside counsel to the Acquiror, substantially in the form of Exhibit H.
          (d) No Acquiror Material Adverse Effect. Since the date hereof, there shall have been no Acquiror Material Adverse Effect.
                    Section 9.03. Conditions to Obligations of the Acquiror. The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver in writing, at or prior to the Closing, of each of the following conditions:
          (a) Representations and Warranties; Covenants. (i) The representations and warranties of the Parent and the Seller contained in this Agreement (other than Section 3.01, Section 3.02, Section 3.03(a) and (b), and Section 3.04(a) (in each case, only to the extent applicable to the Seller and the Company) and Section 4.01, Section 4.02 and Section 4.03(a) (in each case, only to the extent applicable to the Parent)) shall have been true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date) except where the failure to be so true and correct (without giving effect to any limitations as to materiality or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (ii) Section 3.01, Section 3.02, Section 3.03(a) and (b), and Section 3.04(a) (in each case, only to the extent applicable to the Seller and the Company) and Section 4.01, Section 4.02 and Section 4.03(a) (in each case, only to the extent applicable to the Parent) shall have been true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date) in all respects; (iii) all of the obligations of the Seller and the Parent to be performed or complied with on or prior to the Closing pursuant to the terms of this Agreement shall have been duly and fully performed and complied with in all material respects; and (iv) the Acquiror shall have received a certificate dated the Closing Date of the Seller signed by a duly authorized executive officer of the Seller certifying that the conditions specified in clauses (i), (ii) and (iii) of this Section 9.03(a) have been waived or satisfied.
          (b) Ancillary Agreements. The Seller shall have executed and delivered each of the Ancillary Agreements to which it is a party and shall have caused each applicable Affiliate of the Seller to execute and deliver each of the Ancillary Agreements to which such Affiliate is a party.
          (c) No Company Material Adverse Effect. Since the date hereof, there shall have been no Company Material Adverse Effect.
          (d) Risk-Based Capital. The Acquiror shall have received a certificate dated as of the Closing Date signed by a duly authorized executive officer of the Seller certifying that the Estimated Total Adjusted Capital equals or exceeds 400% of the Estimated Company Risk-Based Capital and that such Estimated Total Adjusted Capital and Estimated Company Risk-Based Capital have been estimated in good faith in accordance with the Risk-Based Capital Calculation Methodology.
          (e) [Reserved].
          (f) Collateral Account Funds. The Acquiror shall have received the opinion of Sullivan & Cromwell LLP, outside counsel to the Seller, substantially in the form of Exhibit J.
ARTICLE X
TERMINATION
                    Section 10.01. Termination. This Agreement may be terminated prior to the Closing:
          (a) by the mutual written consent of the Seller and the Acquiror;

          (b) by either the Seller or the Acquiror if the Closing has not occurred on or before January 10, 2011; provided, however, that if the sole reason that the Closing has not occurred is that one or more of the approvals of the Governmental Authorities required pursuant to Section 9.01(b) have not been obtained on or prior to such date, such date may be extended by either such party to a date not beyond July 10, 2011 (either such date, the “End Date”); and provided, further, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to the Acquiror or the Seller, as the case may be, if such party (and, in the case of the Seller, the Parent) has failed to take any action required to fulfill any of such party’s (and, in the case of the Seller, the Parent’s) obligations under this Agreement, which failure has caused or resulted in the failure of the Closing to occur prior to such date;
          (c) by either the Seller or the Acquiror in the event of (i) the issuance of a final, non-appealable Governmental Order restraining or prohibiting the consummation of the transactions contemplated by this Agreement or (ii) in the event that any Law has been enacted, promulgated or issued, or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Authority that restrains, enjoins or prohibits the transactions contemplated by this Agreement or that would make the consummation of the transactions contemplated hereby illegal, except, in the case of either (i) or (ii), for any Governmental Order or Law issued, enacted, promulgated, or deemed applicable by a Governmental Authority whose Governmental Approval is not required to be obtained to satisfy Section 9.01(b);
          (d) by the Acquiror (but only so long as the Acquiror is not in material breach of its obligations under this Agreement) if there has been a material breach of any representation or warranty, covenant or agreement of the Seller or the Parent, such that one or more of the conditions to Closing set forth in Section 9.01 and Section 9.03 are not capable of being fulfilled prior to the End Date or if such breach is capable of being cured prior to the End Date but is not so cured within 60 days following the Acquiror providing written notice of such breach to the Seller; or
          (e) by the Seller (but only so long as the Seller and the Parent are not in material breach of any of their respective obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of the Acquiror such that one or more of the conditions to Closing set forth in Section 9.01 and Section 9.02 are not capable of being fulfilled prior to the End Date or if such breach is capable of being cured prior to the End Date but is not so cured within 60 days following the Seller providing written notice of such breach to the Acquiror.
                    Section 10.02. Notice of Termination. Any party hereto desiring to terminate this Agreement pursuant to Section 10.01 shall give written notice of such termination to the other party hereto.
                    Section 10.03. Termination Upon Bankruptcy or Insolvency Proceedings. This Agreement shall terminate automatically without the requirement of any action or notice by any party upon a Parent Bankruptcy prior to the Closing or the occurrence of any such event by or against the Seller or the Company prior to the Closing.

                    Section 10.04. Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.01 or Section 10.03, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as set forth in Section 6.05, Section 12.01, Section 12.03, Section 12.10, Section 12.11 and this Section 10.04; provided, however, that nothing in this Agreement shall relieve any party hereto from liability for any intentional or fraudulent breach of this Agreement.
ARTICLE XI
INDEMNIFICATION
                    Section 11.01. Survival.
          (a) Except as otherwise provided in Article VIII, the representations and warranties of the parties hereto contained in or made pursuant to this Agreement or any certificate contemplated to be delivered pursuant hereto shall survive in full force and effect until the date that is 21 months after the Closing Date (the “Survival Period”), at which time they shall terminate (and no claims shall be made for indemnification under Section 11.02 or Section 11.03 thereafter), except: (i) the Seller Fundamental Representations, the Parent Fundamental Representations and the Acquiror Fundamental Representations shall survive the Closing indefinitely; (ii) the representations and warranties made in this Agreement with respect to Tax matters shall be subject to Section 8.05 of this Agreement; and (iii) the covenants and agreements of the parties hereto contained in or made pursuant to this Agreement or any certificate contemplated to be delivered pursuant hereto shall survive the Closing indefinitely.
          (b) Neither the applicable survival period nor the right to indemnification or other remedy based upon the representations, warranties, covenants and agreements of the parties in this Agreement will be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.
                    Section 11.02. Indemnification by the Seller.
          (a) From and after the Closing and subject to this Article XI, the Seller shall indemnify, defend and hold harmless the Acquiror, its Affiliates (including the Company and the Transferred Subsidiaries) and its and their respective Representatives (collectively, the “Acquiror Indemnified Parties”) from and against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur as a result of, arising out of, relating to or in connection with:
          (i) any inaccuracy or breach of any representation or warranty made by the Parent or the Seller in this Agreement or the certificates required to be delivered pursuant to Section 9.03(a);

          (ii) any breach or failure by the Parent, the Seller or any of their respective Affiliates to perform any of their respective covenants, obligations or agreements contained in this Agreement;
          (iii) the Covered PAB/PRF Matter, excluding Losses that result from guarantee payments required to be made in order to meet the obligations of the PRF (the “PRF Guarantee Losses”); and the PRF Guarantee Losses, only to the extent of any such Losses in excess of 106,000,000 Great Britain Pounds Sterling (the “PAB/PRF Reserve”); provided, however, that in the event the PAB/PRF Reserve exceeds the amount of the PRF Guarantee Losses, the Acquiror shall cause the Company to pay the amount of such excess to the Seller in cash by September 1, 2012;
          (iv) the Covered Argentina Credit Life Matter; provided, that if (x) a reserve is established or increased in respect of the Covered Argentina Credit Life Matter between the date hereof and the Closing Date (the “Argentina Reserve”), and (y) the RBC Deficit pursuant to Section 2.09(a)(i) is greater than zero, then the Covered Argentina Credit Life Matter to the extent of any Losses in excess of the lesser of (a) the amount of the Argentina Reserve and (b) the amount of the RBC Deficit pursuant to Section 2.09(a)(i); provided, however, the aggregate amount of the reduction of the indemnification obligations of the Seller under clauses (iv), (v) and (vi) of this Section 11.02(a) shall not exceed the RBC Deficit pursuant to Section 2.09(a)(i); provided, further, that any such reduction shall be allocated to the indemnification obligations under clauses (iv), (v) and (vi) in proportion to the relative amounts of the Argentina Reserve (if any), the Italy Reserve Increase (if any) and the Japan Reserve Increase (if any), as applicable;
          (v) the Covered Italian Unit Linked Matter to the extent of any Losses in excess of the lesser of (1) €500,000 (the “Initial Italy Reserve”) and (2) the total amount reserved for the Covered Italian Unit Linked Matter in the Final Closing Balance Sheet; provided, that if (x) the Initial Italy Reserve is increased between the date hereof and the Closing Date (the aggregate amount of all such reserve increases from the date hereof, the “Italy Reserve Increase”), and (y) the RBC Deficit pursuant to Section 2.09(a)(i) is greater than zero, then the Covered Italian Unit Linked Matter to the extent of any Losses in excess of the sum of (A) the Initial Italy Reserve plus (B) the lesser of (1) the Italy Reserve Increase and (2) the amount of the RBC Deficit pursuant to Section 2.09(a)(i); provided, however, the aggregate amount of the reduction of the indemnification obligations of the Seller under clauses (iv), (v) and (vi) of this Section 11.02(a) shall not exceed the RBC Deficit pursuant to Section 2.09(a)(i); provided, further, that any such reduction shall be allocated to the indemnification obligations under clauses (iv), (v) and (vi) in proportion to the relative amounts of the Argentina Reserve (if any), the Italy Reserve Increase (if any) and the Japan Reserve Increase (if any), as applicable;
          (vi) the Covered Japan Privacy Breach Matter to the extent of any Losses in excess of the lesser of (1) $58,000,000 (the “Initial Japan Reserve”) and (2) the total amount reserved for the Covered Japan Privacy Breach Matter in the Final Closing Balance Sheet; provided, that if (x) the Initial Japan Privacy Breach Matter Reserve is

increased between the date hereof and the Closing Date (the aggregate amount of all such reserve increases from the date hereof, the “Japan Reserve Increase”), and (y) the RBC Deficit pursuant to Section 2.09(a)(i) is greater than zero, then the Covered Japan Privacy Breach Matter to the extent of any Losses in excess of the sum of (A) the Initial Japan Reserve plus (B) the lesser of (1) the Japan Reserve Increase and (2) the amount of the RBC Deficit pursuant to Section 2.09(a)(i); provided, however, the aggregate amount of the reduction of the indemnification obligations of the Seller under clauses (iv), (v) and (vi) of this Section 11.02(a) shall not exceed the RBC Deficit pursuant to Section 2.09(a)(i); provided, further, that any such reduction shall be allocated to the indemnification obligations under clauses (iv), (v) and (vi) in proportion to the relative amounts of the Argentina Reserve (if any), the Italy Reserve Increase (if any) and the Japan Reserve Increase (if any), as applicable;
          (vii) the recapture, termination or demand for the immediate withdrawal of the portfolio within 366 days following the Closing Date by the Designated Reinsurer of the Designated Reinsurance Agreements pursuant to any of (i) Article 16(2)(d) of the Designated Reinsurance Agreements, (ii) Article 18(3) of the First Designated Reinsurance Agreement (but only with respect to the circumstances described in Article 16(2)(d) thereof) or (iii) Article 17(3) of the Second Designated Reinsurance Agreement (but only with respect to the circumstances described in Article 16(2)(d) thereof) as a result of or in connection with the consummation of the transactions contemplated by this Agreement or the SPV Purchase Agreement, but such Losses shall not exceed (a) with respect to the First Designated Reinsurance Agreement, the sum of (A) the product of 0.85 multiplied by 3,000,000,000 Japanese yen plus (B) the product of 0.85 multiplied by the Accumulated Net Balance (as defined in the First Designated Reinsurance Agreement), as of the effective date of such recapture, termination or immediate withdrawal of the portfolio, less the amount of any payment made by the Designated Reinsurer to the Company in respect of such recapture, termination or immediate withdrawal of the portfolio; and (b) with respect to the Second Designated Reinsurance Agreement, 213,468,000 Japanese yen, less the amount of any payment made by the Designated Reinsurer to the Company in respect of such recapture, termination or immediate withdrawal of the portfolio (it being understood that, notwithstanding anything in Section 11.08 to the contrary, the Acquiror shall be permitted, in its sole discretion, to provide written notice to the Designated Reinsurer of the consummation of the transactions contemplated by this Agreement and the SPV Purchase Agreement and a summary of any rights that the Designated Reinsurer may have in connection therewith under the First Designated Reinsurance Agreement and the Second Designated Reinsurance Agreement at any time on or following the Closing Date);
          (viii) any limitation, suspension or termination by a Governmental Authority which is in effect on the date that is six months after the Closing Date of the ability of (A) the Company or a Transferred Subsidiary to (1) write the lines of business written as of the date set forth in the Schedule of Designated Amounts by the Company and the Transferred Subsidiaries in the applicable jurisdiction in which the Company or such Transferred Subsidiary conducts its business (such jurisdiction, the “Applicable Jurisdiction”), without a limitation, suspension or termination by a Governmental Authority of the ability of the Company or such Transferred Subsidiary to administer and collect premiums with respect to its existing in-force block of business, in which event, Losses with respect to this subclause (A)(1) shall be equal to the amount indicated as “NB” on the Schedule of Designated Amounts, (2) administer and collect premiums with respect to its existing in-force block of business, without a limitation, suspension or termination by a Governmental Authority on the Company’s or such Transferred Subsidiary’s ability to write the lines of business written as of the date set forth in the Schedule of Designated Amounts by the Company and the Transferred Subsidiaries in the Applicable Jurisdiction, in which event, Losses with respect to this subclause (A)(2) shall be equal to the amount indicated as “EB” on the Schedule of Designated Amounts, or (3) write the lines of business written as of the date set forth in the Schedule of Designated Amounts by the Company and the Transferred Subsidiaries in the Applicable Jurisdiction, and administer and collect premiums with respect to its existing in-force block of business, in which event, Losses with respect to this subclause (A)(3) shall be equal to the amount indicated as “NB/EB” on the Schedule of Designated Amounts, or (B)(1) the Company or a Transferred Subsidiary to write the lines of business written as of the date set forth in the Schedule of Designated Amounts by the Company and the Transferred Subsidiaries, in the Applicable Jurisdiction and administer and collect premiums with respect to its existing in-force block of business and (2) the Acquiror to take title to and ownership of its pro rata share of the assets to the extent of capital and surplus of the Company or such Transferred Subsidiary, or the Capital Stock held directly or indirectly by the Company in, such Transferred Subsidiary, free and clear of all Liens (other than, with respect to such assets, but not Capital Stock, Permitted Liens), in which event, Losses with respect to this subclause (B) shall be equal to the amount indicated as “Grand Total” on the Schedule of Designated Amounts, in each of the cases of subclauses (A) and (B), as a result of (I) the failure of the Acquiror and its Affiliates to obtain any Governmental Approvals required by applicable Law in connection with the transactions contemplated by the Transaction Agreements or (II) the failure of any Permit to be in full force and effect at the time of the Closing or as a result of the consummation of the transactions contemplated by the Transaction Agreements and any fines or penalties imposed on the Acquiror or any of its Affiliates by any Governmental Authority as a result of or in connection with the matters set forth in either (I) or (II); provided, however, that the Acquiror shall pay to the Seller any net proceeds it or its Affiliates receive from any sale or other disposition of all or a portion of the Capital Stock of such Transferred Subsidiary or assets of the Company or such Transferred Subsidiary other than in the Ordinary Course of Business up to the applicable amount set forth on the Schedule of Designated Amounts paid by the Seller to the Acquiror pursuant to this Section 11.02(a)(viii); and
          (ix) the sale, divestiture or other disposition by the Company or any Transferred Subsidiary of the Capital Stock held by it in any of the Joint Ventures set forth on Section 11.02(a)(ix) of the Seller Disclosure Letter to any Person (other than the Company or any Transferred Subsidiary) after the date hereof or pursuant to any process commenced six months following the Closing Date, pursuant to any call right, right of first refusal or other similar rights available to such Person under the terms and conditions of the applicable Joint Venture Agreement, in connection with the consummation of the transactions contemplated by this Agreement, in which event, Losses with respect to this Section 11.02(a)(ix) shall be equal to the amount indicated, with respect to each Joint Venture, as “Grand Total” on the Schedule of Designated Amounts; provided, however, that the Acquiror shall pay to the Seller any net proceeds received by the Company or any Transferred Subsidiary from any Person (other than the Company or any Transferred Subsidiary) with respect to, or as a result of, any such process, call right, right of first refusal or other similar rights available to such Person under the terms and conditions of the applicable Joint Venture Agreement, as amended or supplemented, or from the sale or other disposition of all or a portion of the Capital Stock or, other than in the Ordinary Course of Business, assets of the applicable Joint Venture up to the applicable amount set forth on the Schedule of Designated Amounts paid by the Seller to the Acquiror pursuant to this Section 11.02(a)(ix).
          (b) Notwithstanding anything to the contrary contained herein, the Seller shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to Section 11.02(a)(i) (other than Losses arising out of the inaccuracy or breach of any Seller Fundamental Representations or the Parent Fundamental Representations) (such Losses pursuant to Section 11.02(a)(i), other than Losses arising out of the inaccuracy or breach of any Seller Fundamental Representations and the Parent Fundamental Representations, being referred to as the “Capped Losses”): (i) with respect to any claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) involves Losses in excess of $87,500 (nor shall any such claim or series of related claims that do not meet the $87,500 threshold be applied to or considered for purposes of calculating the aggregate amount of the Acquiror Indemnified Parties’ Losses for which the Seller has responsibility under clause (ii) of this Section 11.02(b) below); and (ii) until the aggregate amount of the Capped Losses for which the Acquiror Indemnified Parties are entitled to indemnification exceeds $125,000,000, after which the Seller shall be obligated to indemnify and reimburse the Acquiror Indemnified Parties for the aggregate amount of all Capped Losses for which the Acquiror Indemnified Parties are entitled to indemnification under Section 11.02(a)(i) that are in excess of $125,000,000; but only if such Losses arise with respect to any claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) that involves Losses in excess of $87,500. Notwithstanding anything to the contrary herein, in no event shall the Seller be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, with respect to Capped Losses, the Covered Argentina Credit Life Matter, the Covered Italian Unit Linked Matter, the Covered Japan Privacy Breach Matter and the FCPA Representation, any amount in excess of $2,250,000,000.
          (c) Notwithstanding anything in this Article XI to the contrary, in the event that the Seller is obligated to indemnify any Acquiror Indemnified Party pursuant to Section 11(a)(i) for Losses resulting from, arising out of, relating to or in connection with a breach of the representations and warranties set forth in Section 3.31 (the “FCPA Representation”), any such Losses resulting from, arising out of, relating to or in connection with any Action or investigation by a Governmental Authority or any Governmental Order, including any fines or penalties imposed by any Governmental Authority or pursuant to any Governmental Order, shall not be subject to Section 11.02(b)(i) or Section 11.02(b)(ii).

                    Section 11.03. Indemnification by the Acquiror.
          (a) From and after the Closing and subject to this Article XI, the Acquiror shall indemnify, defend and hold harmless the Seller, its Affiliates and its and their respective Representatives (collectively, the “Seller Indemnified Parties”) from and against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may at any time suffer or incur, as a result of, arising out of, relating to or in connection with:
          (i) any inaccuracy or breach of any representation or warranty made by the Acquiror in this Agreement or the certificate required to be delivered pursuant to Section 9.02(a); and
          (ii) any breach or failure by the Acquiror or any of its Affiliates to perform any of its covenants, obligations or agreements contained in this Agreement.
          (b) Notwithstanding anything to the contrary contained herein, the Acquiror shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 11.03(a)(i) (other than Losses arising out of the inaccuracy or breach of any Acquiror Fundamental Representations) (such Losses pursuant to Section 11.03(a)(i), other than Losses arising out of the inaccuracy or breach of any Acquiror Fundamental Representations, being referred to as the “Section 11.03(a)(i) Losses”): (i) with respect to any claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) involves Losses in excess of $87,500 (nor shall any such claim or series of related claims that do not meet the $87,500 threshold be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Losses for which the Acquiror has responsibility under clause (ii) of this Section 11.03(b) below); (ii) until the aggregate amount of the Section 11.03(a)(i) Losses for which the Seller Indemnified Parties are entitled to indemnification exceeds $125,000,000, after which the Acquiror shall be obligated to indemnify and reimburse the Seller Indemnified Parties for the aggregate of all Section 11.03(a)(i) Losses for which the Seller Indemnified Parties are entitled to indemnification under Section 11.03(a)(i) that are in excess of $125,000,000, but only if such Losses arise with respect to any claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) that involves Losses in excess of $87,500; and (iii) any amount in excess of $2,250,000,000.
                    Section 11.04. Notification of Claims.
          (a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article XI, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party whether by litigation, arbitration or otherwise) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent that such failure materially prejudices the defense of such claim by the Indemnifying Party. Any indemnifiable claim that is not a Third Party Claim shall be asserted by written notice to the Indemnifying Party. The parties agree that (i) in this Article XI they intend to shorten (in the case of the limited survival periods specified in Section 11.01) and lengthen (in the case of the indefinite survival periods specified in Section 11.01) (as the case may be) the applicable statute of limitations period with respect to certain claims; (ii) notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of any applicable survival period specified in Section 11.01 for such representation or warranty; and (iii) any claims for indemnification for which notice is not timely delivered in accordance with this Section 11.04(a) shall be expressly barred and are hereby waived; provided, further, that if, prior to such applicable date, a party hereto shall have notified the other party hereto in accordance with the requirements of this Section 11.04(a) of a claim for indemnification under this Article XI (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article XI notwithstanding the passing of such applicable date until such time as such claim is fully and finally resolved.
          (b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 11.04(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within 20 Business Days after the receipt of notice of such Third Party Claim, elect to compromise, settle, defend or appeal such Third Party Claim with its own counsel, contractors and consultants (who shall be reasonably acceptable to the Indemnified Party) and at its own expense and the Indemnified Party shall, and the Parent and the Seller, on the one hand, or the Acquiror, on the other hand (as the case may be), shall cause each of their respective Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the compromise, settlement or appeal of, or defense against, such Third Party Claim; provided that if the Indemnifying Party assumes the compromise, defense, appeal or settlement of such Third Party Claim, (i) the Indemnifying Party shall promptly reimburse the Indemnified Party for reasonable out-of-pocket expenses incurred by the Indemnified Party (such as reasonable travel costs, but not internal time charges) in providing its cooperation and (ii) the Indemnified Party shall be entitled to employ one counsel to represent itself if an actual conflict of interest exists in the reasonable opinion of counsel to the Indemnified Party between the Indemnifying Party and the Indemnified Party in respect of such Third Party Claim, and in that event the reasonable fees and expenses of such counsel shall promptly be paid by the Indemnifying Party (it being understood that all Indemnified Parties may employ not more than one counsel to represent them at the expense of the Indemnifying Party). The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence. In the event that the Indemnifying Party fails to assume the compromise, settlement or appeal of, or defense against, such Third Party Claim within 20 Business Days after receipt of notice thereof from the Indemnified Party, such Indemnified Party shall have the right to undertake the compromise, settlement or appeal of, or defense against such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that the Indemnified Party shall keep the Indemnifying Party reasonably apprised of any significant developments relating to such Third Party Claim and the compromise, settlement, appeal or defense thereof. If the Indemnifying Party elects to assume the compromise, settlement or appeal of, or defense against a Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, or discharge or entry or any judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing or liability by the Indemnified Party and such settlement, compromise, discharge or judgment involves only the payment of money damages, and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement, compromise, discharge or judgment concurrently with the effectiveness of such settlement, compromise, discharge or judgment (unless otherwise provided therein) and (ii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional general release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party, or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).
          (c) Notwithstanding anything to the contrary contained in this Article XI (including Section 11.02 and Section 11.03), no Indemnifying Party shall have any liability under this Article XI for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party, except as permitted under Section 11.04(b) in cases where the Indemnifying Party has failed to assume the compromise, settlement, defense or approval of a Third Party Claims
          (d) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 11.04(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within 20 Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article XI. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.
                    Section 11.05. Payment
          (a) In the event that the Seller is obligated to make any payment to an Acquiror Indemnified Party pursuant to (i) Section 11.02 (other than Sections 11.02(a)(vii), (viii) or (ix)), (ii) Article VII, (iii) Article VIII or (iv) to the indemnification provisions of any Ancillary Agreement (other than the Special Asset Protection Agreement), the Seller may, subject to Section 2.05, make any such payment in cash or, at its election, by delivering: (A) shares of Acquiror Stock or Acquiror Interim Preferred Stock; or (B) Equity Units or other Eligible Collateral credited to the Indemnification Collateral Account in accordance with the Indemnification Control Agreement, in each case with an aggregate Fair Value equal to the amount required to be paid.

               If any such payment is made in whole or in part from Indemnification Collateral Account Funds, such payment therefrom shall reduce the amount of Indemnification Collateral Account Funds subject to the pledge under the Indemnification Control Agreement by an aggregate Fair Value equal to the amount paid in that manner; provided, that the Seller shall make any such payment using Indemnification Collateral Account Funds promptly after the amount to be paid is established pursuant to the terms hereof or of any Ancillary Agreement, by instructing the Acquiror to debit the Indemnification Collateral Account with respect to Indemnification Collateral Account Funds having a Fair Value equal to the amount to be paid utilizing Indemnification Collateral Account Funds. If the Seller declines or fails to pay the amount owed either directly or by giving instructions as described above, such refusal or failure shall constitute a default hereunder and under the Indemnification Control Agreement and the Acquiror shall be permitted to exercise its rights under the Indemnification Control Agreement and applicable Law as provided in Section 11.05(b); provided, that the Acquiror shall not be permitted to withdraw any Pledge Collateral except to the extent it simultaneously withdraws the Equity Units. The exercise of such rights with respect to Eligible Collateral after default under Section 11.05(b) and the Indemnification Control Agreement shall be deemed to reduce the amount of Indemnification Collateral Account Funds consisting of Eligible Collateral by the Fair Value of the Eligible Collateral in respect of which the Acquiror shall exercise such rights, regardless of the amount, if any, actually realized by the Acquiror with respect thereto.
               Notwithstanding the foregoing, in the event that the Seller is obligated to make any payment to an Acquiror Indemnified Party pursuant to Article II, Section 6.12 or Sections 11.02(a)(vii), (viii) or (ix) of this Agreement, pursuant to any provisions, other than the indemnification provisions, of any Ancillary Agreement (other than the Special Asset Protection Agreement), or pursuant to the Special Asset Protection Agreement (any such payment being a “Special Payment”), the Seller may, subject to Section 2.05, elect to make such Special Payment either in cash or by delivering: (1) shares of Acquiror Stock or Acquiror Interim Preferred Stock; or (2) Equity Units, in each case with an aggregate Fair Value equal to the amount required to be paid; provided that, no such Acquiror Stock, Acquiror Interim Preferred Stock or Equity Units used to make such payments shall consist of Indemnification Collateral Account Funds. In the event that the Seller declines or fails to promptly pay the amount required to be paid in the manner set forth in the immediately preceding sentence, the Acquiror shall be entitled to demand payment by the Parent in accordance with Section 6.24(b); provided that:
          (I) the failure of the Seller to make such Special Payment in accordance with this Section 11.05(a), and of the Parent to make such Special Payment in accordance with Section 6.24(b), shall constitute a default hereunder and under the Indemnification Control Agreement and the Acquiror shall be permitted to exercise its rights as a secured party under the Indemnification Control Agreement and applicable Law as provided in Section 11.05(b); provided, that the Acquiror shall not be permitted to withdraw any Pledge Collateral except to the extent it simultaneously withdraws the associated Equity Units. The exercise of such rights with respect to Eligible Collateral after default under Section 11.05(b) and the Indemnification Control Agreement shall be deemed to reduce the amount of Indemnification Collateral Account Funds consisting of Eligible Collateral by the Fair Value of the Eligible Collateral in respect of which the Acquiror shall have exercised such rights, regardless of the amount, if any, actually realized by the Acquiror with respect thereto; and

          (II) the provisions of clause (I) above to the contrary notwithstanding, if the Seller or the Parent fails to make any Special Payment while having the financial capability to do so, and such failure is continuing, then the Acquiror may take such action as it may choose to enforce such Special Payment including by bringing an action for breach of contract and damages prior, and without prejudice, to exercising its rights under the Indemnification Control Agreement and applicable Law as provided in Section 11.05(b). With respect to any Special Payment, the exercise by the Acquiror of its rights with respect to Eligible Collateral after default under Section 11.05(b) and the Indemnification Control Agreement shall be deemed to reduce the amount of Indemnification Collateral Account Funds consisting of Eligible Collateral by the Fair Value of the Eligible Collateral in respect of which the Acquiror shall exercise such rights, regardless of the amount, if any, actually realized by the Acquiror with respect thereto.
          (b) At the Closing, the Seller shall assign, transfer, deliver and pledge the Equity Units pursuant to the Indemnification Control Agreement as the “Initial Collateral” thereunder. In the event that an Acquiror Indemnified Party is entitled to any indemnification payment pursuant to this Article XI, Article VII, Article VIII or any Ancillary Agreement (other than pursuant to the Special Asset Protection Agreement), the Acquiror, on behalf of the Acquiror Indemnified Parties, shall make a demand to the Seller and/or the Parent as the case may be pursuant to Section 11.05(a) for the payment of such indemnification payment and, if such indemnification payment is not made by the Seller and/or the Parent, as the case may be, to the Acquiror promptly upon the receipt by Seller and/or the Parent, as the case may be, of such demand, the parties agree that such failure to make such indemnification payment shall constitute a default hereunder and under the Indemnification Control Agreement and shall entitle the Acquiror to exercise its rights under the Indemnification Control Agreement, the UCC and otherwise under applicable Law; provided, that the Acquiror shall not be permitted to withdraw any Indemnification Collateral except to the extent it simultaneously withdraws the associated Equity Units. To the extent the Indemnification Collateral shall be insufficient to pay in full the indemnification amount, the Acquiror shall be entitled to seek payment of such deficiency from the Seller and/or the Parent, as the case may be, and the Seller and/or the Parent, as the case may be, shall satisfy such payment demand by wire transfer of immediately available funds to such account as may be designated from time to time by the Acquiror immediately upon receiving such demand or as otherwise permitted by Section 11.05(a). For the avoidance of doubt and without limiting the generality of the foregoing, nothing in this Section 11.05(b) shall limit or affect in any way the obligations of the Seller and the Parent under Section 6.24(b).
          (c) The Indemnification Collateral will be released from the pledge under the Indemnification Control Agreement, in accordance with the provisions thereof, at the following times and in the following amounts:
          (i) as provided in Section 11.05(a) and 11.05(b);
          (ii) on the first anniversary of the Closing Date, Equity Units with an aggregate stated amount of $1,000,000,000 (or such amount of net cash proceeds from the sale of such number of Equity Units or other Eligible Collateral with an aggregate

Fair Value equal to such stated amount substituted therefor in accordance with the Indemnification Control Agreement) less the Reserved Amount;
          (iii) on the second anniversary of the Closing Date, Equity Units with an aggregate stated amount of $1,000,000,000 (or such amount of net cash proceeds from the sale of such number of Equity Units or other Eligible Collateral with an aggregate Fair Value equal to such stated amount substituted therefor in accordance with the Indemnification Control Agreement) less the Reserved Amount;
          (iv) on the date that is 30 months from the Closing Date, the remaining Indemnification Collateral, if any, other than Eligible Collateral with an aggregate Fair Value equal to the Reserved Amount; and
          (v) thereafter, on any reduction in the Reserved Amount other than as a result of any payment with respect thereto made with Indemnification Collateral Account Funds in the amount of such reduction;
provided, however, that (x) upon the occurrence of a Parent Bankruptcy or (y) under the circumstances described in Section 11.05(a)(II), in no event shall any then-remaining Indemnification Collateral be released from the pledge under the Indemnification Control Agreement pursuant to Sections 11.05(c)(ii) through (v); provided, further, that, notwithstanding (v) the occurrence of a Parent Bankruptcy Event or (w) the existence of circumstances described in Section 11.05(a)(II), any such remaining Indemnification Collateral shall be released at the following times and in the following amounts:
(A)	on the date that is 30 months from the Closing Date, all remaining Indemnification Collateral, other than Eligible Collateral equal to the lesser of (1) Equity Units with an aggregate stated amount of $750,000,000 (or such amount of net cash proceeds from the sale of such number of Equity Units or other Eligible Collateral with an aggregate Fair Value equal to such stated amount substituted therefor in accordance with the Indemnification Control Agreement) plus the Reserved Amount and (2) the aggregate stated amount of Equity Units (or the amount of net cash proceeds or the Fair Value of other Eligible Collateral) then subject to the pledge under the Indemnification Control Agreement plus the Reserved Amount;

(B)	on the date that is 36 months from the Closing Date, all remaining Indemnification Collateral, other than Eligible Collateral equal to the lesser of (1) Equity Units with an aggregate stated amount of $250,000,000 (or such amount of net cash proceeds from the sale of such number of Equity Units or other Eligible Collateral with an aggregate Fair Value equal to such stated amount substituted therefor in accordance with the Indemnification Control Agreement) plus the Reserved Amount and (2) the aggregate stated amount of Equity Units (or the amount of net cash proceeds or the

Fair Value of other Eligible Collateral) then subject to the pledge under the Indemnification Control Agreement plus the Reserved Amount;
(C)	on the fourth anniversary of the Closing Date, the remaining Indemnification Collateral, if any, other than Eligible Collateral with an aggregate Fair Value equal to the Reserved Amount; and

(D)	thereafter, on any reduction in the Reserved Amount other than as a result of any payment with respect thereto made with Indemnification Collateral Account Funds in the amount of such reduction.
          (d) At any time and from time to time the Seller shall be permitted to substitute Eligible Collateral for the Indemnification Collateral in accordance with the Indemnification Control Agreement.
          (e) For purposes of this Agreement:
          (i) “Fair Value” shall mean: (x) with respect to the Equity Units and the Acquiror Interim Preferred Stock, unless otherwise determined by the mutual agreement of the Acquiror and the Seller, the fair market value of the Equity Units or the Acquiror Interim Preferred Stock as determined by such nationally recognized investment bank as the Acquiror and the Seller shall mutually agree and engage prior to the Closing, or such successor thereto as the Acquiror and the Seller may mutually agree and engage (the “Valuation Agent”); (y) with respect to cash, 100% of the face value thereof; and (z) with respect to a share of the Acquiror Stock, the volume weighted average price of a share of the common stock of the Acquiror, par value $0.01, on the New York Stock Exchange over the ten trading days ending on the second trading day prior to the date of determination. For the avoidance of doubt, the Valuation Agent shall use the methodologies set forth on Section 11.05(e) of the Seller Disclosure Letter to determine the fair market value of the Equity Units and the Acquiror Interim Preferred Stock. The fees and expenses of the Valuation Agent incurred in connection with such valuation shall be paid by the Seller from funds not subject to the pledge under the Indemnification Control Agreement or if Seller fails to make such payment, by the Parent pursuant to Section 6.24; and
          (ii) “Eligible Collateral” shall mean cash, Equity Units, Acquiror Interim Preferred Stock or Acquiror Stock, in each case free and clear of all Liens.
          (f) Notwithstanding anything to the contrary in this Agreement: (i) any dividends declared by the Acquiror on any Acquiror Securities then held in the Indemnification Control Account shall be paid by the Acquiror to the Seller in accordance with the terms of each such security and (ii) in no event shall the Seller be obligated to assign, transfer, deliver or pledge such dividends pursuant to the Indemnification Control Agreement or otherwise.

                    Section 11.06. Exclusive Remedies. Each party hereto acknowledges and agrees that, following the Closing, except in cases of fraud and except as otherwise provided in this Agreement, the indemnification provisions of this Article XI and, with respect to taxes, Article VIII, shall be the sole and exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the parties in connection with any breach of a representation and warranty, or non-performance, partial or total, of any covenant or agreement contained in this Agreement. For the avoidance of doubt, in no event shall any claims based upon fraud be subject to the limitations on indemnification set forth in this Article XI.
                    Section 11.07. Additional Indemnification Provisions.
          (a) The Seller, the Parent and the Acquiror agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation set forth in Article XI of this Agreement, any Ancillary Agreement or any other certificate executed or delivered in connection with the Closing: (i) except with respect to amounts required to be paid under the Special Asset Protection Agreement all Losses shall be calculated on an after-tax basis, (ii) all Losses shall be net of any Eligible Insurance Proceeds, (iii) in no event shall the Seller have any liability or obligation to any Acquiror Indemnified Party pursuant to this Article XI with respect to the inaccuracy or breach of a representation or warranty made by the Parent or the Seller pursuant to this Agreement to the extent that Losses resulting from or in connection with such inaccuracy or breach have been recovered by the Acquiror in connection with the computation of the Total Closing Date Adjustment pursuant to Section 2.08 or the Post-Closing Adjustment pursuant to Section 2.09 (either as a reduction of the amount otherwise payable by the Acquiror to the Seller or as an increase in the amount otherwise payable by the Seller to the Acquiror), (iv) the Indemnifying Party shall be liable to the Indemnified Party for any Losses to the extent incurred in connection with the Indemnified Party’s successful assertion, enforcement, dispute or resolution of its indemnification or other rights under this Agreement or the collection of any amounts payable to a party hereto under this Agreement, (v) the Indemnified Party shall be liable to the Indemnifying Party for any Losses to the extent incurred in connection with the Indemnifying Party’s successful defense of any claim by the Indemnified Party for indemnification or other rights under this Agreement; (vi) except with respect to the matters described in clauses (iii), (v) and (vi) of Section 11.02(a), in no event shall the Seller have any liability or obligation to any Acquiror Indemnified Party to the extent that any Loss, or any portion thereof, for which indemnification is sought hereunder is specifically reflected or reserved for in the Reference Balance Sheet (or if less, the amount specifically reserved for in the Final Closing Balance Sheet) and (vii) notwithstanding anything contained in this Agreement to the contrary, for purposes of this Article XI, (A) a breach of a representation or warranty shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any qualification as to materiality, or Acquiror Material Adverse Effect or Company Material Adverse Effect (which, in each case, instead will be read as any adverse effect or change) or similar language, and (B) the amount of Losses in respect of any breach of a representation or warranty, including any deemed breach resulting from the application of clause (A), shall be determined without regard to any limitation or qualification as to materiality, or Acquiror Material Adverse Effect or

Company Material Adverse Effect (which, in each case, instead will be read as any adverse effect or change) or similar language set forth in such representation or warranty.
          (b) Any amount payable by an Indemnifying Party pursuant to this Article XI shall be paid promptly and without reduction, and payment shall not be delayed pending any determination of Eligible Insurance Proceeds. In any case where an Indemnified Party recovers from a third Person any Eligible Insurance Proceeds or any other amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such Eligible Insurance Proceeds, but not in excess of the amount actually reimbursed by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim. For purposes of calculating the after-tax basis, the provisions of Section 8.07(a)(ii) through (v) shall apply.
          (c) To the extent permitted by applicable Law, the parties hereto shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.
          (d) If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”). If the Indemnifying Party so requests within 180 days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to seek to collect insurance proceeds under such third party insurance coverage; provided, however, that the Indemnified Party has no obligation to commence, or threaten or otherwise seek to commence, any Action against any Person, including any Governmental Authority, to collect insurance proceeds under such third party insurance coverage.
          (e) Notwithstanding anything in this Agreement to the contrary, (i) in no event shall any events, Actions, occurrences or changes as a result of, arising out of, relating to or in connection with (x) the management of the PRF by the Acquiror or any of its Affiliates (including the Company or any of the Transferred Subsidiaries) or (y) the assignment of the discretionary management rights to the PRF to a third party pursuant to Section 6.22(c), in any way limit, restrict or otherwise be deemed to diminish Losses of the Acquiror Indemnified Parties that are required to be indemnified by the Seller with respect to the Covered PAB/PRF Matters pursuant to Section 11.02(a)(iii), except to the extent any such Losses result solely and directly from the willful misconduct or fraud by the Company, any Transferred Subsidiary, the Acquiror or any Affiliate thereof following the Closing Date, (ii) Losses with respect to the Covered PAB/PRF Matters shall be deemed to include any Losses resulting from, arising out of, relating to or in connection with any investment management arrangements relating to the PRF with Cairn Financial Products Limited, any Affiliate of the Parent or the Seller or any other third party, including any fees and expenses paid or payable by the Acquiror or any of its Affiliates (including the Company or any Transferred Subsidiary) to any third party to which management rights are assigned pursuant to Section 6.22(c) in excess of such fees and expenses as are allocable to the PRF or payable from the assets thereof and (iii) in no event shall the Acquiror or any of its Affiliates (including the Company or any of the Transferred Subsidiaries) have any liability to any Seller Indemnified Party as a result of, arising out of, relating to or in connection with its management of the PRF in the absence of fraud or willful misconduct.

                    Section 11.08. Mitigation. Except as otherwise specified herein, each of the parties hereto agrees to take commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder including with respect to the Covered PAB/PRF Matters, the Covered Argentina Credit Life Matter, the Covered Italian Unit Linked Matter, the Covered Japan Privacy Breach Matter, and those items set forth in Sections 11.02(a)(vii), (viii) and (ix).
ARTICLE XII
GENERAL PROVISIONS
                    Section 12.01. Expenses. Except as may be otherwise specified in this Agreement and the other Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement and the other Transaction Agreements and the transactions contemplated by this Agreement and the other Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.
                    Section 12.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing, and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 12.02:
               (i) if to the Seller or the Parent:
American International Group, Inc.
70 Pine Street
New York, NY 10270
Attention: General Counsel
Facsimile: (212) 425-2175
with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498
Attention: Robert G. DeLaMater
Facsimile: (212) 291-9037

               (ii) if to the Acquiror:
MetLife, Inc.
1095 Avenue of the Americas
New York, NY 10036
Attention: General Counsel
Facsimile: (212) 251-1618
with a copy to:
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: John M. Schwolsky
Alexander M. Dye
Facsimile: (212) 259-6333
                    Section 12.03. Public Announcements. Neither the Acquiror, the Parent, the Seller nor any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case the party hereto required to publish such press release or make such public announcement shall allow the other party hereto a reasonable opportunity to comment on such press release or make such public announcement in advance of such publication. Each of the Seller, the Parent and the Acquiror hereby agrees, to the extent possible and legally permissible, to notify and consult with the other parties at least 24 hours in advance of filing any notice required by applicable Law. In connection with the transactions contemplated by the Transaction Agreements (a) the Parent, the Seller and their Affiliates and Representatives shall not use the name or Trademarks of, refer to, or identify the Acquiror, its Affiliates, or the likeness of the Peanuts® characters or any other character licensed by United Feature Syndicate, (including any contraction abbreviation or simulation of any kind of the foregoing), in publicity releases, promotional or marketing materials, announcements, or advertising, without the express written consent of the Acquiror and (b) the Acquiror and its Affiliates and Representatives shall not use the name or Trademarks of, refer to, or identify the Parent, the Seller or their respective Affiliates in publicity releases, promotional or marketing materials, announcements, or advertising, without the express written consent of the Parent.
                    Section 12.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
                    Section 12.05. Entire Agreement. This Agreement, the exhibits hereto, the Seller Disclosure Letter, the Acquiror Disclosure Letter, the Ancillary Agreements and the Confidentiality Agreements constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parent, the Seller and/or their respective Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.
                    Section 12.06. Assignment. This Agreement shall not be directly or indirectly assigned, delegated, sublicensed or transferred by any party to this Agreement, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of Law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other party hereto, except that the Acquiror shall have the right at any time, without such consent, to assign, in whole or in part its rights hereunder, and under any Ancillary Agreement to any of its Affiliates and to any lender providing financing to the Acquiror or any of its Affiliates for collateral security purposes, and such assignment shall not relieve the Acquiror of any of its obligations hereunder and thereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.
                    Section 12.07. No Third Party Beneficiaries. Except as otherwise provided in Section 12.10(d), this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any Client Company or any policyholder of the Insurance Companies) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
                    Section 12.08. Amendment; Waiver. No provision of this Agreement or any other Transaction Agreements may be amended, supplemented or modified except by a written instrument signed by all of the parties thereto. No provision of this Agreement or any other Transaction Agreements may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
                    Section 12.09. Disclosure Letters. Matters reflected in any section of this Agreement, including any section or subsection of the Seller Disclosure Letter or the Acquiror Disclosure Letter, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any section or schedule of this Agreement, including any section or subsection of the Seller Disclosure Letter or the Acquiror Disclosure Letter, shall be construed as an admission or indication that such item or other matter is material, or that such item or other matter is required to be referred to or disclosed in this Agreement, the Seller Disclosure Letter or the Acquiror Disclosure Letter. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.
                    Section 12.10. Governing Law; Waiver of Jury Trial.
          (a) This Agreement, all Ancillary Agreements, all transactions contemplated by this Agreement or any Ancillary Agreement, and all claims and defenses arising out of or relating to any such transaction or agreement or the formation, breach, termination or validity of any such agreement, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect any conflicts of Law principles of such state that would apply the Laws of another jurisdiction.
          (b) Each of the Seller, the Parent and the Acquiror irrevocably and unconditionally:
          (i) submits for itself and its property to the exclusive jurisdiction of the state and federal courts located in the County of New York, State of New York in any Action directly or indirectly arising out of or relating to this Agreement, the transactions contemplated by this Agreement, or the formation, breach, termination or validity of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined solely in such court;
          (ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in such court or that such court is an inconvenient forum for the Action and agrees not to assert, plead or claim the same;
          (iii) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets;
          (iv) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 12.02; and
          (v) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure.
          (c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER ANY OF THE TRANSACTION AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS,

OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 12.10. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          (d) In the event the Parent, the Seller, the Acquiror or any of their respective Affiliates seeks to bring any Action against any arranger, agent, lender or prospective lender or any of their respective Affiliates in respect of any Financing or proposed Financing (each such arranger, agent, lender, prospective lender or Affiliate thereof, a “Financing Party”), each Financing Party shall be a third-party beneficiary of this Section 12.10, and each reference in this Section 12.10 to an Action shall include a reference to any Action against any Financing Party.
                    Section 12.11. Rules of Construction. Interpretation of this Agreement and the other Transaction Agreements (except as specifically provided in any such other Transaction Agreements, in which case such specified rules of construction shall govern with respect to such other Transaction Agreements) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recital, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars and any “$” or “dollar” amounts referred to in Articles III, IV or V shall be calculated based on the exchange rate as of March 31, 2009; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the word “liability” or words of similar import when used in this Agreement (other than in the definition of Losses) shall be deemed to include any liabilities or obligations, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due; (h) the phrase “applicable Law” when used as an exception, limitation or restriction on, or in connection with, any obligation of a party to take or refrain from taking any action pursuant to a covenant or agreement contained herein shall be deemed to mean Laws generally applicable to Persons engaged in the industries in which the Company and the Transferred Subsidiaries operate, (i) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (j) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (k) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (l) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (A) the corresponding rules and regulations and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and (m) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section.
                    Section 12.12. Specific Performance. Subject to Section 6.10(h) and Section 11.06, (a) the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, (b) it is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity and (c) in the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law.
                    Section 12.13. Counterparts. This Agreement and each of the other Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

ALICO HOLDINGS LLC
By	/s/ Brian T. Schrieber
	Name:	Brian T. Schrieber
	Title:	Manager

METLIFE, INC.
By	/s/ C. Robert Henrikson
	Name:	C. Robert Henrikson
	Title:	Chairman of the Board, President and Chief Executive Officer

AMERICAN INTERNATIONAL GROUP, INC.
By	/s/ Brian T. Schrieber
	Name:	Brian T. Schrieber
	Title:	Senior Vice President of Strategic Planning

Signature Page
Stock Purchase Agreement

EXHIBIT A
DEFINITIONS
     “409A Penalty” shall have the meaning set forth in Section 7.01(l)(i).
     “Accumulated Net Balance” shall have the meaning set forth in the First Designated Reinsurance Agreement.
     “Acquired Entity” shall have the meaning set forth in Section 6.11(c).
     “Acquiring Entity” shall have the meaning set forth in Section 6.11(d)(i), Section 6.11(d)(ii) and Section 6.11(d)(iii).
     “Acquiror” shall have the meaning set forth in the Preamble hereto.
     “Acquiror Benefit Plans” means all material employee benefit plans, programs and arrangements, including all pension, retirement, retiree medical, profit-sharing, thrift, savings, deferred compensation, compensation, incentive, equity-based, severance, welfare, fringe benefit, expatriate, employment and consulting plans, programs and arrangements, in each case established or maintained by the Acquiror or to which the Acquiror contributes or is obligated to contribute, for the benefit of any Acquiror Employees.
     “Acquiror Business” means the business conducted by the Acquiror and the Material Subsidiaries as of the date hereof.
     “Acquiror Confidentiality Agreement” shall have the meaning set forth in Section 6.05(a).
     “Acquiror Disclosure Letter” shall have the meaning set forth in the first paragraph of Article V.
     “Acquiror Employee” means (a) each person who as of the Closing Date is an active employee of the Acquiror or its Subsidiaries and (b) each person who is in employment of the Acquiror or its Subsidiaries as of the Closing Date who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including each employee who is “disabled” within the meaning of the short-term disability plan currently in place for the Acquiror or its Subsidiaries, or who is on approved leave under applicable Law).
     “Acquiror Equity Unit Preferred Stock” means (i) 3% Preferred Stock, Series C, of the Acquiror, (ii) 3% Preferred Stock, Series D, of the Acquiror and (iii) 3% Preferred Stock, Series E, of the Acquiror, in each case, having the designation and the voting and other powers, preferences and relative, participating, optional or other rights, and subject to the qualifications, limitations and restrictions set forth in the applicable Equity Unit Preferred Stock Certificate of Designations.
     “Acquiror Equity Unit Preferred Stock Certificates” shall have the meaning set forth in Section 2.04(c).

     “Acquiror Financial Statements” shall have the meaning set forth in Section 5.06(a).
     “Acquiror Fundamental Representations” means the representations and warranties made in Section 5.01 (Incorporation, Qualification and Authority of the Acquiror), Section 5.02 (Incorporation, Qualification and Authority of Subsidiaries of the Acquiror), Section 5.03 (Capital Structure of the Acquiror and its Subsidiaries, Ownership and Transfer of the Non-Cash Consideration) and Section 5.13 (Brokers).
     “Acquiror Indemnified Parties” shall have the meaning set forth in Section 11.02(a).
     “Acquiror Insurance Company” means MLIC or any other Material Subsidiary that is an insurance company.
     “Acquiror Interim Preferred Stock” shall have the meaning set forth in Section 2.03(d).
     “Acquiror Material Adverse Effect” means any fact, circumstance, event, change, violation, development, effect, condition or occurrence, either individually or in the aggregate with any other facts, circumstances, events, changes, violations, developments, effects, conditions or occurrences, that (a) is, or would reasonably be expected to be, directly or indirectly, materially adverse to the business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise) of the Acquiror and its Subsidiaries, taken as a whole, excluding any such fact, circumstance, event, change, violation, development, effect, condition or occurrence arising out of, in connection with or resulting from, in whole or in part, after the date hereof, (i) (A) changes in conditions in the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in political conditions generally of the United States or any other country or jurisdiction in which the Acquiror or its Subsidiaries operate or (C) changes that are the result of business, economic or market conditions generally affecting any of the industries in which the Acquiror or its Subsidiaries operate, (ii) the public disclosure of the transactions contemplated by the Transaction Agreements, (iii) the identity of the Seller or its Affiliates, (iv) any changes or prospective changes in applicable Law, GAAP or SAP or the enforcement or interpretation thereof, (v) actions permitted to be taken or omitted pursuant to the Transaction Agreements, (vi) actions or omissions taken by the Acquiror with the Seller’s written consent given in accordance with the notice procedures set forth in Section 12.02, (vii) actions taken by the Seller or its Affiliates with respect to the transactions contemplated by the Transaction Agreements, (viii) hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (ix) any failure by the Acquiror to achieve any earnings, premiums written or other financial projections or forecasts, in and of itself; provided that the underlying causes of such failure will not be excluded from the determination of an Acquiror Material Adverse Effect by virtue of this clause and (x) any effect that is cured by the Acquiror prior to the Closing, except to the extent any such fact, circumstance, event, change, violation, development, effect, condition or occurrence described in the foregoing clauses (a)(i) and (a)(viii) is materially disproportionately adverse to the business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise) of the Acquiror and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the industries in which the Acquiror and its Subsidiaries operate or (b) materially impedes or materially delays, or would reasonably be likely to materially impede or materially delay, the ability of the Acquiror to perform its obligations under the Transaction Agreements or to consummate the transactions contemplated by the Transaction Agreements.
     “Acquiror Permitted Liens” means the following Liens, provided in all events, such Liens and each of the items set forth in (a) through (n) below will not, individually or in the aggregate, materially interfere with the conduct of the Ordinary Course of Business: (a) statutory Liens for Tax that are not yet due or payable or that are being contested in good faith by appropriate proceedings and with respect to which adequate accruals or reserves have been established; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due or payable arising in the Ordinary Course of Business consistent with past practices or which are being contested in good faith by appropriate proceedings and with respect to which adequate accruals or reserves have been established; (c) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval; (d) pledges or deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance or other types of social security; (e) easements, rights of way, covenants, restrictions, licenses and other similar encumbrances of record; (f) Liens not created by the Acquiror or any Subsidiary of the Acquiror that affect the underlying fee interest of any real property leased by the Acquiror or any of Subsidiary of the Acquiror; provided, that the Acquiror or the Subsidiary of the Acquiror, as applicable, continue to enjoy any non-disturbance rights with respect to any such material real property leased by the Acquiror or the Subsidiary of the Acquiror; (g) zoning, building and other generally applicable land use restrictions; (h) Liens that have been placed by a third party on the fee title of the real property constituting the real property leased by the Acquiror or any of Subsidiary of the Acquiror or real property over which the Acquiror or the Subsidiaries of the Acquiror have easement rights; provided that the Acquiror or the Subsidiary of the Acquiror, as applicable, continues to enjoy non-disturbance rights with respect to any such material real property leased by the Acquiror or any of Subsidiary of the Acquiror; (i) any set of facts an accurate up-to-date survey would show; (j) pledges or other collateral assignments of assets, including by means of a credit for reinsurance trust, to or for the benefit of cedents under reinsurance written by any Subsidiary of the Acquiror that is an insurance company, for purposes of statutory accounting credit; (k) Liens granted under securities lending and borrowing agreements, repurchase and reverse repurchase agreements and derivatives entered into in the Ordinary Course of Business; (l) clearing and settlement Liens on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and holding them with custodians in the Ordinary Course of Business and (m) licenses affecting Intellectual Property owned by the Acquiror or any Subsidiary of the Acquiror.
     “Acquiror Requested Terminated Contracts” shall have the meaning set forth in Section 6.08(b)(iii).
     “Acquiror Savings Plan” shall have the meaning set forth in Section 7.01(j)(i).
     “Acquiror SEC Documents” means any forms, reports, schedules, statements, prospectuses and other documents and exhibits publicly filed with, or furnished to, the SEC by Acquiror or any of its Subsidiaries since December 31, 2007, as the same have been amended and supplemented since the time of their respective filing or furnishing.

     “Acquiror Securities” means the Common Stock Consideration, the Preferred Stock Consideration, the Equity Units (including their Component Securities) and the shares of Acquiror Stock issuable or deliverable upon conversion of the Preferred Stock Consideration or pursuant to the Stock Purchase Contracts.
     “Acquiror Statutory Statements” means (i) the annual financial statements (or the equivalent document in the applicable jurisdiction) of each of the Acquiror Insurance Companies for the years ended December 31, 2007 and 2008, in each case as required to be filed with the Acquiror Insurance Company’s Domiciliary Regulator and (ii) the financial statements of each Acquiror Insurance Company for the quarterly period ended September 30, 2009, in each case to the extent such statement is required to be filed with the Domiciliary Regulator.
     “Acquiror Stock” shall have the meaning set forth in Section 2.03(b).
     “Acquisition Condition” shall have the meaning set forth in Section 6.11(c).
     “Acquisition Transaction” shall have the meaning set forth in Section 6.11(c).
     “Action” means any claim, action, suit, litigation, arbitration or proceeding by or before any Governmental Authority, arbitrator, or arbitral body.
     “Actual 5/31/10 After-Tax Operating Earnings” shall have the meaning set forth in Section 2.07(a).
     “Actual 5/31/10 Financial Statements” shall have the meaning set forth in Section 2.07(a).
     “Actual Amounts” shall have the meaning set forth in Section 2.07(e).
     “Actual Closing Balance Sheet” shall have the meaning set forth in Section 2.07(c).
     “Actual Closing Risk-Based Capital” shall have the meaning set forth in Section 2.07(e).
     “Actual Closing Risk-Based Capital Worksheet” shall have the meaning set forth in Section 2.07(e).
     “Actual Closing Statutory Financial Statements” shall have the meaning set forth in Section 2.07(e).
     “Actual Financial Deliverables” shall have the meaning set forth in Section 2.07(e).
     “Actual Income Statement Worksheet” shall have the meaning set forth in Section 2.07(a).
     “Actual Statutory Deliverables” shall have the meaning set forth in Section 2.07(e).
     “Actual Total Adjusted Capital” shall have the meaning set forth in Section 2.07(e).
     “Actuarial Analyses” shall have the meaning set forth in Section 3.21(b).

     “Additional Facility” shall have the meaning set forth in the Transition Services Agreement.
     “Additional Required Separation Action” shall have the meaning set forth in Section 6.13(a).
     “Additional Service” shall have the meaning set forth in the Transition Services Agreement.
     “Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person, and the term “Affiliated” shall have a correlative meaning; for the avoidance of doubt, unless otherwise specified herein, the Company and the Transferred Subsidiaries shall be deemed “Affiliates” of the Seller (and not the Acquiror) prior to the Closing and shall be deemed “Affiliates” of the Acquiror (not the Seller) from and after the Closing; provided, however, that, for the purposes of this definition, the Seller shall not be deemed to be an Affiliate of the Acquiror and neither the FRBNY nor the U.S. Treasury shall be deemed an Affiliate of Seller or the Parent.
     “Affiliated Transaction Settlement Amount” means the sum of (a) the difference, whether a positive or a negative number, between the net proceeds received by the Company or any Transferred Subsidiary from any sale of Capital Stock of the Parent pursuant to Section 6.08(f), and the amount reflected in the Reference Balance Sheet for such Capital Stock; (b) the difference, whether a positive or a negative number, between the net proceeds received by the Company or any Transferred Subsidiary from any sale of the Capital Stock of AIG Financial Assurance Japan K.K. pursuant to Section 6.08(f) and the Total AIG Shareholders Equity for AIG Financial Assurance Japan K.K. as set forth in the Reference Balance Sheet; (c) an amount equal to the total shareholders’ equity of DelAm, as determined in accordance with Parent Accounting Policies, consistently applied, as of June 30, 2009; and (d) the difference, whether a positive or a negative number, between the net proceeds received by the Company or any Transferred Subsidiary from any sale of the Company’s or any Transferred Subsidiary’s interest under the Asset Purchase Agreement, dated December 12, 2008, among the Company and other Seller Parties thereto, AIG Securities Lending Corp., American International Group, Inc., Maiden Lane II LLC and Federal Reserve Bank of New York and the Security Agreement, dated December 12, 2008, among the Company and other Seller Parties thereto, Maiden Lane II LLC, Federal Reserve Bank of New York and The Bank of New York Mellon, or otherwise with respect to Maiden Lane II LLC pursuant to Section 6.08(f) and the amount reflected in the Reference Balance Sheet for such interest.
     “After-Tax Operating Earnings” means, as of any date of determination, the consolidated after-tax operating earnings of the Company, determined in accordance with the Agreed Calculating Procedures.
     “Agreed Calculating Procedures” means the procedures set forth on Schedule 2.07(a)(iii) attached hereto.
     “Agreed Price” shall have the meaning set forth in the Transition Services Agreement.

     “Agreed Schedules” shall have the meaning set forth in Section 6.13(d)(ii).
     “Agreement” means this Stock Purchase Agreement, dated as of March 7, 2010, between the Seller, the Parent and the Acquiror, including the Schedules and Exhibits hereto, the Seller Disclosure Letter, the Acquiror Disclosure Letter, and all amendments to such agreement made in accordance with Section 12.08.
     “AIA B Panama” shall have the meaning set forth in Section 3.06(a).
     “AIA B Panama SI Unaudited Reporting Package” shall have the meaning set forth in Section 3.06(a).
     “AIG FAJ” shall have the meaning set forth in Section 3.06(a).
     “AIG FAJ SAP” shall have the meaning set forth in Section 3.06(d).
     “AIG FAJ SI Unaudited Reporting Package” shall have the meaning set forth in Section 3.06(a).
     “Alico SI Annual Unaudited Reporting Package” shall have the meaning set forth in Section 3.06(a).
     “Alico SI Semi-Annual Unaudited Reporting Package” shall have the meaning set forth in Section 3.06(a).
     “AMG” shall have the meaning set forth in Section 6.22(a).
     “AML Measures” shall have the meaning set forth in Section 3.31(c).
     “Ancillary Agreements” means the Stock Purchase Contract Agreement, the Transition Services Agreement, the Investor Rights Agreement, the Special Asset Protection Agreement, the Indemnification Control Agreement and the Hold Harmless Agreement.
     “Annual Incentive Plan” shall have the meaning set forth in Section 7.01(e).
     “Annual Reference Balance Sheet” shall have the meaning set forth in Section 3.06(a).
     “Annual Reference Income Statement” shall have the meaning set forth in Section 3.06(a).
     “AIG Financial Products” shall mean AIG Financial Products Corp.
     “Applicable Jurisdiction” shall have the meaning set forth in Section 11.02(a)(viii).
     “Archived Files” shall have the meaning set forth in Section 6.04(b).
     “Assumed Financial Projections” shall have the meaning set forth in Section 8.07(f)(ii).
     “Audit” shall have the meaning set forth in Section 3.20(c).

     “Audited Company Financial Statements” shall have the meaning set forth in Section 6.16(h)(i).
     “Auditor’s Letter” shall have the meaning set forth in Section 2.07(m).
     “Available Escrow Amount” shall have the meaning set forth in Section 8.03(d).
     “Bankruptcy Law” means any applicable bankruptcy, insolvency, reorganization, liquidation, rehabilitation, conservation, dissolution, examination or other similar Law.
     “Banque AIG” means Banque AIG S.A.
     “Benefit Plans” means all employee benefit plans, programs, arrangements, policies, practices or Contracts providing for benefits or compensation, including any employee welfare benefit plan within the meaning of section 3(1) of ERISA, any employee pension benefit plan within the meaning of section 3(2) of ERISA (whether or not such plan is subject to ERISA) or any bonus, incentive, deferred compensation, vacation, insurance, supplemental unemployment, retention, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, practice or contract, in each case that is sponsored or maintained by the Parent or any of its Affiliates or to which the Parent or any of its Affiliates contributes or is obligated to contribute (other than any schemes or arrangements mandated by a government outside of the United States) and (i) that provides compensation or benefits to or for the benefit of any Employees (including their dependents, spouses, or beneficiaries) or (ii) with respect to which the Company or any Transferred Subsidiary has or could reasonably be expected to have any liability or obligation.
     “Broker” means any agent, marketer, underwriter, wholesaler, broker, intermediary, distributor, manager, arranger, plan sponsor or other producer or broker.
     “Broker Contract” means any Contract which calls for the payment, whether contingent or otherwise, by or on behalf of the Company or any Transferred Subsidiary in excess of $1,500,000 in any 12-month period during the remaining term thereof between any Broker and the Company or any Transferred Subsidiary providing for the placement or sale of any products on its behalf.
     “Business” means the business conducted by the Company and the Transferred Subsidiaries as of the date hereof.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York, are required or authorized by Law to remain closed.
     “Capital Stock” means capital stock or any other type of equity interest in (as applicable) a Person.
     “Capped Losses” shall have the meaning set forth in Section 11.02(b).
     “Carrying Value” shall have the meaning set forth in Section 2.07(b)(i).

     “Cash Consideration” shall have the meaning set forth in Section 2.03(a).
     “Change of Control/Sale Transaction” means a Change of Control Transaction, a Spin-Off Change of Control Transaction or a Covered Business Sale, as applicable.
     “Change of Control Transaction” shall have the meaning set forth in Section 6.11(d)(i).
     “Client Company” means an insurance company (other than the Company or the Transferred Subsidiaries) that is party to an Insurance Contract, that generated annual premiums equal to or greater than $1,500,000, with an Insurance Company pursuant to which such Insurance Company, as reinsurer, reinsured certain coverages, including underlying insurance policies issued by such Client Company as cedent.
     “Client Company Contract” means an Insurance Contract that generated annual premiums equal to or greater than $1,500,000 between a Client Company and an Insurance Company .
     “Closing” shall have the meaning set forth in Section 2.02.
     “Closing Date” shall have the meaning set forth in Section 2.02.
     “Closing Date 5/31/10 Adjustment Amount” shall have the meaning set forth in Section 2.08(a).
     “Closing Date Adjustment” shall have the meaning set forth in Section 2.08(d).
     “Closing Date Intercompany Balances Adjustment Amount” shall have the meaning set forth in Section 2.08(c).
     “Closing Date Interest Payment” shall have the meaning set forth in Section 2.06(b).
     “Closing Date Risk-Based Capital True-Up Amount” shall have the meaning set forth in Section 2.08(b).
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Collateral Account” shall have the meaning set forth in the Indemnification Control Agreement
     “Collateral Agent” shall have the meaning set forth in the Indemnification Control Agreement.
     “Common Equity Units” shall have the meaning set forth in the Stock Purchase Contract Agreement.
     “Common Stock Consideration” shall have the meaning set forth in Section 2.03(b).
     “Company” shall have the meaning set forth in the Recitals.

     “Company Benefit Plans” means the Benefit Plans sponsored or maintained by the Company or any Transferred Subsidiary and in which only Employees (including their dependents, spouses or beneficiaries) participate.
     “Company E&O Claims” means any and all claims relating to the Company and the Transferred Subsidiaries and their respective Representatives in connection with or arising under the Seller’s or its Affiliates’ self-insured errors and omissions programs, including the claims set forth in Section 6.15 of the Seller Disclosure Letter.
     “Company Exemption Statutes” shall have the meaning set forth in Section 3.09(a).
     “Company Licensed Party” shall have the meaning set forth in Section 6.10(c).
     “Company Material Adverse Effect” means any fact, circumstance, event, change, violation, development, effect, condition or occurrence, either individually or in the aggregate with any other facts, circumstances, events, changes, violations, developments, effects, conditions or occurrences, that (a) is, or would reasonably be expected to be, directly or indirectly, materially adverse to the business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise) of the Company and the Transferred Subsidiaries, taken as a whole, excluding any such fact, circumstance, event, change, violation, development, effect, condition or occurrence arising out of, in connection with or resulting from, in whole or in part, after the date hereof, (i) (A) changes in conditions in the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in political conditions generally of the United States or any other country or jurisdiction in which the Company or any of the Transferred Subsidiaries operates or (C) changes that are the result of business, economic or market conditions generally affecting any of the industries in which the Company and the Transferred Subsidiaries operate, (ii) the public disclosure of the transactions contemplated by the Transaction Agreements, (iii) the identity of the Acquiror or its Affiliates, (iv) any changes in applicable Law, GAAP or SAP or the enforcement or interpretation thereof, (v) actions permitted to be taken or omitted pursuant to the Transaction Agreements, (vi) actions or omissions taken by the Seller with the Acquiror’s written consent given in accordance with the notice procedures set forth in Section 12.02, (vii) actions taken by the Acquiror or its Affiliates with respect to the transactions contemplated by the Transaction Agreements, (viii) hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (ix) any failure by the Company or any of the Transferred Subsidiaries to achieve any earnings, premiums written or other financial projections or forecasts, in and of itself; provided that the underlying causes of such failure will not be excluded from the determination of a Company Material Adverse Effect by virtue of this clause, (x) any matter set forth in Section 1.01(b) of the Seller Disclosure Letter and (xi) any effect that is cured by the Seller or its Affiliates prior to the Closing, except to the extent any such fact, circumstance, event, change, violation, development, effect, condition or occurrence described in the foregoing clauses (a)(i) and (a)(viii) is materially disproportionately adverse to the business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise) of the Company and the Transferred Subsidiaries, taken as a whole, as compared to other Persons engaged in the industries in which the Company and the Transferred Subsidiaries operate or (b) materially impedes or materially delays, or would reasonably be likely to materially impede or materially delay, the ability of the Seller or any Affiliate of the Seller to perform its respective obligations under the Transaction Agreements or to consummate the transactions contemplated by the Transaction Agreements. For the avoidance of doubt, neither (1) any change or development in the business, financial condition, results of operations or credit, financial strength or other ratings of the Parent or any of its Affiliates (other than the Company and the Transferred Subsidiaries), in and of itself, or (2) any Bankruptcy Event involving the Parent or any of its Affiliates (other than the Company or any of the Transferred Subsidiaries), in and of itself, (any of the events referred to in the foregoing clauses (1) and (2), an “Parent Event”) shall be deemed, in and of itself, to constitute a Company Material Adverse Effect, except to the extent that such the Parent Event (or the underlying cause of such the Parent Event) (x) materially adversely affects the business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise) of the Company and the Transferred Subsidiaries, taken as a whole, or (y) materially impedes or materially delays, or would reasonably be likely to materially impede or materially delay, the ability of the Seller or any Affiliate of the Seller to perform their respective obligations under the Transaction Agreements or to consummate the transactions contemplated by the Transaction Agreements.
     “Company Names and Marks” shall have the meaning set forth in Section 6.10(f).
     “Company Risk-Based Capital” means, as of any date of determination, the Company’s Action-Level Risk-Based Capital calculated in accordance with the Risk-Based Capital Calculation Methodology.
     “Company Service” shall have the meaning set forth in the Transition Services Agreement.
     “Compensation Restrictions” means (i) any restrictions on the timing, amount or form of compensation of any Employee imposed on such Employee (or on the Seller with respect to such Employee) (a) as a condition or result of the Parent’s compliance with the TARP Standards for Compensation and Corporate Governance, 31 C.F.R. Part 30, including any guidance or regulation promulgated thereunder, (b) under any applicable Law enacted or implemented on or following October 3, 2008, (c) under any agreement entered into by the Parent, its Subsidiaries or any Employee in connection with any of the foregoing, or (d) as a condition or result of the Seller’s consultation with and determinations of the Office of the Special Master for TARP Executive Compensation or (ii) the effect of Taxes on such compensation.
     “Compensatory Amount” means the product of (i) $43.750911 and (ii) the number of shares of the Acquiror Interim Preferred Stock delivered by the Acquiror to the Seller at the Closing in accordance with Section 2.03(d).
     “Compliant” means, with respect to any Required Information, that such Required Information (i) does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company and the Transferred Subsidiaries necessary in order to make such Required Information not misleading and (ii) is, and remains, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X of the Securities Act.

     “Component Securities” means the Stock Purchase Contracts issued pursuant to the Stock Purchase Contract Agreement, the Acquiror Equity Unit Preferred Stock and the Debt Securities.
     “Confidentiality Agreements” shall have the meaning set forth in Section 6.05(a).
     “Continuing Contracts” shall have the meaning set forth in Section 6.08(b)(ii).
     “Contract” means any contract, agreement, undertaking, indenture, commitment, loan, license, consent, note, lease or other legally binding obligation, whether written or oral.
     “Control,” “Controlled” and “Controlling” mean, as to any Person, the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings. For the purposes of this Agreement, the Parent shall be deemed not to be Controlled by any Person.
     “Conversion Proposal” means a proposal for approval in accordance with Section 312.03 of the New York Stock Exchange Listed Company Manual, by the stockholders of the Acquiror of the conversion of each outstanding share of the Acquiror Interim Preferred Stock into shares of Acquiror Stock at the conversion rates set forth in the Interim Preferred Stock Certificate of Designations.
     “Copyrights” shall have the meaning set forth in the definition of “Intellectual Property”.
     “Costs” shall have the meaning set forth in Section 8.07(c)(i)(B).
     “Covered Argentina Credit Life Matter” means the nine class action lawsuits set forth on Section 3.08 of the Seller Disclosure Letter relating to premiums charged in connection with credit life policies sold prior to the Closing by ALICO Compania de Seguros, S.A., any other Third Party Claims based on substantially similar facts and circumstances as those underlying such class action lawsuits with respect to premiums charged in connection with credit life policies sold prior to the Closing by ALICO Compania de Seguros, S.A. and any Actions, or investigations, and sanctions, fines or penalties by any applicable Governmental Authority or Governmental Orders in respect thereof.
     “Covered Business” means any Restricted International Business of any Parent Entity unless such Restricted International Business is part of a completed Spin-Off Transaction.
     “Covered Business Sale” shall have the meaning set forth in Section 6.11(d)(iii).
     “Covered Italian Unit Linked Matter” means any Third Party Claim or any Actions or investigations, and any sanctions, fines or penalties imposed, by any Governmental Authority or Governmental Order as a result of, arising out of, relating to or in connection with life insurance or other products offered or sold prior to the Closing by ALICO Life International Limited (Italy branch) whose benefits are directly linked to (i) the value of assets in an internal fund, (ii) the value of units of a UCITS (i.e., undertaking for collective investment in transferable securities) or (iii) an index or another reference value (sub-clauses (i), (ii) and (iii) being collectively referred to herein as the “Underlying Funds”), solely with respect to (a) the suspension of withdrawals from any such Underlying Fund, to the extent such suspension took place prior to the Closing, (b) the closing of any such Underlying Fund, to the extent such closing took place prior to the Closing, (c) the provision of activities or services prior to the Closing by any Affiliate of the Company or any Transferred Subsidiary relating to such products or investment of or in any such Underlying Fund without the required Permits or (d) any misstatements in any prospectus filed prior to the Closing related to such Underlying Funds (or any document referred to in, or attached to, such prospectus, including the by-laws of any such Underlying Fund).
     “Covered Japan Privacy Breach Matter” means, to the extent resulting from, arising out of, relating to or in connection with the leak and subsequent unauthorized use of credit card numbers of policyholders of the Japan Branch of the Company, Third Party Claims filed in respect thereof, compensation to affected customers and credit card companies, suspension of mass marketing campaigns, and any Actions or investigations, and any sanctions, fines or penalties imposed, by any Governmental Authority, or any Governmental Orders in respect thereof.
     “Covered Matters” shall have the meaning set forth in Section 8.07(e).
     “Covered PAB/PRF Matters” means (i) Third Party Claims as a result of, arising out of, relating to or in connection with (i) the Premier Access Bond/Premier Bond Enhanced Fund formed by ALICO U.K. Branch or the PRF, including the suspension of withdrawal, investment options provided to customers, (ii) any guarantee payments required to be made in order to meet the obligations of the PRF, (iii) any Actions or investigations, and any sanctions, fines or penalties imposed, by any Governmental Authority, or any Governmental Orders in respect thereof and (iv) the management or supervision by the Acquiror or any of its Affiliates (including the Company or any of its Transferred Subsidiaries) of the Premier Access Bond/Premier Bond Enhanced Fund or the PRF, including the investment management of the assets of the Premier Access Bond/Premier Bond Enhanced Fund or the PRF in the absence of fraud or willful misconduct thereby.
     “Credit Card Program” means the Parent Citibank Visa Corporate Credit Card Program.
     “Credit Event” shall have the meaning set forth in Section 8.03(d)(iv).
     “Credit Rating” shall have the meaning set forth in Section 8.03(d)(iv).
     “Decision” shall have the meaning set forth in Section 8.03(d)(v).
     “Debt Securities” shall have the meaning set forth in the Stock Purchase Contract Agreement.
     “DelAm” shall have the meaning set forth in the Recitals.
     “DelAm Shares” shall have the meaning set forth in the Recitals.
     “DelAm SI Unaudited Reporting Package” shall have the meaning set forth in Section 3.06(a).

     “Designated Branch” shall have the meaning set forth in Section 6.12(a)
     “Designated Contracts” shall have the meaning set forth in Section 6.06(e).
     “Designated Date” shall have the meaning set forth in Section 6.12(a).
     “Designated Jurisdiction” shall have the meaning set forth in Section 6.12(a).
     “Designated Reinsurance Agreements” means the First Designated Reinsurance Agreement and the Second Designated Reinsurance Agreement.
     “Designated Reinsurer” means the party indicated on Section 11.02(a)(vii) of the Seller Disclosure Letter.
     “Determination” shall have the meaning set forth in section 1313(a) of the Code or any similar state, local or non-U.S. Tax Law, to the extent such a Determination has been applied directly to a matter involving the Company or any Transferred Subsidiary.
     “Domiciliary Regulator” means the Governmental Authority charged with the supervision of an insurance company in the jurisdiction of domicile of such insurance company. For purposes of this Agreement, an insurance company shall be deemed to be domiciled in each jurisdiction in which it (i) is organized, (ii) has a branch or other division regulated as a branch and (iii) is “commercially domiciled” under applicable Law.
     “Due Date” shall have the meaning set forth in Section 8.07(f)(v).
     “ECMR” shall have the meaning set forth in Section 6.06(b).
     “Eligible Collateral” shall have the meaning set forth in Section 11.05(e)(ii).
     “Eligible Insurance Proceeds” means, with respect to Losses to be reimbursed by an Indemnifying Party that may be covered, in whole or in part, by third party insurance coverage, the amount of insurance proceeds actually received in cash under such third party insurance coverage with respect to such Losses, net of the costs in seeking such collection.
     “Employees” means each person who is an employee or insurance agent of the Company or any of the Transferred Subsidiaries or who performs services primarily or exclusively to the Business. For the avoidance of doubt, any insurance agent who is also an independent contractor will not be considered an “Employee” for the purposes of this Agreement.
     “Employer Debt Regulations” shall have the meaning set forth in Section 7.01(k)(ii).
     “End Date” shall have the meaning set forth in Section 10.01(b).
     “Environmental Law” means all Laws relating to the environment, natural resources, or to the safety or health of humans or other living organisms (as it relates to exposure to Hazardous Material).

     “Environmental Reports” shall have the meaning set forth in Section 3.30(d).
     “Equity Unit Preferred Stock Certificate of Designations” means each Certificate of Designation with respect to the Acquiror Equity Unit Preferred Stock, substantially in the form of Exhibit L.
     “Equity Units” shall have the meaning set forth in Section 2.03(c).
     “Equity Units Certificates” shall have the meaning set forth in Section 2.04(b)(i).
     “Equity Units Documents” means each of (i) the Stock Purchase Contract Agreement (including each Stock Purchase Contract which constitutes a component of any Equity Unit), to be dated as of the Closing Date (the “Stock Purchase Contract Agreement”), between the Acquiror and the Stock Purchase Contract Agent as defined in the Stock Purchase Contract Agreement, substantially in the form set forth in Exhibit D (provided that (i) each of the Initial Scheduled First Stock Purchase Date, the Initial Scheduled Second Stock Purchase Date and the Initial Scheduled Third Stock Purchase Date shall be determined as set forth in Exhibit D-1; (ii) each of the Series C Make-Whole Table, and the Series E Make-Whole Table shall be determined as set forth in Exhibit D-2 and Exhibit D-2A; and (iii) the maturity, and certain other terms, of each series of Debt Securities shall be determined as set forth in Exhibit D-3), (ii) the Pledge Agreement, to be dated as of the Closing Date (the “Pledge Agreement”), among Acquiror, the Collateral Agent, Custodial Agent and Securities Intermediary as defined in the Pledge Agreement, and the Stock Purchase Contract Agent, substantially in the form set forth in Exhibit K, and (iii) each Equity Unit Preferred Stock Certificate of Designations.
     “ERISA” means Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any entity which is considered one employer with the Company under section 4001 of ERISA or section 414 of the Code. For purposes of Section 3.13, the Parent and the Company will be deemed to be ERISA Affiliates.
     “Estimated Company Risk-Based Capital” shall have the meaning set forth in Section 2.07(b)(ii).
     “Estimated Company Risk-Based Capital Worksheet” shall have the meaning set forth in Section 2.07(b)(ii).
     “Estimated Financial Deliverables” shall have the meaning set forth in Section 2.07(b)(ii).
     “Estimated Total Adjusted Capital” shall have the meaning set forth in Section 2.07(b)(ii).
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Exchange Date” shall have the meaning set forth in the Certificates of Designation.
     “Excluded Taxes” shall have the meaning set forth in Section 8.01(a).

     “Expert Accountant” shall have the meaning set forth in Section 2.07(k).
     “Extended Additional Term” shall have the meaning set forth in the Transition Services Agreement.
     “Facility” shall have the meaning set forth in the Transition Services Agreement.
     “Fair Value” shall have the meaning set forth in Section 11.05(e)(i).
     “FCPA” shall have the meaning set forth in Section 3.31(a).
     “FCPA Representation” shall have the meaning set forth in Section 11.02(c).
     “Final 5/31/10 After-Tax Operating Earnings” shall have the meaning set forth in Section 2.07(k).
     “Final Actual Financial Deliverables” shall have the meaning set forth in Section 2.07(k).
     “Final Allocation” shall have the meaning set forth in Section 8.05(h)(v)(A).
     “Final Closing Balance Sheet” shall have the meaning set forth in Section 2.07(k).
     “Final Closing Risk-Based Capital” shall have the meaning set forth in Section 2.07(k).
     “Final Closing Statutory Financial Statements” shall have the meaning set forth in Section 2.07(k).
     “Financing Commitments” shall have the meaning set forth in Section 6.16(e).
     “Financing Party” shall have the meaning set forth in Section 12.10(d).
     “Financings” shall have the meaning set forth in Section 6.16.
     “FINRA” shall have the meaning set forth in Section 3.33.
     “FIRPTA Certificate” shall have the meaning set forth in Section 2.04(a)(xiii).
     “First Designated Reinsurance Agreement” means the reinsurance agreement, last executed on January 29, 2003, set forth in Section 11.02(a)(vii) of the Seller Disclosure Letter and identified as such, as amended, or supplemented from time to time, and at any time.
     “Fiscal Quarter” shall have the meaning set forth in Section 6.16(h)(iv).
     “Foreign Employees” means any Employee who, as of the Closing Date, is employed by the Company or any of the Transferred Subsidiaries outside of the U.S.
     “Foreign Plan” means any Benefit Plan maintained outside of the United States primarily for the benefit of Employees or agents (including their dependents, spouses, or beneficiaries) of the Company or any Transferred Subsidiary, who work outside of the United States.

     “FRBNY” means the Federal Reserve Bank of New York.
     “FRBNY Liens” shall have the meaning set forth in the definition of Permitted Liens.
     “FRBNY NDA” shall have the meaning set forth in Section 6.05(c).
     “GAAP” means United States generally accepted accounting principles.
     “Government Recipients” shall have the meaning set forth in Section 6.05(c).
     “Governmental Approval” shall have the meaning set forth in Section 3.05(a).
     “Governmental Authority” means any federal, state, provincial or local domestic or foreign governmental, legislative, judicial, administrative, arbitral or regulatory or self-regulatory authority, agency, commission, body, court or entity.
     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered or issued by or with any Governmental Authority.
     “Group Relief” means any loss, allowance or other amount eligible for surrender by way of group relief in accordance with Chapter IV Part X Income and Corporation Taxes Act 1988 of the United Kingdom, or any successor legislation; or any tax refund eligible for surrender under section 102 of the United Kingdom Finance Act of 1989, or any successor legislation; or any equivalent loss amount, relief or entitlement which may be made available for tax purposes in any manner by one person to another person under the Law of the United Kingdom or any other jurisdiction (other than with respect to U.S. federal, state and local income taxes), whether or not the mechanism under the Laws of that jurisdiction whereby such amount, relief or entitlement is made available to that other person requires any form of fiscal consolidation, or the filing of a consolidated tax return.
     “Hazardous Material” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, polychlorinated biphenyl (PCB), radioactive material, or other compound, element or substance in any form (including products) regulated, restricted or addressed by or under any Environmental Law.
     “Hold Harmless Agreement” shall have the meaning set forth in the Recitals.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Indebtedness” means, without duplication, with respect to any Person, all liabilities, obligations and indebtedness of such Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property or services, excluding indebtedness of less than 60 days duration incurred in connection with purchases of merchandise and services in the Ordinary Course of Business or other indebtedness, including (a) all obligations and liabilities of such Person or any other Person secured by any Lien on such Person’s property, even though such Person shall not have assumed or become liable for the payment thereof (except unperfected Permitted Liens or Acquiror Permitted Liens, as the case may be, incurred in the Ordinary Course of Business and not in connection with the borrowing of money); (b) all obligations and liabilities of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles; (c) all obligations and liabilities created or arising under any conditional sale or other title retention agreement with respect to property used or acquired by such Person, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; (d) all obligations and liabilities under guarantees by such Person of indebtedness of another Person; (e) all obligations and liabilities of such Person in respect of letters of credit, bankers’ acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) all obligations of such Person evidenced by bonds, notes, debentures, or similar instruments; and (g) all obligations of such Person with respect to deposits or advances of any kind. Notwithstanding anything herein to the contrary, Indebtedness shall not include (i) any obligation of any Person to make any payment, hold funds or securities in trust or to segregate funds or securities for the benefit of one or more third parties (including any policyholder, pension fund or mutual fund shareholder or unitholder) pursuant to (A) any insurance or reinsurance contract, annuity contract, variable annuity contract, unit-linked or mutual fund account or other similar agreement or instrument, (B) any pension fund or mutual fund contract or (C) any capital redemption contract or suretyship contract issued pursuant to its insurance business license in the Ordinary Course of Business, (ii) any Indebtedness issued, assumed, guaranteed or otherwise incurred by any Insurance Company, for or on behalf of any separate account of such Insurance Company, in respect of which the recourse of the holder of such indebtedness is limited to assets of such separate account and no other assets or property whatsoever of the Company or the Transferred Subsidiary, (iii) any Indebtedness that is secured by a real property mortgage under which the recourse of the lender is limited to the relevant real property and no other assets or property whatsoever of the Company or the Transferred Subsidiary other than recourse liability for customary “bad boy” acts, (iv) the obligations of any investment funds Controlled by the Company that would be considered as liabilities of the Company on the consolidated financial statements prepared in accordance with GAAP but not, for the sake of clarity, in respect of indebtedness for borrowed money, (v) obligations under a Swap Contract (as defined in the LLC Agreement), (vi) obligations under or arising out of any employee benefit plan, employment contract or other similar arrangement in existence as of the Closing Date or (vii) obligations under any severance or termination of employment agreement or plan. For the avoidance of doubt, Indebtedness shall not include statutory liens incurred or advances or deposits or other security granted to any Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval of the Ordinary Course of Business.
     “Indemnification Collateral” shall have the meaning set forth in the Indemnification Control Agreement.
     “Indemnification Collateral Account” shall have the meaning set forth in the Indemnification Control Agreement.

     “Indemnification Collateral Account Funds” shall have the meaning set forth in the Indemnification Control Agreement.
     “Indemnification Control Agreement” shall have the meaning set forth in the Recitals.
     “Indemnified Party” shall have the meaning set forth in Section 11.04(a).
     “Indemnifying Party” shall have the meaning set forth in Section 11.04(a).
     “Indemnitee Adjustments” shall have the meaning set forth in Section 8.07(f)(iii).
     “Indemnitor Accounting Firm” shall have the meaning set forth in Section 8.07(f)(iv).
     “Indemnity Event” shall have the meaning set forth in Section 8.07(f)(i).
     “Independent Accounting Firm” shall have the meaning set forth in Section 8.07(f)(iii).
     “Independent Auditor” shall have the meaning set forth in Section 3.06(c).
     “Initial Additional Term” shall have the meaning set forth in the Transaction Services Agreement
     “Initial Allocation” shall have the meaning set forth in Section 8.05(h)(v)(A).
     “Initial Collateral” shall have the meaning set forth in the Indemnification Control Agreement
     “Initial Scheduled First Stock Purchase Date” shall have the meaning set forth in the Stock Purchase Contract Agreement.
     “Initial Scheduled Second Stock Purchase Date” shall have the meaning set forth in the Stock Purchase Contract Agreement.
     “Initial Scheduled Third Stock Purchase Date” shall have the meaning set forth in the Stock Purchase Contract Agreement.
     “Insurance Agreement” means (a) any reinsurance or retrocession Contract between the Parent or any of its Affiliates (other than the Company or any Transferred Subsidiary), on the one hand, and the Company or any Transferred Subsidiary, on the other hand, (b) any insurance policies purchased or obtained by the Company or any Transferred Subsidiary from the Parent or any of its Affiliates (other than the Company or any Transferred Subsidiary), which policy solely provides coverage to the Company or any Transferred Subsidiary, and (c) any other Contracts entered into in connection with any Contract or policy contemplated by clauses (a) or (b) of this definition.
     “Insurance Company” shall have the meaning set forth in Section 3.06(d).
     “Insurance Contract” means any insurance policy, annuity, binder, slip or contract or reinsurance treaty, contract, binder or slip issued by, with respect to the Company or any of its

Subsidiaries, an Insurance Company in connection with the Business or, with respect to the Acquiror or any of its Subsidiaries, an Acquiror Insurance Company in connection with the Acquiror Business as of the date hereof (in each case, including all applications, supplements, endorsements, certificates, riders, ancillary agreements and marketing materials pertaining thereto).
     “Insurance Law” shall have the meaning set forth in Section 3.10(d).
     “Insurance Permits” shall have the meaning set forth in Section 3.10(d).
     “Insurance Reserves” means any reserves, funds, or provisions for losses, claims, premiums, expenses and other liabilities in respect of Insurance Contracts.
     “Insurance Tax Reserves” means the tax reserves and other similar type liabilities required to be maintained by the Company and the Transferred Subsidiaries pursuant to Subchapter L of Chapter 1 of Subtitle A of the Code, and for purposes of calculating the earnings and profits or net income of any Non-U.S. Transferred Subsidiary that is a controlled foreign corporation as defined in Section 957 of the Code.
     “Intellectual Property” means: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, reissues, extensions and reexaminations of any of the foregoing, all patents that may issue on such applications, and all rights therein provided by applicable local Law, international treaties or conventions (“Patents”), (b) trademarks, service marks, trade dress, logos, designs, emblems, slogans, signs or insignia, Internet domain names, other similar designations of source, any and all common law rights thereto, and registrations and applications for registration of any of the foregoing (including intent-to-use applications), all rights therein provided by applicable local Law, international treaties or conventions and all reissues, extensions and renewals of any of the foregoing together with the goodwill symbolized by or associated with any of the foregoing (“Trademarks”), (c) copyrightable works and works of authorship (including software (in any form including source code and executable or object code) and subroutines), copyrights, whether or not registered, moral rights, rights of attribution and integrity and registrations and applications for registration of any of the foregoing, and all rights therein provided by applicable local Law, international treaties or conventions (“Copyrights”), (d) Trade Secrets, (e) data, databases and datasets, (f) rights of publicity and (g) the right to sue for past infringement of any of the foregoing.
     “Intercompany Agreements” means any Contract which (i) calls for a payment in excess of $1,500,000 in any 12-month period, or for the delivery of goods or services with a fair market value in excess of $1,500,000 in any 12-month period, during the remaining term thereof or (ii) provides for the receipt of any payments in excess of, or any property with a fair market value in excess of, $1,500,000 or more in any 12-month period during the remaining term thereof, in either case, between the Company or any Transferred Subsidiary, on the one hand, and the Parent, the Seller or any of their respective Affiliates (other than the Company and the Transferred Subsidiaries), on the other hand.

     “Intercompany Payable” means any account payable, loan, note, balance, advance, payable, obligation in respect of a derivative or other amount owed to the Parent or any Affiliate of the Parent (other than the Company or any Transferred Subsidiary) by the Company or any Transferred Subsidiary (i) that is required to be settled, discharged, offset, paid, repaid in full, terminated, commuted or extinguished pursuant to Section 6.08(a) or Section 6.08(c), or (ii) that was reflected on the Reference Balance Sheet and has been settled, discharged, offset, paid, repaid in full, terminated, commuted or extinguished prior to the date hereof.
     “Intercompany Receivable” means any account receivable, loan, note, balance, advance, payable, obligation in respect of a derivative or other amount owed to the Company or any Transferred Subsidiary by the Parent or any Affiliate of the Parent (other than the Company or any Transferred Subsidiary) (i) that is required to be settled, discharged, offset, paid, repaid in full, terminated, commuted or extinguished pursuant to Section 6.08(a) or Section 6.08(c), or (ii) that was reflected on the Reference Balance Sheet and has been settled, discharged, offset, paid, repaid in full, terminated, commuted or extinguished prior to the date hereof.
     “Interest Rate” means an interest rate per annum equal to the average of the three month LIBOR for United States dollars that appears on page LIBOR 01 (or a successor page) of the Reuters Telerate Screen as of 11:00 a.m. (London time) on each day during the period for which interest is to be paid.
     “Interim Preferred Stock Certificate of Designations” means each Certificate of Designation with respect to the Acquiror Interim Preferred Stock, substantially in the form of Exhibit N.
     “International Jurisdictions” means those jurisdictions listed on Schedule 6.11A and Schedule 6.11B to this Agreement.
     “Investment Asset Transactions” shall have the meaning set forth in Section 6.20(a)(i).
     “Investment Assets” shall have the meaning set forth in Section 3.17(a).
     “Investment Guidelines” shall have the meaning set forth in Section 3.17(a).
     “Investment Management Agreements” shall have the meaning set forth in Section 6.22(a).
     “Investor Rights Agreement” shall have the meaning set forth in the Recitals.
     “IRS” means the United States Internal Revenue Service.
     “Isle of Man” shall have the meaning set forth in Section 3.06(a).
     “Isle of Man SI Unaudited Reporting Package” shall have the meaning set forth in Section 3.06(a).
     “IT-Related Schedules” shall have the meaning set forth in Section 6.13(d)(i).

     “Italy Reserve Increase” shall have the meaning set forth in Section 11.02(a)(v).
     “ITEPA” means the United Kingdom Income Tax (Earnings and Pensions) Act 2003.
     “Japan Reserve” shall have the meaning set forth in Section 11.02(a)(vi).
     “Japan Reserve Increase” shall the meaning set forth in Section 11.02(a)(vi).
     “Japan and Greece Pension Plan Valuations” shall have the meaning set forth in Section 7.01(n).
     “Japanese Contingency Reserve Matter” means the matter described in Section 3.20(c)(6) of the Seller Disclosure Letter.
     “Joint Venture” means any partnership, joint venture, limited liability company, corporation, business trust or other entity to which the Company or any Transferred Subsidiary is a party to or member of, or that the Company or any Transferred Subsidiary holds, and in which the Company or any Transferred Subsidiary holds an interest of 25% or greater but 50% or less of the equity or voting rights of such joint venture.
     “Joint Venture Agreement” means any of the joint venture agreements set forth on Schedule 11.02(a)(ix) of the Seller Disclosure Letter, as amended or supplemented from time to time, and at any time.
     “Knowledge” of a Person means: (a) in the case of the Seller, the actual knowledge of any Person listed in Section 1.01(c) of the Seller Disclosure Letter, subject to the subject matter limitations set forth in such section of the Seller Disclosure Letter, (b) in the case of the Acquiror, the actual knowledge of any Person listed in Section 1.01(b) of the Acquiror Disclosure Letter, subject to the subject matter limitations set forth in such section of the Acquiror Disclosure Letter or (c) in the case of the Parent, the actual knowledge of any Person listed in Section 1.01(b) of the Seller Disclosure Letter, subject to the subject matter limitations set forth in such section of the Seller Disclosure Letter.
     “Law” means any federal, state, provincial or local, domestic or foreign law, statute, legislation, code, treaty, ordinance, or common law or any rule, regulation, judgment, order, writ, injunction, ruling, decree, agency requirement or other requirement or rule of law of any Governmental Authority or Tax Authority.
     “Leased Real Properties” shall have the meaning set forth in Section 3.19(b).
     “Letter of Credit” means an irrevocable, transferable, standby letter of credit, issued by a major U.S. commercial bank or a U.S. branch office of a foreign bank, in either case, with a Credit Rating of at least (a) “A-” by S&P and “A3” by Moody’s, if such entity is rated by both S&P and Moody’s or (b) “A-” by S&P or “A3” by Moody’s, if such entity is rated by either S&P or Moody’s, but not both, in a form reasonably to be agreed by the parties.
     “Licensed Intellectual Property” means the Intellectual Property owned by a third party that is used by or for the benefit of the Company or any of the Transferred Subsidiaries.

     “Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.
     “Litigation Hold” means the information, documents, records and materials that fall within the scope of a preservation notice issued by a Person that owns, possesses, has custody of or controls such information, documents, records and materials in connection with any pending or reasonably anticipated litigation, arbitration, mediation (or other form of dispute resolution), third party subpoena, Governmental Order or regulatory inquiry.
     “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of ALICO Holdings LLC, dated as of December 1, 2009, as amended from time to time.
     “Loan Interest” means all indebtedness for money borrowed in excess of $5,000,000 that is owed by any Person (other than the Company or any Transferred Subsidiary), and all direct and indirect interests in such Indebtedness for money borrowed, which in any such case is secured by a Lien on real property, any interest in real property or the partnership interests, membership interests, shares of stock or other ownership interests in any Person whose direct or indirect assets are substantially related to real property or interests therein, including mortgage loans, deed of trust loans, mezzanine loans, and any participation or other interests therein.
     “Loan Interest Documents” means all documents and instruments which evidence or secure any Loan Interest owned by the Company or any Transferred Subsidiary.
     “Loss Amount” shall have the meaning set forth in Section 8.07(f)(i).
     “Losses” means any and all losses, damages, costs (including costs of remediation), expenses, liabilities, settlement payments, assessments, awards, settlements, judgments, fines, penalties, obligations, claims and deficiencies of any kind, including reasonable legal and other professional fees and disbursements, but for purposes of Article XI and Article VIII shall exclude punitive, exemplary or consequential damages or lost profits except (i) punitive, exemplary or consequential damages or lost profits recovered by third parties in connection with Third Party Claims, which shall, for purposes of this clause (i), include claims brought against a party to this Agreement (including the Company and the Transferred Subsidiaries) by a person that is not a party to this Agreement and is not an Affiliate of the Acquiror to the extent such claim gives rise to an indemnity under Article VIII (ii) lost profits in connection with the Covered Japan Privacy Breach Matter resulting directly from any sanctions imposed by the Japanese Financial Services Authority and (iii) lost profits to the extent that a trier of fact would take lost profits into account for purposes of determining Losses resulting from diminution of value; provided, however, in the case of the Covered Italian Unit Linked Matter and the Covered PAB/PRF Matters, Losses shall exclude Losses resulting from diminution of value.
     “LTI Plan” shall have the meaning set forth in Section 7.01(e).
     “Material Contract” means, together with any amendments or supplements thereto, (a) any Contract to which the Company or any of the Transferred Subsidiaries is a party or by which their respective assets or properties are bound (other than Real Property Leases, Insurance

Contracts entered into by the Insurance Companies in the Ordinary Course of Business, Reinsurance Contracts, Producer Contracts, Benefit Plans and Related Party Agreements) which (i) calls for the payment, whether contingent or otherwise, by or on behalf of the Company or any Transferred Subsidiary in excess of $1,500,000 in any 12-month period, or for the delivery by the Company or any Transferred Subsidiary of goods or services with a fair market value in excess of $1,500,000 in any 12-month period, during the remaining term thereof, (ii) provides for the Company or any Transferred Subsidiary to receive any payments in excess of, or any property with a fair market value in excess of, $1,500,000 or more in any 12-month period during the remaining term thereof, or (iii) contains covenants restricting the ability of the Company or any Transferred Subsidiary to engage in any line of business including, without limitation, acquiring, selling, owning or managing Investment Assets, engage in business in any geographical area or compete with any Person, (b) any Joint Venture or material partnership Contract to which the Company or any of the Transferred Subsidiaries is a party or any Contract to which the Company or any of the Transferred Subsidiaries is a party providing for the sharing of losses and profits, (c) any Contract to which the Company or any of the Transferred Subsidiaries is a party (i) relating to the acquisition or disposition of any material business (whether by merger, acquisition or sale of stock or assets or otherwise) or any material amount of assets (other than Investment Assets) (x) entered into on or after December 31, 2007 or (y) pursuant to which the Company or any Transferred Subsidiary has any continuing indemnification or other obligation to another Person party thereto.
     “Material Permits” shall have the meaning set forth in Section 3.10(a).
     “Material Subsidiary” means each Subsidiary of the Acquiror that satisfies the definition of “significant subsidiary” in Rule 1-02(w) of Regulation S-X (17 CFR 210) determined as of December 31, 2008, but excluding any Subsidiary (an “Investment Subsidiary”) established in connection with the ownership and investment management of the general account assets of any Acquiror Insurance Company, except that, so long as the consolidated assets of the Investment Subsidiaries of any Acquiror Insurance Company exceed 25% of the consolidated assets of such Acquiror Insurance Company, each such Investment Subsidiary shall be deemed to be a Material Subsidiary.
     “Materials” shall have the meaning set forth in Section 6.10(c).
     “Migration Services” shall have the meaning set forth in the Transition Services Agreement.
     “MLIC” means Metropolitan Life Insurance Company, a New York corporation.
     “Moody’s” shall have the meaning set forth in Section 8.03(d)(iv).
     “Multinational Pooling Business” means the business of providing information and reporting services and aggregating into a pool the results of two or more employee benefit policies of group life insurance (other than policies of group Simple Life Insurance) issued to U.S. based multinational corporations and their affiliates insuring employees who are employed outside of the United States and distributing positive experience within such pool at the direction of the policyholder.

     “NAIC” means the National Association of Insurance Commissioners.
     “Nan Shan” means the Nan Shan Life Insurance Company, Ltd.
     “Negative Conditions or Restrictions” shall have the meaning set forth in Section 6.06(c).
     “Non-Cash Consideration” means the Preferred Stock Consideration to be issued and delivered pursuant to this Agreement, together with the Equity Units and the Common Stock Consideration to be issued and delivered to the Seller pursuant to this Agreement.
     “Non-Compete Period” shall have the meaning set forth in Section 6.11(a).
     “Non-IT Related Schedules” shall have the meaning set forth in Section 6.13(d)(i).
     “Non-U.S. Transferred Subsidiary” means any Transferred Subsidiary other than a U.S. Transferred Subsidiary.
     “Nonqualified Accrued Liability” shall have the meaning set forth in Section 7.01(l)(i).
     “Normal Common Equity Units” shall have the meaning set forth in the Stock Purchase Contract Agreement.
     “Notice of Insurance” shall have the meaning set forth in Section 11.07(d).
     “Notice of Purchase Price Adjustment Disagreement” shall have the meaning set forth in Section 2.07(i).
     “NYSE” shall have the meaning set forth in Section 2.03(d).
     “Office of the Special Master for TARP Executive Compensation” means the individual appointed by the U.S. Treasury Department to oversee the compensation of top executives at companies that have received TARP funding.
     “Ordinary Course of Business” means with respect to a Person, the ordinary course of business of such Person, consistent with past practice subject (for the purposes only of clause (E)(2) of Section 8.01(a)) to such day to day, non-structural changes by such Person and/or its Affiliates as are reasonably necessary in light of the current operating conditions and developments with respect to such Person and/or its Affiliates.
     “Other Party’s Confidential Information” shall have the meaning set forth in Section 6.05(b).
     “Owned Intellectual Property” means the Intellectual Property in which the Company or any Transferred Subsidiary has or purports to have an ownership interest (solely, or jointly with any other Person).
     “Owned Real Property” shall have the meaning set forth in Section 3.19(a).
     “PAB/PRF Reserve” shall have the meaning set forth in Section 11.02(a)(iii).

          “PAM” means Princeton Asset Management portfolio management and accounting software, provided by Princeton Financial Systems, a subsidiary of State Street Corp. and Charles River Development.
          “Parent” shall have the meaning set forth in the Preamble hereto.
          “Parent Accounting Policies” shall have the meaning set forth in Section 3.06(a).
          “Parent Bankruptcy” means any of the following events: (a) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Parent in an involuntary case or proceeding under any Bankruptcy Law or (ii) a decree or order approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Parent under any Bankruptcy Law or ordering the winding up or liquidation of its affairs, and the continuance of such decree or order for thirty (30) consecutive days; (b) the appointment by the United States Secretary of the Treasury of the Federal Deposit Insurance Corporation as receiver of the Parent or any substantial part of its property or the entry by a court having jurisdiction in the premises of a decree or order appointing any receiver, liquidator, assignee, trustee, administrator, sequestrator or other similar official of the Parent or any substantial part of its property, and the continuance of such appointment for thirty (30) consecutive days; or (c) the commencement by the Parent of a voluntary case or proceeding under any Bankruptcy Law or the consent by it to the entry of a decree or order for relief in respect of the Parent in an involuntary case or proceeding under any Bankruptcy Law, or the filing by it of a petition seeking reorganization or relief under any Bankruptcy Law, or the consent by it to the filing of such petition or to the appointment of any receiver (including the Federal Deposit Insurance Corporation), liquidator, assignee, trustee, administrator, sequestrator or other similar official of the Parent or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Parent in furtherance of any such action.
          “Parent Entity” and “Parent Entities” means each of the Parent, the Seller and their respective controlled Affiliates; provided, that the following shall be excluded from this definition as used in this Section 6.11 for all purposes: (a) American International Assurance Limited and its controlled Affiliates; (b) any Person that purchases or receives a Parent Entity or assets, operations or a business of a Parent Entity, if such Person is not a Subsidiary of Parent after such transaction is consummated; (c) any Affiliate of Parent in which a Person who is not an Affiliate of Parent holds equity interests; and (d) any such Affiliate (and each of its controlled Affiliates) shall cease to be a Parent Entity upon the listing on an internationally recognized securities exchange of the securities of such Affiliate (or its Affiliate or any successor person or person acquiring assets or securities of any such Affiliate) or the sale of the voting securities of such Affiliate that results in such Affiliate no longer being an Affiliate of the Parent or the Seller.
          “Parent Event” shall have the meaning set forth in the definition of “Company Material Adverse Effect”.
          “Parent Fundamental Representations” means representations and warranties made in Section 4.01 (Incorporation and Authority of the Parent), Section 4.02 (Capital Structure of the Seller) and Section 4.03(a) (No Conflict).

          “Parent Group” shall mean the “affiliated group” (as defined in section 1504(a) of the Code) of which the Parent is the common parent that has elected to file a consolidated U.S. federal income tax return.
          “Parent Names and Marks” shall have the meaning set forth in Section 6.10(a).
          “Parent Nonqualified Plans” shall have the meaning set forth in Section 7.01(l)(i).
          “Parent Service” shall have the meaning set forth in the Transition Services Agreement.
          “Parent’s Pension Plan” shall have the meaning set forth in Section 7.01(j)(i).
          “Parent’s Savings Plan” shall have the meaning set forth in Section 7.01(j)(i).
          “Partially Agreed Schedules” shall have the meaning set forth in Section 6.13(d)(i).
          “Patents” shall have the meaning set forth in the definition of “Intellectual Property”.
          “Pension Plan” means each Benefit Plan that is subject to ERISA, that is an “employee pension benefit plan” within the meaning of section 3(2) of ERISA, and that is intended to be a tax-qualified defined benefit pension plan under section 401(a) of the Code, including, but not limited to, the Parent Pension Plan.
          “Permits” shall mean qualifications, registrations franchises, filings, licenses, permits, certificates, consents, approvals or authorizations issued or granted by Governmental Authorities
          “Permitted Liens” means the following Liens, provided in all events, such Liens and each of the items set forth in (a) through (q) below will not, individually or in the aggregate (i) materially interfere with the conduct of the Ordinary Course of Business, or (ii) materially interfere with the continued use, operation or occupancy of the Owned Real Property or Leased Real Property by the Company or the Transferred Subsidiaries in a manner consistent with the present use: (a) statutory Liens for Tax that are not yet due or payable or that are being contested in good faith by appropriate proceedings and with respect to which adequate accruals or reserves have been established; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due or payable arising in the Ordinary Course of Business consistent with past practices or which are being contested in good faith by appropriate proceedings and with respect to which adequate accruals or reserves have been established; (c) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval; (d) pledges or deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance or other types of social security; (e) easements, rights of way, covenants, restrictions, licenses and other similar encumbrances of record; (f) Liens not created by the Company or any of the Transferred Subsidiaries that affect the underlying fee interest of any Leased Real Property; provided, that the Company or the Transferred Subsidiary, as applicable, continue to enjoy any non-disturbance rights with respect to any such Leased Real Property; (g) zoning, building and other generally applicable land use restrictions; (h) Liens that have been placed by a third party on the fee title of the real property constituting the Leased Real Property or real property over which the Company or the Transferred Subsidiaries have easement rights; provided that the Company or the Transferred Subsidiary, as applicable, continue to enjoy non-disturbance rights with respect to any such Leased Real Property; (i) any set of facts an accurate up-to-date survey would show; (j) pledges or other collateral assignments of assets, including by means of a credit for reinsurance trust, to or for the benefit of cedents under reinsurance written by an Insurance Company, for purposes of statutory accounting credit; (k) Liens granted under securities lending and borrowing agreements, repurchase and reverse repurchase agreements and derivatives entered into in the Ordinary Course of Business; (l) clearing and settlement Liens on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and holding them with custodians in the Ordinary Course of Business; (m) licenses affecting Intellectual Property owned by the Company and the Transferred Subsidiaries, provided that such licenses have been provided or made available to the Acquiror; and (n) prior to the Closing, any Liens created by (x) the Guarantee and Pledge Agreement, dated as of September 22, 2008 (as may be amended, modified, or supplemented from time to time), between the Seller and the FRBNY or (y) the Credit Agreement, dated as of September 22, 2008 (as may be amended, modified, or supplemented from time to time), between the Seller and the FRBNY (the foregoing (x) and (y) collectively, the “FRBNY Liens”).
          “Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
          “Pledge Agreement” shall have the meaning set forth in the definition of “Equity Units Documents”.
          “Pledge Collateral” shall have the meaning set forth in the Indemnification Control Agreement.
          “Pledge Collateral Agent” shall have the meaning set forth in the Indemnification Control Agreement.
          “Post-Closing Adjustment” shall have the meaning set forth in Section 2.09(c).
          “Post-Closing Company Risk-Based Capital” shall have the meaning set forth in Section 2.07(d).
          “Post-Closing Company Risk-Based Capital Ratio” means the ratio expressed as a percentage of the Post-Closing Total Adjusted Capital to the Post-Closing Company Risk-Based Capital.
          “Post-Closing Contract” means any Insurance Contract or other product sold by the Company or a Transferred Subsidiary during any period beginning after the Closing Date that is substantially the same as a Pre-Closing Contract.
          “Post-Closing Financial Deliverables” shall have the meaning set forth in Section 2.07(e).
          “Post-Closing Intercompany Balances Adjustment Amount” shall have the meaning set forth in Section 2.09(b).

          “Post-Closing Product Claim” shall have the meaning set forth in Section 8.07(c)(i)(B).
          “Post-Closing Quarterly Statutory Statements” shall have the meaning set forth in Section 2.07(d).
          “Post-Closing Risk-Based Capital True-Up Amount” shall have the meaning set forth in Section 2.09(a).
          “Post-Closing Taxable Period” means a taxable period, excluding a Straddle Period that, to the extent it relates to the Company or a Transferred Subsidiary, begins after the Closing Date.
          “Post-Closing Total Adjusted Capital” shall have the meaning set forth in Section 2.07(d).
          “Pre-Closing Company Risk-Based Capital” shall have the meaning set forth in Section 2.07(d).
          “Pre-Closing Company Risk-Based Capital Ratio” means the ratio expressed as a percentage of the Pre-Closing Total Adjusted Capital to the Pre-Closing Company Risk-Based Capital.
          “Pre-Closing Contract” means any Insurance Contract or other product sold by the Company or a Transferred Subsidiary during any period ending on or prior to the Closing Date.
          “Pre-Closing Product Claim” shall have the meaning set forth in Section 8.07(c)(i)(A).
          “Pre-Closing Quarterly Statutory Statements” shall have the meaning set forth in Section 2.07(d).
          “Pre-Closing Taxable Period” means a taxable period, excluding a Straddle Period, that, to the extent it relates to the Company or a Transferred Subsidiary, ends on or before the Closing Date.
          “Pre-Closing Total Adjusted Capital” shall have the meaning set forth in Section 2.07(d).
          “Preferred Stock Consideration” shall have the meaning set forth in Section 2.03(d).
          “PRF” shall have the meaning set forth in Section 6.22(c).
          “PRF Guarantee Losses” shall have the meaning set forth in Section 11.02(a)(iii).
          “Producer Contracts” means Broker Contracts and Client Company Contracts.
          “Proscribed Recipient” shall have the meaning set forth in Section 3.31(a).
          “Prospective Change of Law” shall have the meaning set forth in Section 8.07(b)(ii).
          “Prospective Joint Venture” shall have the meaning set forth in Section 6.12(a).

          “Protected Recovery Fund” shall have the meaning set forth in the definition Covered PAB PRF Matters Losses.
          “Purchase Price” means the Cash Consideration plus the Non-Cash Consideration, as adjusted pursuant to Section 2.09.
          “Purchase Price Adjustment Consultation Period” shall have the meaning set forth in Section 2.07(j).
          “Purchase Price Adjustment Review Period” shall have the meaning set forth in Section 2.07(g).
          “Quarter-End Date” shall have the meaning set forth in Section 2.07(e).
          “Quarterly Amounts” shall have the meaning set forth in Section 2.07(d).
          “Quarterly Risk-Based Capital Worksheet” shall have the meaning set forth in Section 2.07(d).
          “Quarterly Statutory Deliverables” shall have the meaning set forth in Section 2.07(d).
          “Quarterly Statutory Statements” shall have the meaning set forth in Section 2.07(d).
          “RBC Deficit” means, as of the Closing, the amount (if positive), expressed in U.S. Dollars, equal to 400% of the Company Risk-Based Capital as of the Closing Date minus the Company’s Total Adjusted Capital as of the Closing Date.
          “RBC Instructions” means the Life Risk-Based Capital instructions of the National Association of Insurance Commissioners in effect as of December 31, 2009.
          “Real Estate Venture” means any partnership, joint venture, limited liability company, corporation, business trust or other entity, the direct or indirect assets of which are substantially related to real property or interests therein.
          “Real Estate Venture Documents” means the documents and instruments which establish or evidence a Real Estate Venture as to which the Company or any Transferred Subsidiary holds any ownership interest, including partnership agreements, limited liability company agreements, joint venture documents, charters, by-laws, certificates of formation or incorporation, shareholder agreements and all documents related to the formation, ownership, management and operation of any such Real Estate Venture.
          “Real Property Leases” shall have the meaning set forth in Section 3.19(b).
          “Record Date” shall have the meaning set forth in Section 2.06(b).
          “Reference Balance Sheet” shall have the meaning set forth in Section 3.06(a).
          “Reference Income Statement” shall have the meaning set forth in Section 3.06(a).

          “Registered Intellectual Property” means all Intellectual Property that the Company or any Transferred Subsidiary purports to own (solely, or jointly with any other Person) that is registered, filed or issued under the authority of any Governmental Authority (or, with respect to an Internet domain name, is filed or issued under the authority of a domain name registrar), or for which an application to register has been filed with any Governmental Authority, constituting registered Copyrights, registered Trademarks, issued Patents and all pending applications for any of the foregoing.
          “Reinsurance Contract” means any reinsurance and retrocession treaties and agreements in effect as of the date hereof that the annual premium associated therewith is greater than or equal to $1,500,000 or the liabilities or reserves in association therewith are greater than or equal to $1,500,000 under which any Insurance Company may be either obligated to make payments or be eligible to continue to receive benefits, to which any of the Insurance Companies is a party (whether as a ceding or assuming company) or by or to which any of them are bound or subject, as each such treaty or agreement may have been amended, modified or supplemented.
          “Related Party Agreements” means (i) any Intercompany Agreement and (ii) any Contract which (x) calls for any payment, whether contingent or otherwise, in excess of $1,500,000 in any 12-month period, or for the delivery of goods or services with a fair market value in excess of $1,500,000 in any 12-month period, during the remaining term thereof or (y) provides for the receipt of any payments in excess of, or any property with a fair market value in excess of, $1,500,000 or more in any 12-month period during the remaining term thereof between (A) any officer, director, or shareholder of the Parent, the Seller or any of their respective Affiliates (including the Company and any Transferred Subsidiary) or, to the Knowledge of the Seller, any member of any such Person’s immediate family or an entity controlled by one or more of the foregoing, on the one hand, and (B) the Company or any Transferred Subsidiary, on the other hand.
          “Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission.
          “Relevant Member” shall have the meaning set forth in Section 7.01(k)(iii).
          “Remainder Amount” shall have the meaning set forth in Section 8.07(f)(v).
          “Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, members, partners, principals, consultants, accountants, investment bankers or other representatives of such Person and of such Person’s Affiliates.
          “Requested License” shall have the meaning set forth in Section 6.13(c)(iii)(C).
          “Required Information” shall have the meaning set forth in Section 6.16(h)(vii).
          “Required Pre-Close Separation Action” shall have the meaning set forth in Section 6.13(a).
          “Required Separation Actions” shall have the meaning set forth in Section 6.13(a).

          “Reserve Tax Indemnity” shall have the meaning set forth in Section 8.07(a)(i).
          “Reserve Tax Losses” shall have the meaning set forth in Section 8.07(a)(i)(B).
          “Reserved Amount” means, as of a date on which Indemnification Collateral is released, Indemnification Collateral with an aggregate Fair Value equal to the sum of (x) any payment obligations of the Seller to the Acquiror or the Acquiror Indemnified Parties under Article II or Section 11.05 of this Agreement which have not been satisfied as of such date of release and (y) the aggregate amount of claims made by the Acquiror Indemnified Parties under (i), Article II, (ii) Article VIII (to the extent provided in Section 8.05(n))or (iii) Section 11.04 of this Agreement that in any such case have not yet been paid or otherwise reduced as of such date.
          “Restricted Activity” shall have the meaning set forth in Section 6.11(a).
          “Restricted Information” shall have the meaning set forth in Section 8.07(f)(iv).
          “Restricted International Business” means the business of marketing, underwriting, issuing, and administering universal life insurance products, variable life insurance products, pension products, annuities products, guaranteed and non-guaranteed insurance savings products and Simple Life Insurance products; provided that for the avoidance of doubt the Restricted International Business shall not include accident and health insurance products, property and casualty insurance products and Takaful products.
          “Restricted U.S. Business” means the business of marketing, underwriting, issuing and administering the Third Country National Business and the Multinational Pooling Business.
          “Restrictions” shall have the meaning set forth in Section 3.32(a).
          “Retained Affiliate” means any Affiliate of the Seller other than the Company or the Transferred Subsidiaries.
          “Retained Affiliate Group” means a group of corporations filing a combined, consolidated or unitary state, local or foreign tax return that includes a Retained Affiliate.
          “Review Period” shall have the meaning set forth in Section 8.07(f)(iii).
          “Rights” shall have the meaning set forth in Section 3.03(a).
          “Risk-Based Capital Calculation Methodology” means the calculation methodologies for determining the Company’s Total Adjusted Capital and the Company Risk-Based Capital set forth in Exhibit I attached hereto.
          “S&P” shall have the meaning set forth in Section 8.03(d)(iv).
          “Sanctioned Party” means: (i) a “Blocked Person,” “Specially Designated National,” “Specially Designated Terrorist,” “Specially Designated Global Terrorist,” “Foreign Terrorist Organization” or “Specially Designated Narcotics Trafficker” within the meaning of OFAC Sanctions or (ii) a Person who is otherwise subject to OFAC Sanctions, including but not limited to (A) public authorities, entities and nationals of Cuba and (B) as to Burma, Iran, Syria and Sudan, public authorities, entities that are government owned or controlled, and individuals who are employed by or represent such public authorities or entities.
          “SAP” means, as to any entity, the accounting practices prescribed or permitted by applicable insurance Law and the insurance regulatory authorities, in each case of the jurisdiction in which such entity is domiciled or the applicable jurisdiction in which such entity is regulated by an insurance regulatory authority, as applicable.
          “Schedule of Actual Closing Intercompany Balances” shall have the meaning set forth in Section 2.07(c).
          “Schedule of Designated Amounts” shall mean the schedule set forth on Section 1.01 of the Seller Disclosure Letter.
          “Schedule of Estimated Closing Intercompany Balances” shall have the meaning set forth in Section 2.07(b)(i).
          “Schedule of Final Closing Intercompany Balances” shall have the meaning set forth in Section 2.07(k).
          “SEC” means the United States Securities and Exchange Commission.
          “Second Designated Reinsurance Agreement” means the reinsurance agreement, last executed on April 16, 2001, set forth in Section 11.02(a)(vii) of the Seller Disclosure Letter and identified as such, as amended, or supplemented from time to time, and at any time.
          “Section 6.08(g) Asset” shall have the meaning set forth in Section 6.08(g).
          “Section 6.08(g) Information” shall have the meaning set forth in Section 6.08(g).
          “Section 75 Debt” shall have the meaning set forth in Section 7.01(k)(v).
          “Section 338 Election” shall have the meaning set forth in Section 8.05(h)(i).
          “Section 11.03(a)(i) Losses” shall have the meaning set forth in Section 11.03(b).
          “Securities Act” means the Securities Act of 1933.
          “Securities Intermediary” shall have the meaning set forth in the Indemnification Control Agreement.
          “Securities Lending Management” means any transaction undertaken to manage liquidity of the Company or any of the Transferred Subsidiaries in connection with the existing and ongoing securities lending program up to the amounts set forth on Section 1.01(e) of the Seller Disclosure Letter and in the Ordinary Course of Business or the unwinding of such securities lending program.

          “Seller” shall have the meaning set forth in the Preamble hereto.
          “Seller Disclosure Letter” shall have the meaning set forth in the first paragraph of Article III.
          “Seller Fundamental Representations” means the representations and warranties made in Section 3.01 (Incorporation, Qualification and Authority of the Seller), Section 3.02 (Incorporation, Qualification and Authority of the Company and the Transferred Subsidiaries) only to the extent applicable to the Company, Section 3.03(a) and (b) (Capital Structure of the Company and the Transferred Subsidiaries, Ownership and Transfer of Shares), Section 3.04(a) (No Conflict) only to the extent applicable to the Seller or the Company and Section 3.35 (Brokers).
          “Seller Guaranty” shall have the meaning set forth in Section 6.09(a).
          “Seller Indemnified Parties” shall have the meaning set forth in Section 11.03(a).
          “Senior Partner” means any Employee who is a participant in the Seller’s Senior Partners Plan, but shall not include any “senior executive officer” of the Seller, as defined in subsection 111(b)(3) of the Emergency Economic Stabilization Act of 2008.
          “Separate Escrow Account” shall have the meaning set forth in Section 8.07(f)(v).
          “Separation Adjustment” shall have the meaning set forth in Exhibit M.
          “Separation Excess Amount” shall have the meaning set forth in Section 2.09(c).
          “Series C Make-Whole Table” shall have the meaning set forth in the Stock Purchase Contract Agreement.
          “Series D Make-Whole Table” shall have the meaning set forth in the Stock Purchase Contract Agreement.
          “Series E Make-Whole Table” shall have the meaning set forth in the Stock Purchase Contract Agreement.
          “Service” shall have the meaning set forth in the Transition Services Agreement.
          “Set-Up Costs” shall have the meaning set forth in the Transition Services Agreement.
          “Settlement Value” means the actual amount for which any Intercompany Payable or Intercompany Receivable is settled, discharged, offset, paid, repaid in full, terminated, commuted or extinguished whether at or prior to the Closing Date, or, as permitted by Section 6.08(a), within ten (10) days after the Closing Date, whether in whole or in part or in one or a series of transactions.
          “Shares” shall have the meaning set forth in the Recitals.

          “SI Unaudited Reporting Packages” shall have the meaning set forth in Section 3.06(a).
          “Simple Life Insurance” means credit life insurance products, mortgage life insurance products, term life insurance products, whole life insurance products, funeral benefits products and endowment products; provided that for the avoidance of doubt Simple Life Insurance shall not include accident and health insurance products, property and casualty insurance products and Takaful products.
          “Special Asset Protection Agreement” shall have the meaning set forth in the Recitals.
          “Special Indemnity Period” shall have the meaning set forth in Section 8.07(b)(i).
          “Special Payment” shall have the meaning set forth in Section 11.05(a).
          “Spin-Off Change of Control Transaction” shall have the meaning set forth in Section 6.11(d)(ii).
          “Spin-Off Transaction” means a distribution of equity or other interests in any Covered Business to the stockholders of the Parent or an initial public offering of equity securities or other interests in any Covered Business.
          “SPV 338 Election” means the elections filed under section 338 of the Code by the Parent and/or the Seller with respect to the purchase of the stock of the Company by the Seller pursuant to the SPV Purchase Agreement.
          “SPV 338 Election PLR” means PLR 134729-09 dated November 18, 2009 that was issued to the Parent, the Company and the Seller.
          “SPV Purchase Agreement” means the Purchase Agreement, dated as of June 25, 2009, between the Parent and the FRBNY.
          “Standard & Poor’s” shall mean Standard & Poor’s Financial Services LLC.
          “Statutory Statements” shall have the meaning set forth in Section 3.06(d).
          “Stock Purchase Contracts” shall have the meaning set forth in the Stock Purchase Contract Agreement.
          “Stock Purchase Contract Agent” shall have the meaning set forth in the Stock Purchase Control Agreement.
          “Stock Purchase Contract Agreement” shall have the meaning set forth in the definition of the term “Equity Units Documents.”
          “Stockholders Meeting” shall have the meaning set forth in Section 6.17(a).
          “Straddle Period” means a taxable period that, to the extent it relates to the Company or a Transferred Subsidiary, includes, but does not end on, the Closing Date.

          “Subsequently Prepared Audited Financial Statements” shall have the meaning set forth in Section 3.06(c).
          “Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly beneficially owned or Controlled by such Person.
          “Survival Period” shall have the meaning set forth in Section 11.01(a).
          “Swap Contract” shall have the meaning set forth in the LLC Agreement.
          “Target Completion Date” shall have the meaning set forth in Section 6.13(a).
          “TARP” means the Troubled Asset Relief Program enacted under the Emergency Economic Stabilization Act of 2008.
          “Tax” or “Taxes” means all federal, state, local or foreign taxes, charges, imposts, payments in lieu, and levies or other assessments or charges of any kind whatsoever, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, premium, alternative or add-on minimum, single business, margin, inventory, capital stock, bulk, production, recording, registration, mortgage, stamp, real estate excise, withholding, payroll, employment, social security, unemployment, excise, guaranty fund assessments and similar contributions or payments to a solvency or insolvency fund or pool, occupation, real property, personal property, environmental, intangible property and estimated taxes, customs duties, all obligations to make a payment in consideration of the surrender of Group Relief and any associated interest, or closing agreement entered into with a Tax Authority, and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority or Tax Authority with respect thereto, except that Tax or Taxes should not include the financial crisis responsibility fee or any other similar taxes imposed after the date hereof.
          “Tax Account” shall have the meaning set forth in Section 8.03(d)(i)(B).
          “Tax Adjustment” shall have the meaning set forth in Section 8.07(f)(i).
          “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
          “Tax Benefits & Detriments Notice” shall have the meaning set forth in Section 8.07(f)(iii).
          “Tax Controversy” shall have the meaning set forth in Section 8.03(a)(i).

          “Tax Controversy Shortfall Amount” shall have the meaning set forth in Section 8.03(d)(ii)(B).
          “Tax Losses” shall have the meaning set forth in Section 8.01(h).
          “Tax Relief” means any relief, reduction, allowance or credit in respect of any tax or any deduction in computing, or item offsettable against, income, profits or gains for the purposes of any tax (other than with respect to U.S. federal, state and local income tax).
          “Tax Returns” means any federal, state, local or foreign (including any other governmental subdivision) returns, reports, elections, estimates, declarations, information statements and other forms and documents (including all schedules, exhibits, and other attachments thereto) or any amendment to any of the foregoing, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or the Transferred Subsidiaries relating to, and required to be filed or maintained in connection with, the calculation, determination, assessment or collection of, any Taxes (including estimated Taxes).
          “Tax Sharing Agreements” shall have the meaning set forth in Section 8.05(i)(i).
          “Taxes Act” means the United Kingdom Income and Corporation Taxes Act 1988.
          “Third Country National Business” means the business of marketing, underwriting, issuing and administering group life insurance and group pension products (other than products for group Simple Life Insurance) to U.S. based multinational corporations insuring exclusively employees who are U.S. citizens and are employed outside of the United States.
          “Third Party Claim” shall have the meaning set forth in Section 11.04(a).
          “Third Party Consent” shall have the meaning set forth in Section 6.06(e).
          “Total Adjusted Capital” means the Company’s Total Adjusted Capital calculated as of any date in accordance with the Risk-Based Capital Calculation Methodology.
          “Total Closing Date Adjustment” shall have the meaning set forth in Section 2.08(d).
          “Trademarks” shall have the meaning set forth in the definition of “Intellectual Property”.
          “Trade Secrets” means trade secrets and all other proprietary confidential information, including customer lists, forms and types of financial, business, scientific, technical, economic, or engineering information or know-how, including algorithms, apparatuses, patterns, plans, compilations, program devices, formulae, designs, prototypes, methods, techniques, processes, inventions, procedures, programs or codes.
          “Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.
          “Transaction Date” shall have the meaning set forth in Section 6.11(c)(i).

          “Transfer Taxes” means any real property transfer or gains, real property, excise, sales, use, documentary, transfer, otherwise irrecoverable value added, stock transfer, and stamp Taxes, any transfer, recording, registration, and other fees, and any similar Taxes imposed on the transactions (or deemed transactions) contemplated by this Agreement and the Ancillary Agreements and all transactions involving the ownership, acquisition, or perfection of security interests in the Investment Assets (for the avoidance of doubt, Transfer Taxes do not include any Taxes imposed, in whole or in part, on the basis of net income by any Tax Authority).
          “Transferred Subsidiaries” shall have the meaning set forth in the Recitals.
          “Transition Services Agreement” shall have the meaning set forth in the Recitals.
          “UCC” means the Uniform Commercial Code of the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in the Control Account, any financial assets and security entitlements credited thereto or any proceeds thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall, in addition, mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
          “UK Employer” shall have the meaning set forth in Section 7.01(k)(i).
          “UK Group” means each member of the group of companies comprising the Company and each Transferred Subsidiary which is resident in the United Kingdom for the purposes of United Kingdom corporation tax or which carries on a trade through a permanent establishment in the United Kingdom.
          “UK Pension Plan” shall have the meaning set forth in Section 7.01(k).
          “Underlying Funds” shall have the meaning set forth the definition of “Covered Italian Unit Linked Matter”.
          “United States” means the United States of America, including its territories and possessions.
          “U.S. Benefit Plan” shall have the meaning set forth in Section 3.13(b).
          “U.S. Employees” shall have the meaning set forth in Section 7.01(c)(ii).
          “U.S. Tax Authority” means any Governmental Authority of the United States of America or any state or locality within the United States of America having jurisdiction over the assessment, determination, collection or imposition of any Tax.
          “U.S. Transferred Subsidiary” means a Transferred Subsidiary that is a U.S. person as defined under section 7701(a) of the Code.
          “U.S. Treasury” means the United States Department of the Treasury.

          “Valuation Agent” shall have the meaning set forth in Section 11.05(e)(i).
          “VAT” means the tax imposed in accordance with Directive 2006/112/EC and any permitted derogations therefrom, as well as any equivalent or similar tax imposed under the laws of any jurisdiction that is not a Member State of the European Union. For the avoidance of doubt, the term “VAT” shall not include any sales or use tax imposed by any state or political subdivision of the United States.
          “VAT Target Group” shall have the meaning set forth in Section 3.20(mm).
          “VATA” means the United Kingdom Value Added Tax Act 1994.

EXHIBIT B

TRANSITION SERVICES AGREEMENT
dated as of [CLOSING DATE ●], 2010
between
AMERICAN INTERNATIONAL GROUP, INC.
and
METLIFE, INC.

i

ii

TRANSITION SERVICES AGREEMENT
          This TRANSITION SERVICES AGREEMENT, dated as of [CLOSING DATE●], 2010 (this “Agreement”), is entered into by and between American International Group, Inc., a Delaware corporation (the “Parent”), and MetLife, Inc., a Delaware corporation (the “Acquiror”).
RECITALS
          WHEREAS, the Acquiror and the Parent have entered into the Stock Purchase Agreement, dated as of March 7, 2010 (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which the Parent has agreed to cause ALICO Holdings LLC, a Delaware limited liability company (the “Seller”) to sell, convey, assign, transfer and deliver to the Acquiror, and the Acquiror has agreed to purchase, acquire and accept from the Seller, all of the right, title and interest of the Seller in and to the Shares (as such term is defined in the Purchase Agreement); and
          WHEREAS, in connection therewith, the Parent shall provide or cause to be provided to the Acquiror Entities, and the Acquiror shall provide or cause to be provided to the Parent Entities, certain services, access to facilities, equipment, software and other assistance on a transitional basis commencing immediately following the Closing and in accordance with the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.01. Certain Defined Terms.
          (a) Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as set forth in the Purchase Agreement.
          (b) The following capitalized terms used in this Agreement shall have the meanings set forth below:
          “Acquired Resource” shall have the meaning set forth in Section 6.03(c).
          “Acquiror” shall have the meaning set forth in the Preamble.
          “Acquiror Contract Manager” shall have the meaning set forth in Section 2.25(a)(i).
          “Acquiror Entities” means the Company and the Transferred Subsidiaries.

          “Acquiror Indemnified Parties” shall have the meaning set forth in Section 5.01(a).
          “Acquiror Provider” means the Acquiror or a Provider that is an Affiliate of the Acquiror.
          “Acquiror Work Product” shall have the meaning set forth in Section 2.20(b).
          “Additional Facilities” shall have the meaning set forth in Section  2.03(a).
          “Additional Services” shall have the meaning set forth in Section 2.03(a).
          “Additional Service Term” shall have the meaning set forth in Section 6.01(a).
          “Agreed Price” shall have the meaning set forth in Section 3.01(a).
          “Agreed Service Fee” shall have the meaning set forth in Section 3.01(a).
          “Agreement” shall have the meaning set forth in the Preamble.
          “Applicable Rate Card” shall have the meaning set forth in Section 3.01(a).
          “Change” shall have the meaning set forth in Section 2.12(a).
          “Change Request” shall have the meaning set forth in Section 2.12(b).
          “Change Request Proposal” shall have the meaning set forth in Section 2.12(b).
          “Company Additional Facilities” shall have the meaning set forth in Section 2.03(a).
          “Company Additional Services” shall have the meaning set forth in Section 2.03(a).
          “Company Facilities” shall have the meaning set forth in Section 2.02.
          “Company Services” shall have the meaning set forth in Section 2.01.
          “Confidential Information” shall have the meaning set forth in Section 7.01(a).
          “Contract Managers” means the Acquiror Contract Manager and the Parent Contract Manager.
          “Controller” means any Person that determines the purposes and means of the Processing of Personally Identifiable Information.
          “Data Processor” means any Person (other than an employee of a Controller) who Processes Personally Identifiable Information on behalf of a Controller.

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          “Dispute” shall have the meaning set forth in Section 7.09.
          “Extended Additional Service Term” shall have the meaning set forth in Section 6.01(a).
          “Extended Scheduled Term” shall have the meaning set forth in Section 6.01(a).
          “Facilities” shall have the meaning set forth in Section 2.02.
          “Force Majeure” means, with respect to a Party, an event (i) beyond the control of such Party (or any Person acting on its behalf), including acts of God, storms, floods, riots, fires, earthquakes, sabotage, civil commotion or civil unrest, strikes, lockouts, labor difficulties, interference by civil or military authorities, riots, insurrections or other hostilities, embargo, fuel or energy shortage, acts of Governmental Authorities (including bank closings and seizures and other Governmental Orders), acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure or interruption of networks or energy sources and (ii) that is not reasonably likely to have been prevented by the Party’s commercially reasonable precautions or commercially accepted processes or by the Party’s implementation of its disaster recovery and business continuity plans and policies.
          “FRBNY NDA” shall have the meaning set forth in Section 7.01(b).
          “Fully-Burdened Cost” means, with respect to a Service or access to a Facility, the sum of Provider Cost and Overhead Cost. “Provider Cost”, with respect to a Service or access to a Facility, means (i) all costs directly incurred by the applicable Provider in providing such Service or access to such Facility, including but not limited to, direct labor, direct supervision, benefits, travel and related costs, service-related training, permits and any direct third party costs incurred to provide such Service or access to such Facility but excluding Pass-Through Charges and (ii) the portion of the overhead costs of the applicable Provider which are allocated by such Provider to such Service or access to such Facility, including but not limited to, indirect labor, indirect materials, employee benefit costs, building occupancy costs including rent and property and related taxes, site costs, depreciation, amortization, information technology, telephone and other voice communication, data communication, desktop hardware and software, desktop support, application support, data center and related hardware costs and administration, insurance, maintenance, utilities, security costs, office administration and supplies, costs for executives including but not limited to those overseeing such Service or access to such Facility, corporate marketing costs and other costs necessary to support the provision of such Service or access to such Facility. “Overhead Cost”, with respect to a Service or access to a Facility, means the portion of the overhead costs charged by Parent or the Acquiror, as the case may be, to the applicable Provider which are allocated by such Provider to such Service or access to such Facility, including but not limited to, indirect labor, indirect materials, employee benefit costs, building occupancy costs including rent and property and related taxes, site costs, depreciation, amortization, information technology, telephone and other voice communication, data communication, desktop hardware and software, desktop support, application support, data center and related hardware costs and administration, insurance, maintenance, utilities, security costs, office administration and supplies, costs for executives including but not limited to those

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overseeing such Service or access to such Facility, corporate marketing costs and other costs necessary to support the provision of such Service or access to such Facility.
          “Government Recipients” shall have the meaning set forth in Section 7.01(b).
          “Hourly Rate” shall have the meaning set forth in Section 3.01(a)(i).
          “Initial Additional Service Term” shall have the meaning set forth in Section 6.01(a).
          “Initial Scheduled Term” shall have the meaning set forth in Section 6.01(a).
          “Inspection” shall have the meaning set forth in Section 2.26(b)
          “Knowledge Transfer Services” shall have the meaning set forth in Section 2.04.
          “Licensee” shall have the meaning set forth in Section 2.20(a).
          “Material Overcharge” shall have the meaning set forth in Section 2.26(c).
          “Migration Services” shall have the meaning set forth in Section 2.24(a).
          “Migration Services Provider” shall have the meaning set forth in Section 2.24(b).
          “Migration Services Recipient” shall have the meaning set forth in Section 2.24(b).
          “New Security Threat” means a new security related issue or issues related to new technology or threats, in each case which represents a material threat to the integrity of the System or data so threatened.
          “Notice of Dispute” shall have the meaning set forth in Section 7.09(a).
          “Parent” shall have the meaning set forth in the Preamble.
          “Parent Additional Facilities” shall have the meaning set forth in Section 2.03(a).
          “Parent Additional Services” shall have the meaning set forth in Section 2.03(a).
          “Parent Contract Manager” shall have the meaning set forth in Section 2.25(a)(ii).
          “Parent Entities” means the Parent and its Affiliates, excluding the Acquiror Entities.
          “Parent Facilities” shall have the meaning set forth in Section 2.02.
          “Parent Indemnified Parties” shall have the meaning set forth in Section 5.01(b).

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          “Parent Provider” means the Parent or a Provider that is an Affiliate of the Parent after the Closing.
          “Parent Services” shall have the meaning set forth in Section 2.01.
          “Parent Work Product” shall have the meaning set forth in Section 2.20(c).
          “Party” means the Parent and the Acquiror individually, and, in each case, their respective successors and permitted assigns. “Parties” means the Parent and the Acquiror collectively, and, in each case, their respective successors and permitted assigns.
          “Pass-Through Charges” shall have the meaning set forth in Section 3.01(b).
          “Personally Identifiable Information” means any information received by a Provider from a Recipient in connection with the performance of such Provider’s obligations hereunder (a) from which an individual may be identified, (b) concerning an individual that would be considered “nonpublic personal information” within the meaning of Title V of the Gramm-Leach Bliley Act of 1999 and the regulations promulgated thereunder or (c) regarding such Recipient’s past, present or prospective customers, claimants, beneficiaries, employees or agents, including (i) any individual’s name, business or home address, e-mail address, computer IP address, telephone number, social security number, passport number or other identification number issued by a Governmental Authority, (ii) the fact that an individual has a relationship with Recipient or any of its Affiliates, (iii) any information regarding an individual’s bank accounts, securities accounts and other similar accounts, (iv) any information regarding an individual’s medical history or treatment (v) any sensitive information, including non-public information regarding an individual’s human race, religion, family status, legal domicile, medical history or treatment, or criminal record, (vi) any information regarding the ability to repay indebtedness, and (vii) any other information of or relating to an individual that is protected from unauthorized disclosure by applicable Privacy Laws.
          “Pre-Closing Period” means, with respect to any service or access to any facilities, equipment or software provided by, or on behalf of, a Provider to a Recipient (a) any time during the six (6) months prior to the Closing Date or (b) with respect to such services, access to facilities, equipment or software and other resources provided on only a periodic basis, any time during the twelve (12) months prior to the Closing Date (in each case, unless such service or access to facilities, equipment or software was terminated in the normal course of business prior to the Closing Date).
          “Pre-Signing Agreement” shall have the meaning set forth in Section 2.08.
          “Privacy Laws” means all Laws related to privacy, security or confidentiality of Personally Identifiable Information including, Laws of the United States of America (including the Health Insurance Portability and Accountability Act of 1996 and Title V of the Gramm-Leach Bliley Act of 1999), the Laws of England and Wales and/or the European Union and the laws of Japan (including the Personal Information Protection Law (kojinjyouhou no hogo ni kansuru houritsu) and regulations and guidelines promulgated thereunder and the Insurance Business Act (hokengyou hou)) or regulations promulgated thereunder); regulatory policies, guidelines (including guidelines published by a Governmental Authority or relevant self-

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regulatory organization) or industry codes of any applicable jurisdiction which are relevant and applicable to the privacy of Personally Identifiable Information, during the course of providing a Service, access to Facilities or otherwise.
          “Process” means any operation or set of operations which is performed upon Personally Identifiable Information, and includes obtaining, recording, transmitting, disseminating, retrieving or holding the information or data or carrying out any operation or set of operations on the information or data.
          “Provider” means a Person providing a Service or access to a Facility under this Agreement, in its capacity as the provider of such Service or access to such Facility.
          “Provider Work Product” shall have the meaning set forth in Section 2.20(d).
          “Purchase Agreement” shall have the meaning set forth in the Recitals.
          “Recipient” means a Person to whom a Service or access to a Facility is being provided under this Agreement, in its capacity as the recipient of such Service or access to such Facility.
          “Reports” shall have the meaning set forth in Section 2.10.
          “Required Change” shall have the meaning set forth in Section 2.12(c).
          “Required Technology” shall have the meaning set forth in Section 2.18(c).
          “Sales Taxes” shall have the meaning set forth in Section 3.01(d).
          “Scheduled Services” shall have the meaning set forth in Section 2.01.
          “Scheduled Term” shall have the meaning set forth in Section 6.01(a).
          “Security Incident” shall have the meaning set forth in Section 7.02(a).
          “Security Regulations” shall have the meaning set forth in Section 2.18(c).
          “Seller” shall have the meaning set forth in the Recitals.
          “Service Charge” shall have the meaning set forth in Section 3.01(a).
          “Services” means the Scheduled Services, the Additional Services, the Third-Party Vendor Services, the Knowledge Transfer Services, the Migration Services and the Resumed Services.
          “Service Shortfall” shall have the meaning set forth in Section 2.11(a).
          “Set-Up Costs” means reasonable costs incurred by a Provider (other than Third Party Consents) after the date of the Purchase Agreement in contemplation of providing a Service or access to a Facility to a Recipient solely necessary to make changes to the service or

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access to facility as it was provided by such Provider to such Recipient prior to the Closing Date which changes are required (A) (1) by applicable Law, (2) by the Provider’s written risk management, information security or privacy policies in effect as of the execution of the Purchase Agreement, or (3) as required by Parent’s Complex Structured Financial Transactions Committee in its commercially reasonable judgment solely with respect to risk management, information security or privacy and solely with respect to Migration Services, Knowledge Transfer Services and Resumed Services, in each case as a result of the fact that, as of the Closing Date, such Recipient will not be affiliated to the Provider, (B) as a result of a change made or requested by the Recipient which change would affect the provision or receipt of the service or access to facility or (C) because of changes made to such service or access to such facility by the Provider arising from the Provider’s receipt of written notification by the Recipient that it did not wish to receive the service or access to facility from the Provider; provided, that, such costs are set forth in Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1 or Schedule 2.02-2, as may be amended by the Parties from time to time in accordance with Section 2.03 (a); and provided further that the pricing for any Set-Up Costs shall be determined, and the payment terms and process for any Set-Up Costs shall be, in accordance with the provisions of Section 3.01 hereof. For the avoidance of doubt, (i) to the extent any Set-Up Costs include Pass-Through Charges for resources that are fully charged to a Recipient, the provisions of Section 6.03(c) shall apply and (ii) neither costs to effect the Required Separation Actions nor the costs of actually providing a Service or access to a Facility shall be included in Set-Up Costs.
          “Systems” means systems, computers, software (including any source code or executable or object code), servers, networks, workstations, routers, hubs, switches, voice or data communication lines, intranet, data, data centers, test environments, back-up of all the foregoing and all other information technology, whether tangible or intangible, infrastructure including interfacing infrastructure, databases and related facilities.
          “Third-Party Vendors” means those unaffiliated third-Persons who are Providers hereunder as of the effective date of this Agreement..
          “VAT” means the tax imposed in accordance with Directive 2006/112/EC and any permitted derogations there from, as well as any equivalent or similar tax imposed under the laws of any jurisdiction that is not a Member State of the European Union. For the avoidance of doubt, the term “VAT” shall not include any sales or use tax imposed by any state or political subdivision of the United States.
          “Virus(es)” means any malicious computer code or instructions that have a material adverse effect on the operation, security or integrity of (a) a computing, telecommunications or other electronic operating or processing system or environment, (b) software programs, data, databases or other computer files or libraries or (c) computer hardware, networking devices or telecommunications equipment, including (i) viruses, Trojan horses, malware, time bombs, undisclosed back door devices, worms or any other software routine or hardware component designed to permit unauthorized access, disable, erase or otherwise harm software, hardware or data or perform any other such harmful or unauthorized actions and (ii) similar malicious code or data.

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          “Work Product” shall have the meaning set forth in Section 2.20(b). All Work Product is Acquiror Work Product, the Parent Work Product or Provider Work Product.
ARTICLE II
SERVICES AND ACCESS TO FACILITIES
          Section 2.01. Services. On the terms and subject to the conditions set forth in this Agreement, from and after the Closing and for the periods set forth in Schedule 2.01-1, subject to Section 6.01, the Parent shall provide or cause to be provided to the Acquiror Entities the services set forth in Schedule 2.01-1 (collectively with any Company Additional Services, the “Company Services”). On the terms and subject to the conditions set forth in this Agreement, from and after the Closing and for the periods set forth in Schedule 2.01-2, subject to Section 6.01, the Acquiror shall provide or cause to be provided to the Parent Entities the services set forth in Schedule 2.01-2 (collectively with any Parent Additional Services, the “Parent Services”, and collectively with the Company Services, the “Scheduled Services”).
          Section 2.02. Access to Facilities. On the terms and subject to the conditions set forth in this Agreement, from and after the Closing and for the periods set forth in Schedule 2.02-1, subject to Section 6.01, the Parent shall provide or cause to be provided to the Acquiror Entities access to the facilities, equipment and software set forth in Schedule 2.02-1 (collectively with any Company Additional Facilities, the “Company Facilities”). On the terms and subject to the conditions set forth in this Agreement, from and after the Closing and for the periods set forth in Schedule 2.02-2, subject to Section 6.01, the Acquiror shall provide or cause to be provided to the Parent Entities access to the facilities, equipment and software set forth in Schedule 2.02.-2 (collectively with any Parent Additional Facilities, the “Parent Facilities”, and collectively with the Company Facilities, the “Facilities”).
          Section 2.03. Additional Services and Access to Additional Facilities.
          (a) Services or access to facilities, equipment or software not agreed upon in a Schedule attached hereto but provided prior to the Closing by a Parent Entity to an Acquiror Entity, or by an Acquiror Entity to a Parent Entity, can be requested in writing within one hundred eighty (180) calendar days of the Closing by a Party to this Agreement upon reasonable notice to the other Party’s applicable service manager and Contract Manager in accordance with Section 7.03(a). Upon receipt of such notice, within a commercially reasonable period of time under the circumstances, (i) the Parent shall provide or cause to be provided to the Acquiror Entities such additional services (the “Company Additional Services”) and such access to such additional facilities, equipment and software (the “Company Additional Facilities”), and (ii) the Acquiror shall provide or cause to be provided to the Parent Entities such additional services (the “Parent Additional Services”, and collectively with the Company Additional Services, the “Additional Services”) and such access to such additional facilities, equipment and software (the “Parent Additional Facilities”, and collectively with the Company Additional Facilities, the “Additional Facilities”), in each case on the terms and conditions (other than price) as were applicable to such services or access to such facilities, software and equipment prior to Closing, at the Agreed Price, for a term determined pursuant to Section 6.01 and with any applicable reasonable Set-Up Costs and any termination charges, determined pursuant to Section 6.02,

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which price, terms and charges shall be (x) proposed in writing by the applicable Provider within five (5) Business Days of the request from the applicable Recipient for such Additional Services or Additional Facilities and (y) agreed by the Parties on or about the time the Provider begins to provide such Additional Services or access to such Additional Facility; if the Parties fail to reach agreement on the amount of the Agreed Price, Initial Additional Service Term, Extended Additional Service Term or any applicable termination charges or Set-Up Costs, such issues shall be resolved in accordance with Section 7.09(a), but any such failure to reach agreement on the foregoing shall not delay the provision of the Additional Service or access to Additional Facilities. The applicable Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1 or Schedule 2.02-2 shall be deemed amended to include the Additional Services and access to Additional Facilities (along with the Agreed Price, Initial Additional Service Term, Extended Additional Service Term and termination charges, if any), which shall be provided in accordance with the terms and conditions of this Agreement and the Additional Services shall be deemed to be Scheduled Services hereunder and the Additional Facilities shall be deemed to be Facilities hereunder.
          (b) Notwithstanding anything to the contrary set forth herein, the Parent shall have no obligation to provide the services or access to the facilities set forth on Schedule 2.03(b) hereto; provided, that, if the Parent fails to provide such cooperation planning, knowledge transfer and migration under Section 6.13(c)(i) or Section 6.13(c)(ii) of the Purchase Agreement as is reasonably necessary for the Acquiror to provide to the Company and the Transferred Subsidiaries a substitute or alternative service or access to facility for a service or facility set forth on Schedule 2.03(b), as the case may be, then the Parent shall, as soon as commercially practicable, provide the service or access to facility as an Additional Service or Additional Facility; provided, further, that any dispute as to any such purported failure by the Parent or as to timing of the provision of such service or access to such facility as an Additional Service or Additional Facility shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) hereof on an expedited basis.
          Section 2.04. Knowledge Transfer. Each Party will provide, upon the reasonable request of the other Party, (a) the knowledge transfer with respect to the Parent Services, the Company Services, the Parent Facilities and the Company Facilities respectively, (b) knowledge transfer (i) in the case of the Parent, to assist the Acquiror in the migration and integration of the Company Services and use of the Company Facilities and (ii) in the case of the Acquiror, to assist the Parent in the migration and integration of the Parent Services and use of the Parent Facilities, and (c) knowledge transfer to assist the Acquiror in the migration and integration of the Business (collectively, “Knowledge Transfer Services”). Knowledge Transfer Services will be provided for no longer than the thirty (30) days following termination of the particular associated Service or associated Facility for which such Knowledge Transfer Services are being used (or, with respect to any service or access to Facilities performed by the Parent or its Affiliates during the Pre-Closing Period but that will not be performed by the Parent or its Affiliates following the Closing, for thirty (30) days following Closing). Knowledge Transfer Services will be charged to the Party or Affiliate of such Party receiving Knowledge Transfer Services at the Agreed Price plus any related Pass-Through Charges incurred by the Party providing in such Knowledge Transfer Service; provided, that there will be no charge for de minimis Knowledge Transfer Services (which, by way of example, includes meetings (without travel by Provider) or phone calls, in each case of one hour or less in duration).

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          Section 2.05. Third-Party Vendor Services. Upon the Acquiror’s reasonable written request, the Parent shall cooperate or cause its Affiliates to cooperate in the Acquiror’s negotiation for a direct agreement with any Third-Party Vendor; provided, however, that neither the Parent nor its Affiliates will be required to amend any contract, pay any amount of consideration or otherwise enter into any accommodation or undertaking with any such Third-Party Vendor in connection with these Third-Party Vendor Services. Third-Party Vendor Services shall be provided for no longer than the duration of the particular associated Service or associated Facility for which such Third-Party Vendor Services are being used. Third-Party Vendor Services will be charged to Acquiror at the Agreed Price plus any related Pass-Through Charges incurred by the Parent and its Affiliates in providing such Third-Party Vendor Services.
          Section 2.06. [Reserved].
          Section 2.07. Resumed Services. If, within sixty (60) days following termination by a Recipient of a Service or access to a Facility in accordance with Section 6.01(c)(i) hereof, such Recipient concludes that such Service or access to a Facility is still needed, the Recipient will so notify the applicable Provider in writing, and such Provider will promptly resume providing such Service or access to a Facility, if commercially reasonable and technologically feasible. The Recipient shall be responsible for the Agreed Price and related Pass Through Charges of Provider associated with resuming such Service or access to a Facility, and to the extent practicable, such Provider shall provide such Recipient with an estimate (with reasonably supportive detail) of such Agreed Price in advance of resuming such Service or access to a Facility. Nothing in this Section 2.07 shall require a Provider to retain any personnel, to maintain any facilities or systems or to take, or refrain from taking, any other action, following a termination by a Recipient of a Service in anticipation of or preparation for the possibility of a Service or Facility being resumed pursuant to this Section 2.07. For the avoidance of doubt, no Service or Facility resumed pursuant to this Section 2.07 will extend the term of such Service or Facility beyond the Scheduled Term of such Service or Facility.
          Section 2.08. Exception to Obligation to Provide Services or Access to Facilities. Notwithstanding anything to the contrary contained herein, including Section 2.01 and Section 2.02, no Provider shall be obligated to (and no Party shall be obligated to cause any Provider to) provide any Service or access to any Facility, if the provision of such Service or access to such Facility would (a) violate any applicable Law, (b) violate any agreement, license or promise to customers; provided, however, that the foregoing limitation with respect to agreements, licenses and promises shall only apply to any such agreement, license or promise entered into with an unaffiliated third party prior to the date of the Purchase Agreement (each, a “Pre-Signing Agreement”); provided, further, that Provider shall promptly notify Recipient of any such Pre-Signing Agreement and any Service or access to Facility affected thereby; or (c) result in the disclosure of information subject to any applicable privileges (including the attorney-client or similar privilege); provided, however, that the Parent and the Acquiror shall use commercially reasonable efforts to (w) subject to Section 6.06(e) and Section 6.13 of the Purchase Agreement, obtain or cause to be obtained Third Party Consents such that the Services or access to the Facilities might be provided without violation of Law or any Pre-Signing Agreements, (x) make any commercially reasonable changes with respect to the Services or access to the Facilities such that they might be provided without violation of Law or any Pre-Signing Agreements or disclosure of information subject to applicable privileges, (y) if no such changes are reasonably

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possible, provide commercially reasonable alternative sources of such Services or Facilities and disclose or cause to be disclosed such information or its substantial equivalent in such a way as to not constitute disclosure of privileged information; and provided, further, the Provider shall continue to be obligated to provide the Service or access to Facility to the extent that doing so would not result in a violation of applicable Law, or any Pre-Signing Agreements, or disclosure of privileged information. For the avoidance of doubt, nothing in this Section 2.08 is intended to relieve a Party of its obligations, or to modify the obligations, under Section 6.06(e) or Section 6.13 of the Purchase Agreement or Section 2.14 hereof.
          Section 2.09. Standard of the Provision of Services or Access to Facilities. Each Provider shall provide the Services, the access to Facilities and other services and rights hereunder: (a) in accordance with applicable Law and with Provider’s written policies and procedures, to the extent applicable, (b) at substantially the same standards of performance consistent with such Provider’s practices for providing such Services or access to Facilities during the Pre-Closing Period, to the extent applicable, (c) in a competent and workmanlike manner and (d) as if Provider were performing such services for itself or its Affiliates. In instances where such Services or access to Facilities were provided in accordance with service level agreements or targets in effect during the Pre-Closing Period, Provider shall promptly provide Recipient with copies of the applicable service level agreements or targets in the event of a written notice by Recipient to the applicable service manager and Contract Manager of a purported Service Shortfall or a dispute as to whether a Service or access to a Facility is provided in accordance with this Section 2.09.
          Section 2.10. Reports. Each Provider shall provide to its corresponding Recipient the same reports that it provided during the Pre-Closing Period with respect to the Parent Services, the Company Services, the access to the Parent Facilities and the access to Company Facilities in the same form and at the same times as provided during the Pre-Closing Period or otherwise agreed to in writing by the Parties (the “Reports”).
          Section 2.11. Failure to Meet Standards for Services; Inability to Perform,.
          (a) If a Recipient provides its corresponding Provider with a written notice to the applicable service manager and Contract Manager of any purported failure to meet any standard of the Services or access to Facilities required by this Agreement (“Service Shortfall”), as determined by such Recipient in good faith, and if such Provider agrees that a Service Shortfall exists, such Provider shall promptly rectify such failure at its own expense, using commercially reasonable efforts. Any disagreement as to whether a Service Shortfall has occurred or as to any purported Service Shortfall (resulting in timing or quality of performance of any Service falling materially below the standard set forth in Section 2.09) that is not promptly rectified to Recipient’s reasonable satisfaction shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) hereof on an expedited basis.
          (b) To the extent that any Provider fails to provide, or fails to timely provide, any Service or access to any Facility as required under this Agreement or fails to meet the applicable standards for any Service or access to any Facility as set forth herein, unless such failure resulted primarily from the act or omission of Recipient (even if such failure to provide Service or access to a Facility is excused by Force Majeure pursuant to Section 6.04 hereof), then

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Recipient and Recipient’s Affiliates shall have no obligations or liability hereunder or under any other Transaction Agreement for failure to meet their obligations hereunder or under any other Transaction Agreement to the extent such failure by Recipient or its Affiliates is attributable to Provider’s failure to provide, to timely provide, or to meet the applicable standards with respect to such Service or access to a Facility until such time as Provider cures such failure to the extent required to enable Recipient or its Affiliates to resume fulfilling such obligations hereunder or under the other applicable Transaction Agreements.
          Section 2.12. Change in Services or Access to Facilities.
          (a) Subject to Section 2.09, a Provider may, from time to time, reasonably supplement, modify, substitute or otherwise alter (“Change”) the Services and access to the Facilities provided by it in a manner that does not adversely affect in any material respect the quality or availability of such Services or access to such Facilities or increase the cost to Recipient of receiving or using such Services or accessing such Facilities; provided, that to the extent that any such Change is reasonably likely to modify, substitute or otherwise alter the receipt or use of such Services or access to such Facilities, Provider shall provide Recipient with reasonable advance written notice to the applicable service manager and Contract Manager of the implementation of the Change to the extent practicable under the circumstances.
          (b) Each Recipient may request in writing any Change to a Service or access to a Facility, which request shall include a description of the proposed Change requested and the associated business specifications (“Change Request”). Provider shall have ten (10) Business Days from the date of receipt of the Change Request (unless otherwise mutually agreed in writing by the Parties) to provide Recipient with a written proposal (“Change Request Proposal”), prepared at the Agreed Price at Recipient’s expense. Provider and Recipient shall then engage in good faith negotiations regarding such Change Request, including with regard to the estimated time and price of implementing the Change Request (including any Third-Party Consents necessary to implement the Change Request) and any potential impact of the Change Request on then-existing Services or access to Facilities. For the avoidance of doubt, the estimated price for any Change Request shall be determined using the Agreed Price. If the Parties agree in writing upon a Change Request Proposal or a written variation thereof, the Schedules hereto (if applicable) shall be deemed amended to include the terms and conditions of such agreed-upon Change Request.
          (c) Notwithstanding the foregoing, if a Change is required by applicable Law or is in response to a New Security Threat, a Provider shall make, at its own initiative or upon the request of a Recipient, any and all changes to the Services or the access to the Facilities necessary to comply with applicable Law and any changes thereto or to respond to such New Security Threat (any such changes to the Services or access to the Facilities, a “Required Change”); provided that (i) such Provider shall provide Recipient with reasonable advance written notice to the applicable service manager and Contract Manager of the implementation of any Required Changes, and (ii) any disputes arising in connection therewith shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) hereof on an expedited basis. The Recipient shall pay to the Provider the Agreed Price for such Required Change and any related Pass Through Charges incurred by the Provider in making any Required Changes and will pay any incremental Agreed Price and related Pass Through Charges incurred by the

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Provider in providing the Services or providing access to the Facilities after implementation of the Required Change. The Recipient will receive the benefits of any incremental reduction in the Agreed Price enjoyed by the Provider in providing the Services or providing access to the Facility after implementation of the Required Change; provided, that with respect to a change in Law or New Security Threat that is applicable to the businesses of both Provider and the Recipient, the Parties will share on a pro rata basis in the Agreed Price and related Pass Through Charges incurred by the Provider in making any Required Change, the incremental Agreed Price and related Pass Through Charges incurred by the Provider in providing the Services after implementation of the Required Change and the benefits of any incremental reduction in the Agreed Price enjoyed by the Provider in providing the Services after implementation of the Required Change. Each Party shall promptly notify the other Party in writing of any changes in applicable Law or New Security Threat that may relate to the provision or receipt of the Services or access to the Facilities.
          Section 2.13. Services and Access to Facilities Provided by Other Persons. The Parent or the Acquiror, as the case may be, may cause any Person, including any Affiliate of the Parent or the Acquiror, as applicable, to provide any Service or access to any Facility or any portion thereof; provided, however, that such Person and all Services or access to Facilities provided by such Person shall be subject to confidentiality provisions at least as stringent as those herein and to the terms and conditions set forth herein, including service standards, and that the Parent or the Acquiror, as the case may be, shall remain responsible for the performance by such Person of all of its obligations hereunder with respect to the Services or access to the Facilities provided by such Person so that such performance is in accordance with the terms and conditions hereof; provided, further, that Provider shall provide Recipient with reasonable advance written notice to the applicable service manager and Contract Manager of its intention to engage such Person to provide such Services or access to such Facilities, or any portion thereof; provided, further, that the engagement of any Person that is not either (i) an Affiliate of either the Parent or the Acquiror, as the case may be, either as of the date hereof or as of the date such engagement occurs, (ii) providing the same or similar Services or access to Facilities to either the Parent or the Acquiror, as the case may be, during the Pre-Closing Period, or (iii) a Person providing Services or access to Facilities after the Closing to a Recipient and concurrently providing similar Services or access to Facilities to either the Parent or the Acquiror, as the case may be, shall be subject to the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Parent or the Acquiror, as the case may be, shall cause any such Person that is an Affiliate of the Parent or the Acquiror, as applicable, to waive any existing restriction or constraint on its Work Product, any requirement for consent, and any other term of service or performance (and, if applicable, shall not impose such other new terms) that would prevent or impede such Person from providing the Services or the access to Facilities in accordance with the terms and conditions of this Agreement.
          Section 2.14. Consents. Other than with respect to Third Party Consents necessary for providing or receiving the Services or providing access to the Facilities upon Closing (which shall be governed by Section 6.06(e) and Section 6.13 of the Purchase Agreement), each Party shall obtain or cause its Affiliates and Persons providing Services or providing access to Facilities on its behalf to obtain any Third Party Consents necessary for the Services to be provided to and received by the applicable Recipient and for the access to Facilities to be provided to and received by the applicable Recipient and to use any deliverables

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(including Work Product) provided in connection therewith and shall either (a) use commercially reasonable efforts to obtain any such necessary Third Party Consent from any Person that is not an Affiliate of such Party or (ii) in the event such Third Party Consents are not obtained, provide commercially reasonable alternative arrangements reasonably acceptable to Recipient for the provision of such Services or access to Facilities consistent with existing service levels and the standards set forth in Section 2.09. All out-of-pocket costs of Third Party Consents or providing such acceptable alternative arrangements with respect to the Scheduled Services, access to the Scheduled Facilities and Additional Services and access to Additional Facilities shall be equally split between the Parent and the Acquiror. The applicable Recipient shall bear the costs of any Third Party Consents for Knowledge Transfer Services, Third-Party Vendor Services, Resumed Services, Migration Services and Changes made pursuant to a Change Request; and the cost of any Third Party Consents for a Required Change shall be allocated in accordance with the second and third sentences of Section 2.12(c).
          Section 2.15. [Reserved].
          Section 2.16. Personnel.
          (a) The Parent or Acquiror, as the case may be, shall, and shall cause the Provider of any Service or access to any Facility to make available to the Recipient of such Service or access to such Facility such personnel as may be necessary to provide such Service or access to such Facility; provided, however, that, subject to Section 2.09, the Provider shall have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service or provide access to such Facility and (ii) remove and replace such personnel at any time, except for such personnel set forth in Schedule 2.16(a) Subject to Section 2.09, nothing in this Agreement shall obligate a Provider (or the Parent or the Acquiror, as the case may be, to cause any Provider) to hire any additional employees or provide any incentives to employees in addition to those in effect immediately prior to the Closing or to retain the employment of any particular employee or retain the services of any particular consultant, contractor or agent, except as set forth in Schedule 2.16(a). For the avoidance of doubt, nothing herein shall prohibit any Provider from (i) terminating an employee set forth in Schedule 2.16(a) for cause or (ii) refusing to offer or agree to pay an employee set forth in Schedule 2.16(a) increased compensation or other incentives to prevent such employee from leaving the employ of such Provider. In the event that any personnel set forth in Schedule 2.16(a) is removed or replaced or the employment of such personnel is terminated by Provider, Provider shall provide Recipient with reasonable advance written notice to the applicable service manager or Contract Manager of such removal, replacement or termination.
          (b) The Provider of any Service or access to any Facility shall be solely responsible for all (i) salary, employment and other benefits and liabilities; (ii) payroll, employment, social security, workers compensation, unemployment, disability and similar taxes (including all withholding taxes on such payments or benefits) and (iii) compliance with all employment, immigration and any other applicable Laws, in the case of (i) through (iii) relating to the personnel of such Provider assigned to perform such Service or provide access to such Facility. In performing their respective duties hereunder, all such personnel of a Provider shall be under the direction, control and supervision of such Provider and, subject to Section 2.09 and Section 2.16(a), such Provider shall have the sole right to exercise all authority with respect to

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the employment (including termination of employment), assignment and compensation of such personnel.
          Section 2.17. Cooperation. Each Party agrees to perform all obligations under this Agreement in good faith and to use commercially reasonable efforts to cooperate with the other in all matters relating to the provision and receipt of the Services and access to the Facilities. In furtherance of the foregoing: (a) each Party shall timely notify the other in writing as soon as practicable in advance of any circumstances that could have a material adverse effect on the Services or the access to Facilities or security and work with the other Party to minimize the effect of such circumstances; (b) each Party shall timely provide information and documentation reasonably requested by the other Party to be used in the provision or receipt of Services and access to Facilities hereunder; and (c) each Recipient and its Affiliates shall use commercially reasonable efforts to (i) cooperate with the applicable Provider and its Affiliates with respect to the provision of any Service and access to any Facility and (ii) enable the applicable Provider and its Affiliates to provide the Services and access to the Facilities in accordance with this Agreement. Except as required by applicable Law, no Recipient or its Affiliates shall take any action that would interfere with or materially increase the cost of a Provider’s providing any of the Services or access to any of the Facilities.
          Section 2.18. Security; Electronic and Other Access.
          (a) The Parties shall work together (i) to ensure that each Provider is able to maintain or exceed its current level of security during the term of this Agreement and (ii) to address any New Security Threat, (including compliance with applicable Law (including Privacy Laws) related to such New Security Threat) or the security and protection of Personally Identifiable Information, provided, however, that the Provider shall not be required to take action in connection with the foregoing (ii) except under a Required Change.
          (b) As of the Closing, except as otherwise expressly provided in the Purchase Agreement or in this Agreement or as expressly agreed to in writing by the Parties, (i) the Acquiror Entities shall cease to use and shall have no further access to, and the Parent shall have no obligation to otherwise provide or make available, any business or other services, including any Parent Entity’s intranet and other owned, licensed, leased or used computer software, networks, hardware or technology of a Parent Entity, provided or made available to the Acquiror Entities by any Parent Entity prior to the Closing and (ii) the Acquiror Entities shall have no access to, and the Parent Entities shall have no obligation to otherwise provide, any Parent Entity’s computer-based resources (including third-Person services, e-mail and access to its computer networks, databases and equipment), whether or not such resources require a password or are available on a secured access basis or on a non-secured access basis.
          (c) To the extent that the performance or receipt of Services or access to Facilities hereunder requires any Party or Provider to have access to the other Party’s or its Affiliates’ Systems (including third Person services, e-mail and access to computer networks, database and equipment) owned, licensed, leased or used by such other Party or its Affiliates (“Required Technology”), such other Party or its Affiliates shall provide limited access to such Required Technology in accordance with applicable Law (including Privacy Laws) and subject to the security, use, Virus protection, disaster recovery and confidentiality policies and

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procedures (including physical security, network access, Internet security, confidentiality and Processing of Personally Identifiable Information and security guidelines and procedures) of such Provider, as they may be amended from time to time, provided that such policies were in effect at the time of such access and are made known to the other Party’s personnel who are seeking such access prior to such access (the “Security Regulations”). The Parent and the Acquiror, as the case may be, shall, and shall cause the Parent Entities and the Acquiror Entities, as the case may be, and all of their respective personnel having access to the Required Technology to (i) comply with all of such Party’s or its Affiliates’ Security Regulations that are applicable to the provision of any Service or access to any Facility; (ii) not tamper with, compromise or circumvent any security or audit measures employed by such Party or its Affiliate whose Required Technology is being accessed; (iii) execute a separate system access agreement, upon commercially reasonable terms, with such Party or its Affiliate, (iv) ensure that only those users who are specifically authorized by such Party or its Affiliates, as the case may be, gain access to the Required Technology; and (v) use commercially reasonable efforts to prevent unauthorized destruction, alteration or loss of information contained therein by such users. The rights of access to the Required Technology granted hereunder shall be restricted to user access only, unless otherwise agreed to in writing by the Parties, and shall not include privileged or higher level access rights or rights to functionality. Other than as specifically permitted under this Agreement or the other Transaction Agreements, no Person shall have any rights of access to the other Party’s Required Technology or Systems.
          (d) While Services are being provided hereunder, each Party shall take commercially reasonable measures to ensure that, in connection with the provision or receipt of any Services or access to any Facilities, no Virus or similar items are coded or introduced into either its own (including its Affiliates’) or the other Party’s (including its Affiliates’) Systems. If, in connection with the provision of any Services or access to any Facilities, a Virus is found to have been introduced into such Systems, each Party shall use commercially reasonable efforts to cooperate and to diligently work together with the other Party, each at its own cost, to eliminate the effects of such Virus.
          (e) The Parties shall, and shall cause their respective Providers and Recipients to, exercise commercially reasonable care or such higher standard that may be required by applicable Privacy Laws to prevent unauthorized Persons from accessing the Services, Facilities, Personally Identifiable Information, Required Technology or other Systems of the other Party and its Affiliates, including (i) promptly terminating the rights of any user under its control that has sought to circumvent or has circumvented the applicable Security Regulations, (ii) immediately notifying (verbally and then in writing) the other Party if it learns that an unauthorized Person has accessed or may access any Required Technology or other Systems of such other Party or that a Person has engaged in activities that may lead to the unauthorized access, destruction or alteration or loss of Personally Identifiable Information, or other data, information or software whether on such other Party’s Required Technology or other Systems, and (iii) immediately implementing the notification procedures and actions required by Section 7.02.
          (f) Each Party shall cooperate, and shall cause its Affiliates and other Providers to cooperate, fully and in a timely way with any investigation relating to the security of Personally Identifiable Information, the Facilities, the Required Technology or other Systems

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that arises in connection with this Agreement, including providing any relevant information or material in its possession or under its control that is reasonably requested by the other Party.
          (g) Subject to Section 7.02, the Contract Managers shall be advised promptly (both orally, if practicable, and in any event in writing) of any material breach of the provisions of this Section 2.18 or any breach of the Security Regulations or unauthorized access to Personally Identifiable Information, the Required Technology, Facilities or other Systems of the other Party used hereunder. If such breach has not been rectified or such unauthorized access has not been terminated within three (3) days from the notice to the Contract Managers, the matter shall be immediately escalated to the Contract Managers and resolved in accordance with Section 7.09(a)(i) hereof on an expedited basis. On reasonable advance written notice to the applicable Contract Manager, and to the extent permitted by applicable Law, each Party may audit the other Party’s use of the Required Technology or other Systems used in providing or receiving the Services or access to Facilities solely with respect to security and compliance with the applicable Security Regulations no more than once every calendar year, unless in connection with a Security Incident.
          (h) Each Provider shall use the same level of effort and services as used or caused to be used, to recover or recreate Provider’s own lost data prior to the Closing Date but in no event less than a commercially reasonable effort, to recover or recreate any data lost or destroyed in performing any Services or providing access to any Facility due to Provider’s negligence, at Provider’s cost. In addition, each Provider shall, at the reasonable request of Recipient, use commercially reasonable efforts (or as otherwise required by applicable Law) to restore or procure the restoration of such Personally Identifiable Information to its state immediately prior to any corruption or loss.
          Section 2.19. No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party acting as an agent of another unaffiliated Party in the conduct of such other Party’s business. A Provider of any Service or access to any Facility hereunder shall act as an independent contractor and not as the agent of any Recipient or its Affiliates in performing such Service or providing access to such Facility.
          Section 2.20. Ownership of Intellectual Property.
          (a) Except as otherwise expressly provided in this Agreement or in the Purchase Agreement, each of the Parent and the Acquiror and their respective Affiliates shall retain all right, title and interest in and to their respective Intellectual Property (including Work Product, as provided for herein) and any and all improvements, modifications and derivative works thereof. No license or right, express or implied, is granted under this Agreement by the Parent, the Acquiror or their respective Affiliates in or to their respective Intellectual Property, except that, solely to the extent required for the provision or receipt of the Services or access to the Facilities in accordance with this Agreement, each of the Parent and the Acquiror, for itself and on behalf of their respective Affiliates, hereby grants to the other (and their respective Affiliates) a non-exclusive, fully paid up, royalty-free, world-wide, revocable (only as expressly set forth herein), non-transferable (except as provided in Section 7.06) license during the term of this Agreement to such Intellectual Property that is provided by the granting Party to the other Party (“Licensee”) in connection with this Agreement, but only to the extent and for the duration

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necessary for the Licensee to provide or receive the applicable Service or access to the applicable Facility as permitted by this Agreement. Upon the expiration of such time, or the earlier termination of such Service or access to such Facility in accordance with Section 6.01(d), the license to the relevant Intellectual Property will terminate; provided, however, that all licenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof. The foregoing license is subject to any licenses granted by others with respect to Intellectual Property not owned by the Parent, the Acquiror or their respective Affiliates.
          (b) All right, title and interest (including Intellectual Property rights) in the results and proceeds of the Services performed hereunder and the access to Facilities, including all materials, products, reports, computer programs (source or object code), documentation, deliverables and inventions developed or prepared by Provider in performance of such services (the “Work Product”) that is created exclusively on behalf of the Acquiror and its Affiliates or the Business (subject to Section 2.20(a)), including without limitation the results and proceeds from the Company Services and the access to Company Facilities (the “Acquiror Work Product”) shall be owned exclusively by the Acquiror (as between the Acquiror and its Affiliates, on the one hand, and the Parent and its Affiliates on the other), in whatever stage of completion such Acquiror Work Product may exist from time to time. All such Acquiror Work Product shall be considered “works made for hire” (within the meaning of the United States Copyright Law) of the Acquiror. In the event such Acquiror Work Product is for any reason or in any jurisdiction determined not to be “works made for hire” or that title to any such Acquiror Work Product may not vest in the Acquiror or its Affiliates by operation of applicable Law or otherwise, then the Parent hereby assigns and shall cause its Affiliates or applicable Providers to assign all right, title and interest (including Copyrights) in such Acquiror Work Product to the Acquiror, and Acquiror shall reimburse the Parent for its and its Affiliates’ or the applicable Agreed Price related to such actions. All such Acquiror Work Product, where practicable, shall bear Acquiror’s Copyright and trade secret notices, as specified by the Acquiror, and Acquiror shall reimburse the Parent for its and its Affiliates’ or the applicable Agreed Price related to such actions. No rights to Acquiror Work Product shall remain with the Parent or its Affiliates following the end of the term.
          (c) All right, title and interest (including Intellectual Property rights) in Work Product that is created for the exclusive use of the Parent and its Affiliates and their businesses (subject to Section 2.20(a)), including without limitation the results and proceeds from the Parent Services and the access to the Parent Facilities (the “Parent Work Product”) shall belong exclusively to the Parent (as between the Parent and its Affiliates, on the one hand, and the Acquiror and its Affiliates on the other), in whatever stage of completion such Parent Work Product may exist from time to time. All such Parent Work Product shall be considered “works made for hire” (within the meaning of the United States Copyright Law) of the Parent. In the event such Parent Work Product is for any reason or in any jurisdiction determined not to be “works made for hire” or that title to any such Parent Work Product may not vest in the Parent or its Affiliates’ by operation of applicable Law or otherwise, then the Acquiror hereby assigns and shall cause its applicable Providers to assign all right, title and interest (including Copyrights) in such Parent Work Product to the Parent, and the Parent shall reimburse Acquiror for its and its Affiliates’ or the applicable Agreed Price related to such actions. All such Parent Work Product, where practicable, shall bear the Parent’s Copyright and trade secret notices, as specified by the

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Parent, and the Parent shall reimburse Acquiror for its and its Affiliates or the applicable Agreed Price related to such actions. No rights to the Parent Work Product shall remain with Acquiror or its Affiliates following the end of the term.
          (d) All right, title and interest (including Intellectual Property rights) in Work Product that is created hereunder and that is neither Acquiror Work Product nor the Parent Work Product shall belong to the Provider that created such Work Product (the “Provider Work Product”) (as between Provider and its Affiliates, on the one hand, and Recipient and its Affiliates on the other), in whatever stage of completion such Provider Work Product may exist from time to time, unless otherwise agreed to by the Parties in writing. In the event that in any jurisdiction ownership of the Provider Work Product does not vest in such Provider or its Affiliates by operation of applicable Law or otherwise, then each Party, as Recipient hereby assigns and shall cause its Affiliates to assign all right, title and interest (including Intellectual Property rights) in such Provider Work Product to the applicable Provider, and such Provider shall reimburse the applicable Party or Parties for the Agreed Price related to such actions. Each Recipient shall have a non-exclusive, fully paid-up, royalty-free, transferable, worldwide, perpetual and irrevocable license for Recipient to copy, prepare derivative works of, distribute, display, perform and otherwise use such Work Product (including, in the case of Work Product that is software, any source code or executable or object code) in such Recipient’s business and that of such Recipient’s Affiliates.
          (e) If a Provider hereunder that is not an Affiliate of either the Parent or the Acquiror entered into agreements with the Parent, the Acquiror or their respective Affiliates prior to the Closing, which agreements allocate title in work product to such Provider or another third party, then the Parent or the Acquiror, as applicable, shall use commercially reasonable efforts to obtain for the applicable Recipient at the Recipient’s expense, (i) in the case of Work Product to be owned by such Recipient, a non-exclusive, fully paid-up, royalty-free, transferable, worldwide, perpetual and irrevocable license for Recipient to copy, prepare derivative works of, distribute, display, perform and otherwise use such work product in such Recipient’s business and that of such Recipient’s Affiliates and (ii) in the case of Work Product to be owned by Provider, a non-exclusive, fully paid-up, royalty-free, non-transferable, worldwide license to use the work product in accordance with Section 2.20(a). In the event that such licenses cannot be obtained, the Parent or the Acquiror, as applicable, shall use commercially reasonable efforts to obtain an alternative at the Recipient’s expense.
          (f) Each Party, as Provider, and its Affiliates will, and will take commercially reasonable steps to cause non-Affiliate Providers acting on such Party’s behalf to, (i) promptly provide each Recipient with written notice to the applicable service manager and the Contract Manager of any restrictions, terms and conditions on Recipient’s rights in Work Product otherwise owned by such Recipient (arising solely from third-party rights, and not rights of Provider or its Affiliates) and (ii) use commercially reasonable efforts, in consultation with Recipient, to remove or minimize such restrictions, terms and conditions.
          (g) During the term of this Agreement, Provider will make reasonable efforts to provide Recipient, upon Recipient’s request, with access to and delivery of the Work Product owned by such Recipient.

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          (h) Except as otherwise expressly provided in this Agreement or in any other Transaction Agreement, no Party (or its Affiliates) shall have any rights or licenses with respect to any Intellectual Property (including software), hardware or facility of the other Party. All rights and licenses not expressly granted in this Agreement or in any other Transaction Agreement are expressly reserved by the relevant Party. Each Party shall from time to time, and shall cause its Affiliates to, execute any documents and take any other actions reasonably requested by the other Party to effectuate the intent of this Section 2.20.
          Section 2.21. Divestitures.
          (a) If a Party sells or divests any Affiliate that provides Services or access to Facilities hereunder or assets that are used to provide Services or access to Facilities hereunder, such Party shall provide, or cause the divested Affiliate or another Person to provide, for the continuity of Services and access to Facilities on the same price, terms and conditions as are in effect immediately prior to such sale or divestiture, and in a manner which does not cause a degradation in any material respect in the service standards set forth herein and without requiring a material change to the Recipient’s business processes or operations.
          (b) If a Party sells or divests any Affiliate that receives Services or access to Facilities hereunder, the other Party shall provide and shall cause its Affiliates to provide for continuity of Services and access to Facilities on the same price, terms and conditions as are in effect immediately prior to such sale or divestiture, and in a manner which does not cause a degradation in the service standards set forth herein; provided, that the Party providing, or causing to be provided, Services or access to Facilities shall not be required to incur any material additional costs or to make any material change to the manner in which such other Party provides such Services and access to Facilities; provided, further, that the divesting Party shall remain responsible for all payment and other obligations hereunder with respect to such Services and access to Facilities.
          Section 2.22. Reorganization. In the event that the Acquiror internally restructures, reorganizes or transfers the Business to an Affiliate, the Parent shall be obligated to continue to provide, or cause to be provided, the Services and the access to Facilities to such Affiliate on the same price, terms and conditions as are in effect immediately prior to such reorganization, and in a manner which does not cause a degradation in any material respect in the service standards set forth herein; provided, that the Parent shall not be required to incur any material additional costs or to make any material change to the manner in which the Parent provides such Services or access to Facilities. In the event that the Parent internally restructures, reorganizes or transfers the businesses receiving Services or access to Facilities hereunder to an Affiliate, the Acquiror shall be obligated to continue to provide, or cause to be provided, such Services or access to Facilities to such Affiliate on the same price, terms and conditions as are in effect immediately prior to such reorganization, and in a manner which does not cause a degradation in any material respect in the service standards set forth herein; provided, that Acquiror shall not be required to incur any material additional costs or to make any material change to the manner in which the Parent provides such Services or access to Facilities.
          Section 2.23. [Reserved].

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          Section 2.24. Migration.
          (a) The Parties agree to use, and to cause their respective Affiliates that are Providers or Recipients to use, their reasonable good faith efforts to cooperate with and assist each other in connection with the migration of the Business or the Acquiror Entities from the Parent and the Seller to the Acquiror, in each case and to the extent reasonably agreed by the Parties, taking into account the need to minimize both the cost of such migration and the disruption to the ongoing business activities of the Parties and their respective Affiliates. In furtherance thereof, to the extent that the Parties have not already done so prior to the Closing Date, the Parties shall (i) identify the respective tasks to be accomplished by each Party in connection with the orderly migration from the performance of any Service or provision of access to any Facility by a Provider to the performance of such Service and provision of access to such Facility by a Recipient, its Affiliates or a third Person (“Migration Services”), (ii) agree upon the terms of Provider providing such Migration Services and (iii) agree to a schedule pursuant to which the Migration Services are to be completed. The Migration Services shall terminate on the date which is three (3) months after the last date of any Scheduled Term or Additional Service Term with respect to any Service or access to a Facility under this Agreement. Any disputes between the Parties as to the identification of, terms of or schedule for Migration Services shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) hereof on an expedited basis.
          (b) The Parties acknowledge that Migration Services may include the provision of services requested by a Recipient in connection with its migration to non-Provider Systems, including the transfer of records, segregation and migration of historical data, migration-specific enhancements and cooperation with and assistance to third-Person consultants engaged by such Recipient in connection with the foregoing. Migration Services shall charged to the Party or Affiliate of such Party that is receiving Migration Services (the “Migration Services Recipient”) at the Agreed Price plus related Pass-Through Charges (less any VAT or Sales Tax recoverable by the Migration Services Provider or any of its Affiliates) incurred by the Party that is providing such Migration Services (the “Migration Services Provider”) in the provision of Migration Services.
          Section 2.25. Primary Points of Contact for this Agreement.
          (a) Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement, as follows:
     (i) The individual appointed by the Acquiror as the primary point of operational contact pursuant to this Section 2.25(a) (the “Acquiror Contract Manager” identified on Schedule 2.25) shall have overall operational responsibility for coordinating, on behalf of the Acquiror, all activities undertaken by the Acquiror and the Acquiror Entities and their Affiliates and Representatives hereunder, including the performance of the Acquiror’s obligations hereunder, the coordination of the provision of the Services and access to the Facilities with the Parent, acting as a day-to-day contact with the Parent Contract Manager and making available to the Parent the data, facilities, resources and other support services from the Acquiror required for the Parent Providers to be able to provide the Services and access to the Facilities in accordance with the

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requirements of this Agreement. The Acquiror may replace the Acquiror Contract Manager with an employee or officer with comparable knowledge, expertise and decision-making authority from time to time upon written notice to the Parent pursuant to Section 7.03(b). The Acquiror shall use commercially reasonable efforts to provide at least thirty (30) days prior written notice of any such change.
     (ii) The individual appointed by the Parent as the primary point of operational contact pursuant to this Section 2.25(a) (the “Parent Contract Manager” identified on Schedule 2.25) shall have overall operational responsibility for coordinating, on behalf of the Parent, all activities undertaken by the Parent Providers and their Affiliates and Representatives hereunder, including the performance of the Parent’s obligations hereunder, the coordination of the provision of the Services and access to the Facilities with the Acquiror, acting as a day-to-day contact with the Acquiror Contract Manager and making available to the Acquiror the data, facilities, resources and other support services from the Parent required for the Acquiror Providers to be able to provide the Services and access to the Facilities in accordance with the requirements of this Agreement. The Parent may replace the Parent Contract Manager with an employee or officer with comparable knowledge, expertise and decision-making authority from time to time upon written notice to the Acquiror pursuant to Section 7.03(b). The Parent shall use commercially reasonable efforts to provide at least thirty (30) days prior written notice of any such change.
     (iii) In addition to the responsibilities set forth in Section 2.25(a)(i) and Section 2.25(a)(ii) and Section 7.09(a), the Contract Managers shall have the authority to approve in writing modifications to the Services, access to Facilities, the terms on which the foregoing are provided and the Schedules hereto.
          (b) The Parties shall ensure that the Parent Contract Manager and the Acquiror Contract Manager shall meet in person or telephonically as frequently as necessary or advisable for the performance of the Parties’ obligations hereunder, but in no event less than weekly for the first six (6) months of the term and no less than every other week during the remainder of the term. In addition, at least once per quarter during the term of this Agreement, the Contract Managers and the senior executives identified in Section 7.09(a) shall meet to discuss this Agreement and any issues arising hereunder.
          Section 2.26. TSA Records.
          (a) During the term (including, if applicable, any extended term) of any Service or access to any Facility and for an additional period thereafter as required by applicable Law and/or the Parent’s record retention policies that are provided to Recipient (but in no event shall such additional period be fewer than six (6) months after the end of the term), the Parent shall each maintain, and shall use commercially reasonable efforts to cause Providers to maintain, true and correct records of all receipts, invoices, reports and other documents relating to the services rendered and activities performed hereunder in accordance with applicable Law and its standard accounting and record management practices and procedures, consistently applied, which practices and procedures are employed by the Parent or such Providers (as applicable) in their provision or receipt of services for themselves and their Affiliates.

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          (b) As and when so reasonably requested by Recipient for purposes of verifying invoices submitted to Recipient pursuant to Article III and/or any Provider’s performance of the Services, or by a Governmental Authority acting pursuant to applicable Law, the Parent shall cause each Provider to permit at reasonable times and from time to time, but in no event more than one inspection per year, by the Acquiror and/or its external auditors (an “Inspection”) wherein such Provider shall (i) make Books and Records concerning the Business, the calculation of any fees or Taxes, the performance of Services or access to Facilities provided pursuant to this Agreement (including IT infrastructure and general IT controls) and/or the invoices submitted to the Acquiror pursuant to Article III, available for inspection and copying by such Person(s) as the Acquiror designates as its authorized representative(s), who shall, subject to the terms of Section 7.01 herein, have the right to take copies of or extracts from any such Books and Records, and (ii) give the Acquiror’s representatives reasonable access during regular business hours to facilities, officers, employees and other representatives of such Provider, including attorneys, accountants and others, in connection with such Inspection without disruption of the business operations of such Provider.
          (c) If it is determined pursuant to the dispute resolution process in Section 7.09 or any legal proceeding between the Parties, or the Parties otherwise agree, that an Inspection has revealed that the Parent has overcharged the Acquiror for Services or access to Facilities for any billing period, the Parent promptly shall credit (or, if the applicable Provider has ceased providing Services or access to Facilities, promptly shall refund) the Acquiror for the amount of the overcharge plus interest thereon calculated from the date of the Acquiror’s payment of the overcharge using the applicable Interest Rate. The costs and expenses incurred by the Recipient and the Parent and its Affiliates in connection with an Inspection shall be borne by Recipient unless the overcharge exceeds ten percent (10%) of the actual amount owed for the applicable billing period (a “Material Overcharge”), in which event the costs and expenses incurred by the Recipient and the Parent and its Affiliates in connection with such Inspection shall be borne by the Parent.
ARTICLE III
COSTS AND DISBURSEMENTS
          Section 3.01. Costs and Disbursements.
          As consideration for providing the Services and access to the Facilities:
          (a) Except as otherwise set forth on the applicable Schedule, (i) the Acquiror shall cause the Recipient of any Service set forth in Schedule 2.01-1 or access to any Facility set forth in Schedule 2.02-1 to pay to the applicable Provider the amount specified next to such Service or Facility in the applicable schedule, and (ii) the Parent shall cause the Recipient of any Service set forth in Schedule 2.01-2 or access to any Facility set forth in Schedule 2.02-2 to pay to the applicable Provider the amount specified next to such Service or Facility in the applicable schedule (with respect to a Service or Facility, the “Service Charge” for such Service or Facility). For the avoidance of doubt and not including Pass-Through Charges, Set-Up Costs, termination charges pursuant to Section 6.02(b) and Third Party Consents, the Service Charge shall be the amount set forth on the applicable schedule and such amount shall not be subject to

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any additional increase except as provided during an Extended Scheduled Term or an Extended Additional Service Term. In addition, except as otherwise set forth on the applicable Schedule or as otherwise agreed in writing by the Parties, each Recipient shall pay the Agreed Price for Knowledge Transfer Services, Third-Party Vendor Services, Additional Services, Migration Services received by such Recipient and for any actual incremental costs of resuming any Resumed Services (it being understood that, in the absence of any such incremental costs, Resumed Services shall be charged at the same amounts as were specified in the applicable Schedule for the Scheduled Service or access to a Facility). Each month’s Service Charges and charges for Knowledge Transfer Services, Third-Party Vendor Services, Additional Services, Resumed Services and Migration Services (pro-rated if applicable to less than a full calendar month) for such Recipient shall be (X) set forth in an invoice (which invoice or related documentation shall provide reasonable detail regarding the calculation of the amount set forth in the invoice unless such amount is a fixed amount set forth in a schedule hereto) from the Provider and submitted to the applicable Recipient, sent in electronic format to the applicable Person at such Recipient designated to receive such invoices, with copies of all such invoices sent simultaneously in electronic format to the applicable Contract Manager, and with all amounts due calculated and payable in the currency of the Recipient, unless otherwise required by applicable Law, otherwise designated in the applicable Schedule, or otherwise agreed to by the Parties in writing; provided, that regardless of the currency of the Recipient, in the event that the business unit AIGKK is the Provider such charges shall be in Japanese Yen and in the event that the business unit AIGGS is the Provider such charges will be in U.S. Dollars, and (Y) payable in arrears, unless otherwise specified for each Service in Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1 or Schedule 2.01-2. The Parent or the Acquiror, as the case may be, shall cause the applicable Recipient to pay all such amounts set forth in such invoice and not disputed pursuant to Section 3.02 via electronic funds transfer (instructions to be separately provided), within thirty (30) days of the applicable Recipient’s and Contract Manager’s receipt of the invoice.
          “Agreed Price” shall (I) apply only to Knowledge Transfer Services, Third-Party Vendor Services, Additional Services, Migration Services and to any actual incremental costs of resuming any Resumed Services, (II) exclude any Pass-Through Charges and (III) be determined as follows, with no additional charges for Provider Costs, Overhead Costs or any other costs (except as expressly set forth below):
               (i) Where the Parties can agree upon a fee or method of fee calculation regardless of past practice, such fee or method of fee calculation shall be used (“Agreed Service Fee”) and the Agreed Price shall be the product of (A) the Agreed Service Fee and (B) 1.2.
               (ii) If there is no Agreed Service Fee, where an internal rate exists (the “Applicable Rate Card”) that would apply to the Service or access to the Facility that is charged on a unit basis, the Agreed Price shall be the product of (A) the unit charge set forth on the then current Applicable Rate Card, (B) the number of units used and (C) 1.2.
               (iii) If there is no Agreed Service Fee or Applicable Rate Card and an hourly rate can be applied with respect to the Service, access to the Facility, a portion of such Service or a portion of access to such Facility, the Agreed Price for such Service,

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access to such Facility, portion of such Service or portion of access to such Facility shall be $175 per hour (unless the Provider of such Service, access to Facility, portion of such Service or portion of access to such Facility is located in Japan, in which case the Agreed Price for such Service, access to such Facility, portion of such Service or portion of access to such Facility shall be ¥15,640 per hour).
               (iv) If there is no Agreed Service Fee or Applicable Rate Card and an Hourly Rate cannot be applied to the Service, access to the Facility, a portion of such Service or a portion of access to such Facility and the Provider has historically charged for such Service or Facility by allocating its total Provider Cost among all of the recipients of its services or access to its facilities in proportion to the percentage each such recipient represents of such Provider’s total Provider Cost, the Agreed Price for such Service, Facility, portion of such Service or portion of access to such Facility shall be the result of (I) the total Provider Cost of such Provider for all services and access to all facilities provided by such Provider to Recipients pursuant to this Agreement and to recipients other than pursuant to this Agreement multiplied by (II) the proportion of such Provider’s total Provider Cost that is attributable to such Recipient multiplied by (III) 1.2.
               (v) If there is no Agreed Service Fee or Applicable Rate Card, an Hourly Rate cannot be applied to the Service, access to the Facility, a portion of such Service or a portion of access to such Facility, and the Provider has not historically charged for such Service or Facility by allocating its total Provider Cost among all of the recipients of its services or access to its facilities in proportion to the percentage each such recipient represents of such Provider’s total Provider Cost, the Agreed Price for such Service, Facility, portion of such Service or portion of access to such Facility shall be the Fully-Burdened Cost.
          (b) Except as otherwise set forth on the applicable Schedule, in addition to any Service Charges, the Parent or the Acquiror, as applicable, shall cause the Recipient to pay to the Provider any actual out-of-pocket costs and expenses paid to any unaffiliated third Person (less any VAT or Sales Tax recoverable by the Provider or any of its Affiliates) of the type set forth in Schedule 3.01(b), incurred by a Provider in the provision of any Services or access to any Facilities (collectively, the “Pass-Through Charges”) including any Pass-Through Charges specified on Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1 or Schedule 2.02-2 or otherwise agreed to in writing by the Parties; provided, that all travel expenses that are included as a Pass-Through Charge shall only be reimbursed in accordance with Recipient’s travel policies previously provided in writing to the Parent and the Provider. Pass-Through Charges in excess of fifty thousand dollars ($50,000) for a single expense will not be incurred without the prior written approval of the applicable Recipient; provided, that if such applicable Recipient does not approve the incurrence of such expense, the Parent and the Acquiror shall discuss in good faith commercially reasonable alternatives to the incurrence of such expense; and provided, further that if the Parent and the Acquiror do not agree to a commercially reasonable alternative to the incurrence of such expense and the applicable Recipient still does not approve the incurrence of such expense, then the applicable Provider may terminate the Service related to such Pass-Through Charge within fifteen (15) Business Days of delivering a written notice to such effect to the Acquiror or the Parent in accordance with Section 7.03(b), as the case may be, and the applicable Contract Manager, unless, during such fifteen (15) Business Day period, the Recipient

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approves the incurrence of such expense. Pass-Through Charges shall be set forth in an invoice in reasonable detail and with reasonable back-up from the Provider and without any mark-up or additional fee and shall be submitted to the applicable Recipient in electronic format sent to the applicable Person at Recipient designated to receive such invoices, with copies of all such invoices sent simultaneously in electronic format to the applicable Contract Manager, and with all amounts due calculated and payable in the currency of the Recipient, unless otherwise required by applicable Law, otherwise designated in the applicable Schedule, or otherwise agreed to by the Parties in writing. The Parent or the Acquiror, as the case may be, shall cause the applicable Recipient to pay all amounts for such Pass-Through Expenses set forth in such invoice and not disputed pursuant to Section 3.02 via electronic funds transfer (instructions to be separately provided), within thirty (30) days of the applicable Recipient’s and Contract Manager’s receipt of the invoice.
          (c) [Reserved].
          (d) Notwithstanding any provision to the contrary, all consideration paid under this Agreement is exclusive of any sales, transfer, goods or services tax, VAT or similar gross-receipts-based tax (including any such taxes that are required to be withheld, but excluding all other taxes, including taxes based upon or calculated by reference to income, gain or capital) imposed against or on services provided (“Sales Taxes”) by a Provider hereunder and such Sales Taxes will be added to the consideration to be paid to a Provider (or the Parent or the Acquiror, as the case may be, on behalf of the Provider) where applicable. Such Sales Taxes shall be separately stated on the relevant invoice submitted to the Recipient (or the Parent or the Acquiror, as the case may be, on behalf of the Recipient) and in circumstances where VAT is chargeable in respect of any supply made under this Agreement, the Provider shall promptly deliver a valid VAT invoice in respect of such supply to the Recipient (or the Parent or the Acquiror, as the case may be, on behalf of the Recipient). All taxable goods and services for which the Recipient is compensating, or reimbursing, the Provider shall be set out separately from non-taxable goods and services, if practicable. The Recipient (and the Parent or the Acquiror, as the case may be, on behalf of the Recipient) shall be responsible for any such Sales Taxes and to the extent such taxes are payable by a Provider (or the Acquiror, as the case may be, on behalf of the Provider) to the relevant taxing authority, the Recipient (or the Parent or the Acquiror, as the case may be, on behalf of the Recipient) shall either (i) remit an amount equal to such Sales Taxes to the Provider (or the Parent or the Acquiror, as the case may be, on behalf of the Provider), and the Provider (or the Parent or the Acquiror, as the case may be, on behalf of the Provider) shall account for such amounts to the applicable taxing authority, or (ii) provide the Provider (or the Parent or the Acquiror, as the case may be, on behalf of the Provider) with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes of the relevant Service provided hereunder. In the event the Provider (or the Parent or the Acquiror, as the case may be, on behalf of the Provider) fails to invoice Sales Taxes on taxable goods or services covered by this Agreement in a timely manner, the Provider (or the Parent or the Acquiror, as the case may be, on behalf of the Provider) shall notify the Recipient (or the Parent or the Acquiror, as the case may be, on behalf of the Recipient) in a timely manner and the Recipient (or the Parent or the Acquiror, as the case may be, on behalf of the Recipient) shall remit an amount equal to such Sales Taxes (where relevant following the provision of a valid VAT invoice) to the Provider (or the Parent or the Acquiror, as the case may be, on behalf of the Provider); provided, however, that the Recipient shall not be responsible for the payment of any

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additions to such Sales Taxes, including penalties and interest imposed due to a failure by the Provider (or the Parent or the Acquiror, as the case may be, on behalf of the Provider) to account for such Sales Taxes or cause them to be accounted for in a timely manner to the appropriate taxing authority except where such failure was due to the Recipient’s breach of any obligation herein. For the avoidance of doubt, except where determined or as required by applicable Law, the Person responsible for remitting the Sales Tax to the Tax Administration shall be determined in accordance with past practice as between such Recipient and Provider. Notwithstanding any other proviso, the Recipient shall not be required in any case to indemnify the Provider for any (x) penalties, interest or additions to tax imposed with respect to a Sales Tax to the extent such amounts are imposed due to a failure by the Provider (or the Parent or the Acquiror, as the case may be, on behalf of the Provider) to collect, remit or account for any such taxes to a taxing authority timely or timely file any tax return relating to such taxes except where such failure was directly due to the Recipient’s breach of any obligation herein or (y) taxes other than Sales Taxes and, to the extent that any tax other than a Sales Tax is required to be withheld or deducted by the Recipient, the Recipient (or the Parent or the Acquiror, as the case may be, on behalf of the Recipient) has the right to withhold or deduct the amount of such tax from any consideration under this Agreement and such amount shall be treated as paid for purposes of this Agreement. For purposes of this Agreement, the amount required to be remitted by or with respect to Sales Tax shall be reduced by the amount of any such Sales Tax that is recoverable, refundable or creditable to the Provider (or the Parent or the Acquiror, as the case may be, on behalf of the Provider) or for which the Provider (or the Parent or the Acquiror, as the case may be, on behalf of the Provider) is reimbursed or held harmless against by another party (other than an indemnity set forth under this Agreement). For the avoidance of doubt, the amount required to be remitted by the Recipient (or the Parent or the Acquiror, as the case may be on behalf of the Recipient) with respect to VAT for purposes of this Agreement shall not be reduced by reference to any amounts accounted for by or on behalf of the Provider or an Affiliate of the Provider and which are recoverable, refundable or creditable to the Provider or an Affiliate of the Provider as input VAT.
          Section 3.02. No Right to Set-Off; Disputed Invoice Amounts. Each applicable Party shall pay or cause the applicable Recipient that is its Affiliate to pay to the other Party or the applicable Provider the full amount of undisputed Service Charges, charges for Knowledge Transfer Services, Third-Party Vendor Services, Resumed Services and Migration Services, Pass-Through Charges, other amounts required to be paid on behalf of each Recipient under this Agreement and except as permitted by this Section 3.02 or as otherwise agreed to by the Parties, shall not set-off, counterclaim or otherwise withhold any amount owed or claimed to be owed under this Agreement on account of any obligation owed by or on behalf of a Provider, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing. Notwithstanding the foregoing, in the event a Party or its applicable Recipient disputes any specific amount on an invoice, such Party shall notify the other Party and the applicable Provider in writing and describe in detail the reason for disputing such specific amount and shall have no obligation to pay such amount during the pendency of the dispute with respect to such amount. The Parties shall use, and shall cause the respective Recipient and Provider to use, their commercially reasonable efforts to reach an agreement with respect to such specific disputed amount. If the respective Recipient and Provider or the employees or their designees at the Parent and the Acquiror responsible for preparing and reviewing the invoices are unable to reach an agreement about any such specific disputed amounts within ten (10) Business Days after such

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written notification has been received, the matter shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) hereof on an expedited basis. Upon resolution of the dispute, the Party shall promptly pay, or cause its Affiliate that is the applicable Recipient to promptly pay, the applicable amount, if any, as determined by the process used in Section 7.09(a)(i).
ARTICLE IV
WARRANTIES AND COMPLIANCE
          Section 4.01. Disclaimer of Warranties. Except as expressly set forth herein, each Party (on behalf of itself and its Affiliates) acknowledges and agrees that the Services and access to Facilities are provided as-is, that each Party (on behalf of itself and its Affiliates) assumes all risks and liabilities arising from or relating to its use of and reliance upon the Services and access to the Facilities and that each Party (on behalf of itself and its Affiliates) makes no additional representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS REGARDING THE SERVICES AND THE FACILITIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES AND THE FACILITIES FOR A PARTICULAR PURPOSE.
          Section 4.02. Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement.
ARTICLE V
LIMITED LIABILITY AND INDEMNIFICATION
          Section 5.01. Indemnification.
          (a) The Parent, on behalf of itself, its Affiliates and any other Person that provides Services or access to Facilities on their behalf to a Recipient under this Agreement, shall indemnify the Acquiror, its Affiliates and their Representatives against, and defend and hold the Acquiror, its Affiliates and their Representatives (“Acquiror Indemnified Parties”) harmless from, any and all Losses arising from third-party claims imposed on, sustained, incurred or suffered by, or asserted against any Acquiror Indemnified Party arising from or resulting out of any of the following: (i) any breach or non-fulfillment by the Parent, its Affiliates or other Person that provides Services or access to Facilities on their behalf to a Recipient under this Agreement of any covenants, terms or conditions of, or duties or obligations set forth in, this Agreement; (ii) infringement, misappropriation or other violation of or conflict with any Intellectual Property right of any third party claimed or threatened against Acquiror, its Affiliates or their Representatives resulting from the Parent’s, its Affiliates’ or such other Person’s provision or the Acquiror’s or its Affiliates’ receipt of Services or access to Facilities

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hereunder; (iii) the Parent’s or its Affiliates’ or such other Person’s fraud, gross negligence or willful misconduct; provided, in the case of each of clauses (i) — (iii) of this Section 5.01(a) that the Parent shall have no obligation to indemnify any Acquiror Indemnified Party to the extent that such Loss results from any claim for which any Parent Indemnified Party (defined below) is entitled to indemnification under Section 5.01(b).
          (b) The Acquiror, on behalf of itself, its Affiliates and any other Person that provides Services or access to Facilities to a Recipient on their behalf under this Agreement, shall indemnify the Parent, its Affiliates and their Representatives against, and defend and hold the Parent, its Affiliates and their Representatives (“Parent Indemnified Parties”) harmless from, any and all Losses arising from third-party claims imposed on, sustained, incurred or suffered by, or asserted against any Parent Indemnified Party arising from or resulting out of any of the following: (i) any breach or nonfulfillment by the Acquiror, its Affiliates or other Person that provides Services or access to Facilities to a Recipient under this Agreement of any covenants, terms or conditions of, or duties or obligations set forth in, this Agreement; (ii) infringement, misappropriation or other violation of or conflict with any Intellectual Property right of any third party claimed or threatened against the Parent, its Affiliates or their Representatives resulting from the Acquiror’s, its Affiliates’ or such other Person’s provision or the Parent’s or its Affiliates’ receipt of Services or access to Facilities hereunder, except to the extent such claim of infringement, misappropriation or other violation or conflict arises from the Parent’s or its Affiliates’ failure to obtain a necessary consent from a third party; and (iii) the Acquiror’s or its Affiliates’ or such other Person’s fraud, gross negligence or willful misconduct; provided, in the case of each of clauses (i) — (iii) of this Section 5.01(b) that Acquiror shall have no obligation to indemnify any Parent Indemnified Party to the extent that such Loss results from any claim for which any Acquiror Indemnified Party is entitled to indemnification under Section 5.01(a).
          Section 5.02. Additional Limitations on Liability.
          (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY, NOR ANY OF ITS AFFILIATES OR ITS OR THEIR REPRESENTATIVES (NOR ANY SUCCESSORS OR ASSIGNS OF SUCH PERSONS) SHALL BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFIT OR LOSS OF REVENUE) OF THE OTHER PARTY, ITS SUCCESSORS, ASSIGNS OR THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, IN ANY WAY DUE TO, RESULTING FROM OR ARISING IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT (INCLUDING NEGLIGENCE), CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, OR OTHERWISE AND REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE FORESEEABLE OR WHETHER AN INDEMNIFIED PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES, EXCEPT TO THE EXTENT SUCH DAMAGES ARE AWARDED TO AN UNAFFILIATED THIRD PARTY AND ARE SUBJECT TO A CLAIM FOR INDEMNITY HEREUNDER PURSUANT TO SECTION 5.01.
          (b) Other than as set forth in the final sentence of this Section 5.02(b), the liability of a Party with respect to a Service or access to a Facility provided pursuant to this Agreement or anything done in connection therewith, whether in contract, tort or otherwise, shall

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not exceed the greater of (i) $30,000,000 or (ii) fees previously paid by or on behalf of the other Party pursuant to this Agreement, except with respect to (A) third party claims that are the subject of an indemnity hereunder with respect to a Party’s negligence resulting in death or personal injury; or (B) a Party’s fraud, gross negligence or willful misconduct. Notwithstanding the foregoing, the liability of a Party with respect to (a) third party claims that are the subject of an indemnity hereunder with respect to infringement, misappropriation or other violation of or conflict with any Intellectual Property rights or (b) breaches of this Agreement in connection with Personally Identifiable Information shall not exceed $32,500,000.
          (c) Each Party indemnified hereunder agrees that it shall use commercially reasonable efforts to mitigate and otherwise minimize its respective Losses, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other Party, its Affiliates or another Person that provides Services or access to Facilities on behalf of such other Party, as applicable, to perform fully any obligations under, and comply with, this Agreement.
          (d) Any claim for indemnification by an Indemnified Person must be made in writing to the Parent or the Acquiror, as applicable, before the day that is the 21 month anniversary of the date the Service or the access to the Facility giving rise to such claim was terminated.
          Section 5.03. Insurance. Notwithstanding anything to the contrary contained herein, no Party indemnified under this ;ARTICLE V shall be indemnified or held harmless hereunder to the extent such Losses are covered by insurance provided by a third Person.
          Section 5.04. Procedures. The provisions of Sections 11.04 and 11.05 of the Purchase Agreement shall govern indemnification procedures and payment under this ARTICLE V.
          Section 5.05. Exclusive Remedy. Each Party acknowledges and agrees that, following the Closing, other than (a) in the case of actual fraud by the Acquiror or the Parent or any of their respective Affiliates or Representatives, (b) as expressly set forth in this Agreement and (c) with respect to equitable relief available hereunder including Section 7.09(b), the indemnification provisions of this Article V shall be the sole and exclusive remedy of the Parent and the Acquiror, respectively, for any third party claims arising from or related to this Agreement. Any first party claims arising from or related to this Agreement, whether in contract, tort or otherwise, shall be subject to Section 5.02 of this Agreement.
ARTICLE VI
TERM AND TERMINATION
          Section 6.01. Term and Termination.
          (a) Each Scheduled Service and access to each Scheduled Facility shall be provided for a term (the “Initial Scheduled Term”) commencing on the Closing Date and ending, in each case, on the date set forth with respect to such Scheduled Service or such scheduled access to a Facility in Schedule 2.01-1 and Schedule 2.01-2 (in the case of Services) or Schedule 2.02-1 and Schedule 2.02-2 (in the case of access to Facilities), respectively, or such shorter term

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if earlier terminated pursuant to the terms of this Agreement; provided that upon the provision of written notice to the applicable service manager and the Contract Manager of the Provider with respect to any such Scheduled Service or scheduled access to a Facility, Recipient may extend such Initial Scheduled Term up to an additional length of time (the “Extended Scheduled Term”, and together with the Initial Scheduled Term, the “Scheduled Term”) specified next to such Service or Facility in Schedule 2.01-1 and Schedule 2.01-2 (in the case of Services) and Schedule 2.02-1 and Scheduled 2.02-2 (in the case of access to Facilities), with the Service Charge for such Scheduled Service or scheduled access to a Facility increasing by 10% from and after the date that is the eighteen (18) month anniversary of the Closing Date and by 20% on a cumulative basis from and after the date that is the twenty-one (21) month anniversary of the Closing Date, unless otherwise specified in the relevant schedule for such Service or Facility and provided, that if the Recipient would have been able to terminate the Scheduled Service or the scheduled access to a Facility prior to either the eighteen (18) month or the twenty-one (21) month anniversary, as applicable, if the Parent or its Affiliates had completed the Required Separation Action by the Target Completion Date set forth for such Required Separation Action, in which event the application of the 10% or the 20% increase, respectively, for such Schedule Service or scheduled access to such Facility shall be delayed until the lapse of the same number of days following the eighteen (18) month or the twenty-one (21) month anniversary of the Closing Date as elapsed following such Target Completion Date until such Required Separation Action was completed. Any Additional Service or access to an Additional Facility shall terminate upon the date (the “Initial Additional Service Term”) that is the earlier of (i) the eighteen (18) month anniversary of the Closing Date or (ii) such date as shall be mutually agreed to in writing by the Parties on the Schedule reflecting such Additional Service or access to an Additional Facility; provided that, upon the provision of written notice to the applicable service manager and the Contract Manager of Provider with respect to any such Additional Service or Additional Facility, Recipient may extend such Initial Additional Service Term up until the date (the “Extended Additional Service Term”, and together with the Initial Additional Service Term, the “Additional Service Term”) that is the earlier of (i) the twenty-four (24) month anniversary of the Closing Date or (ii) such date as shall be mutually agreed to in writing by the Parties on the Schedule reflecting such Additional Service or access to an Additional Facility, with the Service Charge for such Additional Service or Additional Facility increasing by 10% from and after the eighteen (18) month anniversary of the Closing Date and by 20% on a cumulative basis from and after the twenty-one (21) month anniversary of the Closing Date; provided, that if the Recipient would have been able to terminate the Additional Service or the Additional Facility prior to either the eighteen (18) month or the twenty-one (21) month anniversary, as applicable, if the Parent or its Affiliates had completed the Required Separation Action by the Target Completion Date set forth for such Required Separation Action, in which event the application of the 10% or the 20% increase, respectively, for such Additional Service or Additional Facility shall be delayed until the lapse of the same number of days following the eighteen (18) month or the twenty-one (21) month anniversary of the Closing Date as elapsed following such Target Completion Date until such Required Separation Action was completed. In no event shall the sum of such Initial Additional Service Term and such Extended Additional Service Term exceed twenty-four (24) months total. Notwithstanding the foregoing or any other provision herein to the contrary, (X) to the extent that a failure to complete any Required Separation Action prohibits or materially diminishes the ability of a Recipient to terminate a Service or access to a Facility during the Initial Scheduled Term, Initial Additional Service Term, Extended Scheduled

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Term or Extended Additional Service Term (the “Agreed Terms”), as applicable, such Agreed Term, as well as the term for any related Migration Services, Knowledge Transfer Services, and Third Party Vendor Services, shall be extended without penalty to Recipient for a period equal to the amount of time measured from the “Target Completion Date” set forth for such Required Separation Action on Sections 6.13(a)(i) or (ii) of the Seller Disclosure Letter attached to the Purchase Agreement until such time as the Required Separation Action is completed and (Y) to the extent either Party’s (I) failure to complete Migration or Knowledge Transfer Services in accordance with the time frames agreed to by Parties and the standards set forth herein or (II) failure to provide a Scheduled Service or scheduled access to a Facility in accordance with the standards set forth herein prohibit or materially diminishes the ability of a Recipient to terminate a Service or access to a Facility during an Agreed Term, such Agreed Term, as well as the term for any related Migration Services, Knowledge Transfer Services and Third Party Vendor Services shall be extended, without penalty to the Recipient, for a reasonable amount of time, to be agreed to by the Parties, to enable the Recipient to terminate such Service or access to a Facility. If the Parties are unable to agree upon the length of such extension, the dispute shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) hereof on an expedited basis.
          (b) Notwithstanding the term for providing any Service or access to any Facility as set forth in Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1 or Schedule 2.02-2, respectively, (i) a Service or access to a Facility may be terminated earlier by the Parent if the Acquiror is in material breach of the terms of this Agreement related to such Service or access to such Facility and the Acquiror fails to cure such breach within thirty (30) days of the Parent delivering a written notice of such breach to the Acquiror in accordance with Section 7.03(b) (it being understood and agreed that the failure of the Acquiror or a Recipient that is an Affiliate of the Acquiror to pay any outstanding Service Charge or other amount due, and not subject at the time of termination to a dispute pursuant to Section 3.02, to the Parent or the applicable Provider shall be a material breach of the terms of this Agreement with respect to the Service or Facility for which the Acquiror has not paid such Service Charge and that the Parent may terminate such Service or access to such Facility if the Acquiror fails to cure such breach within fifteen (15) days of the Parent delivering a written notice of such breach to the Acquiror in accordance with Section 7.03(b)); (ii) a Service or access to a Facility may be terminated earlier by the Acquiror if the Parent is in material breach of the terms of this Agreement related to such Service or access to such Facility and the Parent fails to cure such breach within thirty (30) days of the Acquiror delivering a written notice of such breach to the Parent in accordance with Section 7.03(b) (it being understood and agreed that the failure of the Parent or a Recipient that is an Affiliate of the Parent to pay any outstanding Service Charge or other amount due, and not subject at the time of termination to a dispute pursuant to Section 3.02, to the Acquiror or the applicable Provider shall be a material breach of the terms of this Agreement with respect to the Service or Facility for which the Parent has not paid such Service Charge and that the Acquiror may terminate such Service or access to such Facility if the Parent fails to cure such breach within fifteen (15) days of the Acquiror delivering a written notice in accordance with Section 7.03(b) of such breach to the Parent); (iii) the Acquiror may terminate this Agreement if the Parent commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of

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or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing; and (iv) the Parent may terminate this Agreement if the Acquiror or the Acquired Entities commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing.
          (c) With respect to any Service or access to any Facility:
          (i) a Recipient may terminate Service or access to such Facility, in whole, or in part (in accordance with Section 6.01(d)), with respect to such Service or access to such Facility: (A) for any reason or no reason upon providing at least thirty (30) days’ prior written notice to the applicable service manager and the Contract Manager of the Provider of such Service or access to such Facility (unless a longer notice period is specified in the Schedules attached hereto), in each case, subject to the obligation to pay any applicable termination charges pursuant to Section 6.02; or (B) upon mutual agreement of the Parties;
          (ii) a Provider may terminate such Service or access to such Facility, in whole but not in part with respect to such Service or access to such Facility: within ten (10) days after receipt by the Recipient of such Service or access to such Facility of written notice to the applicable service manager and the Contract Manager, if the continued performance of such Service or the provision of access to such Facility would be a violation of any Law; provided, that, during the ten (10) days following such notification, the Contract Managers shall discuss in good faith how to provide such Service or access to such Facility or an equivalent service or equivalent access to a facility, equipment or software without a violation of Law pursuant to Section 2.12(c).
If a Service or access to a Facility is terminated, the relevant Schedule, if applicable, shall be updated to reflect such termination. In the event that the effective date of the termination of any Service or access to any Facility is a day other than at the end of a month, the Service Charge, charges for Knowledge Transfer Services, Third-Party Vendor Services, Additional Services, Resumed Services and Migration Services, the Pass-Through Charges and other amounts due to a Provider associated with such Service or access to such Facility shall be pro-rated appropriately. Within ten (10) Business Days following receipt of a notice of termination in accordance with Section 6.01(c)(i), Provider shall send to the applicable service manager and the Contract Manager for Recipient a written notice that either (X) states that the Service or access to Facilities for which termination is requested has no dependencies and can be terminated on the requested date or (Y) to the extent that a Provider’s ability to provide a Service or access to a Facility, as the case may be, is dependent on the continuation of another Service or access to another Facility that the Recipient seeks to terminate, describes any such dependency to such Recipient, in which case the Service or access to a Facility sought to be terminated shall not

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terminate and the Parties shall work in good faith to determine how and when such Service or access to such Facility can be terminated.
          (d) Each Recipient may from time to time request a reduction in part of the scope or amount of any Service or access to any Facility or the partial termination thereof by providing at least thirty (30) days’ prior written notice to the applicable service manager and Contract Manager for the Provider of such Service in access to such Facility, in which case the Parties shall cause the applicable Provider and Recipient to discuss the feasibility of such a reduction or partial termination in good faith and the appropriate reductions in scope or amount to the relevant Service Charges or other applicable charges in light of all relevant factors, including the costs and benefits to the Provider of any such reductions. If the Recipient and the applicable Provider agree on the terms of such reduction or partial termination, which terms shall be in writing and approved by the Contract Managers, then the relevant Schedule, if applicable, shall be updated to reflect any such reduced Service or access to such Facility and the Provider shall provide the reduced or partially terminated Service or access to Facility in accordance with the agreed to terms.
          Section 6.02. Termination Charges. Upon early termination of any Scheduled Service or scheduled access to any Facility pursuant to Section 6.01(c)(i), the Recipient shall reimburse the Provider the amount of fifty percent (50%) of such termination charges as are set forth in the applicable Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1 or Schedule 2.02-2. Upon the early termination of any Additional Service or Additional Facility pursuant to Section 6.01(c)(i), the Recipient shall reimburse the Provider the amount of fifty percent (50%) of all “kill” fees and other similar fees actually paid by the Provider or any of its Affiliates to unaffiliated third parties that were engaged solely in order to provide such Additional Service or Additional Facility, which fees were incurred in connection with the early termination of the Additional Service or Additional Facility and to the extent such “kill” fees and similar fees would not have been incurred had Recipient continued to receive the applicable Additional Service or Additional Facility for the originally contemplated Additional Service Term thereof, as the case may be. Each Provider shall use commercially reasonable efforts to minimize the existence and amount of such early termination charges, “kill” fees and similar fees. All termination charges, “kill” fees and similar fees due and payable under this Section 6.02 shall be due and payable to the Provider in accordance with Article III..
          Section 6.03. Effect of Termination.
          (a) Upon termination of any Service or access to any Facility in accordance with this Agreement and subject to Section 6.02, the Provider of such terminated Services or such terminated access to the applicable Facility will have no further obligation to provide such terminated Service or such terminated access to the applicable Facility, and the Recipient of such terminated Services or such terminated access to the applicable Facility shall have no obligation to pay any Service Charges, charges for Knowledge Transfer Services, Third-Party Vendor Services, Additional Services, Resumed Services and Migration Services, Pass-Through Charges and other amounts relating to any such terminated Service or such terminated access to the applicable Facility; provided, that the Recipient of such terminated Services or such terminated access to the applicable Facility shall remain obligated to the Provider for any Service Charges, charges for Knowledge Transfer Services, Third-Party Vendor Services, Additional Services,

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Resumed Services and Migration Services, Pass-Through Charges and other amounts owed and payable in respect of such terminated Service or such terminated access to the applicable Facility that was provided prior to the effective date of termination. Any and all rights to Intellectual Property granted to a Recipient and/or Provider hereunder in connection with the provision of a terminated Service or terminated access to the applicable Facility shall immediately cease upon such termination, except to the extent such Intellectual Property is needed for such Recipient to fulfill its obligations under, or obtain the benefits under, this Agreement or the other Transaction Agreements. In connection with the termination of any Service or access to any Facility, the provisions of this Agreement not relating solely to such terminated Service or such terminated access to the applicable Facility shall survive any such termination.
          (b) As promptly as practicable upon termination of this Agreement, or, if applicable, upon earlier termination of any particular Service or access to a Facility (i) each Party will deliver, or will cause to be delivered to the other Party, all materials and property in its possession or control (or the possession or control of an Affiliate) which is owned by or licensed to such other Party or its Affiliates (including any Work Product owned by such Party or its Affiliates in whatever state of completion as well as any data and Confidential Information owned, licensed or leased by such Party), and (ii) the Parties shall make a good faith effort to delete from their Systems (and use commercially reasonable efforts to cause Providers that are not Affiliates to delete from their Systems) all Work Product, data and Confidential Information owned, licensed or leased by the other Party or its Affiliates that are no longer needed for the Party to fulfill its obligations under, or obtain the benefits under, this Agreement or the other Transaction Agreements. Notwithstanding the foregoing, nothing herein shall require either Party to delete any Confidential Information data or Work Product from any back-up or disaster recovery media; provided, that such Work Product data and Confidential Information is not accessed or used for any purpose other than restoration of information and data of such Party commingled with such Work Product and Confidential Information; provided, further, that such back-up or disaster recovery media is securely disposed of or recycled in accordance with the Party’s policies and practices, which in all cases shall be commercially reasonable and meet industry standards.
          (c) In the event that Provider or its Affiliates have purchased any resources in the name of or on behalf of Recipient or its Affiliates and has fully charged such purchase as a Pass-Through Charge or if Provider has licensed any resources solely in connection with the provision of Services or access to Facilities for Recipient or its Affiliates and fully charged such license as a Pass-Through Charge (each, an “Acquired Resource”), then upon payment of such Pass-Through Charge, Provider shall: (i) transfer to Recipient all right, title and interest that Provider holds in such Acquired Resource and (ii) deliver such Acquired Resource to such Recipient at no additional charge, except for any charges incurred by Provider in transferring the Acquired Resource, which shall be paid by the Recipient, upon the termination of the last Service or termination of access to the last Facility hereunder for which such Acquired Resource is necessary; provided, however, that for any Acquired Resource that is a license for Intellectual Property, the Provider shall be obligated to transfer and deliver such Acquired Resource to the Recipient only if it has licensed such Acquired Resource in the name of or on behalf of Recipient or its Affiliates. Provider agrees to exercise its commercially reasonable efforts to license any such Acquired Resource in the name of or on behalf of Recipient or its Affiliates and, in the event it is unable to do so or reasonably believes it will not be able to do so, it shall so notify the

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Recipient in writing prior to acquiring or attempting to acquire such license and the Provider and the Recipient shall discuss in good faith commercially reasonable alternatives that could be licensed in the name of or on behalf of the Recipient; provided, however, that if the Provider and the Recipient do not agree to a commercially reasonable alternative within fifteen days of commencement of such good faith discussions, the Recipient shall provide written notice to the Provider that either (X) states that Provider may license such Acquired Resource in the name of Provider or (Y) provides notice, under Section 6.01(c)(i), of termination of the Service for which the Intellectual Property is required. The Provider shall not be liable for any delay in the provision of a Service or access to Facility that occurs during the fifteen day discussion period between the Parties solely to the extent that such delay is caused by the inability to obtain the Acquired Resource in the name of Recipient. Each Party shall from time to time, and shall cause its Affiliates to, execute any documents and take any other actions reasonably requested by the other Party to effectuate the intent of this Section 6.03(c), and the Recipient shall reimburse such Provider or its Affiliates their Agreed Price related to such actions.
          (d) In connection with the termination of this Agreement, Article I, Article V, Article VII, Section 2.20, Section 6.02, this Section 6.03 and Section 6.04, and liability for all due and unpaid Service Charges, charges for Knowledge Transfer Services, Third-Party Vendor Services, Additional Services, Resumed Services and Migration Services, Pass-Through Charges and other amounts required by this Agreement shall continue to survive indefinitely.
          Section 6.04. Force Majeure.
          (a) No Party (or any Person acting on its behalf) shall have any liability or responsibility for any interruption, delay or other failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of a Force Majeure, provided that such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of a Force Majeure on its obligations, including, if applicable, implementing its disaster recovery and/or business continuity plans. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice (orally or in writing) to the applicable service manager and Contract Manager of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such non-performing Party shall resume the performance of such obligations as soon as reasonably practicable upon the cessation of such Force Majeure and its effects.
          (b) During the period of a Force Majeure affecting the Provider, the Recipient shall be entitled to seek an alternative service provider with respect to the Services affected or access to the Facilities affected and the Provider and the Recipient will split equally the incremental cost increase for any such alternative service provider. If a Force Majeure shall continue to exist for more than fifteen (15) consecutive days, the Recipient shall be entitled to permanently terminate the Services affected or access to the Facilities affected with no termination charges due pursuant to Section 6.02 or otherwise in connection with such termination. The Recipient shall be relieved of the obligation to pay any Service Charges, charges for Knowledge Transfer Services, Third-Party Vendor Services, Additional Services and Resumed Services, Migration Services Charges, Pass-Through Charges and other amounts for

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the provision of the affected Services or access to the affected Facilities throughout the duration of such Force Majeure.
ARTICLE VII
GENERAL PROVISIONS
          Section 7.01. Treatment of Confidential Information.
          (a) Each Party shall not, and shall cause other Persons under its Control (including Affiliates and Representatives) that are providing or receiving Services or access to Facilities or that otherwise have access to information of the other Party that is confidential or proprietary, including Personally Identifiable Information and Work Product (“Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party that after the Closing is provided or that becomes known or available pursuant to or as a result of the carrying out of the provisions of this Agreement; provided, however, that each Party may disclose (subject to applicable Law) Confidential Information of the other Party to Providers and Recipients and their respective Representatives, in each case who (x) require such information in order to perform their duties in connection with this Agreement and (y) have agreed to maintain the confidentiality of such information consistent with the terms hereof; and provided, further, that each Party may disclose (subject to applicable Law) Confidential Information of the other Party (other than Personally Identifiable Information) if (i) any such Confidential Information is or becomes generally available to the public other than (A) in the case of the Acquiror, as a result of disclosure by the Parent or its Affiliates or any of their respective Representatives and (B) in the case of the Parent, as a result of disclosure by the Acquiror, any Acquiror Entity (after the Closing Date) or any of their respective Affiliates or any of their respective Representatives, (ii) any such Confidential Information (including any report, statement, testimony or other submission to a Governmental Authority) is required by professional standard, applicable Law, Governmental Order, regulation, legal process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or such Governmental Authority to be disclosed, after prior notice in accordance with Section 7.03(b) has been given to the other Party to the extent such notice is permitted by applicable Law, provided that no such notice is required if prohibited by applicable Law, (iii) any such Confidential Information was or becomes available to such Party on a non-confidential basis and from a source (other than a Party to this Agreement or any Affiliate or Representative of such Party) that is not known to you to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information or (iv) any such Confidential Information is independently developed after the Closing without reference information that is to be kept confidential under this Article VII; and provided, further, that all matters with respect to Taxes shall be governed by Sections 8.04 and 6.05 of the Purchase Agreement.
          (b) Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that the Parent and its Affiliates and their respective Representatives may, without notifying Acquiror or any other person, share any information relating to or obtained from the Acquiror and its Affiliates (including the Acquiror Entities) with (i) the Federal Reserve Bank of New York and its Representatives, subject to the terms and conditions

37

of the Nondisclosure Agreement dated September 25, 2008 between the Federal Reserve Bank of New York and the Parent (the “FRBNY NDA”), (ii) the U.S. Department of the Treasury and its Representatives and (iii) the Board of Governors of the Federal Reserve System and its Representatives ((i), (ii) and (iii) collectively, the “Government Recipients”), in each case as the Parent deems may be reasonably necessary or advisable in its good faith judgment; provided, that, the Parent shall, to the extent permitted under applicable law, request confidential treatment of any of information (the “Acquiror Confidential Information”) relating to or obtained from the Acquiror and its Affiliates (including the Acquiror Entities) which is Confidential Information and the Parent shall exercise its reasonable best efforts to enforce the FRBNY NDA with respect to any Acquiror Confidential Information that the Parent may disclose to the Federal Reserve Bank of New York; provided, further, that this provision shall not apply to any information regarding Taxes or any matter relating to Taxes, other than with respect to the tax treatment or tax structure of the transactions contemplated by this Agreement. The Parent shall promptly notify Acquiror in the event the Parent learns that any Government Recipient has been requested or required to disclose any Acquiror Confidential Information or has taken any action that, if taken by the Parent, would be deemed a breach of this Section 7.01.
               (i) Each Party shall, and shall cause its Affiliates to, (A) comply with any applicable Laws (including Privacy Laws), its respective internal policies and any commitments in writing in its respective privacy policies, agreements with or notices to its applicable past, present or prospective customers, claimants, beneficiaries, employees or agents, or with respect to privacy or data security relative to Personally Identifiable Information (including with respect to its applicable past, present or prospective customers, claimants, beneficiaries, employees or agents), including its use and transfer; (B) when acting as a Data Processor, only process Personally Identifiable Information in accordance with the instructions of the other Party and the applicable Recipient acting as Controller; (C) take appropriate technical and organizational measures to protect Personally Identifiable Information against accidental or unlawful destruction or accidental loss, alteration or Processing; and (D) implement and maintain adequate administrative, technical and physical safeguards and measures in conformity with commercial standards, including a written information security program to protect the security and confidentiality of such Personally Identifiable Information in compliance with all applicable Privacy Laws and other applicable Laws.
               (ii) The Parties shall cooperate to obtain all such consents, registrations and notifications as may be required to enable the applicable Providers to Process the Personally Identifiable Information to the extent necessary to provide the Services or access to Facilities hereunder.
               (iii) Upon or at any time after the termination of a Service or access to a Facility or upon the written request of a Recipient that has provided Personally Identifiable Information to a Provider, such Provider shall return to such Recipient any Personally Identifiable Information in the Provider’s possession in connection with the provision of the terminated Service or access to a Facility as requested by Recipient, except to the extent that the Provider is required to retain such Personally Identifiable Information in accordance with applicable Laws (including Privacy Laws) or Provider’s own data retention policies.

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          Section 7.02. Security Incidents.
          (a) In the event that either Party discovers a (i) any material breach of its security safeguards or measures or the Systems used to provide the Services or access to Facilities including any incidents that are the subject of Section 2.18(g) or (ii) any breach or threatened breach of its security safeguards or measures that involves or may reasonably be expected to involve unauthorized access, disclosure or use of the other Party’s Confidential Information, including Personally Identifiable Information (each of (i) and (ii), a “Security Incident”), such Party shall, at its cost, (X) promptly (both orally, if practicable, and in any event in writing) notify the other Party of said Security Incident and (Y) fully cooperate with the other Party (I) to take commercially reasonable measures necessary to control and contain the security of such Personally Identifiable Information, (II) to remedy any such Security Incident, including using commercially reasonable best efforts to identify and address any root causes for such Security Incident and (III) to keep such other Party advised of all material measures taken and other developments with respect to such Security Incident.
          (b) Each Provider shall take all reasonable and appropriate steps, in consultation with the applicable Recipient, to protect Systems and Confidential Information and to remediate unauthorized access to, disclosure of or use of any Systems or Confidential Information arising from a Security Incident or otherwise. Recipient shall pay all costs associated with any modifications made to protect such Systems and Confidential Information that have been requested by Recipient, other than those implemented to remediate a Security Incident, which shall be at the sole cost of the Provider that experienced the Security Incident.
          (c) Subject to requirements of applicable Law (including Privacy Laws), the Party whose Personally Identifiable Information is subject to a Security Incident shall have the exclusive right, to provide notice of any Security Incident as applicable to its past, present or prospective customers, claimants, beneficiaries, employees or agents or any other individuals whose Personally Identifiable Information was subject to the Security Incident, and any law enforcement authority or Governmental Authority at the sole cost of the Provider that experienced the Security Incident; provided, that if requirements of applicable Law (including Privacy Laws) prohibit the Party whose core information is subject to the Security Incident from having the exclusive right to provide such notice, the Parties shall cooperate to the fullest extent permitted by requirements of applicable Law (including Privacy Laws) to provide a mutually acceptable notice.
          (d) Any disputes arising under this Section 7.02 shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) hereof on an expedited basis.
          Section 7.03. Notices. All notices, requests, claims, or demands provided for in this Agreement shall be in writing (other than as explicitly stated herein, including Section 2.18(g), Section 6.04(a) and Section 7.02(a)) and shall be given or made (and shall be deemed to have been duly given or made upon receipt except as otherwise set forth herein) (a) with respect to the service managers and Contract Managers, by delivery in person, by overnight courier service, by facsimile with receipt confirmed, by registered or certified mail (postage prepaid, return receipt requested) or by e-mail, provided, that any written notices (except for such notices or approvals required under Section 3.01(b) with respect to approval of Pass-Through Charges

39

in excess of fifty thousand dollars ($50,000)) that are given or made by facsimile or email shall, in each case, be followed by delivery of a hardcopy by delivery in person or overnight courier service; provided, that the following shall not be deemed “notices” under this Section 7.03 and, if delivered by facsimile or e-mail, shall not require delivery of a hardcopy by delivery in person or overnight courier (i) communications concerning a disputed amount pursuant to Section 3.02, other than the initial written notice of such disputed amount or (ii) communications concerning a Dispute pursuant to Section 7.09(a) other than the Notice of Dispute; provided further that, with respect to any notices given or made by facsimile or email, such notice shall be deemed duly given or made upon the date of receipt of such facsimile or email; and (b) with respect to notice to the Parties (other than the service managers or Contract Managers), by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties, with courtesy copies by e-mail, at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.03(b)) (and with a copy to the Contract Managers):
(i)	if to the Parent:

American International Group, Inc. 70 Pine Street New York, NY 10270 Attention: General Counsel Facsimile: 212-425-2175

with a copy to:

American International Group, Inc. 70 Pine Street – Floor 24 New York, NY 10270 Attention: Ms. Liz Flynn Head of Divestiture Separation Team Facsimile: 212-770-3637

with a copy to:

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Attention: Robert G. DeLaMater Stephen M. Kotran Facsimile: (212) 291-9037

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(ii)	if to the Acquiror:

MetLife, Inc. 1095 Avenue of the Americas New York, New York 10036 Attention: General Counsel Telephone: (212) 578-2211 Facsimile: (212) 251-1618

with a copy to:

Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, NY 10019 Attention: John M. Schwolsky Alexander M. Dye Facsimile: (212) 259-6333
          Section 7.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
          Section 7.05. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parent and/or its Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement.
          Section 7.06. Assignment. This Agreement shall not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the Parties; provided, however, that either Party may assign any or all of its rights and obligations under this Agreement to any of its Affiliates so long as such assignment does not release such Party from any liability under this Agreement incurred prior to such assignment. Any attempted assignment in violation of this Section 7.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their successors and permitted assigns.

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          Section 7.07. No Third-Party Beneficiaries. Except as set forth in Article V with respect to Indemnified Persons, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any Client Company or any policyholder of the Company or any of the Insurance Subsidiaries) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any Provider who is an Affiliate or, immediately prior to the Closing, was an Affiliate of either Party, shall be an express third party beneficiary under this Agreement solely with respect to such Provider’s rights and, as such, such Provider may instruct the Parent, and the Parent shall, enforce this Agreement on Provider’s behalf as if such Provider were a party hereto.
          Section 7.08. Amendment; Waiver. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          Section 7.09. Dispute Resolution.
          (a) Any dispute, controversy, or claim arising from, relating to, or in connection with this Agreement, the transactions contemplated by this Agreement and all claims and defenses arising out of or relating to any such transaction or this Agreement or the formation, breach, termination, or validity thereof (a “Dispute”) shall be resolved as follows: the service managers of the Parties most immediately responsible for the issue giving rise to the Dispute shall seek to resolve such Dispute through informal good faith negotiation. If the Dispute is not resolved at that level of management, then the Dispute shall be escalated to the Parent Contract Manager and the Acquiror Contract Manager for resolution in good faith. In the event such Contract Managers fail to meet or, if they meet, fail to resolve the Dispute within an additional ten (10) Business Days (or such longer time as the Contract Managers may agree), then the claiming Party will provide the other Party with a written “Notice of Dispute”, describing the nature of the Dispute, and the Dispute shall be escalated to the members of senior management at the Acquiror and the Parent set forth in Schedule 7.09(a) for resolution in good faith. In the event such senior executives fail to meet, or if they meet, fail to resolve the Dispute within five (5) Business Days after such Dispute has been escalated to them by the Contract Managers, then the Dispute shall be escalated to the senior administrative executives at the Acquiror and the Parent set forth in Schedule 7.09(a), or their respective designees who shall meet within five (5) Business Days and confer in a good faith effort to resolve the Dispute. If the senior administrative executives, or their respective designees fail to resolve the Dispute within five (5) Business Days, the Parties shall retain all rights under applicable Law and this Agreement with respect to such Dispute. Except as otherwise set forth in Section 7.09(b), the procedures set forth in this Section 7.09(a) must be satisfied as a condition precedent to a Party commencing any legal proceeding, and a Party’s failure to comply with such procedures shall constitute cause for the dismissal without prejudice of any such legal proceeding.

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               (i) Notwithstanding the foregoing, in the event of a Dispute arising under Section 2.03(b), Section 2.11(a), Section 2.12(c), Section 2.18(g), Section 2.24, Section 3.02, Section 6.01(a) or Section 7.02(d), or as otherwise agreed to by the Parties in writing, the Dispute shall be immediately referred to the Contract Managers, who shall have five (5) Business Days to resolve the Dispute (or such shorter time if the Contract Managers agree that they cannot resolve the Dispute) before escalation to the senior executives along with the applicable Notice of Dispute. Thereafter, the procedures and time frames set out beginning in the fourth sentence of Section 7.09(a) shall apply.
               (ii) Each Party may replace the designated member of senior management or executive level administrative officer with an employee or officer with comparable knowledge, expertise and decision-making authority from time to time upon written notice to the other Party pursuant to Section 7.03(b). The applicable Party shall use commercially reasonable efforts to provide at least thirty (30) days prior written notice of any such change.
          (b) Notwithstanding any other provisions herein to the contrary, each Party hereby acknowledges that money damages may be an inadequate remedy for a breach or anticipated breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered in the event that this Agreement is breached. Therefore, in the event of a breach or anticipated breach of this Agreement by the other Party or its Affiliates, and notwithstanding anything to the contrary contained herein, each Party may, in addition to any other remedies available to it, seek an injunction, on written notice to the other Party in accordance with this Section 7.03(b) in a court described in Section 7.10(b) to prohibit such breach or anticipated breach. Each Party acknowledges and agrees that an injunction is a proper, but not exclusive, remedy available to each Party and that the harm from any breach or anticipated breach of the covenants set forth in this Agreement would be irreparable and immediate.
          Section 7.10. Governing Law; Waiver of Jury Trial.
          (a) This Agreement, all transactions contemplated by this Agreement and all claims and defenses arising out of or relating to any such transaction or this Agreement or the formation, breach, termination or validity of this Agreement, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect any conflicts of Law principles of such state that would apply the Laws of another jurisdiction.
          (b) Each of the Parent and the Acquiror irrevocably and unconditionally:
               (i) submits for itself and its property to the exclusive jurisdiction of the state and federal courts located in the county of New York in any Action directly or indirectly arising out of or relating to this Agreement, the transactions contemplated by this Agreement, or the formation, breach, termination or validity of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined solely in such court;

43

               (ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in such court or that such court is an inconvenient forum for the Action and agrees not to assert, plead or claim the same;
               (iii) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets;
               (iv) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 7.03(b); and
               (v) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure.
          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY CLAIM OR DEFENSE ARISING OUT OF OR RELATING TO ANY SUCH TRANSACTION OR THIS AGREEMENT OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS OF THIS SECTION 7.10. EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          Section 7.11. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recital, Article, Section, paragraph and Schedule are references to the Preamble, Recitals, Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof”, “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section; (g) the headings

44

contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (1) the corresponding rules and regulations and (2) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section.
          Section 7.12. Obligations of Parties. Each obligation of a Provider under this Agreement to take (or refrain from taking) any action hereunder shall be deemed to include an undertaking (a) if the Provider is not the Acquiror or any of its Affiliates, by the Parent to, and to cause such Provider to, take (or refrain from taking) such action and (b) if the Provider is not the Parent or any of its Affiliates, by the Acquiror to, and to cause such Provider to, take (or refrain from taking) such action. Each obligation of a Recipient or any of its Affiliates under this Agreement to take (or refrain from taking) any action hereunder shall be deemed to include an undertaking (i) if the Recipient is not the Parent or any of its Affiliates, by the Acquiror to, and to cause such Recipient or such Affiliate to, take (or refrain from taking) such action, and (ii) if the Recipient is not the Acquiror or any of its Affiliates, by the Parent to, and to cause such Recipient or such Affiliates to, take (or refrain from taking) such action.
          Section 7.13. Additional Transition Services Agreements. In the event that a Governmental Authority requires the Parties or the Acquiror Entities to enter into a transition services agreement regarding only the Services or Facilities provided to a Party or an Acquiror Entity or provided by a Party or an Acquiror Entity, the Parties shall enter into a separate transition services agreement, substantially in the form of this Agreement, with Schedules describing only those Services and Facilities as the Parties agree in good faith are required by this Agreement to be provided to or by such Party or Acquiror Entity. In such an event, and to the extent possible, the Services or Facilities provided under such an additional transition services agreement shall be removed from the relevant Schedules to this Agreement.
          Section 7.14. Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

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          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

AMERICAN INTERNATIONAL GROUP, INC.
By:
Name:
Title:

METLIFE, INC.
By:
Name:
Title:

Schedule 2.01-1
AIG-GS Services – Japan

				Product Guide			Service Charge
				Reference		Unit of	Monthly		Monthly
				“Product		Charge	Unit	Service	Service
Item #	Provider	Recipient	Service Name	Information” Section	Description of Service	/Qty	Charge	Period	Charges
AIGGS –001	AIG-GS	ALICO Japan	Mainframe	Pg 8: Mainframe Processing minutes	Batch & Online Processing; operations support and monitoring for IBM Mainframes in Livingston & Fort Worth data centers. (Current environment, no separation of LPAR).
					Actual prices are variable based on CPU Utilization (For estimation purposes: CPU minutes = Average monthly CPU minutes in 4Q09)	180,238.30 CPU minutes	US$2.11 / CPU	[TBD]	US $ (Unit of Charge/Qty)* (Monthly Unit Charge) per month
AIGGS –002	AIG-GS	ALICO Japan	Mainframe	Pg 9: Disaster Recovery Mainframe Processing Minutes	Disaster Recovery for IBM Mainframes (Fort Worth). Actual prices are variable based on CPU Utilization (For estimation purposes: CPU minutes = Average monthly CPU minutes in 4Q09)	8,195.80 CPU minutes	US$1.04 / CPU	[TBD]	US $ (Unit of Charge/Qty)*(Monthly Unit Charge) per month
AIGGS –003	AIG-GS	ALICO Japan	Mainframe Storage	Pg 40: Mainframe Disk Storage (Replicated)	Disk Storage – Replicated Actual prices are variable based on storage volumes (For estimation purposes: Storage GB = Average monthly GB in 4Q09)	804.28 GB	US$40.60 / GB	[TBD]	US$ (Unit of Charge/Qty)*(Monthly Unit Charge) per month
AIGGS –004	AIG-GS	ALICO Japan	Mainframe Storage	Pg 42: Mainframe Storage – Offline (Replicated)	Offline Storage (Tapes & HSM) — Replicated Actual prices are variable based on storage volumes(For estimation purposes: Storage GB = Average monthly GB in 4Q09)	14,375.06 GB	US$2.04 / GB	[TBD]	US$ (Unit of Charge/Qty)* (Monthly Unit Charge) per month
AIGGS –005	AIG-GS	ALICO Japan	Data Network Management	Pg 56: Core Network Allocation	Replication Core Network - Fort Worth: Shared data circuits, network hardware; network monitoring and management - Mainframe D/R CPU & Storage; Shared File Tier 1 Replicated SAN.	—	NA	[TBD]	US$32,820 per month

47

				Product Guide			Service Charge
				Reference		Unit of	Monthly		Monthly
				“Product		Charge	Unit	Service	Service
Item #	Provider	Recipient	Service Name	Information” Section	Description of Service	/Qty	Charge	Period	Charges
AIGGS –006	AIG-GS	ALICO Japan	Data Network Management	N/A: Pass Through Charge	Remote Access (RAS) Pass-through; Cost includes fixed monthly License Fee plus variable expense based on actual usage	—	NA	[TBD]	US$ 200 per month
AIGGS –007	AIG-GS	ALICO Japan	Messaging	N/A: New TSA Service	Auto-Forward Exchange Mailboxes Mailbox.	6,561 Count @ Dec 2009	US$10 per mailbox	[TBD]	US$(Unit of Charge/Qty)*(Monthly Unit Charge) per month]
AIGGS –008	AIG-GS	ALICO Japan	Messaging	N/A: New TSA Service	Autoforward SunMail Japan — mailboxes used by captive agents and vendors in Japan	6,271 Mailbox count @ December 2009.	US$10 per mailbox	[TBD]	TBD]
AIGGS – 009	AIG-GS	ALICO Japan	eRoom	Pg 71: eRoom	eRoom Licenses – access to eRoom Document Management System	8	US$7.20 per license	[TBD]	US$(Unit of Charge/Qty)* (Monthly Unit Charge) per month
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services.
Contact Information:

AIGGS Manager	ALICO Japan	ALICO
Name: Tony Skipper	Name: Masazumi Yamagishi	Name: Briton Parker
Title:	Title: Senior Manager	Title: VP, Global Systems Officer
Phone #: (973)533-3154	Phone #: +81-3-5635-6340	Phone #: (302) 594-2139
Email: tony.skipper@aig.com	Email: yamagisi@aig.co.jp	Email: briton.parker@alico.com

48

Schedule 2.01-1
ALICO Europe
AIGGS AMERICAS SERVICE CHARGES

				Product Guide
				Reference
				“Product		Unit of			Monthly
Item			Product /	Information”		Charge/	Monthly Unit	Service	Service
#	Provider	Recipient	Service	Section	Description of Service	Quantity	Charge	Period	Charges
1	AIGGS	ALICO - Europe	Mainframe Storage	Pg 42: Mainframe Storage – Offline (Replicated)	Offline Storage (Tapes & HSM) - Replicated Actual fees are variable based on storage volumes (For estimation purposes: Storage GB usage based upon average monthly GB in 4Q09)	130.09	US$2.04 / GB	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

2	AIGGS	ALICO - Europe	Open Systems	Pg 14: Wintel/Novell Production	Wintel Production Hosting	2	US$430.16 per server	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

3	AIGGS	ALICO - Europe	Open Systems	Pg 15: Wintel/Novell Dev/Test	Wintel Test / Development Hosting	2	US$437.65 per server	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

4	AIGGS	ALICO - Europe	Open Systems	Pg 25: Dedicated Servers DR (Wintel/Novell)	Wintel DR	2	US$362.10 per server	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

5	AIGGS	ALICO - Europe	Open Systems – Shared Services	Pg 48: Web Server Support Services	Shared Web Server Hosting	7	US$181.65 per instance	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

6	AIGGS	ALICO - Europe	Open Systems – Shared Services	Pg 49: Application Support Services	Shared Application Servers Hosting	6	US$1,688.53 per instance	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

7	AIGGS	ALICO - Europe	Data Network Management	Pg 55: Network Circuit Management	Network Circuit Management	8	US$227.91 per circuit	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

8	AIGGS	ALICO - Europe	Data Network Management	Pg 54: Network Device Management	Network Device Management	14	US$114.44 per device	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

49

Product Guide
Reference
				“Product		Unit of			Monthly
Item			Product /	Information”		Charge/	Monthly Unit	Service	Service
#	Provider	Recipient	Service	Section	Description of Service	Quantity	Charge	Period	Charges
9	AIGGS	ALICO - Europe	Data Network Management	Pg 56: Core Network Allocation	Core Network - US & International Services: includes Livingston & UK Network shared space/internet, network server, DMZ support, monitoring and support of Extranet/Firewall and Network Core Security		NA	[TBD]	US$11,716 per month

10	AIGGS	ALICO - Europe	Data Network Management	Pg 56: Core Network Allocation	Replication Core Network - Fort Worth: Shared data circuits, network hardware; network monitoring and management - Mainframe D/R CPU & Storage; Shared File Tier 1 Replicated SAN		NA	[TBD]	US$182 per month

11	AIGGS	ALICO - Europe	Data Network Management	N/A: Pass Through Charge	Network Circuits includes MPLS. ▪ Primary & Secondary Circuits for: Cologne, Germany; Madrid, Spain; Rome, Italy. (Fee may vary if additional circuits are added)		NA	[TBD]	US$8,708 per month

12	AIGGS	ALICO - Europe	Data Network Management	N/A: Pass Through Charge	Remote Access (RAS) Pass-through; Cost includes fixed monthly License Fee plus variable expense based on actual usage		US$6 /user/month + Actual Usage	[TBD]	US$200

13	AIGGS	ALICO - Europe	Data Network Management	Pg 56: Core Network Allocation	Provision of WAN connectivity to MPLS Cloud and provision of LAN services in the AIGLI Office (Dublin)		NA	[TBD]	US$TBD per month

14	AIGGS	ALICO - Europe	Messaging	N/A: New TSA Service	Mail Forwarding – Exchange Mailboxes only Notes mailboxes would need to be converted to Exchange Actual costs are variable based on number of active mailboxes.	130	US$10 per mailbox	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month]

15	AIGGS	ALICO - Europe	Messaging	Pg 71: eRoom	eRoom Licenses (cost of license only)	4	US$7.20 / user license	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services.

Provider Service Manager: AIGGS Contact Information:		Recipient Service Manager: ALICO Contact Information:

Name:	Tony Skipper	Name:	Briton Parker
Title:		Title:	VP, Global Systems Officer
Phone:	(973) 533-3154	Phone:	(302) 594-2139
Email:	tony.skipper@aig.com	Email:	briton.parker@alico.com

50

Schedule 2.01-1
ALICO HO (excl Japan and Europe)
AIGGS AMERICAS SERVICE CHARGES

				Product Guide
				Reference
				“Product		Unit of			Monthly
			Product /	Information”		Charge/	Monthly Unit	Service	Service
Item #	Provider	Recipient	Service	Section	Description of Service	Quantity	Charge	Period	Charges
1	AIGGS	ALICO HO (excl Japan and Europe)	Mainframe	Pg 8: Mainframe Processing Minutes	Batch & Online Processing; operations support and monitoring for IBM Mainframes in Livingston & Fort Worth data centers. Actual prices are variable based on CPU Utilization. (For estimation purposes: CPU minutes based upon Average Monthly CPU minutes in 4Q09)	2,858.66	US$2.11 / CPU	[TBD]	US$ (Unit of Charge/Quantity)*(Monthly Unit Charge) per month

2	AIGGS	ALICO HO (excl Japan and Europe)	Mainframe	Pg 9: Disaster Recovery Mainframe Processing Minutes	Disaster Recovery for IBM Mainframes (Fort Worth). Actual prices are variable based on CPU Utilization (For estimation purposes: CPU minutes based upon average monthly CPU minutes in 4Q09)	246.08	US$1.04 / CPU	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

3	AIGGS	ALICO HO (excl Japan and Europe)	Mainframe Storage	Pg 40: Mainframe Disk Storage (Replicated)	Disk Storage - Replicated Actual prices are variable based on storage volumes (For estimation purposes: Storage GB usage based upon average monthly GB in 4Q08)	18.83	US$40.60 / GB	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

4	AIGGS	ALICO HO (excl Japan and Europe)	Mainframe Storage	Pg 42: Mainframe Storage - Offline (Replicated)	Offline Storage (Tapes & HSM) - Replicated Actual fees are variable based on storage volumes (For estimation purposes: Storage GB usage based upon average monthly GB in 4Q08)	4,439.32	US$2.04 / GB	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

5	AIGGS	ALICO HO (excl Japan and Europe)	Open Systems	Pg 14: Wintel/Novell Production	Wintel Production Hosting	15	US$430.16	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

6	AIGGS	ALICO HO (excl Japan and Europe)	Open Systems	Pg 12: Non-compliant server (Wintel/Novell)	Wintel Non-Compliant Server Hosting	1	US$1,786.99	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

51

				Product Guide
				Reference
				“Product		Unit of			Monthly
			Product /	Information”		Charge/	Monthly Unit	Service	Service
Item #	Provider	Recipient	Service	Section	Description of Service	Quantity	Charge	Period	Charges
7	AIGGS	ALICO HO (excl Japan and Europe)	Open Systems	Pg 16: Wintel Field Server	Field Hosting Compliant	1	US$752.32	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

8	AIGGS	ALICO HO (excl Japan and Europe)	Open Systems	Pg 20: UNIX/Linux Production	Unix / Linux Production Hosting	1	US$1,253.52	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

9	AIGGS	ALICO HO (excl Japan and Europe)	Open Systems	Pg 17: Intel VMware Production – All Tiers (Windows)	VMWare Class A Production Instance	3	US$478.80 per Instance	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

10	AIGGS	ALICO HO (excl Japan and Europe)	Open Systems	Pg 18: VMware Dev/Test All Tiers (Windows)	VMWare Class A Test / Development Instance	2	US$290.40 per instance	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

11	AIGGS	ALICO HO (excl Japan and Europe)	Open Systems	Pg 17: Intel VMware Production – All Tiers (Windows)	VMWare Class B Production Instance	1	US$670.80 per instance	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

12	AIGGS	ALICO HO (excl Japan and Europe)	Open Systems	Pg 17: Intel VMware Production – All Tiers (Windows)	VMWare Class C Production Instance	2	US$862.80 per instance	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

13	AIGGS	ALICO HO (excl Japan and Europe)	Open Systems	Pg 17: Intel VMware Production – All Tiers (Windows)	VMWare Class D Production Instance	2	US$1,266 per instance	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

14	AIGGS	ALICO HO (excl Japan and Europe)	Open Systems Storage	Pg 29: Tier 1 EMC SAN Non-Replicated (R_OS_SAN_NR1)	Non-replicated SAN Storage	134.4	US$8.33 per GB	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

52

				Product Guide
				Reference
				“Product		Unit of			Monthly
			Product /	Information”		Charge/	Monthly Unit	Service	Service
Item #	Provider	Recipient	Service	Section	Description of Service	Quantity	Charge	Period	Charges
15	AIGGS	ALICO HO (excl Japan and Europe)	Open Systems Storage	Pg 35: VMware Replicated (R_OS_SAN_RVM)	VMWare SAN Storage - Replicated	105.9	US$5.52 per GB	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

16	AIGGS	ALICO HO (excl Japan and Europe)	Open Systems Storage	Pg 36: Vmware Non-Replicated (R_OS_SAN_NRVM)	VMWare SAN Storage - Non Replicated	49.9	US$5.31 per GB	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

17	AIGGS	ALICO HO (excl Japan and Europe)	Open Systems - Shared File Services	Pg 38: Shared File Replicated	Shared File Services: Replicated Group Shares	373	US$9.43 per GB	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

18	AIGGS	ALICO HO (excl Japan and Europe)	Open Systems - Shared Services	Pg 38: Shared File Replicated	Shared File Services: Replicated User Shared	30.94	US$9.43 per GB	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

20	AIGGS	ALICO HO (excl Japan and Europe)	Open Systems - Shared Services	Pg 48: Web Server Support Services	Shared Web Server	19	US$181.65 per instance	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

21	AIGGS	ALICO HO (excl Japan and Europe)	Open Systems - Shared Services	Pg 49: Application Support Services	Shared Application Server	11	US$1,688.53 per instance	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

22	AIGGS	ALICO HO (excl Japan and Europe)	Data Network Management	Pg 55: Network Circuit Management	Network Circuit Management	28.98	US$227.91 per circuit	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

23	AIGGS	ALICO HO (excl Japan and Europe)	Data Network Management	Pg 54: Network Device Management	Network Device Management	51	US$114.44 per device	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

24	AIGGS	ALICO HO (excl Japan and Europe)	Data Network Management	Pg 56: Core Network Allocation	Core Network - US & International Services: includes Livingston & UK Network shared space/internet, network server, DMZ support, monitoring and support of Extranet/Firewall and Network Core Security		NA	[TBD]	US$42,000 per month

53

				Product Guide
				Reference
				“Product		Unit of			Monthly
			Product /	Information”		Charge/	Monthly Unit	Service	Service
Item #	Provider	Recipient	Service	Section	Description of Service	Quantity	Charge	Period	Charges
25	AIGGS	ALICO HO (excl Japan and Europe)	Data Network Management	Pg 56: Core Network Allocation	Replication Core Network - Fort Worth: Shared data circuits, network hardware; network monitoring and management - Mainframe D/R CPU & Storage; Shared File Tier 1 Replicated SAN		NA	[TBD]	US$2,650 per month

26	AIGGS	ALICO HO (excl Japan and Europe)	Data Network Management	N/A: Pass Through Charge	Network Circuits includes Frame Relay, Point to Point, High Speed, MPLS. (Fee may vary if additional circuits are added)		NA	[TBD]	US$30,600 per month

27	AIGGS	ALICO HO (excl Japan and Europe)	Data Network Management	N/A: Pass Through Charge	Remote Access (RAS) Pass-through; Cost includes fixed monthly License Fee plus variable expense based on actual usage.		US$6 /user/month + Actual Usage	[TBD]	US$8,700 per month

28	AIGGS	ALICO HO (excl Japan and Europe)	Messaging	N/A: New TSA Service	Auto Forward Actual costs are variable based on number of active mailboxes.	5148	US$10 per mailbox]	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

29	AIGGS	ALICO HO (excl Japan and Europe)	Messaging	Pg 71: eRoom	eRoom Licenses (licenses only)	127	US$7.20 / user license	[TBD]	US$914 per month]

30	AIGGS	ALICO HO (excl Japan and Europe)	Voice Services	Pg 60: Standard Voice Port - NY metro Offices excluding Brooklyn & Berkeley Heights	NYC Metro Voice Port (rates are based on number of extensions)	73	US$56.15/ extension	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

31	AIGGS	ALICO HO (excl Japan and Europe)	Voice Services	Pg 60: Standard Voicemail - NY metro Offices excluding Brooklyn & Berkeley Heights	Voice Mailbox	60	US$4.87	[TBD]	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

32	AIGGS	ALICO HO (excl Japan and Europe)	Voice Services	N/A: Pass Through Charge	Call Usage (pass-through based on actual usage - current cost as of Dec ‘09)		NA	[TBD]	US$360 per month

33	AIGGS	ALICO HO (excl Japan and Europe)	Voice Services	N/A: Pass Through Charge	UK Voice Services		NA	[TBD]	US$200 per month
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services.

54

Provider Service Manager: AIGGS		Recipient Service Manager: ALICO

Name:	Tony Skipper	Name:	Briton Parker
Title:		Title:	VP, Global Systems Officer
Phone:	(973) 533-3154	Phone:	(302) 594-2139
Email:	tony.skipper@aig.com	Email:	briton.parker@alico.com

55

Schedule 2.01-1
ALICO JAPAN
AIG, Inc. Global Information Security and Compliance (GISC)
A) Description of Services
Services included in this schedule are listed below.

Item						Unit of	Monthly Unit	Service
#	Provider	Recipient	Product / Service	Description of Service		Charge/Quantity	Charge	Period	Service Charges
1	AIG GISC	ALICO – Japan	Shared Services	This is a collection of security services provided as detailed below:		4,118	US$1 per month per employee (headcount)	TBD	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

1.1				▪	Firewall Rule Change management process (ECC): Authorize rule changes to firewalls

1.2				▪	Web Content filtering: Ensure web site access is updated to ensure only appropriate sites are accessible

1.3				▪	Security Awareness: Provide Information Security awareness education

1.4				▪	Security Policy Management: Develop and maintain Information Security policies and control standards

1.5				▪	Security Risk Acceptance Process (SRA): Managing the Security Risk Acceptance Process

1.6				▪	3rd Party Assessment Process: Manage the security assessment process (SAQ) for third parties (TPAs, vendors, etc.)

1.7	AIG GISC	ALICO – Japan	Threat Management	Provide threat management information to create awareness about threats facing the organization and provide critical and required patch and virus update information		4,118	US$1 per month per employee (headcount)	TBD	US$ (Unit of Charge/Quantity)*(Monthly Unit Charge) per month

2	AIG GISC	ALICO – Japan	Vulnerability Scanning	Scan externally-facing systems for known vulnerabilities (Foundstone)		12	US$10 per IP address per month	TBD	US$ (Unit of Charge/Quantity)*(Monthly Unit Charge) per month

56

Item						Unit of	Monthly Unit	Service
#	Provider	Recipient	Product / Service	Description of Service		Charge/Quantity	Charge	Period	Service Charges
3	AIG GISC	ALICO - Japan	User Access Provisioning	Provide user access provisioning to Exchange and other systems currently provided by the Livingston GISC team				TBD	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

3.1	AIG GISC	ALICO - Japan		Mainframe ID: Provide mainframe account management		Users - 5,219 LPAR - 1	US$3 per user ID per month US$1,500 per LPAR per month	TBD	US$ (Unit of Charge/Quantity)*(Monthly Unit Charge) per month

GISC manages the Top Secret Service for the Japan mainframe, but does not perform ID provisioning. The management of the Top Secret Service includes
				•	ID administration and maintenance for System Started Tasks,
				•	resource administration for System resources and privileges,
				•	software maintenance, upgrades, and IVPs,
				•	monitoring for adherence to security standards and policies,
				•	creation, implementation, maintenance, monitoring, and distribution of violation reports,
				•	support and troubleshoot mainframe security access issues
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services.
B) Service Managers

Provider Service Manager: AIG		Recipient Service Manager: ALICO

Name:	Paul de Graaff	Name:	Briton Parker
Title:	SVP, Global Information Security Officer	Title:	VP, Global Systems Officer
Phone:	(212) 770-3632	Phone:	(302) 594-2139
Email:	paul.degraaff@aig.com	Email:	briton.parker@alico.com

57

Schedule 2.01-1
ALICO Europe
AIG, Inc. Global Information Security and Compliance (GISC)
A) Description of Services
Services included in this schedule are listed below.

						Unit of	Monthly
Item						Charge/	Unit	Service
#	Provider	Recipient	Product / Service	Description of Service		Quantity	Charge	Period	Service Charges
1	AIG GISC	ALICO Europe	Shared Services	This is a collection of security services provided as detailed below:		1,824	US$1 per month per employee (headcount)	TBD	US$ (Unit of Charge/Quantity) * (Monthly Unit Charge) per month

1.1				▪	Firewall Rule Change management process (ECC): Authorize rule changes to firewalls

1.2				▪	Web Content filtering: Ensure web site access is updated to ensure only appropriate sites are accessible

1.3				▪	Security Awareness: Provide Information Security awareness education

1.4				▪	Security Policy Management: Develop and maintain Information Security policies and control standards

1.5				▪	Security Risk Acceptance Process (SRA): Managing the Security Risk Acceptance Process

1.6				▪	3rd Party Assessment Process: Manage the security assessment process (SAQ) for third parties (TPAs, vendors, etc.)

1.7	AIG GISC	ALICO Europe	Threat Management	Provide threat management information to create awareness about threats facing the organization and provide critical and required patch and virus update information		1,824	US $1 per month per employee (headcount)	TBD	US$ (Unit of Charge/Quantity) * (Monthly Unit Charge) per month

58

					Unit of	Monthly
Item					Charge/	Unit	Service
#	Provider	Recipient	Product / Service	Description of Service	Quantity	Charge	Period	Service Charges
2	AIG GISC	ALICO Europe	Vulnerability Scanning	Scan externally-facing systems for known vulnerabilities (Foundscan)	6	US$10 per IP address per month	TBD	US$ (Unit of Charge/Quantity) * (Monthly Unit Charge) per month

3	AIG GISC	ALICO Europe	User Access Provisioning	Provide user access provisioning to Exchange and other systems currently provided by the Livingston GISC team • Radius ID: Provide remote access account management – see assumption 1c	363	US $2 per user ID per month	TBD	US$ (Unit of Charge/Quantity) * (Monthly Unit Charge) per month

4	AIG GISC	ALICO Europe	Host Intrusion Detection/Prevention	Use IBM ISS to perform intrusion detection and prevention for Windows and Unix servers	4	US $20 per server per month	TBD	US$ (Unit of Charge/Quantity) * (Monthly Unit Charge) per month

5	AIG GISC	ALICO Europe	Compliance Assessment/Auditing	Use Symantec ESM/Bindview to monitor security policy compliance for Windows and Unix servers	33	US $20 per server per month	TBD	US$ (Unit of Charge/Quantity) * (Monthly Unit Charge) per month

6	AIG GISC	ALICO Europe	e-Discovery Services	Perform security investigation tasks using tools (Encase) for litigation, audit or other investigations	(as needed)	US $250 per hour	TBD	US$ (Unit of Charge/Quantity) * (Monthly Unit Charge) per month

7	AIG GISC	ALICO Europe	Audit Requests	Respond to audit requests, including research and document preparation (including assistance for SOX control testing)	(as needed)	US $100 per hour	TBD	US$ (Unit of Charge/Quantity) * (Monthly Unit Charge) per month

8	AIG GISC	ALICO Europe	SSL certificates	Maintain and manage SSL certificates for secure web sites – see assumption 1a	12	US $550 per secure web server (when renewal required during TSA)	TBD	US$ (Unit of Charge/Quantity) * (Monthly Unit Charge) per month

59

All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services.
B) Assumptions
1.	Specific Assumptions:
a.	Pending TSA length, the Acquiror’s decision will affect the number of SSL certificates for secure web sites renewed as necessary. ALICO HO will be provided a list of all SSL Certificates with expiration dates to determine which would require renewal within the TSA period.

b.	Currently there are 69 ALICO HO Neoteris users. Services and costs associated with this are not included in Schedule. Users will be migrated off the solution as it is not being offered as a service.

c.	Radius user provisioning is only supported in conjunction with users migrating to the ATT Legacy VPN solution (from both Neoteris and ATT VPN). The ATT Legacy VPN solution allows for limited access versus unrestricted access.
C) Service Managers

Provider Service Manager: AIGGS		Recipient Service Manager: ALICO

Name:	Paul de Graaff	Name:	Briton Parker
Title:	SVP, Global Information Security Officer	Title:	VP, Global Systems Officer
Phone:	(212) 770-3632	Phone:	(302) 594-2139
Email:	paul.degraaff@aig.com	Email:	briton.parker@alico.com

60

Schedule 2.01-1
ALICO HO (excl Japan and Europe)
AIG, Inc. Global Information Security and Compliance (GISC)
A) Description of Services
Services included in this schedule are listed below.

Item						Unit of	Monthly Unit	Service
#	Provider	Recipient	Product / Service	Description of Service		Charge/Quantity	Charge	Period	Service Charges
1	AIG GISC	ALICO HO (excl Japan and Europe)	Shared Services	This is a collection of security services provided as detailed below:		1,087	US$1 per month per employee (headcount)	TBD	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

1.1				▪	Firewall Rule Change management process (ECC): Authorize rule changes to firewalls

1.2				▪	Web Content filtering: Ensure web site access is updated to ensure only appropriate sites are accessible

1.3				▪	Security Awareness: Provide Information Security awareness education

1.4				▪	Security Policy Management: Develop and maintain Information Security policies and control standards

1.5				▪	Security Risk Acceptance Process (SRA): Managing the Security Risk Acceptance Process

1.6				▪	3rd Party Assessment Process: Manage the security assessment process (SAQ) for third parties (TPAs, vendors, etc.)

1.7	AIG GISC	ALICO HO (excl Japan and Europe)	Threat Management	Provide threat management information to create awareness about threats facing the organization and provide critical and required patch and virus update information		1,087	US $1 per month per employee (headcount)	TBD	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

61

Item					Unit of	Monthly Unit	Service	Service
#	Provider	Recipient	Product / Service	Description of Service	Charge/Quantity	Charge	Period	Charges
2	AIG GISC	ALICO HO (excl Japan and Europe)	Vulnerability Scanning	Scan externally-facing systems for known vulnerabilities (Foundscan)	51	US$10 per IP address per month	TBD	US$ (Unit of Charge/ Quantity)* (Monthly Unit Charge) per month

3	AIG GISC	ALICO HO (excl Japan and Europe)	User Access Provisioning	Provide user access provisioning to Exchange and other systems currently provided by the Livingston GISC team

3.1	AIG GISC	ALICO HO (excl Japan and Europe)		• Mainframe ID: Provide mainframe account management	105 user IDs, 1 LPAR	US$3 per user ID per month US$1,500 per LPAR per month	TBD	US$ (Unit of Charge/ Quantity)* (Monthly Unit Charge) per month

3.2	AIG GISC	ALICO HO (excl Japan and Europe)		• Radius ID: Provide remote access account management – see assumption 1c	315	US$2 per user ID per month	TBD	US$ (Unit of Charge/ Quantity)* (Monthly Unit Charge) per month

4	AIG GISC	ALICO HO (excl Japan and Europe)	Host Intrusion Detection/Prevention	Use IBM ISS to perform intrusion detection and prevention for Windows and Unix servers	5	US$20 per server per month	TBD	US$ (Unit of Charge/ Quantity)* (Monthly Unit Charge) per month

5	AIG GISC	ALICO HO (excl Japan and Europe)	Compliance Assessment/Auditing	Use Symantec ESM/Bindview to monitor security policy compliance for Windows and Unix servers	13	US$20 per server per month	TBD	US$ (Unit of Charge/ Quantity)* (Monthly Unit Charge) per month

6	AIG GISC	ALICO HO (excl Japan and Europe)	Malware Protection	Maintain Malware Solution for all domestic US PC infrastructures (desktops & laptops)	1,103	US$1 per month per employee (headcount)	TBD	US$ (Unit of Charge/ Quantity)* (Monthly Unit Charge) per month

62

Item					Unit of	Monthly Unit	Service	Service
#	Provider	Recipient	Product / Service	Description of Service	Charge/Quantity	Charge	Period	Charges
7	AIG GISC	ALICO HO (excl Japan and Europe)	e-Discovery Services	Perform security investigation tasks using tools (Encase) for litigation, audit or other investigations	(as needed)	US$250 per hour	TBD	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

8	AIG GISC	ALICO HO (excl Japan and Europe)	Audit Requests	Respond to audit requests, including research and document preparation (including assistance for SOX control testing)	(as needed)	US$100 per hour	TBD	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month

9	AIG GISC	ALICO HO (excl Japan and Europe)	SSL certificates	Maintain and manage SSL certificates for secure web sites – see assumption 1a	11	US $550 per secure web server (when renewal required during TSA)	TBD	US$ (Unit of Charge/Quantity)* (Monthly Unit Charge) per month
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services.
B) Assumptions
1.	Specific Assumptions:
a.	Pending TSA length, Acquiror’s decision will affect the number of SSL certificates for secure web sites renewed as necessary. ALICO HO will be provided a list of all SSL Certificates with expiration dates to determine which would require renewal within the TSA period.

b.	Currently there are 29 ALICO HO Neoteris users. Services and costs associated with this are not included in Schedule. Users will be migrated off the solution as it is not being offered as a service.

c.	Radius user provisioning is only supported in conjunction with users migrating to the ATT Legacy VPN solution (from both Neoteris and ATT VPN). The ATT Legacy VPN solution allows for limited access versus unrestricted access.

63

C) Service Managers

Provider Service Manager: AIG		Recipient Service Manager: ALICO

Name:	Paul de Graaff	Name:	Briton Parker
Title:	SVP, Global Information Security Officer	Title:	VP, Global Systems Officer
Phone:	(212) 770-3632	Phone:	(302) 594-2139
Email:	paul.degraaff@aig.com	Email:	briton.parker@alico.com

64

Schedule 2.01-1
AIGKK
General Description of Services by AIGKK:
1. Information Technology Infrastructure
General Description of Services: AIGKK will provide AIG common IT infrastructure support, data center operation and domestic/international network support.

Service
					Service Period	Charge
Service #	Service Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
AIGKK-IT Infrastructure-001	IT Infrastructure Support	AIGKK / AIGGS Common Services

AIGKK Specific Services

1.     Bilingual onsite executive support at Olinas and AIG Tower.
o     Desk side support of workstations (desktop and laptop), network printers, and network services
o     IMACs (Installation, Moves, Adds, Changes)
o     Incident Problem Management
o     Change Management
o     Application Support
o     (Approximately 15 expats)

2.     Web Server Support Services
o     Initial Implementation Project Management
o     Web Server installation and configuration; Assess requirements, design and implement solution.
o     Disaster Recovery Planning
o     Queue Requirements Analysis
			AIGKK	Alico Japan (including COKK & FLKK)	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD

o     Capacity Planning
o     SSL Certificate Management
o     Incident Management
o     Problem Management
o     Change Management
o     Hardware/Software Break/Fix analysis
o     Infrastructure Verification Procedures
o     Backups are included in the SAN services (access log, response time, etc)
o     Test and IVP System changes

65

Service
					Service Period	Charge
Service #	Service Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)

3.     Management of Videoconference system
o     Initial Implementation Project Management
o     Incident Management
o     Problem Management
o     Change Management
o     Hardware/Software Break/Fix analysis
o     Infrastructure Verification Procedures
o     Onsite installation and test

AIGKK-IT Infrastructure-002	Mainframe Operation Service	AIGKK Specific Services

1.     Hosting of mainframe printer and tape facility at Shinurayasu
o     Initial Implementation Project Management
o     Capacity Planning
o     Incident Management
o     Problem Management
o     Change Management
o     Hardware/Software Break/Fix analysis
o     Printing and sending of customer certificates
o     Prepare tapes and deliver to Alico to handover to financial institutions (e.g. Billing and collection)
o     Housing of policy setting / printing machine
o     Manual magnetic tape handling (not automated)
o     Include offsite storage management
o     Shipping to back-up site managed by AIGKK
			AIGKK	Alico Japan	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD

2.     Management of mainframe operations, production turnover, job scheduling, and data exchange with financial external parties
o     Initial Implementation Project Management
o     Capacity Planning
o     Incident Management
o     Problem Management
o     Change Management
o     Hardware/Software Break/Fix analysis
o     Schedule online and batch processing
o     Monitoring online and batch availability
o     Management of software:
▪      A-Auto (job scheduling software)
▪      A-Supervision (job monitoring software)
▪      ES/1 (performance management tool)
▪      DEXII (external data exchange)
▪      FXxxx (Fuji Xerox printing system)
▪      HULFT (FTP software)
o     Service Support Model includes:

66

Service
					Service Period	Charge
Service #	Service Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)

▪      Level 1 calls(Operator)
▪      Level 2 calls(System section)
▪      Level 3 repairs(followings)
▪      Application job : BU
▪      Mainframe : AIGGS
▪      Job scheduling : Production controller and BU
▪      Data exchange : Production controller and BU
▪      Software : vendor
▪      Hardware: Vendor

3.     Management of AS/400 operations, production turnover and job scheduling
o     Initial implementation project management
o     Engineering review, quote, and initial implementation
o     Operating System Support
o     Incident/Problem Management
o     Change Management
o     Patch Management
o     Hardware Break/Fix (Based on individual contractual agreement or enterprise supported contract)
o     Backups
o     Security Management
o     Monitoring
o     User/Group ID Management
o     Disaster Recovery Testing
o     Printing and sending of customer certificates
o     Prepare tapes and deliver to Alico to handover to financial institutions (e.g. Billing and collection)
o     Program installation to production

AIGKK-IT Infrastructure-003	Data Network Service	AIGKK Specific Services

1.     Hosting of Corporate LAN and WAN (home office, data center, call center, branch agency office and international lines)
o     Initial implementation Project Management
o     Engineering review, quote, and initial implementation (rack, stack, cabling to both network and storage)
o     Capacity Planning and Management
o     Hardware Maintenance Management
o     • Operating System Support and Management
o     Incident Management
o     Problem Management
o     Change Management
o     Patch Management (where patches are available from the vendor)
			AIGKK	Alico Japan (Including COKK (items 1 and 3) and FLKK)	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD

67

Service
					Service Period	Charge
Service #	Service Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)

o     Hardware Break/Fix (Based on individual contractual agreement or enterprise supported contract)
o     Out-of-band Management
o     Monitoring
▪      Ping
▪      Hardware
▪      System Monitoring
▪      Configuration and Setup
o     Patch room management in HQ and branch office
o     LAN management in HQ and branch office

2.     Hosting of Internet connectivity and extranet firewalls
o     Shared security systems such as firewalls, load balancers, web scanning systems, DMZs, Extranet, DNS, and infrastructure related to intrusion detection systems.
o     Shared access (e.g. Internet Pops) at AIG network hub locations. Shared routers, switches and monitoring tools used at AIG Network hub locations (Livingston, Fort Worth) to allow all client sites connectivity into AIG’s network.
o     Access to AIG’s AIGGS-hosted infrastructure and central systems (mainframes, servers, email, Internet, etc) hosted at the hub locations.
o     Circuits that connect the Hub Sites to each other

3.     Planning, installation, maintenance and management of data network
o     Initial implementation project management
o     Engineering review, quote, and initial implementation coordination
o     Capacity planning and management
o     Incident Management
o     Problem Management
o     Change Management
o     Vendor management

4.     Other
o     Locations Supported:
▪      Headquater : Orinas, Tower, Otemachi
▪      Data Center : Tower, Urayasu, Kobe
▪      Call center : Nagasaki, Kobe
▪      Branch Offices
o     Hours of support
▪      24x7x365
o     Service Support Window
▪      Business hours
o     Maintenance Window
▪      Weekend or Midnight

68

Service
					Service Period	Charge
Service #	Service Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
AIGKK-IT Infrastructure-004	Mainframe Systems Programming Service	AIGKK Specific Services

1.     Management of mainframe operating system, performance tuning, DB/DC, OEM software and security settings in cooperation with AIGGS in NJ
o     Online system software support services
o     Japanese middleware OEM software support
o     Perform management and capacity planning services
o     Incident management
o     Program management
o     Monitoring
o     Software includes:
▪      DB/DC : CICS, IMS, DB2
▪      Security : Top/Secret
▪      OEM : NetMaster, Hulft, ES1

2.     Hosting and management of encryption infrastructure for data exchange of financial external parties (not in GS Product Guide)
o     Perform management and capacity planning services
o     Incident management
o     Program management
o     Monitoring
			AIGKK	Alico Japan	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD

AIGKK-IT Infrastructure-005	Open System Storage Service	AIGKK Specific Services

1.     Hosting of EMC Storage Area Network / Management of SAN, VMWare and NAS storage
o     High availability Storage
o     Dual SAN port connectivity at 2GBits/s
o     Multipathing license
o     DR Testing Storage in DR site
o     Recurring Services:
▪      Security Compliance Auditing
▪      Service Management
▪      Incident/Problem Management
▪      Security Management
▪      Hardware Management
▪      Physical Security
▪      Environmental
▪      Performance Management
▪      Capacity Management
			AIGKK	Alico Japan (including COKK (item 1) and FLKK)	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD

69

Service
					Service Period	Charge
Service #	Service Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)

2.     Hosting and management of virtual tape library for integrated backup
o     Initial implementation Project Management
o     Engineering review, quote, and initial implementation
o     Capacity Planning and Management
o     Incident management
o     Problem management
o     Change management
o     Patch management
o     Hardware Break/Fix
o     Virtual tape library is a Disk backup system simulated magnetic tapes. It goes live in Urayasu DC
o     Monitoring
▪      Ping
▪      Hardware
▪      System Monitoring
▪      Configuration and Setup

AIGKK-IT Infrastructure-006	Active Directory Service	AIGKK / AIGGS Common Services

1.     Active Directory
o     Provide, maintain and support redundant pairs of Active Directory domain controllers in AIGKK data centers in Kobe, AIG Tower Tokyo, Urayasu
▪      Engineering review, quote, and initial implementation
▪      Procure hardware and software (operating system )
▪      Capacity Planning and Management
▪      Incident/Problem Management
▪      Change Management
▪      Patch Management
▪      Hardware Break/Fix (Based on individual contractual agreement or enterprise supported contract)
▪      User/Group ID Management
▪      Monitoring
o     Ping
o     Hardware
o     System Monitoring
o     Configuration and Setup
				Alico Japan (including COKK and FLKK)	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD

70

All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services. There are no early termination charges for these Services.
Provider Service Manager:
AIG KK
Name: Atsushi Ohtsuka
Title: IT Dept. Manager
Phone #: +81-3-5611-2082
Email:ohtsuka@aig.co.jp
Recipient Service Managers

ALICO Japan	COKK	FLKK
Name: Masazumi Yamagishi	Name: Shingo Kanzui	Name: Toru Okajima
Title: Infrastructure Systems Dept. Manager	Title: Accounting Group	Title: Manager
Phone #: +81-3-5635-6340	Phone #: +81-95-818-7294	Phone #: +81-3-3218-7617
Email: yamagisi@aig.co.jp	Email: kanzui.shingo.k@aig.co.jp	Email:okajima.toru@aig.co.jp

71

Schedule 2.01-1
AIGKK
2. Disaster Recovery Service
General Description of Services: AIGKK will provide AIG common IT infrastructure support, data center operation and domestic/international network support in the event of catastrophic disaster in Tokyo.

Service
					Service Period	Charge
Service #	Service Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
AIGKK-DR-001	Disaster Recovery Service	AIGKK Specific Services

1.     Management of Kobe DR site facility
o     DR Faculties
▪      Machine room
▪      Operation room
▪      WAR room
▪      Storage for tape media
▪      Storage for paper form stock
▪      Backup generator
▪      UPS
▪      Air cooling system
▪      Fire distinguishing system
▪      Seismic isolation racks

o     DR Equipments
▪      Mainframe printers
▪      Mainframe tapes
▪      Mainframe external data exchange system
▪      Open system servers
▪      Open system storage
▪      Web. factory
▪      Network connections
▪      Network routers, hubs and CCU
▪      AS/400 and peripherals
▪      LAN and Telephone closet
▪      Laptop PCs
			AIG KK	ALICO Japan (Including COKK (item 1&3) and FLKK (item 1&3))	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD

2.     DR on-site test in AIG Kobe Disaster Recovery site will be planned and held once per quarter by AIGKK
o     Mainframe printer
o     Mainframe tape
o     Mainframe Console
o     Mainframe online
o     Mainframe batch job

72

Service
					Service Period	Charge
Service #	Service Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
o AS400 printer o AS400 tape o AS400 console o Network switchover

3.     Provide Mainframe/open system operation in time of disaster in Tokyo

This is an operation service for Mainframe and server equipment as DR site. AIGKK provides five regular people and four additional people in the event of D/R.

AIGKK- DR -002	Printing service using DR capacity	AIGKK Specific Services

4.     Provide mainframe printing operations (both DR and regular business) utilizing the existing capacity of DR site

This is a printing service. Once a month, large volume printing is happened in Urayasu DC. In this case, AIGKK utilizes printer in DR site for cost reduction.
			AIG KK	ALICO Japan	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services. There are no early termination charges for these Services.
Provider Service Manager:
AIG KK
Name: Atsushi Ohtsuka
Title: IT Dept. Manager
Phone #: +81-3-5611-2082
Email:ohtsuka@aig.co.jp

73

Recipient Service Managers

ALICO Japan	COKK	FLKK
Name: Masazumi Yamagishi	Name: Shingo Kanzui	Name: Toru Okajima
Title: Infrastructure Systems Dept. Manager	Title: Accounting Group	Title: Manager
Phone #: +81-3-5635-6340	Phone #: +81-95-818-7294	Phone #: +81-3-3218-7617
Email: yamagisi@aig.co.jp	Email: kanzui.shingo.k@aig.co.jp	Email:okajima.toru@aig.co.jp

74

Schedule 2.01-1
AIGKK
General Description of Services by AIGKK:
3. Information Service
General Description of Services: AIGKK will perform centralized purchasing and installation, and maintenance support of office automation (“OA”) equipment, such as PC, printer and others. AIGKK will also provide helpdesk services and training for OA equipment users.

Service
	Service				Service Period	Charge
Service #	Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
AIGKK- Information Service-001	OA Support Service	AIGKK / AIGGS Common Tasks

1.   Desktop Imaging
o    Images and boot options required to image workstations and laptops.
o    Infrastructure to support workstation imaging for Field Service supported sites.
o    Enterprise level application packaging and support
o     Patch management for Microsoft Windows and Enterprise-level application security updates
o    Support of the imaging infrastructure including, hardware, imaging automation, synchronization and updates

2.   Web Service Support Services
o    Web Server installation and configuration; Assess requirements, design and implement solution
o    Queue Requirements Analysis
o    Capacity Planning
o    Incident Management
o    Problem Management
o    Change Management
o    Patch Management (where patches are available from the vendor)
o    Software Break/Fix analysis
o    Infrastructure Verification Procedures
			AIGKK	Alico Japan (including COKK and FLKK)	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD

75

Service
	Service				Service Period	Charge
Service #	Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
AIGKK Specific Services

3.   Standardization, Optimization, Selection and Bidding of OA-related equipment
o    Standardized specs across business units
o    Cost effectiveness
o    OA equipment (e.g. PC, Printer, Server, Peripherals)

4.   Procurement, installation, setup and maintenance of OA-related equipment (PC, Printer, Server, Peripherals)
o    (Procurement includes all IT related equipment including, desktops, servers, printers, laptops, etc.)

AIGKK- Information Service-002	Help Desk Service	AIGKK / AIGGS Common Tasks

1.   Help Desk Support
o    The Help Desk agent will create a ticket in our ticket tracking system and provide the ticket number to the caller.
o    The Help Desk agent will attempt to resolve the incident with phone support. (include application level)
o    The Help Desk agent will close the incident as resolved or dispatch the call to another Resolver group based on the status of the incident.
o    Place a request for service ticket on behalf of an end-user

AIGKK Specific Services

2.   Monitoring and Help Desk Services
o    Monitoring
▪    Domestic data network availability
▪    Hardware
▪    Mainframe online
(Real-time monitoring services provided during business hours of 9 am to 6pm. business )

3.   OA Training
o    Training of MS Office applications (Word / Excel /Outlook/Access etc.).
o    Regularly scheduled training courses held in Tokyo and Kobe held 4 or 5 times a month, while on site training courses are held by user request.
			AIGKK	Alico Japan (including COKK (all except OA training) and FLKK)	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD

76

Service
	Service				Service Period	Charge
Service #	Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
4. Troubleshooting of OA-related equipment (PC, Printer, Server, Peripherals) o Incident Management o Vendor contact and arrangement

AIGKK- Information Service-3003	IT Asset Management Service	AIGKK Specific Services

1.   Management of IT Related Assets, contracts and licenses (local / global)
o    PCs – desktop laptops, Servers, Printers
o    Software licensing (MS, etc)

2.   Processing of IT-related payments to suppliers and billing of the costs
o    Telephone bills, IT equipment, Software, etc

3.   Management of IT-related budget and service charge allocation

4.   Server & LAN Room Entrance / Security Management

5.   Call Center Onsite IT support (OA, Telephony)
o    Tokyo
o    Kobe
o    Nagasaki for ALICO Japan
o    Nagasaki for COKK
o    Otemachi for FLKK

6.   ARIBA (purchasing system) User Support
o    Operation – Troubleshooting and User Helpdesk
o    Table Maintenance
o    US, India contact and negotiation for Japan requests

			AIGKK	Alico Japan (including COKK and FLKK)	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD
AIGKK- Information Service-004	Request Desk Service	AIGKK Specific Services 1. First contact for IT Purchasing Requests o Office equipment o Telecom o Network 2. Status management of IT Purchase Requests	AIGKK	Alico Japan (including COKK and FLKK)	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD

77

Service
	Service				Service Period	Charge
Service #	Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
AIGKK- Information Service-005	Common Application Consulting Service	AIGKK Specific Services

1.   Maintenance and management of LanScope
o    Software Version Upgrading
o    Patch Management
o    Server maintenance
o    Incident Management
o    Problem Management
o    Capacity Planning
o    Providing reports to Business Unit

2.   e-Station Management (internal web-based application)
o    Development, Implementation, Maintenance ,modifying related application systems/Programs
o    System Components:
▪    Printing Ordering System
▪    Form Supply System
▪    Form Inventory Control System
▪    Form Request System
▪    Name Order System
▪    Fuji Xerox Ordering Tool
▪    SELS System
▪    EZ-Travel
▪    Meeting Room Reservation System
▪    Inventory System
▪    e-Station portal (application platform)
▪    Employee Information System
▪    Phone Book
			AIGKK	Alico Japan (including COKK and FLKK)	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD

		3. AGESE System Support o Support for Production and DR hosting service o System operations support and monitoring o Maintenance and enhancement	AIGKK	Alico Japan	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services. There are no early termination charges for these Services.

78

Provider Service Managers
AIG KK
Name: Mutsumi Matsunaga
Title: AVP Manager
Phone #: +81-3-5611-0158
Email: matsunaga@aig.co.jp
Recipient Service Managers

ALICO Japan	COKK	FLKK
Name: Masazumi Yamagishi	Name: Shingo Kanzui	Name: Toru Okajima
Title: Infrastructure Systems Dept. Manager	Title: Accounting Group	Title: Manager
Phone #: +81-3-5635-6340	Phone #: +81-95-818-7294	Phone #: +81-3-3218-7617
Email: yamagisi@aig.co.jp	Email: kanzui.shingo.k@aig.co.jp	Email:okajima.toru@aig.co.jp

79

Schedule 2.01-1
AIGKK
4. Telecommunication Service
General Description of Services: AIGKK will perform Telephony installation, maintenance and procurement service.

Service
	Service				Service Period	Charge
Service #	Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
AIGKK- Telecom-001	Telecommunication Service	AIGKK / AIGGS Common Services

1.   Standard Voice Port
o    Initial implementation Project Management
o    Engineering review, quote, and initial implementation
o    PBX Hardware, Software and Maintenance
o    Access circuits/trunks Support
o    Capacity Planning and Management
o    Operating System Support and Management
o    Incident/Problem Management
o    Change Management
o    Patch Management (where patches are available from the vendor)
o    Hardware Break/Fix (Based on individual contractual agreement or enterprise supported contract)
o    Monitoring
•    PBX Hardware
•    System Monitoring
•    Configuration and Setup
o    Call recording information is missing

AIGKK Specific Services

2.   Hosting of IP telephony and Nortel phone infrastructure for business phones at HQ and branch offices
o    Change of configuration of pickup-group
o    Ringing
o    Call restriction for general office

3.   Engineering Phone work
o    Install phones, telephone rights
o    Move telephones following office layout change
o    Install PBX and telephones in new office
o    Replace PBX and telephones
			AIGKK	ALICO Japan (Including COKK and FLKK for items 2&3 only)	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD

80

Service
	Service				Service Period	Charge
Service #	Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)

4.   Verification of telephone expenses
o    Validate telephone bills
o    Allocate charges to businesses
o    Create payment vouchers

5.   Call Center telecom infrastructure support
o    Locations: Tokyo, Kobe, Nagasaki
o    Install / expand call center telephone systems
o    Change configuration call-flow
o    Administration of login-ID for Telephony system
o    Move telephone following office layout changes

AIGKK- Telecom-002	Telecommunication Service	AIGKK Specific Services 1. Maintenance and set-up service for PBX o Nagasaki Regular checking of PBX o Nagasaki Recovery trouble on PBX, Telephony	AIGKK	ALICO Japan (Including COKK)	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services. There are no early termination charges for these Services.
Provider Service Manager
AIG KK
Name: Mutsumi Matsunaga
Title: AVP Manager
Phone #: +81-3-5611-0158
Email: matsunaga@aig.co.jp
Recipient Service Manager

ALICO Japan	COKK	FLKK
Name: Masazumi Yamagishi	Name: Shingo Kanzui	Name: Toru Okajima
Title: Infrastructure Systems Dept. Manager	Title: Accounting Group	Title: Manager
Phone #: +81-3-5635-6340	Phone #: +81-95-818-7294	Phone #: +81-3-3218-7617
Email: yamagisi@aig.co.jp	Email: kanzui.shingo.k@aig.co.jp	Email:okajima.toru@aig.co.jp

81

Schedule 2.01-1
AIGKK
5. Data Security
General Description of Services: AIGKK will provide IT security-related services, software and hardware in data center, PC and server systems.

Service	Service				Service Period	Service Charge
#	Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
AIGKK-Data Security-001	Data Security Technology Service	AIGKK Specific Services

1.    Draw up and update data security policies and rules for common infrastructure. Also retrieve user operation logs.
o     Common infrastructure — LAN, WAN, server rooms, Internet gateway, mail servers, anti-virus server, common product manager servers, etc.
o     Data security policies/standards/guidelines — AIG Japan Data Security Policy, AIG Japan Data Security Guideline, AIG Japan Privacy and Sensitive Data Security Guideline, AIG Japan Data Classification Guideline, AIG Japan Data Encryption Security Standard, AIG Japan Document/Electronic Data Preservation Guideline.
o     Approximately 30 detailed rules for data security - ID/password, email, internet/intranet, PC/server, network, others.
o     Risk control processes and communication trees on common infrastructure
o     Retrieval of user operation logs — by regulation/ compliance requirement, AIGKK is providing Alico user operation logs in client device, internet access, email usage, etc. on request basis.

2.    Server vulnerability assessment using ESM and security patch/software distribution using JP1 for clients and servers.
o     AIGKK is conducting Windows server vulnerability assessment with ESM (Enterprise Security Manager; a name of Symantec product to assess server vulnerability) for ensuring compliance with standard security policy, preventing internal/external attack, unauthorized data modification, etc.
o     ESM manager license and console are owned and centrally managed by AIGKK as a shared service, connecting with ESM agents in each target server.
o     There are two operations are in place
▪      Initial assessment — prior to a new server deployment (see 3. Information Service — “OA Support Service” — Procurement, installation, setup and maintenance of OA related equipment (PC, Printer, Server, Peripherals), initial assessment is conducted after OS and ESM installation. After identified compliance, the new server is deployed to operating companies.
			AIG KK	ALICO Japan (Including COKK and FLKK)	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD

82

Service	Service				Service Period	Service Charge
#	Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)

▪      Periodical basement
▪      On quarterly basis, all target servers in common infrastructure are assessed by ESM for ensuring server policy compliance and vulnerability recognition.
▪      Results are communicated to server administrators. If any vulnerability is found, AIGKK provides the solution and monitors improvement.
o     Applicable security patches and necessary software are distributed by manager servers of JP1 (a name of Hitachi product to deliver software), owned and centrally managed by AIGKK on monthly and necessary basis. Relay servers in field offices of operating companies are owned and managed by them.

3.    Awareness training and consulting regarding use of common infrastructure
o     AIGKK distributes data security materials including “Data Security Handbook” to all network users for risk mitigation.
o     AIGKK publishes and updates above data security rules and risk control materials on common intranet.
o     AIGKK provides data security consultation in conjunction with security products, configurations, processes, etc. on request basis.

AIGKK-Data Security-002	Data Security Administration Service	AIGKK Specific Services

1.    Management of host-based intrusion detection and Internet vulnerability assessment
o     Host based intrusion detection system (host IDS) for preventing external attacks is centrally controlled by AIGKK. Some of host IDS systems are installed in common gateway system. (13 servers).
o     These protect Alico system/data as they are located in the same segment of AIG internal network.

2.    Hosting and Management of baseline security systems
o     AIGKK has centrally managed security baseline systems bellow including version upgrade, etc. for protecting systems in operating companies.
▪      Safeboot laptop encryption system — AIGKK provides baseline configuration and performance tuning for manager servers of the system.
▪      McAfee anti-virus — ePO servers (manager servers of McAfee anti-virus) are owned and centrally managed by AIGKK. All PC’s /servers of network users are synchronized with a set of ePO servers.
▪      Sophos internet proxy anti-virus — manager servers are owned and centrally managed by AIGKK.
			AIG KK	ALICO Japan	2 years, with no increase in the Service Charge on the 18th and 21st month anniversary of the Closing Date. No early termination notice may be delivered prior to the one year anniversary of the Closing Date and any such early termination notice must be delivered at least six months prior to the date Recipient wishes to terminate such Service	TBD

83

Service	Service				Service Period	Service Charge
#	Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)

▪      Websense Internet/email filtering — policies/rules of filtering and manager systems are centrally managed by AIGKK. Exception approval process is also handled by AIGKK.
▪      Voltage email encryption system — manager servers are owned and centrally managed by AIGKK.
▪      Software itself is different (Japanese version for double bites processing)
▪      VONTU Network Monitor for monitoring inappropriate email communication with outside of network — packet capture system and monitoring console are owned and centrally managed by AIGKK.
o     AIGKK monitors systems and user operations via above security baseline systems and tools. If any problem is identified, it will be communicated to Alico security representatives for preventing risks.

3.    Periodical re-certification of privileged user accounts
o     Other than general user accounts, system administrators of Active Directory (AD) in common network have special rights to the network resource. AIGKK has centrally controlled those AD accounts including Alico AD administrators.
o     After exporting data of privileged users manually, AIGKK provides the list of those users to operating companies to ensure accounts are continued for use or deleted on quarterly basis.

All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services. There are no early termination charges for these Services.
Provider Service Manager:
AIG KK
Name: Atsushi Ohtsuka
Title: IT Dept. Manager
Phone #: +81-3-5611-2082
Email:ohtsuka@aig.co.jp

84

Recipient Service Managers

ALICO Japan	COKK	FLKK
Name: Masazumi Yamagishi	Name: Shingo Kanzui	Name: Toru Okajima
Title: Infrastructure Systems Dept. Manager	Title: Accounting Group	Title: Manager
Phone #: +81-3-5635-6340	Phone #: +81-95-818-7294	Phone #: +81-3-3218-7617
Email: yamagisi@aig.co.jp	Email: kanzui.shingo.k@aig.co.jp	Email:okajima.toru@aig.co.jp

85

Schedule 2.01-1
AIGKK
6. Investment Administration
General Description of Services: AIGKK will provide streamlined investment back-office functions, including investment administration, accounting systems and reporting systems, which can support both JGAAP and USGAAP.

					Service Period	Service Charge
Service #	Service Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
AIGKK-Investment Admin-001	Investment Administration Service
1.    Data entry and maintenance of investment-related systems (XNET/PAM/CD System) such as

•      Interactive Data Japan (Market value)

•      Transaction record keeping in PAM and X-Net

•      Journal entries for transactions

•      Cash reconciliation

•      Collect factors, base interest rates, FX rates and enter the data in PAM

•      Income, maturity, and corporate action maintenance in PAM and X-Net

•      Collect prices and enter the price data in PAM and X-Net

•      Collect rating data and enter the rating update in PAM

•      Security master file maintenance

•      Journal entries for amortization, accrued interest and valuation

2.   Services relating to custodian administration

•      Custody fee check

3.    Creating and confirming the trade and settlement information with Custody (CD System)

•      Confirmation matching

•      Instructions to custody

4.    Reconciliation of the holdings and the transactions between investment-related systems (XNET/PAM/CD System)

•      Custody position reconciliation

5.    Project management around investment areas

•      Planning and execution

•      Coordinate stakeholders
			AIG KK	ALICO Japan	TBD	TBD

86

All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services.
Provider Contact Information
AIG KK
Name: Tetsuya Sawazaki
Title: General Manager
Phone #: +81-3-6658-3512
Email: sawazaki.tetsuya@aig.co.jp
Recipient Contact Information

AIG KK	ALICO Japan	ALICO Japan
Name:	Name: Seiji Inoue	Name:
Title:	Title: General Manager	Title:
Phone #: +81-3-	Phone #: +81-3-6658-2912	Phone #: +81-3-
Email: @aig.co.jp	Email: inoues@aig.co.jp	Email:@aig.co.jp

87

Schedule 2.01-1
AIGKK
7. Investment System
General Description of Services: AIGKK will provide control and support of investment related systems.

	Service				Service Period	Service Charge
Service #	Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
AIGKK-Investment System -001	Investment System Service	1. Advice of development and maintenance and technical assistance of investment-related systems, such as PAM and XNET	AIG KK	ALICO Japan	TBD	TBD
☐ PAMsystem
☐ Xnet system
☐ PAMEX program
☐ GL-Tool system

2. Providing end-user support for investment-related systems
☐ Server Management of Investment Dept.
☐ Bloomberg terminals support
☐ CDS (CitiDirect for Securities)
☐ CDC (CitiDirect for Cash)
☐ BOJ reporting system
☐ Other Investment-related systems
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services.
Provider Contact Manager

AIG KK
Name: Hirotoshi Abe
Title: General Manager
Phone #: +81-3-6658-3524
Email: Abe.Hirotoshi@aig.co.jp
Recipient Contact Manager

AIG KK	ALICO Japan	ALICO Japan
Name:	Name: Seiji Inoue	Name: Masazumi Yamagishi
Title:	Title: General manager	Title: Infrastructure Systems Dept. Manager
Phone #: +81-3-	Phone #: +81-3-6658-2912	Phone #: +81-3-5635-6340
Email: @aig.co.jp	Email: inoues@aig.co.jp	Email: yamagisi@aig.co.jp

88

Schedule 2.01-1
AIGKK
8. Sales Force Automation Tool
General Description of Services: AIGKK will provide maintenance and system operation for Common Subsystems (excluding company unique functions such as sales illustration and application form) among subsystems of ATLASnavi and Sales Force Automation Tool.

					Service Period	Service Charge
Service #	Service Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
AIGKK-Sales force automation tool -001	ATLASnavi ASP service	1. Production hosting for ATLASnavi system	AIG KK	ALICO Japan	TBD	TBD
2. System operations support and monitoring for ATLASnavi server system

AIGKK-Sales force automation tool -002	ATLASnavi ASP service	3. Maintenance and enhancement of the current function of ATLASnavi system	AIG KK	ALICO Japan	TBD	TBD
4. Business planning / promotion and requirement creation support for ATLASnavi system
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services.
Provider Service Manager

AIG KK
Name: Takako Hama
Title: Senior Manager
Phone #: +81-3-5637-1523
Email: hama@aig.co.jp
Recipient Service Managers

	ALICO Japan	ALICO Japan
Name:	Name: Masazumi Yamagishi	Name: Yasuyoshi Nagai
Title:	Title: Infrastructure Systems Dept.Manager	Title: Manager of Sales Support Planning
Phone #:	Phone #: +81-3-5635-6340	Phone #: +81-3-5611-1712
Email:	Email: yamagisi@aig.co.jp	Email: Nagaiy @aig.co.jp

89

Schedule 2.01-1
AIGKK
9. CRM
General Description of Services: 1) AIGKK will perform services to Screen companies’ customer/prospect data for possible terrorists against lists provided by OFAC (Office of Foreign Assets Control)/ FSA (Financial Services Agency) and deliver applicable data to AML(Anti-Money Laundering) department for compliance purposes and 2) Assign unique customer identification number (AGESE ID) to each new customer/prospect by using sophisticated name-matching algorithm.

	Service				Service Period	Service Charge
Service #	Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
AIGKK-CRM -001	CRM support service	1. As a system owner of AIG Global Economic Sanction and Embargo (AGESE) name-matching system for compliance checks and customer management, CIG provides:	AIG KK	ALICO Japan	TBD	TBD
• Provide the primary operational contact point for technical support of the AGESE System
• Track and manage all reported problems
• Escalate problems as necessary to AGESE System Operation Team and vendors
• Root and Administrative access to all servers
• Manage encryption keys
• Make a final decision on cross company matters
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services.
Provider Service Manager

AIG KK
Name: Takemasa Kiba
Title: Dept. Manager
Phone #: +81-3-5619-3952
Email: kiba.takemasa@aig.co.jp
Recipient Service Managers

AIG KK	ALICO Japan	ALICO Japan
Name:	Name: Masazumi Yamagishi	Name:
Title:	Title: Infrastructure Systems Dept. Manager	Title:
Phone #: +81-3-	Phone #: +81-3-5635-6340	Phone #: +81-3-
Email: @aig.co.jp	Email: yamagisi@aig.co.jp	Email:@aig.co.jp

90

Schedule 2.01-1
AIGKK
10. Security Operations Services General Description of Services: AIGKK will set standards, select and manage security contractors as well as administer security card system and camera system.

	Service				Service Period	Service Charge
Service #	Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
AIGKK-Security operation -001	Security Operation Service	1. Access Control System Management: Manage security access control systems and database for access control systems.
2. IC/ID Card Production Management (actual ID card production is outsourced)
		3. Access Data Reports- Access Control System Management.	AIG KK	ALICO Japan (Including COKK & FLKK)	TBD	TBD

These three items involves one full-time employee during business hours. The system operates automatically and does not require staffing after-hours. If there is a problem outside normal business hours, the AIGKK Security Department Manager is notified and then will have the ACS manager respond.

4. Manage and provide reception and security guard services, access control gates, and CCTV for common areas shared by ALICO.

This does not require any AIG staffing after hours; the outsourced security guard company provides guards, 24/7/365. If there were any incidents, the AIGKK Security Department Manager is notified and if necessary call appropriate staff to also respond.
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services.
Provider Service Manager

AIG KK
Name: Robert Wood
Title: Regional Security Manager
Phone #: +81-3-5611-0260
Email: robert.wood@aig.co.jp

91

Recipient Service Manager

ALICO Japan	COKK	FL KK
Name: Kiyotaka Miyakawa	Name: Shingo Kanzui	Name: Toru Okajima
Title: Manager of GAD	Title: Accounting Group	Title: Manager
Phone #: +81-3-5611-1888	Phone #: +81-95-818-7294	Phone #: +81-3-3218-7617
Email: miyakawa @aig.co.jp	Email: kanzui.shingo.k@aig.co.jp	Email: okajima.toru @aig.co.jp

92

Schedule 2.01-1
AIGKK
11. Facility Management Service
General Description of Services: AIGKK will provide centralized facility management services for the leased properties.

	Service				Service Period	Service Charge
Service #	Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
AIGKK-Facility management-001	Facility Management Service
1.     MEP (Mechanical, Electrical and Plumbing) maintenance management for shared Server/ Communication Room in the five co-located sites. (AIG Otemachi Bldg./Arca West/ Arca Central/ Olinas Tower/ Toyocho East 21 Bldg.)
			AIG KK	ALICO Japan (Including FLKK)	TBD	TBD
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services.
Provider Service Manager

AIG KK
Name: Shigeich Igota
Title: Dept. Manager
Phone #: +81-3-5637-3145
Email: Igota@aig.co.jp
Recipient Service Manager

ALICO Japan	FLKK
Name: Kiyotaka Miyakawa	Name: Toru Okajima
Title: Manager of GAD	Title: Manager
Phone #: +81-3-5611-1888	Phone #: +81-3-3218-7617
Email: miyakawa@aig.co.jp	Email: okajima.toru @aig.co.jp

93

Schedule 2.01-1
AIGKK
12. General Affairs
General Description of Services: AIGKK will provide the general affair services listed in table below.

	Service				Service Period	Service Charge
Service #	Name	Description of Service	Provider	Recipient	(in mo.)	(kYen/mo)
AIGKK-General affairs -001	General affairs	1. Internal mailing (Ohtemachi)	AIG KK	ALICO Japan	TBD	TBD

		2. Maintenance of SELS System		(Including COKK and FLKK)	TBD

		3. Administration of shared table of Printing Order System			TBD

		4. Administration of master file of Form Supply System			TBD

		5. Service related payment (Doc Center, rent fee, SELS use etc.)			TBD

		6. Administration of corporate risk and insurance			TBD
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services.
Provider Service Manager

AIG KK
Name: Hideshi Yokobori
Title: AVP
Phone #: +81-3-5637-3134
Email: yokobori@aig.co.jp

94

Recipient Service Manager

ALICO Japan	COKK	FLKK
Name: Kiyotaka Miyakawa	Name: Shingo Kanzui	Name: Toru Okajima
Title: Manager of GAD	Title: Accounting Group	Title: Manager
Phone #: +81-3-5611-1888	Phone #: +81-95-818-7294	Phone #: +81-3-3218-7614
Email: @aig.co.jp	Email: kanzui.shingo.k@aig.co.jp	Email: okajima.toru @aig.co.jp

95

Schedule 2.01-1
AIGKK
13. HR
Table 13
ALICO Japan needs to continue using the Portal site for AIG Health Insurance Union currently provided by GKK until the division of union.

						Service Period	Service Charge
Service #	Service Name	Description of Service		Provider	Recipient	(in mo.)	(kYen/mo)
AIGKK-HR service-001	ADPS	1.	Continued use and maintenance of hardware/software.	AIG KK	ALICO Japan	TBD	178 kYen/month

AIGKK-HR service-002	HRIS	1.	Continued use and maintenance of hardware/software.	AIG KK	ALICO Japan	TBD
1.

AIGKK-HR service-004AIGK	DC-related services	1. 2.	Plan administration Support and consult for plan revisions and employee education	AIG KK	ALICO Japan	TDB
		3.	Carry out fee collection for AIU Corporate Pension Fund
		4.	Liaison with Mizuho Corporate Bank and Ministry of Health, Labour and Welfare.
		5.	Continued use of web based DC information on intranet site run by AIU Corporate Pension Fund
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services.
Provider Service Manager:

AIG KK
Name: Shusaku Sakakibara
Title: Department Manager
Phone #: +81-3-5637-1020
Email: skakibara.shusaku@aig.co.jp

96

Recipient Service Manager:

AIG KK	ALICO Japan	ALICO Japan
Name: Kazuhiro Takeda
Title: HR Operation Manager
Phone #: +81-3-5611-1730
Email: takeda.kazuhiro@aig.co.jp

97

Schedule 2.01-1
AIG AMG Ireland – ALICO Life International Limited Dublin Office

Service
Service #	Name	Description of Service	Provider	Recipient	Service Period	Service Charge
1	Phone	Continued use of the AIG Investments PBX used with cross charging from Ringmaster reports, until a new phone system has been implemented.	AIG AMG Ireland	ALICO Life International Limited	12 months	$10,000 per month

2	Domain	AIGLI staff remain on the IFSC NT4 domain until migration to the Alico UK domain or Alico/Parent AD depending on which is delivered soonest	AIG AMG Ireland	ALICO Life International Limited	12 months	Included in above price

3	File Server	AIGLI continue to use the virtual file server on the AIGI infrastructure until AIGLI IT room in place and data can be migrated to new Alico server.	AIG AMG Ireland	ALICO Life International Limited	12 months	Included in above price

4	Database server	Server AIGLIES1 – current DPR Server continued hosting of server in AIGI server room.	AIG AMG Ireland	ALICO Life International Limited	12 months	Included in above price

5	IT Support	On site resource to support the AIGLI business – contractor in AIGI paid for by AIGLI	AIG AMG Ireland	ALICO Life International Limited	12 months	Included in above price
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services.

Provider Service Manager: AIG Investments	Recipient Service Manager: ALICO

Contact Information:	Contact Information:
Name: Thomas Belthoff	Name: Briton Parker
Title: Managing Director	Title: VP, Global Systems Officer
Phone #: 212-770-8003	Phone #: (302) 594-2139
Email Address: tom.belthoff@aig.com	Email Address: briton.parker@alico.com

98

Schedule 2.01-1
Accounts Payable Program WAVES FIN-13 and Travel and Expense Program

Service
Service #	Name	Description of Service	Provider	Recipient	Service Period	Service Charge
FIN-13-1	WAVES-Accounts Payable Process	This includes vendor administration (vendor set-up & 1099 reporting), processing the items, approval/security process, cutting of the checks and charging our checking accounts and making entries to our financial statements.
		This also includes help desk activity to all of our employees. It also covers help desk, establishing new employees into the system, and running reports.	AIG	ALICO	Initial Scheduled Term of 6 months with an Extended Scheduled Term of 6 months	US$5,000 per month

FIN-13-2	Concur-T&E Process	This includes supporting ALICO during the transition from the Concur system to the Buyer’s T&E system of choice	AIG	ALICO	Initial Scheduled Term of 6 months with an Extended Scheduled Term of 6 months	Included in the above
All Service Charges shall not be subject to any additional charges whatsoever for Provider Costs, Overhead Costs or any other costs (other than permitted Pass-Through Charges, if applicable). There are no Set-Up Costs for these Services.

Provider Service Manager: AIG	Recipient Service Manager

Contact Information:	Contact Information:
Name: Jennifer Brosnan	Name: Jens Berding
Title:	Title: VP – Treasury
Phone #: (201) 427-3300	Phone #: 302-594-2528
Email Address: Jennifer.Brosnan@AIG.com	Email Address: Jens.Berding@alico.com

99

Schedule 2.01-2

100

Schedule 2.02-1
Telecommunications

						Service Period	Service Charge
Service #	Service Name	Provider	Recipient	Description of Service		(in mo.)	($/mo.)
1	Telecommunications	ALICO	Federal Savings Bank	•	Provide technical support for voice communication services	18 months	TBD
				•	Provide technical support for video conferencing services at One ALICO Plaza.
				•	Monitor corporate expenses with regard to voice communications
				•	Provide breakdown of expenses to all department heads
				•	Maintain up-to-date inventory
				•	Vendor liaison for ordering data circuits for Network Services Department
				•	Contingency planning and disaster recovery

Provider Service Manager:	Recipient Service Manager:

Contact Information:	Contact Information:

Name: Briton Parker	Name: Robert Pierce
Title: VP Global Systems Officer	Title: Federal Savings Bank
Phone #: (302) 594-2139	Phone #: (302) 661-8987
Email Address: Briton.parker@alico.com	Email Address: Robert.pierce@aig.com

101

Schedule 2.02-2
PAM Investment Accounting

Service
Service #	Name	Description of Service		Provider	Recipient	Service Period	Service Charge
1	PAM – STAR Support	This includes hosting STAR investment accounting data and providing support on PAM. Services include the following:		ALICO	STAR	6 months	[TBD]

		•	Hosts the PAM Investment Accounting Software
		•	Performs upgrades and fixes of the system software
		•	Provides 24/7 system support
		•	Provides disaster recovery of the program
		•	Provides FAS 157 leveling
		•	Price validation of structured products
		•	Monthly sox controls around monthly closing and pricing

Provider Service Manager: ALICO	Recipient Service Manager: Star

Contact Information:	Contact Information:
Name: Michele Wuerstle	Name: David Sigaty
Title: AVP Investment Accounting	Title: CFO
Phone #: (302) 594-2593	Phone #: 81-3-6658-7410
Email Address: Michele.Wuerstle@alico.com	Email Address: sigaty.david.k@aig.com.jp

102

Schedule 2.02-2
PAM Investment Accounting

Service
Service #	Name	Description of Service		Provider	Recipient	Service Period	Service Charge
1	PAM – Edison Support	This includes hosting Edison investment accounting data and providing support on PAM. Service include the following:		ALICO	Edison	6 months	[TBD]

		•	Hosts the PAM Investment Accounting Software
		•	Performs upgrades and fixes of the system software
		•	Provides 24/7 system support
		•	Provides disaster recovery of the program
		•	Provides FAS 157 leveling
		•	Price validation of structured products
		•	Monthly sox controls around monthly closing and pricing

Provider Service Manager: ALICO	Recipient Service Manager: Edison

Contact Information:	Contact Information:
Name: Michele Wuerstle	Name: Jenni Sparks
Title: AVP Investment Accounting	Title: CFO
Phone #: (302) 594-2593	Phone #: 81-3-6658-6331
Email Address: Michele.Wuerstle@alico.com	Email Address: Jenni.Sparks.S@aig.co.jp

103

Schedule 2.02-2
Tax

	Service Name	Provider	Recipient	Description of Service	Service Period	Service Charge
1	Tax – Provision and Compliance Technology Support	ALICO	AIG	The Acquiror shall cause the Company and the Transferred Subsidiaries to use Parent’s licensed software and hardware to prepare the portion of the Parent’s and any Retained Affiliate’s consolidated, unitary, and combined U.S. federal, state and local income tax returns pertaining to the Company and any Transferred Subsidiary for the taxable year ending November 30, 2009, the Company and the U.S. Transferred Subsidiaries’ U.S. federal (and state, if so prepared in prior years) income tax returns (or pro forma Tax Returns with respect to the Company and the Transferred Subsidiaries if included in a consolidated, unitary or combined group with the Company or any Retained Affiliate) for the taxable years ending December 31, 2009, and the Taxable years beginning on January 1, 2010, as further described in Section 8.02 of the Purchase Agreement. The Acquiror, the Company and the Transferred Subsidiaries will have no obligation for the maintenance of the software and hardware necessary to provide this Service.	[TBD]	No charge

Provider Service Manager:	Recipient Service Manager:

Contact Information:	Contact Information:

Name: Tal Kaissar	Name: Joseph Vaccaro
Title: Vice-President, Tax, AIG	Title: Vice-President and Director, Tax, Alico
Phone #: 212-770-5884	Phone #: 212-770-5133
Email Address: tal.kaissar@aig.com	Email Address: joseph.vaccaro@alico.com

104

Schedule 2.03(b)
The Parent shall not be obligated to perform the following services past the Closing (nothing herein is intended to limit any rights and obligations under Section 6.03 or Article VIII of the Purchase Agreement):1
Fiduciary services:
•	New product development and approval

•	Forecasting

•	Modeling

•	Pricing or valuation guidance

•	Sensitivity analysis

•	Governance
Audit services (excluding actions under Section 2.26)
•	Internal or external audits

•	SAS 70 compliance reviews
Certification services
•	Sarbanes Oxley

•	Operating Risk
Risk Management services:
•	Operational risk assessments / approvals

•	Credit risk functions or ratings

•	Insurance underwriting

•	Actuarial services
Legal Services
Compliance services:
•	Anti money laundering

•	Patriot Act

•	Office of foreign asset controls

[1]	The exclusion of these services is subject to the Seller, the Parent, the Company and the Transferred Subsidiaries providing the necessary cooperation, support and services called for under the Purchase Agreement between signing of the Purchase Agreement and Closing.

105

Human Resources (other than the AIGKK Schedule HR Services):
•	HR Administration & Support – US Cyborg and PeopleSoft Populations

•	HR Treasury Services

•	HR Parent Accounting Services

•	HR Expat Services

106

The following services, which is not an exhaustive or comprehensive list, referenced from the interdependency list are examples of the above types of services
Service (page number) Description
27, 144 (2, 4) FX hedging
28 (2) hedge and private fund sourcing and review
29 (2) Mutual fund selection for investments
20 (2) Real estate selection for investments
54 (3) fund selection process
67 (4) provision of swaps
140, 141 (4) approval of complex structured financial transactions, derivatives
294 (5) Derivative accounting
13, 25, 70, 298 (12, 13) Credit Risk Management (setting trading limits, sovereign risk analysis, approvals and alert list)
71 (12) world wide internal audits
72 (12) CSFT (AIG decision making / committee on Complex Structured Financial transactions)
74 (12) Technical Fraud investigation
75 (12) Sarbanes Oxley certification
76, 145 (12, 21) ORRs and ratings of non-rated credits
80 (12) anti fraud services
151 (12) Fair value valuations of derivatives
270 (12) AIG credit risk committee
296 (12) Validate security prices
73 (12) SOX testing
110 (19) define insurance group for statutory reporting
111(19) fx hedging
121 (20) corporate cards
171 (21) approval of credit lines
266 (39) approved reinsurers list
274 (50) tax compliance
278 (48) data gathering related to compliance
284 (49) partnership tax returns
289 (49) Federal tax audits and disputes

107

Schedule 2.16(a)
[Personnel — To come]

108

Schedule 2.25
Acquiror Contract Manager
[Name]
[Contact Information]
Parent Contract Manager
[Name]
[Contact Information]

109

Schedule 3.01(c) – Pass-Through Charges
     Charges for data feeds, telecommunications charges, license fees, similar third-Person consultant fees including application configuration, application cloning, TSA set-up planning, TSA set-up, security set-up, security mitigation, network configuration, infrastructure set-up, data storage, facility configuration and security, extranet access set-up, active directory configuration, email configuration, hardware procurement and software procurement, and subcontractor fees of a non-Affiliate of Provider, in each case to the extent not already captured in the fees and charges set forth in Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1 and Schedule 2.02-2, but excluding outside counsel fees.

110

Schedule 7.09(a)
Acquiror Senior Management Contact
[Name]
[Contact Information]
Parent Senior Management Contact
[Name]
[Contact Information]
Acquiror Executive Management Contact
[Name]
[Contact Information]
Parent Executive Management Contact
[Name]
[Contact Information]

111

EXHIBIT C

Investor Rights Agreement
among
MetLife, Inc.,
ALICO Holdings LLC
and
American International Group, Inc.
Dated as of [•], 2010

Page
ARTICLE 1
General

Section 1.1	Definitions	1
ARTICLE 2
Registration and Offering
ARTICLE 3
Miscellaneous

i

          Investor Rights Agreement, dated as of [•], 2010, by and among MetLife, Inc., a Delaware corporation (the “Company”), ALICO Holdings LLC, a Delaware limited liability company (the “Investor”), and American International Group, Inc., a Delaware corporation (“Parent”).
W i t n e s s e t h:
          Whereas, the Company, the Investor and Parent are parties to a Stock Purchase Agreement, dated as of March 7, 2010 (as the same may be amended from time to time, the “Stock Purchase Agreement”), pursuant to which the Investor will receive from the Company on the Closing Date (as defined below) the Securities (as defined below), subject to all the terms and conditions set forth in the Stock Purchase Agreement;
          Whereas, the Company, the Investor and Parent, at any time following the Investor’s receipt of the Securities and while this Agreement (as defined below) is in effect, do not intend that the Investor, Parent or any of their respective Affiliates (as defined below), acting alone or as part of a Group (as defined below), directly or indirectly, Beneficially Own (as defined below) more than 23.5% of the Common Stock (as defined below) or Other Voting Securities (as defined below); and
          Whereas, in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, and pursuant to the terms of the Stock Purchase Agreement, the parties desire to enter into this Agreement in order to (i) grant to the Investor certain rights relating to the registration of the Subject Securities (as defined below) and (ii) set forth certain agreements with respect to the Investor’s ownership of the Securities and Subject Securities as set forth below.
          Now, Therefore, in consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
General
          Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
          “Affiliate” shall mean, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; for the avoidance of doubt, unless otherwise specified herein, (i) American Life Insurance Company, a Delaware-domiciled insurance company, and the Transferred Subsidiaries shall be deemed to be Affiliates of the Company (and not the Investor or Parent) and (ii) the U.S. Treasury and the Federal Reserve Bank of New York shall be deemed not to be Affiliates of the Investor and Parent; provided, however, that, solely for the purposes of this Agreement, each of the Investor and Parent shall be deemed not to be an Affiliate of the Company.

          “Agreed Cooperation” shall mean, in connection with any Offering, that, in addition to the actions otherwise specifically required by this Agreement, the Company uses commercially reasonable and customary efforts to cooperate with the Book-Runners in connection therewith and participates on a reasonable basis in “road-show” and other customary marketing activities, including making members of senior management of the Company, as would customarily participate in “road-show” and other customary marketing activities for an offering by the Company comparable in size and type of securities offered, to such Offering, cooperate with the Book-Runners in connection therewith and make themselves available to participate on a reasonable basis in “road-show” and other customary marketing activities in such locations (domestic and foreign) as recommended by the Book-Runners (including one-on-one meetings with prospective purchasers of the Subject Securities).
          “Agreement” means this Investor Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Investor Rights Agreement as the same may be in effect at the time such reference becomes operative.
          “Ancillary Agreements” shall mean the Stock Purchase Contract Agreement, the Transition Services Agreement, the Special Asset Protection Agreement, the Hold Harmless Agreement, the Indemnification Control Agreement, and this Agreement.
          “Beneficial Owner,” “Beneficial Ownership,” “Beneficially Own” or “Beneficially Owned” shall refer to the concept of “beneficial ownership” in Rule 13d-3 promulgated under the Exchange Act.
          “Benefit Plan Trusts” shall mean any director, management, employee, agent or managing director benefit plan or trust (including, but not limited to, a stock ownership, 401(k), savings, deferred compensation or similar plan) sponsored by the Company or any Affiliate of the Company.
          “BHC Act” shall mean the Bank Holding Company Act of 1956, as amended.
          “Book-Runner” shall mean a nationally recognized broker-dealer acting as a “joint book-running managing underwriter” in connection with any Offering.
          “Book-Runners’ Notice” shall mean, in connection with any proposed Offering, a written notice provided by the Book-Runners to the Company specifying: (i) if the Initial Amount can be realized in such Offering assuming that no securities will be sold in such Offering other than the Subject Securities, the offering price and amount of Subject Securities expected to be sold in the Offering, or (ii) if the Initial Amount cannot be realized in such Offering assuming that no securities will be sold in such Offering other than the Subject Securities, the maximum realizable amount and offering price of Subject Securities that can be sold in the Offering.
          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law or executive order to remain closed.

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          “Closing Common Stock” shall mean the 78,239,712 shares of Common Stock to be issued to the Investor on the Closing Date.
          “Closing Date” shall have the meaning set forth in the Stock Purchase Agreement.
          “Closing Preferred Stock” shall mean 6,857,000 shares of Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock of the Company to be issued to the Investor on the Closing Date.
          “Commission” shall mean the Securities and Exchange Commission, and any successor agency.
          “Common Equity Unit” shall have the meaning set forth in the Stock Purchase Contract Agreement.
          “Common Stock” shall mean shares of common stock, $0.01 par value per share, of the Company.
          “Company” shall have the meaning set forth in the Preamble hereto.
          “Component Securities” shall mean the Stock Purchase Contracts, the Unit Preferred Stock and the Debt Securities.
          “Confidential Material” shall have the meaning set forth in the letter agreement, dated January 22, 2010, by and between the Company and Parent.
          “Control” shall mean, as to any Person, the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.
          “Converted Common Stock” shall mean the Common Stock issued upon conversion of the Closing Preferred Stock following the receipt of the approval of the stockholders of the Company required for such conversion.
          “Debt Securities” shall have the meaning set forth in the Stock Purchase Contract Agreement.
          “Demand Registration Statement” shall have the meaning set forth in Section 2.1(b).
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
          “Group” shall have the meaning used in Rule 13d-5(b) promulgated under the Exchange Act.

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          “Hold Harmless Agreement” shall mean the Hold Harmless Agreement, to be dated as of the Closing Date, by and among the Investor, Parent, National Union Fire Insurance Company of Pittsburgh, PA and the Company, as the same may be amended from time to time.
          “Indemnification Control Agreement” shall have the meaning set forth in the Stock Purchase Agreement.
          “Initial Amount” shall mean the initial amount, measured in U.S. dollars, of Subject Securities that the Investor wishes to sell in an Offering.
          “Investor” shall have the meaning set forth in the Preamble hereto.
          “Investor Common Stock” shall mean, collectively, the Closing Common Stock, the Converted Common Stock and the Unit Common Stock.
          “Investor Indemnification Obligations” shall have the meaning set forth in the definition of Permitted Pledges.
          “Investor’s Counsel” shall mean counsel for the Investor in connection with an Offering of Subject Securities.
          “Offering” shall mean a broadly distributed bona fide underwritten registered public offering of any Subject Securities. For the avoidance of doubt, an offering effected on a continuous basis shall not constitute an Offering.
          “Offering Notice” shall mean a written notice to be provided by the Investor or, if applicable, any Permitted Transferee to the Company pursuant to Section 2.2(a) notifying the Company that the Investor or, if applicable, such Permitted Transferee proposes to make an Offering and setting forth the anticipated size and timing of such Offering.
          “Other Voting Securities” shall mean any securities of the Company, other than Common Stock, entitled to vote in the election of directors of the Company or having the currently exercisable right, as a class, to designate or elect any persons to the Board of Directors of the Company.
          “Over-Allotment Option” shall mean an option exercisable by the underwriters of any Offering pursuant to which such underwriters may require the Investor to sell up to an additional 15% of the Subject Securities sold in such Offering as an over-allotment, which Over-Allotment Option may only be satisfied from the applicable Subject Securities issued to the Investor, unless otherwise agreed to by the Company.
          “Parent” shall have the meaning set forth in the Preamble hereto.
          “Permitted Pledges” shall mean any (i) custody or similar arrangement in favor of the Company or its Affiliates to secure indemnification obligations of the Investor and its Affiliates to, or for the benefit of, the Company and its Affiliates and representations under the Stock Purchase Agreement and the Ancillary Agreements (collectively, the “Investor Indemnification Obligations”) and the obligations under the Stock Purchase Contracts to the Company and (ii)

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any pledge of the Investor Common Stock, Common Equity Units, Component Securities, Closing Preferred Stock or Transferable Preferred Stock to the U.S. Treasury or any Federal Reserve Bank to secure obligations owed by the Investor, Parent or any of their respective Affiliates to the U.S. Treasury or any Federal Reserve Bank; provided, that any such pledge to secure obligations owed by the Investor, Parent or any of their respective Affiliates to the U.S. Treasury or any Federal Reserve Bank shall not affect or include any of the Investor Common Stock, Common Equity Units, Component Securities, Closing Preferred Stock or Transferable Preferred Stock pledged by the Investor (directly or through any agent on behalf of the Investor), Parent and their respective Affiliates to, or for the benefit of, the Company and its Affiliates to secure (i) the Investor Indemnification Obligations or (ii) the obligations of any agent acting on behalf of the Investor under the Stock Purchase Contracts to the Company; and provided, further, that the terms of any such pledge to the U.S. Treasury or any Federal Reserve Bank shall include a provision (i) that any acquisition, holding, voting or disposition of such Investor Common Stock, Common Equity Units, Component Securities, Closing Preferred Stock or Transferable Preferred Stock by the U.S. Treasury or any Federal Reserve Bank shall be in accordance with the terms of such Investor Common Stock, Common Equity Units, Component Securities, Closing Preferred Stock or Transferable Preferred Stock and (ii) that the U.S. Treasury or any Federal Reserve Bank shall have taken all action necessary to be, and shall be, subject to the terms of this Agreement as an Investor for all purposes.
          “Permitted Transferees” shall mean, collectively, Parent or any wholly owned subsidiary of Parent, or, solely as a result of a Transfer arising out of a Permitted Pledge, the U.S. Treasury or any Federal Reserve Bank; provided, that, in accordance with Sections 2.8, 2.9 and 3.1, any Permitted Transferee shall have taken all action necessary to be, and shall be, subject to the terms of this Agreement as an Investor for all purposes.
          “Person” shall mean any natural person, general or limited partnership, corporation, limited liability company, business trust, trust, limited liability partnership, firm, association or organization or any other legal entity.
          “Piggyback Registration” shall have the meaning set forth in Section 2.12(a).
          “Policyholder Trust” shall mean the policyholder trust created pursuant to the Policyholder Trust Agreement, dated as of November 3, 1999, by and among Metropolitan Life Insurance Company, a stock life insurance company organized under the laws of the State of New York, the Company, Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.) and Wilmington Trust Company, as the same may be amended from time to time.
          “Prospectus” means the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of an Offering of any portion of the Subject Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.
          “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and, unless

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such registration statement becomes effective upon filing with the Commission pursuant to Rule 462, the declaration or ordering of effectiveness of such registration statement.
          “Registration Demand” shall mean a written request delivered to the Company from the Investor requesting the Company to register Subject Securities under the Securities Act.
          “Registration Expenses” shall mean all expenses incurred by the Company in effecting any registration or Offering of Subject Securities pursuant to this Agreement, including, without limitation, all Commission registration and filing fees, internal expenses of the Company (except for reasonable internal expenses of the Company included in the definition of Selling Expenses), printing expenses, fees and disbursements of counsel for the Company, messenger, telephone and delivery expenses, fees and expenses of special experts retained by the Company, applicable stock exchange registration and filing fees, listing application fees, transfer agent and registrar fees, fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc., blue sky fees and expenses, and fees and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses.
          “Registration Statement” means any registration statement of the Company under the Securities Act that covers any of the Subject Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.
          “Rule 144” shall mean Rule 144 promulgated under the Securities Act or any successor provision thereto.
          “Rule 405” shall mean Rule 405 promulgated under the Securities Act or any successor provision thereto.
          “Rule 462” shall mean Rule 462 promulgated under the Securities Act or any successor provision thereto.
          “Securities” shall mean the Closing Common Stock, the Closing Preferred Stock and the Common Equity Units.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
          “Seller Disclosure Letter” shall have the meaning set forth in the Stock Purchase Agreement.
          “Selling Expenses” shall mean all underwriting discounts, fees and expenses, all costs and expenses of any marketing efforts, including, without limitation, all costs and expenses of any “road-shows,” marketing and travel (including reasonable internal expenses of the Company with respect thereto), all selling commissions and stock transfer taxes applicable to the sale of Subject Securities, all internal expenses of the Investor and all fees and disbursements of the Investor’s Counsel and any counsel to the Book-Runners.

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          “Shelf Registration Statement” shall have the meaning set forth in Section 2.1(a).
          “Special Asset Protection Agreement” shall mean the Special Asset Protection Agreement, to be dated as of the Closing Date, by and among the Investor, Parent, American Life Insurance Company and the Company, as the same may be amended from time to time.
          “Stated Amount” shall have the meaning set forth in the Stock Purchase Contract Agreement.
          “Stock Purchase Agreement” shall have the meaning set forth in the Recitals hereto.
          “Stock Purchase Contract” shall have the meaning set forth in the Stock Purchase Contract Agreement.
          “Stock Purchase Contract Agreement” shall mean the Stock Purchase Contract Agreement, to be dated as of the Closing Date, by and between the Company and [•], as Stock Purchase Contract Agent, as the same may be amended from time to time.
          “Subject Securities” shall mean: (i) the Investor Common Stock; (ii) the Transferable Preferred Stock; (iii) the Common Equity Units including their Component Securities; and (iv) the Unit Preferred Stock and the Debt Securities; provided, that such securities shall cease to be Subject Securities when (i) they are Transferred, in accordance with Section 2.8, other than in connection with a Transfer to Permitted Transferees in accordance with Section 2.8 and Section 2.9; or (ii) they have ceased to be outstanding. If any of the Subject Securities are converted into or exchanged or substituted for other securities issued by any other Person such other securities shall constitute Subject Securities pursuant to Section 3.1.
          “Third Stock Purchase Date” shall have the meaning set forth in the Stock Purchase Contract Agreement.
          “Threshold Appreciation Price” shall have the meaning set forth in the Stock Purchase Contract Agreement.
          “Total BHC Ownership Level” means the percentage of the class of Common Stock or of any class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or such Other Voting Securities), that Parent, the Investor or any of their respective Affiliates that directly or indirectly Controls, or is Controlled by or under the direct or indirect common Control with, the Investor or with the power, directly or indirectly, to direct the management or policies of Parent, the Investor or any of their respective Affiliates nor the officers and directors thereof, in the aggregate, directly or indirectly own, Control or have the power to vote, calculated in a manner consistent with the BHC Act.
          “Transfer” shall have the meaning set forth in Section 2.8(a).
          “Transferable Preferred Stock” shall mean the Closing Preferred Stock in the event that the approval of the stockholders of the Company required for the conversion of the Closing

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Preferred Stock into the Converted Common Stock is not obtained prior to the first anniversary of the Closing Date.
          “Transferred Subsidiaries” shall have the meaning set forth in the Stock Purchase Agreement.
          “Transition Services Agreement” shall mean the Transition Services Agreement, to be dated as of the Closing Date, by and between Parent and the Company, as the same may be amended from time to time.
          “Unit Common Stock” shall mean the Common Stock to be sold to the Investor upon the settlement of the Stock Purchase Contracts forming part of the Common Equity Units, and shall include any other securities to be sold to the Investor upon settlement of such Stock Purchase Contracts.
          “Unit Preferred Stock” shall mean shares of the non-cumulative preferred stock of the Company forming part of the Common Equity Units at the Closing Date.
          “Valuation Agent” shall have the meaning set forth in the Stock Purchase Agreement.
          “Violation” shall have the meaning set forth in Section 2.7(a).
          “WKSI” shall mean a “well-known seasoned issuer” pursuant to Rule 405.
ARTICLE 2
Registration and Offering
          Section 2.1 Registration Demands.
          (a) Subject to this Section 2.1 and Section 2.8, if at any time the Company shall receive a Registration Demand, the Company shall use its commercially reasonable efforts to promptly file a Shelf Registration Statement providing for the resale pursuant to Rule 415 promulgated under the Securities Act from time to time by the Investor of all of the Subject Securities requested by the Investor to be registered thereby in one or more Offerings (including the Prospectus, amendments and supplements to the shelf registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such shelf registration statement, the “Shelf Registration Statement”). The plan of distribution in the Shelf Registration Statement shall be approved by the Investor and the Company and shall permit only Offerings.
          (b) Subject to this Section 2.1 and Sections 2.2 and 2.8, if at any time the Company shall receive a Registration Demand and the Company is not eligible to use a Shelf Registration Statement at the time such Registration Demand is received by the Company, then the Company shall effect, as promptly as reasonably practicable, the registration under the Securities Act of all Subject Securities that the Investor requests to be registered pursuant to a Registration Statement (including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material

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incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, a “Demand Registration Statement”) separate from the Shelf Registration Statement. In connection with each such Demand Registration Statement, the Company shall cause there to occur Agreed Cooperation. The Company shall use its commercially reasonable efforts to cause the Demand Registration Statement to be declared effective by the Commission as promptly as practicable following such filing (and concurrently with such filing if the Company is a WKSI). The plan of distribution in the Demand Registration Statement shall be approved by the Investor and the Company and shall permit only Offerings.
          (c) The Company shall not be required to effect or maintain the effectiveness of a registration pursuant to a Registration Demand or otherwise: (i) until on or after the date that is 270 days after the Closing Date; (ii) more than once in any 120-day period or more than three times in any 365-day period; (iii) at any time that a Shelf Registration Statement for the benefit of the Investor is then effective to cover all of the Subject Securities held by the Investor; (iv) at any time following the later of (y) the first anniversary of the Third Stock Purchase Date and (z) the fifth anniversary of the Closing Date; and (v) during any of the periods specified in Section 2.5. No Subject Securities may be registered, offered, sold or otherwise transferred under, and the Company shall not be required to maintain the effectiveness of, more than one registration statement at any one time. A Piggyback Registration pursuant to Section 2.12 shall not be considered a Registration Demand for purposes of this Section 2.1(c).
          Section 2.2 Offerings.
          (a) Subject to this Section 2.2 and Section 2.8, the Investor may make an Offering pursuant to a Registration Statement; provided, however, that no Offering shall be made unless the reasonably anticipated aggregate gross proceeds of such Offering are at least $500 million. To make an Offering the Investor shall deliver an Offering Notice to the Company at least five Business Days prior to the launch of a proposed Offering.
          (b) In connection with any Offering: (i) unless the Company and the Investor otherwise agree in writing, the Company and the Investor shall each have the right to appoint two of four active Book-Runners; provided that each Book-Runner appointed pursuant hereto shall have equally shared responsibilities and economics, including for investor meetings and allocating the order book with all other Book-Runners; and (ii) if requested by the Company or the Investor, the Investor and the Company shall cause all of the Book-Runners to provide a Book-Runners’ Notice to the Company and the Investor at least two Business Days prior to the launch of such proposed Offering. In the event that the Book-Runners’ Notice states that an Initial Amount or maximum realizable amount, as the case may be, is anticipated to be less than $500 million, the Company may, at its option, terminate or suspend the Offering.
          (c) After the date that is 270 days after the Closing Date, and subject to the limitations set forth in Section 2.5, the Investor shall be permitted to request up to three Offerings in each 365-day period commencing on the date that is 270 days after the Closing Date or any anniversary of the date that is 270 days after the Closing Date; provided that:
(i)	the Investor shall have provided the Company with the Offering Notice described in Section 2.2(a);

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(ii)	in the case of each subsequent Offering following the initial Offering, the launch date for such subsequent Offering shall be at least 120 days after the launch date of the preceding Offering;

(iii)	without the Company’s prior written consent, the Investor shall not offer or sell in any Offering (including, if applicable, pursuant to the exercise of an Over-Allotment Option ), any Subject Securities that, without giving effect to the Offering, would represent more than 15% of the outstanding Common Stock of the Company at the time of such Offering. In determining whether the amount of Subject Securities proposed to be included in such Offering would exceed such limitation, for this purpose only, the amount of Subject Securities which (y) constitute Transferable Preferred Stock shall be calculated on the basis that each share of Transferable Preferred Stock is the equivalent of the number of shares of Common Stock into which such share of Transferable Preferred Stock would be convertible if the approval of the stockholders of the Company required for such conversion had been obtained, and (z) constitute Common Equity Units shall be calculated by dividing the aggregate Stated Amount of the Common Equity Units that the Investor proposes to include in the Offering by the Threshold Appreciation Price;

(iv)	without the Company’s prior written consent, the Investor shall not offer or sell in any Offering, including pursuant to the exercise of the Over-Allotment Option, Subject Securities if the aggregate gross proceeds thereof would exceed $4 billion;

(v)	without the Company’s prior written consent, the Investor shall not offer or sell in any Offering, including pursuant to the exercise of the Over-Allotment Option, or otherwise Transfer in accordance with Section 2.8, in any 180-day period, Subject Securities if the aggregate gross proceeds thereof would exceed $6.6 billion; and

(vi)	the Investor shall not include any of the Stock Purchase Contracts in an Offering, other than as a constituent part of the related Common Equity Units.
          (d) In the event that the Investor is proposing an Offering in order to sell all of its remaining Subject Securities (assuming the exercise in full of the Over-Allotment Option), the $500 million minimum Offering limit set forth in Section 2.2(a) shall not apply.
          (e) Subject also to the other limitations and conditions in Section 2.8, following an Offering of:
(i)	Investor Common Stock or Transferable Preferred Stock, the Investor and the Permitted Transferees shall not Transfer any Investor Common Stock, Transferable Preferred Stock or Common Equity Units;

(ii)	Common Equity Units, the Investor and the Permitted Transferees shall not Transfer any Investor Common Stock, Transferable Preferred Stock, Common Equity Units, Unit Preferred Stock or Debt Securities;

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(iii)	Unit Preferred Stock, the Investor and the Permitted Transferees shall not Transfer any Unit Preferred Stock; and

(iv)	Debt Securities, the Investor and the Permitted Transferees shall not Transfer any Debt Securities;
in each case, in the 60 days following the settlement date of each such Offering, except for Transfers to Permitted Transferees and the Company
          (f) Notwithstanding anything in this Agreement to the contrary, no Offering shall be on a continuous basis.
          Section 2.3 Expenses. Except as specifically provided in this Section 2.3, all Registration Expenses incurred in connection with any registration, qualification or compliance with law with respect to a Registration Statement or an Offering hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations or Offerings hereunder shall be borne by the Investor. The Company shall not, however, be required to pay for the expenses of any registration proceeding pursuant to Section 2.1 or any Offering pursuant to Section 2.2 if the related Registration Demand or Offering Notice has been withdrawn by the Investor unless (i) the withdrawal is based upon any information concerning the Company that the Company (A) in its reasonable judgment has determined is material and adverse and (B) had not publicly revealed at least 48 hours prior to the related Registration Demand or Offering Notice or that the Company had not otherwise notified the Investor of at the time of such related Registration Demand or Offering Notice or (ii) the Investor agrees to forfeit its right to one Registration Demand pursuant to Section 2.1 or one Offering pursuant to Section 2.2, as applicable. If the Company is required to pay the Registration Expenses of a withdrawn Registration Demand or Offering pursuant to clause (i) of this Section 2.3, then the Investor shall not forfeit its rights pursuant to Section 2.1 or Section 2.2, as applicable.
          Section 2.4 Obligations of the Company. Whenever required by this Agreement to effect a Registration Demand or assist with an Offering, the Company shall, as applicable, use its commercially reasonable efforts to effect the registration and the sale of the Subject Securities in accordance with the intended methods of disposition thereof, and pursuant thereto the Company shall as promptly as reasonably practicable:
          (a) (i) Prepare and file with the Commission a Registration Statement with respect to such Subject Securities being registered and use commercially reasonable efforts to cause such Registration Statement to become effective upon filing, but, in any event not later than 30 days after receipt of such Registration Demand, or (ii) prepare and file with the Commission a prospectus supplement with respect to such Subject Securities pursuant to an effective Registration Statement and keep such Registration Statement effective until at least the earliest of: (w) the settlement of the Offering; (x) the receipt of a new Registration Demand from the Investor if permitted under Section 2.1; (y) the disposition of all Subject Securities registered thereunder; or (z) following the later of (A) the first anniversary of the Third Stock Purchase Date and (B) the fifth anniversary of the Closing Date; and before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including any prospectus supplement for a shelf takedown), furnish to the Investor and the Book-Runners a reasonable number of copies of all such documents proposed to be filed, not including documents incorporated by

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reference in the Prospectus and the exhibits incorporated by reference, and the Investor and the Book-Runners shall have the opportunity to review and comment thereon, and the Company will make such changes and additions thereto as reasonably requested by the Investor or the Book-Runners prior to filing any Registration Statement or amendment thereto or any Prospectus or any supplement thereto.
          (b) Prepare and file with the Commission such amendments and supplements to the applicable Registration Statement and the prospectus or prospectus supplement used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Subject Securities covered by such Registration Statement or offered or sold in such Offering, as applicable, for the relevant period set forth in Section 2.4(a) and, in the case of the Shelf Registration Statement, prepare such prospectus supplements containing such disclosures as may be necessary or advisable in connection with the applicable Offering, which disclosures shall include any disclosures with respect to the Investor or the plan of distribution as may be reasonably requested by the Investor or the Book-Runners in connection with such Offering.
          (c) Furnish to the Investor such number of copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits) and of a Prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Investor and the Book-Runners may reasonably request in order to facilitate the disposition of Subject Securities in an Offering.
          (d) Use its commercially reasonable efforts to register and qualify the Subject Securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Investor or the Book-Runners, to keep such registration or qualification in effect for the relevant period set forth in Section 2.4(a), and to take any other action which may be reasonably necessary or advisable to enable the Investor or the Book-Runners to consummate the disposition in such jurisdictions of the Subject Securities; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (d) or to file a general consent to service of process in any such states or jurisdictions.
          (e) Enter customary agreements (including an underwriting agreement in customary form with the Book-Runners of any Offering) and take such other actions (including participating in and making documents available for the due diligence review of the Book-Runners) as are reasonably required in order to facilitate the disposition of such Subject Securities. The Investor participating in an Offering or a primary underwritten offering of Common Stock by the Company in accordance with Section 2.12, as applicable, shall also enter into and perform its obligations under such underwriting agreement; provided, that the Investor shall in no event be obligated to provide any representations or warranties under such underwriting agreement, except with respect to information relating to the Investor or the plan of distribution included in or omitted from the Prospectus for such Offering in reliance upon and in conformity with written information furnished to the Company by the Investor expressly for use therein and other representations and warranties as would be customarily requested of a selling stockholder.

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          (f) Make available for inspection as reasonably requested by the Investor or any Book-Runner, and any attorney, accountant or other agent retained by the Investor or any Book-Runner, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, employees and independent accountants to supply all information reasonably requested by the Investor, any Book-Runner, attorney, accountant or agent in connection with such Registration Statement.
          (g) Use its commercially reasonable efforts to cause all such Subject Securities to be listed on each securities exchange on which the Common Stock is then listed so long as the Common Stock is listed on the New York Stock Exchange or the Nasdaq Stock Market; provided, that the Component Securities shall not be listed.
          (h) Make generally available to its securityholders earnings statements satisfying the provisions of Section 11(a) of the Securities Act, prior to the expiration of the applicable periods specified in Form 10-K and Form 10-Q, as applicable, for filing of such forms pursuant to Regulation 13A of the Exchange Act, commencing on the date of filing of any Prospectus relating to the sale of Subject Securities, which statements shall cover a 12-month period.
          (i) Use its commercially reasonable efforts to furnish, on the date that such Subject Securities are delivered to the Book-Runners for sale, (i) an opinion, dated as of such date, of legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given by legal counsel to underwriters in an underwritten public offering, addressed to the Book-Runners, and (ii) a letter dated as of such date, from the independent registered public accountants of the Company, in form and substance as is customarily given by independent registered public accountants to underwriters in an underwritten public offering, addressed to the Book-Runners.
          (j) Give written notice to the Investor:
(i)	when any Registration Statement, the Prospectus or any prospectus supplement, or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii)	of any request by the Commission for amendments or supplements to any Registration Statement or the Prospectus included therein or for additional information;

(iii)	of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose;

(iv)	of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of any of the Subject Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

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(v)	the happening of any event that requires the Company to make changes in any effective Registration Statement or the Prospectus related to the Registration Statement to make changes necessary to make the statements in such Registration Statement not misleading or the statements in such Prospectus not misleading in light of the circumstances in which they were made (which notice shall be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made).
          (k) Use its commercially reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any Shelf Registration Statement referred to in Section 2.4(j)(iii) at the earliest practicable time.
          (l) Upon the occurrence of any event contemplated by Section 2.4(j)(v) and following any of the periods set forth in Section 2.5, if the option to suspend an Offering of Subject Securities is exercised by the Company in accordance with Section 2.5, promptly after the termination of such suspension prepare a post-effective amendment to such Registration Statement or a supplement to the related Prospectus or file any other required document so that, as thereafter delivered to the Investor, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Investor in accordance with Section 2.4(j)(v) to suspend the use of the Prospectus until the requisite changes to the Prospectus have been made by the Company by exercising its option to suspend the Offering of Subject Securities in accordance with Section 2.5, then the Investor shall suspend use of such Prospectus and use its commercially reasonable efforts to return to the Company all copies of such Prospectus (at the Company’s expense) other than permanent file copies then in the Investor’s possession.
          (m) Use its commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any Transfer of Subject Securities, including with respect to the transfer of any physical stock certificates representing the Common Stock into book-entry form in accordance with any procedures reasonably requested by the Investor or the Book-Runners.
          (n) The Company shall make available to the Investor (i) promptly after the same is prepared and publicly distributed, filed with the Commission, or received by the Company, one copy of each Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and, in the case of a Demand Registration Statement (or a Shelf Registration Statement filed with the Commission when the Company is not a WKSI), each item of correspondence from the Commission or the staff of the Commission (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange) and each item of correspondence written by or on behalf of the Company to the Commission or the staff of the Commission (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement, other than, in each case, any item of correspondence relating to any reports delivered or required to be delivered under the Exchange Act whether or not in connection with such Registration Statement, and (ii) such number of copies of a Prospectus,

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including a preliminary prospectus, and all amendments and supplements thereto and such other documents as the Investor or any Book-Runner may reasonably request in order to facilitate the disposition of such Subject Securities. The Company will promptly notify the Investor of the effectiveness of each Registration Statement or any post-effective amendment. The Company will promptly respond to any and all comments received from the Commission, with a view towards causing each Registration Statement (other than a Shelf Registration Statement that is automatically effective upon filing due to the Company’s status as a WKSI) or any amendment thereto to be declared effective by the Commission as soon as practicable and shall file an acceleration request as soon as practicable following the resolution or clearance of all Commission comments or, if applicable, following notification by the Commission that any such Registration Statement or any amendment thereto will not be subject to review.
          (o) Cause there to be Agreed Cooperation.
          Section 2.5 Deferrals of Registration Demands and Suspension of Offerings and Sales.
          (a) In the event that the Company determines in good faith that any one or more of the following circumstances exist, the Company may, at its option, (y) defer any registration of Subject Securities in response to a Registration Demand or (z) require the Investor to suspend any Offerings of Subject Securities pursuant to a Registration Statement in each case for the periods specified in Section 2.5(b):
(i)	the Company is subject to any of its customary suspension or blackout periods;

(ii)	an Offering would occur during the period commencing 15 days prior to any scheduled investor day presentation of the Company and ending two days after the furnishing to the Commission of the Form 8-K reporting the substance of such investor day presentation;

(iii)	the Company believes that an Offering would require the Company, under applicable securities laws and other laws, to make disclosures of material non-public information that would not otherwise be required to be disclosed at that time and the Company believes in good faith that such disclosures at that time would not be in the Company’s best interests; provided, that this exception shall continue to apply only during the time that such material non-public information has not been disclosed and remains material; and

(iv)	the Company is pursuing a primary underwritten offering of Common Stock pursuant to a registration statement; provided, however, that the Investor shall have Piggyback Registration rights with respect to such primary underwritten offering in accordance with and subject to the restrictions set forth in Section 2.12.
          (b) The Company has the right to (y) defer such registration of Subject Securities in response to a Registration Demand or (z) require the Investor to suspend such Offering of Subject Securities:

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(i)	in the case of Section 2.5(a)(i), for all or any part of its current customary suspension or blackout period, which commences 15 days prior to the end of each calendar quarter and terminates at the end of the second Business Day after the public release of the Company’s earning information for such calendar quarter, it being understood and acknowledged that the Company may from time to time and at any time change the duration of any such customary suspension or blackout period;

(ii)	in the case of Section 2.5(a)(ii), for the period specified therein; and

(iii)	in the cases of Section 2.5(a)(iii) and (a)(iv), in each case for not more than 60 days in the aggregate in any 180-day period.
          (c) Notwithstanding the foregoing or the other prohibitions in this Section 2.5 or the prohibitions in Section 2.13, the Company shall not be permitted to (y) defer such registration of Subject Securities in response to a Registration Demand and (z) require the Investor to suspend such Offering of Subject Securities if the duration of all such deferrals or such suspensions pursuant to (A) Section 2.5(a), (b) and (d), or (B) Section 2.13 would for any individual reason exceed 60 consecutive days or if the duration of all such deferrals or such suspensions pursuant to Section 2.5 and 2.13 would in the aggregate exceed 195 days in any 365-day period.
          (d) In addition to the rights specified in Section 2.5(a) and (b), the Company shall have the right, exercisable at its option, once in any 365-day period, to (y) defer any registration of Subject Securities, including the exercise of Piggyback Registration rights in accordance with and subject to the restrictions set forth in Section 2.12, in response to a Registration Demand, or (z) require the Investor to suspend such Offering of Subject Securities for a period of not more than 60 days from the date of receipt of notice of such deferral or suspension, if the Company elects at such time to offer Common Stock or Common Stock equivalents in order to:
(i)	fund a merger, third party tender offer or exchange offer or other business combination, acquisition of assets or similar transaction; or

(ii)	meet rating agency and other capital funding requirements.
          If the Company defers such registration of Subject Securities in response to a Registration Demand or requires the Investor to suspend such Offering of Subject Securities, the Investor shall be entitled to withdraw such Registration Demand or such Offering Notice, as the case may be, and if it does so, such request shall not be treated for any purpose as an exercise of a Registration Demand or the delivery of an Offering Notice pursuant to Section 2.1 and Section 2.2, as applicable.
          (e) For the avoidance of doubt, the prohibitions set forth in this Section 2.5 shall not apply to any sales of Subject Securities made by the Investor pursuant to Rule 144 to the extent permitted under Section 2.8(d)(iii).

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          Section 2.6 Delay of Registration; Furnishing Information.
          (a) Notwithstanding the provisions of Section 3.2, the Investor shall not have any right to obtain or seek an injunction restraining or otherwise delaying any registration, other than either a Demand Registration Statement or a Shelf Registration Statement, as the result of any controversy that might arise with respect to the interpretation or implementation of this Article II.
          (b) The Investor shall not use, and shall not permit the underwriters of any Offering to use, any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Subject Securities without the prior written consent of the Company.
          (c) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1 that the Investor shall furnish to the Company such information regarding itself, the Subject Securities or other securities issued by the Company held by it and the intended method of disposition of such securities as shall be required to effect the registration of the Subject Securities.
          Section 2.7 Indemnification; Contribution.
          (a) The Company shall indemnify, to the fullest extent permitted by law, the Investor and its officers, directors, employees and Affiliates and each Person who controls the Investor (within the meaning of the Securities Act) against all losses, claims, damages, liabilities (joint or several) and expenses to which they may become subject under the Securities Act or the Exchange Act or other federal or state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon a Violation (as defined below) except insofar as the same are made in reliance and in conformity with information relating to the Investor furnished in writing to the Company by the Investor expressly for use therein. In connection with an Offering, the Company shall indemnify the Book-Runners, their officers, employees and directors and each Person who controls the Book-Runners (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Investor. For purposes of this Section 2.7, a “Violation” shall mean: (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, including any Prospectus or preliminary prospectus contained therein or any amendments or supplements thereto, or any “issuer free writing prospectus” as such term is defined under Rule 433 under the Securities Act or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or allegedly necessary to make the statements therein not misleading.
          (b) In connection with any Registration Statement in which the Investor is participating, the Investor shall furnish to the Company in writing such information relating to the Investor as the Company reasonably requests relating to (i) the legal name of the Investor; (ii) the address of the Investor; (iii) the Beneficial Ownership of the Subject Securities of the Investor included in such Registration Statement and any Common Stock or any class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities) held by the Investor; and (iv) the

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plan of distribution (to extent that information relating to the plan of distribution would customarily be provided by a selling securityholder of the types of Subject Securities included in such Registration Statement), in each case for use in connection with any such Registration Statement or prospectus, and shall indemnify, to the fullest extent permitted by law, the Company and its officers, directors, employees and Affiliates and each Person who Controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities (joint or several) and expenses to which they may become subject under the Securities Act or the Exchange Act or other federal or state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon a Violation insofar as such Violation is made in reliance and in conformity with information relating to the Investor furnished in writing to the Company by the Investor expressly for use therein.
          (c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party that are in addition to or may conflict with those available to another indemnified party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.
          (d) The indemnity and contribution agreements contained in this Section 2.7 shall, to the fullest extent permitted by law, remain operative and in full force and effect regardless of (i) any termination of this Agreement or any underwriting agreement, (ii) any investigation made by or on behalf of the Investor and its officers, directors, employees and Affiliates and each Person who controls the Investor (within the meaning of the Securities Act), (iii) any investigation made by or on behalf of the Company and its officers, directors, employees and Affiliates and each Person who controls the Company (within the meaning of the Securities Act) and (iv) the consummation of the Transfer of the Subject Securities.
          (e) If the indemnification provided for in or pursuant to this Section 2.7 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation or Violations that resulted in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be

18

determined by reference to, among other things, whether the Violation relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor be greater in amount than the amount of net proceeds received by the Investor in such sale. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7(e) were determined by pro rata allocation or by any other method of allocation that does not account for the equitable considerations referred to in this Section 2.7(e).
          Section 2.8 Lock-Ups and Transfer Restrictions.
          (a) Without the Company’s prior written consent, the Investor shall not (x) directly or indirectly transfer, sell, assign, pledge, convey, lend, hypothecate or otherwise encumber (except with respect to Permitted Pledges) or dispose of any Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units, Stock Purchase Contracts or Unit Preferred Stock, (y) directly or indirectly enter into any forward sale, hedging or similar transaction involving any Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units, Stock Purchase Contracts or Unit Preferred Stock (including any transaction by which any of the Investor’s economic risks and/or rewards or ownership of, or voting rights with respect to, any of the Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units, Stock Purchase Contracts or Unit Preferred Stock are transferred or affected), or (z) permit any custodian to lend, hypothecate or otherwise encumber (each transaction referred to in clauses (x), (y) and (z) is called a “Transfer”) any of the Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units, Stock Purchase Contracts or Unit Preferred Stock, except (i) for Transfers of Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units and Unit Preferred Stock described in clauses (x) and (z) to any Permitted Transferees (which Transfers are made in accordance with the conditions set forth in Section 2.8(f)) or to the Company, and (ii) as otherwise explicitly permitted in, and subject to the other provisions of, this Section 2.8.
          (b) From and after 270 days after the Closing Date, the Investor may Transfer:
(i)	Investor Common Stock, Transferable Preferred Stock and Common Equity Units representing in the aggregate up to 50% of the aggregate number of “Investor Common Stock Equivalents,” in accordance with Section 2.8(d); provided, however, that in no event shall the Investor Transfer any of the Stock Purchase Contracts other than in a Transfer of the related Common Equity Units; and provided, further, that during the period that any Investor Common Stock or Common Equity Units are used as collateral to be held in custody to secure the Investor Indemnification Obligations, then such Investor Common Stock or Common Equity Units cannot be Transferred prior to their release from such custody or other security arrangement in accordance with Section 11.05(c) of the Stock Purchase Agreement and Section 4.2 of the Indemnification Control Agreement. For this purpose, (A) each share of

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Investor Common Stock represents one “Investor Common Stock Equivalent,” (B) each share of Transferable Preferred Stock represents a number of “Investor Common Stock Equivalents” equal to the number of shares of Common Stock into which such share of Transferable Preferred Stock would be convertible if the approval of the stockholders of the Company required for such conversion had been obtained, and (C) each Common Equity Unit represents a number of “Investor Common Stock Equivalents” equal to the initial aggregate Stated Amount of a Common Equity Unit divided by the Threshold Appreciation Price; and

(ii)	up to 50% of the Unit Preferred Stock.
Notwithstanding the foregoing, any Transfers of Subject Securities pursuant to Permitted Pledges shall be permitted at any time subject to Section 2.9.
          (c) From and after the date 365 days after the Closing Date, the Investor may Transfer all of the Subject Securities in accordance with Section 2.8(d); provided, however, that in no event shall the Investor Transfer any of the Stock Purchase Contracts other than in a Transfer of the related Common Equity Units; and provided, further, that during the period that any Investor Common Stock, Transferable Preferred Stock or Common Equity Units are used as collateral to be held in custody to secure the Investor Indemnification Obligations, then such Investor Common Stock, Transferable Preferred Stock or Common Equity Units cannot be Transferred prior to their release from such custody or other security arrangement in accordance with Section 11.05(c) of the Stock Purchase Agreement and Section 4.2 of the Indemnification Control Agreement. Notwithstanding the foregoing, Transfers of Subject Securities pursuant to Permitted Pledges shall be permitted at any time subject to Section 2.9.
          (d) The Investor may make a Transfer of any of the Subject Securities in accordance with Sections 2.8(b) and (c), as applicable:
(i)	in connection with an Offering, subject to the limits, conditions and restrictions in Sections 2.1 through 2.7;

(ii)	by directly or indirectly entering into any forward sale, hedging or similar transaction involving any Investor Common Stock, Transferable Preferred Stock, Common Equity Units or Unit Preferred Stock (including any transaction by which any of the Investor’s economic risks and/or rewards or ownership of, or voting rights with respect to, any of the Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units or Unit Preferred Stock are transferred or affected); provided, that any Transfer made pursuant to this Section 2.8(d)(ii) shall be treated as if such Transfer was an Offering subject to the limits, conditions and restrictions on Offerings set forth in Sections 2.1 through 2.7; and provided, further, that any Transfer made pursuant to this Section 2.8(d)(ii) and any Offering made pursuant to Section 2.8(d)(i) shall not in the aggregate exceed any of the limits, conditions and restrictions set forth in Sections 2.1 through 2.7; or

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(iii)	after the earlier of (A) the date that is 540 days after the Closing Date and (B) the date on which the aggregate value of the remaining Subject Securities is less than $1 billion (calculated, (x) in the case of Investor Common Stock, by reference to the volume weighted average trading price of the Common Stock on the New York Stock Exchange over the period of 20 trading days preceding the date of determination, (y) in the case of Transferable Preferred Stock, by reference to the volume weighted average trading price of the Transferable Preferred Stock on the New York Stock Exchange, or other applicable exchange, over the period of 20 trading days preceding the date of determination, and (z) in the case of Common Equity Units, by reference to their aggregate Stated Amount), in compliance with the volume and manner of sale requirements of Rule 144(e) and (f) (regardless of whether such requirements are applicable by law);
provided, that in the case of a Transfer described in clauses (i), (ii) or (iii) of this Section 2.8(d), unless otherwise approved by the Company, (y) no transferee shall acquire, in any transaction or series of related transactions, Subject Securities that would represent 3.5% or more of the outstanding Common Stock of the Company (in the case of (A) the Transferable Preferred Stock, measured, without giving effect to the Transfer, using the number of shares of Common Stock into which such shares of Transferable Preferred Stock would be convertible if the approval of the stockholders of the Company required for such conversion had been obtained, and (B) the Common Equity Units, measured, without giving effect to the Transfer, using the number of shares of Unit Common Stock that would be transferred pursuant to the Stock Purchase Contracts forming part of such Common Equity Units, which is calculated by dividing the aggregate Stated Amount of the Common Equity Units which the Investor proposes to include in such Transfer by the Threshold Appreciation Price), and (z) to the actual knowledge of the Investor, no transferee or Group of affiliated transferees shall acquire Subject Securities that, together with any shares of Common Stock already Beneficially Owned by such transferee or Group, would represent more than 5% of the outstanding Common Stock of the Company (in the case of (A) the Transferable Preferred Stock, measured, without giving effect to the Transfer, using the number of shares of Common Stock into which such shares of Transferable Preferred Stock would be convertible if the approval of the stockholders of the Company required for such conversion had been obtained (B) the Common Equity Units, measured, without giving effect to the Transfer, using the number of shares of Unit Common Stock that would be transferred pursuant to the Stock Purchase Contracts forming part of such Common Equity Units, which is calculated by dividing the aggregate Stated Amount of the Common Equity Units which the Investor proposes to include in such Transfer by the Threshold Appreciation Price); and provided, however, that all such Transfers are in compliance with applicable laws and regulations; and provided, further, that the Investor shall not Transfer any of the Stock Purchase Contracts other than in a Transfer of the related Common Equity Units.
          (e) Notwithstanding the other subsections of this Section 2.8, without the Company’s prior written consent, the Investor may not Transfer the Closing Preferred Stock prior to the first anniversary of the Closing Date, other than in a Transfer to a Permitted Transferee or the Company.

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          (f) Any Transfer, or any Transfer arising out of a Permitted Pledge, to a Permitted Transferee shall be subject to the condition that such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as further set forth in Section 2.9.
          (g) The Investor shall use commercially reasonable efforts to Transfer all Subject Securities held by the Investor and any Permitted Transferees to Persons who are not Affiliates of the Investor or such Permitted Transferees prior to the later of (y) the fifth anniversary of the Closing Date and (z) the first anniversary of the Third Stock Purchase Date.
          (h) For so long as the Investor or any of the Permitted Transferees directly or indirectly owns any of the Subject Securities, Parent shall not permit the Transfer, directly or indirectly, of any equity interest in the Investor if, as a result of such Transfer, the Investor would no longer be an Affiliate of Parent subject to the control (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of Parent; provided, however, that a Transfer, directly or indirectly, of any equity interest in the Investor which results in Parent no longer having control (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of the Investor shall be permitted solely on the condition that Parent guarantees all obligations of the Investor hereunder and, for the avoidance of doubt, no such Transfer shall affect the obligations of the Investor hereunder.
          Section 2.9 Assignment of Registration Rights. The rights of the Investor to registration of all or any portion of Subject Securities pursuant to Article II of this Agreement may be assigned by the Investor to a Permitted Transferee, to the extent of the Subject Securities Transferred, in connection with a Transfer of not less than $500 million in Subject Securities in accordance with Section 2.8(d)(ii) and (iii); provided, however, that (i) the Investor shall, within ten days after such Transfer, furnish to the Company written notice specifying the details of the Transfer to the Permitted Transferee and (ii) such Permitted Transferee acquires such Subject Securities in a transaction in accordance with Section 2.8 and agrees, following such Transfer, to be subject to all applicable restrictions and obligations set forth in the Subject Securities so Transferred and this Agreement, in which case the applicable Permitted Transferee shall be the beneficiary to all rights of the Investor and subject to all restrictions and obligations applicable to the Investor pursuant to this Agreement, to the same extent as the Investor as provided in Section 3.1; provided, further, that no assignment of registration or other rights pursuant to this Section 2.9 shall be permitted if such assignment would in any manner expand the obligations of the Company in the aggregate.
          Section 2.10 Standstill.
          (a) Parent and the Investor covenant to and agree with the Company that neither the Parent nor the Investor nor any of their respective Affiliates, or any of the respective directors, officers or employees of Parent, the Investor or such Affiliates shall, either directly or indirectly or acting alone or as part of a Group:
(i)	effect or seek, offer or propose (whether publicly or otherwise) to effect or seek, cause or in any way assist any person to effect or seek, or offer or propose (whether publicly or otherwise) to effect or seek, or otherwise participate in any acquisition of Beneficial Ownership of any Common Stock

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or Other Voting Securities or any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities (other than Transfers of the Subject Securities permitted hereunder);
(ii)	participate in any acquisition of assets or business of the Company;

(iii)	conduct any tender offer or exchange offer involving shares of Common Stock or Other Voting Securities or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock or Other Voting Securities;

(iv)	propose to enter into a merger or business combination transaction with the Company;

(v)	otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors, stockholders, or policies of the Company or its subsidiaries or Affiliates, or take any action to prevent or challenge any transaction to which the Company or any of its subsidiaries or Affiliates is a party (other than as may be done in connection with any indebtedness);

(vi)	make or join or become a participant in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A promulgated by the Commission) or consents to vote any Common Stock or Other Voting Securities or any of the common stock or Other Voting Securities of any of the Company’s subsidiaries or Affiliates, or otherwise advise or influence any person with respect to the voting of any securities of the Company or its subsidiaries or Affiliates;

(vii)	call or seek to call a meeting of stockholders of the Company;

(viii)	form, join, become a member or in any way participate in a Group with respect to the securities (other than indebtedness) of the Company or any of its subsidiaries or Affiliates;

(ix)	seek a termination or suspension of this Section 2.10;

(x)	take any action, or make or permit any of its and their directors, officers, employees, agents, advisors and other representatives to take any action on its or their behalf, that might require the Company or any of its subsidiaries or Affiliates to publicly disclose any of the foregoing actions; or

(xi)	advise, assist, arrange or otherwise enter into any discussions or arrangements with any third party with respect to any of the foregoing prohibited conduct.
Parent, the Investor and their respective Affiliates shall immediately notify the Company in writing if any of them or, to their knowledge, any of their respective directors, officers, employees, agents, advisors or other representatives, is contacted by any Person in regard to any of the actions described in clauses (i)-(xi) above. Such notice shall provide full disclosure to the

23

Company as to the nature and substance of such contact and the Persons involved. Neither Parent, the Investor nor any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, advisors or other representatives shall directly or indirectly make, in each case to the Company or a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the provisions of this Section 2.10, or publicly request the Company or any of its directors, officers, employees, agents, advisors or other representatives, directly or indirectly, to amend, waive or terminate any provision of this Section 2.10 (including this sentence).
          (b) The prohibition in Section 2.10(a)(i) shall not apply to ordinary course business activities of Parent, the Investor or any of their respective Affiliates, including, without limitation:
(i)	proprietary and third party fund and asset management activities;

(ii)	brokerage and securities trading activities;

(iii)	financial services and insurance activities;

(iv)	acquisitions made as result of (A) a stock split, stock dividend or other recapitalization or (B) in connection with securing or collecting indebtedness previously contracted in good faith and not with the intention of circumventing the prohibition in Section 2.10(a)(i); and

(v)	acquisitions made in connection with a transaction in which Parent, the Investor or any of their respective Affiliates acquires a previously unaffiliated business entity that Beneficially Owns Common Stock or Other Voting Securities, or any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities, at the time of the consummation of such acquisition, provided that in connection with any such acquisition, Parent, the Investor or the applicable Affiliate, as the case may be (A) either (y) causes such entity to divest the Common Stock or Other Voting Securities, or any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities, Beneficially Owned by the acquired entity prior to the consummation of such acquisition or (z) divests the Common Stock or Other Voting Securities, or any other securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities, Beneficially Owned by Parent, the Investor or any of their respective Affiliates, acting alone or as part of a Group, directly or indirectly, in an amount so that Parent, the Investor and their respective Affiliates, together with such acquired business entity, shall not, acting alone or as part of a Group, directly or indirectly, Beneficially Own more than 23.5% of the Common Stock or any class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities) following the consummation of such acquisition, and (B) if any annual or special meeting of stockholders is

24

held prior to the disposition thereof, votes such shares of Common Stock or Other Voting Securities on each matter presented at any annual or special meeting of the stockholders or by written consent in the same proportion as the shares voted by all other holders of Common Stock or Other Voting Securities, including the shares voted by the Policyholder Trust and the Benefit Plan Trusts (other than Parent, the Investor or any of their respective Affiliates), voting on such matter;
provided that, in the case of each of (i) through (v) of this Section 2.10(b), (y) such ordinary course business activities shall be made without the intent to influence the control of the Company and (z) Parent, the Investor or any of their respective Affiliates shall not, acting alone or as part of a Group, directly or indirectly, at any time Beneficially Own more than 23.5% of the Common Stock or any class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities), and provided, further, that Parent, the Investor or any of their Affiliates shall not use any Confidential Material in connection with such ordinary course business activities; provided, however, that, for the avoidance of doubt, Common Stock or Other Voting Securities held, directly or indirectly, in any discretionary accounts by Parent or any of its Affiliates, that could be considered Beneficially Owned, directly or indirectly, by Parent, the Investor or any of their respective Affiliates, acting alone or as part of a Group, shall be so considered for the purposes of this Agreement, and therefore subject to the prohibition on the Beneficial Ownership of more than 23.5% of the Common Stock or Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities) set forth in Section 2.10(c) and the option to repurchase set forth in Section 2.10(e).
          (c) Parent, the Investor or any of their respective Affiliates shall not, acting alone or as part of a Group, directly or indirectly, at any time, Beneficially Own more that 23.5% of the Common Stock or any class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities).
          (d) In the event that the Company plans to effect an accelerated share repurchase program or similar program, the Investor shall have a right of first refusal to accept the Company’s repurchase offer and to sell to the Company the full amount of Subject Securities that the Company seeks to repurchase on the terms that the Company offers. If the Investor refuses the Company’s offer or declines to accept such offer within five days from the date of receipt of written notice of the Company’s intent to make such a share repurchase, the Company may effect the accelerated share repurchases as originally proposed. The Company may also effect at any time a share repurchase program of a type not described in the first sentence of this Section 2.10(d).
          (e) In the event that the Company plans to effect a share repurchase program for its Common Stock or Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities) that could result in

25

Parent, the Investor or any of their respective Affiliates, acting alone or as part of a Group, directly or indirectly, either (i) Beneficially Owning more than 23.5% of the outstanding Common Stock or such class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities) or (ii) having a Total BHC Ownership Level in excess of 23.5%, the Company agrees that it shall either (A) not effect such share repurchase program or (B) repurchase from the Investor, Parent or any of their respective Affiliates, and the Investor agrees that it shall sell, or cause to be sold to the Company, an amount of the Subject Securities (of the same class as the securities to be repurchased by the Company) held by Parent, the Investor or any of their respective Affiliates necessary, so that during the course of and upon the completion of such share repurchase program, neither Parent, the Investor nor any of their respective Affiliates, acting alone or as part of a Group, directly or indirectly, either (A) Beneficially Own more than 23.5% of the Common Stock or such class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or such Other Voting Securities) or (B) have a Total BHC Ownership Level in excess of 23.5%. In the event that the Company elects, in accordance with the preceding sentence, to repurchase its Common Stock or Other Voting Securities, the Company shall repurchase, and the Investor shall sell, or cause to be sold, such Subject Securities at a price per Subject Security calculated, (x) in the case of Investor Common Stock, by reference to the volume weighted average trading price of the Common Stock on the New York Stock Exchange over the period of 20 trading days preceding the date of determination, (y) in the case of Transferable Preferred Stock, by reference to the volume weighted average trading price of the Transferable Preferred Stock on the New York Stock Exchange, or other applicable exchange, over the period of 20 trading days preceding the date of determination, and (z) in the case of Common Equity Units, at their fair market value as determined by the Valuation Agent using the methodologies set forth in Section 11.05(e) of the Seller Disclosure Letter).
          (f) At the Closing Date and thereafter, the Total BHC Ownership Level with respect to Common Stock or with respect to any class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or Other Voting Securities) shall not, at any time, be in excess of 23.5%; provided, that for the avoidance of doubt, Common Stock or Other Voting Securities held, directly or indirectly, in any discretionary accounts by Parent or any of its Affiliates, that could be considered part of the Total BHC Ownership Level with respect to the applicable class of voting securities, shall be so considered for the purposes of this Agreement.
          (g) The Investor, Parent or their respective Affiliates, acting alone or as part of a Group, directly or indirectly, shall not take any action to effect any transfer of “control” (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of the management and policies of the Company or any of its Affiliates, nor does the Investor, Parent or the Company intend any such transfer of “control” to occur as a result or in connection with any or all of the transactions described in the Stock Purchase Agreement.

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          (h) In the event that Parent, the Investor or any of their respective Affiliates, acting alone or as part of a Group, directly or indirectly, at any time, Beneficially Own more than 22.5% of the Common Stock or any class of Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of any securities convertible into, or exercisable or exchangeable for, Common Stock or such Other Voting Securities), the Investor shall provide written notice to the Company of the details of such ownership within ten days following the date on which such Beneficial Ownership exceeds 22.5% of the Common Stock or Other Voting Securities (including any Common Stock or Other Voting Securities issuable upon conversion, exercise or exchange of or any securities convertible into, or exercisable or exchangeable for, Common Stock or such Other Voting Securities).
          Section 2.11 Rule 144 Reporting. With a view to making available to the Investor the benefits of certain rules and regulations of the Commission, including Rule 144, which may permit the sale of the Subject Securities to the public without registration under the Securities Act, the Company agrees to use its commercially reasonable efforts to:
          (a) make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;
          (b) file with the Commission, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and
          (c) so long as the Investor owns any Subject Securities, furnish to the Investor forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any such Subject Securities without registration.
          Section 2.12 Piggyback Registration Rights.
          (a) Whenever the Company proposes in an underwritten offering to publicly sell or register for sale any of its common equity securities pursuant to a registration statement whether for its own account or for the account of one or more stockholders of the Company, the Investor may participate in such underwritten offering, except for (i) offerings in connection with registrations of securities of the Company on Form S-4 or Form S-8 or any similar successor forms thereto, or (ii) offerings in connection with employee benefit, dividend reinvestment or similar plans (participation under such circumstances is referred to as a “Piggyback Registration”); provided, that after any such offer and sale, the Investor maintains adequate security pursuant to the indemnification provisions in the Stock Purchase Agreement as provided in Section 2.7.
          (b) If a Piggyback Registration is initiated in connection with a registration relating to an underwritten offering on behalf of the Company, and the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without having an adverse

27

effect on such offering, including the price at which such securities can be sold, then the Company shall include in such registration the maximum number of securities that such underwriter advises can be so sold without having such effect, allocated (i) first, to the securities the Company proposes to sell, (ii) second, to the Subject Securities requested to be included therein by the Investor, and (iii) third, among other securities requested to be included in such registration by other securityholders of the Company on such basis as such holders may agree among themselves and the Company.
          (c) Subject to Sections 2.5(a)(iv) and 2.5(d), if a Piggyback Registration is initiated in connection with a registration relating to an underwritten offering on behalf of a holder of the Company’s securities (including the Investor, solely with respect to the Subject Securities) and the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then the Company shall include in such registration the maximum number of securities that such underwriter advises can be so sold without having such effect, allocated (i) first, to the securities requested to be included therein by the holder(s) requesting such registration and (ii) second, to other securities (including Subject Securities) requested to be included in such registration by other securityholders, the Company and the Investor.
          (d) The Company shall provide six Business Days notice to the Investor prior to the launch of any such underwritten offering of common equity securities whether for its own account or for the account of one or more stockholders of the Company, to allow the Investor to exercise its Piggyback Registration rights under this Section 2.12; provided, that the Company may provide the Investor with less than six Business Days notice solely in the event that the Company reasonably determines in good faith, in light of the circumstances at that time, that it is reasonably necessary to conduct an offering of equity securities within fewer than six Business Days (in which case the Company shall give the Investor as much advance notice of such offering as possible). The Investor shall confirm by way of a written notice to the Company that it intends to exercise such Piggyback Registration rights, to be received by the Company no later than the second Business Day prior to the launch of the Offering. In the event that the Company conducts such a primary underwritten offering of common equity securities, and the Investor chooses not to exercise its Piggyback Registration rights, the Investor shall not Transfer any Subject Securities except in accordance with Section 2.13.
          Section 2.13 Market Stand-Off.
          (a) With respect to any underwritten offering of Common Stock by the Company, Parent and the Investor shall not, if requested to stand-off by the Company, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise Transfer any Subject Securities owned by Parent, the Investor or any of their respective Affiliates (other than (i) to a Permitted Transferee or to the Company, or (ii) the Subject Securities included in such offering following the exercise of the Investor’s Piggyback Registration rights set forth in Section 2.12) without the prior written consent of the Company and the underwriter(s), during a period commencing on the date of such stand-off request and ending 60 days following the settlement date of such offering.

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          (b) The Company may impose stop-transfer instructions with respect to the Subject Securities subject to the foregoing restriction until the end of the required stand-off period and shall lift such stop-transfer restrictions immediately upon the end of such period.
          (c) The Company, if reasonably requested in writing by the Book-Runners for an Offering, shall not make any public sale or other distribution of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock during the two Business Days prior to and 60 days after the settlement date of such Offering by the Investor of the Subject Securities, except for (i) offerings in connection with registrations of securities of the Company on Form S-4 or Form S-8 or any similar successor forms thereto, or (ii) offerings in connection with employee benefit, dividend reinvestment or similar plans.
          Section 2.14 Voting. The Investor shall, and Parent shall cause any Permitted Transferee or other Affiliate of Parent holding Common Stock or Other Voting Securities to:
          (a) be present, in person or by proxy, at all meetings of stockholders of the Company so that all Common Stock or Other Voting Securities directly or indirectly owned by the Investor and, if applicable, any Permitted Transferee, may be counted for the purpose of determining the presence of a quorum at such meetings; and
          (b) vote all of the Common Stock or Other Voting Securities directly or indirectly owned by the Investor and, if applicable, any Permitted Transferee or other Affiliate, in the same proportion as the shares of Common Stock or Other Voting Securities voted by all other holders of Common Stock or Other Voting Securities (as the case may be), including the shares of Common Stock or Other Voting Securities voted by the Policyholder Trust and the Benefit Plan Trusts, and shall deliver to the Company a proxy authorizing management of the Company to so vote the Common Stock or Other Voting Securities.
Notwithstanding the foregoing, the obligations set forth in this Section 2.14 shall not apply in the case of Common Stock or Other Voting Securities that do not constitute Subject Securities unless the failure of the obligations in Section 2.14(b) to apply shall cause the Investor, Parent or any of their respective Affiliates to be found to control the Company for purposes of the BHC Act. If the failure of the obligations in Section 2.14(b) to apply shall cause the Investor, Parent or any of their respective Affiliates to be found to control the Company for purposes of the BHC Act, then (notwithstanding the immediately preceding sentence) such obligations shall apply to the extent necessary so that the Investor, Parent and their Affiliates shall not be found to control the Company for purposes of the BHC Act.
          Section 2.15 Security Interest. If the Investor Transfers any of the Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units, Stock Purchase Contracts, Unit Preferred Stock or Debt Securities that are subject to any custody or other security arrangement securing the Investor Indemnification Obligations, the Investor shall take any and all actions necessary to ensure that the Company has a valid first priority security interest in any proceeds resulting from such transaction in accordance with the Indemnification Control Agreement.

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ARTICLE 3
Miscellaneous
          Section 3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including Permitted Transferees of any of the Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units, Stock Purchase Contracts, Unit Preferred Stock or Debt Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The term “Investor,” as used herein, shall include the entity named as the Investor in the Preamble hereto and, if such entity shall have transferred any Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units, Stock Purchase Contracts, Unit Preferred Stock or Debt Securities to a Permitted Transferee in accordance with Section 2.8, shall include such Permitted Transferee. If any of the Subject Securities is converted into or exchanged or substituted for other securities issued by any other Person, as a condition to the effectiveness of the merger, consolidation, reclassification, share exchange of other transaction pursuant to which such conversion, exchange, substitution or other transaction takes place, such other Person shall become bound hereby with respect to such other securities which shall constitute Subject Securities, and, if requested by the Investor or a Permitted Transferee shall further evidence such obligation by executing and delivering to the Investor, such Permitted Transferee and the Company a written agreement to such effect in form and substance reasonably satisfactory to the Investor and the Company.
          Section 3.2 Specific Performance. The Company, Parent and the Investor each acknowledges and agrees that the parties’ respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event a breach or threatened breach by the Company, Parent or the Investor of the provisions of this Agreement, in addition to any remedies at law, Parent, the Investor and the Company, respectively, without posting any bond shall be entitled to obtain a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
          Section 3.3 Applicable Law and Submission to Jurisdiction.
          (a) This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.
          (b) Each of Parent, the Company and the Investor irrevocably submits to the nonexclusive jurisdiction of any New York State or U.S. federal court sitting in the County of New York, New York over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby. Each of Parent, the Company and the Investor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has

30

been brought in an inconvenient forum. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3(b).
          Section 3.4 Conversion of Other Securities. If the Investor offers Subject Securities by forward sale, or by an offering of any options, rights, warrants or other securities issued by it or any other Person that are offered with, convertible into or exercisable or exchangeable for any Subject Securities, the Subject Securities subject to such forward sale or underlying such options, rights or warrants or other securities shall be eligible for registration pursuant to this Agreement.
          Section 3.5 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.
          Section 3.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          Section 3.7 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier service, or when received by facsimile transmission if promptly confirmed, as follows:
(a)	if to the Company, to:
MetLife, Inc.
1095 Avenue of the Americas
New York, NY 10036
Attention: General Counsel
Facsimile: (212) 578-4992
with copies to:

31

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: John M. Schwolsky
Alexander M. Dye
Facsimile: (212) 259-6333
(b)	if to the Investor or Parent, to:
American International Group, Inc.
70 Pine Street
New York, NY 10270
Attention: General Counsel
Facsimile: (212) 425-2175
with copies to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Robert G. DeLaMater
Facsimile: (212) 291-9037
or to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner.
          Section 3.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the Investor and Parent. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Company, the Investor, Parent and, if applicable, any Permitted Transferee. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided hereunder shall be cumulative and not exclusive of any rights or remedies provided by law.
          Section 3.9 No Conflicts. The Company will not on or after the date of this Agreement enter into any agreement with respect to its securities which is in direct conflict with the provisions hereof.
          Section 3.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to

32

persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
          Section 3.11 Aggregation of Securities. All Investor Common Stock, Closing Preferred Stock, Transferable Preferred Stock, Common Equity Units, Stock Purchase Contracts, Unit Preferred Stock or Debt Securities held or acquired by any wholly owned subsidiary or parent of, or any corporation or entity that is controlling, controlled by, or under common control with, the Investor shall be aggregated together for the purpose of determining the availability of any rights or obligations under this Agreement.
          Section 3.12 Entire Agreement, Etc.. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.
          Section 3.13 Termination. Other than the termination provisions applicable to registrations that are specifically provided elsewhere in this Agreement, this Agreement and all rights and obligations contained herein shall terminate (a) upon the mutual written agreement of the Company, the Investor and Parent or (b) at such time as the Investor, directly or indirectly, acting alone or as part of a Group, no longer Beneficially Owns any Subject Securities.
[Signatures on next page]

33

          In Witness Whereof, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

MetLife, Inc.
By:
Name:
Title:

ALICO Holdings LLC
By:
Name:
Title:

American International Group, Inc.
By:
Name:
Title:

[Investor Rights Agreement]

EXHIBIT D

Stock Purchase Contract Agreement
between
MetLife, Inc.
and
[Legal Name Of Stock Purchase Contract Agent],
as Stock Purchase Contract Agent
Dated as of [execution date]

i

(continued)

ii

(continued)

iii

(continued)

iv

     This Stock Purchase Contract Agreement, dated as of [execution date], between MetLife, Inc., a Delaware corporation (the “Company”), and [legal name of stock purchase contract agent], acting as stock purchase contract agent for the Holders of Common Equity Units (as defined herein) from time to time (the “Stock Purchase Contract Agent”).
Recitals
     The Company has duly authorized the execution and delivery of this Agreement and the Certificates (as defined herein) evidencing the Common Equity Units.
     All things necessary to make the Stock Purchase Contracts (as defined herein), when the Certificates are executed by the Company and authenticated, executed on behalf of the Holders and delivered by the Stock Purchase Contract Agent, as provided in this Agreement, the valid obligations of the Company, and to constitute these presents a valid agreement of the Company, in accordance with its terms, have been done.
     For and in consideration of the premises and the purchase of the Common Equity Units by the Holders thereof, it is mutually agreed as follows:
ARTICLE I
Definitions and Other Provisions of General Application
     SECTION 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
     (a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular, and nouns and pronouns of the masculine gender include the feminine and neuter genders;
     (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States as in effect at the time the relevant calculation is to be made;
     (c) all references to an Article, Section or other subdivision or Exhibit refer to an Article, Section or other subdivision of, or Exhibit to, this Agreement;
     (d) references to dollars (including references to “$”) shall be deemed to refer to U.S. dollars;
     (e) the term “or” shall not be exclusive;
     (f) the words “herein,” “hereof” and “hereunder,” and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, Exhibit or other subdivision of this Agreement; and
     (g) the following terms have the meanings given to them in this Section 1.1(g):
     “Act” has the meaning, with respect to any Holder, set forth in Section 1.4(a).

1

     “Adjustment Factor” has the meaning set forth in Section 5.4(a)(i).
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Aggregate Amount” has the meaning set forth in Section 5.4(a)(v).
     “Agreement” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.
     “Applicable Cash Merger Early Settlement Rate” has the meaning set forth in Section 5.8(g).
     “Applicable Market Value” has the meaning set forth in Section 5.1(a).
     “Applicable Price” has the following meaning with respect to a Cash Merger: (a) if the consideration for the Common Stock in such Cash Merger consists solely of cash, then the Applicable Price with respect to such Cash Merger means the cash amount paid per share of Common Stock in such Cash Merger; and (b) in all other circumstances, the Applicable Price with respect to such Cash Merger shall be equal to the average of the VWAPs per share of Common Stock on each of the five (5) consecutive Trading Days immediately preceding the Cash Merger Effective Date of such Cash Merger.
     “Applicants” has the meaning set forth in Section 7.12(b).
     “Bankruptcy Code” means Title 11 of the United States Code, or any other law of the United States that from time to time provides a uniform system of bankruptcy laws.
     “Base Indenture” means the Indenture, dated as of [___], between the Company and the Debenture Trustee, as amended or supplemented from time to time.
     “Beneficial Owner” means, with respect to a Book-Entry Interest, a Person who is the beneficial owner of such Book-Entry Interest as reflected on the books of the Depositary or on the books of a Person maintaining an account with such Depositary (directly as a Depositary Participant or as an indirect participant, in each case in accordance with the rules of such Depositary).
     “Board of Directors” means the board of directors of the Company or a duly authorized committee of that board.
     “Board Resolution” means one or more resolutions of the Board of Directors, a copy of which has been certified, by the Secretary or an Assistant Secretary of the Company, to have

2

been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, which certification is delivered to the Stock Purchase Contract Agent.
     “Book-Entry Interest” means a beneficial interest in a Global Certificate, registered in the name of a Depositary or a nominee thereof, ownership and transfers of which shall be maintained and made through book entries by such Depositary as described in Section 3.6.
     “Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York City are permitted or required by any applicable law to close.
     “Calculated Date” has the meaning set forth in Section 1.18.
     “Capital Stock” of a Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated, whether voting or non-voting) corporate stock of such Person or similar equity or membership interests in such Person.
     “Cash Merger” means any Reorganization Event where (1) pursuant to such Reorganization Event, the Common Stock is converted into or exchanged for, or constitutes solely the right to receive, cash, securities or other property (such cash, securities, or other property, for the purposes of this definition, the “Common Stock Consideration”); and (2) at least thirty percent (30%) of such Common Stock Consideration consists of cash or cash equivalents.
     “Cash Merger Early Settlement” has the meaning set forth in Section 5.8(a).
     “Cash Merger Early Settlement Amount” has the meaning set forth in Section 5.8(d).
     “Cash Merger Early Settlement Date” has the meaning set forth in Section 5.8(b)(i).
     “Cash Merger Effective Date” means, with respect to a Cash Merger, the effective date of such Cash Merger.
     “Cash Settlement” has the meaning set forth in Section 5.2(b)(i).
     “Certificate” means a Normal Common Equity Unit Certificate or a Stripped Common Equity Unit Certificate.
     “Certificate of Designations” means each of the Certificate of Designations of the Company establishing the Series C Preferred Securities, the Certificate of Designations of the Company establishing the Series D Preferred Securities and the Certificate of Designations of the Company establishing the Series E Preferred Securities, each as amended.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral” has the meaning set forth in Section 1.1(h) of the Pledge Agreement.

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     “Collateral Accounts” has the meaning set forth in Section 1.1(h) of the Pledge Agreement.
     “Collateral Agent” means [___], as Collateral Agent under the Pledge Agreement, until a successor Collateral Agent shall have become appointed as such pursuant to the applicable provisions of the Pledge Agreement, after which “Collateral Agent” shall mean the Person who is then the Collateral Agent thereunder.
     “Collateral Substitution” means (i) with respect to a Normal Common Equity Unit, the substitution, in accordance with the terms hereof, for the Pledged Preferred Securities or Pledged Debt Securities, as applicable, forming part of such Normal Common Equity Unit, of Treasury Securities or portions thereof in an aggregate principal amount at maturity equal to the aggregate liquidation amount of such Pledged Preferred Securities or the aggregate principal amount of such Pledged Debt Securities, as applicable, or (ii) with respect to a Stripped Common Equity Unit, the substitution, in accordance with the terms hereof, for the Pledged Treasury Securities forming part of such Stripped Common Equity Unit, of Preferred Securities or Debt Securities of the applicable series having an aggregate liquidation amount or principal amount, as applicable equal to the aggregate principal amount at stated maturity of such Pledged Treasury Securities.
     “Common Equity Unit” means a Normal Common Equity Unit or a Stripped Common Equity Unit, as the case may be.
     “Common Stock” means the common stock, par value $0.01 per share, of the Company.
     “Company” means the Person named as the “Company” in the first paragraph of this Agreement, until a successor shall have become such pursuant to the applicable provision of this Agreement, after which “Company” shall mean such successor.
     “Component Debt Security” means, with respect to a Debt Security that constitutes a Unit Debt Security, a “Component Unsecured Note” as defined in the Certificate of Designations for the series of Preferred Securities for which such Debt Security was exchanged.
     “Constituent Person” has the meaning set forth in Section 5.4(b).
     “Contract Payment Deferral Rate” means, with respect to a Contract Payment, on a Stock Purchase Contract, that is deferred pursuant to Section 5.12, a rate, per annum, determined as of each Payment Date and applicable to amounts that accrue from, and including, such Payment Date to, but excluding, the next succeeding Payment Date, equal to the greater of (i) the sum of (A) the prevailing market yield per annum, on such Payment Date, of the benchmark U.S. Treasury Security having a remaining maturity, as of such Payment Date, that most closely corresponds to the period from such Payment Date to (x) the next scheduled First Stock Purchase Date, with respect to a Series C Stock Purchase Contract, (y) the next scheduled Second Stock Purchase Date, with respect to a Series D Stock Purchase Contract or (z) the next scheduled Third Stock Purchase Date, with respect to a Series E Stock Purchase Contract; and (B) one hundred (100) basis points; and (ii) five percent (5.00%).
     “Contract Payments” means, subject to Section 5.12, the payments payable by the Company on the Payment Dates in respect of each Stock Purchase Contract, at a rate per year of

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(i) two percent (2.00%) on the Stated Amount of twenty five dollars $25.00 per Series C Stock Purchase Contract, such payments to accrue to, but excluding, the First Stock Purchase Date; (ii) two percent (2.00%) on the Stated Amount of twenty five dollars $25.00 per Series D Stock Purchase Contract, such payments to accrue to, but excluding, the Second Stock Purchase Date; and (iii) two percent (2.00%) on the Stated Amount of twenty five dollars $25.00 per Series E Stock Purchase Contract, such payments to accrue to, but excluding, the Third Stock Purchase Date.
     “Corporate Trust Office” means the office of the Stock Purchase Contract Agent at which, at any particular time, its corporate trust business shall be principally administered, which office at the date hereof is located at [___].
     “Current Market Price” per share of Common Stock on a record date for a transaction means the average of the VWAPs per share of Common Stock on each Trading Day during the ten (10) consecutive Trading Days ending on, but excluding, the earlier of (1) such record date and (2) the Ex Date for such transaction.
     “Custodial Agent” means [___], as Custodial Agent under the Pledge Agreement, until a successor Custodial Agent shall have become such pursuant to the applicable provisions of the Pledge Agreement, after which “Custodial Agent” shall mean the Person who is then the Custodial Agent thereunder.
     “Debenture Trustee” means [___], as trustee pursuant to the Base Indenture, or its successor in interest in such capacity, or any successor trustee appointed as provided in the Base Indenture.
     “Debt Securities” means the Series [C] Debt Securities, the Series [D] Debt Securities and the Series [E] Debt Securities, collectively.
     “Deferred Contract Payments” has the meaning set forth in Section 5.12(a).
     “Depositary” means a clearing agency registered under Section 17A of the Exchange Act that is designated to act as Depositary for the Common Equity Units as contemplated by Section 3.6 and Section 3.7.
     “Depositary Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Depositary effects book-entry transfers and pledges of securities deposited with the Depositary.
     “Dividend Threshold Amount” means, with respect to a dividend or distribution to which Section 5.4(a)(iv) applies, an amount equal to seventy-four cents ($0.74); provided, however, that the Dividend Threshold Amount shall be subject to adjustment in the same manner and under the same circumstances as the Reference Price is adjusted pursuant to Section 5.4(a)(vii), except that the Dividend Threshold Amount shall not be adjusted on account of any event that requires an adjustment to the Fixed Settlement Rates pursuant to Section 5.4(a)(iv)).
     “DTC” means The Depository Trust Company.

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     “Early Settlement” has the meaning set forth in Section 5.7(a).
     “Early Settlement Amount” has the meaning set forth in Section 5.7(b).
     “Early Settlement Date” has the meaning set forth in Section 5.7(b).
     “Early Settlement Rate” means, as of a given time, the Minimum Settlement Rate in effect at such time.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Ex Date,” (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades the regular way on the Relevant Exchange without the right to receive such issuance or distribution and (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades the regular way on the Relevant Exchange after the time at which such subdivision or combination becomes effective.
     “Exchange Act” means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.
     “Expiration Date” has the meaning set forth in Section 1.4(e).
     “Failed Remarketing,” with respect to a Remarketing of any series of Debt Securities, has the meaning set forth in the Certificate of Designations for the series of Preferred Securities for which such series of Debt Securities was exchanged.
     “First Exchange Date” has the meaning ascribed to “Exchange Date” in the Certificate of Designations for the Series C Preferred Securities.
     “Final Failed Remarketing,” with respect to a Remarketing of any series of Debt Securities, has the meaning set forth in the Certificate of Designations for the series of Preferred Securities for which such series of Debt Securities was exchanged.
     “First Stock Purchase Date” means the Initial Scheduled First Stock Purchase Date; provided that the First Stock Purchase Date may be deferred for up to four (4) three-month periods in accordance with Section 5.2(b)(vi).
     “Fixed Settlement Rates” has the meaning set forth in Section 5.1(a).
     “Global Certificate” means a Certificate that evidences all or part of the Common Equity Units and is registered in the name of the Depositary or a nominee thereof.
     “Holder” means, with respect to a Common Equity Unit, the Person in whose name such Common Equity Unit evidenced by a Certificate is registered in the Security Register; provided, however, that solely for the purpose of determining whether the Holders of the requisite number of Common Equity Units have voted on any matter (and not for any other purpose hereunder), if

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the Common Equity Units remain represented by one or more Global Certificates and if the Depositary that is, or the nominee of whom that is, the registered holder of the Equity Units represented by such Global Certificate(s) has sent an omnibus proxy assigning voting rights to the Depositary Participants to whose accounts the Common Equity Units are credited on the record date, the term “Holder” shall mean such Depositary Participant acting at the direction of the Beneficial Owners.
     “In Kind Settlement Upon Cash Merger Early Settlement” has the meaning set forth in Section 5.8(d).
     “Indemnification Account” has the meaning set forth in the Indemnification Security Agreement.
     “Indemnification Security Agreement” means the Indemnification Security Agreement, dated as of [___], by and among the Corporation, the Initial Holder, in its capacity as Securities Intermediary thereunder, [___], as Pledge Collateral Agent thereunder and, for certain limited purposes, [___], in its capacity as Stock Purchase Contract Agent under the Pledge Agreement.
     “Indemnitees” has the meaning set forth in Section 7.7(c).
     “Initial Holder” means ALICO Holdings LLC, with respect to its interest in the Common Equity Units.
     “Initial Scheduled First Stock Purchase Date” means [___].
     “Initial Scheduled Second Stock Purchase Date” means [___].
     “Initial Scheduled Third Stock Purchase Date” means [___].
     “Issuer Order” or “Issuer Request” means a written order or request that is (A) signed in the name of the Company by (i) either its Chief Executive Officer, its President or one of its Vice Presidents, and (ii) either its Corporate Secretary, one of its Assistant Corporate Secretaries, its Treasurer or one of its Assistant Treasurers; and (B) delivered to the Stock Purchase Contract Agent.
     “Make-Whole Table” means the Series C Make-Whole Table, the Series D Make-Whole Table or the Series E Make-Whole Table, as applicable.
     “Market Disruption Event” has the meaning set forth in Section 5.1(a).
     “Maximum Settlement Rate” has the meaning set forth in Section 5.1(a).
     “Minimum Settlement Rate” has the meaning set forth in Section 5.1(a).
     “Non-Electing Share” has the meaning set forth in Section 5.4(b).
     “Normal Common Equity Unit” means the collective rights and obligations of a Holder of one (1) Normal Common Equity Unit Certificate in respect of (i) prior to the First Stock

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Purchase Date, a one-fortieth (1/40) undivided beneficial interest in either (A) prior to the First Exchange Date, one (1) Series C Preferred Security having a liquidation preference of one thousand dollars ($1,000) or (B) on or after the First Exchange Date, one (1) Series C Debt Security having a principal amount equal to one thousand dollars ($1,000); (ii) prior to the Second Stock Purchase Date, a one-fortieth (1/40) undivided beneficial interest in either (A) prior to the Second Exchange Date, one (1) Series D Preferred Security having a liquidation preference of one thousand dollars ($1,000) or (B) on or after the Second Exchange Date, one (1) Series D Debt Security having a principal amount equal to one thousand dollars ($1,000); (iii) a one-fortieth (1/40) undivided beneficial interest in either (A) prior to the Third Exchange Date, one (1) Series E Preferred Security having a liquidation preference of one thousand dollars ($1,000) or (B) on or after the Third Exchange Date, a Series E Debt Security having a principal amount equal to one thousand dollars ($1,000); (iv) prior to the First Stock Purchase Date, one (1) Series C Stock Purchase Contract; (v) prior to the Second Stock Purchase Date, one (1) Series D Stock Purchase Contract; and (vi) one (1) Series E Stock Purchase Contract; provided, however, that the interests set forth in clauses (i) through (iii), inclusive, shall be subject to the Pledge of such interests by such Holder pursuant to the Pledge Agreement.
     “Normal Common Equity Unit Certificate” means a certificate evidencing the rights and obligations of a Holder in respect of the number of Normal Common Equity Units specified on such certificate.
     “Number of Months” has the meaning set forth in Section 1.18.
     “NYSE” means the New York Stock Exchange.
     “Offer Valuation Period” has the meaning set forth in Section 5.4(a)(v).
     “Officers’ Certificate” means a certificate that is (A) signed by (i) either the Company’s Chief Executive Officer, its President or one of its Vice Presidents; and (ii) either the Company’s Corporate Secretary, one of its Assistant Corporate Secretaries, its Treasurer or one of its Assistant Treasurers; and (B) delivered to the Stock Purchase Contract Agent.
     “Opinion of Counsel” means a written opinion of counsel, who may be counsel to the Company (and who may be an employee of the Company), and who shall be reasonably acceptable to the Stock Purchase Contract Agent. An Opinion of Counsel may rely on certificates as to matters of fact.
     “Outstanding Common Equity Units” means, as of the date of determination, all Common Equity Units evidenced by Certificates theretofore authenticated, executed and delivered under this Agreement, except:
     (i) if a Termination Event has occurred, (x) Normal Common Equity Units for which the constituent Preferred Securities or Debt Securities, as applicable, have been theretofore deposited with the Stock Purchase Contract Agent in trust for the Holders of such Normal Common Equity Units and (y) Stripped Common Equity Units for which the constituent Treasury Securities have been theretofore deposited with the Stock Purchase Contract Agent in trust for the Holders of such Stripped Common Equity Units;

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     (ii) Common Equity Units evidenced by Certificates theretofore cancelled by the Stock Purchase Contract Agent or delivered to the Stock Purchase Contract Agent for cancellation or deemed cancelled pursuant to the provisions of this Agreement; and
     (iii) Common Equity Units evidenced by Certificates in exchange for, or in lieu of, which other Certificates have been authenticated, executed on behalf of the Holder and delivered pursuant to this Agreement, other than any such Certificate in respect of which there shall have been presented to the Stock Purchase Contract Agent proof satisfactory to it that such Certificate is held by a protected purchaser (within the meaning of the Uniform Commercial Code as in effect in the State of New York) in whose hands the Common Equity Units evidenced by such Certificate are valid obligations of the Company;
provided, however, that in determining whether the Holders of the requisite number of the Common Equity Units have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Common Equity Units owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be Outstanding Common Equity Units, except that, in determining whether the Stock Purchase Contract Agent shall be authorized and protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Common Equity Units that a Responsible Officer of the Stock Purchase Contract Agent actually knows to be so owned shall be so disregarded. Common Equity Units so owned that have been pledged in good faith may be regarded as Outstanding Common Equity Units if the pledgee establishes, to the satisfaction of the Stock Purchase Contract Agent, the pledgee’s right so to act with respect to such Common Equity Units and that the pledgee is not the Company or any Affiliate of the Company.
     “Payment Date” means, subject to Section 5.11(b), each March 15, June 15, September 15 and December 15 of each year, commencing on, and including, the first date that is (i) at least three (3) calendar months after the date of this Agreement; and (ii) is a March 15, June 15, September 15, or December 15; provided, however, that, with respect to any series of Debt Securities, Payment Date shall have the meaning ascribed to “Unsecured Note Interest Payment” in the Certificate of Designations for the series of Preferred Securities for which such series of Debt Securities was exchanged.
     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.
     “Plan” means an employee benefit plan that is subject to ERISA, a plan or individual retirement account that is subject to Section 4975 of the Code or any entity whose assets are considered assets of any such plan.
     “Pledge” means the pledge under the Pledge Agreement of the Preferred Securities, Debt Securities or the Treasury Securities, as the case may be, in each case constituting a part of the Common Equity Units.

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     “Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, among the Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Stock Purchase Contract Agent, on its own behalf and as attorney-in-fact for the Holders from time to time of the Common Equity Units, as amended from time to time.
     “Pledge Collateral Agent” has the meaning set forth in the Indemnification Security Agreement.
     “Pledged Corporate Securities” has the meaning set forth in Section 1.1(h) of the Pledge Agreement.
     “Pledged Debt Securities” has the meaning set forth in Section 1.1(h) of the Pledge Agreement.
     “Pledged Preferred Securities” means Pledged Corporate Securities that are not Pledged Debt Securities.
     “Pledged Treasury Securities” has the meaning set forth in Section 1.1(h) of the Pledge Agreement.
     “Pledged Units” has the meaning set forth in Section 10.8.
     “Predecessor Certificate” means a Predecessor Normal Common Equity Unit Certificate or a Predecessor Stripped Common Equity Unit Certificate.
     “Predecessor Normal Common Equity Unit Certificate” of any particular Normal Common Equity Unit Certificate means every previous Normal Common Equity Unit Certificate evidencing all or a portion of the rights and obligations of the Company and the Holder thereof under the Normal Common Equity Units evidenced thereby; and, for the purposes of this definition, any Normal Common Equity Unit Certificate authenticated and delivered under Section 3.9 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Normal Common Equity Unit Certificate shall be deemed to evidence the same rights and obligations of the Company and the Holder as the mutilated, destroyed, lost or stolen Normal Common Equity Unit Certificate.
     “Predecessor Stripped Common Equity Unit Certificate” of any particular Stripped Common Equity Unit Certificate means every previous Stripped Common Equity Unit Certificate evidencing all or a portion of the rights and obligations of the Company and the Holder thereof under the Stripped Common Equity Units evidenced thereby; and, for the purposes of this definition, any Stripped Common Equity Unit Certificate authenticated and delivered under Section 3.9 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Stripped Common Equity Unit Certificate shall be deemed to evidence the same rights and obligations of the Company and the Holder as the mutilated, destroyed, lost or stolen Stripped Common Equity Unit Certificate.
     “Preferred Securities” means the Series C Preferred Securities, the Series D Preferred Securities and the Series E Preferred Securities, collectively.

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     “Private Placement Legend” has the meaning set forth in Section 2.2(b).
     “Proceeds” has the meaning set forth in Section 1.1(h) of the Pledge Agreement.
     “Purchase Price” has the meaning set forth in Section 5.1(a).
     “Purchased Shares” has the meaning set forth in Section 5.4(a)(v)(1).
     “Put Right” has the meaning set forth in the applicable Certificate of Designations.
     “Record Date” means, for any distribution or Contract Payment payable on any Payment Date, the fifteenth (15th) calendar day immediately preceding such Payment Date; provided, however, that the Company may, at its option, upon notice to the Stock Purchase Contract Agent, select any other day as the Record Date for any Payment Date so long as such Record Date selected is more than one (1) Business Day but less than sixty (60) Business Days prior to such Payment Date.
     “Reference Date” has the meaning set forth in Section 1.18.
     “Reference Price” means $35.42; provided, however, that the Reference Price shall be subject to adjustment pursuant to Section 5.4(a)(vii).
     “Reference Property” has the meaning set forth in Section 5.4(b).
     “Reference Property Units” has the meaning set forth in Section 5.4(b).
     “Relevant Exchange” has the meaning set forth in Section 5.1(a).
     “Remarketing,” with respect to a series of Debt Securities, has the meaning set forth in the Certificate of Designations for the series of Preferred Securities for which such series of Debt Securities was exchanged.
     “Remarketing Agent,” with respect to a series of Debt Securities, has the meaning set forth in the Certificate of Designations for the series of Preferred Securities for which such series of Debt Securities was exchanged.
     “Remarketing Agreement,” with respect to a series of Debt Securities, has the meaning set forth in the Certificate of Designations for the series of Preferred Securities for which such series of Debt Securities was exchanged.
     “Remarketing Fee,” with respect to a series of Debt Securities, has the meaning set forth in the Certificate of Designations for the series of Preferred Securities for which such series of Debt Securities was exchanged.
     “Remarketing Settlement Date,” with respect to a series of Debt Securities, has the meaning set forth in the Certificate of Designations for the series of Preferred Securities for which such series of Debt Securities was exchanged.
     “Reorganization Event” has the meaning set forth in Section 5.4(b).

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     “Representative Holder” has the meaning set forth in Section 5.4(b).
     “Responsible Officer” means, when used with respect to the Stock Purchase Contact Agent, any officer within the corporate trust department of the Stock Purchase Contract Agent, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Stock Purchase Contract Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement.
     “Second Exchange Date” has the meaning ascribed to “Exchange Date” in the Certificate of Designations for the Series D Preferred Securities.
     “Second Stock Purchase Date” means the later of (1) the date that is six (6) calendar months after the First Stock Purchase Date, determined in accordance with Section 1.18; and (2) the Initial Scheduled Second Stock Purchase Date; provided, however, that the Second Stock Purchase Date may be deferred for up to four (4) three-month periods in accordance with Section 5.2(b)(vi).
     “Securities Act” means the Securities Act of 1933, and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.
     “Securities Intermediary” means [___], as Securities Intermediary under the Pledge Agreement, until a successor Securities Intermediary shall have become such pursuant to the applicable provisions of the Pledge Agreement, after which “Securities Intermediary” shall mean such successor or any subsequent successor who is appointed pursuant to the Pledge Agreement.
     “Security Register” and “Security Registrar” have the respective meanings set forth in Section 3.5.
     “Senior Debt” means any indebtedness of the Company that is not, but its terms, subordinate in right of payment to any other indebtedness of the Company.
     “Separate Debt Securities” means Debt Securities that are no longer a component of any Normal Common Equity Unit.
     “Separate Preferred Securities” means Preferred Securities that are no longer a component of any Normal Common Equity Unit.
     “Series [C] Debt Security” has the meaning ascribed to “Unsecured Notes” in the Certificate of Designations for the Series C Preferred Securities.
     “Series C Make-Whole Table” means the table set forth in Exhibit G, as such table may be amended or adjusted pursuant to Section 5.8(g).

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     “Series C Preferred Security” has the meaning ascribed to “Series C Preferred Stock” in the Certificate of Designations establishing the same. For avoidance of doubt, each one (1) Series C Preferred Security has a liquidation preference of one thousand dollars ($1,000).
     “Series C Stock Purchase Contract” means a Stock Purchase Contract whose Stock Purchase Date is the First Stock Purchase Date.
     “Series C Treasury Security” means a zero-coupon U.S. Treasury Security maturing on [date] with a principal amount of one thousand dollars ($1,000) payable on such date and with a CUSIP number of [CUSIP].
     “Series [D] Debt Security” has the meaning ascribed to “Unsecured Notes” in the Certificate of Designations for the Series D Preferred Securities.
     “Series D Make-Whole Table” means the table set forth in Exhibit H, as such table may be amended or adjusted pursuant to Section 5.8(g).
     “Series D Preferred Security” has the meaning ascribed to “Series D Preferred Stock” in the Certificate of Designations establishing the same. For avoidance of doubt, each one (1) Series D Preferred Security has a liquidation preference of one thousand dollars ($1,000).
     “Series D Stock Purchase Contract” means a Stock Purchase Contract whose Stock Purchase Date is the Second Stock Purchase Date.
     “Series D Treasury Security” means a zero-coupon U.S. Treasury Security maturing on [date] with a principal amount of one thousand dollars ($1,000) payable on such date and with a CUSIP number of [CUSIP].
     “Series [E] Debt Security” has the meaning ascribed to “Unsecured Notes” in the Certificate of Designations for the Series E Preferred Securities.
     “Series E Make-Whole Table” means the table set forth in Exhibit I, as such table may be amended or adjusted pursuant to Section 5.8(g).
     “Series E Preferred Security” has the meaning ascribed to “Series E Preferred Stock” in the Certificate of Designations establishing the same. For avoidance of doubt, each one (1) Series E Preferred Security has a liquidation preference of one thousand dollars ($1,000).
     “Series E Stock Purchase Contract” means a Stock Purchase Contract whose Stock Purchase Date is the Third Stock Purchase Date.
     “Series E Treasury Security” means a zero-coupon U.S. Treasury Security maturing on [date] with a principal amount of one thousand dollars ($1,000) payable on such date and with a CUSIP number of [CUSIP].
     “Settlement Rate” has the meaning set forth in Section 5.1(a).
     “Spin-off” has the meaning set forth in Section 5.4(a)(iii).

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     “Spin-off Valuation Period” has the meaning set forth in Section 5.4(a)(iii).
     “Stated Amount” means, (i) with respect to any one (1) Common Equity Unit, (A) seventy five dollars ($75.00) from, and including, the issue date of the Common Equity Units to, but excluding, the First Stock Purchase Date; (B) fifty dollars ($50.00) from, and including, the First Stock Purchase Date to, but excluding, the Second Stock Purchase Date; and (C) twenty five dollars ($25.00) from, and including, the Second Stock Purchase Date to, but excluding, the Third Stock Purchase Date; (ii) with respect to each Stock Purchase Contract, twenty five dollars ($25.00); (iii) with respect to any one (1) Preferred Security, one thousand dollars ($1,000); and (iv) with respect to any one (1) Debt Security, one thousand dollars ($1,000).
     “Stock Purchase Contract” means, with respect to any Common Equity Unit, the contracts forming a part of such Common Equity Units and obligating (i) the Company to sell, and the Holder of such Common Equity Unit to purchase, shares of Common Stock and (ii) the Company to pay the Holder thereof Contract Payments, in each case on the terms and subject to the conditions set forth in Article V. Each Common Equity Unit shall initially contain one (1) Series C Stock Purchase Contract, one (1) Series D Stock Purchase Contract and one (1) Series E Stock Purchase Contract.
     “Stock Purchase Contract Agent” means the Person named as the “Stock Purchase Contract Agent” in the first paragraph of this Agreement, until a successor Stock Purchase Contract Agent shall have become such pursuant to the applicable provisions of this Agreement, after which “Stock Purchase Contract Agent” shall mean such Person or any subsequent successor who is appointed pursuant to this Agreement.
     “Stock Purchase Contract Settlement Fund” has the meaning set forth in Section 5.3.
     “Stock Purchase Date” means each of the First Stock Purchase Date, the Second Stock Purchase Date and the Third Stock Purchase Date. For avoidance of doubt, reference to a scheduled Stock Purchase Date shall mean the next Stock Purchase Date that would occur assuming the next Remarketing will not be a Failed Remarketing.
     “Stripped Common Equity Unit” means the collective rights and obligations of a Holder of one (1) Stripped Common Equity Unit Certificate in respect of (i) prior to the First Stock Purchase Date, a one-fortieth (1/40) undivided beneficial interest in a Series C Treasury Security with a principal amount at maturity equal to one thousand dollars ($1,000); (ii) prior to the Second Stock Purchase Date, a one-fortieth (1/40) undivided beneficial interest in a Series D Treasury Security with a principal amount at maturity equal to one thousand dollars ($1,000); (iii) a one-fortieth (1/40) undivided beneficial interest in a Series E Treasury Security with a principal amount at maturity equal to one thousand dollars ($1,000); (iv) prior to the First Stock Purchase Date, one (1) Series C Stock Purchase Contract; (v) prior to the Second Stock Purchase Date, one (1) Series D Stock Purchase Contract; and (vi) one (1) Series E Stock Purchase Contract; provided, however, that the interests set forth in clauses (i) through (iii), inclusive, shall be subject to the Pledge of such interests by such Holder pursuant to the Pledge Agreement.

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     “Stripped Common Equity Unit Certificate” means a certificate evidencing the rights and obligations of a Holder in respect of the number of Stripped Common Equity Units specified on such certificate.
     “Successful,” in respect of a Remarketing of a series of Debt Securities, has the meaning set forth in the Certificate of Designations for the series of Preferred Securities for which such series of Debt Securities was exchanged.
     “Tender Offer Expiration Date” has the meaning set forth in Section 5.4(a)(v).
     “Tender Offer Expiration Time” has the meaning set forth in Section 5.4(a)(v).
     “Termination Date” means the date, if any, on which a Termination Event occurs.
     “Termination Event” means the occurrence of any of the following events:
          (i) at any time on or prior to the Third Stock Purchase Date, a judgment, decree or order of a court shall have been entered granting relief under the Bankruptcy Code or any other similar applicable federal or state law, adjudicating the Company to be insolvent, or approving as properly filed a petition seeking reorganization or liquidation of the Company, and, if such judgment, decree or order shall have been entered more than sixty (60) days prior to the Third Stock Purchase Date, such judgment, decree or order shall have continued undischarged and unstayed for a period of sixty (60) days;
          (ii) at any time on or prior to the Third Stock Purchase Date, a judgment, decree or order of a court for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of its property, or for the termination or liquidation of its affairs, shall have been entered, and, if such judgment, decree or order shall have been entered more than sixty (60) days prior to the Third Stock Purchase Date, such judgment, decree or order shall have continued undischarged and unstayed for a period of sixty (60) days; or
          (iii) at any time on or prior to the Third Stock Purchase Date, the Company shall file a petition for relief under the Bankruptcy Code, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization or liquidation under the Bankruptcy Code or any other similar applicable federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.
     “Third Exchange Date” has the meaning ascribed to “Exchange Date” in the Certificate of Designations for the Series E Preferred Securities.
     “Third Stock Purchase Date” means the later of (1) the date that is six (6) calendar months after the Second Stock Purchase Date, determined in accordance with Section 1.18; and

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(2) the Initial Scheduled Third Stock Purchase Date; provided, however, that the Third Stock Purchase Date may be deferred for up to four (4) three-month periods in accordance with Section 5.2(b)(vi).
     “Threshold Appreciation Price” means $44.275; provided, however, that the Threshold Appreciation Price shall be subject to adjustment pursuant to Section 5.4(a)(vii).
     “TIA” means the Trust Indenture Act of 1939, and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.
     “Trading Day” has the meaning set forth in Section 5.1(a).
     “Trading Day Period” has the meaning set forth in Section 5.1(a).
     “Treasury Security” means a Series C Treasury Security, a Series D Treasury Security or a Series E Treasury Security, as the context requires.
     “Underlying Shares” has the meaning set forth in Section 5.4(a)(ii).
     “Unit Debt Security” means a Debt Security that, as set forth in the Certificate of Designations for the series of Preferred Securities for which such Debt Security was exchanged, consists of “Component Unsecured Notes” (as defined in such Certificate of Designations).
     “Unsecured Debentures” means the unsecured junior subordinated notes of the Company that will be issued pursuant to the Base Indenture, in the Company’s sole discretion, as provided in Section 5.12(c).
     “Vice President” means any vice president, whether or not designated by a number or a word or words added before or after the title “Vice President.”
     “VWAP” has the meaning set forth in Section 5.1(a).
     SECTION 1.2 Compliance Certificates and Opinions. Except as otherwise expressly provided by this Agreement, upon any application or request by the Company to the Stock Purchase Contract Agent to take any action in accordance with any provision of this Agreement, the Company shall furnish to the Stock Purchase Contract Agent an Officers’ Certificate stating that all conditions precedent, if any, provided for in this Agreement relating to the proposed action have been complied with and, if reasonably requested by the Stock Purchase Contract Agent, an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Agreement relating to such particular application or request, no additional certificate or opinion need be furnished. Notwithstanding any portion of this Agreement to the contrary, the Company shall not be required to furnish the Stock Purchase Contract Agent an Opinion of Counsel in connection with the issuance of the Common Equity Units.

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     Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Agreement (other than the Officers’ Certificate provided for in Section 10.5) shall include:
     (i) a statement that each individual signing such certificate or opinion has read such condition or covenant and the definitions herein relating thereto;
     (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (iii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as he or she believes is necessary to enable such individual to express an informed opinion as to whether or not such condition or covenant has been complied with; and
     (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.
     SECTION 1.3 Form of Documents Delivered to Stock Purchase Contract Agent. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents. Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which its certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.
     Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Agreement, they may, but need not, be consolidated and form one instrument.
     SECTION 1.4 Acts of Holders; Record Dates.
     (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Stock Purchase Contract Agent and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced

17

thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and (subject to Section 7.1) conclusive in favor of the Stock Purchase Contract Agent and the Company, if made in the manner provided in this Section.
     (b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner that the Stock Purchase Contract Agent reasonably deems sufficient.
     (c) The ownership of Common Equity Units shall be proved by the Security Register.
     (d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Common Equity Units shall bind every future Holder of the same Common Equity Units and the Holder of every Certificate evidencing such Common Equity Units issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Stock Purchase Contract Agent or the Company in reliance thereon, whether or not notation of such action is made upon such Certificate.
     (e) The Company may set any date as a record date for the purpose of determining the Holders of Outstanding Common Equity Units entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Agreement to be given, made or taken by Holders of Common Equity Units. If any record date is set pursuant to this paragraph, the Holders of the Outstanding Normal Common Equity Units and the Outstanding Stripped Common Equity Units, as the case may be, as of the close of business on such record date, and no other Holders, shall be entitled to take the relevant action with respect to the Normal Common Equity Units or the Stripped Common Equity Units, as the case may be, whether or not such Holders remain Holders after the close of business on such record date; provided that no such action shall be effective hereunder unless taken prior to or on the applicable Expiration Date by Holders of the requisite number of Outstanding Common Equity Units at the close of business on such record date. Nothing contained in this paragraph shall be construed to prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and be of no effect), and nothing contained in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite number of Outstanding Common Equity Units on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Stock Purchase Contract Agent in writing and to each Holder of Common Equity Units in the manner set forth in Section 1.6.
     With respect to any record date set pursuant to this Section 1.4(e), the Company may designate any date as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the Stock Purchase Contract Agent in writing, and to each Holder of Common Equity Unit in the manner set forth in Section 1.6, prior to or on the

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existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section, the Company shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.
     SECTION 1.5 Notices to the Stock Purchase Contract Agent, the Company and the Collateral Agent. Any notice or communication is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), telecopier (with receipt confirmed) or overnight air courier guaranteeing next day delivery, to the others’ address; provided that notice shall be deemed given to the Stock Purchase Contract Agent only upon receipt thereof:
     If to the Stock Purchase Contract Agent:
[__]
     If to the Company:
MetLife, Inc.
1095 Avenue of the Americas
New York, New York 10036
Attention: Treasurer
Facsimile: (212) 578-0266
     If to the Collateral Agent:
[__]
     SECTION 1.6 Notice to Holders; Waiver. Where this Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at its address as it appears in the Security Register, such mailing to occur not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice; provided, however, that if any Common Equity Units registered in the name of the Depositary or the nominee of the Depositary, then, notwithstanding anything herein to the contrary, the notice may be given to the Depositary in accordance with the Depositary’s rules and practices and none of the Company, the Company’s agent or the Stock Purchase Contract Agent shall, except as set forth herein, have any obligations to the Beneficial Owners of such Common Equity Units. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed to any particular Holder, shall affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of providing timely notice. Waivers of notice by Holders shall be filed with the Stock Purchase Contract Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

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     In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Stock Purchase Contract Agent shall constitute a sufficient notification for every purpose hereunder.
     SECTION 1.7 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
     SECTION 1.8 Successors and Assigns. All covenants and agreements in this Agreement by the Company and the Stock Purchase Contract Agent shall bind their respective successors and assigns, whether so expressed or not.
     SECTION 1.9 Separability Clause. In case any provision in this Agreement or in the Common Equity Units shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.
     SECTION 1.10 Benefits of Agreement. Nothing contained in this Agreement or in the Common Equity Units, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and, to the extent provided hereby, the Holders, any benefits or any legal or equitable right, remedy or claim under this Agreement. The Holders from time to time shall be beneficiaries of this Agreement and shall be bound by all of the terms and conditions hereof and of the Common Equity Units evidenced by their Certificates by their acceptance of delivery of such Certificates.
     SECTION 1.11 Governing Law. This Agreement and the Common Equity Units shall be governed by, and construed in accordance with, the internal laws of the State of New York.
     SECTION 1.12 Legal Holidays. In any case where any Payment Date shall not be a Business Day (notwithstanding any other provision of this Agreement or the Common Equity Units), Contract Payments or other distributions shall not be paid on such date, and such Contract Payments or other distributions shall be paid on the next succeeding Business Day, with the same force and effect as if made on such Payment Date, provided that if such next succeeding Business Day is in the next succeeding calendar year, then payment of such Contract Payments or other distributions will be made on the Business Day immediately preceding such Payment Date, with the same force and effect as if made on such Payment Date. No interest shall accrue or be payable by the Company or to any Holder for the period from and after any such Payment Date.
     In any case where any Stock Purchase Date, Early Settlement Date or Cash Merger Early Settlement Date shall not be a Business Day (notwithstanding any other provision of this Agreement or the Common Equity Units), Stock Purchase Contracts shall not be settled and Early Settlement and Cash Merger Early Settlement shall not be effected on such date, but Stock Purchase Contracts shall be settled and Early Settlement or Cash Merger Early Settlement shall be effected, as applicable, on the next succeeding Business Day, with the same force and effect

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as if made on such Stock Purchase Date, Early Settlement Date or Cash Merger Early Settlement Date, as applicable.
     SECTION 1.13 Counterparts. This Agreement may be executed in any number of counterparts by the parties hereto, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
     SECTION 1.14 Inspection of Agreement. A copy of this Agreement shall be available at all reasonable times during normal business hours at the Corporate Trust Office for inspection by any Holder or Beneficial Owner.
     SECTION 1.15 Appointment of Financial Institution as Agent for the Company. The Company may appoint a financial institution (which may be the Collateral Agent) to act as its agent in performing its obligations, and in accepting and enforcing performance of the obligations of the Stock Purchase Contract Agent and the Holders, under this Agreement and the Stock Purchase Contracts, by giving notice of such appointment in the manner provided in Section 1.5. Any such appointment shall not relieve the Company in any way from its obligations hereunder.
     SECTION 1.16 No Waiver. No failure on the part of the Company, the Stock Purchase Contract Agent, the Collateral Agent, the Securities Intermediary or any of their respective agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Company, the Stock Purchase Contract Agent, the Collateral Agent, the Securities Intermediary or any of their respective agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.
     SECTION 1.17 Unit Debt Securities. Notwithstanding anything herein to the contrary, if any provision hereof refers to the delivery of a Debt Security and such Debt Security constitutes a Unit Debt Security, then such delivery shall be of either (i) a Unit Debt Security or Unit Debt Securities having an aggregate principal amount equal to the principal amount required to be delivered; or (ii) Component Debt Securities, of each tranche constituting such series of Unit Debt Securities, in sufficient respective principal amounts to create a Unit Debt Security having a principal amount equal to the principal amount required to be delivered.
          Notwithstanding anything herein to the contrary, during any time when any Debt Security that forms part of the Normal Common Equity Units is a Unit Debt Security,
     (a) no Holder of Normal Common Equity Units shall be entitled to elect Cash Settlement, Early Settlement or Early Settlement Upon Cash Merger unless the principal amount of each tranche of Component Debt Securities forming part of the Normal Common Equity Units subject to such election is an integral multiple of one thousand dollars ($1,000); and

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     (b) no Holder of Normal Common Equity Units shall be entitled to effect a Collateral Substitution with respect to any Common Equity Units unless the principal amount of each tranche of Component Debt Securities forming part of the Common Equity Units submitted for, or created by, such Collateral Substitution is an integral multiple of one thousand dollars ($1,000).
     SECTION 1.18 Calculation of Dates. Whenever there is a reference herein to a date (the “Calculated Date”) that is a specified number of months (the “Number of Months”) after another date (the “Reference Date”), and such reference states that the Calculated Date shall be determined in accordance with this Section 1.18, the applicable following rule shall apply in determining such Calculated Date:
     (a) If the Number of Months is three (3) months, then the Calculated Date shall be the date that is three (3) months after the Reference Date; provided, however, that if the Reference Date falls on the last day of any calendar month (or on the next to last day of November), then the Calculated Date shall be the last calendar day of the third (3rd) calendar month after the month of the Reference Date.
     (b) If the Number of Months is six (6) months, then the Calculated Date shall be the date that is six (6) months after the Reference Date; provided, however, that if the Reference Date falls on the last day of any calendar month (or on any of the last three (3) days of August), then the Calculated Date shall be the last calendar day of the sixth (6th) calendar month after the month of the Reference Date.
ARTICLE II
Certificate Forms
     SECTION 2.1 Forms of Certificates Generally. The Certificates (including the form of Stock Purchase Contracts forming part of each Common Equity Units evidenced thereby) shall be in substantially the form set forth in Exhibit A (in the case of Certificates evidencing Normal Common Equity Units) or Exhibit B (in the case of Certificates evidencing Stripped Common Equity Units), with such letters, numbers or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as may be required by the rules of any securities exchange on which the Common Equity Units are listed or any depositary therefor, or as may, consistently herewith, be determined by the officers of the Company executing such Certificates, as evidenced by their execution of the Certificates.
     The definitive Certificates shall be produced in any manner as determined by the officers of the Company executing the Common Equity Units evidenced by such Certificates, consistent with the provisions of this Agreement, as evidenced by their execution thereof.
     SECTION 2.2 Legends.
     (a) Every Global Certificate authenticated, executed on behalf of the Holders and delivered hereunder shall bear a legend (the “Private Placement Legend”) in substantially the following form:

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THIS CERTIFICATE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE STOCK PURCHASE CONTRACT AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS CERTIFICATE IS EXCHANGEABLE FOR CERTIFICATES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE STOCK PURCHASE CONTRACT AGREEMENT, AND NO TRANSFER OF THIS CERTIFICATE (OTHER THAN A TRANSFER OF THIS CERTIFICATE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REQUESTED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     (b) Each Certificate that constitutes a “restricted security” within the meaning of Rule 144 under the Securities Act shall bear a legend in substantially the following form:
THE OFFER AND SALE OF THIS SECURITY, AND THE COMMON STOCK ISSUABLE UPON SETTLEMENT OF THE STOCK PURCHASE CONTRACTS FORMING PART OF THIS SECURITY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM THE REGISTRATION AND PROSPECTUS-DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

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     SECTION 2.3 Form of Stock Purchase Contract Agent’s Certificate of Authentication. The form of the Stock Purchase Contract Agent’s certificate of authentication of the Common Equity Units shall be in substantially the form set forth on the form of the applicable Certificates.
ARTICLE III
The Common Equity Units
     SECTION 3.1 Amount; Form and Denominations. The aggregate number of Common Equity Units evidenced by Certificates authenticated, executed on behalf of the Holders and delivered hereunder is limited to forty million (40,000,000), except for Certificates authenticated, executed and delivered upon registration of transfer of, in exchange for, or in lieu of, other Certificates pursuant to Section 3.4, Section 3.5, Section 3.9, Section 3.12, Section 3.13, Section 5.7(f), Section 5.8(j) or Section 8.5.
     The Certificates shall be issuable only in registered form and only in denominations of a single Normal Common Equity Unit or Stripped Common Equity Unit and any integral multiple thereof. The Certificates shall not be issued in, or represented by, any Global Certificates except at the sole discretion of the Company.
     The Common Units shall initially be issued in the form of Normal Common Equity Units.
     SECTION 3.2 Rights and Obligations Evidenced by the Certificates. For so long as a Common Equity Unit constitutes a Normal Common Equity Unit, the related Normal Common Equity Unit Certificate(s) shall evidence the number of Normal Common Equity Units specified therein. The Stock Purchase Contract Agent is hereby authorized, as attorney-in-fact for, and on behalf of, the Holder of each Normal Common Equity Unit, to pledge, pursuant to the Pledge Agreement, with respect to each such Normal Common Equity Unit, such Holder’s interest in the Preferred Securities or Debt Securities, as applicable, forming a part of such Normal Common Equity Unit, to the Collateral Agent for the benefit of the Company, and to grant to the Collateral Agent, for the benefit of the Company, a security interest in the right, title and interest of such Holder in (i) the one-fortieth (1/40) undivided beneficial interest in the Series C Preferred Security or Series C Debt Security, as applicable, forming part of such Normal Common Equity Unit to secure the obligation of such Holder under the Series C Stock Purchase Contract forming part of such Normal Common Equity Unit; (ii) the one-fortieth (1/40) undivided beneficial interest in the Series D Preferred Security or Series D Debt Security, as applicable, forming part of such Normal Common Equity Unit to secure the obligation of such Holder under the Series D Stock Purchase Contract forming part of such Normal Common Equity Unit; and (iii) the one-fortieth (1/40) undivided beneficial interest in the Series E Preferred Security or Series E Debt Security, as applicable, forming part of such Normal Common Equity Unit to secure the obligation of the Holder under the Series E Stock Purchase Contract forming part of such Normal Common Equity Unit.
     For so long as a Common Equity Unit constitutes a Stripped Common Equity Unit, the related Stripped Common Equity Unit Certificate(s) shall evidence the number of Stripped Common Equity Units specified therein. The Stock Purchase Contract Agent is hereby authorized, as attorney-in-fact for, and on behalf of, the Holder of each Stripped Common Equity

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Unit, to pledge, pursuant to the Pledge Agreement, with respect to each such Stripped Common Equity Unit, such Holder’s interest in the Treasury Securities forming a part of such Stripped Common Equity Unit, to the Collateral Agent for the benefit of the Company, and to grant to the Collateral Agent, for the benefit of the Company, a security interest in the right, title and interest of such Holder in (i) the one-fortieth (1/40) undivided beneficial interest in the Series C Treasury Security forming part of such Stripped Common Equity Unit to secure the obligation of such Holder under the Series C Stock Purchase Contract forming part of such Stripped Common Equity Unit; (ii) the one-fortieth (1/40) undivided beneficial interest in the Series D Treasury Security forming part of such Stripped Common Equity Unit to secure the obligation of such Holder under the Series D Stock Purchase Contract forming part of such Stripped Common Equity Unit; and (iii) the one-fortieth (1/40) undivided beneficial interest in the Series E Treasury Security forming part of such Stripped Common Equity Unit to secure the obligation of such Holder under the Series E Stock Purchase Contract forming part of such Stripped Common Equity Unit.
     No Stock Purchase Contract shall, prior to the purchase of shares of Common Stock under such Stock Purchase Contract, entitle the Holder of a Common Equity Unit to any of the rights of a holder of shares of Common Stock, including, without limitation, the right to vote or receive any dividends or other payments or to consent to or receive notice as a stockholder in respect of the meetings of stockholders or for the election of directors of the Company or for any other matter, or any other rights whatsoever as a holder of Common Stock of the Company.
     SECTION 3.3 Execution, Authentication, Delivery and Dating. Subject to the provisions of Section 3.12 and Section 3.13, upon the execution and delivery of this Agreement, and at any time and from time to time thereafter, the Company may deliver Certificates executed by the Company to the Stock Purchase Contract Agent for authentication, execution on behalf of the Holders and delivery, together with a written order from the Company for authentication of such Certificates, and the Stock Purchase Contract Agent shall, in accordance with such written order, authenticate, execute on behalf of the Holders and deliver such Certificates.
     The Certificates shall be executed on behalf of the Company by its Chairman of the Board of Directors, its Chief Executive Officer, its President, its Chief Financial Officer, its Treasurer or one of its Vice Presidents. The signature of any of these officers on the Certificates may be manual or facsimile.
     Certificates bearing the manual or facsimile signatures of individuals who were, at the time such signature was affixed thereto, the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates.
     No Stock Purchase Contract evidenced by a Certificate shall be valid until such Certificate has been executed on behalf of the Holder by the manual signature of an authorized officer of the Stock Purchase Contract Agent, as such Holder’s attorney-in-fact. Such signature by an authorized officer of the Stock Purchase Contract Agent shall be conclusive evidence that the Holder of such Certificate has entered into the Stock Purchase Contracts evidenced by such Certificate.

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     Each Certificate shall be dated the date of its authentication.
     No Certificate shall be entitled to any benefit under this Agreement or be valid or obligatory for any purpose unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by an authorized officer of the Stock Purchase Contract Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder.
     SECTION 3.4 Temporary Certificates. Pending the preparation of definitive Certificates, the Company shall execute and deliver to the Stock Purchase Contract Agent, and the Stock Purchase Contract Agent shall authenticate, execute on behalf of the Holders, and deliver, in lieu of such definitive Certificates, temporary Certificates that are in substantially the form set forth in Exhibit A or Exhibit B, as applicable, with such letters, numbers or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as may be required by the rules of any securities exchange on which the Normal Common Equity Units or Stripped Common Equity Units, as applicable, may be listed, or as may, consistently herewith, be determined by the officers of the Company executing such Certificates, as evidenced by their execution of the Certificates.
     If temporary Certificates are issued, the Company will cause definitive Certificates to be prepared without unreasonable delay. After the preparation of definitive Certificates, the temporary Certificates shall be exchangeable for definitive Certificates upon surrender of the temporary Certificates at the Corporate Trust Office, at the expense of the Company and without charge to the Holder. Upon surrender for cancellation of any one or more temporary Certificates, the Company shall execute and deliver to the Stock Purchase Contract Agent, and the Stock Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver in exchange therefor, one or more definitive Certificates of like tenor and denominations and evidencing a like number of Common Equity Units as the temporary Certificate or Certificates so surrendered. Until so exchanged, the temporary Certificates shall in all respects evidence the same benefits and the same obligations with respect to the Common Equity Units evidenced thereby as definitive Certificates.
     SECTION 3.5 Registration; Registration of Transfer and Exchange. The Stock Purchase Contract Agent shall keep at the Corporate Trust Office a register (the “Security Register”) in which, subject to such reasonable regulations as it may prescribe, the Stock Purchase Contract Agent shall provide for the registration and transfers of Certificates (the Stock Purchase Contract Agent, in such capacity, the “Security Registrar”). The Security Registrar shall record separately the registration and transfer of the Certificates evidencing Normal Common Equity Units and Stripped Common Equity Units.
     Upon surrender for registration of transfer of any Certificate at the Corporate Trust Office, the Company shall execute and deliver to the Stock Purchase Contract Agent, and the Stock Purchase Contract Agent shall authenticate, execute on behalf of the designated transferee or transferees, and deliver, in the name of the designated transferee or transferees, one or more new Certificates of any authorized denominations, of like tenor, and evidencing a like number of Normal Common Equity Units or Stripped Common Equity Units, as the case may be; provided,

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however, that (i) Certificates so executed, authenticated and delivered upon a transfer of any interest in a Certificate bearing the Private Placement Legend shall also bear the Private Placement Legend unless there is delivered to the Stock Purchase Contract Agent and the Company an opinion of counsel reasonably satisfactory to the Company and addressed to the Company to the effect, or other reasonable proof, that such Private Placement Legend need not be applied to such Certificates; and (ii) the Stock Purchase Contract Agent and the Company may refuse to effect any transfer of an interest in a Certificate unless there is delivered to the Stock Purchase Contract Agent and the Company an opinion of counsel reasonably satisfactory to the Company and addressed to the Company to the effect, or other reasonable proof, that such transfer complies with the registration and prospectus-delivery requirements of the Securities Act or is exempt from such requirements.
     At the option of the Holder, Certificates evidencing Normal Common Equity Units or Stripped Common Equity Units may be exchanged for other Certificates, of any authorized denominations and evidencing a like number of Normal Common Equity Units or Stripped Common Equity Units, respectively, upon surrender of the Certificates to be exchanged at the Corporate Trust Office. Whenever any Certificates are so surrendered for exchange, the Company shall execute and deliver to the Stock Purchase Contract Agent, and the Stock Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver the Certificates that the Holder making the exchange is entitled to receive; provided, however, that if the Certificate to be exchanged (including any Certificate to be exchanged pursuant to a Collateral Substitution pursuant to Section 3.12 or Section 3.13) bears the Private Placement Legend, then the Certificate(s) so authenticated, executed and delivered in exchange therefor shall also bear the Private Placement Legend unless there is delivered to the Stock Purchase Contract Agent and the Company an opinion of counsel reasonably satisfactory to the Company and addressed to the Company to the effect, or other reasonable proof, that such Private Placement Legend need not be applied to such Certificate(s).
     All Certificates issued upon any registration of transfer or exchange of a Certificate shall evidence the ownership of the same number of Normal Common Equity Units or Stripped Common Equity Units, as the case may be, and be entitled to the same benefits and subject to the same obligations under this Agreement as, the Normal Common Equity Units or Stripped Common Equity Units, as applicable, evidenced by the Certificate surrendered upon such registration of transfer or exchange.
     Every Certificate presented or surrendered for registration of transfer or exchange shall (if so required by the Security Registrar) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Stock Purchase Contract Agent duly executed, by the Holder thereof or its attorney duly authorized in writing.
     No service charge shall be made for any registration of transfer or exchange of a Certificate, but the Company and the Security Registrar may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Certificates, other than any exchanges pursuant to Section 3.4, Section 3.6 and Section 8.5 not involving any transfer.

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     Notwithstanding the foregoing, the Company shall not be obligated to execute and deliver to the Stock Purchase Contract Agent, and the Stock Purchase Contract Agent shall not be obligated to authenticate, execute on behalf of the Holder and deliver any Certificate in exchange for any other Certificate presented or surrendered for registration of transfer or for exchange on or after the Business Day immediately preceding the earliest to occur of any Early Settlement Date with respect to the Common Equity Units evidenced by such Certificate, any Cash Merger Early Settlement Date with respect to the Common Equity Units evidenced by such Certificate, the Third Stock Purchase Date or the Termination Date. In lieu of delivery of a new Certificate, upon satisfaction of the applicable conditions specified above in this Section and receipt of appropriate registration or transfer instructions from such Holder, the Stock Purchase Contract Agent shall:
     (i) if the Third Stock Purchase Date (including upon any Cash Settlement) or an Early Settlement Date or a Cash Merger Early Settlement Date with respect to the Certificate surrendered for exchange or transfer has occurred, deliver to such Holder the shares of Common Stock issuable in respect of the Stock Purchase Contracts forming a part of the Common Equity Units evidenced by such Certificate;
     (ii) if a Termination Event shall have occurred prior to the First Stock Purchase Date, transfer the Series C Preferred Securities or Series C Debt Securities, as applicable, or the Treasury Securities pledged in lieu thereof, as the case may be, evidenced by the Certificate surrendered for exchange or transfer, to such Holder, in each case subject to the applicable conditions and in accordance with the applicable provisions of Section 3.14 and Article V;
     (iii) if a Termination Event shall have occurred prior to the Second Stock Purchase Date, transfer the Series D Preferred Securities or the Series D Debt Securities, as applicable, or the Treasury Securities pledged in lieu thereof, as the case may be, evidenced by the Certificate surrendered for exchange or transfer, to such Holder, in each case subject to the applicable conditions and in accordance with the applicable provisions of Section 3.14 and Article V; or
     (iv) if a Termination Event shall have occurred prior to the Third Stock Purchase Date, transfer the Series E Preferred Securities or Series E Debt Securities, as applicable, or the Treasury Securities pledged in lieu thereof, as the case may be, evidenced by the Certificate surrendered for exchange or transfer, to such Holder, in each case subject to the applicable conditions and in accordance with the applicable provisions of Section 3.14 and Article V.
     Notwithstanding anything herein to the contrary, the transfer, by the Initial Holder of any interest in a Common Equity Unit shall be subject to the provisions of the Investor Rights Agreement, dated the date hereof, among the Company, the Initial Holder and American International Group, Inc.
     SECTION 3.6 Book-Entry Interests. Notwithstanding anything herein to the contrary, (i) the provisions of this Section 3.6 shall apply if, and only if, the Company elects, in its sole and

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absolute discretion, to issue the Certificates in the form of one or more fully registered Global Certificates; and (ii) the Certificates will not initially be issued in the form of Global Certificates.
     The Certificates to be issued in the form of one or more fully registered Global Certificates shall be delivered to the Depositary or its custodian by, or on behalf of, the Company. The Company hereby designates DTC as the initial Depositary. Such Global Certificates shall initially be registered on the books of the Security Registrar in the name of Cede & Co., the nominee of the Depositary, and no Beneficial Owner will receive a definitive Certificate representing such Beneficial Owner’s interest in such Global Certificate, except as provided in Section 3.8. The Stock Purchase Contract Agent shall enter into an agreement with the Depositary if so requested by the Company. Unless and until definitive, fully registered Certificates have been issued to Beneficial Owners pursuant to Section 3.8:
     (i) the provisions of this Section 3.6 shall be in full force and effect;
     (ii) the Company, the Stock Purchase Contract Agent and the Security Registrar shall be entitled to deal with the Depositary for all purposes of this Agreement (including, without limitation, making Contract Payments and receiving approvals, votes or consents hereunder) as the Holder of the Common Equity Units and the sole holder of the Global Certificates and shall have no obligation to the Beneficial Owners; provided that any Beneficial Owner may directly enforce against the Company, without the involvement of the Depositary or any other Person, its right to receive definitive Certificates pursuant to Section 3.8;
     (iii) subject to the first paragraph of this Section 3.6, to the extent that the provisions of this Section 3.6 conflict with any other provisions of this Agreement, the provisions of this Section 3.6 shall control; and
     (iv) the rights of the Beneficial Owners shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such Beneficial Owners and the Depositary or the Depositary Participants; provided that any Beneficial Owner may directly enforce against the Company, without the involvement of the Depositary or any other Person, its right to receive definitive Certificates pursuant to Section 3.8.
     Transfers of securities evidenced by Global Certificates shall be made through the facilities of the Depositary, and any cancellation of, or increase or decrease in the number of, such securities (including the creation of Stripped Common Equity Units and the recreation of Normal Common Equity Units pursuant to Section 3.12 and Section 3.13, respectively) shall be accomplished by making appropriate annotations on the Schedule of Increases and Decreases for such Global Certificate.
     SECTION 3.7 Appointment of Successor Depositary. If the Common Units are represented in the form of one or more fully registered Global Certificates and the Depositary elects to discontinue its services as securities depositary with respect to such Common Equity Units, the Company may, in its sole discretion, appoint a successor Depositary with respect to the Common Equity Units.

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     SECTION 3.8 Definitive Certificates. If:
     (i) the Common Units are represented by one or more fully registered Global Certificates; and
     (ii) either:
     (1) the Depositary notifies the Company that it is unwilling or unable to continue to act as Depositary with respect to the Common Equity Units and no successor Depositary has been appointed pursuant to Section 3.7 within ninety (90) days after such notice; or
     (2) the Depositary ceases to be a “clearing agency” registered under Section 17A of the Exchange Act when the Depositary is required to be so registered to act as the Depositary and so notifies the Company, and no successor Depositary has been appointed pursuant to Section 3.7 within ninety (90) days after such notice; or
     (3) any default has occurred and is continuing under this Agreement or the terms of any series of Debt Securities; or
     (4) a Beneficial Owner provides a written request, upon sixty (60) days prior notice, that such Beneficial Owner’s interest in the Common Units represented by a registered Global Certificate is to be exchanged for an equivalent interest in the Common Units represented by definitive Certificate.
then (x) definitive Certificates may be prepared by the Company with respect to such Common Equity Units and delivered to the Stock Purchase Contract Agent and (y) upon surrender of the Global Certificates representing the Common Equity Units by the Depositary, accompanied by registration instructions, the Company shall cause definitive Certificates to be delivered to Beneficial Owners in accordance with the instructions of the Depositary. The Company and the Stock Purchase Contract Agent shall not be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be authorized and protected in relying on, such instructions. Each definitive Certificate so delivered shall evidence Common Equity Units of the same kind and tenor as the Global Certificate so surrendered in respect thereof.
     SECTION 3.9 Mutilated, Destroyed, Lost and Stolen Certificates. If any mutilated Certificate is surrendered to the Stock Purchase Contract Agent, the Company shall execute and deliver to the Stock Purchase Contract Agent, and the Stock Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver in exchange therefor, a new Certificate, evidencing the same number of Normal Common Equity Units or Stripped Common Equity Units, as the case may be, and bearing a Certificate number not contemporaneously outstanding.
     If there shall be delivered to the Company and the Stock Purchase Contract Agent (i) evidence to their satisfaction of the destruction, loss or theft of any Certificate, and (ii) such security or indemnity as may be required by them to hold each of them and any agent of any of them harmless, then, in the absence of notice to the Company or the Stock Purchase Contract

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Agent that such Certificate has been acquired by a protected purchaser (within the meaning of the Uniform Commercial Code as in effect in the State of New York), the Company shall execute and deliver to the Stock Purchase Contract Agent, and the Stock Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver to the Holder, in lieu of any such destroyed, lost or stolen Certificate, a new Certificate, evidencing the same number of Normal Common Equity Units or Stripped Common Equity Units, as the case may be, and bearing a Certificate number not contemporaneously outstanding.
     Notwithstanding the foregoing, the Company shall not be obligated to execute and deliver to the Stock Purchase Contract Agent, and the Stock Purchase Contract Agent shall not be obligated to authenticate, execute on behalf of the Holder, and deliver to the Holder, a Certificate on or after the Business Day immediately preceding the earliest of any Early Settlement Date with respect to such lost, stolen, destroyed or mutilated Certificate, any Cash Merger Early Settlement Date with respect to such lost, stolen, destroyed or mutilated Certificate, any Stock Purchase Date, or the Termination Date. In lieu of delivery of a new Certificate, upon satisfaction of the applicable conditions specified above in this Section and receipt of appropriate registration or transfer instructions from such Holder, the Stock Purchase Contract Agent shall:
     (i) if the Third Stock Purchase Date (including upon any Cash Settlement) or an Early Settlement Date or a Cash Merger Early Settlement Date with respect to such lost, stolen, destroyed or mutilated Certificate has occurred, deliver to such Holder the shares of Common Stock issuable in respect of the Stock Purchase Contracts forming a part of the Common Equity Units evidenced by such Certificate;
     (ii) if a Termination Event shall have occurred prior to the First Stock Purchase Date, transfer the Series C Preferred Securities or Series C Debt Securities, as applicable, or the Treasury Securities pledged in lieu thereof, as the case may be, evidenced by such lost, stolen, destroyed or mutilated Certificate, to such Holder, in each case subject to the applicable conditions and in accordance with the applicable provisions of Section 3.14 and Article V;
     (iii) if a Termination Event shall have occurred prior to the Second Stock Purchase Date, transfer the Series D Preferred Securities or Series D Debt Securities, as applicable, or the Treasury Securities pledged in lieu thereof, as the case may be, evidenced by such lost, stolen, destroyed or mutilated Certificate, to such Holder, in each case subject to the applicable conditions and in accordance with the applicable provisions of Section 3.14 and Article V; or
     (iv) if a Termination Event shall have occurred prior to the Third Stock Purchase Date, transfer the Series E Preferred Securities or Series E Debt Securities, as applicable, or the Treasury Securities pledged in lieu thereof, as the case may be, evidenced by such lost, stolen, destroyed or mutilated Certificate, to such Holder, in each case subject to the applicable conditions and in accordance with the applicable provisions of Section 3.14 and Article V.

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     Upon the issuance of any new Certificate under this Section, the Company and the Stock Purchase Contract Agent may require the payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other fees and expenses (including, without limitation, the fees and expenses of the Stock Purchase Contract Agent) connected therewith.
     Every new Certificate issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Certificate shall constitute an original additional contractual obligation of the Company and of the Holder in respect of the Common Equity Units evidenced thereby, whether or not the destroyed, lost or stolen Certificate (and the Common Equity Units evidenced thereby) shall be at any time enforceable by anyone, and shall be entitled to all the benefits and be subject to all the obligations of this Agreement equally and proportionately with any and all other Certificates delivered hereunder.
     The provisions of this Section are exclusive and shall preclude, to the extent lawful, all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Certificates.
     SECTION 3.10 Persons Deemed Owners. Prior to due presentment of a Certificate for registration of transfer, the Company and the Stock Purchase Contract Agent, and any agent of the Company, the Security Registrar or the Stock Purchase Contract Agent, may treat the Person in whose name such Certificate is registered as the owner of the Common Equity Units evidenced thereby for purposes of (subject to any applicable record date) any payment or distribution on the Preferred Securities or Debt Securities, as applicable, payment of Contract Payments and performance of the Stock Purchase Contracts and for all other purposes whatsoever in connection with such Common Equity Units, whether or not such payment, distribution, or performance shall be overdue and notwithstanding any notice to the contrary; and none of the Company, the Security Registrar or the Stock Purchase Contract Agent, nor any agent of the Company, the Security Registrar or the Stock Purchase Contract Agent, shall be affected by notice to the contrary.
     Notwithstanding the foregoing paragraph, with respect to any Global Certificate, nothing contained herein shall prevent the Company, the Security Registrar, the Stock Purchase Contract Agent or any agent of the Company, the Security Registrar or the Stock Purchase Contract Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary (or its nominee), as a Holder, with respect to such Global Certificate, or impair, as between such Depositary and the related Beneficial Owner, the operation of customary practices governing the exercise of rights of the Depositary (or its nominee) as Holder of such Global Certificate. None of the Company, the Security Registrar, the Stock Purchase Contract Agent or any agent of the Company, the Security Registrar or the Stock Purchase Contract Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Certificate or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
     SECTION 3.11 Cancellation. All Certificates surrendered for delivery of shares of Common Stock on or after the Third Stock Purchase Date, all Certificates surrendered for delivery of Preferred Securities, Debt Securities or Treasury Securities, as the case may be, after

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the occurrence of a Termination Event, all Certificates surrendered pursuant to a Cash Settlement, an Early Settlement or a Cash Merger Early Settlement, and all Certificates surrendered for the registration of transfer or exchange of a Common Equity Unit, or for a Collateral Substitution, shall, if surrendered to any Person other than the Stock Purchase Contract Agent, be delivered to the Stock Purchase Contract Agent along with appropriate written instructions from the Company regarding the cancellation thereof and, if not already cancelled, shall be promptly cancelled by the Stock Purchase Contract Agent. The Company may at any time deliver to the Stock Purchase Contract Agent for cancellation any Certificates previously authenticated, executed and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Certificates so delivered shall, upon an Issuer Order, be promptly cancelled by the Stock Purchase Contract Agent. No Certificates shall be authenticated, executed on behalf of the Holder and delivered in lieu of or in exchange for any Certificates cancelled as provided in this Section, except as expressly permitted by this Agreement. All cancelled Certificates held by the Stock Purchase Contract Agent shall be disposed of in accordance with its customary practices.
     If the Company or any Affiliate of the Company shall acquire any Certificate, such acquisition shall not operate as a cancellation of such Certificate unless and until such Certificate is delivered to the Stock Purchase Contract Agent for cancellation.
     SECTION 3.12 Creation of Stripped Common Equity Units by Substitution of Treasury Securities. Subject to the conditions set forth in this Agreement, a Holder of Normal Common Equity Units may, at any time from and after the date of this Agreement (but not during the period that begins at 5:00 p.m. (New York City time) on the tenth (10th) Business Day immediately preceding any scheduled Stock Purchase Date and ends at 5:00 p.m. (New York City time) on such scheduled Stock Purchase Date), exchange such Normal Common Equity Units for Stripped Common Equity Units and Preferred Securities or Debt Securities, as applicable; provided that Holders may make such exchange only in integral multiples of forty (40) Normal Common Equity Units. To effect such exchange, the Holder must, for each forty (40) Normal Common Equity Units to be exchanged, perform each of the following:
     (i) if such exchange is made prior to the First Stock Purchase Date, deposit with the Collateral Agent one (1) Series C Treasury Security having a principal amount of one thousand dollars ($1,000);
     (ii) if such exchange is made prior to the Second Stock Purchase Date, deposit with the Collateral Agent one (1) Series D Treasury Security having a principal amount of one thousand dollars ($1,000);
     (iii) deposit with the Collateral Agent one (1) Series E Treasury Security having a principal amount of one thousand dollars ($1,000); and
     (iv) transfer forty (40) Normal Common Equity Units to the Stock Purchase Contract Agent accompanied by a notice to the Stock Purchase Contract Agent, substantially in the form of Exhibit C, (i) stating that the Holder has deposited the relevant amount of Treasury Securities with the Securities Intermediary for credit to the Collateral Account; and (ii) instructing the Stock Purchase Contract Agent to instruct the

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Collateral Agent to release the Pledged Preferred Securities or Pledged Debt Securities, as applicable, forming part of such Normal Common Equity Units, whereupon the Stock Purchase Contract Agent shall promptly provide an instruction to such effect to the Collateral Agent, substantially in the form of Exhibit A to the Pledge Agreement.
     Notwithstanding anything herein to the contrary, no such exchange shall be made at any time when there does not exist an unmatured Treasury Security that would be required, pursuant to clause (i), (ii) or (iii) above, to be delivered to effect such exchange. Upon receipt of the Treasury Securities described in clauses (i), (ii) and (iii) above and the instruction described in clause (iv) above, the Collateral Agent shall, in accordance with the terms of the Pledge Agreement, cause the Securities Intermediary to effect the release of such Pledged Preferred Securities or Pledged Debt Securities, as applicable, from the Pledge and the transfer of such Preferred Securities to the Stock Purchase Contract Agent on behalf of the Holder free and clear of the Company’s security interest therein. Upon receipt of such Preferred Securities or Debt Securities, as applicable, the Stock Purchase Contract Agent shall promptly:
     (i) cancel the related Normal Common Equity Units;
     (ii) transfer such Preferred Securities or Debt Securities, as applicable, to such Holder (such Preferred Securities or Debt Securities, as applicable, shall be tradeable as a separate security, independent of the resulting Stripped Common Equity Units); and
     (iii) authenticate, execute on behalf of such Holder and deliver Stripped Common Equity Unit Certificates executed by the Company in accordance with Section 3.3 evidencing (A) the same number of Stock Purchase Contracts as were evidenced by the cancelled Normal Common Equity Units; and (B) the Pledged Treasury Securities substituted for such Preferred Securities or Debt Securities, as applicable.
     Holders who elect to exchange Normal Common Equity Units for Stripped Common Equity Units and Preferred Securities or Debt Securities, as applicable, in accordance with this Section 3.12 shall be responsible for any fees or expenses (including, without limitation, fees and expenses payable to the Collateral Agent for its services as Collateral Agent) in respect of such exchange, and neither the Company nor the Stock Purchase Contract Agent shall be responsible for any such fees or expenses.
     In the event a Holder making a Collateral Substitution pursuant to this Section 3.12 fails to transfer the Normal Common Equity Units to the Stock Purchase Contract Agent after depositing Treasury Securities with the Securities Intermediary, any distributions on the Preferred Securities or Debt Securities, as applicable, constituting a part of such Normal Common Equity Units shall be held in the name of the Stock Purchase Contract Agent or its nominee in trust for the benefit of such Holder, until such Normal Common Equity Units are so transferred, or until such Holder provides evidence satisfactory to the Company and the Stock Purchase Contract Agent that the applicable Normal Common Equity Unit Certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Stock Purchase Contract Agent and the Company.

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     Except as set forth in Section 5.2 or in this Section 3.12 or in connection with a Cash Settlement, an Early Settlement, a Cash Merger Early Settlement or a Termination Event, or in order to sell any Pledged Debt Securities to the Company pursuant to the due exercise of the related Put Right, for so long as the Stock Purchase Contracts underlying a Normal Common Equity Unit remain in effect, such Normal Common Equity Unit shall not be separable into its constituent parts, and the rights and obligations of the Holder in respect of the Pledged Preferred Securities or Pledged Debt Securities, as applicable, and in respect of the Stock Purchase Contracts comprising such Normal Common Equity Unit may be acquired, and may be transferred and exchanged, only as a Normal Common Equity Unit.
     Notwithstanding anything herein to the contrary, if any Treasury Security forming part of a Stripped Common Equity Unit matures prior to the applicable Stock Purchase Date, then (i) the proceeds thereof at such maturity shall be invested at the sole direction of the Company; and (ii) for all purposes under this Agreement (other than for purposes of the first sentence of the second paragraph of this Section 3.12 and for purposes of the second proviso to the first sentence of Section 3.13), such Treasury Security shall be deemed to have matured on the applicable Stock Purchase Date. Notwithstanding anything herein to the contrary, in no event may a Collateral Substitution be made pursuant to Section 3.12 or Section 3.13 from the time any Remarketing has priced to, and including, the Stock Purchase Date relating to such Remarketing.
     SECTION 3.13 Recreation of Normal Common Equity Units. Subject to the conditions set forth in this Agreement, a Holder of Stripped Common Equity Units may, at any time from and after the date of this Agreement (but not during the period that begins at 5:00 p.m. (New York City time) on the tenth (10th) Business Day immediately preceding any scheduled Stock Purchase Date and ends at 5:00 p.m. (New York City time) on such scheduled Stock Purchase Date), exchange such Stripped Common Equity Units for Normal Common Equity Units and Treasury Securities; provided, however, that Holders may make such exchange only in integral multiples of forty (40) Stripped Common Equity Units; provided further, that in no event shall such exchange be permitted at any time after any Treasury Security forming part of such Stripped Common Equity Units has matured. To effect such exchange, if permitted hereunder, the Holder must, for each forty (40) Stripped Common Equity Units to be exchanged, perform each of the following:
     (i) if such exchange is made prior to the First Stock Purchase Date, deposit with the Collateral Agent either (A) if such exchange is made prior to the First Exchange Date, one (1) Series C Preferred Security having an aggregate liquidation preference of one thousand dollars ($1,000); or (B) if such exchange is made on or after the First Exchange Date, one (1) Series C Debt Security having an aggregate principal amount of one thousand dollars ($1,000);
     (ii) if such exchange is made prior to the Second Stock Purchase Date, deposit with the Collateral Agent either (A) if such exchange is made prior to the Second Exchange Date, one (1) Series D Preferred Security having an aggregate liquidation preference of one thousand dollars ($1,000); or (B) if such exchange is made on or after the Second Exchange Date, one (1) Series D Debt Security having an aggregate principal amount of one thousand dollars ($1,000);

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     (iii) deposit with the Collateral Agent either (A) if such exchange is made prior to the Third Exchange Date, one (1) Series E Preferred Security having an aggregate liquidation preference of one thousand dollars ($1,000); or (B) if such exchange is made on or after the Third Exchange Date, one (1) Series E Debt Security having an aggregate principal amount of one thousand dollars ($1,000); and
     (iv) transfer forty (40) Stripped Common Equity Units to the Stock Purchase Contract Agent accompanied by a notice to the Stock Purchase Contract Agent, substantially in the form of Exhibit C, (i) stating that the Holder has deposited the relevant amount of Preferred Securities and/or Debt Securities, as applicable, with the Securities Intermediary for credit to the Collateral Account; and (ii) instructing the Stock Purchase Contract Agent to instruct the Collateral Agent to release the Pledged Treasury Securities forming part of such Stripped Common Equity Units, whereupon the Stock Purchase Contract Agent shall promptly provide an instruction to such effect to the Collateral Agent, substantially in the form of Exhibit C to the Pledge Agreement.
     Upon receipt of the Preferred Securities and/or Debt Securities described in clauses (i), (ii) and (iii) above and the instruction described in clause (iv) above, the Collateral Agent shall, in accordance with the terms of the Pledge Agreement, cause the Securities Intermediary to effect the release of such Pledged Treasury Securities and the transfer of such Pledged Treasury Securities to the Stock Purchase Contract Agent on behalf of the Holder free and clear of the Company’s security interest therein. Upon receipt of such Treasury Securities, the Stock Purchase Contract Agent shall promptly:
     (i) cancel the related Stripped Common Equity Units;
     (ii) transfer such Treasury Securities to such Holder (such Treasury Securities shall be tradeable as a separate security, independent of the resulting Normal Common Equity Units); and
     (iii) authenticate, execute on behalf of such Holder and deliver Normal Common Equity Unit Certificates executed by the Company in accordance with Section 3.3 evidencing (A) the same number of Stock Purchase Contracts as were evidenced by the cancelled Stripped Common Equity Units; and (B) the Pledged Preferred Securities and/or Pledged Debt Securities substituted for such Treasury Securities.
     Holders who elect to exchange Stripped Common Equity Units for Normal Common Equity Units and Treasury Securities in accordance with this Section 3.13 shall be responsible for any fees or expenses (including, without limitation, fees and expenses payable to the Collateral Agent for its services as Collateral Agent) in respect of such exchange, and neither the Company nor the Stock Purchase Contract Agent shall be responsible for any such fees or expenses.
     Except as provided in Section 5.2 or in this Section 3.13 or in connection with a Cash Settlement, an Early Settlement, a Cash Merger Early Settlement or a Termination Event, for so long as the Stock Purchase Contracts underlying a Stripped Common Equity Unit remain in effect, such Stripped Common Equity Unit shall not be separable into its constituent parts, and

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the rights and obligations of the Holder in respect of the Pledged Treasury Securities and the Stock Purchase Contracts comprising such Stripped Common Equity Unit may be acquired, and may be transferred and exchanged, only as a Stripped Common Equity Unit.
     SECTION 3.14 Transfer of Collateral upon Occurrence of Termination Event. Upon the occurrence of a Termination Event and the transfer to the Stock Purchase Contract Agent of the Preferred Securities, Debt Securities (or, if such Termination Event occurs after a Remarketing Settlement Date and before the related Stock Purchase Date, the Proceeds of such Debt Securities) or Treasury Securities, as applicable, underlying the Common Equity Units pursuant to the terms of the Pledge Agreement, the Stock Purchase Contract Agent shall request transfer instructions with respect to such Preferred Securities, Debt Securities, Proceeds or Treasury Securities, as applicable, from each Holder by written request, substantially in the form of Exhibit D, mailed to such Holder at its address as it appears in the Security Register.
     Upon transfer of the Common Equity Units to the Stock Purchase Contract Agent with such transfer instructions, the Stock Purchase Contract Agent shall transfer such Preferred Securities, Debt Securities, Proceeds or Treasury Securities, as applicable, forming part of such Common Equity Units to such Holder in accordance with such instructions. In the event a Holder of Common Equity Units fails to effect such transfer or delivery, the Preferred Securities, Debt Securities, Proceeds or Treasury Securities, as applicable, forming part of such Common Equity Units and any distributions thereon, shall be held in the name of the Stock Purchase Contract Agent or its nominee in trust for the benefit of such Holder, until the earlier to occur of:
     (i) the transfer of such Common Equity Units to the Stock Purchase Contract Agent, or the receipt by the Company and the Stock Purchase Contract Agent from such Holder of satisfactory evidence that the related Certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Stock Purchase Contract Agent and the Company; and
     (ii) the expiration of the time period specified in the abandoned property laws of the relevant State in which the Stock Purchase Contract Agent holds such property.
     SECTION 3.15 No Consent to Assumption. Each Holder of a Common Equity Unit, by acceptance thereof, shall be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) under Section 365 of the Bankruptcy Code or otherwise, of the Stock Purchase Contracts by the Company or its trustee, receiver, liquidator or a person or entity performing similar functions in the event that the Company becomes the debtor under the Bankruptcy Code or subject to other similar state or Federal law providing for reorganization or liquidation.
ARTICLE IV
The Preferred Securities and Debt Securities
     SECTION 4.1 Distributions; Rights to Distributions Preserved. Any payment on any Preferred Security or Debt Security which is paid on any Payment Date shall, subject to receipt thereof by the Stock Purchase Contract Agent from the Company (in the case of a Preferred Security or Debt Security that is held in the name of the Stock Purchase Contract Agent) or from

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the Collateral Agent as provided by the terms of the Pledge Agreement (in the case of a Preferred Security or Debt Security that is held in the name of the Collateral Agent), be paid by the Stock Purchase Contract Agent to the Person in whose name the Normal Common Equity Unit Certificate (or one or more Predecessor Normal Common Equity Unit Certificates) of which such Preferred Security or Debt Security forms a part is registered at the close of business on the Record Date for such Payment Date.
     Each Normal Common Equity Unit Certificate that evidences the ownership interest in the Preferred Securities and/or Debt Securities forming a part thereof and that is delivered under this Agreement upon registration of transfer of or in exchange for or in lieu of any other Normal Common Equity Unit Certificate shall carry the right to accrued and unpaid interest or distributions, and to accrue distributions, which were carried by the Preferred Securities and/or Debt Securities forming part of such other Normal Common Equity Unit Certificate.
     If:
     (i) there is effected, with respect to a Normal Common Equity Unit, either (A) a Cash Settlement of the Stock Purchase Contracts forming a part thereof; (B) an Early Settlement of the Stock Purchase Contracts forming a part thereof; (C) a Cash Merger Early Settlement of the Stock Purchase Contracts forming a part thereof; (D) a Collateral Substitution; or (E) a Successful Remarketing with respect to, or the exercise of the Put Right relating to, the Debt Securities forming a part thereof; and
     (ii) the related Stock Purchase Date (in the case of a Cash Settlement, a Successful Remarketing or the exercise of the Put Right), Early Settlement Date, Cash Merger Early Settlement Date, or date on which such Collateral Substitution is effected is on a date that is after any Record Date and on or prior to the next succeeding Payment Date, then distributions, if any, on the Preferred Securities and/or Debt Securities forming part of such Normal Common Equity Units otherwise payable on such Payment Date shall (subject, in the case of distributions on the Preferred Securities, to the due declaration thereof out of funds legally available therefor in accordance with the Delaware General Corporation Law ) be payable on such Payment Date notwithstanding such Cash Settlement, Early Settlement, Cash Merger Early Settlement, Collateral Substitution, Successful Remarketing or exercise of such Put Right, and such distributions shall, subject to receipt thereof by the Stock Purchase Contract Agent, be payable to the Person in whose name the Normal Common Equity Unit Certificate (or one or more Predecessor Normal Common Equity Unit Certificates) was registered at the close of business on such Record Date.
     Except as otherwise expressly provided in the immediately preceding paragraph or in the proviso to this sentence, in the case of any Normal Common Equity Units with respect to which Cash Settlement, Early Settlement or Cash Merger Early Settlement of the Stock Purchase Contracts forming a part thereof is properly effected, or with respect to which a Collateral Substitution has been effected, or with respect to which there is effected a Successful Remarketing of, or the exercise of the Put Right relating to, the Debt Securities forming part of such Normal Common Equity Units, payments on the related Preferred Securities and/or Debt

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Securities that would otherwise be payable or made after the First Exchange Date (for the Series C Preferred Securities), the First Stock Purchase Date (for the Series C Debt Securities), the Second Exchange Date (for the Series D Preferred Securities), the Second Stock Purchase Date (for the Series D Debt Securities), the Third Exchange Date (for the Series E Preferred Securities), the Third Stock Purchase Date (for the Series E Debt Securities), the Early Settlement Date, the Cash Merger Early Settlement Date, or the date of the Collateral Substitution, as the case may be, shall not be payable hereunder to the Holder of such Normal Common Equity Units; provided, however, that to the extent that such Holder continues to hold Separate Preferred Securities or Separate Debt Securities that formerly comprised a part of such Holder’s Normal Common Equity Units, such Holder shall be entitled to receive distributions on such Separate Preferred Securities or Separate Debt Securities, as applicable.
     SECTION 4.2 Notice and Voting. Under the terms of the Pledge Agreement, the Stock Purchase Contract Agent will be entitled to exercise the voting and any other consensual rights pertaining to the Pledged Preferred Securities and/or Pledged Debt Securities, but only to the extent instructed in writing by the Holders as set forth below. Upon receipt of notice of any meeting at which holders of any series of Preferred Securities and/or Debt Securities are entitled to vote or upon any solicitation of consents, waivers or proxies of holders of any series of Preferred Securities and/or Debt Securities, the Stock Purchase Contract Agent shall, as soon as practicable thereafter, mail, first class, postage pre-paid, to the Holders of Normal Common Equity Units a notice:
     (i) containing such information as is contained in the notice or solicitation;
     (ii) stating that each Holder at the close of business on the relevant record date set by the Stock Purchase Contract Agent therefor (which, to the extent possible, shall be the same date as the record date for determining the holders of the applicable series of Preferred Securities and/or Debt Securities, as the case may be, entitled to vote) shall be entitled to instruct the Stock Purchase Contract Agent as to the exercise of the voting rights pertaining to such Preferred Securities and/or Debt Securities underlying their Normal Common Equity Units; and
     (iii) stating the manner in which such instructions may be given.
     Upon the written request of the Holders of Normal Common Equity Units on such record date received by the Stock Purchase Contract Agent at least six (6) days prior to such meeting, the Stock Purchase Contract Agent shall endeavor insofar as practicable to vote or cause to be voted, in accordance with the instructions set forth in such request, the maximum number of Preferred Securities and/or Debt Securities as to which any particular voting instructions are received. In the absence of specific instructions from the Holder of a Normal Common Equity Unit, the Stock Purchase Contract Agent shall abstain from voting the Preferred Securities and/or Debt Securities underlying such Normal Common Equity Unit. The Company hereby agrees, if applicable, to use its reasonable efforts to solicit Holders of Normal Common Equity Units to timely instruct the Stock Purchase Contract Agent in order to enable the Stock Purchase Contract Agent to vote such Preferred Securities and/or Debt Securities.

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     The Holders of Common Equity Units shall have no voting or other rights in respect of Common Stock by virtue of owning such Common Equity Units.
ARTICLE V
The Purchase Contracts
     SECTION 5.1 Purchase of Shares of Common Stock.
     (a) Subject to the terms and provisions of this Agreement,
     (i) each Series C Stock Purchase Contract shall obligate the Holder of the related Common Equity Unit to purchase, and the Company to sell, on the First Stock Purchase Date;
     (ii) each Series D Stock Purchase Contract shall obligate the Holder of the related Common Equity Unit to purchase, and the Company to sell, on the Second Stock Purchase Date; and
     (iii) each Series E Stock Purchase Contract shall obligate the Holder of the related Common Equity Unit to purchase, and the Company to sell, on the Third Stock Purchase Date, in each case at a price equal to twenty five dollars ($25.00) (the “Purchase Price”), a number of shares of Common Stock equal to the applicable Settlement Rate for such Stock Purchase Date, unless an Early Settlement, a Cash Merger Early Settlement or a Termination Event with respect to such Common Equity Unit shall have occurred before such Stock Purchase Date.
     “Applicable Market Value” means, with respect to a Stock Purchase Date of a Stock Purchase Contract, the average of the VWAPs per share of Common Stock on each Trading Day in the Trading Day Period of such Stock Purchase Date.
     “Fixed Settlement Rates” means each of the Maximum Settlement Rate and the Minimum Settlement Rate; provided, however, that each Fixed Settlement Rate shall be subject to adjustment pursuant to Section 5.4.
     “Market Disruption Event” means any of the following events that the Company, in its reasonable discretion, determines has occurred and is material:
     (i) the occurrence or existence, for an aggregate period of at least thirty (30) minutes or during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange, of any suspension of, or limitation imposed on, trading by the Relevant Exchange, whether by reason of movements in price exceeding limits permitted by the Relevant Exchange, or otherwise:
     (1) relating to Common Stock; or
     (2) in futures or options contracts relating to the Common Stock on the Relevant Exchange;

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     (ii) any event (other than an event described in clause (iii) below) that disrupts or impairs the ability of market participants, for an aggregate period of at least thirty (30) minutes or during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange in general:
     (1) to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange; or
     (2) to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Stock on the Relevant Exchange; or
     (iii) the failure to open of the Relevant Exchange on which futures or options contracts relating to the Common Stock are traded or the closure of such exchange prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of:
     (1) the actual closing time for the regular trading session on such day, and
     (2) the submission deadline for orders to be entered into such exchange for execution at the actual closing time on such day.
     At the request of a Holder to the Company made on any Stock Purchase Date, the Company will notify such Holder of any Market Disruption Events that have occurred during the Trading Day Period relating to such Stock Purchase Date.
     “Maximum Settlement Rate” means 0.7058; provided, however, that the Maximum Settlement Rate shall be subject to adjustment pursuant to Section 5.4.
     “Minimum Settlement Rate” means 0.5647; provided, however, that the Minimum Settlement Rate shall be subject to adjustment pursuant to Section 5.4.
     “Relevant Exchange” means the NYSE; provided, however, that if the Common Stock is not listed for trading on the NYSE, then “Relevant Exchange” means the principal U.S. national or regional securities exchange on which the Common Stock is listed; provided further, that if the Common Stock is not listed on a U.S. national or regional securities exchange, then “Relevant Exchange” means the over-the-counter market on which the Common Stock is traded.
     “Settlement Rate” means, with respect to a Stock Purchase Date of a Stock Purchase Contract, a number of shares of Common Stock equal to the following:
     (i) if the Applicable Market Value for such Stock Purchase Date is equal to or less than the Reference Price, then the Settlement Rate for such Stock Purchase Date shall be the Maximum Settlement Rate;

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     (ii) if the Applicable Market Value for such Stock Purchase Date is greater than the Reference Price and less than the Threshold Appreciation Price, then the Settlement Rate for such Stock Purchase Date shall be a fraction whose numerator is twenty five dollars ($25.00) and whose denominator is such Applicable Market Value, which fraction shall be rounded to the nearest one-ten-thousandth (1/10,000th) of a share of Common Stock; and
     (iii) if the Applicable Market Value for such Stock Purchase Date is equal to or greater than the Threshold Appreciation Price, then the Settlement Rate for such Stock Purchase Date shall be the Minimum Settlement Rate;
provided, however, that if the Stock Purchase Date (or, with respect to an Early Settlement Upon Cash Merger, the Cash Merger Early Settlement Date) of a Stock Purchase Contract occurs after the Initial Scheduled First Stock Purchase Date (in the case of a Series C Stock Purchase Contract), the Initial Scheduled Second Stock Purchase Date (in the case of a Series D Stock Purchase Contract) or the Initial Scheduled Third Stock Purchase Date (in the case of a Series E Stock Purchase Contract), then the Settlement Rate shall be adjusted in the same manner as the Fixed Settlement Rates are adjusted pursuant to Section 5.4 for any event or transaction that occurs on or after such Initial Scheduled First Stock Purchase Date, Initial Scheduled Second Stock Purchase Date or Initial Scheduled Third Stock Purchase Date, as applicable, and on or before such Stock Purchase Date or Cash Merger Early Settlement Date, as applicable.
     “Trading Day” means any day during which both of the following conditions are satisfied: (i) trading in the Common Stock generally occurs on the Relevant Exchange; and (ii) there is no Market Disruption Event.
     “Trading Day Period” means, (i) with respect to the First Stock Purchase Date, the twenty (20) consecutive Trading Days ending on, and including, the third (3rd) Trading Day immediately preceding the Initial Scheduled First Stock Purchase Date; (ii) with respect to the Second Stock Purchase Date, the twenty (20) consecutive Trading Days ending on, and including, the third (3rd) Trading Day immediately preceding the Initial Scheduled Second Stock Purchase Date; and (iii) with respect to the Third Stock Purchase Date, the twenty (20) consecutive Trading Days ending on, and including, the third (3rd) Trading Day immediately preceding the Initial Scheduled Third Stock Purchase Date.
     “VWAP” per share of Common Stock on any Trading Day means the volume-weighted average price per share of Common Stock in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Trading Day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MET.N <equity> AQR” (or its equivalent successor if such page is not available); provided, however, that if such volume-weighted average price shall not be available on such Trading Day, then VWAP on such Trading Day shall be determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for such purpose by the Company.
     (b) Each Holder of a Common Equity Unit, by its acceptance of such Common Equity Unit will be deemed to have:

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     (i) duly appointed the Stock Purchase Contract Agent to enter into and perform the related Stock Purchase Contracts and the Pledge Agreement on its behalf and in its name as its attorney-in-fact (including, without limitation, the execution of Certificates on behalf of such Holder);
     (ii) irrevocably agreed to be bound by the terms and provisions of such Stock Purchase Contracts and the Pledge Agreement;
     (iii) covenanted and agreed to perform its obligations under such Stock Purchase Contracts for so long as such Holder remains a Holder of a Common Equity Unit;
     (iv) irrevocably authorized the Stock Purchase Contract Agent to enter into and perform this Agreement and the Pledge Agreement on its behalf and in its name as its attorney-in-fact;
     (v) consented to, and agreed to be bound by, the Pledge of such Holder’s right, title and interest in and to the Collateral Accounts, including, without limitation, the Preferred Securities, Debt Securities and the Treasury Securities pursuant to the Pledge Agreement, and to the other Collateral under the Pledge Agreement;
     (vi) for U.S. federal, state and local income and franchise tax purposes, agreed to take the positions set forth in Section 10.7(b); and
     (vii) irrevocably directed the Stock Purchase Contract Agent to execute the Remarketing Agreement at the direction of the Company, without the receipt of any opinion or certificate.
     (c) Each Holder of a Common Equity Unit, by its acceptance of such Common Equity Unit, shall be deemed to have further covenanted and agreed that to the extent and in the manner provided in Section 5.2 and the provisions of the Pledge Agreement, but subject to the terms thereof, Proceeds of the Debt Securities or the Treasury Securities, as applicable, shall be paid, on the Stock Purchase Date, by the Collateral Agent to the Company in satisfaction of such Holder’s obligations under the related Stock Purchase Contracts, and such Holder shall acquire no right, title or interest in such Proceeds, except that any proceeds of the Remarketing in excess of the sum of the aggregate Purchase Price applicable to a Normal Common Equity Unit and the related Remarketing Fee attributable to the related Pledged Debt Securities will be remitted to the Stock Purchase Contract Agent for payment to the Holders of the related Normal Common Equity Units.
     (d) A Holder of Normal Common Equity Unit who does not, prior to the applicable Stock Purchase Date and in accordance herewith, duly elect to effect a Cash Settlement, Early Settlement or Cash Merger Early Settlement shall pay the applicable purchase price for the shares of Common Stock to be delivered under the related Stock Purchase Contract from the proceeds of the sale of the related Pledged Debt Securities held by the Collateral Agent in the relevant Remarketing (or, if such Remarketing is a Final Failed Remarketing and such Holder has duly exercised, in accordance with the applicable Certificate of Designations, the related Put Right, from the proceeds of the exercise of such Put Right); provided, however, that if such

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Remarketing is a Final Failed Remarketing and such Holder has elected not to exercise the related Put Right, or if such Holder has duly elected, in accordance with the applicable Certificate of Designations and the Pledge Agreement, not to have such Pledged Debt Securities sold pursuant to such Remarketing, then such Holder shall pay such applicable purchase price to the Collateral Agent for deposit in the Collateral Account by 5:00 p.m. (New York City time) on the Business Day immediately preceding the applicable Stock Purchase Date (or such earlier time as may be required by the terms hereof), in lawful money of the United States by certified or cashiers’ check or wire transfer of immediately available funds payable to or upon the order of the Securities Intermediary.
     (e) Upon registration of transfer of a Certificate, the transferee shall be bound (without the necessity of any other action on the part of such transferee) by the terms of this Agreement, the Stock Purchase Contracts underlying such Certificate and the Pledge Agreement, and the transferor shall be released from the obligations under this Agreement, the Stock Purchase Contracts underlying such Certificate and the Pledge Agreement. The Company covenants and agrees, and each Holder of a Certificate, by its acceptance of such Certificate, likewise shall be deemed to have covenanted and agreed, to be bound by the provisions of this paragraph.
     SECTION 5.2 Remarketing; Payment of Purchase Price.
     (a)
     (i) The Company shall conduct at least one (1), but no more than five (5), Remarketings for each series of Debt Securities in accordance with Section 10 of the relevant Certificate of Designations and the Remarketing Agreement; provided, however, that, notwithstanding anything herein to the contrary, in no event shall the Company be obligated (but the Company may, in its sole discretion, nonetheless elect) to conduct a Remarketing at any time when none of the Outstanding Common Equity Units are Normal Common Equity Units. If, immediately after 5:00 p.m. (New York City time) on the tenth (10th) Business Day immediately preceding a scheduled Stock Purchase Date, none of the Outstanding Common Equity Units are Normal Common Equity Units, then such scheduled Stock Purchase Date shall not thereafter be deferred pursuant to Section 5.2(b)(vi) (it being understood that this sentence shall not affect any previous deferrals made to such Stock Purchase Date pursuant to Section 5.2(b)(vi)).
     (ii) If a Final Failed Remarketing for any series of the Debt Securities occurs, then (A) pursuant to the Pledge Agreement, the Collateral Agent, for the benefit of the Company, reserves all of its rights as a secured party with respect to all Debt Securities of such series which constitute part of any Normal Common Equity Unit; and (B) subject to applicable law and Section 5.2(c), the Collateral Agent may, among other things, (1) retain such Debt Securities in full satisfaction of the Holders’ obligations under the related Stock Purchase Contracts or (2) sell such Debt Securities in one or more public or private sales or otherwise.
     (iii) Prior to 5:00 p.m. (New York City time) on the twenty fifth (25th) Business Day immediately preceding the scheduled Stock Purchase Date relating to a

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Remarketing of a series of Debt Securities, Holders of Separate Debt Securities of such series may elect to have such Separate Debt Securities included in such Remarketing by delivering such Separate Debt Securities, along with a notice of such election, substantially in the form of Exhibit G to the Pledge Agreement, to the Custodial Agent; provided, however, that, notwithstanding anything herein to the contrary, no Holder of a Separate Debt Security may so elect to include such Separate Debt Security in a Remarketing, unless the principal amount of such Separate Debt Security (and, if such Separate Debt Security is a Unit Debt Security, the principal amount of each tranche of Component Debt Securities forming part of such Separate Debt Security) is an integral multiple of one thousand dollars ($1,000). At 5:00 p.m. (New York City time) on the twenty fifth (25th) Business Day immediately preceding the applicable scheduled Stock Purchase Date, such election shall become an irrevocable election to have such Separate Debt Securities remarketed in such Remarketing; provided, however, that a Holder of Separate Debt Securities electing to have its Separate Debt Securities included in such Remarketing will have the right to withdraw such election by written notice to the Custodial Agent, substantially in the form of Exhibit H to the Pledge Agreement, prior to 5:00 p.m. (New York City time) on the twenty fifth (25th) Business Day immediately preceding the scheduled Stock Purchase Date relating to such Remarketing, upon which notice the Custodial Agent shall return such Separate Debt Securities to such Holder. The Custodial Agent shall hold all Separate Debt Securities to be included in a Remarketing in an account that is separate from the Collateral Accounts in which the Pledged Debt Securities shall be held. No later than 11:00 A.M. (New York City time) on the twenty fourth (24th) Business Day immediately preceding the scheduled Stock Purchase Date relating to each Remarketing, the Custodial Agent shall notify the Remarketing Agent of the aggregate principal amount of the Separate Debt Securities of the relevant series to be remarketed. A Holder of any Separate Debt Security that has so elected (and not duly withdrawn such election) to include such Separate Debt Security in a Remarketing shall deliver such Separate Debt Security to the applicable Remarketing Agent no later than 5:00 p.m. (New York City time) on the ninth (9th) Business Day immediately preceding the scheduled Stock Purchase Date relating to such Remarketing.
     (iv) The Stock Purchase Contract Agent shall give Holders of Common Equity Units, and the Company shall request that the Depositary or its nominee give Depositary Participants holding Common Equity Units or Separate Debt Securities, notice of a Remarketing at least twenty (20) Business Days prior to the Stock Purchase Date relating to such Remarketing. Such notice will set forth the information required to be set forth in the notice pursuant to Section 10(c)(i) of the relevant Certificate of Designations.
     (b)
     (i) Unless an Early Settlement, a Cash Merger Early Settlement or a Termination Event has occurred prior to the applicable Stock Purchase Date, each Holder of a Normal Common Equity Unit shall have the right to satisfy such Holder’s obligations under the related Stock Purchase Contract on such Stock Purchase Date in cash by (A) providing the Stock Purchase Contract Agent, no later than 5:00 p.m. (New York City time) on the eleventh (11th) Business Day immediately preceding the related scheduled Stock Purchase Date, with a notice substantially the form of Exhibit E of its

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intention to pay in cash (“Cash Settlement”); and (B) paying, concurrently with providing such notice, the Purchase Price for such Stock Purchase Contract for deposit in the Collateral Account, in lawful money of the United States, by certified or cashiers’ check or wire transfer of immediately available funds payable to or upon the order of the Securities Intermediary; provided, however, that Holders of Normal Common Equity Units may effect Cash Settlement pursuant to this Section 5.2(b) only in integral multiples of forty (40) Normal Common Equity Units. Promptly following 5:00 p.m. (New York City time) on the eleventh (11th) Business Day immediately preceding each scheduled Stock Purchase Date, the Stock Purchase Contract Agent shall notify the Collateral Agent of the receipt of such notices from Holders intending to make a Cash Settlement by use of a notice substantially in the form of Exhibit F. Notwithstanding anything herein to the contrary, in no event may a Holder elect a Cash Settlement from the time any Remarketing has priced to, and including, the Stock Purchase Date relating to such Remarketing. A Holder that has duly elected, in accordance with this Section 5.2(b)(i), Cash Settlement to apply to any Normal Common Equity Units shall, if the related Remarketing is a Final Failed Remarketing, be deemed to have elected not to exercise its Put Right with respect to the Debt Securities forming part of such Normal Common Equity Units.
     (ii) Except as provided in Section 5.6(b)(ii) of the Pledge Agreement, any cash received pursuant to Section 5.2(b)(i)(B) shall be paid to the Company on the applicable Stock Purchase Date in settlement of such Stock Purchase Contract in accordance with the terms of this Agreement and the Pledge Agreement.
     (iii) If a Holder of a Normal Common Equity Unit does not duly elect Cash Settlement in accordance with Section 5.2(b)(i) above, then such Holder shall be deemed to have consented to the disposition of its Pledged Debt Securities pursuant to the next applicable Remarketing.
     (iv) If Cash Settlement applies to any integral multiple of forty (40) Normal Common Equity Units in respect of a Stock Purchase Date, then:
     (1) the Company shall have no obligation to include, in the Remarketing relating to such Stock Purchase Date, or to resell, pursuant to such Remarketing, the Pledged Debt Securities that form part of such Normal Common Equity Units and that are of the series to be remarketed in such Remarketing;
     (2) if such Remarketing is Successful or a Final Failed Remarketing, then the Company shall, as soon a reasonably practicable, but in no event later than the third (3rd) Business Day, after such Stock Purchase Date, cause such Pledged Debt Securities to be released from the Pledge by the Collateral Agent, free and clear of the Company’s security interest therein, and transferred to the Stock Purchase Contract Agent for delivery to the Holder of such Normal Common Equity Units, and, upon receipt of such Pledged Debt Securities, the Stock Purchase Contract Agent shall promptly transfer such Pledged Debt Securities to such Holder; and

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     (3) if such Remarketing is not Successful and is not a Final Failed Remarketing, then such Cash Settlement election shall be deemed to be rescinded and the Collateral Agent shall make the deliveries set forth in Section 5.6(b)(ii) of the Pledge Agreement (it being understood that nothing in this Section 5.2(b)(iv)(3) shall prevent such Holder from thereafter electing Cash Settlement to apply, if otherwise permitted in accordance herewith).
     (v) No later than 11:00 a.m. (New York City time) on the tenth (10th) Business Day preceding the applicable scheduled Stock Purchase Date, the Collateral Agent, based on Cash Settlement notices received by the Collateral Agent pursuant to Section 5.2(b)(i) and notices received pursuant to Section 5.2(a)(iii), shall notify the Stock Purchase Contract Agent of the aggregate principal amount of Debt Securities to be tendered for purchase in the related Remarketing in a notice pursuant to the terms of the Pledge Agreement.
     (vi) If there has occurred, with respect to a series of Debt Securities, a Failed Remarketing that is not a Final Failed Remarketing, then the applicable Stock Purchase Date relating to such series of Debt Securities shall be deferred to the date that is three (3) calendar months after the Stock Purchase Date prior to such deferral, determined in accordance with Section 1.18.
     (c) The obligations of the Holders to pay the Purchase Price are non-recourse obligations and, except to the extent satisfied by Early Settlement, Cash Merger Early Settlement or Cash Settlement, or by exercise of the Put Right, are payable solely out of the Proceeds of any Collateral pledged, under the Pledge Agreement, to secure the obligations of the Holders with respect to such Purchase Price, and in no event will Holders be liable for any deficiency between the Proceeds of the disposition of such Collateral and the Purchase Price.
     (d) The Company shall not be obligated to issue any shares of Common Stock in respect of a Stock Purchase Contract or deliver any certificates thereof to the Holder of the related Common Equity Units unless the Company shall have received payment for the Common Stock to be purchased thereunder in the manner herein set forth.
     SECTION 5.3 Issuance of Shares of Common Stock.
     Unless a Termination Event, an Early Settlement or a Cash Merger Early Settlement shall have occurred, and subject to Section 5.4(b), on each Stock Purchase Date, upon receipt of the aggregate Purchase Price payable on such Stock Purchase Date on all Outstanding Common Equity Units, the Company shall issue and deliver to the Stock Purchase Contract Agent (or at the Stock Purchase Contract Agent’s order), for the benefit of the Holders of the Outstanding Common Equity Units, by book entry transfer or in the form of one or more certificates representing shares of Common Stock registered in the name of the Stock Purchase Contract Agent (or its nominee) as custodian for the Holders to which the Holders are entitled hereunder with respect to the Common Equity Units on such Stock Purchase Date. Such certificates for shares of Common Stock, together with all dividends or distributions on such shares whose record date and payment date occur after such Stock Purchase Date, are hereinafter referred to as the “Stock Purchase Contract Settlement Fund.” Each certificate issued representing shares

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of Common Stock issued upon the settlement of a Stock Purchase Contract shall bear a legend substantially similar to the Private Placement Legend if the Certificate representing the Common Equity Unit of which such Stock Purchase Contract formed a part contained the Private Placement Legend on the applicable Stock Purchase Date.
     Subject to the foregoing, the Holder of a Certificate shall be entitled (upon surrender of such Certificate to the Stock Purchase Contract Agent, together with settlement instructions thereon duly completed and executed), on or after the First Stock Purchase Date, the Second Stock Purchase Date, the Third Stock Purchase Date, the Early Settlement Date or the Cash Merger Early Settlement Date, as the case may be, to receive forthwith in exchange therefor, by book entry transfer or in the form of a certificate, that whole number of shares of Common Stock which such Holder is entitled to receive pursuant to the provisions of this Article V (after taking into account all Common Equity Units then held by such Holder), together with cash in lieu of fractional shares as provided in Section 5.9 and any dividends or distributions with respect to such shares constituting part of the Stock Purchase Contract Settlement Fund, but without any interest thereon, and the Certificate so surrendered shall forthwith be cancelled; provided, however, that no such surrender is required with respect to the First Stock Purchase Date or the Second Stock Purchase Date. Such shares shall be registered in the name of the Holder or the Holder’s designee as specified in the settlement instructions provided by the Holder to the Stock Purchase Contract Agent. If any shares of Common Stock issued in respect of a Stock Purchase Contract are to be registered to a Person other than the Person in whose name the Certificate evidencing the Common Equity Unit of which such Stock Purchase Contract forms a part is registered (but excluding any Depositary or nominee thereof), no such registration shall be made unless the Person requesting such registration has paid any transfer and other taxes required by reason of such registration in a name other than that of the registered Holder of such Certificate or has established to the satisfaction of the Company that such tax either has been paid or is not payable.
     SECTION 5.4 Adjustment of Fixed Settlement Rates.
     Each of the Fixed Settlement Rates will be subject to adjustment, without duplication, under the following circumstances:
     (a) Adjustments for Dividends, Distributions, Stock Splits, etc.
     (i) Adjustment for Change in Capital Stock. If, after the date of this Agreement, the Company: (A) pays a dividend or makes another distribution on Common Stock to all holders of Common Stock payable exclusively in shares of Common Stock; (B) subdivides or splits the outstanding shares of Common Stock into a greater number of shares; or (C) combines the outstanding shares of Common Stock into a smaller number of shares, then each Fixed Settlement Rate shall be adjusted by multiplying each Fixed Settlement Rate in effect immediately prior to such adjustment by the number of shares of Common Stock (such number, the “Adjustment Factor”) which a person who owns only one (1) share of Common Stock immediately before the record date or effective date, as applicable, of such stock dividend, stock distribution, subdivision, split or combination and who is entitled to participate in such stock dividend, stock distribution, subdivision, split or combination would own immediately after giving effect to such

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stock dividend, stock distribution, subdivision, split or combination (without giving effect to any arrangement pursuant to such stock dividend, stock distribution, subdivision, split or combination not to issue fractional shares of Common Stock). Such adjustment shall become effective immediately after such record date, in the case of a stock dividend or stock distribution, and shall become effective at the open of business on such effective date, in the case of a subdivision, split or combination.
     (ii) Adjustment for Rights Issue. If, after the date of this Stock Purchase Contract Agreement, the Company distributes any rights, options or warrants (other than pursuant to any dividend reinvestment, share purchase or similar plans) to all holders of Common Stock, entitling them to purchase or subscribe for, for a period expiring within sixty (60) days from the date of issuance of such rights, options or warrants, shares of Common Stock at a price per share less than the average of the VWAPs per share of Common Stock on each Trading Day during the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately preceding the date the Company initially publicly announces such distribution, then each Fixed Settlement Rate shall be adjusted by multiplying each Fixed Settlement Rate in effect immediately prior to such adjustment by a fraction:
     (1) the numerator of which is the sum of (1) the number of shares of Common Stock outstanding on the record date for such distribution and (2) the total number of additional shares of Common Stock (the “Underlying Shares”) underlying such rights, options or warrants; and
     (2) the denominator of which is the sum of (1) the number of shares of Common Stock outstanding on such record date and (2) a fraction (x) the numerator of which is the aggregate exercise, conversion, exchange or other price at which the Underlying Shares may be subscribed for or purchased pursuant to such rights, options or warrants and (y) the denominator of which is the average of the VWAPs per share of Common Stock on each Trading Day during the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately preceding the date the Company initially publicly announces such distribution.
     Such adjustment shall become effective immediately after such record date. To the extent that such rights, options or warrants are not exercised prior to their expiration (and, as a result, no additional shares of Common Stock are delivered or issued pursuant to such rights or warrants), the Fixed Settlement Rates shall be readjusted to the Fixed Settlement Rates that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of delivery or issuance of only the number of shares of Common Stock actually delivered or issued.
     For the purposes of this Section 5.4(a)(ii) in determining whether any rights, options or warrants entitle the holders thereof to purchase or subscribe for shares of Common Stock at a price per share less than such average VWAP per share of Common Stock, and in determining the aggregate exercise, conversion, exchange or other price at which the Underlying Shares may be subscribed for or purchased pursuant to such rights, options or warrants, there shall be taken into account any consideration received by the

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Company for such rights, options or warrants and any amount payable upon exercise, conversion or exchange thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.
     (iii) Adjustments for Other Distributions. If, after the date of this Agreement, the Company dividends or distributes to all or substantially all holders of its Common Stock any of its debt, Capital Stock, securities or assets or any rights, warrants or options to purchase securities of the Company (including securities or cash, but excluding dividends or distributions to which Section 5.4(a)(i), Section 5.4(a)(ii) or Section 5.4(a)(iv) apply), then each Fixed Settlement Rate shall be adjusted, subject to the provisions of the last paragraph of this Section 5.4(a)(iii), by multiplying each Fixed Settlement Rate in effect immediately prior to such adjustment by a fraction:
     (1) the numerator of which is the Current Market Price per share of Common Stock on the record date for such dividend or distribution; and
     (2) the denominator of which is such Current Market Price per share of Common Stock minus the fair market value (as determined in good faith by the Board of Directors) of the portion of such debt, Capital Stock, securities, assets, rights, warrants or options dividended or distributed in respect of each share of Common Stock.
     Such adjustment shall become effective immediately after such record date. Notwithstanding anything to the contrary in the preceding paragraph, in no event shall any adjustment be made, pursuant to the immediately preceding paragraph, to any Fixed Settlement Rate to the extent, and only to the extent, such adjustment will cause such Fixed Settlement Rate to be negative or an amount that is greater than a fraction whose numerator is twenty five dollars ($25.00) and whose denominator is the par value per share of Common Stock.
     Notwithstanding the preceding two paragraphs, if, after the date of this Agreement, the Company dividends or distributes to all or substantially all holders of its Common Stock any shares of Capital Stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company (a “Spin-off”), then, in lieu of the foregoing adjustment, each Fixed Settlement Rate shall be adjusted by multiplying each Fixed Settlement Rate in effect immediately prior to such adjustment by a fraction:
     (1) the numerator of which is the sum of (A) the average of the VWAPs of such shares or equity interests distributed to holders of Common Stock applicable to one (1) share of Common Stock (determined, for purposes of the definition of “VWAP,” as if such shares or equity interests were Common Stock) on each Trading Day in the ten (10) consecutive Trading Day period (the “Spin-off Valuation Period”) beginning on, and including, the third (3rd) Trading Day after the effective date of such Spin-off; and (B) the average of the VWAPs per share of Common Stock on each Trading Day in such Spin-off Valuation Period; and

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     (2) the denominator of which is the average of the VWAPs per share of Common Stock on each Trading Day in such Spin-off Valuation Period.
     Each adjustment pursuant to the immediately preceding paragraph shall become effective immediately after the close of business on the last Trading Day of the applicable Spin-off Valuation Period; provided, however, that if a Stock Purchase Date occurs during such Spin-off Valuation Period, then references to ten (10) Trading Days in the immediately preceding paragraph shall be deemed, for purposes of determining the Settlement Rate applicable to the Stock Purchase Contracts relating to such Stock Purchase Date, to be replaced with such lesser number of Trading Days as have elapsed from, and including, the third (3rd) Trading Day after the effective date of such Spin-off to, and including, such Stock Purchase Date.
     (iv) Cash Dividends and Distributions. If, after the date of this Agreement, the Company shall, by dividend or otherwise, pay regular annual cash dividends, or make any other distributions consisting exclusively of cash, to all holders of Common Stock (excluding any regular annual cash dividend or distribution on the Common Stock to the extent that the aggregate cash dividend or distribution per share of Common Stock in any fiscal year does not exceed the Dividend Threshold Amount) then each Fixed Settlement Rate will be adjusted as follows:
     (1) in the event of a regular annual cash dividend, each Fixed Settlement Rate will be adjusted by multiplying each Fixed Settlement Rate in effect immediately prior to such adjustment by a fraction, (A) the numerator of which is the Current Market Price per share of Common Stock on the record date of such dividend, and (B) the denominator of which is such Current Market Price per share of Common Stock, minus the excess, if any, of the cash amount per share of such dividend over the Dividend Threshold Amount; and
     (2) in the event of a cash dividend or distribution that is not a regular annual cash dividend, each Fixed Settlement Rates will be adjusted by multiplying each Fixed Settlement Rate in effect immediately prior to such adjustment by a fraction, (A) the numerator of which is the Current Market Price per share of Common Stock on the record date of such dividend or distribution, and (B) the denominator of which is such Current Market Price per share of Common Stock minus the cash amount per share of such dividend or distribution.
     In either case, the adjustment shall become effective immediately after such Ex Date. In the event that any such dividend or distribution is not so paid or made, each Fixed Settlement Rate shall again be adjusted to be the Fixed Settlement Rates that would then be in effect if such dividend or distribution had not been declared. Notwithstanding anything to the contrary in this Section 5.4(a)(iv), in no event shall any adjustment be made, pursuant to this Section 5.4(a)(iv), to any Fixed Settlement Rate to the extent, and only to the extent, such adjustment will cause such Fixed Settlement Rate to be negative or an amount that is greater than a fraction whose numerator is twenty five dollars ($25.00) and whose denominator is the par value per share of Common Stock.

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     (v) Adjustment for Company Tender Offer. If, after the date of this Agreement, (A) the Company or any subsidiary of the Company pays cash or other consideration to holders of Common Stock in respect of a tender or exchange offer (other than an odd-lot offer) by the Company or any of its subsidiaries for Common Stock; and (B) the sum of the aggregate amount of such cash paid and the aggregate fair market value (as determined in good faith by the Board of Directors), as of the Tender Offer Expiration Time (as defined below), of such other consideration paid (such sum, the “Aggregate Amount”) expressed as an amount per share of Common Stock validly tendered or exchanged, and not withdrawn, pursuant to such tender or exchange offer as of the Tender Offer Expiration Time (such tendered or exchanged shares of Common Stock, the “Purchased Shares”) exceeds the VWAP per share of Common Stock on the first Trading Day after the last date (such last date, the “Tender Offer Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender or exchange offer (as the same may be amended through the Tender Offer Expiration Date), then each Fixed Settlement Rate will be adjusted by multiplying each Fixed Settlement Rate in effect immediately prior to such adjustment by a fraction:
     (1) the numerator of which is equal to the sum of (I) the Aggregate Amount and (II) the product of (a) the average of the VWAPs per share of Common Stock on each Trading Day in the ten (10) consecutive Trading Day period (the “Offer Valuation Period”) commencing on, and including, the Trading Day immediately after Tender Offer Expiration Date and (b) an amount equal to (i) the number of shares of Common Stock outstanding as of the last time (the “Tender Offer Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender or exchange offer (including all Purchased Shares) less (ii) the Purchased Shares; and
     (2) the denominator of which is equal to the product of (I) the number of shares of Common Stock outstanding as of the Tender Offer Expiration Time (including all Purchased Shares) and (II) such average VWAP per share of Common Stock.
Such adjustment shall become effective immediately after the close of business on the last Trading Day of the applicable Offer Valuation Period; provided, however, that if any Stock Purchase Date occurs during the Offer Valuation Period, then references to the ten (10) Trading Days in clause (1) above shall be deemed, for purposes of determining the Settlement Rate applicable to the Stock Purchase Contracts relating to such Stock Purchase Date, replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day immediately after the Tender Offer Expiration Date to, and including, and such Stock Purchase Date.
     Notwithstanding anything to the contrary above, if the Company or any of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer, but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Settlement Rate shall again be adjusted to be the Fixed Settlement Rate which would then be in effect if such tender or exchange offer had not been made.

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     (vi) Calculation of Adjustments. All adjustments to the Fixed Settlement Rates shall be calculated by the Company to the nearest one-ten-thousandth (1/10,000th) of one share of Common Stock (or if there is not a nearest one-ten-thousandth (1/10,000th) of a share, to the next lower one-ten-thousandth (1/10,000th) of a share). No adjustment to the Settlement Rate shall be required unless such adjustment would require an increase or a decrease of at least one percent (1%); provided, however, that each adjustments not made shall be carried forward and taken into account in any subsequent adjustment, and all such adjustments not made shall be made on each Stock Purchase Date, Cash Merger Early Settlement Date or Early Settlement Date.
     (vii) Adjustments to the Reference Price and Threshold Appreciation Price. If any adjustment is made to the Fixed Settlement Rates pursuant to this Section 5.4(a), then, at the time such adjustment becomes effective, each of the Reference Price and the Threshold Appreciation Price shall be adjusted to an amount equal to the product of (1) Reference Price or Threshold Appreciation Price, as applicable, as in effect immediately before such adjustment to such price and (2) a fraction whose numerator is the Maximum Settlement Rate in effect immediately before such adjustment to the Fixed Settlement Rates and whose denominator is the Maximum Settlement Rate to be in effect immediately after such adjustment to the Fixed Settlement Rates.
     (viii) When No Adjustment Required. Notwithstanding anything herein to the contrary, no adjustment of the Fixed Settlement Rates, and the number of shares to be delivered on Early Settlement need be made as a result of: (1) the issuance of rights pursuant to the Company’s stockholder rights plan existing on the date of this Agreement, as such plan may be amended, modified, or supplemented from time to time, or any newly adopted stockholder rights plans; (2) the distribution of separate certificates representing such rights; (3) the exercise or redemption of such rights in accordance with such rights plan(s); or (4) the termination or invalidation of such rights; provided, however, that to the extent that the Company has a stockholder rights plan in effect upon settlement of a Stock Purchase Contract (including the Company’s rights plan existing on the date of this Agreement), the Holder shall receive, in addition to the shares of Common Stock deliverable upon such settlement, the rights under such rights plan, unless, prior to such settlement, the rights have separated from the Common Stock, in which case the Fixed Settlement Rates will be adjusted, pursuant to Section 5.4(a)(ii), at the time of separation as if the Company made a distribution, to all holders of Common Stock, that is subject to such Section 5.4(a)(ii), subject to readjustment in the event of the expiration, termination or redemption of such rights. In addition, notwithstanding anything herein to the contrary, no adjustment to the Fixed Settlement Rates need be made:
     (1) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan;
     (2) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee,

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director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;
     (3) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Common Equity Units are first issued; or
     (4) for a change in the par value (including causing the Common Stock to have no par value).
     Notwithstanding anything herein to the contrary, no adjustment to the Fixed Settlement Rates need be made for a transaction pursuant to Section 5.4(a)(i), Section 5.4(a)(ii), Section 5.4(a)(iii), Section 5.4(a)(iv) or Section 5.4(a)(v) if Holders of the Common Equity Units may participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.
     (ix) Adjustments to VWAP to Account for Stock Dividends, Splits, Combinations or Subdivisions or Similar Events. If, pursuant any provision of this Agreement, an average VWAP is to be measured over a period of multiple Trading Days and a stock dividend, split, combination or subdivision or other event requiring an adjustment to the Fixed Settlement Rates pursuant to Section 5.4(a)(i) occurs, or becomes effective, at an time during such period, then, for purposes of calculating such average, the VWAP per share on each Trading Day in such period prior to such occurrence or effectiveness shall be multiplied by the reciprocal of the Adjustment Factor applicable to such stock dividend, split, combination or subdivision or other event.
     (b) Adjustment for Consolidation, Merger or Other Reorganization Event. If, after the date of this Agreement, (1) there occurs (A) any consolidation or merger of the Company with or into another Person; (B) any sale, transfer, lease or conveyance to another Person of the property of the Company as an entirety or substantially as an entirety; (C) any statutory exchange of securities of the Company with another Person or any binding share exchange which reclassifies or changes its outstanding Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or a reorganization effected solely to change the Company’s jurisdiction of organization); or (D) any liquidation, dissolution or winding up of the Company, other than as a result of or after the occurrence of a Termination Event (any such event in clauses (A) through (D), inclusive, a “Reorganization Event”); and (2) pursuant to such Reorganization Event, the Common Stock is converted into or exchanged for, or constitutes solely the right to receive, cash, securities or other property, then, at and after the effective time of such Reorganization Event, the obligation of the Company to deliver, and the obligation of each Holder to purchase, each share of Common Stock upon settlement of each Stock Purchase Contract on each Stock Purchase Date shall be changed to the obligation of the Company to deliver, and the obligation of each Holder to purchase, the kind and amount of cash, securities or other property (collectively, “Reference Property”) (without any interest thereon, and without any right to dividends or distribution thereon which have a record date that is prior to the applicable Stock Purchase Date) receivable pursuant to such Reorganization Event by a holder (the “Representative Holder”) of one (1) share of Common Stock who (A) is not a

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Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale, transfer, lease or conveyance was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Company and non-Affiliates, and (B) failed to exercise his rights of election, if any, as to the kind or amount of such Reference Property (provided that if the kind or amount of such Reference Property is not the same for each share of Common Stock held by a Person (other than a Constituent Person or an Affiliate thereof) who has not exercised such rights of election (“Non-Electing Share”), then for the purpose of this Section 5.4(b), the kind and amount of Reference Property in respect of each Non-Electing Share shall be deemed to be the weighted average of the kinds and amounts of Reference Property receivable per share of Common Stock pursuant to such Reorganization Event in respect of all Non-Electing Shares). After such Reorganization Event, the Applicable Market Value shall be measured based on the value of a unit of Reference Property (a “Reference Property Unit”) receivable pursuant to such Reorganization Event by a Representative Holder of one (1) share of Common Stock. Following a Reorganization Event, references herein to the purchase or delivery of shares of Common Stock pursuant to Stock Purchase Contracts shall be construed to be references to the purchase or delivery of Reference Property, and references to the purchase or delivery of a specified number of shares of Common Stock upon settlement of the Stock Purchase Contracts shall be construed to be references to the purchase and delivery of the same number of Reference Property Units.
     In the event of such a Reorganization Event, the Person formed by such consolidation, merger or exchange or the Person which acquires the assets of the Company or, in the event of a liquidation or dissolution of the Company, the Company or a liquidating trust created in connection therewith shall execute and deliver to the Purchase Contract Agent an agreement supplemental hereto providing that the Holder of each Outstanding Common Equity Unit shall have the rights provided by this Section 5.4(b). Such supplemental agreement shall provide for adjustments which, for events subsequent to the effective date of such supplemental agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5.4. This Section 5.4(b) shall similarly apply to successive Reorganization Events.
     (c) Successive Adjustments. After an adjustment to a Fixed Settlement Rate under this Section 5.4, any subsequent event requiring an adjustment under this Section 5.4 shall cause an adjustment to such Fixed Settlement Rate as so adjusted.
     (d) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to a Fixed Settlement Rate pursuant to this Section 5.4 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.
     SECTION 5.5 Notice of Adjustments and Certain Other Events.
     (a) Whenever a Fixed Settlement Rate is adjusted pursuant to Section 5.4(a), the Company shall, within ten (10) Business Days following the occurrence of the event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) (or, in the case of a Spin-off, within ten (10) Business Days after the last Trading Day in the Spin-off Valuation Period):

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     (i) compute the adjusted applicable Fixed Settlement Rates in accordance with Section 5.4 and prepare and transmit to the Stock Purchase Contract Agent an Officers’ Certificate setting forth the Fixed Settlement Rates, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and
     (ii) provide a written notice to the Holders of the Common Equity Units of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Fixed Settlement Rates was determined and setting forth the adjusted Fixed Settlement Rates.
     (b) The Stock Purchase Contract Agent shall not at any time be under any duty or responsibility to any Holder of Common Equity Units to determine whether any facts exist which may require any adjustment of the Fixed Settlement Rates or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Stock Purchase Contract Agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to Section 5.5(a)(i) and any adjustment contained therein, and the Stock Purchase Contract Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Stock Purchase Contract Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, which may at the time be issued or delivered with respect to any Stock Purchase Contract; and the Stock Purchase Contract Agent makes no representation with respect thereto. The Stock Purchase Contract Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to a Stock Purchase Contract or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article V.
     SECTION 5.6 Termination Event; Notice. If a Termination Event occurs, then, without the necessity of any notice or action by any Holder:
     (a) the Stock Purchase Contracts and all obligations and rights of the Company and the Holders thereunder, including, without limitation, the rights of the Holders to receive and the obligation of the Company to pay any Contract Payments (including any accrued and unpaid Contract Payments), and the rights and obligations of Holders to purchase Common Stock on each Stock Purchase Date occurring after such Termination Event, shall immediately and automatically terminate;
     (b) each Common Equity Unit shall thereafter represent the right to receive the Preferred Securities, Debt Securities (or, if such Termination Event occurs after a Remarketing Settlement Date and before the related Stock Purchase Date, the Proceeds of such Debt Securities) or the Treasury Securities, as the case may be, forming part of such Common Equity Unit, in accordance with the Pledge Agreement, and, upon such receipt, shall be cancelled; and
     (c) the Company shall promptly, but in no event later than five (5) Business Days after the occurrence of such Termination Event, give written notice of such Termination Event to the Stock Purchase Contract Agent, the Collateral Agent and the Holders, at their addresses as they appear in the Security Register.

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     SECTION 5.7 Early Settlement.
     (a) Stock Purchase Contracts underlying Common Equity Units may be settled early (“Early Settlement”) at the option of the Holder thereof in accordance with, and subject to, this Section 5.7; provided, however, that Holders of Common Equity Units may effect Early Settlement pursuant to this Section 5.7 only in integral multiples of forty (40) Common Equity Units; provided further that upon an Early Settlement of a Common Equity Unit, such Early Settlement shall apply to each remaining Stock Purchase Contract of such Common Equity Unit whose Stock Purchase Date has not occurred before the applicable Early Settlement Date; provided further that no Early Settlement will be permitted pursuant to this Section 5.7 unless, at the time such Early Settlement is effected, there is an effective registration statement under the Securities Act with respect to the securities to be issued and delivered in connection with such Early Settlement, if such a registration statement is required (in the view of counsel, which need not be in the form of a written opinion, for the Company) under the Securities Act. If such a registration statement is so required, the Company covenants and agrees to use commercially reasonable efforts to (i) have in effect such a registration statement covering the settlement of the Stock Purchase Contracts being settled and (ii) provide a prospectus in connection therewith. Notwithstanding anything herein to the contrary, in no event may a Holder elect an Early Settlement from the time any Remarketing has priced to, and including, the Stock Purchase Date relating to such Remarketing.
     (b) In order to exercise the right to effect Early Settlement with respect to Stock Purchase Contracts, the Holder of the Certificate evidencing the Common Equity Units of which such Stock Purchase Contracts are a part shall, at any time other than the periods beginning from 5:00 p.m. (New York City time) on the tenth (10th) Business Day immediately preceding each scheduled Stock Purchase Date and ending on the open of business on the Business Day immediately following such scheduled Stock Purchase Date, deliver such Certificate to the Stock Purchase Contract Agent at the Corporate Trust Office duly endorsed for transfer to the Company or in blank with the “Election to Settle Early” form on the reverse thereof duly completed and accompanied by payment (payable to the Company in immediately available funds) in an amount (the “Early Settlement Amount”) equal to the sum of:
     (i) the product of (A) the Stated Amount of each Common Equity Unit to be subject to such Early Settlement; and (B) the number of such Common Equity Units to be subject to such Early Settlement; and
     (ii) if the Early Settlement Date for such Early Settlement occurs after any Record Date and before the next Payment Date, an amount equal to the Contract Payments payable on such Payment Date with respect to such Stock Purchase Contracts.
          If the foregoing requirements are first satisfied with respect to Stock Purchase Contracts subject to an Early Settlement by 5:00 p.m. (New York City time) on a Business Day, then such day shall be the “Early Settlement Date” with respect to such Stock Purchase Contracts and the related Common Equity Units, and, if such requirements are first satisfied after 5:00 p.m. (New York City time) on a Business Day or on a day that is not a Business Day, then the Early Settlement Date with respect to such Stock Purchase Contracts and Common Equity Units shall be the next succeeding Business Day.

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          Upon the receipt of such Certificate or information, as applicable, and Early Settlement Amount from the Holder, the Stock Purchase Contract Agent shall pay to the Company such Early Settlement Amount, the receipt of which payment the Company shall confirm in writing. The Stock Purchase Contract Agent shall then, in accordance with the Pledge Agreement, notify the Collateral Agent that (A) such Holder has elected to effect an Early Settlement, which notice shall set forth the number of such Stock Purchase Contracts as to which such Holder has elected to effect Early Settlement and (B) the Stock Purchase Contract Agent has received from such Holder, and paid to the Company as confirmed in writing by the Company, the related Early Settlement Amount.
          Except as provided in Section 5.11(e), upon Early Settlement of the Stock Purchase Contracts, the rights of the Holders to receive and the obligation of the Company to pay any Contract Payments (including any accrued and unpaid Contract Payments) with respect to such Stock Purchase Contracts shall immediately and automatically terminate.
     (c) Upon Early Settlement of Stock Purchase Contracts by a Holder of the related Common Equity Units, the Company shall deliver, and the Holder shall be entitled to receive, after payment of the applicable Early Settlement Amount, a number of shares of Common Stock equal to the Early Settlement Rate.
     (d) No later than the third (3rd) Business Day after the applicable Early Settlement Date of a Common Equity Unit, the Company shall cause:
     (i) the shares of Common Stock deliverable upon such Early Settlement, together with payment in lieu of any fraction of a share, as provided in Section 5.9, to be delivered to the Stock Purchase Contract Agent for delivery to the Holder thereof (or its designee); and
     (ii) the Pledged Preferred Securities, Pledged Debt Securities or Pledged Treasury Securities, as applicable, forming part of such Common Equity Unit to be released from the Pledge by the Collateral Agent, free and clear of the Company’s security interest therein, and transferred to the Stock Purchase Contract Agent for delivery to the Holder thereof or its designee.
     (e) Upon Early Settlement of any Stock Purchase Contracts forming part of a Common Equity Unit (and subject to receipt of shares of Common Stock from the Company and the receipt of the related Preferred Securities, Debt Securities or Treasury Securities, as applicable, from the Securities Intermediary), the Stock Purchase Contract Agent shall, in accordance with the instructions provided by the Holder thereof on the applicable form of Election to Settle Early on the reverse of the Certificate evidencing the related Common Equity Units:
     (i) transfer to the Holder the Preferred Securities, Debt Securities or Treasury Securities, as applicable, forming a part of such Common Equity Units;
     (ii) deliver to the Holder, by book-entry transfer or in the form of a certificate or certificates, the full number of shares of Common Stock deliverable to such Holders

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upon such Early Settlement, together with payment in lieu of any fraction of a share, as provided in Section 5.9, as received from the Company, and
     (iii) if so required under the Securities Act, deliver a prospectus for the shares of Common Stock deliverable upon such Early Settlement, as received from the Company.
     (f) In the event that Early Settlement is effected with respect to Stock Purchase Contracts underlying less than all the Common Equity Units evidenced by a Certificate, upon such Early Settlement, the Company shall execute, and the Stock Purchase Contract Agent shall execute on behalf of the Holder, authenticate and deliver to the Holder thereof, at the expense of the Company, a Certificate evidencing the Common Equity Units as to which Early Settlement was not effected.
     (g) For avoidance of doubt, a Holder of a Common Equity Unit who effects Early Settlement may, in accordance with Section 5.2, elect to have the Debt Securities no longer a part of a Normal Common Equity Unit remarketed in any Remarketing required to be effected pursuant to such Section.
     SECTION 5.8 Early Settlement Upon Cash Merger.
     (a) If there occurs a Cash Merger before the Third Stock Purchase Date, then, at the option of the Holder thereof, Stock Purchase Contracts underlying Common Equity Units may be settled early (“Cash Merger Early Settlement”) in accordance with, and subject to, this Section 5.8; provided, however, that Holders of Common Equity Units may effect Cash Merger Early Settlement pursuant to this Section 5.8 only in integral multiples of forty (40) Common Equity Units; provided further that upon a Cash Merger Early Settlement of a Common Equity Unit, such Cash Merger Early Settlement shall apply to each remaining Stock Purchase Contract of such Common Equity Unit whose Stock Purchase Date has not occurred before the applicable Cash Merger Early Settlement Date; provided further that no Cash Merger Early Settlement will be permitted pursuant to this Section 5.8 unless, at the time such Cash Merger Early Settlement is effected, there is an effective registration statement under the Securities Act with respect to the securities to be issued and delivered in connection with such Cash Merger Early Settlement, if such a registration statement is required (in the view of counsel, which need not be in the form of a written opinion, for the Company) under the Securities Act. If such a registration statement is so required, the Company covenants and agrees to use commercially reasonable efforts to (i) have in effect such a registration statement covering the settlement of the Stock Purchase Contracts being settled and (ii) provide a prospectus in connection therewith.
     (b) Within five (5) Business Days of the completion of a Cash Merger, the Company shall provide written notice to Holders of Common Equity Units of the completion of such Cash Merger, which notice shall specify:
     (i) the date (the “Cash Merger Early Settlement Date”) on which such Cash Merger Early Settlement shall occur, which date shall (1) be at least ten (10) days after the date of such notice; (2) not be later than forty (40) days after the date of such notice; and (3) not be during the period beginning on, and including, the tenth (10th)

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Business Day immediately preceding any Stock Purchase Date and ending on, and including, such Stock Purchase Date;
     (ii) the date by which Holders must exercise their right to effect a Cash Merger Early Settlement;
     (iii) the Applicable Cash Merger Early Settlement Rate for each series of Stock Purchase Contracts.
     (c) If a Holder effects a Cash Merger Early Settlement of any of its Stock Purchase Contracts, then such Holder shall be entitled to receive the aggregate amount of any unpaid Contract Payments that have accrued, on such Stock Purchase Contracts, from, and including, the Payment Date immediately preceding the related Cash Merger Early Settlement Date to, but excluding, such Cash Merger Early Settlement Date, which amount shall, in accordance with Section 5.8(d), either be credited against the amount otherwise payable by such Holder to effect such Cash Merger Early Settlement or, except as otherwise required by the Pledge Agreement, be paid, on such Cash Merger Early Settlement Date, to such Holder; provided, however, that if such Cash Merger Early Settlement Date occurs after a Record Date and on or before the next Payment Date, then the provisions of Section 5.11(e) shall apply instead of this Section 5.8(c).
     (d) In order to exercise the right to effect a Cash Merger Early Settlement with respect to Stock Purchase Contracts, the Holder of the Certificate evidencing the Common Equity Units of which such Purchase Contracts are a part shall, no later than 5:00 p.m. (New York City time) on the third (3rd) Business Day immediately preceding the applicable Cash Merger Early Settlement Date, deliver such Certificate to the Stock Purchase Contract Agent at the Corporate Trust Office duly endorsed for transfer to the Company or in blank with the “Election to Settle Early” form on the reverse thereof duly completed and accompanied by payment (payable to the Company in immediately available funds) in an amount (the “Cash Merger Early Settlement Amount”) equal to (I) the product of (A) the Stated Amount of each Common Equity Unit to be subject to such Cash Merger Early Settlement; and (B) the number of such Common Equity Units to be subject to such Cash Merger Early Settlement, less (II) the aggregate amount of any unpaid Contract Payments on such Stock Purchase Contracts that the Company is required to credit against such amount pursuant to Section 5.8(c); provided, however, that if such Common Equity Unit is a Normal Common Equity Unit, then such Holder may, in lieu of such payment, elect (by checking the appropriate box in such “Election to Settle Early” form) to have the Pledged Preferred Securities and/or the Pledged Debt Securities forming part of such Normal Common Equity Units transferred to the Company in full satisfaction of such Holder’s obligation to deliver the Cash Merger Early Settlement Amount with respect to such Normal Common Equity Units (an “In Kind Settlement Upon Cash Merger Early Settlement”), in which case (A) the Stock Purchase Contract Agent shall deliver such Pledged Preferred Securities or Pledged Debt Securities, duly endorsed for transfer, to the Company and (B) the Company shall, except as otherwise required by the Pledge Agreement, pay, on the applicable Cash Merger Early Settlement Date, to such Holder the aggregate amount of any unpaid Contract Payments on such Stock Purchase Contracts that the Company is required to pay to such Holder pursuant to Section 5.8(c).

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          Upon the receipt of such Certificate and, unless such Certificate indicates that the Holder thereof has elected In Kind Settlement Upon Cash Merger Early Settlement to apply, the Cash Merger Early Settlement Amount from such Holder, the Stock Purchase Contract Agent shall pay to the Company such Cash Merger Early Settlement Amount, the receipt of which payment the Company shall confirm in writing. The Stock Purchase Contract Agent shall then, in accordance with the Pledge Agreement, notify the Collateral Agent that (A) such Holder has elected to effect a Cash Merger Early Settlement, which notice shall set forth the number of such Stock Purchase Contracts as to which such Holder has elected to effect Cash Merger Early Settlement and (B) the Stock Purchase Contract Agent has received from such Holder, and paid to the Company as confirmed in writing by the Company, the related Cash Merger Early Settlement Amount.
     (e) Except as provided in Section 5.11(e), upon a Cash Merger Early Settlement of the Stock Purchase Contracts, the rights of the Holders to receive and the obligation of the Company to pay any Contract Payments (including any accrued and unpaid Contract Payments) with respect to such Stock Purchase Contracts shall immediately and automatically terminate.
     (f) Upon a Cash Merger Early Settlement of a Stock Purchase Contract by a Holder of the related Common Equity Unit, the Company shall deliver to the Stock Purchase Contract Agent for delivery to the Holder thereof (or its designee), upon payment of the applicable Cash Merger Early Settlement Amount, a number of Reference Property Units equal to the Applicable Cash Merger Early Settlement Rate.
     (g) “Applicable Cash Merger Early Settlement Rate” means, with respect to a Stock Purchase Contract subject to a Cash Merger Early Settlement upon a Cash Merger, a number of Reference Property Units equal to the amount, set forth in the Series C Make-Whole Table (if such Stock Purchase Contract is a Series C Stock Purchase Contract), the Series D Make-Whole Table (if such Stock Purchase Contract is a Series D Stock Purchase Contract) or the Series E Make-Whole Table (if such Stock Purchase Contract is a Series E Stock Purchase Contract), which amount corresponds to the Cash Merger Effective Date and the Applicable Price of such Cash Merger; provided, however, that:
     (i) if such Cash Merger Effective Date occurs on or after the Initial Scheduled First Stock Purchase Date (if such Stock Purchase Contract is a Series C Stock Purchase Contract), the Initial Scheduled Second Stock Purchase Date (if such Stock Purchase Contract is a Series D Stock Purchase Contract) or the Initial Scheduled Third Stock Purchase Date (if such Stock Purchase Contract is a Series E Stock Purchase Contract), then the Applicable Cash Merger Early Settlement Rate for such Stock Purchase Contract shall be the Settlement Rate, calculated in accordance with Section 5.1;
     (ii) if the Applicable Price of such Cash Merger is between two (2) prices listed in such Make-Whole Table in the row immediately below the title “Applicable Price,” or if the Cash Merger Effective Date of such Cash Merger is between two dates listed in such Make-Whole Table under the column titled “Cash Merger Effective Date,” then the Applicable Cash Merger Early Settlement Rate for such Stock Purchase Contract shall be determined by linear interpolation between the settlement rates set forth for such

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two prices, or for such two dates based on a three hundred and sixty five (365) or three hundred and sixty six (366) day year, as applicable;
     (iii) if the Applicable Price of such Cash Merger is equal to or greater than the highest price (as adjusted pursuant to Section 5.8(g)(v)) listed in such Make-Whole Table in the row immediately below the title “Applicable Price,” then the Applicable Cash Merger Early Settlement Rate for such Stock Purchase Contract shall be the Minimum Settlement Rate;
     (iv) if the Applicable Price of such Cash Merger is equal to or less than the lowest price (as adjusted pursuant to Section 5.8(g)(v)) listed in such Make-Whole Table in the row immediately below the title “Applicable Price,” then the Applicable Cash Merger Early Settlement Rate for such Stock Purchase Contract shall be the Maximum Settlement Rate; and
     (v) if an event occurs that requires, pursuant to Section 5.4(a), an adjustment to the Fixed Settlement Rates, then, on the date and at the time such adjustment is so required to be made, (A) each price set forth in such Make-Whole Table in the row immediately below the title “Applicable Price” shall be deemed to be adjusted so that such price, at and after such time, shall be equal to the product of (1) such price as in effect immediately before such adjustment to such price and (2) a fraction whose numerator is the Maximum Settlement Rate in effect immediately before such adjustment to the Fixed Settlement Rates and whose denominator is the Maximum Settlement Rate to be in effect immediately after such adjustment to the Fixed Settlement Rates; and (B) each settlement rate set forth in such Make-Whole Table shall be deemed to be adjusted so that such settlement rate, at and after such time, shall be equal to the product of (1) such settlement rate as in effect immediately before such adjustment to such settlement rate and (2) a fraction whose numerator is the Maximum Settlement Rate to be in effect immediately after such adjustment to the Fixed Settlement Rates and whose denominator is the Maximum Settlement Rate in effect immediately before such adjustment to the Fixed Settlement Rates.
     (h) No later than the third (3rd) Business Day after the applicable Cash Merger Early Settlement Date of a Common Equity Unit that is subject to Cash Merger Early Settlement, the Company shall cause:
     (i) the Reference Property deliverable upon such Early Settlement, together with any payment in lieu of any fractional property, as provided in Section 5.9, to be transferred to the Stock Purchase Contract Agent for delivery to the Holder of such Common Equity Unit or its designee; and
     (ii) the Treasury Securities or, if In Kind Settlement Upon Cash Merger Early Settlement shall not have been duly elected to apply to such Common Equity Unit, the Pledged Preferred Securities or Pledged Debt Securities, as applicable, forming part of such Common Equity Unit to be released from the Pledge by the Collateral Agent, free and clear of the Company’s security interest therein, and transferred to the Stock

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Purchase Contract Agent for delivery to the Holder of such Common Equity Unit or its designee.
     (i) Upon a Cash Merger Early Settlement of any Stock Purchase Contracts forming part of a Common Equity Unit (and subject to the receipt of the Reference Property, and any payment in lieu of any fractional property, as provided in Section 5.9, from the Company and the receipt of the Preferred Securities, Debt Securities or Treasury Securities, as applicable, from the Securities Intermediary), the Stock Purchase Contract Agent shall, in accordance with the instructions provided by the Holder thereof on the applicable form of Election to Settle Early on the reverse of the Certificate evidencing the related Common Equity Units:
     (i) transfer to the Holder the Treasury Securities or, if In Kind Settlement Upon Cash Merger Early Settlement shall not have been duly elected to apply to such Common Equity Unit, the Pledged Preferred Securities or Pledged Debt Securities, as applicable, forming a part of such Common Equity Unit;
     (ii) deliver to the Holder the Reference Property deliverable upon such Cash Merger Early Settlement, together with payment in lieu of any fractional property, as provided in Section 5.9, as received from the Company; and
     (iii) if so required under the Securities Act, deliver a prospectus for the shares of Common Stock deliverable upon such Early Settlement, as received from the Company.
     (j) In the event that a Cash Merger Early Settlement is effected with respect to Stock Purchase Contracts underlying less than all the Common Equity Units evidenced by a Certificate, upon such Early Settlement, the Company shall execute, and the Stock Purchase Contract Agent shall execute on behalf of the Holder, authenticate and deliver to the Holder thereof, at the expense of the Company, a Certificate evidencing the Common Equity Units as to which Cash Merger Early Settlement was not effected.
     (k) For avoidance of doubt, a Holder of a Common Equity Unit who effects a Cash Merger Early Settlement may, in accordance with Section 5.2, elect to have the Debt Securities no longer a part of a Normal Common Equity Unit remarketed in any Remarketing required to be conducted pursuant to such Section.
     SECTION 5.9 No Fractional Shares.
     No fractional shares of Common Stock shall be issued or delivered upon settlement on any Stock Purchase Date, or upon Early Settlement or Cash Merger Early Settlement of any Stock Purchase Contracts. If Certificates evidencing more than one (1) Stock Purchase Contract shall be registered in the name of the same Holder, then the number of full shares of Common Stock that shall be delivered upon settlement shall be computed on the basis of the aggregate number of Stock Purchase Contracts evidenced by the Certificates registered in the name of such Holder. Instead of any fractional share of Common Stock that would otherwise be deliverable upon settlement of any Stock Purchase Contracts on the Stock Purchase Date, or upon Early Settlement or Cash Merger Early Settlement, the Company, through the Stock Purchase Contract Agent, shall make a cash payment in respect of such fractional interest in an amount equal to the

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product of the percentage of such fractional share multiplied by the VWAP per share of Common Stock as of the Trading Day immediately preceding such Stock Purchase Date or the related Early Settlement Date or Cash Merger Early Settlement Date, as applicable. The Company shall provide the Stock Purchase Contract Agent with sufficient funds to permit the Stock Purchase Contract Agent to make all cash payments required by this Section 5.9 in a timely manner.
     SECTION 5.10 Charges and Taxes. The Company will pay all stock transfer and similar taxes attributable to the initial delivery of the shares of Common Stock pursuant to the Stock Purchase Contracts; provided, however, that the Company shall not be required to pay any such tax or taxes which may be payable in respect of any exchange of or substitution for a Certificate evidencing a Common Equity Unit or any issuance of a share of Common Stock in a name other than that of the registered Holder of a Certificate surrendered in respect of the Common Equity Units evidenced thereby, other than in the name of the Stock Purchase Contract Agent, as custodian for such Holder, and the Company shall not be required to issue or deliver such share certificates or Certificates unless or until the Person or Persons requesting the transfer or issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
     SECTION 5.11 Contract Payments.
     (a) Subject to Section 5.11(b), Section 5.11(e) and Section 5.12, the Company shall pay, on each Payment Date, the Contract Payments (net of any withholding tax required by law to be withheld by the Company on such payments, which shall be remitted to the appropriate taxing jurisdiction) payable in respect of each Stock Purchase Contract to the Person in whose name a Certificate is registered at the close of business on the Record Date relating to such Payment Date. The Contract Payments will be payable at the office of the Stock Purchase Contract Agent in the Borough of Manhattan, New York City maintained for that purpose. If the Common Equity Units are not held in the form of a Global Certificate or by the Initial Holder, then the Contract Payments will be payable, at the option of the Company, by check mailed to the address of the Person entitled thereto at such Person’s address as it appears on the Security Register, or by wire transfer to the account designated by such Person by a prior written notice to the Stock Purchase Contract Agent. Contract Payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Subject to Section 5.11(b), Section 5.11(e) and Section 5.12, Contract Payments on each Stock Purchase Contract will accrue on the Stated Amount of such Stock Purchase Contract from, and including, the most recent date to which Contract Payments on such Stock Purchase Contract have been paid or provided for (or, if no such Contract Payments have been paid or provided for, from, and including, the date of initial issuance of the Common Equity Units) to, but excluding, the next Payment Date.
     (b) Notwithstanding anything in Section 5.11(a) to the contrary, but subject to Section 5.11(e) and to the Company’s right to defer Contract Payments pursuant to Section 5.12:
     (i) if a Stock Purchase Date with respect to any series of Stock Purchase Contracts of the Outstanding Common Equity Units occurs on a day that (A) is not a Payment Date; and (B) is not during the period that begins on, and includes, the calendar day after a Record Date and ends on, and includes, the next succeeding Payment Date,

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then the Company shall make Contract Payments on such series of Stock Purchase Contracts as if a Payment Date occurred with respect to such series of Stock Purchase Contracts on such Stock Purchase Date and the related Record Date occurred on the fifteenth (15th) calendar day immediately preceding such Stock Purchase Date; provided, however, that the Company may, at its option, upon notice to the Stock Purchase Contract Agent, select any other day as such related Record Date so long as such related Record Date selected is more than one (1) Business Day but less than sixty (60) Business Days prior to such Stock Purchase Date; provided further that this Section 5.11(b)(i) shall not affect the Contract Payments, Purchase Dates or Record Dates of any other series of Stock Purchase Contracts; and
     (ii) if a Stock Purchase Date with respect to any series of Stock Purchase Contracts of the Outstanding Common Equity Units occurs on a day that (A) is not a Payment Date; and (B) is during the period that begins on, and includes, the calendar day after a Record Date and ends on, and includes, the next succeeding Payment Date, then the Company shall, in lieu of making Contract Payments on such series of Stock Purchase Contracts on such Payment Date, make Contract Payments on such series of Stock Purchase Contracts as if such Payment Date occurred on such Stock Purchase Date (and, for avoidance of doubt, no Contract Payments on such series of Stock Purchase Contracts shall accrue for any period from and after such Stock Purchase Date, except as provided in Section 5.12); provided, however, that this Section 5.11(b)(ii) shall not affect the Contract Payments, Purchase Dates or Record Dates of any other series of Stock Purchase Contracts.
     (c) Upon the occurrence of a Termination Event, the Company’s obligation to pay Contract Payments on or after such Termination Event (including any accrued Contract Payments) shall cease.
     (d) Each Certificate delivered under this Agreement upon registration of transfer of or in exchange for or in lieu of (including as a result of a Collateral Substitution or the recreation of Normal Common Equity Units) any other Certificate shall carry the right to accrued and unpaid Contract Payments which right was carried by the Stock Purchase Contracts underlying such other Certificates.
     (e) In the case of any Common Equity Units with respect to which Early Settlement or Cash Merger Early Settlement of the underlying Stock Purchase Contracts is effected and the related Early Settlement Date or Cash Merger Early Settlement Date, as applicable, is after any Record Date and on or before the next succeeding Payment Date, Contract Payments otherwise payable on such Payment Date shall be payable on such Payment Date notwithstanding such Early Settlement or Cash Merger Early Settlement, and such Contract Payments shall be paid to the Person in whose name the Certificate evidencing such Common Equity Units is registered at the close of business on such Record Date. Except as otherwise expressly provided in the immediately preceding sentence or in Section 5.8(c), if the Purchase Contracts of a Common Equity Unit are subject to Early Settlement or Cash Merger Early Settlement, Contract Payments that would otherwise be payable after the related Early Settlement Date or Cash Merger Early Settlement Date, as applicable, with respect to such Stock Purchase Contracts shall not be payable.

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     (f) The Company’s obligations with respect to Contract Payments, if any, will be subordinated and junior in right of payment to the Company’s obligations under any existing or future Senior Debt.
     (g) In the event of (A) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company or its property, (B) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (C) any assignment by the Company for the benefit of creditors, or (D) any other marshalling of the assets of the Company:
     (i) all existing and future Senior Debt (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made to any Holder of Common Equity Units;
     (ii) any payment or distribution, whether in cash, securities or other property, which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Common Equity Units shall be paid or delivered directly to the holders of existing and future Senior Debt in accordance with the priorities then existing among such holders until all existing and future Senior Debt (including any interest thereon accruing after the commencement of any such proceedings) shall have been paid in full;
     (iii) after payment in full of all sums owing with respect to Senior Debt, the Holders of Common Equity Units, together with the holders of any obligations of the Company ranking on a parity with the Common Equity Units, shall be entitled to be paid from the remaining assets, if any, of the Company the amounts due and owing on account of unpaid Contract Payments and interest thereon and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to the Company’s obligations under the Stock Purchase Contracts and such other obligations; and
     (iv) in the event that, notwithstanding the foregoing, any payment or distribution of any character or any security, whether in cash, securities or other property, shall be received by the Stock Purchase Contract Agent or any Holder of Common Equity Units in contravention of any of the terms of this Section 5.11(g), such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all secured and Senior Debt remaining unpaid, to the extent necessary to pay all such existing and future Senior Debt in full. In the event of the failure of the Stock Purchase Contract Agent or any Holder of Common Equity Units to endorse or assign any such payment, distribution or security, each holder of existing and future Senior Debt is hereby irrevocably authorized to endorse or assign the same.

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     (h) For purposes of Section 5.11(f) through (r), inclusive, the words “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other Person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in Section 5.11(f) through (r), inclusive, with respect to such Contract Payments on the Common Equity Units to the payment of all existing and future Senior Debt which may at the time be outstanding; provided that (i) the indebtedness or guarantee of indebtedness, as the case may be, that constitutes Senior Debt is assumed by the Person, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of the Senior Debt are not, without the consent of each such holder adversely affected thereby, altered by such reorganization or readjustment.
     (i) Any failure by the Company to make any payment on or perform any other obligation under existing and future Senior Debt (other than any indebtedness incurred by the Company or assumed or guaranteed, directly or indirectly, by the Company for money borrowed (or any deferral, renewal, extension or refunding thereof) or any indebtedness or obligation as to which the provisions of Section 5.11(f) through (r), inclusive, shall have been waived by the Company in the instrument or instruments by which the Company incurred, assumed, guaranteed or otherwise created such indebtedness or obligation) shall not be deemed a default or event of default under this Agreement if (i) the Company shall be disputing its obligation to make such payment or perform such obligation and (ii) either (A) no final judgment relating to such dispute shall have been issued against the Company which is in full force and effect and is not subject to further review, including a judgment that has become final by reason of the expiration of the time within which a party may seek further appeal or review, or (B) in the event a judgment that is subject to further review or appeal has been issued, the Company shall in good faith be prosecuting an appeal or other proceeding for review and a stay of execution shall have been obtained pending such appeal or review.
     (j) Subject to the irrevocable payment in full of all existing and future Senior Debt, the Holders of the Common Equity Units shall be subrogated (equally and ratably with the holders of all obligations of the Company which by their express terms are subordinated to Senior Debt of the Company to the same extent as payment of the Contract Payments in respect of the Stock Purchase Contracts underlying the Common Equity Units is subordinated and which are entitled to like rights of subrogation) to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Debt until all such Contract Payments owing on the Common Equity Units shall be paid in full, and, as between the Company, its creditors other than holders of such Senior Debt and the Holders, no such payment or distribution made to the holders of Senior Debt by virtue of Section 5.11(f) through (r), inclusive, that otherwise would have been made to the Holders shall be deemed to be a payment by the Company on account of such Senior Debt, it being understood that the provisions of Section 5.11(f) through (r), inclusive, are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Senior Debt, on the other hand.
     (k) Nothing contained in Section 5.11(f) through (r), inclusive, or elsewhere in this Agreement or in the Common Equity Units is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Debt and the Holders, the obligation of

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the Company, which is absolute and unconditional, to pay to the Holders such Contract Payments on the Common Equity Units as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of Senior Debt, nor shall anything herein or therein prevent the Stock Purchase Contract Agent or any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under Section 5.11(f) through (r), of the holders of Senior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy.
     (l) Upon payment or distribution of assets of the Company referred to in Section 5.11(f) through (r), inclusive, the Stock Purchase Contract Agent and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding up, liquidation or reorganization proceeding affecting the affairs of the Company is pending or upon a certificate of the trustee in bankruptcy, receiver, assignee for the benefit of creditors, liquidating trustee or Stock Purchase Contract Agent or other person making any payment or distribution, delivered to the Stock Purchase Contract Agent or to the Holders, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 5.11(f) through (r), inclusive.
     (m) The Stock Purchase Contract Agent shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Debt (or a trustee or representative on behalf of such holder) to establish that such notice has been given by a holder of Senior Debt or a trustee or representative on behalf of any such holder or holders. In the event that the Stock Purchase Contract Agent determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Debt to participate in any payment or distribution pursuant to Section 5.11(f) through (r), inclusive, the Stock Purchase Contract Agent may request such Person to furnish evidence to the reasonable satisfaction of the Stock Purchase Contract Agent as to the amount of Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under Section 5.11(f) through (r), inclusive, and, if such evidence is not furnished, the Stock Purchase Contract Agent may defer payment to such Person pending judicial determination as to the right of such Person to receive such payment.
     (n) Nothing contained in Section 5.11(f) through (r), inclusive, shall affect the obligations of the Company to make, or prevent the Company from making, payment of the Contract Payments, except as otherwise provided in this Section 5.11(f) through (r), inclusive.
     (o) Each Holder of Common Equity Units, by its acceptance thereof, shall be deemed to have authorized and directed the Stock Purchase Contract Agent on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in Section 5.11(f) through (r), inclusive, and to have appointed the Stock Purchase Contract Agent its attorney-in-fact, as the case may be, for any and all such purposes.
     (p) The Company shall give prompt written notice to the Stock Purchase Contract Agent of any fact known to the Company that would prohibit the making of any payment of

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moneys to or by the Stock Purchase Contract Agent in respect of the Common Equity Units pursuant to the provisions of this Section. Notwithstanding the provisions of Section 5.11(f) through (r), inclusive, or any other provisions of this Agreement, the Stock Purchase Contract Agent shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of moneys to or by the Stock Purchase Contract Agent, or the taking of any other action by the Stock Purchase Contract Agent, unless and until the Stock Purchase Contract Agent shall have received written notice thereof mailed or delivered to the Stock Purchase Contract Agent at its Corporate Trust Office department from the Company, any Holder, or the holder or representative of any Senior Debt; provided that if at least two (2) Business Days prior to the date upon which by the terms hereof any such moneys may become payable for any purpose, the Stock Purchase Contract Agent shall not have received with respect to such moneys the notice provided for in this Section, then, anything herein contained to the contrary notwithstanding, the Stock Purchase Contract Agent shall have full power and authority to receive such moneys and to apply the same to the purpose for which they were received and shall not be affected by any notice to the contrary that may be received by it within two (2) Business Days prior to or on or after such date.
     (q) The Stock Purchase Contract Agent in its individual capacity shall be entitled to all the rights set forth in this Section with respect to any Senior Debt at the time held by it, to the same extent as any other holder of Senior Debt, and nothing in this Agreement shall deprive the Stock Purchase Contract Agent of any of its rights as such holder.
     (r) No right of any present or future holder of any Senior Debt to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.
     (s) Nothing in this Section 5.11 shall apply to claims of, or payments to, the Stock Purchase Contract Agent under or pursuant to Section 7.7.
     (t) With respect to the holders of existing and future Senior Debt, (i) the duties and obligations of the Stock Purchase Contract Agent shall be determined solely by the express provisions of this Agreement; (ii) the Stock Purchase Contract Agent shall not be liable to any such holders if it shall, acting in good faith, mistakenly pay over or distribute to the Holders or to the Company or any other Person cash, property or securities to which any holders of existing and future Senior Debt shall be entitled by virtue of this Section 5.11 or otherwise; (iii) no implied covenants or obligations shall be read into this Agreement against the Stock Purchase Contract Agent; and (iv) the Stock Purchase Contract Agent shall not be deemed to be a fiduciary as to such holders.
     SECTION 5.12 Deferral of Contract Payments.
     (a) The Company shall have the right, at any time prior to the Third Stock Purchase Date, to defer the payment of any or all of the Contract Payments (including any Deferred Contract Payments) otherwise payable on any Payment Date, but only if the Company shall give the Holders and the Stock Purchase Contract Agent written notice of its election to defer each

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such deferred Contract Payment (specifying the amount to be deferred) at least ten (10) Business Days prior to the earlier of (i) the next succeeding Payment Date or (ii) the date the Company is required to give notice of the Record Date or Payment Date with respect to payment of such Contract Payments to the NYSE or other applicable self-regulatory organization or to Holders of the Common Equity Units, but in any event not less than one (1) Business Day prior to such Record Date. Any Contract Payments so deferred shall, to the extent permitted by law, accrue interest thereon at an annual rate equal to the applicable Contract Payment Deferral Rate (computed on the basis of a 360-day year consisting of twelve 30-day months), compounding on each succeeding Payment Date, until paid in full (such deferred installments of Contract Payments, if any, together with the additional Contract Payments, if any, accrued thereon, being referred to herein as the “Deferred Contract Payments”). Deferred Contract Payments, if any, shall be due on the next succeeding Payment Date, except to the extent that payment thereof is deferred pursuant to this Section 5.12. No Contract Payments may be deferred to a date that is after the Third Stock Purchase Date, and no such deferral period may end other than on a Payment Date or a Stock Purchase Date. If the Stock Purchase Contracts are terminated upon the occurrence of a Termination Event, the Holder’s right to receive Contract Payments, if any, and any Deferred Contract Payments on or after such Termination Event, will terminate.
     (b) In the event that the Company elects to defer the payment of Contract Payments on the Stock Purchase Contracts until a Payment Date that is prior to a Stock Purchase Date, then all Deferred Contract Payments, if any, shall be payable to the registered Holders as of the close of business on the Record Date immediately preceding such Payment Date.
     (c) In the event that the Company elects or is directed by the Federal Reserve Board to defer the payment of Contract Payments on the Stock Purchase Contracts, and the Deferred Contract Payments are not paid prior to the applicable Stock Purchase Date, then each Holder will, in respect of such deferred payments and in lieu of a cash payment therefor, receive, on such Stock Purchase Date, in the sole discretion of the Company, either (i) a number of shares of Common Stock (in addition to the shares of Common Stock otherwise due upon settlement of such Stock Purchase Contracts) equal to a fraction (A) whose numerator is the aggregate amount of Deferred Contract Payments payable to such Holder (net of any required tax withholding on such Deferred Contract Payment, which shall be remitted to the appropriate taxing jurisdiction) and (B) whose denominator is the VWAP per share of Common Stock on the Trading Day immediately preceding such Stock Purchase Date; or (ii) Unsecured Debentures which will (A) have a principal amount equal to the aggregate amount of Deferred Contract Payments, (B) mature on the date that is eighteen (18) months after the Initial Scheduled Third Stock Purchase Date, (C) bear interest at an annual rate equal to the then market rate of interest for similar instruments (not to exceed ten percent (10%)), as determined by a nationally recognized investment banking firm selected by the Company, (D) be subordinate and rank junior in right of payment to all of the Company’s existing and future Senior Debt on the same basis as the Contract Payments, and (E) not be redeemable by the Company prior to their stated maturity.
     (d) Notwithstanding anything herein to the contrary, no fractional shares of Common Stock will be issued by the Company with respect to the payment of Deferred Contract Payments on the Stock Purchase Date. In lieu of fractional shares otherwise issuable with respect to such payment of Deferred Contract Payments, the Holder will be entitled to receive an amount in cash as provided in Section 5.9.

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     (e) In the event the Company exercises its option to defer the payment of Contract Payments then, until the earlier of (x) the Termination Date or (y) the date on which the Deferred Contract Payments have been paid, the Company shall not (A) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of the Company’s Capital Stock; (B) make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank equally with or junior to the Company’s junior subordinated debt securities; and (C) make any payment under any guarantee that ranks equally with junior subordinated debt securities of the Company, in each case other than:
     (i) any repurchase, redemption or other acquisition of shares of capital stock of the Company in connection with (x) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, (y) a dividend reinvestment or stockholder purchase plan, or (z) the issuance of capital stock of the Company, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into before the date the Company first exercises its option to defer Contract Payments;
     (ii) any exchange, redemption or conversion of any class or series of capital stock of the Company, or the capital stock of one of the Company’s subsidiaries, for any other class or series of capital stock of the Company, or of any class or series of the Company’s indebtedness for any class or series of capital stock of the Company;
     (iii) any purchase of, or payment of cash in lieu of, fractional interests in shares of capital stock of the Company pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;
     (iv) any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; and
     (v) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal with or junior to such stock.
ARTICLE VI
Remedies
     SECTION 6.1 Certain Rights of Holders. Except as otherwise provided herein, each Holder of a Common Equity Unit shall have the right, which is absolute and unconditional: (i) subject to Article V, to receive each Contract Payment with respect to the Stock Purchase Contracts comprising part of such Common Equity Units on the respective Payment Dates for such Common Equity Units and (ii) except upon and following a Termination Event, to purchase shares of Common Stock pursuant to such Stock Purchase Contracts and, in each such case, to institute suit for the enforcement of any such right to receive Contract Payments and the right to

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purchase shares of Common Stock, and such rights shall not be impaired without the consent of such Holder.
     SECTION 6.2 Restoration of Rights and Remedies. If any Holder has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every such case, subject to any determination in such proceeding, the Company and such Holder shall be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of such Holder shall continue as though no such proceeding had been instituted.
     SECTION 6.3 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Certificates in the last paragraph of Section 3.9, no right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
     SECTION 6.4 Delay or Omission Not Waiver. No delay or omission of any Holder to exercise any right upon a default or remedy upon a default shall impair any such right or remedy or constitute a waiver of any such right. Every right and remedy given by this Article VI or by law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by such Holders.
     SECTION 6.5 Undertaking for Costs. All parties to this Agreement agree, and each Holder of a Common Equity Unit, by its acceptance of such Common Equity Units shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Stock Purchase Contract Agent for any action taken, suffered or omitted by it as Stock Purchase Contract Agent, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and costs against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section shall not apply to any suit instituted by the Stock Purchase Contract Agent, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% of the Outstanding Common Equity Units, or to any suit instituted by any Holder for the enforcement of rights to interest or other distributions in respect of any Preferred Securities or Debt Securities, or rights to Contract Payments, on or after the respective Payment Date therefor in respect of any Common Equity Units held by such Holder, or for enforcement of the right to purchase shares of Common Stock under the Stock Purchase Contracts constituting part of any Common Equity Units held by such Holder.
     SECTION 6.6 Waiver of Stay or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner

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whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Stock Purchase Contract Agent or the Holders, but will suffer and permit the execution of every such power as though no such law had been enacted.
ARTICLE VII
Stock Purchase Contract Agent
     SECTION 7.1 Certain Duties and Responsibilities.
     (a) The Stock Purchase Contract Agent:
     (i) undertakes to perform, with respect to the Common Equity Units, such duties and only such duties as are or will be specifically set forth in this Agreement, the Pledge Agreement or the Remarketing Agreements, and no implied covenants or obligations shall be read into this Agreement, the Pledge Agreement or any Remarketing Agreement against the Stock Purchase Contract Agent; and
     (ii) in the absence of bad faith or negligence on its part, may, with respect to the Common Equity Units, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Stock Purchase Contract Agent and conforming to the requirements of this Agreement, the Pledge Agreement or any Remarketing Agreement, as applicable, but in the case of any certificates or opinions which by any provision hereof are specifically required to be furnished to the Stock Purchase Contract Agent, the Stock Purchase Contract Agent shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement, the Pledge Agreement or the applicable Remarketing Agreement, as applicable (but need not confirm or investigate the accuracy of the mathematical calculations or other facts stated therein).
     (b) No provision of this Agreement, the Pledge Agreement or any Remarketing Agreement shall be construed to relieve the Stock Purchase Contract Agent from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (i) this subsection shall not be construed to limit the effect of subsection (a) of this Section;
     (ii) the Stock Purchase Contract Agent shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be conclusively determined by a court of competent jurisdiction that the Stock Purchase Contract Agent was negligent in ascertaining the pertinent facts; and
     (iii) no provision of this Agreement, the Pledge Agreement or any Remarketing Agreement shall require the Stock Purchase Contract Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder, or in the exercise of any of its rights or powers, if it

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shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
     (c) Whether or not therein expressly so provided, every provision of this Agreement, the Pledge Agreement or the Remarketing Agreements relating to the conduct or affecting the liability of or affording protection to the Stock Purchase Contract Agent shall be subject to the provisions of this Article.
     (d) The Stock Purchase Contract Agent is authorized to execute and deliver the Pledge Agreement and the Remarketing Agreement in its capacity as Stock Purchase Contract Agent.
     SECTION 7.2 Notice of Default. If (i) a default by the Company hereunder shall occur and (ii) either (A) a Responsible Officer of the Stock Purchase Contract Agent has actual knowledge of such default or (B) Holders of at least twenty five percent (25%) of the aggregate Stated Amount of the Outstanding Common Equity Units notify the Company and the Stock Purchase Contract Agent of such default, then the Stock Purchase Contract Agent shall, within thirty (30) days after the later of occurrence of such default or receipt by the Stock Purchase Contract Agent of such notice by such Holders, transmit by mail to the Company and the Holders of Common Equity Units, as their names and addresses appear in the Security Register, notice of such default hereunder, unless such default shall have been cured or waived.
     SECTION 7.3 Certain Rights of Stock Purchase Contract Agent. Subject to the provisions of Section 7.1:
     (a) the Stock Purchase Contract Agent may, in the absence of bad faith, conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, preferred securities, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;
     (b) any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate, Issuer Order or Issuer Request, and any resolution of the Board of Directors of the Company may be sufficiently evidenced by a Board Resolution;
     (c) whenever, in the administration of this Agreement, the Pledge Agreement or any Remarketing Agreement, the Stock Purchase Contract Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder, the Stock Purchase Contract Agent (unless other evidence be herein specifically prescribed in this Agreement) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate of the Company;
     (d) the Stock Purchase Contract Agent may consult with counsel of its selection, and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder, or under the Pledge Agreement or any Remarketing Agreement, in good faith and in reliance thereon;

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     (e) the Stock Purchase Contract Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Stock Purchase Contract Agent may make reasonable further inquiry or investigation into such facts or matters related to the execution, delivery and performance of the Stock Purchase Contracts, and, if the Stock Purchase Contract Agent makes such further inquiry or investigation, it shall be entitled to examine the relevant books, records and premises of the Company, personally or by agent or attorney;
     (f) the Stock Purchase Contract Agent may execute any of the powers hereunder or perform any duties hereunder, or under the Pledge Agreement or any Remarketing Agreement, either directly or by or through agents, attorneys, custodians or nominees or an Affiliate, and the Stock Purchase Contract Agent shall not be responsible for any misconduct or negligence on the part of any agent, attorney, custodian or nominee or an Affiliate appointed with due care by it hereunder;
     (g) the Stock Purchase Contract Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any of the Holders pursuant to this Agreement, unless such Holders shall have offered to the Stock Purchase Contract Agent security or indemnity reasonably satisfactory to the Stock Purchase Contract Agent against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;
     (h) the Stock Purchase Contract Agent shall not be liable for any action taken, suffered, or omitted to be taken by it in the absence of bad faith or negligence by it;
     (i) the Stock Purchase Contract Agent shall not be deemed to have notice of any default hereunder unless a Responsible Officer of the Stock Purchase Contract Agent has actual knowledge thereof or unless written notice of any event that is in fact such a default is received by the Stock Purchase Contract Agent at the Corporate Trust Office of the Stock Purchase Contract Agent, and such notice references the Common Equity Units and this Agreement;
     (j) the Stock Purchase Contract Agent may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded;
     (k) the rights, privileges, protections, immunities and benefits given to the Stock Purchase Contract Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Stock Purchase Contract Agent in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder;
     (l) the Stock Purchase Contract Agent shall not be required to initiate or conduct any litigation or collection proceedings hereunder and shall have no responsibilities with respect to any default hereunder except as expressly set forth herein; and

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     (m) in each case that the Stock Purchase Contract Agent may or is required hereunder or under the Pledge Agreement or any Remarketing Agreement to take any action, including without limitation to make any determination or judgment, to give consents, to exercise rights, powers or remedies, or otherwise to act hereunder or thereunder, the Stock Purchase Contract Agent may seek direction from the Holders of at least a majority in number of the Outstanding Common Equity Units. The Stock Purchase Contract Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction from the Holders of at least a majority in number of the Outstanding Common Equity Units. If the Stock Purchase Contract Agent shall request direction from the Holders of at least a majority in number of the Outstanding Common Equity Units with respect to any action, the Stock Purchase Contract Agent shall be entitled to refrain from such action unless and until such the Stock Purchase Contract Agent shall have received direction from the Holders of at least a majority in number of the Outstanding Common Equity Units, and the Stock Purchase Contract Agent shall not incur liability to any Person by reason of so refraining.
     SECTION 7.4 Not Responsible for Recitals or Issuance of Common Equity Units. The recitals contained herein, in the Pledge Agreement, any Remarketing Agreement or in the Certificates shall be taken as the statements of the Company, and the Stock Purchase Contract Agent assumes no responsibility for their accuracy or validity. The Stock Purchase Contract Agent makes no representations as to the validity or sufficiency of either this Agreement or of the Common Equity Units, or of the Pledge Agreement or the Pledge or the Collateral and shall have no responsibility for perfecting or maintaining the perfection of any security interest in the Collateral. The Stock Purchase Contract Agent shall not be accountable for the use or application by the Company of the proceeds in respect of the Stock Purchase Contracts.
     The Stock Purchase Contract Agent shall only be responsible for transferring money, securities or other property in accordance with the terms herein to the extent that such money, securities or other property are actually received by the Stock Purchase Contract Agent.
     SECTION 7.5 May Hold Common Equity Units. Any Security Registrar or any other agent of the Company, or the Stock Purchase Contract Agent and its Affiliates, in their individual or any other capacity, may become the owner or pledgee of Common Equity Units and may otherwise deal with the Company, the Collateral Agent or any other Person with the same rights it would have if it were not Security Registrar or such other agent, or the Stock Purchase Contract Agent. The Company may become the owner or pledgee of Common Equity Units.
     SECTION 7.6 Money Held in Custody. Money held by the Stock Purchase Contract Agent in custody hereunder need not be segregated from the Stock Purchase Contract Agent’s other funds except to the extent required by law or provided herein. The Stock Purchase Contract Agent shall be under no obligation to invest or pay interest on any money received by it hereunder except as otherwise provided hereunder or agreed in writing with the Company.
     SECTION 7.7 Compensation and Reimbursement. The Company agrees:

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     (a) to pay to the Stock Purchase Contract Agent compensation for all services rendered by it hereunder, under the Pledge Agreement or any Remarketing Agreement as the Company and the Stock Purchase Contract Agent shall from time to time agree in writing;
     (b) except as otherwise expressly provided for herein, to reimburse the Stock Purchase Contract Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Stock Purchase Contract Agent in accordance with any provision of this Agreement, the Pledge Agreement or any Remarketing Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel) in connection with the negotiation, preparation, execution and delivery and performance of this Agreement, the Pledge Agreement or any Remarketing Agreement and any modification, supplement or waiver of any of the terms thereof, except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith; and
     (c) to indemnify the Stock Purchase Contract Agent and any predecessor Stock Purchase Contract Agent (and each of its directors, officers, agents and employees (collectively, the “Indemnitees”) for, and to hold each of them harmless against, any loss, claim, damage, fine, penalty, liability or expense (including reasonable fees and expenses of counsel) incurred without negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of its duties hereunder and under the Pledge Agreement or any Remarketing Agreement, including the Indemnitees’ reasonable costs and expenses of defending themselves against any claim (whether asserted by the Company, a Holder or any other Person) or liability in connection with the exercise or performance of any of the Stock Purchase Contract Agent’s powers or duties hereunder or thereunder.
     The provisions of this Section shall survive the resignation or removal of the Stock Purchase Contract Agent and the termination of this Agreement.
     SECTION 7.8 Corporate Stock Purchase Contract Agent Required; Eligibility. There shall at all times be a Stock Purchase Contract Agent hereunder which shall be a Person organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such laws to exercise corporate trust powers, having (or being a member of a bank holding company having) a combined capital and surplus of at least fifty million dollars ($50,000,000), subject to supervision or examination by Federal or State authority and having a corporate trust office in the Borough of Manhattan, New York City, if there be such a Person in the Borough of Manhattan, New York City, qualified and eligible under this Article VII and willing to act on reasonable terms. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Stock Purchase Contract Agent shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article VII.
     SECTION 7.9 Resignation and Removal; Appointment of Successor.

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     (a) No resignation or removal of the Stock Purchase Contract Agent and no appointment of a successor Stock Purchase Contract Agent pursuant to this Article VII shall become effective until the acceptance of appointment by the successor Stock Purchase Contract Agent in accordance with the applicable requirements of Section 7.10.
     (b) The Stock Purchase Contract Agent may resign at any time by giving written notice thereof to the Company thirty (30) days prior to the effective date of such resignation. If the instrument of acceptance by a successor Stock Purchase Contract Agent required by Section 7.10 shall not have been delivered to the Stock Purchase Contract Agent within thirty (30) days after the giving of such notice of resignation, the resigning Stock Purchase Contract Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Stock Purchase Contract Agent.
     (c) The Stock Purchase Contract Agent may be removed at any time by Act of the Holders of at least a majority in number of the Outstanding Common Equity Units delivered to the Stock Purchase Contract Agent and the Company. If the instrument of acceptance by a successor Stock Purchase Contract Agent required by Section 7.10 shall not have been delivered to the Stock Purchase Contract Agent within thirty (30) days after such Act, the Stock Purchase Contract Agent being removed may petition any court of competent jurisdiction for the appointment (at the expense of the Company) of a successor Stock Purchase Contract Agent.
     (d) If at any time:
     (i) the Stock Purchase Contract Agent fails to comply with Section 310(b) of the TIA, as if the Stock Purchase Contract Agent were an indenture trustee under an indenture qualified under the TIA, and shall fail to resign after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Common Equity Unit for at least six (6) months;
     (ii) the Stock Purchase Contract Agent shall cease to be eligible under Section 7.8 and shall fail to resign after written request therefor by the Company or by any Holder; or
     (iii) the Stock Purchase Contract Agent shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Stock Purchase Contract Agent or of its property shall be appointed or any public officer shall take charge or control of the Stock Purchase Contract Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Company by a Board Resolution may remove the Stock Purchase Contract Agent, or (ii) any Holder who has been a bona fide Holder of a Common Equity Unit for at least six (6) months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Stock Purchase Contract Agent and the appointment of a successor Stock Purchase Contract Agent.
     (e) If the Stock Purchase Contract Agent shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Stock Purchase Contract Agent for any reason, the Company, by a Board Resolution, shall promptly appoint a successor Stock

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Purchase Contract Agent and shall comply with the applicable requirements of Section 7.10. If no successor Stock Purchase Contract Agent shall have been so appointed by the Company and accepted appointment in the manner required by Section 7.10, any Holder who has been a bona fide Holder of a Common Equity Unit for at least six (6) months, on behalf of itself and all others similarly situated, or the Stock Purchase Contract Agent may, petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Stock Purchase Contract Agent.
     (f) The Company shall give, or shall cause such successor Stock Purchase Contract Agent to give, notice of each resignation and each removal of the Stock Purchase Contract Agent and each appointment of a successor Stock Purchase Contract Agent by mailing written notice of such event by first-class mail, postage prepaid, to all Holders as their names and addresses appear in the applicable Security Register. Each notice shall include the name of the successor Stock Purchase Contract Agent and the address of its Corporate Trust Office.
     SECTION 7.10 Acceptance of Appointment by Successor.
     (a) In case of the appointment hereunder of a successor Stock Purchase Contract Agent, every such successor Stock Purchase Contract Agent so appointed shall execute, acknowledge and deliver to the Company and to the retiring Stock Purchase Contract Agent an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Stock Purchase Contract Agent shall become effective and such successor Stock Purchase Contract Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, agencies and duties of the retiring Stock Purchase Contract Agent; provided, however, that at the request of the Company or the successor Stock Purchase Contract Agent, such retiring Stock Purchase Contract Agent shall, upon payment of its charges, execute and deliver an instrument transferring, to such successor Stock Purchase Contract Agent, all the rights, powers and trusts of the retiring Stock Purchase Contract Agent and duly assign, transfer and deliver to such successor Stock Purchase Contract Agent all property and money held by such retiring Stock Purchase Contract Agent hereunder.
     (b) Upon request of any such successor Stock Purchase Contract Agent, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Stock Purchase Contract Agent all such rights, powers and agencies referred to in subsection (a) of this Section.
     (c) No successor Stock Purchase Contract Agent shall accept its appointment unless at the time of such acceptance such successor Stock Purchase Contract Agent shall be qualified and eligible under this Article VII.
     (d) No successor Stock Purchase Contract Agent shall at the same time act as the Collateral Agent, the Custodial Agent or the Securities Intermediary, and the Company shall not act as the Stock Purchase Contract Agent.
     SECTION 7.11 Merger, Conversion, Consolidation or Succession to Business. Any Person into which the Stock Purchase Contract Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or

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consolidation to which the Stock Purchase Contract Agent shall be a party, or any Person succeeding to all or substantially all the corporate trust business of the Stock Purchase Contract Agent, shall be the successor of the Stock Purchase Contract Agent hereunder, provided that such Person shall be otherwise qualified and eligible under this Article VII, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Certificates shall have been authenticated and executed on behalf of the Holders, but not delivered, by the Stock Purchase Contract Agent then in office, any successor by merger, conversion or consolidation to such Stock Purchase Contract Agent may adopt such authentication and execution and deliver the Certificates so authenticated and executed with the same effect as if such successor Stock Purchase Contract Agent had itself authenticated and executed such Common Equity Units.
     SECTION 7.12 Preservation of Information; Communications to Holders.
     (a) The Stock Purchase Contract Agent shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders received by the Stock Purchase Contract Agent in its capacity as Security Registrar.
     (b) If three (3) or more Holders (such Holders, the “Applicants”) apply in writing to the Stock Purchase Contract Agent, and furnish to the Stock Purchase Contract Agent reasonable proof that each such Applicant has owned a Common Equity Unit for a period of at least six (6) months preceding the date of such application, and such application states that such Applicants desire to communicate with other Holders with respect to their rights under this Agreement or under the Common Equity Units and is accompanied by a copy of the form of proxy or other communication which such Applicants propose to transmit, then the Stock Purchase Contract Agent shall mail to all the Holders copies of the form of proxy or other communication which is specified in such request, with reasonable promptness after a tender to the Stock Purchase Contract Agent of the materials to be mailed and of payment, or provision for the payment, of the reasonable expenses of such mailing.
     SECTION 7.13 No Implied Obligations of Stock Purchase Contract Agent. Except to the extent otherwise expressly provided in this Agreement, the Stock Purchase Contract Agent assumes no obligations and shall not be subject to any liability under this Agreement, the Pledge Agreement, any Remarketing Agreement or any Stock Purchase Contract in respect of the obligations of the Holder of any Common Equity Units thereunder. The Company agrees, and each Holder of a Certificate, by its acceptance thereof, shall be deemed to have agreed, that the Stock Purchase Contract Agent’s execution of the Certificates on behalf of the Holders shall be solely as agent and attorney-in-fact for the Holders, and that the Stock Purchase Contract Agent shall have no obligation to perform such Stock Purchase Contracts on behalf of the Holders, except to the extent expressly provided in Article V. Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Stock Purchase Contract Agent or its officers, directors, employees or agents be liable under this Agreement, the Pledge Agreement or any Remarketing Agreement to any third party for indirect, incidental, special, punitive, or consequential loss or damage of any kind whatsoever, including lost profits, whether or not the likelihood of such loss or damage was known to the Stock Purchase Contract Agent and regardless of the form of action.

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     SECTION 7.14 Tax Compliance.
     (a) The Stock Purchase Contract Agent, on its own behalf and on behalf of the Company, will comply with all applicable certification, information reporting and withholding (including “backup” withholding) requirements imposed by applicable tax laws, regulations or administrative practice with respect to (i) any payments made with respect to the Common Equity Units or (ii) the issuance, delivery, holding, transfer, redemption or exercise of rights under the Common Equity Units. Such compliance shall include, without limitation, the preparation and timely filing of required returns and the timely payment of all amounts required to be withheld to the appropriate taxing authority or its designated agent.
     (b) The Stock Purchase Contract Agent shall comply in accordance with the terms hereof with any written direction received from the Company with respect to the execution or certification of any required documentation and the application of such requirements to particular payments or Holders or in other particular circumstances, and may for purposes of this Agreement conclusively rely on any such direction in accordance with Section 7.1(a).
     (c) The Stock Purchase Contract Agent shall maintain all appropriate records documenting compliance with such requirements, and shall make such records available, on written request, to the Company or its authorized representative within a reasonable period of time after receipt of such request.
ARTICLE VIII
Supplemental Agreements
     SECTION 8.1 Supplemental Agreements Without Consent of Holders. Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Stock Purchase Contract Agent, at any time and from time to time, may enter into one or more agreements supplemental hereto, in form satisfactory to the Company and the Stock Purchase Contract Agent, to:
     (a) evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company herein and in the Certificates;
     (b) add to the covenants of the Company for the benefit of the Holders, or surrender any right or power herein conferred upon the Company;
     (c) evidence and provide for the acceptance of appointment hereunder by a successor Stock Purchase Contract Agent;
     (d) make provision with respect to the rights of Holders pursuant to Section 5.4(b);
     (e) cure any ambiguity (or formal defect) or correct or supplement any provisions herein which may be inconsistent with any other provisions herein; or
     (f) make any other provisions with respect to such matters or questions arising under this Agreement not inconsistent with the terms hereof, provided that such action shall not adversely affect the interests of the Holders in any material respect.

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     SECTION 8.2 Supplemental Agreements with Consent of Holders. With the consent of the Holders of not less than a majority in number of the Outstanding Common Equity Units voting together as one class, including without limitation the consent of the Holders obtained in connection with a tender or an exchange offer, by Act of said Holders delivered to the Company and the Stock Purchase Contract Agent, the Company, when duly authorized, and the Stock Purchase Contract Agent may enter into an agreement or agreements supplemental hereto for the purpose of modifying in any manner the terms of the Stock Purchase Contracts, or the provisions of this Agreement or the rights of the Holders in respect of the Common Equity Units; provided, however, that, except as contemplated herein, no such supplemental agreement shall, without the unanimous consent of the Holders of each Outstanding Common Equity Unit affected thereby,
     (a) change any Payment Date;
     (b) change the amount or the type of Collateral required to be Pledged to secure a Holder’s obligations under the Stock Purchase Contracts, impair the right of the Holder of any Common Equity Unit to receive distributions on the related Collateral or otherwise adversely affect the Holder’s rights in or to such Collateral or adversely alter the rights in or to such Collateral;
     (c) reduce any Contract Payments or change any place where, or the coin or currency in which, any Contract Payment is payable;
     (d) impair the right to institute suit for the enforcement of any Stock Purchase Contract or any Contract Payments;
     (e) reduce the number of shares of Common Stock (except to give effect to adjustments to the Fixed Settlement Rates pursuant to Section 5.4) or the amount of any other property to be purchased pursuant to any Stock Purchase Contract, increase the price to purchase shares of Common Stock or any other property upon settlement of any Stock Purchase Contract or change the Stock Purchase Date or the right to Early Settlement or Cash Merger Early Settlement or otherwise adversely affect the Holder’s rights under the Stock Purchase Contracts; or
     (f) reduce the percentage of the Outstanding Common Equity Units the consent of whose Holders is required for any modification or amendment to the provisions of this Agreement, the Stock Purchase Contracts or the Pledge Agreement;
provided, however, that if any amendment or proposal referred to above would adversely affect only the Normal Common Equity Units or the Stripped Common Equity Units, then only the affected class of Holders as of the record date for the Holders entitled to vote thereon will be entitled to vote on such amendment or proposal, and such amendment or proposal shall not be effective except with the consent of Holders of not less than a majority of such class; provided further that the unanimous consent of the Holders of each outstanding Common Equity Unit of such class affected thereby shall be required to approve any amendment or proposal specified in clauses (a) through (f), inclusive, above.

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     It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental agreement, but it shall be sufficient if such Act shall approve the substance thereof.
     SECTION 8.3 Execution of Supplemental Agreements. In executing, or accepting the additional agencies created by, any supplemental agreement permitted by this Article VIII or the modifications thereby of the agencies created by this Agreement, the Stock Purchase Contract Agent shall be provided, and (subject to Section 7.1) shall be fully authorized and protected in relying upon, an Officers’ Certificate and an Opinion of Counsel each stating that the execution of such supplemental agreement is authorized or permitted by this Agreement and that any and all conditions precedent to the execution and delivery of such supplemental agreement have been satisfied. The Stock Purchase Contract Agent may, but shall not be obligated to, enter into any such supplemental agreement which affects the Stock Purchase Contract Agent’s own rights, duties or immunities under this Agreement or otherwise.
     SECTION 8.4 Effect of Supplemental Agreements. Upon the execution of any supplemental agreement under this Article VIII, this Agreement shall be modified in accordance therewith, and such supplemental agreement shall form a part of this Agreement for all purposes; and every Holder of Certificates theretofore or thereafter authenticated, executed on behalf of the Holders and delivered hereunder, shall be bound thereby.
     SECTION 8.5 Reference to Supplemental Agreements. Certificates authenticated, executed on behalf of the Holders and delivered after the execution of any supplemental agreement pursuant to this Article VIII may, and shall if required by the Company, bear a notation in form approved by the Company as to any matter provided for in such supplemental agreement. If the Company shall so determine, new Certificates so modified as to conform, in the opinion of the Company, to any such supplemental agreement may be prepared and executed by the Company and authenticated, executed on behalf of the Holders and delivered by the Stock Purchase Contract Agent in exchange for outstanding Certificates.
ARTICLE IX
Consolidation, Merger, Conveyance, Transfer or Lease
     SECTION 9.1 Covenant Not to Consolidate, Merge, Convey, Transfer or Lease Property Except under Certain Conditions. The Company covenants that it will not consolidate with, convert into, or merge with and into, any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any entity, unless:
     (a) either the Company shall be the continuing corporation, or the successor (if other than the Company) shall be an entity organized and existing under the laws of the United States of America or a State thereof or the District of Columbia, and such entity shall expressly assume all the obligations of the Company under the Stock Purchase Contracts, this Agreement, the Pledge Agreement, the Certificates of Designation, and each applicable Remarketing Agreement by one or more supplemental agreements in form reasonably satisfactory to the Stock Purchase Contract Agent and the Collateral Agent, executed and delivered to the Stock Purchase Contract Agent and the Collateral Agent by such entity; and

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     (b) the Company or such successor entity, as the case may be, shall not, immediately after such consolidation, conversion, merger, sale, assignment, transfer, lease or conveyance, be in default of payment obligations under the Stock Purchase Contracts, this Agreement, the Pledge Agreement, the Certificates of Designation, or the Remarketing Agreement or in material default in the performance of any other covenants under any of the foregoing documents.
     SECTION 9.2 Rights and Duties of Successor Corporation. In case of any such consolidation, conversion, merger, sale, assignment, transfer, lease or conveyance and upon any such assumption by a successor entity in accordance with Section 9.1, such successor entity shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the Company. Such successor entity thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, any or all of the Certificates evidencing Common Equity Units issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Stock Purchase Contract Agent; and, upon the order of such successor entity, instead of the Company, and subject to all the terms, conditions and limitations in this Agreement prescribed, the Stock Purchase Contract Agent shall authenticate and execute on behalf of the Holders and deliver any Certificates which previously shall have been signed and delivered by the officers of the Company to the Stock Purchase Contract Agent for authentication and execution, and any Certificate evidencing Common Equity Units which such successor entity thereafter shall cause to be signed and delivered to the Stock Purchase Contract Agent for that purpose. All the Certificates issued shall in all respects have the same legal rank and benefit under this Agreement as the Certificates theretofore or thereafter issued in accordance with the terms of this Agreement as though all of such Certificates had been issued at the date of the execution hereof.
     In case of any such consolidation, conversion, merger, sale, assignment, transfer, lease or conveyance, such change in phraseology and form (but not in substance) may be made in the Certificates evidencing Common Equity Units thereafter to be issued as may be appropriate.
     SECTION 9.3 Officers’ Certificate and Opinion of Counsel Given to Stock Purchase Contract Agent. The Stock Purchase Contract Agent, subject to Section 7.1 and Section 7.3, shall receive an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that any such consolidation, conversion, merger, sale, assignment, transfer, lease or conveyance, and any such assumption, complies with the provisions of this Article IX and that all conditions precedent to the consummation of any such consolidation, conversion, merger, sale, assignment, transfer, lease or conveyance have been met.
ARTICLE X
Covenants
     SECTION 10.1 Performance Under Stock Purchase Contracts. The Company covenants and agrees for the benefit of the Holders from time to time of the Common Equity Units that it will duly and punctually perform its obligations under the Stock Purchase Contracts in accordance with the terms of the Stock Purchase Contracts and this Agreement.
     SECTION 10.2 Maintenance of Office or Agency. The Company will maintain in the Borough of Manhattan, New York City an office or agency where Certificates may be

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presented or surrendered for acquisition of shares of Common Stock upon settlement of the Stock Purchase Contracts on any Stock Purchase Date or upon Early Settlement or Cash Merger Early Settlement and for transfer of Collateral upon the occurrence of a Termination Event, where Certificates may be surrendered for registration of transfer or exchange, or for a Collateral Substitution, and where notices and demands to or upon the Company in respect of the Common Equity Units and this Agreement may be served. The Company will give prompt written notice to the Stock Purchase Contract Agent of the location, and any change in the location, of such office or agency. The Company initially designates the Corporate Trust Office of the Stock Purchase Contract Agent as such office of the Company. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Stock Purchase Contract Agent with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office, and the Company hereby appoints the Stock Purchase Contract Agent as its agent to receive all such presentations, surrenders, notices and demands.
     The Company may also from time to time designate one or more other offices or agencies where Certificates may be presented or surrendered for any or all purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, New York City for such purposes. The Company will give prompt written notice to the Stock Purchase Contract Agent of any such designation or rescission and of any change in the location of any such other office or agency. The Company hereby designates, as the place of payment for the Common Equity Units, the Corporate Trust Office and appoints the Stock Purchase Contract Agent at its Corporate Trust Office as paying agent in such city.
     SECTION 10.3 Company to Reserve Common Stock. The Company shall at all times prior to the Third Stock Purchase Date reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock the full number of shares of Common Stock then issuable against tender of payment in respect of all Stock Purchase Contracts constituting a part of the Outstanding Common Equity Units.
     SECTION 10.4 Covenants as to Common Stock. The Company covenants that all shares of Common Stock it delivers upon settlement of any Stock Purchase Contract will be duly authorized, validly issued, fully paid and nonassessable.
     SECTION 10.5 Statements of Officers of the Company as to Default. The Company will deliver to the Stock Purchase Contract Agent, within one hundred and twenty (120) days after the end of each fiscal year of the Company ending after the date hereof, an Officers’ Certificate, stating whether or not, to the knowledge of the signers thereof, the Company is in default in the performance and observance of any of the terms, provisions and conditions hereof and, if the Company shall be in default, specifying all such defaults of which the Company have knowledge and the nature and status thereof.
     SECTION 10.6 ERISA. Each Holder from time to time of the Common Equity Units that is a Plan or who used assets of a Plan to purchase Common Equity Units hereby represents that either (i) no portion of the assets used by such Holder to acquire the Normal Common Equity Units constitutes assets of the Plan or (ii) the purchase or holding of the Normal

85

Common Equity Units by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable laws.
     SECTION 10.7 Tax Treatment.
     (a) The Company covenants and agrees, for U.S. federal, state and local income and franchise tax purposes, to treat (i) a Holder’s acquisition of the Normal Common Equity Units as the acquisition of the Preferred Securities or Debt Securities, as applicable, and the Stock Purchase Contracts constituting the Normal Common Equity Units; (ii) each Holder as the owner of the applicable interest in the Collateral Account, including the Preferred Securities, Debt Securities or the Treasury Securities; and (iii) the Preferred Securities as preferred equity.
     (b) Each Holder of Common Equity Units shall be deemed to have agreed, by acceptance of Common Equity Units, and each Beneficial Owner shall be deemed to have agreed, by acceptance of a beneficial interest in Common Equity Units, to treat, for all U.S. federal income tax purposes, (i) itself as the owner of the Stock Purchase Contracts and the related ownership interest in the Preferred Securities, Debt Securities or Treasury Securities, as applicable, pledged under the Pledge Agreement; (ii) the fair market value of each one-fortieth (1/40) undivided beneficial interest in a share of a Preferred Security and/or in a $1,000 principal amount Debt Security forming part of the Normal Common Equity Units as an amount equal to $[insert the value thereof reasonably determined by Credit Suisse Securities (USA) LLC and provided to the Company on the date of this Agreement]; (iii) the Debt Securities as indebtedness; (iv) the fair market value of each Stock Purchase Contract as an amount equal to $[insert the value thereof reasonably determined by Credit Suisse Securities (USA) LLC and provided to the Company on the date of this Agreement]; and (v) as separate economic interests, (1) the Preferred Securities, Debt Securities or Treasury Securities forming part of a Common Equity Unit; and (2) the Stock Purchase Contracts forming part of such Common Equity Unit.
     SECTION 10.8 Relationship to Indemnification Security Agreement. The Company and the Stock Purchase Contract Agent, the Collateral Agent and the Securities Intermediary agree, for so long as any Common Equity Units are pledged pursuant to the Indemnification Security Agreement (“Pledged Units”), the Initial Holder, by its acceptance of such Common Equity Units, shall be deemed to have agreed that notwithstanding anything to the contrary set forth herein:
     (a) The Stock Purchase Contract Agent is hereby authorized, as attorney-in-fact for, and on behalf of, such Initial Holder to pledge, pursuant to the Indemnification Security Agreement, with respect to each Pledged Unit, such Initial Holder’s interest in the Preferred Securities or Debt Securities, as applicable, that form a part of such Pledged Unit and that are credited to the subaccounts referred to in Section 11.11 of the Pledge Agreement, to the Pledge Collateral Agent for the benefit of the Company, and to grant to the Pledge Collateral Agent, for the benefit of the Company, a security interest therein, in such subaccounts and in all financial assets and security entitlements credited thereto from time to time.
     (b) The Stock Purchase Contract Agent is hereby authorized to enter into and perform the Indemnification Security Agreement on behalf and in the name of the Initial Holder as its

86

attorney-in-fact for the limited purposes set forth therein, to be irrevocably bound by the terms and provisions thereof, and to be bound by the pledge and grant of security interest set forth therein.
     (c) Proceeds of the Debt Securities or the Treasury Securities pursuant to Section 5.1(c), as applicable, constituting part of the Pledged Units shall be paid, on the applicable Stock Purchase Date, by the Collateral Agent to the Company in accordance with the terms of both the Pledge Agreement and the Indemnification Security Agreement.
     (d) Upon registration of transfer of a Certificate, if the Pledged Units are released from the lien of the Indemnification Security Agreement, the transferee shall not be bound by the terms of the Indemnification Security Agreement, and the Initial Holder shall be released from the obligations under the Indemnification Security Agreement with respect to such released Pledged Units.
     (e) If a Final Failed Remarketing occurs with respect to a series of the Debt Securities, then (A) pursuant to the Indemnification Security Agreement, the Pledge Collateral Agent, for the benefit of the Company, reserves all of its rights as a secured party with respect all Debt Securities of such series which constitute part of any Pledged Unit that is a Normal Common Equity Unit; and (B) subject to applicable law and the terms of the Indemnification Security Agreement, the Pledge Collateral Agent may, among other things, (1) retain such Debt Securities in full satisfaction of the Initial Holder’s obligations under the related Stock Purchase Contracts or (2) sell such Debt Securities in one or more public or private sales or otherwise; provided, however, that the provisions of Section 5.2(c) shall continue to apply.
     (f) In the event of a Successful Remarketing, if the Initial Holder holds Pledged Units that are Common Equity Units with respect to which the Initial Holder has duly elected, and delivered cash in order to effect, Cash Settlement, then the Collateral Agent will cause (i) the Securities Intermediary to effect the release from the Pledge the Pledged Debt Securities that are of the series subject to the Successful Remarketing and that form part of such Common Equity Units and (ii) the transfer of such Debt Securities to the Stock Purchase Contract Agent on behalf of the Initial Holder free and clear of the Company’s security interest therein under the Indemnification Security Agreement.
     (g) Unless a Termination Event, an Early Settlement or a Cash Merger Early Settlement shall have theretofore occurred, on each Stock Purchase Date, upon receipt of the aggregate Purchase Price payable on such Stock Purchase Date in respect of the related Stock Purchase Contracts of all Pledged Units, the Company shall issue and deliver to the Pledge Collateral Agent under the Indemnification Security Agreement, for credit to the Indemnification Account thereunder, the number of shares of Common Stock to which such Pledged Units entitle the Initial Holder upon settlement of such Stock Purchase Contracts.
     (h) In the event of an Early Settlement or Cash Merger Early Settlement, the Initial Holder shall provide to the Stock Purchase Contract Agent the information required by the Certificate with respect to the applicable Pledged Units, and upon the receipt of such information and the Early Settlement Amount or (unless an In Kind Settlement Upon Cash Merger Early Settlement has been duly elected to apply to such Pledged Units) the Cash Merger Early

87

Settlement Amount, as applicable, with respect to such Pledged Units from the Initial Holder, the Stock Purchase Contract Agent shall pay to the Company such Early Settlement Amount or (if applicable) Cash Merger Early Settlement Amount, as applicable, the receipt of which payment the Company shall confirm in writing. The Stock Purchase Contract Agent shall then notify the Pledge Collateral Agent under the Indemnification Security Agreement that (i) the Initial Holder has elected to effect an Early Settlement or Cash Merger Early Settlement, as applicable, which notice shall set forth the number of such Stock Purchase Contracts as to which the Initial Holder has elected to effect Early Settlement and (ii) the Stock Purchase Contract Agent has received from the Initial Holder, and paid to the Company, as confirmed in writing by the Company, the related Early Settlement Amount or (if applicable) Cash Merger Early Settlement Amount, as applicable. The Company shall make any delivery required by clause (i) of Section 5.7(d), Section 5.7(e) or Section 5.7(f) with respect to the applicable Pledged Units in accordance with the Indemnification Security Agreement.
     (i) Upon a Cash Merger Early Settlement of a Pledged Unit of the Initial Holder, the Company shall deliver to the Pledge Collateral Agent (and not the Stock Purchase Contract Agent) for credit to the Indemnification Account, upon payment (if required pursuant hereto) of the applicable Cash Merger Early Settlement Amount, a number of Reference Property Units equal to the number (and in the manner) provided in Section 5.8(f), together with any payment in lieu of any fractional property, as provided in Section 5.9.
     (j) If a Termination Event shall have occurred, then the Collateral Agent shall transfer to the Securities Intermediary under the Indemnification Security Agreement for credit to the Indemnification Account, as additional Collateral thereunder, all payments of liquidation amounts or principal it receives, if any, in respect of the Pledged Preferred Securities, the Pledged Debt Securities or the Pledged Treasury Securities forming part of the Pledged Units in accordance with the Indemnification Security Agreement.
     (k) The Stock Purchase Contract Agent shall be deemed to have made the representations, and shall be entitled to the benefits and rights, set forth in Section 7.1 and Section 7.3 as if the Indemnification Security Agreement were mentioned in such Sections in addition to the Pledge Agreement.
     (l) The recitals contained in the Indemnification Security Agreement shall be taken as the statements of the Company, and the Stock Purchase Contract Agent assumes no responsibility for their accuracy or validity. The Stock Purchase Contract Agent makes no representations as to the validity or sufficiency of the Indemnification Security Agreement.
     (m) The Company shall (i) compensate the Stock Purchase Contract Agent, (ii) reimburse the Stock Purchase Contract Agent upon its reasonable request and (iii) indemnify the Stock Purchase Contract Agent and hold it harmless, in each case as set forth in Section 7.7, as if the Indemnification Security Agreement were mentioned in such Section in addition to the Pledge Agreement.
     (n) Except to the extent otherwise expressly herein provided, the Stock Purchase Contract Agent shall assume no obligations and shall not be subject to any liability under the Indemnification Security Agreement in respect of the obligations of the Initial Holder

88

thereunder. Further, in no event shall the Stock Purchase Contract Agent or its officers, directors, employees or agents be liable under the Security Indemnification Agreement to any third party for indirect, incidental, special, punitive or consequential loss or damage of any kind whatsoever, including lost profits, whether or not the likelihood of such loss or damage was known to the Stock Purchase Contract Agent and regardless of the form of action.
     (o) The Company shall be deemed to have made the covenants set forth in Section 9.1 with respect to the Indemnification Security Agreement.
     (p) In connection with its role in administering the Indemnification Security Agreement, the Stock Purchase Contract Agent shall, in the absence of bad faith on its part, be entitled to rely on an Officers’ Certificate of the Company in connection with proving or establishing any matter, and may consult with counsel of its selection, and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it under the Indemnification Security Agreement, in good faith and in reliance thereon. The Stock Purchase Contract Agent may execute any of the powers or perform any duties under the Indemnification Security Agreement, either directly or by or through agents, attorneys, custodians or nominees or an Affiliate, and the Stock Purchase Contract Agent shall not be responsible for any misconduct or negligence on the part of any agent, attorney, custodian or nominee or an Affiliate appointed with due care by it hereunder.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

89

     In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MetLife, Inc.
By:
Name:
Title:

[legal name of stock purchase contract agent], as Stock Purchase Contract Agent
By:
Name:
Title:

EXHIBIT A
Form of Normal Common Equity Unit Certificate
{For inclusion in Global Certificates only: THIS CERTIFICATE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE STOCK PURCHASE CONTRACT AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS CERTIFICATE IS EXCHANGEABLE FOR CERTIFICATES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE STOCK PURCHASE CONTRACT AGREEMENT, AND NO TRANSFER OF THIS CERTIFICATE (OTHER THAN A TRANSFER OF THIS CERTIFICATE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REQUESTED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.}
{Restricted security legend: THE OFFER AND SALE OF THIS SECURITY, AND THE COMMON STOCK ISSUABLE UPON SETTLEMENT OF THE STOCK PURCHASE CONTRACTS FORMING PART OF THIS SECURITY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM THE REGISTRATION AND PROSPECTUS-DELIVERY REQUIREMENTS OF THE SECURITIES ACT.}

No.	CUSIP No.
Number of Normal Common Equity Units:
METLIFE, INC.
Normal Common Equity Units

A-1

     All capitalized terms used herein which are defined in the Stock Purchase Contract Agreement (as defined on the reverse hereof) have the meaning set forth therein.
     This Normal Common Equity Unit Certificate certifies that [Cede & Co.] is the registered Holder of the number of Normal Common Equity Units set forth above {for inclusion in Global Certificates only: or such other number of Normal Common Equity Units reflected in the Schedule of Increases or Decreases in the Global Certificate attached hereto}.
     Pursuant to the Pledge Agreement and the Indemnification Security Agreement, the Preferred Securities and/or Debt Securities constituting part of each Normal Common Equity Unit evidenced hereby have been pledged to the Collateral Agent, for the benefit of the Company, to secure the obligations of the Holder under the Stock Purchase Contracts comprising part of such Normal Common Equity Units.
     The Pledge Agreement and the Indemnification Security Agreement provide that all distributions on any Pledged Preferred Securities and/or Pledged Debt Securities constituting part of the Normal Common Equity Units received by the Securities Intermediary shall be paid by wire transfer in same day funds (i) in the case of distributions on Pledged Preferred Securities and/or Pledged Debt Securities to the Stock Purchase Contract Agent to the account designated by the Stock Purchase Contract Agent, no later than 2:00 p.m. (New York City time) on the Business Day such payment is received by the Securities Intermediary (provided that in the event such payment is received by the Securities Intermediary on a day that is not a Business Day or after 12:30 p.m. (New York City time) on a Business Day, then such payment shall be made no later than 10:30 a.m. (New York City time) on the next succeeding Business Day) and (ii) in the case of payments with respect to the principal amount of the Pledged Debt Securities, to the Company on the Stock Purchase Date in accordance with the terms of the Pledge Agreement and the Indemnification Security Agreement, in full satisfaction of the respective obligations of the Holders of the Normal Common Equity Units of which such Pledged Debt Securities are a part under the Stock Purchase Contracts forming a part of such Normal Common Equity Units. Distributions on the Preferred Securities and/or Debt Securities forming part of a Normal Common Equity Unit evidenced hereby, which, except as provided in the Stock Purchase Contract Agreement, are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on, and including, the first date that is (i) at least three (3) calendar months after the date of the Stock Purchase Contract Agreement; and (ii) is a March 15, June 15, September 15, or December 15, shall, subject to receipt thereof by the Stock Purchase Contract Agent from the Securities Intermediary, be paid to the Person in whose name this Normal Common Equity Unit Certificate (or a Predecessor Normal Common Equity Unit Certificate) is registered at the close of business on the Record Date for such Payment Date.
     Each Stock Purchase Contract evidenced hereby obligates the Holder of this Normal Common Equity Unit Certificate to purchase, and the Company to sell, on each of the First Stock Purchase Date, the Second Stock Purchase Date and the Third Stock Purchase Date, at a price equal to twenty five dollars ($25.00) (the “Purchase Price”), a number shares of common stock, par value $0.01 per share (“Common Stock”), of the Company, per Purchase Contract, equal to the applicable Settlement Rate, unless on or prior to the applicable Stock Purchase Date, there shall have occurred a Termination Event or an Early Settlement or Cash Merger Early Settlement

A-2

with respect to such Stock Purchase Contract, all as provided in the Stock Purchase Contract Agreement. Except as otherwise provided in the Stock Purchase Contract Agreement, the Purchase Price for the shares of Common Stock purchased pursuant to each Stock Purchase Contract evidenced hereby, if not paid earlier, shall be paid on the applicable Stock Purchase Date by application of payment received in respect of the principal amount with respect to any Pledged Debt Securities pursuant to the Remarketing pledged to secure the obligations under such Stock Purchase Contract of the Holder of the Normal Common Equity Units of which such Stock Purchase Contract is a part.
     Each Holder of Common Equity Units shall be deemed to have agreed, by acceptance of Common Equity Units, and each Beneficial Owner shall be deemed to have agreed, by acceptance of a beneficial interest in Common Equity Units, to treat, for all U.S. federal income tax purposes, (i) itself as the owner of the Stock Purchase Contracts and the related ownership interest in the Preferred Securities, Debt Securities or Treasury Securities, as applicable, pledged under the Pledge Agreement; (ii) the fair market value of each one-fortieth (1/40) undivided beneficial interest in a share of a Preferred Security and/or in a $1,000 principal amount Debt Security forming part of the Normal Common Equity Units as an amount equal to $[insert the value thereof reasonably determined by Credit Suisse Securities (USA) LLC and provided to the Company on the date of the Stock Purchase Contract Agreement]; (iii) the Debt Securities as indebtedness; (iv) the fair market value of each Stock Purchase Contract as an amount equal to $[insert the value thereof reasonably determined by Credit Suisse Securities (USA) LLC and provided to the Company on the date of the Stock Purchase Contract Agreement]; and (v) as separate economic interests, (1) the Preferred Securities, Debt Securities or Treasury Securities forming part of a Common Equity Unit; and (2) the Stock Purchase Contracts forming part of such Common Equity Unit.
     Subject to ýSection 5.11(e) and ýSection 5.12 of the Stock Purchase Contract Agreement, the Company shall pay, on each Payment Date, the Contract Payments (net of any withholding tax required by law to be withheld by the Company on such payments, which shall be remitted to the appropriate taxing jurisdiction) payable in respect of each Stock Purchase Contract to the Person in whose name a Certificate is registered at the close of business on the Record Date relating to such Payment Date. The Contract Payments will be payable at the office of the Stock Purchase Contract Agent in the Borough of Manhattan, New York City maintained for that purpose. If the Common Equity Units are not held in the form of a Global Certificate, the Contract Payments will be payable, at the option of the Company, by check mailed to the address of the Person entitled thereto at such Person’s address as it appears on the Security Register, or by wire transfer to the account designated by such Person by a prior written notice to the Stock Purchase Contract Agent. If any date on which Contract Payments are to be made is not a Business Day, then payment of the Contract Payments payable on such date will be made on the next succeeding day that is a Business Day (and without any interest in respect of such delay). Contract Payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The Contract Payments will accrue from the date of the Stock Purchase Contract Agreement.
     Reference is hereby made to the further provisions set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

A-3

     Unless the certificate of authentication hereon has been executed by the Stock Purchase Contract Agent by manual signature, this Normal Common Equity Unit Certificate shall not be entitled to any benefit under the Pledge Agreement, the Indemnification Security Agreement or the Stock Purchase Contract Agreement or be valid or obligatory for any purpose.
     [Remainder of Page Intentionally Left Blank; Signature Page Follows]

A-4

     In Witness Whereof, the Company and the Holder specified above have caused this instrument to be duly executed.

MetLife, inc.

By:
Name:
Title:

HOLDER SPECIFIED ABOVE

By:	[legal name of stock purchase
contract agent], as attorney-in-fact
of such Holder as Stock Purchase Contract
Agent

By:
Name:
Title:
Date:

A-5

CERTIFICATE OF AUTHENTICATION
OF STOCK PURCHASE CONTRACT AGENT
     This is one of the Normal Common Equity Unit Certificates referred to in the within mentioned Stock Purchase Contract Agreement.

By	[legal name of stock purchase
contract agent], as Stock Purchase
Contract Agent

By:
Name:
Title:
Date:

A-6

(FORM OF REVERSE OF NORMAL COMMON EQUITY UNIT CERTIFICATE)
     Each Stock Purchase Contract evidenced hereby is governed by a Stock Purchase Contract Agreement, dated as of [execution date] (as may be supplemented from time to time, the “Stock Purchase Contract Agreement”), between the Company and [legal name of stock purchase contract agent] (including its successors thereunder, the “Stock Purchase Contract Agent”), to which Stock Purchase Contract Agreement reference is hereby made for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Stock Purchase Contract Agent, the Company, and the Holders and of the terms upon which the Normal Common Equity Unit Certificates are, and are to be, executed and delivered.
     Each Stock Purchase Contract evidenced hereby obligates the Holder of this Normal Common Equity Unit Certificate to purchase, and the Company to sell, on each of the First Stock Purchase Date, the Second Stock Purchase Date and the Third Stock Purchase Date, at a price equal to the Purchase Price, a number of shares of Common Stock, per Stock Purchase Contract, equal to the applicable Settlement Rate, unless on or prior to the applicable Stock Purchase Date there shall have occurred a Termination Event, Early Settlement or Cash Merger Early Settlement with respect to such Stock Purchase Contract, all as provided in the Stock Purchase Contract Agreement. Except as otherwise provided in the Stock Purchase Contract Agreement, the Purchase Price for the shares of Common Stock purchased pursuant to each Stock Purchase Contract evidenced hereby, if not paid earlier, shall be paid on the applicable Stock Purchase Date by application of payment received in respect of the principal amount with respect to any Pledged Debt Securities pursuant to the Remarketing pledged to secure the obligations under such Stock Purchase Contract of the Holder of the Normal Common Equity Units of which such Stock Purchase Contract is a part.
     No fractional shares of Common Stock will be issued upon settlement of any Stock Purchase Contracts.
     Each Stock Purchase Contract evidenced hereby, which is settled through Early Settlement or Cash Merger Early Settlement, shall obligate the Holder of the related Normal Common Equity Units to purchase, and the Company to sell, either (i) a number shares of Common Stock equal to the Early Settlement Rate (in the case of an Early Settlement) or (ii) a number of Reference Property Units equal to the Applicable Cash Merger Early Settlement Rate (in the case of a Cash Merger Early Settlement).
     In accordance with the terms of the Stock Purchase Contract Agreement, the Holder of this Normal Common Equity Unit Certificate may pay the purchase price for the shares of Common Stock purchased pursuant to each Stock Purchase Contract evidenced hereby by effecting a Cash Settlement, an Early Settlement or, if applicable, a Cash Merger Early Settlement or from the proceeds of or a Remarketing of the related Pledged Debt Securities. A Holder of a Normal Common Equity Unit who (1) does not, at or prior to 5:00 p.m. (New York City time) on the eleventh (11th) Business Day immediately preceding the applicable Stock Purchase Date, elect, in accordance with the Stock Purchase Agreement, dated as of March 7, 2010, among the Company, the Initial Holder and American International Group, Inc., to effect a Cash Settlement, (2) does not, prior to 5:00 p.m. (New York City time) on the tenth (10th)

A-7

Business Day prior to the applicable Stock Purchase Date, make an effective Early Settlement, and (3) does not, prior to the applicable Stock Purchase Date, duly effect a Cash Merger Early Settlement, shall pay the applicable purchase price for the shares of Common Stock to be delivered under the related Stock Purchase Contract from the proceeds of the sale of the related Pledged Debt Securities held by the Collateral Agent in the relevant Remarketing (or, if applicable in accordance with the applicable Certificate of Designations and the Pledge Agreement, from the proceeds of the exercise of such Holder’s Put Right upon a Final Failed Remarketing). The attempted resale of Pledged Debt Securities will be made by the Remarketing Agent pursuant to the terms of the Remarketing Agreement on the applicable Stock Purchase Date.
     The Company shall not be obligated to deliver any shares of Common Stock in respect of a Stock Purchase Contract or deliver any certificates therefor to the Holder unless it shall have received payment of the applicable purchase price for the shares of Common Stock to be purchased thereunder in the manner set forth in the Stock Purchase Contract Agreement.
     Under the terms of the Pledge Agreement, the Indemnification Security Agreement and the Stock Purchase Contract Agreement, the Stock Purchase Contract Agent will be entitled to exercise the voting and any other consensual rights pertaining to the Pledged Preferred Securities and/or Pledged Debt Securities, but only to the extent instructed in writing by the Holders in accordance therewith.
     Upon the occurrence of a Successful Remarketing, the Collateral Agent shall, in accordance with the Pledge Agreement and the Indemnification Security Agreement, cause the Securities Intermediary to transfer the applicable Pledged Debt Securities upon confirmation of deposit by the Remarketing Agent of the proceeds of such Successful Remarketing in the Collateral Account. The Remarketing Agent will deduct, from such proceeds, a remarketing fee in accordance with the terms of the Remarketing Agreement.
     The Normal Common Equity Unit Certificates are issuable only in registered form and only in denominations of a single Normal Common Equity Unit and any integral multiple thereof. The transfer of any Normal Common Equity Unit Certificate will be registered and Normal Common Equity Unit Certificates may be exchanged as provided in the Stock Purchase Contract Agreement. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents permitted by the Stock Purchase Contract Agreement. No service charge shall be made for any registration of transfer or exchange of a Certificate, but the Company and the Security Registrar may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Certificates, other than any exchanges pursuant to ýSection 3.4, ýSection 3.6 and ýSection 8.5 of the Stock Purchase Contract Agreement not involving any transfer. A Holder who elects to substitute a Treasury Security for a Preferred Security or Debt Security, thereby creating Stripped Common Equity Units, shall be responsible for any fees or expenses payable in connection therewith. Except as provided in the Stock Purchase Contract Agreement, for so long as the Stock Purchase Contracts underlying a Normal Common Equity Unit remain in effect, such Normal Common Equity Unit shall not be separable into its constituent parts, and the rights and obligations of the Holder of such Normal Common Equity Unit in respect of the Preferred Securities, Debt Securities and

A-8

Stock Purchase Contracts constituting such Normal Common Equity Unit may be transferred and exchanged only as a Normal Common Equity Unit.
     Subject to the conditions set forth in the Stock Purchase Contract Agreement, a Holder of Normal Common Equity Units may, at any time from and after the date of the Stock Purchase Contract Agreement (but not during the period that begins at 5:00 p.m. (New York City time) on the tenth (10th) Business Day immediately preceding any scheduled Stock Purchase Date and ends at 5:00 p.m. (New York City time) on such scheduled Stock Purchase Date), exchange such Normal Common Equity Units for Stripped Common Equity Units and Preferred Securities or Debt Securities, as applicable; provided, however, that Holders may make such exchange only in integral multiples of forty (40) Normal Common Equity Units. To effect such exchange, the Holder must perform the actions, and make the deliveries, set forth in the Stock Purchase Contract Agreement; provided further that in no event may a Collateral Substitution be made from the time any Remarketing has priced to, and including, the Stock Purchase Date relating to such Remarketing.
     Except as otherwise provided in the Stock Purchase Contract Agreement, the Company shall pay, on each Payment Date, the Contract Payments payable in respect of each Stock Purchase Contract to the Person in whose name the Normal Common Equity Unit Certificate evidencing such Stock Purchase Contract is registered at the close of business on the Record Date for such Payment Date. The Company shall have the right to defer Contract Payments in accordance with the Stock Purchase Contract Agreement.
     If a Termination Event occurs, then, without the necessity of any notice or action by any Holder: (a) the Stock Purchase Contracts and all obligations and rights of the Company and the Holders thereunder, including, without limitation, the rights of the Holders to receive and the obligation of the Company to pay any Contract Payments (including any accrued and unpaid Contract Payments), and the rights and obligations of Holders to purchase Common Stock on each Stock Purchase Date occurring after such Termination Event, shall immediately and automatically terminate; (b) each Common Equity Unit shall thereafter represent the right to receive the Preferred Securities, Debt Securities or the Treasury Securities, as the case may be, forming part of such Common Equity Unit, in accordance with the Pledge Agreement and the Indemnification Security Agreement and, upon such receipt, shall be cancelled; and (c) the Company shall promptly, but in no event later than five (5) Business Days thereafter, give written notice of such Termination Event to the Stock Purchase Contract Agent, the Collateral Agent and the Holders, at their addresses as they appear in the Security Register.
     Subject to and upon compliance with the provisions of the Stock Purchase Contract Agreement, at the option of the Holder thereof, Stock Purchase Contracts underlying Common Equity Units may be settled early at the Early Settlement Rate.
     Upon the occurrence of a Cash Merger, a Holder of Normal Common Equity Units may effect Cash Merger Early Settlement of the Stock Purchase Contracts underlying such Normal Common Equity Units pursuant to the terms of the Stock Purchase Contract Agreement.
     Upon registration of transfer of this Normal Common Equity Unit Certificate, the transferee shall be bound (without the necessity of any other action on the part of such transferee,

A-9

except as may be required by the Stock Purchase Contract Agent pursuant to the Stock Purchase Contract Agreement), by the terms of the Stock Purchase Contract Agreement and the Stock Purchase Contracts evidenced hereby, and the transferor shall be released from the obligations under the Stock Purchase Contracts evidenced by this Normal Common Equity Unit Certificate. The Company covenants and agrees, and the Holder, by its acceptance hereof, likewise covenants and agrees, to be bound by the provisions of this paragraph.
     Each Holder of a Common Equity Unit, by its acceptance of such Common Equity Unit will be deemed to have: (a) duly appointed the Stock Purchase Contract Agent to enter into and perform the related Stock Purchase Contracts, the Pledge Agreement and the Indemnification Security Agreement on its behalf and in its name as its attorney-in-fact (including, without limitation, the execution of Certificates on behalf of such Holder); (b) irrevocably agreed to be bound by the terms and provisions of such Stock Purchase Contracts, the Pledge Agreement and the Indemnification Security Agreement; (c) covenanted and agreed to perform its obligations under such Stock Purchase Contracts for so long as such Holder remains a Holder of a Common Equity Unit; (d) irrevocably authorized the Stock Purchase Contract Agent to enter into and perform the Stock Purchase Contract Agreement and the Pledge Agreement on its behalf and in its name as its attorney-in-fact and irrevocably authorized the Stock Purchase Contract Agent to enter into and perform the Indemnification Security Agreement for the limited purposes set forth therein; (e) consented to, and agreed to be bound by, the Pledge of such Holder’s right, title and interest in and to the Collateral Accounts, including, without limitation, the Preferred Securities, Debt Securities and the Treasury Securities pursuant to the Pledge Agreement and the Indemnification Security Agreement, and to the other Collateral under the Pledge Agreement; (f) for U.S. federal, state and local income and franchise tax purposes, agreed to take the positions set forth in ýSection 10.7(b) of the Stock Purchase Contract Agreement; and (g) irrevocably directed the Stock Purchase Contract Agent to execute the Remarketing Agreement at the direction of the Company, without the receipt of any opinion or certificate.
     Subject to the exceptions set forth in the Stock Purchase Contract Agreement, the provisions of the Stock Purchase Contract Agreement may be amended with the consent of the Holders of a majority in number of the outstanding Common Equity Units.
     The Stock Purchase Contracts and Common Equity Units shall be governed by, and construed in accordance with, the internal laws of the State of New York.
     Prior to due presentment of this Certificate for registration of transfer, the Company and the Stock Purchase Contract Agent, and any agent of the Company, the Security Registrar or the Stock Purchase Contract Agent, may treat the Person in whose name this Certificate is registered as the owner of the Common Equity Units evidenced hereby for purposes of (subject to any applicable record date) any payment or distribution on the Preferred Securities or Debt Securities, as applicable, payment of Contract Payments and performance of the Stock Purchase Contracts and for all other purposes whatsoever in connection with such Common Equity Units, whether or not such payment, distribution, or performance shall be overdue and notwithstanding any notice to the contrary; and none of the Company, the Security Registrar or the Stock Purchase Contract Agent, nor any agent of the Company, the Security Registrar or the Stock Purchase Contract Agent, shall be affected by notice to the contrary.

A-10

     No Stock Purchase Contract shall, prior to the purchase of shares of Common Stock under such Stock Purchase Contract, entitle the Holder of a Common Equity Unit to any of the rights of a holder of shares of Common Stock, including, without limitation, the right to vote or receive any dividends or other payments or to consent to or receive notice as a stockholder in respect of the meetings of stockholders or for the election of directors of the Company or for any other matter, or any other rights whatsoever as a holder of Common Stock of the Company.
     Notwithstanding anything herein to the contrary, during any time when any Debt Security that forms part of the Normal Common Equity Units is a Unit Debt Security, (a) no Holder of Normal Common Equity Units shall be entitled to elect Cash Settlement, Early Settlement or Early Settlement Upon Cash Merger unless the principal amount of each tranche of Component Debt Securities forming part of the Normal Common Equity Units subject to such election or substitution is an integral multiple of one thousand dollars ($1,000); and no Holder of Normal Common Equity Units shall be entitled to effect a Collateral Substitution with respect to and Common Equity Units unless the principal amount of each tranche of Component Debt Securities forming part of the Common Equity Units submitted for, or created by, such Collateral Substitution is an integral multiple of one thousand dollars ($1,000).
     A copy of the Stock Purchase Contract Agreement is available for inspection at the Corporate Trust Office.

A-11

ABBREVIATIONS
     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM:	as tenants in common

UNIF GIFT MIN ACT:	Custodian (cust)(minor) Under Uniform Gifts to Minors Act of

TENANT:	as tenants by the entireties

JT TEN:	as joint tenants with right of survivorship and not as tenants in common
     Additional abbreviations may also be used though not in the above list.
     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please insert Social Security or Taxpayer I.D.
or other Identifying Number of Assignee)

     (Please print or type name and address including Postal Zip code of Assignee)

the within Normal Common Equity Unit Certificates and all rights thereunder, hereby irrevocably constituting and appointing attorney                                          to transfer said Normal Common Equity Unit Certificates on the books of the Security Registrar, with full power of substitution in the premises.

Dated:	Signature

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Normal Common Equity Unit Certificates in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee:

A-12

SETTLEMENT INSTRUCTIONS
     The undersigned Holder directs that a certificate evidencing shares of Common Stock deliverable upon settlement on the {First} {Second} {Third} Stock Purchase Date of the Stock Purchase Contracts underlying the Normal Common Equity Units evidenced by this Normal Common Equity Unit Certificate be registered in the name of, and delivered, together with a check in payment for any fractional share, to the undersigned at the address indicated below, unless a different name and address have been indicated below. If shares are to be registered in the name of a Person other than the undersigned, then the undersigned shall pay any transfer tax payable incident thereto.

Dated:

Signature

Signature Guarantee:

(if assigned to another person)

If shares are to be registered in the name of, and delivered to, a Person other than the Holder, please	REGISTERED HOLDER
(i) print such Person’s name, address and social security or other taxpayer identification number and (ii) provide a guarantee of your signature.	Please print name and address of Registered Holder:

Name	Name

Address	Address

Social Security or other Taxpayer Identification Number, if any

A-13

ELECTION TO SETTLE EARLY/CASH MERGER EARLY SETTLEMENT
     The undersigned Holder of this Normal Common Equity Unit Certificate hereby irrevocably exercises the option to effect {Early Settlement} {Cash Merger Early Settlement following a Cash Merger} in accordance with the terms of the Stock Purchase Contract Agreement with respect to the Stock Purchase Contracts underlying the Normal Common Equity Units evidenced by this Normal Common Equity Unit Certificate specified below. The undersigned Holder directs that a certificate for shares of Common Stock or other consideration deliverable upon such {Early Settlement} {Cash Merger Early Settlement} be registered in the name of, and delivered, together with a check in payment for any fractional share and any Normal Common Equity Unit Certificate representing any Normal Common Equity Units evidenced hereby as to which {Early Settlement} {Cash Merger Early Settlement} of the related Stock Purchase Contracts is not effected, to, the undersigned at the address indicated below, unless a different name and address have been indicated below. {{Pledged Preferred Securities and/or Pledged Debt Securities deliverable upon such Early Settlement} {Pledged Preferred Securities and/or Pledged Debt Securities deliverable, if any, upon such Cash Merger Early Settlement} will be transferred in accordance with the transfer instructions set forth below.} If shares are to be registered in the name of a Person other than the undersigned, the undersigned shall pay any transfer tax payable incident thereto.
     {For Cash Merger Early Settlement: Indicate whether the undersigned Holder elects to:
☐	Deliver the Cash Merger Early Settlement Amount to the Company in immediately available funds
OR
☐	Transfer the Pledged Preferred Securities and/or Pledged Debt Securities forming part of this Common Equity Unit to the Company in full satisfaction of the Holder’s obligation to deliver the Cash Merger Early Settlement Amount}

Dated:	Signature

Signature Guarantee:

     Number of Common Equity Units evidenced hereby as to which {Early Settlement} {Cash Merger Early Settlement} of the related Stock Purchase Contracts is being elected:

If shares of Common Stock or Normal Common Equity Unit Certificates are to be registered in the name of, and delivered to, and Pledged Preferred Securities or Pledged Debt Securities are to be transferred to, a Person other than the Holder, please (i) print such
REGISTERED HOLDER

A-14

Person’s name, address and social security or other taxpayer identification number and (ii) provide a guarantee of your signature.
Please print name and address of Registered Holder:

Name	Name

Address	; Address

Social Security or other Taxpayer Identification Number
     Transfer Instructions for Pledged Preferred Securities and/or Pledged Debt Securities transferable upon {Early Settlement} {Cash Merger Early Settlement} or a Termination Event:

A-15

{TO BE ATTACHED TO GLOBAL CERTIFICATES}
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL CERTIFICATE
     The following increases or decreases in this Global Certificate have been made:

	Amount of		Number of
	increase in	Amount of	Normal Common
	Number of	decrease in	Equity Units
	Normal	Number of	evidenced by this	Signature of
	Common Equity	Normal Common	Global Certificate	authorized
	Units evidenced	Equity Units	following such	signatory of
	by this Global	evidenced by this	decrease or	Stock Purchase
Date	Certificate	Global Certificate	increase	Contract Agent

A-16

EXHIBIT B
Form of Stripped Common Equity Unit Certificate
{For inclusion in Global Certificates only: THIS CERTIFICATE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE STOCK PURCHASE CONTRACT AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS CERTIFICATE IS EXCHANGEABLE FOR CERTIFICATES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE STOCK PURCHASE CONTRACT AGREEMENT, AND NO TRANSFER OF THIS CERTIFICATE (OTHER THAN A TRANSFER OF THIS CERTIFICATE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REQUESTED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.}
{Restricted security legend: THE OFFER AND SALE OF THIS SECURITY, AND THE COMMON STOCK ISSUABLE UPON SETTLEMENT OF THE STOCK PURCHASE CONTRACTS FORMING PART OF THIS SECURITY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM THE REGISTRATION AND PROSPECTUS-DELIVERY REQUIREMENTS OF THE SECURITIES ACT.}

No.	CUSIP No.
Number of Stripped Common Equity Units:
METLIFE, INC.
Stripped Common Equity Units

     All capitalized terms used herein which are defined in the Stock Purchase Contract Agreement (as defined on the reverse hereof) have the meaning set forth therein.
     This Stripped Common Equity Unit Certificate certifies that [Cede & Co.] is the registered Holder of the number of Stripped Common Equity Units set forth above {for inclusion in Global Certificates only: or such other number of Stripped Common Equity Units reflected in the Schedule of Increases or Decreases in the Global Certificate attached hereto}.
     Pursuant to the Pledge Agreement and the Indemnification Security Agreement, the Treasury Securities constituting part of each Stripped Common Equity Unit evidenced hereby have been pledged to the Collateral Agent, for the benefit of the Company, to secure the obligations of the Holder under the Stock Purchase Contracts comprising part of such Stripped Common Equity Units.
     The Pledge Agreement and the Indemnification Security Agreement provide that all distributions with respect to the principal amount of the Pledged Treasury Securities shall be paid to the Company on the Stock Purchase Date in accordance with the terms of the Pledge Agreement and the Indemnification Security Agreement, in full satisfaction of the respective obligations of the Holders of the Stripped Common Equity Units of which such Pledged Treasury Securities are a part under the Stock Purchase Contracts forming a part of such Stripped Common Equity Units.
     Each Stock Purchase Contract evidenced hereby obligates the Holder of this Stripped Common Equity Unit Certificate to purchase, and the Company to sell, on each of the First Stock Purchase Date, the Second Stock Purchase Date and the Third Stock Purchase Date, at a price equal to twenty five dollars ($25.00) (the “Purchase Price”), a number shares of common stock, par value $0.01 per share (“Common Stock”), of the Company, per Purchase Contract, equal to the applicable Settlement Rate, unless on or prior to the applicable Stock Purchase Date, there shall have occurred a Termination Event or an Early Settlement or Cash Merger Early Settlement with respect to such Stock Purchase Contract, all as provided in the Stock Purchase Contract Agreement. Except as otherwise provided in the Stock Purchase Contract Agreement, the Purchase Price for the shares of Common Stock purchased pursuant to each Stock Purchase Contract evidenced hereby, if not paid earlier, shall be paid on the applicable Stock Purchase Date by application of payment received in respect of the principal amount with respect to any Pledged Treasury Securities pledged to secure the obligations under such Stock Purchase Contract of the Holder of the Stripped Common Equity Units of which such Stock Purchase Contract is a part.
     Each Holder of Common Equity Units shall be deemed to have agreed, by acceptance of Common Equity Units, and each Beneficial Owner shall be deemed to have agreed, by acceptance of a beneficial interest in Common Equity Units, to treat, for all U.S. federal income tax purposes, (i) itself as the owner of the Stock Purchase Contracts and the related ownership interest in the Preferred Securities, Debt Securities or Treasury Securities, as applicable, pledged under the Pledge Agreement; (ii) the fair market value of each one-fortieth (1/40) undivided beneficial interest in a share of a Preferred Security and/or in a $1,000 principal amount Debt Security forming part of the Normal Common Equity Units as an amount equal to $[insert the value thereof reasonably determined by Credit Suisse Securities (USA) LLC and provided to the Company on the date of the Stock Purchase Contract Agreement]; (iii) the Debt Securities as indebtedness; (iv) the fair market value of each Stock Purchase Contract as an amount equal to $[insert the value thereof reasonably determined by Credit Suisse Securities (USA) LLC and provided to the Company on the date of the Stock Purchase Contract Agreement]; and (v) as separate economic interests, (1) the Preferred Securities, Debt Securities or Treasury Securities forming part of a Common Equity Unit; and (2) the Stock Purchase Contracts forming part of such Common Equity Unit.
     Subject to ýSection 5.11(e) and ýSection 5.12 of the Stock Purchase Contract Agreement, the Company shall pay, on each Payment Date, the Contract Payments (net of any withholding tax required by law to be withheld by the Company on such payments, which shall be remitted to the appropriate taxing jurisdiction) payable in respect of each Stock Purchase Contract to the Person in whose name a Certificate is registered at the close of business on the Record Date relating to such Payment Date. The Contract Payments will be payable at the office of the Stock Purchase Contract Agent in the Borough of Manhattan, New York City maintained for that purpose. If the Common Equity Units are not held in the form of a Global Certificate, the Contract Payments will be payable, at the option of the Company, by check mailed to the address of the Person entitled thereto at such Person’s address as it appears on the Security Register, or by wire transfer to the account designated by such Person by a prior written notice to the Stock Purchase Contract Agent. If any date on which Contract Payments are to be made is not a Business Day, then payment of the Contract Payments payable on such date will be made on the next succeeding day that is a Business Day (and without any interest in respect of such delay). Contract Payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The Contract Payments will accrue from the date of the Stock Purchase Contract Agreement.
     Reference is hereby made to the further provisions set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Stock Purchase Contract Agent by manual signature, this Stripped Common Equity Unit Certificate shall not be entitled to any benefit under the Pledge Agreement, the Indemnification Security Agreement or the Stock Purchase Contract Agreement or be valid or obligatory for any purpose.
     [Remainder of Page Intentionally Left Blank; Signature Page Follows]

     In Witness Whereof, the Company and the Holder specified above have caused this instrument to be duly executed.

MetLife, inc.

By:
Name:
Title:

HOLDER SPECIFIED ABOVE

By:	[legal name of stock purchase contract agent], as attorney-in-fact of such Holder as Stock Purchase Contract Agent

By:
Name:
Title:

Date:

CERTIFICATE OF AUTHENTICATION
OF STOCK PURCHASE CONTRACT AGENT
     This is one of the Stripped Common Equity Unit Certificates referred to in the within mentioned Stock Purchase Contract Agreement.

By	[legal name of stock purchase contract agent], as Stock Purchase Contract Agent

By:
Name:
Title:

Date:

(FORM OF REVERSE OF STRIPPED COMMON EQUITY UNIT CERTIFICATE)
     Each Stock Purchase Contract evidenced hereby is governed by a Stock Purchase Contract Agreement, dated as of [execution date] (as may be supplemented from time to time, the “Stock Purchase Contract Agreement”), between the Company and [legal name of stock purchase contract agent] (including its successors thereunder, the “Stock Purchase Contract Agent”), to which Stock Purchase Contract Agreement reference is hereby made for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Stock Purchase Contract Agent, the Company, and the Holders and of the terms upon which the Stripped Common Equity Unit Certificates are, and are to be, executed and delivered.
     Each Stock Purchase Contract evidenced hereby obligates the Holder of this Stripped Common Equity Unit Certificate to purchase, and the Company to sell, on each of the First Stock Purchase Date, the Second Stock Purchase Date and the Third Stock Purchase Date, at a price equal to the Purchase Price, a number of shares of Common Stock, per Stock Purchase Contract, equal to the applicable Settlement Rate, unless on or prior to the applicable Stock Purchase Date there shall have occurred a Termination Event, Early Settlement or Cash Merger Early Settlement with respect to such Stock Purchase Contract, all as provided in the Stock Purchase Contract Agreement. Except as otherwise provided in the Stock Purchase Contract Agreement, the Purchase Price for the shares of Common Stock purchased pursuant to each Stock Purchase Contract evidenced hereby, if not paid earlier, shall be paid on the applicable Stock Purchase Date by application of payment received in respect of the principal amount with respect to the Pledged Treasury Securities pledged to secure the obligations under such Stock Purchase Contract of the Holder of the Stripped Common Equity Units of which such Stock Purchase Contract is a part.
     No fractional shares of Common Stock will be issued upon settlement of any Stock Purchase Contracts.
     Each Stock Purchase Contract evidenced hereby, which is settled through Early Settlement or Cash Merger Early Settlement, shall obligate the Holder of the related Stripped Common Equity Units to purchase, and the Company to sell, either (i) a number shares of Common Stock equal to the Early Settlement Rate (in the case of an Early Settlement) or (ii) a number of Reference Property Units equal to the Applicable Cash Merger Early Settlement Rate (in the case of a Cash Merger Early Settlement).
     In accordance with the terms of the Stock Purchase Contract Agreement, the Holder of this Stripped Common Equity Unit Certificate may pay the purchase price for the shares of Common Stock purchased pursuant to each Stock Purchase Contract evidenced hereby by effecting an Early Settlement or, if applicable, a Cash Merger Early Settlement or from the proceeds of the principal amount of the related Pledged Treasury Securities. A Holder of a Stripped Common Equity Unit who (1) does not, prior to 5:00 p.m. (New York City time) on the tenth (10th) Business Day prior to the applicable Stock Purchase Date, make an effective Early Settlement and (2) does not, prior to the applicable Stock Purchase Date, duly effect a Cash Merger Early Settlement, shall pay the applicable purchase price for the shares of Common

Stock to be delivered under the related Stock Purchase Contract from the proceeds of the maturity of the related Pledged Treasury Securities held by the Collateral Agent.
     The Company shall not be obligated to deliver any shares of Common Stock in respect of a Stock Purchase Contract or deliver any certificates therefor to the Holder unless it shall have received payment of the applicable purchase price for the shares of Common Stock to be purchased thereunder in the manner set forth in the Stock Purchase Contract Agreement.
     The Stripped Common Equity Unit Certificates are issuable only in registered form and only in denominations of a single Stripped Common Equity Unit and any integral multiple thereof. The transfer of any Stripped Common Equity Unit Certificate will be registered and Stripped Common Equity Unit Certificates may be exchanged as provided in the Stock Purchase Contract Agreement. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents permitted by the Stock Purchase Contract Agreement. No service charge shall be made for any registration of transfer or exchange of a Certificate, but the Company and the Security Registrar may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Certificates, other than any exchanges pursuant to Section 3.4, Section 3.6 and Section 8.5 of the Stock Purchase Contract Agreement not involving any transfer. A Holder who elects to substitute a Preferred Security or Debt Security for a Treasury Security, thereby creating Normal Common Equity Units, shall be responsible for any fees or expenses payable in connection therewith. Except as provided in the Stock Purchase Contract Agreement, for so long as the Stock Purchase Contracts underlying a Stripped Common Equity Unit remain in effect, such Stripped Common Equity Unit shall not be separable into its constituent parts, and the rights and obligations of the Holder of such Stripped Common Equity Unit in respect of the Treasury Securities and Stock Purchase Contracts constituting such Stripped Common Equity Unit may be transferred and exchanged only as a Stripped Common Equity Unit.
     Subject to the conditions set forth in the Stock Purchase Contract Agreement, a Holder of Stripped Common Equity Units may, at any time from and after the date of the Stock Purchase Contract Agreement (but not during the period that begins at 5:00 p.m. (New York City time) on the tenth (10th) Business Day immediately preceding any scheduled Stock Purchase Date and ends at 5:00 p.m. (New York City time) on such scheduled Stock Purchase Date), exchange such Stripped Common Equity Units for Normal Common Equity Units and Treasury Securities; provided, however, that Holders may make such exchange only in integral multiples of forty (40) Stripped Common Equity Units. To effect such exchange, the Holder must perform the actions, and make the deliveries, set forth in the Stock Purchase Contract Agreement; provided further that in no event may a Collateral Substitution be made from the time any Remarketing has priced to, and including, the Stock Purchase Date relating to such Remarketing.
     Except as otherwise provided in the Stock Purchase Contract Agreement, the Company shall pay, on each Payment Date, the Contract Payments payable in respect of each Stock Purchase Contract to the Person in whose name the Stripped Common Equity Unit Certificate evidencing such Stock Purchase Contract is registered at the close of business on the Record Date for such Payment Date. The Company shall have the right to defer Contract Payments in accordance with the Stock Purchase Contract Agreement.

     If a Termination Event occurs, then, without the necessity of any notice or action by any Holder: (a) the Stock Purchase Contracts and all obligations and rights of the Company and the Holders thereunder, including, without limitation, the rights of the Holders to receive and the obligation of the Company to pay any Contract Payments (including any accrued and unpaid Contract Payments), and the rights and obligations of Holders to purchase Common Stock on each Stock Purchase Date occurring after such Termination Event, shall immediately and automatically terminate; (b) each Common Equity Unit shall thereafter represent the right to receive the Preferred Securities, Debt Securities or the Treasury Securities, as the case may be, forming part of such Common Equity Unit, in accordance with the Pledge Agreement and the Indemnification Security Agreement and, upon such receipt, shall be cancelled; and (c) the Company shall promptly, but in no event later than five (5) Business Days thereafter, give written notice of such Termination Event to the Stock Purchase Contract Agent, the Collateral Agent and the Holders, at their addresses as they appear in the Security Register.
     Subject to and upon compliance with the provisions of the Stock Purchase Contract Agreement, at the option of the Holder thereof, Stock Purchase Contracts underlying Common Equity Units may be settled early at the Early Settlement Rate.
     Upon the occurrence of a Cash Merger, a Holder of Stripped Common Equity Units may effect Cash Merger Early Settlement of the Stock Purchase Contracts underlying such Stripped Common Equity Units pursuant to the terms of the Stock Purchase Contract Agreement.
     Upon registration of transfer of this Stripped Common Equity Unit Certificate, the transferee shall be bound (without the necessity of any other action on the part of such transferee, except as may be required by the Stock Purchase Contract Agent pursuant to the Stock Purchase Contract Agreement), by the terms of the Stock Purchase Contract Agreement and the Stock Purchase Contracts evidenced hereby, and the transferor shall be released from the obligations under the Stock Purchase Contracts evidenced by this Stripped Common Equity Unit Certificate. The Company covenants and agrees, and the Holder, by its acceptance hereof, likewise covenants and agrees, to be bound by the provisions of this paragraph.
     Each Holder of a Common Equity Unit, by its acceptance of such Common Equity Unit will be deemed to have: (a) duly appointed the Stock Purchase Contract Agent to enter into and perform the related Stock Purchase Contracts, the Pledge Agreement and the Indemnification Security Agreement on its behalf and in its name as its attorney-in-fact (including, without limitation, the execution of Certificates on behalf of such Holder); (b) irrevocably agreed to be bound by the terms and provisions of such Stock Purchase Contracts, the Pledge Agreement and the Indemnification Security Agreement; (c) covenanted and agreed to perform its obligations under such Stock Purchase Contracts for so long as such Holder remains a Holder of a Common Equity Unit; (d) irrevocably authorized the Stock Purchase Contract Agent to enter into and perform the Stock Purchase Contract Agreement and the Pledge Agreement on its behalf and in its name as its attorney-in-fact and irrevocably authorized the Stock Purchase Contract Agent to enter into and perform the Indemnification Security Agreement for the limited purposes set forth therein; (e) consented to, and agreed to be bound by, the Pledge of such Holder’s right, title and interest in and to the Collateral Accounts, including, without limitation, the Preferred Securities, Debt Securities and the Treasury Securities pursuant to the Pledge Agreement and the Indemnification Security Agreement, and to the other Collateral under the Pledge Agreement; (f)

for U.S. federal, state and local income and franchise tax purposes, agreed to take the positions set forth in ýSection 10.7(b) of the Stock Purchase Contract Agreement; and (g) irrevocably directed the Stock Purchase Contract Agent to execute the Remarketing Agreement at the direction of the Company, without the receipt of any opinion or certificate.
     Subject to the exceptions set forth in the Stock Purchase Contract Agreement, the provisions of the Stock Purchase Contract Agreement may be amended with the consent of the Holders of a majority in number of the outstanding Common Equity Units.
     The Stock Purchase Contracts and Common Equity Units shall be governed by, and construed in accordance with, the internal laws of the State of New York.
     Prior to due presentment of this Certificate for registration of transfer, the Company and the Stock Purchase Contract Agent, and any agent of the Company, the Security Registrar or the Stock Purchase Contract Agent, may treat the Person in whose name this Certificate is registered as the owner of the Common Equity Units evidenced hereby for purposes of (subject to any applicable record date) any payment or distribution on the Treasury Securities, payment of Contract Payments and performance of the Stock Purchase Contracts and for all other purposes whatsoever in connection with such Common Equity Units, whether or not such payment, distribution, or performance shall be overdue and notwithstanding any notice to the contrary; and none of the Company, the Security Registrar or the Stock Purchase Contract Agent, nor any agent of the Company, the Security Registrar or the Stock Purchase Contract Agent, shall be affected by notice to the contrary.
     No Stock Purchase Contract shall, prior to the purchase of shares of Common Stock under such Stock Purchase Contract, entitle the Holder of a Common Equity Unit to any of the rights of a holder of shares of Common Stock, including, without limitation, the right to vote or receive any dividends or other payments or to consent to or receive notice as a stockholder in respect of the meetings of stockholders or for the election of directors of the Company or for any other matter, or any other rights whatsoever as a holder of Common Stock of the Company.
     Notwithstanding anything herein to the contrary, during any time when any Debt Security that forms part of the Normal Common Equity Units is a Unit Debt Security, (a) no Holder of Normal Common Equity Units shall be entitled to elect Cash Settlement, Early Settlement or Early Settlement Upon Cash Merger unless the principal amount of each tranche of Component Debt Securities forming part of the Normal Common Equity Units subject to such election or substitution is an integral multiple of one thousand dollars ($1,000); and no Holder of Normal Common Equity Units shall be entitled to effect a Collateral Substitution with respect to and Common Equity Units unless the principal amount of each tranche of Component Debt Securities forming part of the Common Equity Units submitted for, or created by, such Collateral Substitution is an integral multiple of one thousand dollars ($1,000).
     A copy of the Stock Purchase Contract Agreement is available for inspection at the Corporate Trust Office.

ABBREVIATIONS
     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM:	as tenants in common

UNIF GIFT MIN ACT:	Custodian (cust)(minor) Under Uniform Gifts to Minors Act of

TENANT:	as tenants by the entireties

JT TEN:	as joint tenants with right of survivorship and not as tenants in common
     Additional abbreviations may also be used though not in the above list.
     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please insert Social Security or Taxpayer I.D.
or other Identifying Number of Assignee)

(Please print or type name and address including Postal Zip code of Assignee)

the within Stripped Common Equity Unit Certificates and all rights thereunder, hereby irrevocably constituting and appointing attorney                                          to transfer said Stripped Common Equity Unit Certificates on the books of the Security Registrar, with full power of substitution in the premises.

Dated:	Signature

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Stripped Common Equity Unit Certificates in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee:

SETTLEMENT INSTRUCTIONS
     The undersigned Holder directs that a certificate evidencing shares of Common Stock deliverable upon settlement on the {First} {Second} {Third} Stock Purchase Date of the Stock Purchase Contracts underlying the Stripped Common Equity Units evidenced by this Stripped Common Equity Unit Certificate be registered in the name of, and delivered, together with a check in payment for any fractional share, to the undersigned at the address indicated below, unless a different name and address have been indicated below. If shares are to be registered in the name of a Person other than the undersigned, then the undersigned shall pay any transfer tax payable incident thereto.

Dated:
Signature

Signature Guarantee:

(if assigned to another person)

If shares are to be registered in the name of, and delivered to, a Person other than the Holder, please (i) print such Person’s name, address and social security or other taxpayer identification number and (ii) provide a guarantee of your signature.
REGISTERED HOLDER Please print name and address of Registered Holder:

Name	Name

Address	Address

Social Security or other Taxpayer Identification Number, if any

ELECTION TO SETTLE EARLY/CASH MERGER EARLY SETTLEMENT
     The undersigned Holder of this Stripped Common Equity Unit Certificate hereby irrevocably exercises the option to effect {Early Settlement} {Cash Merger Early Settlement following a Cash Merger} in accordance with the terms of the Stock Purchase Contract Agreement with respect to the Stock Purchase Contracts underlying the Stripped Common Equity Units evidenced by this Stripped Common Equity Unit Certificate specified below. The undersigned Holder directs that a certificate for shares of Common Stock or other consideration deliverable upon such {Early Settlement} {Cash Merger Early Settlement} be registered in the name of, and delivered, together with a check in payment for any fractional share and any Stripped Common Equity Unit Certificate representing any Stripped Common Equity Units evidenced hereby as to which {Early Settlement} {Cash Merger Early Settlement} of the related Stock Purchase Contracts is not effected, to, the undersigned at the address indicated below, unless a different name and address have been indicated below. {{Pledged Treasury Securities deliverable upon such Early Settlement} {Pledged Treasury Securities deliverable upon such Cash Merger Early Settlement} will be transferred in accordance with the transfer instructions set forth below.} If shares are to be registered in the name of a Person other than the undersigned, the undersigned shall pay any transfer tax payable incident thereto.

Dated:	Signature

Signature Guarantee:

     Number of Common Equity Units evidenced hereby as to which {Early Settlement} {Cash Merger Early Settlement} of the related Stock Purchase Contracts is being elected:

If shares of Common Stock or Stripped Common Equity Unit Certificates are to be registered in the name of, and delivered to, and Pledged Treasury Securities are to be transferred to, a Person other than the Holder, please (i) print such Person’s name, address and social security or other taxpayer identification number and (ii) provide a guarantee of your signature.
REGISTERED HOLDER Please print name and address of Registered Holder:

Name	Name

Address	Address

Social Security or other Taxpayer Identification Number
     Transfer Instructions for Pledged Treasury Securities transferable upon {Early Settlement} {Cash Merger Early Settlement} or a Termination Event:

{TO BE ATTACHED TO GLOBAL CERTIFICATES}
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL CERTIFICATE
     The following increases or decreases in this Global Certificate have been made:

	Amount of		Number of
	increase in	Amount of	Stripped Common
	Number of	decrease in	Equity Units
	Stripped	Number of	evidenced by this	Signature of
	Common Equity	Stripped Common	Global Certificate	authorized
	Units evidenced	Equity Units	following such	signatory of
	by this Global	evidenced by this	decrease or	Stock Purchase
Date	Certificate	Global Certificate	increase	Contract Agent

EXHIBIT C
Instruction to Stock Purchase Contract Agent
with Respect to a Collateral Substitution
[legal name of stock purchase contract agent]
as Stock Purchase Contract Agent
[address]

Re:	{Normal Common Equity Units} {Stripped Common Equity Units} of MetLife, Inc., a Delaware corporation (the “Company”).
     The undersigned Holder hereby notifies you that it has delivered to [legal name of securities intermediary], as Securities Intermediary, for credit to the Collateral Account, $       aggregate {liquidation} {principal} amount of {Preferred Securities} {Debt Securities} {Treasury Securities} in exchange for the {Pledged Preferred Securities} {Pledged Debt Securities} {Pledged Treasury Securities} held in the Collateral Account, in accordance with the Pledge Agreement (the “Pledge Agreement”), dated as of [execution date], among MetLife, Inc. (the “Company”) and the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Stock Purchase Contract Agent named therein, as amended from time to time. Unless otherwise defined herein, terms defined in the Pledge Agreement are used herein as defined therein. The undersigned Holder has paid all applicable fees and expenses relating to such exchange. The undersigned Holder hereby instructs you to instruct the Collateral Agent to release, on behalf of the undersigned Holder, the {Pledged Preferred Securities} {Pledged Debt Securities} {Pledged Treasury Securities} related to such {Normal Common Equity Units} {Stripped Common Equity Units} in accordance with the Stock Purchase Contract Agreement, the Pledge Agreement and the Indemnification Security Agreement.

Date:
Signature Guarantee:

Please print name and address of
Registered Holder:

Name	Social Security or other Taxpayer Identification Number, if any

Address

C-1

EXHIBIT D
Notice From Stock Purchase Contract Agent to Holders
(Transfer of Collateral upon Occurrence of a Termination Event)
{HOLDER}

Attention:
Telecopy:

Re:	Common Equity Units of MetLife, Inc., a Delaware corporation (the “Company”)
     Reference is hereby made to that certain Stock Purchase Contract Agreement (the “Purchase Contract Agreement”), dated as of [execution date], between the Company and the undersigned, as Stock Purchase Contract Agent and as attorney-in-fact for the holders of Common Equity Units from time to time. Unless otherwise defined herein, terms defined in the Stock Purchase Contract Agreement are used herein as defined therein.
     We hereby notify you we have received notice that a Termination Event has occurred and that the {Preferred Securities} {Debt Securities} {Treasury Securities} (the “Released Securities”) comprising a portion of your ownership interest in ___, Common Equity Units have been released and are being held by us for your account pending receipt of transfer instructions with respect to such Released Securities.
     Pursuant to ýSection 3.14 of the Stock Purchase Contract Agreement, we hereby request written transfer instructions with respect to the Released Securities. Upon receipt of your instructions and upon transfer to us of your Common Equity Units effected through book-entry or by delivery to us of your Certificate, we shall transfer the Released Securities by book-entry transfer or other appropriate procedures, in accordance with your instructions.
     In the event you fail to effect such transfer or delivery, the Released Securities and any distributions thereon, shall be held in our name, or a nominee in trust for your benefit, until such time as such Common Equity Units are transferred or your Certificate is surrendered or satisfactory evidence is provided that the same has been destroyed, lost or stolen, together with any indemnification that we or the Company may require.

D-1

Dated:	By:	[legal name of stock purchase contract agent]

	By:	Name:
Title: Authorized Signatory

D-2

EXHIBIT E
Notice to Settle by Cash
[legal name of stock purchase contract agent]
as Stock Purchase Contract Agent
[address]

Re:	Normal Common Equity Units of MetLife, Inc., a Delaware corporation (the “Company”)
     Reference is hereby made to that certain Stock Purchase Contract Agreement (the “Purchase Contract Agreement”), dated as of [execution date], between the Company and you, as Stock Purchase Contract Agent and as attorney-in-fact for the holders of Common Equity Units from time to time. Unless otherwise defined herein, terms defined in the Stock Purchase Contract Agreement are used herein as defined therein.
     The undersigned Holder hereby irrevocably notifies you, in accordance with ýSection 5.2(b) of the Stock Purchase Contract Agreement, that such Holder has elected to pay to the Securities Intermediary for deposit in the Collateral Account, at or prior to 5:00 p.m. (New York City time) on the fourth (4th) Business Day immediately preceding the Stock Purchase Date following the date of this notice (in lawful money of the United States by certified or cashiers’ check or wire transfer, in immediately available funds), $[___] as the Purchase Price for the shares of Common Stock issuable to such Holder by the Company with respect to Stock Purchase Contracts on such Stock Purchase Date. The undersigned Holder hereby instructs you to notify promptly the Collateral Agent of the undersigned Holders’ election to make such Cash Settlement with respect to the Stock Purchase Contracts related to such Holder’s Normal Common Equity Units.

Dated:	By:

	By:	Name:
Title: Authorized Signatory

E-1

EXHIBIT F
Notice From Stock Purchase Contract Agent to Collateral Agent
(Settlement of Purchase Contract Through Remarketing)
[legal name of collateral agent]
as Collateral Agent
[address]

Re:	Normal Common Equity Units of MetLife, Inc., a Delaware corporation (the “Company”)
     Reference is hereby made to that certain Stock Purchase Contract Agreement (the “Purchase Contract Agreement”), dated as of [execution date], between the Company and the undersigned, as Stock Purchase Contract Agent and as attorney-in-fact for the holders of Common Equity Units from time to time. Unless otherwise defined herein, terms defined in the Stock Purchase Contract Agreement are used herein as defined therein.
     In accordance with ýSection 5.2(b) of the Stock Purchase Contract Agreement and, based on notices of Cash Settlements received from Holders of Normal Common Equity Units as of 5:00 p.m. (New York City time), on the eleventh (11th) Business Day immediately preceding the Stock Purchase Date immediately following the date of this notice, we hereby notify you that Preferred Securities in an aggregate liquidation amount of $[___] are to be tendered for purchase in the Remarketing.

Dated:	By:	[legal name of stock purchase contract agent], as the Stock Purchase Contract Agent

	By:	Name:
Title: Authorized Signatory

F-1

EXHIBIT G
Series C Make-Whole Table

Cash Merger	Applicable Price
Effective Date	$	[____]	$	[____]	$	[____]	$	[____]	$	[____]	$	[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]

G-1

EXHIBIT H
Series D Make-Whole Table

Cash Merger	Applicable Price
Effective Date	$	[____]	$	[____]	$	[____]	$	[____]	$	[____]	$	[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]

H-1

EXHIBIT I
Series E Make-Whole Table

Cash Merger	Applicable Price
Effective Date	$	[____]	$	[____]	$	[____]	$	[____]	$	[____]	$	[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
[____]		[____]		[____]		[____]		[____]		[____]		[____]
I-1

Exhibit D-1
INITIAL SCHEDULED STOCK PURCHASE DATES
Capitalized terms used in this Exhibit D-1 shall have the respective meanings ascribed to them in the Stock Purchase Agreement, dated as of March 7, 2010, among ALICO Holdings LLC, American International Group, Inc. and MetLife, Inc.
1.	If the Closing Date occurs during the period that begins on, and includes, June 15, 2010 and ends on, and includes, July 14, 2010, then
i.	the Initial Scheduled First Stock Purchase Date is September 19, 2012;

ii.	the Initial Scheduled Second Stock Purchase Date is August 14, 2013; and

iii.	the Initial Scheduled Third Stock Purchase Date is March 12, 2014.
2.	If the Closing Date occurs during the period that begins on, and includes, July 15, 2010 and ends on, and includes, August 14, 2010, then
i.	the Initial Scheduled First Stock Purchase Date is September 19, 2012;

ii.	the Initial Scheduled Second Stock Purchase Date is September 11, 2013; and

iii.	the Initial Scheduled Third Stock Purchase Date is May 21, 2014.
3.	If the Closing Date occurs during the period that begins on, and includes, August 15, 2010 and ends on, and includes, September 14, 2010, then
i.	the Initial Scheduled First Stock Purchase Date is September 13, 2012;

ii.	the Initial Scheduled Second Stock Purchase Date is September 11, 2013; and

iii.	the Initial Scheduled Third Stock Purchase Date is September 11, 2014.
4.	If the Closing Date occurs during the period that begins on, and includes, September 15, 2010 and ends on, and includes, October 14, 2010, then
i.	the Initial Scheduled First Stock Purchase Date is October 10, 2012;

ii.	the Initial Scheduled Second Stock Purchase Date is September 11, 2013; and

iii.	the Initial Scheduled Third Stock Purchase Date is October 8, 2014.
5.	If the Closing Date occurs (x) during the period that begins on, and includes, October 15, 2010 and ends on, and includes, November 14, 2010; and (y) on or before the record date for the Acquiror’s regular annual cash dividend for the 2010 calendar year, then
i.	the Initial Scheduled First Stock Purchase Date is October 10, 2012;

ii.	the Initial Scheduled Second Stock Purchase Date is September 11, 2013; and

iii.	the Initial Scheduled Third Stock Purchase Date is October 8, 2014.
6.	If the Closing Date occurs (x) during the period that begins on, and includes, October 15, 2010 and ends on, and includes, November 14, 2010; and (y) occurs after the record date for the Acquiror’s regular annual cash dividend for the 2010 calendar year, then
i.	the Initial Scheduled First Stock Purchase Date is November 22, 2012;

ii.	the Initial Scheduled Second Stock Purchase Date is November 21, 2013; and

iii.	the Initial Scheduled Third Stock Purchase Date is November 20, 2014.
7.	If the Closing Date occurs during the period that begins on, and includes, November 15, 2010 and ends on, and includes, December 14, 2010, then
i.	the Initial Scheduled First Stock Purchase Date is November 22, 2012;

ii.	the Initial Scheduled Second Stock Purchase Date is November 27, 2013; and

iii.	the Initial Scheduled Third Stock Purchase Date is November 28, 2014.
8.	If the Closing Date occurs during the period that begins on, and includes, December 15, 2010 and ends on, and includes, January 14, 2011, then

D-1- 1

i.	the Initial Scheduled First Stock Purchase Date is November 22, 2012;

ii.	the Initial Scheduled Second Stock Purchase Date is November 27, 2013; and

iii.	the Initial Scheduled Third Stock Purchase Date is April 1, 2015.
9.	If the Closing Date occurs during the period that begins on, and includes, January 15, 2011 and ends on, and includes, February 14, 2011, then
i.	the Initial Scheduled First Stock Purchase Date is November 22, 2012;

ii.	the Initial Scheduled Second Stock Purchase Date is March 19, 2014; and

iii.	the Initial Scheduled Third Stock Purchase Date is March 11, 2015.
10.	If the Closing Date occurs during the period that begins on, and includes, February 15, 2011 and ends on, and includes, March 14, 2011, then
i.	the Initial Scheduled First Stock Purchase Date is March 13, 2013;

ii.	the Initial Scheduled Second Stock Purchase Date is March 12, 2014; and

iii.	the Initial Scheduled Third Stock Purchase Date is March 11, 2015.
11.	If the Closing Date occurs during the period that begins on, and includes, March 15, 2011 and ends on, and includes, April 14, 2011, then
i.	the Initial Scheduled First Stock Purchase Date is March 20, 2013;

ii.	the Initial Scheduled Second Stock Purchase Date is May 14, 2014; and

iii.	the Initial Scheduled Third Stock Purchase Date is March 18, 2015.
12.	If the Closing Date occurs during the period that begins on, and includes, April 15, 2011 and ends on, and includes, May 14, 2011, then
i.	the Initial Scheduled First Stock Purchase Date is May 30, 2013;

ii.	the Initial Scheduled Second Stock Purchase Date is May 29, 2014; and

iii.	the Initial Scheduled Third Stock Purchase Date is March 19, 2015.
13.	If the Closing Date occurs during the period that begins on, and includes, May 15, 2011 and ends on, and includes, June 14, 2011, then
i.	the Initial Scheduled First Stock Purchase Date is September 12, 2013;

ii.	the Initial Scheduled Second Stock Purchase Date is May 21, 2014; and

iii.	the Initial Scheduled Third Stock Purchase Date is March 18, 2015.
However,
•	if the Closing Date occurs before June 15, 2010, then the Initial Scheduled First Stock Purchase Date, Initial Scheduled Second Stock Purchase Date and the Initial Scheduled Third Stock Purchase Date (such dates, the “Initial Scheduled Stock Purchase Dates”) shall be determined by (1) adding the lowest positive whole number of years (the “Applicable Positive Number of Years”) to the Closing Date such that the resulting date will fall within the period set forth in one of enumerated paragraphs 1 through 13, inclusive, above; (2) setting each Initial Scheduled Stock Purchase Date to the date that corresponds to a number of years equal to the Applicable Positive Number of Years before the applicable date set forth in such paragraph; and

•	if the Closing Date occurs after June 14, 2011, then the Initial Scheduled Stock Purchase Dates shall be determined by (1) subtracting the lowest positive whole number of years (the “Applicable Negative Number of Years”) from the Closing Date such that the resulting date will fall within the period set forth in one of enumerated paragraphs 1 through 13, inclusive, above; (2) setting each Initial Scheduled Stock Purchase Date to the date that corresponds to a number of years equal to the Applicable Negative Number of Years after the applicable date set forth in such paragraph.

D-1- 2

EXHIBIT D-2
MAKE-WHOLE TABLES
Capitalized terms used in this Exhibit D-2 or Exhibit D-2A without definition shall have the respective meanings ascribed to them in the Stock Purchase Agreement, dated as of March 7, 2010, among ALICO Holdings LLC, American International Group, Inc. and MetLife, Inc. or the Stock Purchase Contract Agreement, as applicable.
Each of the Series C Make-Whole Table, Series D Make-Whole Table and Series E Make-Whole Table shall be created as follows:
A.	The applicable Raw Make-Whole Table from Exhibits D-2-I through Exhibit D-2-VII shall be determined based on the Closing Date and the Raw Make-Whole Table Legend contained in Exhibit D-2A.

B.	Each number in the column in such Raw Make-Whole Table titled “Time to Maturity (Years)” represents the time (expressed in years) to (1) the Initial Scheduled First Stock Purchase Date, in the case of the Series C Make-Whole Table; (2) the Initial Scheduled Second Stock Purchase Date, in the case of the Series D Make-Whole Table; or (3) the Initial Scheduled Third Stock Purchase Date, in the case of the Series E Make-Whole Table (such applicable date specified in clause (1), (2) or (3), the “Applicable Initial Scheduled Stock Purchase Date”).

C.	Each number in the column in such Raw Make-Whole Table titled “Time to Maturity (Years)” shall be converted into a date as follows:
•	if such number is zero, then such number shall be replaced with the Applicable Initial Scheduled Stock Purchase Date; and

•	if such number is not zero, then such number shall be replaced with the date that is exactly a number of calendar months before the Applicable Initial Scheduled Stock Purchase Date that is equal to the product of such number and twelve (12) (such product, the “Applicable Number of Months”);[1] provided, however, that if such resulting date does not exist, then such resulting date shall instead be the last calendar day of the calendar month that is a number of calendar months equal to the Applicable Number of Months before the month of the Applicable Initial Scheduled Stock Purchase Date.[2]
D.	The cell in the resulting table that contains the date that is closest to, but before, the Closing Date shall be replaced with the Closing Date. After such change, each row containing a date that precedes the Closing Date shall be deleted.

E.	The caption “Time to Maturity (Years)” in such table shall then be renamed “Cash Merger Effective Date.”

[1]	For example, if the Applicable Initial Scheduled Stock Purchase Date is January 1, 2011 and such number is 0.25, then such number shall be replaced with a date that is exactly 0.25 × 12 calendar months before January 1, 2011—i.e., 3 calendar months before January 1, 2011, which corresponds to October 1, 2010.

[2]	For example, if the Applicable Initial Scheduled Stock Purchase Date is May 30, 2011 and such number is 0.25, then such number shall be replaced with a date that is exactly 0.25 × 12 calendar months before May 30, 2011—i.e., 3 calendar months before May 30, 2011. However, because February 30, 2011 does not exist, the date will instead be February 28, 2011.

D-2- 1

However,
•	if the Closing Date occurs before June 15, 2010, then the Make-Whole Tables shall be determined by (1) adding the lowest positive whole number of years (the “Applicable Positive Number of Years”) to the Closing Date such that the resulting date (such resulting date, the “Adjusted Positive Closing Date”) will fall within the period set forth in one of enumerated paragraphs 1 through 13, inclusive, of the Raw Make-Whole Table Legend contained in Exhibit D-2A; (2) performing the procedures set forth in paragraphs A through E, inclusive, above, substituting the Adjusted Positive Closing Date for the Closing Date; and (3) amending each date appearing in the column titled “Cash Merger Effective Date” in each such resulting table by subtracting, from such date, a number of years equal to the Applicable Positive Number of Years; and

•	if the Closing Date occurs after June 14, 2011, then the Make-Whole Tables shall be determined by (1) subtracting the lowest positive whole number of years (the “Applicable Negative Number of Years”) from the Closing Date such that the resulting date (such resulting date, the “Adjusted Negative Closing Date”) will fall within the period set forth in one of enumerated paragraphs 1 through 13, inclusive, of the Raw Make-Whole Table Legend contained in Exhibit D-2A; (2) performing the procedures set forth in paragraphs A through E, inclusive, above, substituting the Adjusted Negative Closing Date for the Closing Date; and (3) amending each date appearing in the column titled “Cash Merger Effective Date” in each such resulting table by adding, to such date, a number of years equal to the Applicable Negative Number of Years.

D-2- 2

EXHIBIT D-2A
RAW MAKE-WHOLE TABLE LEGEND
1.	If the Closing Date occurs during the period that begins on, and includes, June 15, 2010 and ends on, and includes, July 14, 2010, then
i.	the Series C Make-Whole Table will be created from Raw Make-Whole Table II (contained in Exhibit D-2-II);

ii.	the Series D Make-Whole Table will be created from Raw Make-Whole Table I (contained in Exhibit D-2-I); and

iii.	the Series E Make-Whole Table will be created from Raw Make-Whole Table V (contained in Exhibit D-2-V).
2.	If the Closing Date occurs during the period that begins on, and includes, July 15, 2010 and ends on, and includes, August 14, 2010, then
i.	the Series C Make-Whole Table is Raw Make-Whole Table II (contained in Exhibit D-2-II);

ii.	the Series D Make-Whole Table will be created from Raw Make-Whole Table II (contained in Exhibit D-2-II); and

iii.	the Series E Make-Whole Table will be created from Raw Make-Whole Table VII (contained in Exhibit D-2-VII).
3.	If the Closing Date occurs during the period that begins on, and includes, August 15, 2010 and ends on, and includes, September 14, 2010, then
i.	the Series C Make-Whole Table will be created from Raw Make-Whole Table II (contained in Exhibit D-2-II);

ii.	the Series D Make-Whole Table will be created from Raw Make-Whole Table II (contained in Exhibit D-2-II); and

iii.	the Series E Make-Whole Table will be created from Raw Make-Whole Table II (contained in Exhibit D-2-II).
4.	If the Closing Date occurs during the period that begins on, and includes, September 15, 2010 and ends on, and includes, October 14, 2010, then
i.	the Series C Make-Whole Table will be created from Raw Make-Whole Table III (contained in Exhibit D-2-III);

ii.	the Series D Make-Whole Table will be created from Raw Make-Whole Table II (contained in Exhibit D-2-II); and

iii.	the Series E Make-Whole Table will be created from Raw Make-Whole Table III (contained in Exhibit D-2-III).
5.	If the Closing Date occurs (x) during the period that begins on, and includes, October 15, 2010 and ends on, and includes, November 14, 2010; and (y) on or before the record date for the Acquiror’s regular annual cash dividend for the 2010 calendar year, then
i.	the Series C Make-Whole Table will be created from Raw Make-Whole Table III (contained in Exhibit D-2-III);

ii.	the Series D Make-Whole Table will be created from Raw Make-Whole Table II (contained in Exhibit D-2-II); and

iii.	the Series E Make-Whole Table will be created from Raw Make-Whole Table III (contained in Exhibit D-2-III).
6.	If the Closing Date occurs (x) during the period that begins on, and includes, October 15, 2010 and ends on, and includes, November 14, 2010; and (y) occurs after the record date for

D-2A- 1

the Acquiror’s regular annual cash dividend for the 2010 calendar year, then
i.	the Series C Make-Whole Table will be created from Raw Make-Whole Table IV (contained in Exhibit D-2-IV);

ii.	the Series D Make-Whole Table will be created from Raw Make-Whole Table IV (contained in Exhibit D-2-IV); and

iii.	the Series E Make-Whole Table will be created from Raw Make-Whole Table IV (contained in Exhibit D-2-IV).
7.	If the Closing Date occurs during the period that begins on, and includes, November 15, 2010 and ends on, and includes, December 14, 2010, then
i.	the Series C Make-Whole Table will be created from Raw Make-Whole Table IV (contained in Exhibit D-2-IV);

ii.	the Series D Make-Whole Table will be created from Raw Make-Whole Table IV (contained in Exhibit D-2-IV); and

iii.	the Series E Make-Whole Table will be created from Raw Make-Whole Table IV (contained in Exhibit D-2-IV).
8.	If the Closing Date occurs during the period that begins on, and includes, December 15, 2010 and ends on, and includes, January 14, 2011, then
i.	the Series C Make-Whole Table will be created from Raw Make-Whole Table IV (contained in Exhibit D-2-IV);

ii.	the Series D Make-Whole Table will be created from Raw Make-Whole Table IV (contained in Exhibit D-2-IV); and

iii.	the Series E Make-Whole Table will be created from Raw Make-Whole Table VI (contained in Exhibit D-2-VI).
9.	If the Closing Date occurs during the period that begins on, and includes, January 15, 2011 and ends on, and includes, February 14, 2011, then
i.	the Series C Make-Whole Table will be created from Raw Make-Whole Table IV (contained in Exhibit D-2-IV);

ii.	the Series D Make-Whole Table will be created from Raw Make-Whole Table V (contained in Exhibit D-2-V); and

iii.	the Series E Make-Whole Table will be created from Raw Make-Whole Table V (contained in Exhibit D-2-V).
10.	If the Closing Date (i) occurs during the period that begins on, and includes, February 15, 2011 and ends on, and includes, March 14, 2011, then
i.	the Series C Make-Whole Table will be created from Raw Make-Whole Table V (contained in Exhibit D-2-V);

ii.	the Series D Make-Whole Table will be created from Raw Make-Whole Table V (contained in Exhibit D-2-V); and

iii.	the Series E Make-Whole Table will be created from Raw Make-Whole Table V (contained in Exhibit D-2-V).
11.	If the Closing Date (i) occurs during the period that begins on, and includes, March 15, 2011 and ends on, and includes, April 14, 2011, then
i.	the Series C Make-Whole Table will be created from Raw Make-Whole Table V (contained in Exhibit D-2-V);

ii.	the Series D Make-Whole Table will be created from Raw Make-Whole Table VII (contained in Exhibit D-2-VII); and

iii.	the Series E Make-Whole Table will be created from Raw Make-Whole Table

D-2A- 2

V (contained in Exhibit D-2-V).
12.	If the Closing Date (i) occurs during the period that begins on, and includes, April 15, 2011 and ends on, and includes, May 14, 2011, then
i.	the Series C Make-Whole Table will be created from Raw Make-Whole Table VII (contained in Exhibit D-2-VII);

ii.	the Series D Make-Whole Table will be created from Raw Make-Whole Table VII (contained in Exhibit D-2-VII); and

iii.	the Series E Make-Whole Table will be created from Raw Make-Whole Table V (contained in Exhibit D-2-V).
13.	If the Closing Date (i) occurs during the period that begins on, and includes, May 15, 2011 and ends on, and includes, June 14, 2011, then
i.	the Series C Make-Whole Table will be created from Raw Make-Whole Table II (contained in Exhibit D-2-II);

ii.	the Series D Make-Whole Table will be created from Raw Make-Whole Table VII (contained in Exhibit D-2-VII); and

iii.	the Series E Make-Whole Table will be created from Raw Make-Whole Table V (contained in Exhibit D-2-V).

D-2A- 3

EXHIBIT D-3
MATURITY, AND CERTAIN OTHER PROVISIONS, OF EACH SERIES OF DEBT
SECURITIES
Capitalized terms used in this Exhibit D-3 without definition shall have the respective meanings ascribed to them in the Stock Purchase Agreement, dated as of March 7, 2010, among ALICO Holdings LLC, American International Group, Inc. and MetLife, Inc. or the Stock Purchase Contract Agreement, as applicable.
1.	If the Closing Date occurs on or before February 14, 2011, then:
i.	the Series C Debt Securities shall be Component Debt Securities and the Certificate of Designations for the Series C Preferred Securities shall provide that:
a.	each “Unsecured Note” (as defined in such Certificate of Designations) shall consist of (1) a “First Tranche Unsecured Note” (as defined in such Certificate of Designations) having a principal amount equal to fifty percent (50%) of the principal amount of such Unsecured Note; and (2) a “Second Tranche Unsecured Note” (as defined in such Certificate of Designations) having a principal amount equal to fifty percent (50%) of the principal amount of such Unsecured Note;

b.	such First Tranche Unsecured Notes shall have a stated maturity, upon issuance, of approximately five (5) years; and

c.	such Second Tranche Unsecured Notes shall have a stated maturity, upon issuance, of approximately ten (10) years;
ii.	the Series D Debt Securities shall not be Component Debt Securities and shall have a stated maturity, upon issuance, of approximately ten (10) years; and

iii.	the Series E Debt Securities shall be Component Debt Securities and the Certificate of Designations for the Series E Preferred Securities shall provide that:
a.	each “Unsecured Note” (as defined in such Certificate of Designations) shall consist of (1) a “First Tranche Unsecured Note” (as defined in such Certificate of Designations) having a principal amount equal to fifty percent (50%) of the principal amount of such Unsecured Note and (2) a “Second Tranche Unsecured Note” (as defined in such Certificate of Designations) having a principal amount equal to fifty percent (50%) of the principal amount of such Unsecured Note;

b.	such First Tranche Unsecured Notes shall have a stated maturity, upon issuance, of approximately three (3) years; and

c.	such Second Tranche Unsecured Notes shall have a stated maturity, upon issuance, of approximately thirty (30) years.
2.	If the Closing Date occurs on or after February 15, 2011, then:
i.	the Series C Debt Securities shall not be Component Debt Securities and shall have a stated maturity, upon issuance, of approximately ten (10) years;

D-3- 1

ii.	the Series D Debt Securities shall be Component Debt Securities and the Certificate of Designations for the Series D Preferred Securities shall provide that:
a.	each “Unsecured Note” (as defined in such Certificate of Designations) shall consist of (1) a “First Tranche Unsecured Note” (as defined in such Certificate of Designations) having a principal amount equal to fifty percent (50%) of the principal amount of such Unsecured Note and (2) a “Second Tranche Unsecured Note” (as defined in such Certificate of Designations) having a principal amount equal to fifty percent (50%) of the principal amount of such Unsecured Note;

b.	such First Tranche Unsecured Notes shall have a stated maturity, upon issuance, of approximately three (3) years; and

c.	such Second Tranche Unsecured Notes shall have a stated maturity, upon issuance, of approximately thirty (30) years; and
iii.	the Series E Debt Securities shall be Component Debt Securities and the Certificate of Designations for the Series E Preferred Securities shall provide that:
a.	each “Unsecured Note” (as defined in such Certificate of Designations) shall consist of (1) a “First Tranche Unsecured Note” (as defined in such Certificate of Designations) having a principal amount equal to forty percent (40%) of the principal amount of such Unsecured Note and (2) a “Second Tranche Unsecured Note” (as defined in such Certificate of Designations) having a principal amount equal to sixty percent (60%) of the principal amount of such Unsecured Note;

b.	such First Tranche Unsecured Notes shall have a stated maturity, upon issuance, of approximately five (5) years; and

c.	such Second Tranche Unsecured Notes shall have a stated maturity, upon issuance, of approximately ten (10) years.

D-3- 2

EXHIBIT E
SPECIAL ASSET PROTECTION AGREEMENT
          This SPECIAL ASSET PROTECTION AGREEMENT (this “Agreement”), is entered into on                      ___, 2010 (the “Effective Date”), by and among ALICO HOLDINGS LLC, a Delaware limited liability company (the “Seller”), AMERICAN LIFE INSURANCE COMPANY, a Delaware-domiciled insurance company (the “Company”), and METLIFE, INC., a Delaware corporation (the “Acquiror”).
RECITALS
          WHEREAS, on March 7, 2010, the Seller, American International Group, Inc., a Delaware corporation (the “Parent”), and the Acquiror entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which the Seller has agreed to sell, and the Acquiror has agreed to acquire, all of the outstanding shares of the Company on the Closing Date, subject to all of the terms and conditions set forth in the Stock Purchase Agreement;
          WHEREAS, the Company is the holder of those certain investments described on Schedule 1 attached hereto (the “Protected Assets”); and
          WHEREAS, pursuant to Section 2.04 of the Stock Purchase Agreement and as a condition to the Acquiror’s obligation to consummate the Closing, the Seller has agreed to enter into this Agreement with respect to the Protected Assets.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller, the Company and the Acquiror hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1. Stock Purchase Agreement Definitions. Capitalized terms used, but not otherwise defined, herein shall have the respective meanings ascribed to them in the Stock Purchase Agreement.
          1.2. Definitions. When used herein, the following capitalized terms shall have the following meanings:
          “Acceptance Notice” shall have the meaning set forth in Section 5.1.2 hereof.
          “Acceptance Period” shall have the meaning set forth in Section 5.1.2 hereof.

          “Acquiror” shall have the meaning set forth in the Preamble to this Agreement.
          “Additional Interest” shall mean, with respect to any Protected Asset, both (a) the excess of (i) the amount of interest payable by the Borrower under such Protected Asset during any tail or extension period for such Protected Asset over (ii) the amount of interest that would have been payable by such Borrower during such period at the interest rate (or if such Protected Asset accrued interest at a floating rate, based on the spread) applicable to such Protected Asset immediately prior to the occurrence of any tail or extension periods and (b) the excess of (i) the amount of interest payable by the Borrower that results from the imposition of a default rate of interest over (ii) the amount of interest that would have been payable by such Borrower had such default rate not applied.
          “Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.
          “Affiliate Refinancing” shall mean, with respect to any Protected Asset, any refinancing by the Company, the Acquiror or any of their respective Affiliates of such Protected Asset.
          “Affiliate Transferee” shall have the meaning set forth in Section 5.3 hereof.
          “Borrower” shall mean, with respect to any Protected Asset, the borrower or borrowers under the Loan Documents for such Protected Asset or with respect to any Protected Asset that is a commercial mortgage-backed security or a bond, the issuer or issuers of such security or bond.
          “Business Day” shall mean a day upon which banks in The City of New York are not authorized or required by law to be closed.
          “Capital Investment Interest Rate” shall mean, as of the last day of any calendar month, Yen LIBOR plus 4.00%.
          “Carrying Value” shall mean, with respect to any Protected Asset as of any date, the outstanding principal amount of such Protected Asset as of such date multiplied by the Carrying Value Percentage for such Protected Asset.
          “Carrying Value Percentage” shall mean, with respect to each Protected Asset, the carrying value percentage corresponding to such Protected Asset, as set forth in Column D of Schedule 1 hereto.
          “Closing Period” shall have the meaning set forth in Section 5.1.3 hereof.

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          “Company” shall have the meaning set forth in the Preamble to this Agreement.
          “Control” shall mean, when used with respect to any specific Person, the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests in such Person and the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through ownership of voting securities or beneficial interests, by contract or otherwise. This definition is to be construed to apply equally to variations of the word “Control” including “Controlled,” “Controlling” or “Controlled by.”
          “Deductible” shall mean $100,000,000.
          “Defaulted Interest Amount” shall mean, with respect to any Interest Payment Default on a Protected Asset, the total amount of interest (excluding any Additional Interest on such Protected Asset) due with respect to such Protected Asset that the Borrower under such Protected Asset failed to pay in respect of such Interest Payment Default (including any amount deemed a Defaulted Interest Amount under Section 2.4.1(b) hereof).
          “Defaulted Payment Amount” shall mean any Defaulted Interest Amount or Defaulted Principal Amount.
          “Defaulted Principal Amount” shall mean, with respect to any Principal Payment Default on a Protected Asset, the total amount of principal due with respect to such Protected Asset that the Borrower under such Protected Asset failed to pay in respect of such Principal Payment Default (including any amount deemed a Defaulted Principal Amount under Section 2.4.1(a) hereof).
          “Effective Date” shall have the meaning set forth in the Preamble to this Agreement.
          “Existing Loan Documents” shall mean, with respect to any Protected Asset, all of the loan documents (including with respect to any Protected Asset that is a commercial mortgage-backed security or a bond, the indenture or similar instrument governing such security or bond) evidencing such Protected Asset then in existence as of the Effective Date; provided, that, if such Protected Asset is the subject of a restructuring or a Qualified Refinancing that has been approved or deemed approved by the Seller, or that does not require the consent of the Seller, in each case, pursuant to Section 2.4.2 hereof, references herein to the Existing Loan Documents for such Protected Asset shall be deemed to include any modifications to such Existing Loan Documents to give effect to such restructuring or the new loan documents evidencing such Qualified Refinancing, as applicable, except to the extent such modifications or new loan documents increase the outstanding principal or the interest rate (or if such Protected Asset accrued interest at a floating rate, the spread) on such Protected Asset.

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          “Initial Maximum Amount” shall mean an amount equal to fifty percent (50%) of (a) the total Carrying Value of the Protected Assets as of June 30, 2009 plus (b) interest due on each Protected Asset from June 30, 2009 to the earlier of December 31, 2016 and the Stated Maturity Date for such Protected Asset (excluding any Additional Interest on such Protected Asset) less (c) the Deductible.
          “Initial Protected Asset Maximum Amount” shall mean with respect to any particular Protected Asset, an amount equal to fifty percent (50%) of (a) the Carrying Value of such Protected Asset as of June 30, 2009 plus (b) interest due on such Protected Asset from June 30, 2009 to the earlier of December 31, 2016 and the Stated Maturity Date for such Protected Asset (excluding any Additional Interest on such Protected Asset).
          “Interest Payment Default” shall mean, with respect to any Protected Asset, any failure by the Borrower thereunder to make all or a portion of any scheduled payment of interest (excluding any Additional Interest on such Protected Asset) due with respect to such Protected Asset pursuant to the terms of the Existing Loan Documents for such Protected Asset beyond any applicable notice or grace period, including any Interest Payment Default pursuant to Section 2.4.1(b).
          “Last Look Notice” shall have the meaning set forth in Section 5.1.1 hereof.
          “Loan Documents” shall mean, with respect to any Protected Asset, the Existing Loan Documents for such Protected Asset, as the same may be amended, modified, restated or replaced from time to time following the Effective Date.
          “Long-Dated Protected Assets” shall mean that certain Protected Asset identified in Column A of Schedule 1 as “Premiere Intnl Club Funding KK” and any Protected Asset that has been the subject of a restructuring or a Qualified Refinancing that has been approved or deemed approved by the Seller, or that does not require the consent of the Seller, in each case, pursuant to Section 2.4.2 hereof and, as a result, the Stated Maturity Date of such Protected Asset is beyond December 31, 2016.
          “LTV Ratio” shall mean, with respect to any refinancing or proposed refinancing of a Protected Asset by the Company, the Acquiror or any of their respective Affiliates, the ratio (expressed as a percentage) of (a) (i) the outstanding principal balance of such Protected Asset as of the date or proposed date of such refinancing plus (ii) the outstanding principal balance of all indebtedness that is senior or pari passu in right of payment or lien priority to the Protected Asset and is secured by a lien or security interest in the same Underlying Collateral as such Protected Asset as of the date or proposed date of such refinancing, to (b) the sum of (i) the value of all of the Underlying Collateral securing such Protected Asset, as set forth in the most recent Qualified Appraisal with respect to such Underlying Collateral, which Qualified Appraisal must be dated no later than sixty (60) days prior to the date or proposed date of such refinancing plus (ii) to the

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extent not constituting Underlying Collateral, the amount of all cash reserves and letters of credit in favor of the holders of any indebtedness or lien described in clause (a)(ii) above.
          “Monthly Payment Report” shall have the meaning set forth in Section 2.5 hereof.
          “Objection Notice” shall have the meaning set forth in Section 2.5.8 hereof.
          “Obligor” shall mean, with respect to any Protected Asset, the Borrower, any guarantor and any other obligor in respect of such Protected Asset.
          “Parent” shall have the meaning set forth in the Recitals to this Agreement.
          “Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any national, state or local government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
          “Post-Payment Report” shall have the meaning set forth in Section 2.6.2 hereof.
          “Pre-Effective Date Defaulted Payment Amount” shall have the meaning set forth in Section 2.2.4 hereof.
          “Principal Payment Default” shall mean, with respect to any Protected Asset, either (a) any failure by the Borrower thereunder to make all or a portion of any scheduled payment of principal due with respect to such Protected Asset pursuant to the terms of the Existing Loan Documents for such Protected Asset beyond any applicable notice or grace period or (b) any failure of the Borrower thereunder to make all or any portion of the principal payment due in respect of such Protected Asset upon acceleration of the principal due in respect of such Protected Asset pursuant to the terms of the Existing Loan Documents for such Protected Asset, including any Principal Payment Default pursuant to Section 2.4.1(a).
          “Proposed Purchase Price” shall have the meaning set forth in Section 5.1.1 hereof.
          “Protected Asset Payment Default” shall mean any Interest Payment Default or Principal Payment Default.
          “Protected Assets” shall have the meaning set forth in the Recitals to this Agreement. For the sake of clarity, if any Protected Asset listed on Schedule 1 hereto

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represents less than one hundred percent (100%) of any loan, references herein to such Protected Asset shall only include the portion of such loan listed on Schedule 1 hereto.
          “Protection Payment” shall mean any payment made by or on behalf of the Seller to the Company pursuant to Section 2.2 hereof (including any payment in respect of Pre-Effective Date Defaulted Payment Amounts and any Upfront Protection Payments), any Termination Payments made by or on behalf of the Seller to the Company pursuant to Section 2.7.3 hereof and any Top-Up Payments made by or on behalf of the Seller to the Company pursuant to Section 5.2.2 and/or Section 5.2.3 hereof.
          “Protection Payment Interest Rate” shall mean, as of the last day of any calendar month, Yen LIBOR plus 1.00%.
          “Protection Period” shall mean, with respect to each Protected Asset, the period from and including June 30, 2009 until the earliest to occur of the following: (a) December 31, 2016; (b) the Stated Maturity Date of such Protected Asset plus any applicable notice or grace period for the payment of principal on such Stated Maturity Date set forth in the Existing Loan Documents for such Protected Asset; (c) the sale of such Protected Asset (including any sale to the Seller pursuant to Article IV or Section 5.1 hereof); (d) the date on which the Company amends the terms of any Protected Asset to extend the Stated Maturity Date thereof without the prior written consent or deemed consent of the Seller; and (e) the date on which such Protected Asset is the subject of an Unqualified Refinancing, in each case as such period may be extended pursuant to the terms of Section 2.7.2 and Section 2.7.3 hereof.
          “Purchase Date” shall have the meaning set forth in Section 4.1 hereof.
          “Purchase Notice” shall have the meaning set forth in Section 4.1 hereof.
          “Purchase Option” shall have the meaning set forth in Section 5.1 hereof.
          “Purchase Price” shall have the meaning set forth in Section 4.2 hereof.
          “Purchaser” shall have the meaning set forth in Section 5.1 hereof.
          “Qualified Appraisal” shall mean, with respect to any Underlying Collateral securing a Protected Asset, an appraisal of such Underlying Collateral delivered by a Qualified Appraiser engaged by the Company that is used by the Company in the underwriting of the applicable Affiliate Refinancing of such Protected Asset.
          “Qualified Appraiser” shall mean, with respect to any Underlying Collateral securing a Protected Asset, an independent, third-party appraiser selected by the Company who has at least ten (10) years’ standing and established experience in appraising properties of the same type and in the same geographic area as the property to be appraised.

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          “Qualified Refinancing” shall mean, with respect to any Protected Asset, any Affiliate Refinancing (a) if at the time of the Affiliate Refinancing, the LTV Ratio for such Protected Asset is equal to or greater than 90%, or (b) which is approved by the Seller pursuant to the second sentence of Section 2.4.2(b) hereof, and, in either case, occurs prior to December 31, 2016.
          “Recoveries” shall mean, as of any date, (a) all payments received in respect of any Protected Asset (including any Protected Asset that has been the subject of a Qualified Refinancing) that has experienced any Protected Asset Payment Default or in respect of which a Top-Up Payment has been made as of such date, (b) all net income and sales proceeds received from any of the Underlying Collateral securing any Protected Asset that has experienced any Protected Asset Payment Default as of such date and (c) all sales proceeds received in respect of any Protected Asset (including any sales proceeds from a sale of such Protected Asset to the Seller pursuant to Article IV or Section 5.1 hereof) that has experienced any Protected Asset Payment Default or in respect of which a Top-Up Payment has been made as of such date, in each of cases (a), (b) and (c), (i) net of third-party, out-of-pocket costs, fees, expenses or charges incurred, and any capital investments made, by the Company or the Acquiror after the Effective Date in connection with realizing such Recovery plus interest thereon at the Capital Investment Interest Rate as provided in Section 3.2 hereof and (ii) without regard to whether such amounts were received during or after the expiration of the Protection Period for such Protected Asset. Notwithstanding the foregoing, the payment by an Obligor of the amount of any installment of principal or interest (other than Additional Interest) on the date on which such amount is due (subject to any notice or grace period) in accordance with the terms of the Existing Loan Documents for the applicable Protected Asset shall not constitute a Recovery hereunder unless the Seller has made an Upfront Protection Payment or a Termination Payment with respect to such Protected Asset. For the avoidance of doubt, (a) refinancing proceeds from any Unqualified Refinancing (but not any Qualified Refinancing) of any Protected Asset that has experienced a Protected Asset Payment Default shall be considered a Recovery hereunder and (b) if any Protected Asset listed on Schedule 1 represents less than one hundred percent (100%) of any loan, Recoveries on such Protected Asset shall only include the Recoveries received with respect to the portion of such loan listed on Schedule 1 hereto (for example, if a Protected Asset has a principal amount of $40 and is a portion of a loan with a total principal amount of $100, Recoveries with respect to such Protected Asset shall only include 40% of all amounts received in respect of such loan).
          “Seller” shall have the meaning set forth in the Preamble to this Agreement.
          “Stated Maturity Date” shall mean, with respect to a Protected Asset, the stated maturity date (including any tail or extension periods) as set forth in the Existing Loan Documents for such Protected Asset.

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          “Stock Purchase Agreement” shall have the meaning set forth in the Recitals to this Agreement.
          “Termination Payment” shall have the meaning set forth in Section 2.7.3.
          “Top-Up Payment” shall have the meaning set forth in Section 5.2.2 hereof.
          “Transfer” shall have the meaning set forth in Section 7.7 hereof.
          “Subject Protected Asset” shall have the meaning set forth in Section 5.1 hereof.
          “Underlying Collateral” shall mean, with respect to any Protected Asset, the collateral securing such Protected Asset, including without limitation, any cash reserves and letters of credit in favor of the Company in respect of such Protected Asset.
          “Unqualified Refinancing” shall mean, with respect to any Protected Asset, any Affiliate Refinancing (a) if at the time of the Affiliate Refinancing, the LTV Ratio for such Protected Asset is less than 75%, (b) which is not approved by the Seller pursuant to the second sentence of Section 2.4.2(b) hereof, or (c) which occurs after December 31, 2016.
          “Unrecovered Amount” shall mean, as of any date, (a) the total Defaulted Payment Amounts as of such date plus (b) two times the amount of any Top-Up Payments and/or Termination Payments made by or on behalf of the Seller as of such date plus (c) the total amount of interest paid with respect to Protection Payments pursuant to Section 3.3 hereof as of such date plus (d) with respect to any Protected Asset that has been sold by the Company prior to the time that the Unrecovered Amount exceeds the Deductible, the excess, if any of (i) the sum of (A) the Carrying Value of such Protected Asset as of the date of such sale plus (B) all accrued and unpaid interest on such Protected Asset as of the date of such sale over (ii) the gross sales proceeds received by the Company from such sale less (e) the total amount of Recoveries received by the Company as of such date; provided, that, a failure by the Borrower to pay, or the Company to collect, principal in an amount more than the Carrying Value upon the Stated Maturity Date or acceleration of a Protected Asset shall not increase the Unrecovered Amount.
          “Unrecovered Protection Payments” shall mean, with respect to any Protected Asset as of any date, the aggregate amount of Protection Payments made by or on behalf of the Seller with respect to such Protected Asset as of such date less the aggregate amount of all Recoveries allocable to such Protected Asset that have been paid to the Seller pursuant to Section 3.3 hereof as of such date, less the aggregate amount of Unrecovered Protection Payments applied as an offset pursuant to Section 2.2.3, Section 2.7.3, Section 5.2.2 and Section 5.2.3 hereof.

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          “Upfront Protection Payment” shall have the meaning set forth in Section 2.2.3.
          “Yen LIBOR” means, with respect to any calendar month for which the same is to be determined, the rate for deposits in Japanese Yen for a twelve-month period which appears on the Reuters Page LIBOR01 as of 11:00 a.m., London time, on the second Business Day prior to the last day of such calendar month, or, if such rate does not appear on the Reuters Page LIBOR01, the arithmetic mean of the respective rates per annum at which deposits in Japanese Yen are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time (or as soon thereafter as practicable), on the second Business Day prior to the last day of such calendar month, to prime banks in the London interbank market of Japanese Yen deposits for a twelve-month period.
     1.3. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph and Schedule are references to the Preamble, Recitals, Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (A) the corresponding rules and regulations and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section.
ARTICLE II
SPECIAL ASSET PROTECTION
     2.1. Criteria for Protection Payments.
          2.1.1. Deductible. The parties hereto hereby agree that the Seller shall not be required to make any Protection Payments to the Company unless, until and only to the extent that the Unrecovered Amount in respect of the Protected Assets is equal to or in excess of the Deductible.

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          2.1.2. Carrying Value. The Seller hereby represents to the Acquiror and the Company that: (a) with respect to each Protected Asset, (i) the outstanding principal balance of such Protected Asset as of June 30, 2009 multiplied by (ii) the Carrying Value Percentage with respect to such Protected Asset is equal to the carrying value of such Protected Asset for statutory accounting purposes as of June 30, 2009, and (b) the information set forth on Schedule 1 is correct in all material respects. If it is determined that the representation set forth in this Section 2.1.2 is incorrect, the parties hereto agree to correct Schedule 1 accordingly and any payments and calculations made based on such incorrect information shall be recalculated based on the corrected information.
     2.2. Protection Payments.
          2.2.1. Principal Payment Defaults. So long as the Unrecovered Amount exceeds the Deductible, in the event any Principal Payment Default occurs in respect of any Protected Asset during the Protection Period with respect to such Protected Asset, the Seller shall pay to the Company, in accordance with Section 2.6.1 below, an amount equal to fifty percent (50%) of the product of (a) the Carrying Value Percentage for such Protected Asset, multiplied by (b) the amount of the Defaulted Principal Amount related to such Principal Payment Default.
          2.2.2. Interest Payment Defaults. So long as the Unrecovered Amount exceeds the Deductible, in the event any Interest Payment Default occurs in respect of any Protected Asset during the Protection Period with respect to such Protected Asset, the Seller shall pay to the Company, in accordance with Section 2.6.1 below, an amount equal to fifty percent (50%) of the amount of the Defaulted Interest Amount related to such Interest Payment Default.
          2.2.3. Payment Option. As an alternative to making the payments described under Section 2.2.1 and Section 2.2.2 above, in the event any Protected Asset Payment Default occurs in respect of any Protected Asset during the Protection Period with respect to such Protected Asset, the Seller may elect, with the prior written consent of the Company, to make a payment to the Company, in accordance with Section 2.6.1 below, in an amount (the “Upfront Protection Payment”) equal to (a) fifty percent (50%) of the sum of (i) the Carrying Value of such Protected Asset as of the date of such payment plus (ii) all accrued but unpaid interest on such Protected Asset (excluding any Additional Interest on such Protected Asset) as of the date of such payment less (b) the sum of (i) all Unrecovered Protection Payments in respect of such Protected Asset as of the date of such payment plus (ii) the total amount of Defaulted Payment Amounts for such Protected Asset that were applied against the Deductible. If the Seller intends to request the prior written consent of the Company to make any Upfront Protection Payment on any Protected Asset, the Seller shall provide notice thereof to the Company and the Acquiror within five (5) Business Days following the approval or deemed approval of the relevant Monthly Payment Report and failing such delivery of such notice, the Seller shall be deemed to have elected not to make such request to make any

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Upfront Protection Payment with respect to any Protected Asset with respect to such Monthly Payment Report.
          2.2.4. Pre-Effective Date Defaulted Payment Amount. The parties hereto have determined that the aggregate amount of Defaulted Payment Amounts in respect of the Protected Assets during the period from June 30, 2009 through the Effective Date was $[                    ]1 (the “Pre-Effective Date Defaulted Payment Amount”). The parties hereto acknowledge that the Pre-Effective Date Defaulted Payment Amount shall be applied against the Deductible. To the extent the Pre-Effective Date Defaulted Payment Amount exceeds the Deductible, then the Seller shall make a payment on the Effective Date in an amount equal to fifty percent (50%) of such excess, and such payment shall constitute a Protection Payment hereunder.
     2.3. Limitations on the Seller’s Liability.
          2.3.1. Limitations on Liability. Notwithstanding anything to the contrary in this Agreement, the liability of the Seller under this Agreement shall be limited as follows:
               (a) Subject to Section 2.3.2 below, the aggregate liability of the Seller under this Agreement shall not exceed the Initial Maximum Amount reduced, without duplication, by (i) fifty percent (50%) of the amount of all payments of principal and interest (excluding any Additional Interest on the Protected Assets) received by the Company from Obligors on the Protected Assets and (ii) if any Protected Asset is sold by the Company (including any sale to the Seller pursuant to Article IV or Section 5.1 hereof) during the Protection Period with respect to such Protected Asset, the product of (A) fifty percent (50%) multiplied by (B) the sum of (x) the Carrying Value for such Protected Asset as of the date of such sale plus (y) all scheduled payments of interest due under the Existing Loan Documents for such Protected Asset (excluding any Additional Interest on such Protected Asset) from the date of such sale through the earlier of December 31, 2016 and the Stated Maturity Date for such Protected Asset.
               (b) Subject to Section 2.3.2 below, the aggregate liability of the Seller under this Agreement with respect to any particular Protected Asset shall not exceed the Initial Protected Asset Maximum Amount for such Protected Asset reduced, without duplication, by (i) fifty percent (50%) of the amount of all payments of principal and interest (excluding any Additional Interest on such Protected Asset) received by the Company from an Obligor on such Protected Asset and (ii) if such Protected Asset is sold by the Company (including any sale to the Seller pursuant to Article IV or Section 5.1 hereof) during the Protection Period with respect to such Protected Asset, the product of (A) fifty percent (50%) multiplied by (B) the sum of (x) the Carrying Value for such Protected Asset as of the date of such sale plus (y) all scheduled payments of interest due

[1]	To be determined pre-closing.

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under the Existing Loan Documents for such Protected Asset (excluding any Additional Interest on such Protected Asset) from the date of such sale through the earlier of December 31, 2016 and the Stated Maturity Date for such Protected Asset.
               (c) The Seller shall have no obligation to make any Protection Payment with respect to any Protected Asset Payment Default on a Protected Asset that occurs after the last day of the Protection Period with respect to such Protected Asset.
               (d) The Seller shall have no liability under this Agreement with respect to any Protected Asset after the Seller has paid, in accordance with Section 2.2.3, an Upfront Protection Payment with respect to such Protected Asset.
               (e) Except to the extent the Seller is required to make a Top-Up Payment pursuant to Section 5.2.2 or Section 5.2.3 hereof, the Seller shall have no liability under this Agreement with respect to a sale of a Protected Asset or following the sale of a Protected Asset.
          2.3.2. Increases for Preference Payments. In the event that the Company receives any payment of principal or interest from an Obligor on a Protected Asset that reduces the Initial Maximum Amount and the applicable Initial Protected Asset Maximum Amount pursuant to Section 2.3.1(a) or (b) above and the Company is subsequently required to refund to such Obligor all or a portion of the amount of such payment pursuant to any requirement of applicable law or a court order, the Initial Maximum Amount and the applicable Initial Protected Asset Maximum Amount shall be increased by an amount equal to fifty percent (50%) of the principal or interest refunded.
          2.3.3. Limitations on the Seller’s Consent Rights. With respect to any Protected Asset: (a) after the last day of the Protection Period of the Protected Asset, (b) if the Seller has paid an Upfront Protection Payment with respect to the Protected Asset, or (c) if a Principal Payment Default as defined in clause (b) of the definition thereof has occurred, the Seller shall not thereafter be entitled to: (i) consent to any restructuring or refinancing pursuant to Section 2.4.2 or otherwise, (ii) have a last look option pursuant to Section 5.1 or otherwise, or (iii) consent to the sale of such Protected Asset pursuant to Section 5.2.2 or otherwise
     2.4. Effect of Protected Asset Restructurings.
          2.4.1. Restructuring Without Maturity Extension. (a) In the event that the Company restructures the terms of a Protected Asset during the Protection Period for such Protected Asset and the Stated Maturity Date of such Protected Asset is not extended pursuant to such restructuring, the Borrower under such Protected Asset shall nevertheless be deemed to have defaulted when it fails to pay any scheduled principal payment due with respect to such Protected Asset pursuant to the terms of the Existing Loan Documents for such Protected Asset. For each such deemed failure to make a scheduled principal payment, the positive difference, if any, between the scheduled principal payment due with respect to such Protected Asset pursuant to the terms of the

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Existing Loan Documents for such Protected Asset and the scheduled principal payment due with respect to such Protected Asset pursuant to the terms of the restructuring shall be considered a Defaulted Principal Amount, the non-payment of such amount shall be considered a Principal Payment Default and the Seller shall make Protection Payments to the Company with respect to such Protected Asset in accordance with Section 2.2.1 hereof.
               (b) In the event the Company restructures the terms of a Protected Asset during the Protection Period for such Protected Asset and the Stated Maturity Date of such Protected Asset is not extended pursuant to such restructuring, the Borrower under such Protected Asset shall nevertheless be deemed to have defaulted when it fails to pay any scheduled interest payment due with respect to such Protected Asset pursuant to the terms of the Existing Loan Documents for such Protected Asset. For each such deemed failure to make a scheduled interest payment, the positive difference, if any, between the scheduled interest payment due with respect to such Protected Asset pursuant to the Existing Loan Documents (excluding any Additional Interest) for such Protected Asset and scheduled interest payment due with respect to such Protected Asset pursuant to the terms of the restructuring shall be considered a Defaulted Interest Amount, the non-payment of such amount shall be considered an Interest Payment Default and the Seller shall make Protection Payments to the Company with respect to such Protected Asset in accordance with Section 2.2.2 hereof.
     2.4.2 Restructuring With Maturity Extension and Affiliate Refinancings.
          (a) Without the prior written consent of the Seller, which consent shall not be unreasonably withheld, the Company shall not restructure the terms of a Protected Asset in a manner which extends the Stated Maturity Date of such Protected Asset.
          (b) The Company shall be permitted to enter into an Affiliate Refinancing of a Protected Asset without the consent of the Seller if at the time of the Affiliate Refinancing, the LTV Ratio for such Protected Asset is 90% or greater. Without the prior written consent of the Seller, which consent shall not be unreasonably withheld, the Company shall not enter into an Affiliate Refinancing of any Protected Asset if at the time of the Affiliate Refinancing, the LTV Ratio for such Protected Asset is equal to or greater than 75% and less than 90%.
          (c) In the event the Company wishes to request the consent of the Seller to the extent required by any of Section 2.4.2(a) or (b), the Company shall deliver to the Seller at the addresses set forth in Section 7.6, a description of the proposed action, copies of the proposed amendments to the Existing Loan Documents to effect such action and such other information reasonably required to permit the Seller to make a decision with respect to the proposed action. If the Seller fails to respond to a request for consent within ten (10) Business Days following the Company’s request therefor, the Company may deliver a second request for the Seller’s consent to such matter, which request will include a warning that the Seller’s failure to grant or deny the requested consent within

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three (3) Business Days of the Seller’s receipt thereof will result in the requested consent being deemed to have been granted. If the Seller fails to respond to such second request within three (3) Business Days of its receipt thereof, the Seller’s consent to the matter described in such second request shall be deemed to have been granted.
     2.5. Monthly Payment Reports. Within fifteen (15) Business Days following the last day of each calendar month, the Company and the Acquiror shall deliver to the Seller at the addresses set forth in Section 7.6, a monthly report with the following information (the “Monthly Payment Report”):
          2.5.1. Defaulted Payment Amounts. The amount of all Defaulted Payment Amounts realized by the Company during such calendar month and the amount, if any, that the Seller is required to pay pursuant to Section 2.2 hereof with respect to such Defaulted Payment Amounts, which information shall be provided on an asset-by-asset basis, shall specify the amount of, and the amount payable pursuant to Section 2.2 in respect of, Defaulted Interest Amounts and Defaulted Principal Amounts and, upon request from the Seller, shall include the amount of any Upfront Protection Payment that would be payable in respect of each Protected Asset in the event the Seller elects, and the Company gives prior written consent, to make such Upfront Protection Payment pursuant to Section 2.2.3.
          2.5.2. Sales of Protected Assets. The gross sales proceeds realized by the Company from the sale of any Protected Asset during such calendar month where the Seller consented to such sale pursuant to Section 5.2.2 hereof and the amount, if any, that Seller is required to pay pursuant to Section 5.2.2 hereof with respect to such sale(s), which information shall be provided on an asset-by-asset basis.
          2.5.3. Defaulted Payment Amounts. The amount of the Defaulted Payment Amounts as of the last day of such calendar month.
          2.5.4. Recoveries. The amount of all Recoveries received by the Company during such calendar month and the amount, if any, that the Company and the Acquiror are required to pay pursuant to Section 3.3 hereof with respect to such Recoveries, which information shall be provided on an asset-by-asset basis and shall specify the amount of, and the amount payable pursuant to Section 3.3 in respect of, Recoveries of each of principal and interest, the amount of gross Recoveries and the amount of Recoveries applied to reimburse the costs and expenses of obtaining such Recoveries and the interest thereon.
          2.5.5. Unrecovered Amount. The Unrecovered Amount as of the last day of such calendar month.
          2.5.6. Payments Received. The amount of all payments received by the Company in respect of the Protected Assets which have experienced Protected Asset Payment Defaults or are on the Company’s watch-list during such calendar month, which information shall be provided on an asset-by-asset basis and shall specify the amount of

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such payments attributable to each of: interest payments received from the Obligors under the Protected Assets; principal payments received from the Obligors under the Protected Assets; net income received from the Underlying Collateral for the Protected Assets; sales proceeds received from the sale of any Underlying Collateral for the Protected Assets; sales proceeds received from the sale of all or any portion of the Protected Assets; and fees, expenses and other amounts received from the Obligors under the Protected Assets.
          2.5.7. Interest Rates. Calculations of the Capital Investment Interest Rate and the Protected Payment Interest Rate for such calendar month.
          2.5.8. Dispute Resolution. Within ten (10) Business Days following its receipt of each Monthly Payment Report, the Seller may deliver a notice (an “Objection Notice”) to the Company and the Acquiror stating that the Seller disagrees with any of the information contained in or omitted from such Monthly Payment Report or the calculations made pursuant to such Monthly Payment Report and setting forth the nature of such disagreements. In the event the Seller fails to deliver an Objection Notice to any Monthly Payment Report within ten (10) Business Days following its receipt of such Monthly Payment Report, then the Seller shall be deemed to have approved such Monthly Payment Report. The parties will work together in good faith to resolve any disagreements set forth in an Objection Notice and the Company and the Acquiror shall deliver to the Seller at the addresses set forth in Section 7.6, a revised Monthly Payment Report taking into account such resolution. In the event the parties cannot reach resolution with respect to any disagreement set forth in an Objection Notice within ten (10) Business Days following delivery of such Objection Notice, then the Seller shall be entitled, or shall be entitled to cause its accountants to, inspect the books and records of the Company with respect to the Protected Assets, and conduct such audit with respect to the Protected Assets as is reasonable and appropriate to resolve the disagreement.
     2.6. Payment Mechanics; Post-Payment Reports.
          2.6.1. Payment of Protected Payments and Recoveries. Within five (5) Business Days following the date on which any Monthly Payment Report has been approved or deemed approved by the parties hereto, (a) to the extent the amount payable by the Company and the Acquiror pursuant to Section 3.3 hereof exceeds the amount payable by the Seller pursuant to Section 2.2, Section 2.7.3, Section 5.2.2 and/or Section 5.2.3 hereof (after taking into account any election by the Seller, and with the prior written consent of the Company, to make any Upfront Protection Payment pursuant to Section 2.2.3 hereof), based on the amounts set forth in such approved Monthly Payment Report, the Company and the Acquiror shall pay such excess to the Seller or (b) to the extent the amount payable by the Seller pursuant to Section 2.2, Section 2.7.3, Section 5.2.2 and/or Section 5.2.3 hereof (after taking into account any election by the Seller, and with the prior written consent of the Company, to make any Upfront Protection Payment pursuant to Section 2.2.3 hereof) exceeds the amount payable by the Company and the Acquiror pursuant to Section 3.3 hereof, based on the amounts set forth

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in such approved Monthly Payment Report, the Seller shall pay such excess to the Company. Notwithstanding the net payment arrangement described in this Section 2.6.1, upon the making of the payments described in the immediately preceding sentence with respect to any Monthly Payment Report, the Company and the Acquiror shall be deemed to have made the payments required under Section 3.3 hereof, as set forth in such Monthly Payment Report, and the Seller shall be deemed to have made the payments required under Section 2.2, Section 2.7.3, Section 5.2.2 and/or Section 5.2.3 hereof, as applicable, as set forth in such Monthly Payment Report.
          2.6.2. Post-Payment Reports. Within five (5) Business Days following the date of any payment described in Section 2.6.1 above, the Company and the Acquiror shall deliver to the Seller at the addresses set forth in Section 7.6, a report (each, a “Post-Payment Report”) setting forth the Unrecovered Protection Payments as of the date of, and after giving effect to, such payment. In the event the Seller disagrees with any information contained in or omitted from any Post-Payment Report or the calculations made pursuant to such Post-Payment Report, the dispute resolution mechanism set forth in Section 2.5.8 shall apply to such objection, except that the Seller shall have a period of thirty (30) days following its receipt of a Post-Payment Report to deliver an Objection Notice with respect to such Post-Payment Report.
     2.7. Termination of Asset Protection Arrangement; Extension.
          2.7.1. Expiration of Protection Period. Subject to Section 2.7.2 and Section 2.7.3 below, the Seller shall have no obligation to make any Protection Payment with respect to any Protected Asset Payment Default on a Protected Asset that occurs after the last day of the Protection Period with respect to such Protected Asset.
          2.7.2. First Extension. With respect to each Long-Dated Protected Asset only, if as of December 31, 2016, (a) the Protection Period for such Long-Dated Protected Asset has not already terminated and (b) there exists a Protected Asset Payment Default with respect to such Long-Dated Protected Asset, which Protected Asset Payment Default has not been cured in full by the Obligor, then the Protection Period for such Long-Dated Protected Asset shall be extended until the date on which the next scheduled principal or interest payment is due pursuant to the Existing Loan Documents for such Long-Dated Protected Asset.
          2.7.3. Termination Payments. If as of the last day of the extension period described in Section 2.7.2 above with respect to a Long-Dated Protected Asset, (a) the Stated Maturity Date of such Long-Dated Protected Asset has not already terminated and (b) there exists an uncured Protected Asset Payment Default with respect to such Long-Dated Protected Asset, then, so long as the Unrecovered Amount exceeds the Deductible, the Seller shall pay to the Company, in full satisfaction of its obligations to make Protection Payments with respect to such Long-Dated Protected Asset, an amount (the “Termination Payment”) equal to (i) fifty percent (50%) of the sum of (A) the Carrying Value of such Long-Dated Protected Asset as of the date of such payment plus (B) all

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accrued but unpaid interest (excluding Additional Interest) on such Long-Dated Protected Asset as of the date of such payment less (ii) the sum of (A) all Unrecovered Protection Payments in respect of such Long-Dated Protected Asset as of the date of such payment plus (B) the total amount of Defaulted Payment Amounts for such Long-Dated Protected Asset that were applied against the Deductible. As an alternative to making the Termination Payment with respect to any Long-Dated Protected Asset pursuant to this Section 2.7.3, the Seller may elect, but only with the prior written consent of the Company, to extend the Protection Period for such Long-Dated Protected Asset to the Stated Maturity Date of such Long-Dated Protected Asset.
     2.8. Interest on Protection Payments. Interest on each Protection Payment shall accrue on the outstanding amount thereof commencing on the date such Protection Payment is made through the last day of the month immediately preceding the date such Protection Payment is repaid with Recoveries pursuant to Section 3.2 hereof. Notwithstanding the foregoing, such interest shall only be payable by the Company and the Acquiror on such Protection Payments to the extent the Company or the Acquiror receives Recoveries in an amount sufficient to pay such interest pursuant to Section 3.2 hereof. Interest on Protection Payments shall be computed on the basis of a 360-day year and the actual number of days elapsed and shall compound quarterly. Each Protection Payment shall bear interest at a rate per annum equal to the Protection Payment Interest Rate in effect from time to time.
     2.9. Currency. Any Protection Payment required hereunder shall be paid by the Seller to the Company in the currency under the Existing Loan Documents for the Protected Asset to which such Protection Payment relates.
ARTICLE III
RECOVERIES
     3.1. Maximize Recoveries. The parties hereto recognize and agree that it is in their mutual interest that the Acquiror and the Company be permitted to use, and the Acquiror and the Company hereby agree that they intend to use, commercially reasonable efforts to minimize the occurrence of any Protected Asset Payment Defaults, minimize the amount of any Defaulted Payment Amounts and maximize Recoveries with respect to the Protected Assets. Notwithstanding anything in this Agreement to the contrary, the Seller, on the one hand, and the Acquiror and the Company, on the other, agree that each shall be fully protected in exercising its rights under this Agreement, and the Acquiror and the Company shall be fully protected in their dealings as owners of the Protected Assets without liability to the Seller or the Parent for failure or alleged failure to minimize the occurrence of any Protected Asset Payment Defaults, failure or alleged failure to minimize the amount of Defaulted Payment Amounts or failure or alleged failure to maximize Recoveries; nor shall any such failure or alleged failure constitute a defense or excuse to full and timely payment and performance by the Seller of its obligations hereunder. In addition, no failure or deemed failure to deliver information,

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audits, approvals, reports or any other data hereunder, or failure to resolve a dispute, including pursuant to Section 2.5.8, shall constitute a defense to any of the Seller’s obligations hereunder, including, without limitation, the Seller’s obligations to make Protection Payments.
     3.2. Interest on Expenses. Interest on any third-party, out-of-pocket cost, fee, charge or expense incurred, or any capital investment made, by the Company or the Acquiror after the Effective Date in connection with realizing a Recovery, shall accrue on the outstanding amount thereof commencing on the date such cost, fee, charge or expense was paid or such investment was made by the Company through the last day of the month immediately preceding the date such expense is repaid or such investment is returned with Recoveries. Interest on each such expense or investment shall be computed on the basis of a 360-day year and the actual number of days elapsed and shall compound quarterly. Each such expense or investment shall bear interest at a rate per annum equal to the Capital Investment Interest Rate in effect from time to time. In no event shall the Seller be required to make any payment to the Company or the Acquiror in respect of the interest described in this Section 3.2.
     3.3. Payment of Recoveries. To the extent that the Company or the Acquiror receives any Recovery, the Company and the Acquiror agree to apply the amount of such Recovery as follows:
          3.3.1. first, to pay fifty percent (50%) to the Company and fifty percent (50%) to the Seller until such time as the amount of the Unrecovered Protection Payments has been reduced to zero and all accrued but unpaid interest on all Unrecovered Protection Payments payable pursuant to Section 2.8 above has been paid in full;
          3.3.2. second, to the extent all or any portion of such amount is remaining after the foregoing application and to the extent the Unrecovered Amount is greater than zero (after giving effect to the application of the amount of such Recovery pursuant to Section 3.3.1 above), to pay to the Company until such time as the Unrecovered Amount has been reduced to zero; and
          3.3.3. third, to the extent all or any portion of such amount is remaining after the foregoing applications, to pay to the Company.
     3.4. Application of Recoveries. In the event that a Recovery is received by the Seller in respect of a Protected Asset on which Protection Payments have been made, such Recovery shall be applied first to the Protected Asset on which such Recovery was made until such time as the amount of Unrecovered Protection Payments in respect of such Protected Asset has been reduced to zero and then to all other Protected Assets on which Protection Payments have been made on a pro rata basis in accordance with the relative Unrecovered Protection Payments made in respect of such other Protected Assets. In the event that a Recovery is made in respect of a Protected Asset on which no Protection Payments have been made as a result of the Unrecovered Amount not

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exceeding the Deductible, such Recovery shall be applied to all Protected Assets on which Protection Payments have been made on a pro rata basis in accordance with the relative Unrecovered Protection Payments made in respect of such Protected Assets.
     3.5. Currency. Any payment of a Recovery required hereunder shall be paid by the Company and the Acquiror to the Seller in the currency under the Existing Loan Documents for the Protected Asset to which such Recovery relates.
ARTICLE IV
PURCHASE OPTION
     4.1. Purchase Option. The Seller shall have the right to purchase any Protected Asset at its discretion at any time during the Protection Period for such Protected Asset by providing the Company and the Acquiror written notice thereof (each, a “Purchase Notice”), which Purchase Notice shall (a) identify the Protected Asset subject to the Purchase Notice and (b) specify the date on which the purchase of the Protected Asset shall occur (the “Purchase Date”), which shall be no earlier than ten (10) days, and no later than ninety (90) days, following the date of such Purchase Notice.
     4.2. Purchase Price. The purchase price for any Protected Asset that is the subject of a Purchase Notice shall be an amount (the “Purchase Price”) equal to (a) the Carrying Value of such Protected Asset as of such Purchase Date plus (b) all accrued but unpaid interest on such Protected Asset as of such Purchase Date at the interest rate (excluding any Additional Interest) set forth in the Existing Loan Documents for such Protected Asset.
     4.3. Closing. On the Purchase Date with respect to any Protected Asset, the Seller shall pay to the Company, by wire transfer in immediately available funds, an amount equal to the Purchase Price, and the Company shall assign all of its right, title and interest in and to such Protected Asset, without recourse or warranty, except warranties from the Company and the Acquiror that the Company is the legal and beneficial owner of the Protected Asset being sold and that the Company owns, and is transferring to the Seller, such Protected Asset free and clear of all claims, liens or encumbrances, except such liens or encumbrances as to which such Protected Asset was subject on the Effective Date.
ARTICLE V
SALES OF PROTECTED ASSETS
          5.1. Last Look. In the event that at any time during the Protection Period for any Protected Asset, the Company or the Acquiror receives a bona fide offer to purchase such Protected Asset (the “Subject Protected Asset”) from any Person (the “Purchaser”), the Company and the Acquiror shall not consummate such sale before first providing the Seller with a right to purchase the Subject Protected Asset for the same price and on the

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same terms and conditions set forth in such bona fide offer (the “Purchase Option”), on and subject to the following terms and conditions:
          5.1.1. The Company and the Acquiror shall give written notice (the “Last Look Notice”) to the Seller setting forth the identity of the Purchaser, the proposed purchase price set forth in the bona fide offer from the Purchaser (the “Proposed Purchase Price”) and all other material terms and conditions set forth in such bona fide offer and offering to sell the Subject Protected Asset to the Seller on the same terms as those made available to the Purchaser.
          5.1.2. The Seller shall have ten (10) days (the “Acceptance Period”) after the delivery by the Company and the Acquiror to the Seller of the Last Look Notice to elect to exercise the Purchase Option with respect to the Subject Protected Asset (such election to be made, if at all, by giving written notice thereof (the “Acceptance Notice”) to the Company and the Acquiror within the Acceptance Period).
          5.1.3. If the Seller fails to exercise the Purchase Option within the Acceptance Period, then the Company shall have the right to sell the Subject Protected Asset to such Purchaser at any time or times during the 60-day period following the expiration of the Acceptance Period (such period, the “Closing Period”), for aggregate cash consideration which is not less than 98% of the Proposed Purchase Price and is otherwise on terms that are not materially more favorable to the Purchaser than those set forth in the Last Look Notice. If the closing of such sale does not occur within such 60-day period, the Purchase Option will again apply as to any sale of the Protected Asset occurring after such 30-day period.
          5.1.4. If the Seller exercises the Purchase Option within the Acceptance Period, then such exercise shall be deemed to create a contract between each of the Seller, on the one hand, and the Company and the Acquiror, on the other, pursuant to which the Seller irrevocably agrees to acquire, and the Company irrevocably agrees to sell, the Subject Protected Asset for the Proposed Purchase Price and on the other terms set forth in the Last Look Notice and the closing date for such sale shall be on the thirtieth (30th) day after the exercise by the Seller of the Purchase Option (or if such day is not a Business Day, the next Business Day) or such earlier date as may be agreed upon by the parties hereto. On the relevant closing date, the Seller shall pay to the Company, by wire transfer in immediately available funds, an amount equal to the Proposed Purchase Price, and the Company shall assign all of its right, title and interest in and to such Subject Protected Asset, without recourse or warranty, except warranties from the Company and the Acquiror that the Company is the legal and beneficial owner of the Subject Protected Asset being sold and that the Company owns, and is transferring to the Seller, such Subject Protected Asset free and clear of all claims, liens or encumbrances, except such liens or encumbrances as to which such Subject Protected Asset was subject on the Effective Date. If the sale of the Subject Protected Asset fails to occur on the relevant closing date solely by reason of a default by the Company or the Acquiror, then, at the election of the Seller, (a) the contract created by the Last Look Notice and the

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Acceptance Notice shall be terminated or (b) the Seller may seek specific performance of such contract, but the Seller shall have no other rights or remedies by reason of such breach.
     5.2. No Liability for Sales of Protected Assets without Consent.
          5.2.1. If any Protected Asset is sold by the Company (including any sale to the Seller pursuant to Article IV or Section 5.1 above), whether such sale occurs during the Protection Period with respect to such Protected Asset or thereafter, the Seller will not incur any liability or be liable to make any Protection Payments with respect to any losses realized by the Company in respect of such sale, except to the extent provided in Section 5.2.2 and Section 5.2.3 hereof, and the Seller shall not be entitled to share in any gains realized by the Company in respect of such sale, except to the extent the proceeds of such sale constitute Recoveries payable to the Seller pursuant to Section 3.3 hereof.
          5.2.2. If the Company wishes to sell any Protected Asset during the Protection Period for such Protected Asset and the gross sales proceeds from such sale are less than ninety percent (90%) of the Carrying Value of such Protected Asset as of the date of such sale plus all accrued but unpaid interest on such Protected Asset as of the date of such sale, then to the extent that the Unrecovered Amount exceeds the Deductible and so long as the Seller consents to such sale, which consent shall not be unreasonably withheld, the Seller shall make a payment to the Company, pursuant to Section 2.6.1 hereof, in an amount (the “Top-Up Payment”) equal to (a) fifty percent (50%) of the excess, if any, of (i) the sum of (A) the Carrying Value of such Protected Asset as of the date of such sale plus (B) all accrued and unpaid interest on such Protected Asset as of the date of such sale over (ii) the gross sales proceeds received by the Company from such sale less (b) the Unrecovered Protection Payments made with respect to such Protected Asset as of such date. In the event the Company wishes to sell any Protected Asset during the Protection Period for such Protected Asset and the gross sales proceeds from such sale are less than ninety percent (90%) of the Carrying Value of such Protected Asset as of the date of such sale plus all accrued but unpaid interest on such Protected Asset as of the date of such sale, the Company may request the consent of the Seller to such sale by delivering to the Seller a description of the proposed sale, including all material terms of such sale to permit the Seller to make a decision in its commercially reasonable discretion. If the Seller fails to respond to a request for consent within ten (10) Business Days following the Company’s request therefor, the Company may deliver a second request for the Seller’s consent to such matter, which request will include a warning that the Seller’s failure to grant or deny the requested consent within three (3) Business Days of the Seller’s receipt thereof will result in the requested consent being deemed to have been granted. If the Seller fails to respond to such second request within three (3) Business Days of its receipt thereof, the Seller’s consent to the matter described in such second request shall be deemed to have been granted. For the avoidance of doubt, the consent of the Seller shall not be required for any sale of a Protected Asset so

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long as after giving effect to such sale, the Unrecovered Amount does not exceed the Deductible.
          5.2.3. If the Company sells any Protected Asset during the Protection Period for such Protected Asset and the gross sales proceeds from such sale are greater than or equal to ninety percent (90%) of the Carrying Value of such Protected Asset as of the date of such sale plus all accrued but unpaid interest on such Protected Asset as of the date of such sale, then so long as the Unrecovered Amount exceeds the Deductible, the Seller shall make a payment to the Company, pursuant to Section 2.6.1 hereof, in an amount equal to the Top-Up Payment in respect of such sale, as calculated pursuant to Section 5.2.2 above as of the date of such sale.
     5.3. Sales to Affiliates of the Acquiror. The provisions of this Agreement regarding sales of Protected Assets (including the provisions of Article IV and Article V hereof) shall not apply to sales of Protected Assets to an Affiliate of the Acquiror (any such Affiliate, an “Affiliate Transferee”) so long as such Affiliate Transferee agrees in writing to become a party to this Agreement and to be jointly and severally liable for the obligations of the Company and the Acquiror under this Agreement, but only in so far as they relate to the Protected Asset transferred to that Affiliate.
     5.4. Participations, etc. For purposes of this Agreement, (a) all references herein to the sale of a Protected Asset shall be deemed to include the sale of a participation interest in such Protected Asset and (b) all references herein to the purchase of a Protected Asset shall be deemed to include the purchase of a participation interest in such Protected Asset.
ARTICLE VI
REPORTING, ETC.
     6.1. Notices of Default. The Company and the Acquiror shall provide the Seller with copies of any notices of default or events of default sent or received by the Company or the Acquiror with respect to the Protected Assets promptly following the date on which such notices are sent or received.
     6.2. Appraisals.
          6.2.1. Copies of Appraisals. Subject to all applicable confidentiality requirements under the Loan Documents or applicable law, the Company and the Acquiror shall provide the Seller with copies of any appraisals received from the Obligors under any Protected Asset pursuant to the terms of the Loan Documents with respect to such Protected Asset, as well as all third-party assessments in the possession of the Company or the Acquiror with respect to any property or other collateral securing a Protected Asset. Notwithstanding the foregoing, the failure of the Company or the Acquiror to deliver copies of appraisals and assessments pursuant to this Section 6.2.1

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shall not constitute a defense to any of the Seller’s obligations hereunder, including, without limitation, the Seller’s obligations to make Protection Payments.
          6.2.2. Cooperation with Appraisals. Subject to all applicable confidentiality requirements under the Loan Documents or applicable law, the Seller may from time to time, upon written notice to the Company and the Acquiror, engage an appraiser to conduct an appraisal of one or more of the properties that secure the Protected Assets. The Company and the Acquiror hereby agree to cooperate with the Seller and its appraiser with respect to any such appraisal, including by providing the Seller and its appraiser with access to the property or properties being appraised to the extent permitted under the Loan Documents for the relevant Protected Asset and by requesting the Obligors under the Loan Documents for the relevant Protected Asset to provide the Seller and its appraiser with access to the property or properties being appraised.
     6.3. Monthly Reports. As part of its Monthly Payment Report, the Company and the Acquiror shall deliver to the Seller, at the addresses set forth in Section 7.6, within fifteen (15) Business Days following the last day of each calendar month, a delinquency and a watch-list report regarding the Protected Assets.
     6.4. Further Information; Audits. The Company and the Acquiror shall also, promptly following request therefor, provide to the Seller any other information reasonably requested by the Seller and available to the Acquiror or the Company without unreasonable expense (except to the extent the Seller agrees to reimburse the Company or the Acquiror, as applicable, for such expense) with respect to the Protected Assets or the Underlying Collateral, subject to all applicable confidentiality requirements of the Acquiror and the Company pursuant to the Loan Documents for such Protected Assets and under applicable law, which information may include, without limitation, (a) financial statements of the Obligors for the Protected Assets that are in the possession of the Company or the Acquiror, (b) full and complete copies of the Loan Documents evidencing or relating to the Protected Assets and any reports, certificates or notices delivered pursuant to or in connection with such Loan Documents; and (c) any other credit information in the possession of the Company or the Acquiror with respect to the Obligors or the Underlying Collateral for the Protected Assets. In addition, the Seller shall have the right from time to time, at its own expense, to perform an audit of the Protected Assets and to inspect the books and records of the Company and the Acquiror solely with respect to the Protected Assets.
ARTICLE VII
MISCELLANEOUS
     7.1. Confidentiality. This Agreement and all information provided to any of the parties pursuant to the terms hereof shall be subject to the terms of Section 6.05 of the Stock Purchase Agreement.

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     7.2. Term of Agreement. This Agreement shall remain in full force and effect until such time as all Recoveries have been obtained and all payments that are required to be made hereunder with respect to the Protected Assets have been made.
     7.3. Successors. Except as otherwise provided in this Agreement, whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party.
     7.4. Governing Law; Jurisdiction.
          7.4.1. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
          7.4.2. Jurisdiction. The federal and state courts of New York County, New York shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. The parties agree that the federal and state courts of New York County, New York are the most appropriate and convenient courts to settle disputes between them and accordingly no party will argue to the contrary.
     7.5. Modification; Waiver in Writing. Neither this Agreement nor any of the terms hereof may be amended, changed, waived, discharged or terminated, unless such amendment, change, waiver, discharge or termination is in writing signed by the Seller, the Company and the Acquiror.
     7.6. Notices. All notices, requests, directions and other communications permitted or provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, facsimile transmission) and mailed, faxed or delivered, (i) if to the Seller, to c/o American International Group, Inc., 70 Pine Street, New York, New York 10270, Attention: AIG General Counsel, Facsimile Number: (212) 425-2175, with a copy to: Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004; Attention: Robert G. DeLaMater, Esq., Facsimile Number: (212) 291-9037; or to such other address as shall be designated by the Seller in a written notice to the other parties from time to time, (ii) if to the Company, to c/o MetLife, Inc., 10 Park Avenue, Morristown, New Jersey 07962, Attention: Senior Managing Director, Real Estate Investments, Facsimile Number: (973) 355-4460, with copies to: c/o MetLife, Inc., 10 Park Avenue, Morristown, New Jersey 07962, Attention: Chief Counsel — Real Estate Investments, Facsimile Number: (973) 355-4920; and Dewey & LeBouef LLP, 1301 Avenue of Americas, New York, New York 10019, Attention: John M. Schwolsky and Alexander M. Dye, Facsimile Number: (212) 259-6333; or to such other address as shall be designated by the Company in a written notice to the other parties from time to time and (iii) if to the Acquiror, to 10 Park Avenue, Morristown, New Jersey 07962, Attention: Senior Managing Director, Real Estate Investments, Facsimile Number: (973) 355-4460, with copies to: c/o MetLife, Inc., 10 Park Avenue, Morristown, New Jersey 07962, Attention: Chief Counsel — Real Estate Investments, Facsimile Number: (973) 355-4920; and Dewey & LeBouef LLP, 1301 Avenue of Americas, New York,

24

New York 10019, Attention: John M. Schwolsky and Alexander M. Dye, Facsimile Number: (212) 259-6333; or to such other address as shall be designated by the Acquiror in a written notice to the other parties from time to time.
     7.7. Transfer. Except as provided in Section 5.3 hereof, none of the parties hereto may sell, assign, encumber or transfer (“Transfer”) all or any portion of its rights or obligations under this Agreement. Any Transfer purported to be made in contravention of this Section 7.7 shall be null and void.
     7.8. Joint and Several Liability. The obligations of the Company and the Acquiror under this Agreement are joint and several obligations.
     7.9. Severability. If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under applicable law, the legality, validity or enforcement of the remaining provisions of this Agreement will not be in any way affected or impaired.
     7.10. No Joint Venture. Nothing in this Agreement is intended to create a joint venture or partnership between the Seller, on the one hand, and the Company and the Acquiror, on the other, or to create any fiduciary duty on the part of the Seller, the Company or the Acquiror.
     7.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
     7.12. Headings. The headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     7.13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.
     7.14. No Rights to Obligors. None of the provisions of this Agreement shall inure to the benefit of any Obligor or any Person other than the Seller, the Company and the Acquiror and their respective successors and permitted assigns. The Obligors and any Person other than the Seller, the Company and the Acquiror and their respective successors and permitted assigns shall not be entitled to rely upon or raise as a defense, in any manner whatsoever, the failure of the Seller, the Company or the Acquiror to comply with the provisions of this Agreement or to enforce their rights hereunder.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, on the day and year first above written.

ALICO HOLDINGS LLC, a Delaware limited liability company
By:
Name:
Title:

AMERICAN LIFE INSURANCE COMPANY, a Delaware-domiciled insurance company
By:
Name:
Title:

METLIFE, INC., a Delaware corporation
By:
Name:
Title:

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SCHEDULE 1
Protected Assets2

	Outstanding		Carrying	Scheduled
	Principal	Carrying	Value	Maturity	Tail/Extension
Protected Asset	Amount	Value	Percentage	Date	Periods
(A)	(B)[3]	(C)[4]	(D)	(E)	(F)
Chandler Nineteenth SPC	¥7,500,000,000	¥7,500,000,000	100.0	10/31/12	1 yr
Fujisawa Holdings	¥12,000,000,000	¥12,000,000,000	100.0	03/31/11	1 yr
Jingumae 6Chome Capital	¥4,000,000,000	¥4,000,000,000	100.0	10/25/12	N/A
Scorpion Property YK	¥12,650,000,000	¥12,609,679,384	99.7	04/30/13	1 yr
G.K. MJ General Fund One (3.3316% coupon)	¥4,741,794,000	¥4,728,822,589	99.7	11/30/11	1 yr
G.K. MJ General Fund One (3.310% coupon)	¥160,253,000	¥159,774,319	99.7	11/30/11	1 yr
YK TR-TWO[5]	¥10,391,255,392	¥10,374,105,379	99.8	12/28/11	2 yrs
YK SIA Star No.6	¥10,000,000,000	¥9,981,100,000	99.8	01/31/11	1 yr
GK SIA Emperor	¥7,100,000,000	¥7,092,730,446	99.9	10/12/10	2 yrs

[2]	To the extent assets are sold prior to the Closing Date in accordance with the Stock Purchase Agreement, such assets will be removed from this Schedule I.

[3]	The 5/31/09 par values/shares recorded in the PAM system for statutory accounting purposes.

[4]	The 5/31/09 book values recorded in the PAM system for statutory accounting purposes.

[5]	Special Asset Protection Agreement only applies to 96.4% of the YK-TR TWO asset owned by ALICO.

	Outstanding		Carrying	Scheduled
	Principal	Carrying	Value	Maturity	Tail/Extension
Protected Asset	Amount	Value	Percentage	Date	Periods
(A)	(B)[3]	(C)[4]	(D)	(E)	(F)
Premiere Intnl Club Funding KK	¥11,000,000,000	¥11,000,000,000	100.0	12/27/32	2 yrs
Virgo Property Inc	¥19,450,000,000	¥19,374,701,772	99.6	05/25/16	N/A
GK Liatris	¥1,000,000,000	¥998,288,699	99.8	4/26/10	N/A

2

EXHIBIT F

Indemnification Collateral Account Security
and Control Agreement
among
MetLife, Inc.,
as Secured Party
ALICO Holdings LLC,
as Pledgor
[•],
as Securities Intermediary and Pledge Collateral Agent
and
[•],
as Stock Purchase Contract Agent
Dated as of [•], 2010

i

 ii

     This Indemnification Collateral Account Security and Control Agreement, dated as of [•], 2010 (the “Agreement”), by and among MetLife, Inc., a Delaware corporation, as secured party for its own benefit and for the benefit of all other Acquiror Indemnified Parties (as defined in the Stock Purchase Agreement referred to below) (“Secured Party”), ALICO Holdings LLC, a Delaware limited liability company (“Pledgor”), [•], in its capacity as securities intermediary hereunder (“Securities Intermediary”) and [•], as pledge collateral agent hereunder (“Pledge Collateral Agent”), and, for certain limited purposes, [•], in its capacity as Stock Purchase Contract Agent (“Stock Purchase Contract Agent”) under the Pledge Agreement described below.
W i t n e s s e t h:
     Whereas, Secured Party, American International Group, Inc., a Delaware corporation (“Pledgor Parent”), and Pledgor have entered into a Stock Purchase Agreement, dated as of March 7, 2010 (as the same may be amended from time to time, the “Stock Purchase Agreement”), containing provisions in Article XI thereof for the indemnification of Secured Party and the other Acquiror Indemnified Parties (such indemnification provisions, other than those in Section 11.03 thereof, being referred to as the “Indemnification Provisions”);
     Whereas, pursuant to the Stock Purchase Agreement, Secured Party, Pledgor Parent, Pledgor and certain other parties named therein have entered into the Ancillary Agreements (as defined below), in furtherance of the agreements and arrangements contemplated in the Stock Purchase Agreement;
     Whereas, Secured Party, [•], as Stock Purchase Contract Agent, acting on behalf of all holders of Common Equity Units (as defined below), including Pledgor, and Securities Intermediary, as Collateral Agent (in such capacity, “Collateral Agent”) and Custodial Agent, have entered into a Pledge Agreement, dated as of [•], 2010 (as the same may by amended from time to time, the “Pledge Agreement”), in connection with the issuance of Common Equity Units to Pledgor as part of the consideration paid to Pledgor by Secured Party pursuant to the Stock Purchase Agreement;
     Whereas, pursuant to this Agreement, Pledgor desires to pledge to Secured Party, for the benefit of Secured Party and the other Acquiror Indemnified Parties, the Indemnification Collateral (as defined below) and the Pledge Collateral (as defined below) in order to secure the payment of Pledgor’s obligations to Secured Party and the other Acquiror Indemnified Parties under the Indemnification Provisions, this Agreement, and the Ancillary Agreements;
     Whereas, Secured Party and Pledgor have requested Securities Intermediary to hold the Indemnification Collateral (other than the Pledge Collateral) in custody and to perform certain other functions as more fully described herein;
     Whereas, Secured Party and Pledgor have requested Pledge Collateral Agent to hold the Pledge Collateral in custody and to perform certain other functions in its capacity as Pledge

1

Collateral Agent as more fully described herein, in addition and supplementary to, but not in conflict with, its functions as Collateral Agent under the Pledge Agreement; and
     Whereas, Securities Intermediary and Pledge Collateral Agent are willing to act on behalf of Secured Party and Pledgor in respect of Indemnification Collateral and Pledge Collateral delivered to Securities Intermediary and Pledge Collateral Agent by Pledgor for the benefit of Secured Party (both for its own benefit and the benefit of the other Acquiror Indemnified Parties), subject to the terms hereof;
     Now, Therefore, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the parties hereto agree as follows:
ARTICLE I
Definitions
     SECTION 1.1 Certain Terms Defined; Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
     (a) the terms defined in this Article I shall have the meanings assigned to them in this Article I and, where the context requires, include the plural as well as the singular, and nouns and pronouns of the masculine gender include the feminine and neuter genders;
     (b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Appendix or other subdivision;
     (c) the terms “bank,” “chattel paper,” “deposit account,” “entitlement holder,” “entitlement order,” “financial asset,” “general intangible,” “investment property,” “payment intangible,” “proceeds,” “security,” “security entitlement” and “securities intermediary” shall have the meanings set forth in Articles 8 and 9 of the UCC (as defined below);
     (d) Section headings are included in this Agreement for convenience only and shall have no substantive effect on its interpretation; and
     (e) the following terms have the meanings given to them in this Section 1.1(e):
     “Acquiror Indemnified Parties” shall have the meaning set forth in the Stock Purchase Agreement.
     “Acquiror Interim Preferred Stock” shall mean the Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock, $0.01 per share, of Secured Party.
     “Ancillary Agreements” shall mean the Transition Services Agreement, the Investor Rights Agreement and the Special Asset Protection Agreement.

2

     “Authorized Person” shall mean any person, whether or not an officer or employee of a Secured Party or Pledgor, duly authorized by a Secured Party or Pledgor, respectively, to give Oral and/or Written Instructions on behalf of a Secured Party or Pledgor, respectively; each such person to be designated in a Certificate of Authorized Persons which contains a specimen signature of such person.
     “Business Day” shall have the meaning set forth in the Stock Purchase Agreement.
     “Closing Date” shall have the meaning set forth in the Stock Purchase Agreement.
     “Code” shall have the meaning set forth in the Stock Purchase Agreement.
     “Collateral” shall have the meaning set forth in the Pledge Agreement.
     “Collateral Agent” shall have the meaning set forth in the Recitals hereto.
     “Common Equity Units” shall have the meaning set forth in the Stock Purchase Contract Agreement.
     “Common Stock” shall mean the common stock, par value $0.01 per share, of Secured Party.
     “Depository” shall mean the Treasury/Reserve Automated Debt Entry System maintained at The Federal Reserve Bank of New York for receiving and delivering securities, The Depository Trust Company, Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme, and any depository, book-entry system or clearing agency (and their respective successors and assigns) authorized to act as a securities depository or clearing agency, pursuant to applicable law and identified to Pledgor from time to time.
     “Eligible Collateral” shall have the meaning set forth in the Indemnification Provisions.
     “Excess Collateral Amount” shall have the meaning set forth in Section 4.2 hereof.
     “Fair Value” shall have the meaning set forth in Section 11.05 of the Stock Purchase Agreement.
     “Includible Amounts” shall have the meaning set forth in Section 2.7 hereof.
     “Indemnification Account” shall mean the securities account (Account No. [•]) established and maintained by Securities Intermediary and designated “MetLife, Inc. , as Pledgee of ALICO Holdings LLC in connection with the Indemnification Collateral Account Security and Control Agreement, dated as of [•], 2010” (as the same may be redesignated, renumbered or otherwise modified), and the non-interest bearing deposit account (Account No. [•]), identically designated, established and maintained by Securities Intermediary in its capacity as a bank in connection with the securities account.

3

     “Indemnification Collateral” shall mean all of Pledgor’s right, title and interest, now or hereafter existing, in and to the Indemnification Account, the Initial Collateral, the Pledge Collateral, all investment property, financial assets and securities entitlements credited or required or agreed to be credited to the securities account constituting part of the Indemnification Account, any and all funds credited to the deposit account constituting part of the Indemnification Account, all dividends, interest, cash, securities, instruments (as defined in Article 9 of the UCC), general and payment intangibles (each as defined in Article 9 of the UCC), account (as defined in Article 9 of the UCC), security entitlements, investment property and other financial assets at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for, or as a renewal of, or reinvestment for, or substitution of, amounts or property in the Indemnification Account, all rights, powers, remedies and privileges of Pledgor under or with respect to the Indemnification Account or any of the foregoing and under or with respect to the Stock Purchase Contract Agreement, all deposit accounts, general and payment intangibles (each as defined in Article 9 of the UCC), accounts (as defined in Article 9 of the UCC) and chattel paper related to or associated with any of the foregoing, and all proceeds and returns of and from any of the foregoing.
     “Indemnification Provisions” shall have the meaning set forth in the Recitals hereto.
     “Initial Collateral” shall mean Eligible Collateral required by the Indemnification Provisions to be credited to the Indemnification Account on the Closing Date, the particular composition of such Eligible Collateral for these purposes to be determined pursuant to the Stock Purchase Agreement.
     “Investor Rights Agreement” shall mean the Investor Rights Agreement, dated as of [•], 2010, by and among Pledgor, Pledgor Parent and Secured Party, as the same may be amended from time to time.
     “Law” shall have the meaning set forth in the Stock Purchase Agreement.
     “Losses” shall have the meaning set forth in Section 5.1 hereof.
     “Notice of Enforcement” shall mean a notice pursuant to Section 2.8 hereof that a Secured Party is enforcing its rights against all or any portion of the Indemnification Collateral.
     “Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent) of Pledgor to Secured Party and the other Acquiror Indemnified Parties under this Agreement, the Indemnification Provisions and the Ancillary Agreements.
     “Oral Instructions” shall mean unwritten instructions received by Securities Intermediary or Pledge Collateral Agent either in person or by telephone.
     “Person” shall mean a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.

4

     “Pledge Agreement” shall have the meaning set forth in the Recitals hereto.
     “Pledge Collateral” shall mean all Pledgor’s right, title and interest, now or hereafter existing, in and to the Collateral that is credited, or required under this Agreement and the Pledge Agreement to be credited, to (or that is otherwise related to) the Pledge Collateral Accounts established under the Pledge Agreement, all dividends, interest, cash, securities, instruments (as defined in Article 9 of the UCC), security entitlements, investment property and other financial assets at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for, or as a renewal of, or reinvestment for, or substitution of, amounts or property in the Pledge Collateral Accounts, all rights, powers, remedies and privileges of Pledgor under or with respect to the Collateral, the Pledge Collateral Accounts or any of the foregoing, each Stock Purchase Contract associated with the Common Equity Units from time to time credited or required to be credited to Pledge Collateral Accounts, all deposit accounts, general or payment intangibles, accounts (as defined in Article 9 of the UCC), instruments (as defined in Article 9 of the UCC) and chattel paper related to or associated with any of the foregoing, and all proceeds and returns of and from any of the foregoing.
     “Pledge Collateral Accounts” shall mean the Pledged Unit Subaccounts established under Section 11.11 of the Pledge Agreement to hold the Collateral that secures the performance of Pledgor (referred to as the “Initial Holder” in the Pledge Agreement) under the Stock Purchase Contracts that relate to and form part of the Common Equity Units constituting a portion of the Indemnification Collateral and under the Pledge Agreement.
     “Pledge Collateral Agent” shall have the meaning set forth in the Preamble hereto.
     “Pledgor” shall have the meaning set forth in the Preamble hereto.
     “Pledgor Parent” shall have the meaning set forth in the Recitals hereto.
     “Secured Party” shall have the meaning set forth in the Preamble hereto.
     “Securities Intermediary” shall have the meaning set forth in the Preamble hereto.
     “Special Asset Protection Agreement” shall mean the Special Asset Protection Agreement, dated as of [•], 2010, by and among Secured Party, Pledgor, Pledgor Parent and American Life Insurance Company, a Delaware-domiciled insurance company, as the same may be amended from time to time.
     “Stock Purchase Agreement” shall have the meaning set forth in the Recitals hereto.
     “Stock Purchase Contract” shall have the meaning set forth in the Stock Purchase Contract Agreement.
     “Stock Purchase Contract Agent” shall have the meaning set forth in the Preamble hereto.

5

     “Stock Purchase Contract Agreement” shall mean the Stock Purchase Contract Agreement, to be dated as of [•], 2010, between Secured Party and Stock Purchase Contract Agent, as the same may be amended from time to time.
     “Subcustodian” shall mean a bank or other financial institution (other than a Depository) which is utilized by Securities Intermediary in connection with the purchase, sale or custody of securities hereunder and identified to Pledgor from time to time.
     “Tax” shall have the meaning set forth in the Stock Purchase Agreement.
     “Tax Authority” shall have the meaning set forth in the Stock Purchase Agreement.
     “Tax Law” shall have the meaning set forth in the Stock Purchase Agreement.
     “Tax Return” shall have the meaning set forth in the Stock Purchase Agreement.
     “Transition Services Agreement” shall mean the Transition Services Agreement, dated as of [•], 2010, by and between Secured Party and Pledgor Parent, as the same may be amended from time to time.
     “Treasury Security” has the meaning set forth in the Stock Purchase Contract Agreement.
     “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.
     “Unpaid Obligation Amount” shall have the meaning set forth in Section 2.8 hereof.
     “Written Instructions” shall mean written communications received by Securities Intermediary or Pledge Collateral Agent via S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by Securities Intermediary or Pledge Collateral Agent, as the case may be, as available for use in connection with this Agreement.
ARTICLE II
Grant of Security Interests; Financing Statements
     SECTION 2.1 Grant of Security Interests. As security for the Obligations, Pledgor hereby pledges to Secured Party (for its own benefit and the benefit of the other Acquiror Indemnified Parties), and grants to Secured Party (for its own benefit and the benefit of the other Acquiror Indemnified Parties) a security interest in, the Indemnification Collateral. For the protection of such security interest and pledge and as further security for the Obligations, Pledgor also pledges to Pledge Collateral Agent for the benefit of Secured Party, and grants to Pledge Collateral Agent for the benefit of Secured Party a security interest in, the Pledge Collateral.
     SECTION 2.2 Financing Statements. Pledgor agrees to take all actions which may be necessary or advisable under all applicable laws to perfect the security interests created and

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granted by this Agreement in favor of Secured Party (for its own benefit and the benefit of the other Acquiror Indemnified Parties) and Pledge Collateral Agent against Pledgor, to ensure that the security interest of Secured Party (for its own benefit and the benefit of the other Acquiror Indemnified Parties) in the Indemnification Collateral is a first priority lien, senior and prior in right of claim to any creditors claiming an interest in and to the Indemnification Collateral (except as provided below with respect to the Pledge Collateral), and to ensure that the security interest of Secured Party (for its own benefit and the benefit of the other Acquiror Indemnified Parties) in the Pledge Collateral granted to Pledge Collateral Agent for the benefit of Secured Party (for its own benefit and the benefit of the other Acquiror Indemnified Parties) pursuant to this Agreement for the purpose of securing the Obligations ranks pari passu with the security interest in the Pledge Collateral granted to Collateral Agent pursuant to the Pledge Agreement for the benefit of Secured Party. In furtherance thereof, Pledgor hereby authorizes the Secured Party to record and file with the appropriate filing office, at Pledgor’s own expense, UCC-1 financing statements (including any continuation statements with respect to such financing statements when applicable) with respect to the security interests in the Indemnification Collateral and the Pledge Collateral granted to Secured Party (for its own benefit and the benefit of the other Acquiror Indemnified Parties) and Pledge Collateral Agent, respectively, pursuant to this Agreement, and Secured Party shall deliver a file-stamped copy of such financing statements or continuation statements to Pledgor. Secured Party hereby acknowledges on its own behalf and on behalf of the other Acquiror Indemnified Parties that the Pledge Collateral is subject to the lien created under, and the rights in favor of the Collateral Agent granted by, the terms of the Pledge Agreement and agrees (i) not to exercise any of its remedies hereunder with respect to any Common Equity Unit that is not a Pledged Unit and (ii) not to take any action under this Agreement with respect to the Pledge Collateral relating to any Pledged Unit with respect to which its remedies hereunder are not being exercised.
     SECTION 2.3 Satisfaction of Obligation to Transfer Collateral. Pledgor will be required to deliver Indemnification Collateral as follows: (i) in the case of cash, payment or delivery to the Indemnification Account; (ii) in the case of certificated securities that cannot be delivered by book-entry, delivery in appropriate physical form to Securities Intermediary accompanied by duly executed instruments of transfer properly completed and executed in blank; and (iii) in the case of securities that can be delivered in book-entry form, the giving of written instruction to the issuer or the appropriate securities intermediary sufficient if complied with to result in a legally effective transfer of the relevant interest to Securities Intermediary. In the case of Pledge Collateral, Stock Purchase Contract Agent, Pledgor, Secured Party, Securities Intermediary and Pledge Collateral Agent agree to take such actions as may be necessary to ensure that the Pledge Collateral required to be credited to the Pledge Collateral Accounts under the Pledge Agreement is properly so credited in the manner required by the Pledge Agreement.
     SECTION 2.4 Name and Address of Pledgor. Pledgor represents that its exact legal name is ALICO Holdings LLC and that it is a Delaware limited liability company and its mailing address is: ALICO Holdings LLC, c/o American International Group, Inc., 70 Pine Street, New York, New York 10270. Pledgor covenants with Secured Party (for its own benefit and the benefit of the other Acquiror Indemnified Parties) as follows:

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          (i) without providing at least ten (10) days’ prior written notice to Secured Party (or such shorter period as may be agreed at any time by Secured Party in writing), it will not change its name or its mailing address, and
          (ii) without the prior written consent of Secured Party, not to be unreasonably withheld, it will not change its type of organization, jurisdiction of organization or other legal structure.
     SECTION 2.5 Secured Party and Pledge Collateral Agent May Perform. If Pledgor fails to perform any of its obligations under this Agreement, Secured Party may itself perform, or cause performance of, such obligations with respect to the Indemnification Collateral, and Pledge Collateral Agent, pursuant to instructions from Secured Party, may itself perform, or cause performance of, such obligations with respect to the Pledge Collateral, and the expense of Secured Party or Pledge Collateral Agent incurred in connection with such performance shall be payable by Pledgor.
     SECTION 2.6 Secured Party and Pledge Collateral Agent Appointed Attorneys-in-Fact. Pledgor hereby irrevocably constitutes and appoints Secured Party, Pledge Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of Pledgor or in Secured Party’s or Pledge Collateral Agent’s own name (but for the benefit of Secured Party and the other Acquiror Indemnified Parties), for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement, including, without limitation, taking any action which may be necessary in any applicable jurisdiction to perfect and to maintain the perfection and priority of Secured Party’s interest in the Indemnification Account and the Indemnification Collateral and Pledge Collateral Agent’s security interest (for the benefit of Secured Party and the other Acquiror Indemnified Parties) in the Pledge Collateral and the Pledge Collateral Accounts, including, without limitation, the filing of any financing and continuation statements in any applicable jurisdiction and to take any action and to execute any instrument, representing any dividend, interest payment or other distribution in respect of the Indemnification Collateral or the Pledge Collateral or any part thereof and to give full discharge for the same as Secured Party or Pledge Collateral Agent (for the benefit of Secured Party and the other Acquiror Indemnified Parties) may deem necessary or advisable to accomplish the purpose of this Agreement. To the extent permitted by law, Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.
     SECTION 2.7 Taxes. Pledgor will include all income and gain, including any accrued income or gain, to the extent any such income or gain is required to be taken into account for Tax purposes pursuant to applicable Tax Law, on or with respect to the Eligible Collateral and Indemnification Collateral held in the Indemnification Account and the Pledge Collateral held in any Pledge Collateral Account including all gains, dividends, interest, proceeds, returns and other amounts (such amounts, the “Includible Amounts”) in Pledgor’s gross income for federal, state, local and other Tax purposes, whether or not the Includible Amounts have been distributed, and the Includible Amounts shall be reported, as and to the extent required by Law, by the Securities

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Intermediary and Pledge Collateral Agent to the IRS, or any other relevant Tax Authority, on IRS Form 1099 or 1042S (or other appropriate form) as income and gain earned by the Pledgor, and Pledgor shall duly pay any Taxes resulting therefrom. Any other Tax Returns required to be filed will be prepared and filed by Pledgor with the IRS and any other relevant Tax Authority as required by law. Pledgor shall indemnify the Secured Party against any and all Taxes relating to the Eligible Collateral, Indemnification Collateral or Pledge Collateral, including all Taxes imposed on a Secured Party to the extent that the Secured Party is required by applicable Tax Law (including section 468B of the Code and any temporary or final regulations issued thereunder) to include any Includible Amounts in the Secured Party’s gross income for federal, state, local or other Tax purposes and all Taxes resulting from the disposition or transfer of the Eligible Collateral, Indemnification Collateral or Pledge Collateral (including any transfer or disposition that is made in order to satisfy the payment of an Unpaid Obligation Amount), and Pledgor’s right to indemnity with respect to such Taxes shall be considered an Unpaid Obligation Amount for purposes of this Agreement.
     SECTION 2.8 Voting Rights. Pledgor shall be entitled to exercise any and all voting and other consensual rights, if any, pertaining to the Indemnification Collateral, the Pledge Collateral or any part thereof for any purpose, subject to the limitations set forth in the Investor Rights Agreement.
     SECTION 2.9 Ability to Enforce Collateral.
     In accordance with the terms of this Agreement, the Indemnification Provisions and the Ancillary Agreements, from time to time, Secured Party may determine that it or any of the other Acquiror Indemnified Parties is owed an amount in respect of the Obligations, which amount may be equal in value to all or any part of the amount to the credit of the Indemnification Account. In such event, which may occur multiple times as provided in the agreements or provisions constituting the Obligations, Secured Party is entitled in accordance with the Indemnification Provisions to make a demand upon Pledgor for, or otherwise receive, payment for such Obligations (for its own benefit or the benefit of the other applicable Acquiror Indemnified Parties). Pursuant to Section 11.05(a) of the Stock Purchase Agreement, Pledgor may in some instances satisfy such demand by delivering Eligible Collateral that is credited to the Indemnification Account with a Fair Value equal to the amount demanded. Upon receipt from Pledgor of a request complying with the requirements of such Section 11.05(a) that some or all of the amount demanded be paid using Eligible Collateral constituting Indemnification Collateral, Secured Party agrees to instruct Securities Intermediary to debit the requested number of Common Equity Units or shares of Common Stock or Acquiror Interim Preferred Stock and/or withdraw the requested amount of cash from the Indemnification Account and transfer such Common Equity Units, Common Stock, Acquiror Interim Preferred Stock and/or cash to such account as Secured Party may designate in payment of Obligations with a Fair Value represented by such transferred Common Equity Units, Common Stock, Acquiror Interim Preferred Stock and/or cash. The failure of Pledgor to satisfy such demand or make such payment in full (in either case, regardless of whether such demand is permitted by the Indemnification Provisions to be satisfied by Pledgor prior to default by delivering a request to Secured Party in the manner described above that Secured Party debit Eligible Collateral from the Indemnification Account), , after compliance by Secured Party with the terms of the applicable provisions or agreement

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constituting the relevant Obligations and the terms of the Indemnification Provisions, including, without limitation, any terms relating to the resolution of disagreements regarding the amount or existence of any indemnification or other Obligation, shall constitute a default hereunder. It shall also constitute a default hereunder if, in the case of any payment required to be made under Article II, Section 6.12, Sections 11.02(a)(vii),(viii) or (ix) of the Stock Purchase Agreement or the non-indemnification provisions of any Ancillary Agreement, or pursuant to the Special Asset Protection Agreement, the Pledgor and Pledgor Parent shall fail to make such payment in full in accordance with Sections 6.24 and 11.05(a)(i) and (ii). Upon the occurrence of a default for any of the reasons set forth above, Secured Party may exercise in respect of the Indemnification Collateral, and Pledge Collateral Agent may, for the benefit of Secured Party (whether for Secured Party’s benefit or for the benefit of other Acquiror Indemnified Parties) and upon the instructions of Secured Party, exercise in respect of the Pledge Collateral (subject to the last sentence of Section 2.2), in addition to other rights and remedies provided for herein or in Section 11.05(a) of the Stock Purchase Agreement or otherwise available to it, all the rights and remedies of a secured party on default under the UCC, or under other applicable law, with respect to such portions of the Indemnification Collateral having in the aggregate a value equal to the amount of the Obligations then due to Secured Party but unpaid (the “Unpaid Obligation Amount”), such value to equal, to the extent Eligible Collateral is applied, the Fair Value of such Eligible Collateral and otherwise to equal such other amount as shall be determined in a manner consistent with applicable law. Secured Party may also, without notice except as required by law, upon the occurrence and during the continuance of any such default direct Securities Intermediary from time to time, to the extent permitted by law, to transfer, deliver, and pay over to Secured Party, or as Secured Party directs, all or any part of the Indemnification Collateral and the proceeds thereof (including, without limitation, any distributions of cash and securities made in respect of the Indemnification Collateral, including Pledge Collateral to the extent it relates to Pledged Units being applied to the payment of any Unpaid Obligation Amount) in an amount up to the Unpaid Obligation Amount and apply any cash received from Securities Intermediary to the payment of the Obligations then due to Secured Party but unpaid, and sell the Indemnification Collateral in an amount up to the Unpaid Obligation Amount or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Secured Party’s or Securities Intermediary’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Secured Party may deem commercially reasonable, and Secured Party may instruct Pledge Collateral Agent, as secured party for the benefit of Secured Party (for its own benefit and the benefit of the other Acquiror Indemnified Parties), to take such action with respect to the Pledge Collateral (subject to the last sentence of Section 2.2), including, without limitation, the transfer at the time specified by Secured Party of any such Pledge Collateral out of any Pledged Unit Subaccount to the appropriate other subaccount under the Pledge Agreement, as may be necessary or desirable to effectuate the transfer or sale of Indemnification Collateral described above; provided that the aggregate value (calculated as provided in the Stock Purchase Agreement and herein) of the Indemnification Collateral, any such transferred Pledge Collateral and the proceeds of the disposition thereof applied to the payment of the Obligations at any time shall not exceed the Unpaid Obligation Amount at such time; and provided, further, that Secured Party shall not exercise, or cause Pledge Collateral Agent to exercise, any rights with respect to the Pledge Collateral that would breach the covenant set forth in the last sentence of Section 2.2 or that would adversely affect the operation of the Pledge Agreement, any Stock Purchase

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Contract or the Stock Purchase Contract Agreement. Pledgor acknowledges that to the extent the Indemnification Collateral credited to the Indemnification Account or the Pledge Collateral credited to the Pledge Collateral Accounts under the Pledge Agreement is of a type sold in a recognized market, no notice by Secured Party to Pledgor shall be required prior to the sale of any Indemnification Collateral or Pledge Collateral hereunder. In the event such notice is given, neither Secured Party nor Pledge Collateral Agent shall be obligated to make any sale of Indemnification Collateral or Pledge Collateral regardless of such notice having been given. Secured Party or Pledge Collateral Agent, as the case may be, may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Upon any sale or transfer of any Common Equity Units contained in the Indemnification Collateral, whether upon Secured Party’s exercise of its rights as a secured party hereunder or upon the instructions of Pledgor in connection with a substitution of Indemnification Collateral, the Pledge Collateral associated with such Common Equity Units being sold shall, if such Common Equity Units shall continue to be outstanding after such sale or other transfer, be transferred from the Pledge Collateral Accounts to the other appropriate subaccounts with the Collateral Agent under the Pledge Agreement.
     SECTION 2.10 Security Interest Absolute. All rights of Secured Party and Pledge Collateral Agent for benefit of the Secured Party and the security interests granted hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of: (i) any change in time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Indemnification Provisions; (ii) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations; or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Pledgor in respect of the Obligations other than full and final payment thereof.
     SECTION 2.11 Further Assurances. Pledgor, Secured Party, Securities Intermediary and Pledge Collateral Agent agree that, at any time and from time to time at the expense of Pledgor, Pledgor shall promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that Secured Party, Securities Intermediary or Pledge Collateral Agent may reasonably request in order to create, perfect, and protect any pledge or security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to the Indemnification Collateral and to enable Pledge Collateral Agent to exercise and enforce for the benefit of Secured Party its rights and remedies hereunder with respect to the Pledge Collateral. If Pledgor shall fail to execute such instruments or documents or to take such further action, Securities Intermediary or Pledge Collateral Agent may do so in Pledgor’s stead in their own names or as Pledgor’s attorneys-in-fact, and at Pledgor’s expense.

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ARTICLE III
Appointment and Status of Securities Intermediary and
Pledge Collateral Agent;
Indemnification Account
     SECTION 3.1 Appointment; Identification of Indemnification Collateral. Secured Party and Pledgor hereby appoint Securities Intermediary and Pledge Collateral Agent to perform their respective duties as set forth herein and authorize Securities Intermediary to hold the Indemnification Collateral in the Indemnification Account and Pledge Collateral Agent to hold the Pledge Collateral in the Pledge Collateral Accounts established under the Pledge Agreement in the name of the Securities Intermediary or the name of its nominees. Securities Intermediary and Pledge Collateral Agent hereby accept such appointments and agree to establish and maintain the Indemnification Account and the Pledge Collateral Accounts under the Pledge Agreement and appropriate records identifying the Indemnification Collateral in the Indemnification Account as pledged by Pledgor to Secured Party and the Pledge Collateral in the Pledge Collateral Accounts as pledged by Pledgor to Pledge Collateral Agent for benefit of Secured Party. Pledgor hereby authorizes Securities Intermediary to, and Securities Intermediary agrees with Pledgor, Secured Party and Pledge Collateral Agent that Securities Intermediary will, comply with all Oral and Written Instructions, including entitlement orders relating to the securities account that is part of the Indemnification Account and instructions relating to the disposition of funds in the deposit account that is part of the Indemnification Account, originated by Secured Party with respect to the Indemnification Collateral, and that it will comply with all Oral and Written Instructions of Pledge Collateral Agent with respect to the Pledge Collateral Accounts, without further consent or direction from Pledgor or any other party. Pledge Collateral Agent agrees with Secured Party that it will act as secured party for benefit of Secured Party with respect to the Pledge Collateral and the Pledge Collateral Accounts under the Pledge Agreement and will comply with all Oral and Written Instructions originated by Secured Party with respect to the Pledge Collateral and the Pledge Collateral Accounts without further consent or direction from Pledgor or any other party.
     SECTION 3.2 Status of Securities Intermediary. Securities Intermediary represents that it is a securities intermediary within the meaning of Section 8-102(a)(14) of the UCC with respect to the Indemnification Account and Pledge Collateral Accounts. Pledgor, Secured Party, Pledge Collateral Agent and Securities Intermediary intend that all assets, including cash, held in the securities account constituting part of the Indemnification Account and in the Pledge Collateral Accounts under the Pledge Agreement shall be treated as financial assets, but agree that any funds being held for investment in the Indemnification Account shall be held in the deposit account of the Securities Intermediary that comprises part of the Indemnification Account until invested. The parties agree that Securities Intermediary is a bank with respect to any deposit account comprising part of the Indemnification Account.
     SECTION 3.3 Representations, Warranties and Covenants of Securities Intermediary. Securities Intermediary represents and warrants to, and covenants with, Secured Party and Pledgor as follows:

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          (i) Securities Intermediary will remain qualified as a securities intermediary and as a bank. Securities Intermediary, in the ordinary course of its business, maintains and will continue to maintain securities accounts for others, and will continue to make deposit accounts available to customers.
          (ii) The portion of the Indemnification Account that is intended to be a securities account and the Pledge Collateral Accounts are and will be maintained by Securities Intermediary as securities accounts to which financial assets are or may be credited, and the portion of the Indemnification Account that is intended to be a deposit account will be maintained as a deposit account by Securities Intermediary in its capacity as a bank.
          (iii) Except for the rights and interests of Secured Party, Pledge Collateral Agent and Pledgor described in this Agreement and the Pledge Agreement, Securities Intermediary has not been advised of any right or claim (including any adverse claim) to, or interest in, the Indemnification Account, the Indemnification Collateral, the Pledge Collateral or the Pledge Collateral Accounts.
          (iv) All property delivered to Securities Intermediary to be credited to the securities account constituting part of the Indemnification Account or to the Pledge Collateral Accounts will be in the possession of Securities Intermediary or to its credit on the books of other securities intermediaries, Depositories or Subcustodians in a quantity corresponding to the types and aggregate amounts credited to such securities account and all other securities accounts maintained by Securities Intermediary.
          (v) Securities Intermediary will not change the names or account numbers of either the securities account or the deposit account constituting part of the Indemnification Account, or of the Pledge Collateral Accounts, without the prior written consent of Secured Party.
          (vi) Other than this Agreement and the Pledge Agreement, Securities Intermediary has not entered into and will not enter into any agreement with any person relating to the Indemnification Account or any financial asset or cash credited to it or the Pledge Collateral and the Pledge Collateral Accounts, including any control agreement or any agreement that purports to limit or condition the obligation of Securities Intermediary to comply with entitlement orders or instructions of Secured Party or the entitlement orders of Pledge Collateral Agent. Securities Intermediary has not agreed to comply, will not comply and will not agree to comply with entitlement orders or instructions of any Person other than Secured Party with respect to the Indemnification Account or the Indemnification Collateral and Pledge Collateral Agent with respect to the Pledge Collateral and the Pledge Collateral Accounts.
          (vii) The “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) of Securities Intermediary is and will remain for the term of this Agreement the State of New York.

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     SECTION 3.4 Representations, Warranties and Covenants of Pledge Collateral Agent. Pledge Collateral Agent represents and warrants to, and covenants with, Secured Party as follows:
     (a) Except for the rights and interests of Secured Party and Pledgor described in this Agreement and the Pledge Agreement, Pledge Collateral Agent has not been advised of any right or claim (including any adverse claim) to or interest in the Pledge Collateral or the Pledge Collateral Accounts.
     (b) All property delivered to Pledge Collateral Agent to be credited to the Pledge Collateral Accounts will be in the possession of Securities Intermediary or to its credit on the books of other securities intermediaries, Depositories or Subcustodians in a quantity corresponding to the types and aggregate amounts credited to such securities account and all other securities accounts maintained by Securities Intermediary.
     (c) Pledge Collateral Agent will not change the names or account numbers of the Pledge Collateral Accounts without the prior written consent of Secured Party.
     (d) Other than this Agreement and the Pledge Agreement, Pledge Collateral Agent has not entered into and will not enter into any agreement with any Person relating to the Pledge Collateral Accounts, including any control agreement or any agreement that purports to limit or condition the obligation of Pledge Collateral Agent to follow the instructions of Secured Party or of Securities Intermediary to comply with entitlement orders or instructions of Pledge Collateral Agent with respect to the Pledge Collateral Accounts. Pledge Collateral Agent has not agreed to comply, will not comply and will not agree to comply with entitlement orders or any other instructions of any person other than Secured Party with respect to the Pledge Collateral and the applicable Collateral Accounts, except as set forth in the Pledge Agreement.
     SECTION 3.5 Representations, Warranties and Covenants of Pledgor. Pledgor represents and warrants to, and covenants with, Secured Party, Pledge Collateral Agent and Securities Intermediary as follows:
     (a) It has not granted and will not grant, or permit to exist, any security or other interest in or any right or claim (including any adverse claim) to the Indemnification Account, the Indemnification Collateral, the Pledge Collateral or the Pledge Collateral Accounts except those contemplated by this Agreement and the Pledge Agreement; and
     (b) Other than this Agreement, the Pledge Agreement and any customary funds transfer, account or other customer agreement with Securities Intermediary not inconsistent with this Agreement, Pledgor has not entered into and will not enter into any agreement with any person relating to the Indemnification Account, the Indemnification Collateral, the Pledge Collateral or the Pledge Collateral Accounts.
     SECTION 3.6 Use of Depositories. Secured Party and Pledgor hereby authorize Securities Intermediary to utilize Depositories in connection with its performance hereunder. Indemnification Collateral or Pledge Collateral held by Securities Intermediary in a Depository

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will be held subject to the rules, terms and conditions of such Depository. Where Indemnification Collateral or Pledge Collateral is held in a Depository, Securities Intermediary shall identify on its records as belonging to Pledgor and pledged to Secured Party or Pledge Collateral Agent for the benefit of Secured Party, as appropriate, a quantity of securities as part of a fungible bulk of securities held in Securities Intermediary’s account at such Depository. Securities deposited in a Depository will be represented in accounts which include only assets held by Securities Intermediary for its customers.
     SECTION 3.7 Merger, Conversion, Consolidation or Succession to Business. Any Person into which Pledge Collateral Agent or Securities Intermediary may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which Pledge Collateral Agent or Securities Intermediary shall be a party, or any person succeeding to all or substantially all of the corporate trust business of Pledge Collateral Agent or Securities Intermediary shall be the successor of Pledge Collateral Agent or Securities Intermediary, respectively, hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding; provided, however, that if Pledge Collateral Agent and Securities Intermediary are no longer the same corporate entity, such merger, conversion, consolidation or succession to business shall instead be treated as a simultaneous resignation of Pledge Collateral Agent and Securities Intermediary hereunder.
     SECTION 3.8 Rights in Other Capacities. Pledge Collateral Agent and Securities Intermediary and their affiliates may (without having to account therefor to Pledgor, Secured Party or Stock Purchase Contract Agent) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with Pledgor, Secured Party or Stock Purchase Contract Agent, any other person interested herein and any holder of Common Equity Units (and any of their respective subsidiaries or affiliates) as if it were not acting as Pledge Collateral Agent or Securities Intermediary, as the case may be, and Pledge Collateral Agent, Securities Intermediary and their affiliates may accept fees and other consideration from Pledgor, Secured Party, Stock Purchase Contract Agent and any holder of Common Equity Units without having to account for the same to the Pledgor or Secured Party, subject to its other representations and covenants herein.
ARTICLE IV
Collateral Services
     SECTION 4.1 Delivery of Indemnification Collateral. At the Closing, Pledgor shall deliver or cause to be delivered in the method specified in Section 2.3 to Securities Intermediary the Initial Collateral for credit to and/or deposit in the Indemnification Account, and Pledge Collateral Agent shall establish the Pledge Collateral Accounts and credit the Pledge Collateral thereto as provided in the Pledged Agreement.
     SECTION 4.2 Release of Indemnification Collateral. At any time on or after each of the dates which is the 12-month, 24-month and 30-month anniversary of the Closing Date (or if, in each case, such date is not a Business Day, on the next succeeding Business Day), or as

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otherwise provided in Section 11.05(c) of the Stock Purchase Agreement, Pledgor shall be entitled to withdraw Indemnification Collateral from the Indemnification Account to the extent and in the amount and manner set forth in such Section 11.05(c) (the amount permitted to be withdrawn being the “Excess Collateral Amount”); provided, however, that Pledgor has delivered written notice to Secured Party, with a copy to Securities Intermediary, at least ten (10) Business Days in advance of the proposed date of withdrawal detailing the Indemnification Collateral proposed to be withdrawn; provided, further, that Securities Intermediary has received a Written Instruction and/or entitlement order from Secured Party authorizing the withdrawal of such Excess Collateral Amount; and provided, further, that upon the occurrence of a Parent Bankruptcy, no Indemnification Collateral shall be released hereunder pursuant to Sections 11.05(c) except to the extent, in the manner and at the time or times permitted thereby. Secured Party hereby agrees that it will timely deliver an appropriate entitlement order to the Securities Intermediary adequate to permit a permitted transfer of any Excess Collateral Amount. If any Common Equity Units are withdrawn from the Indemnification Account, the corresponding Pledge Collateral shall be transferred from the Pledge Unit Subaccounts to the appropriate other subaccounts under the Pledge Agreement.
     If any Indemnification Collateral is required to remain in the Indemnification Account after the 30-month anniversary of the Closing Date, Pledgor similarly shall be entitled thereafter to withdraw any Excess Collateral Amount; provided, however, that Pledgor has delivered written notice to Secured Party and Securities Intermediary at least ten (10) Business Days in advance of the proposed date of withdrawal detailing the Indemnification Collateral proposed to be withdrawn; and provided, further, that Securities Intermediary has received a Written Instruction and/or entitlement order from Secured Party authorizing the withdrawal of such Excess Collateral Amount. Secured Party hereby agrees that it will timely deliver an appropriate entitlement order to Securities Intermediary adequate to permit a permitted transfer of any Excess Collateral Amount. If any Common Equity Units are withdrawn from the Indemnification Account, the corresponding Pledge Collateral shall be transferred from the Pledge Collateral Accounts to the appropriate other Collateral Accounts under the Pledge Agreement.
     If Secured Party does not intend to deliver an instruction and/or entitlement order to Securities Intermediary authorizing a withdrawal under the circumstances described above, Secured Party shall deliver to Pledgor a notice providing detail of the defects in Pledgor’s withdrawal request not later than five (5) Business Days prior to the proposed date of withdrawal. Secured Party will give written notice to Securities Intermediary and Pledge Collateral Agent upon the satisfaction in full of the Obligations. If any Common Equity Units remain in the Indemnification Account upon such termination, such Common Equity Units will be transferred to Pledgor or upon its order and the corresponding Pledge Collateral shall be transferred from the Pledge Collateral Accounts to the other appropriate subaccounts under the Pledge Agreement.
     SECTION 4.3 Substitutions. Subject to the provisions of this Section 4.3, Pledgor may substitute Eligible Collateral for any Indemnification Collateral then held in the Indemnification Account. As a condition to effecting a substitution, at least ten (10) Business Days in advance of the proposed date of substitution, Pledgor shall be required to deliver written notice to Secured Party, with a copy to Securities Intermediary, specifying: (i) the proposed date of substitution, (ii) the Eligible Collateral proposed to be transferred to the Indemnification Account and (iii) the

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Indemnification Collateral proposed to be withdrawn from the Indemnification Account. Pledgor shall be entitled to effect the proposed substitution; provided, that Securities Intermediary has received a Written Instruction and/or entitlement order from Secured Party authorizing Securities Intermediary to effect the substitution and that, prior to such substitution, the Pledgor shall have delivered to the Secured Party a written opinion of outside counsel for the Pledgor, in form and substance reasonably acceptable to the Secured Party stating that (i) this Agreement is effective to create a security interest in the Eligible Collateral in favor of the Secured Party; (ii) by virtue of this Agreement, the Secured Party’s security interest in the Eligible Collateral has been perfected; and (iii) no adverse claim to a financial asset credited to a securities account constituting part of the Indemnification Collateral Account may be asserted against the Secured Party’s security interest in the Eligible Collateral. Secured Party hereby agrees that it will timely deliver an appropriate entitlement order to the Securities Intermediary adequate to permit a permitted substitution of Indemnification Collateral; provided, however, that it shall not be required to deliver such an instruction and/or entitlement order unless the Fair Value of the Eligible Collateral proposed to be transferred to the Indemnification Account is at least equal to the Fair Value of the Indemnification Collateral proposed to be withdrawn from the Indemnification Account. If Secured Party does not intend to deliver an instruction and/or entitlement order to Securities Intermediary authorizing a substitution of Indemnification Collateral under the circumstances described above Secured Party shall deliver to Pledgor a notice, not later than five (5) Business Days prior to the proposed date of withdrawal, providing details of the shortfall in the Fair Value of the Eligible Collateral to be transferred as compared to the Fair Value of the Indemnification Collateral proposed to be withdrawn. If any substitution involves the withdrawal of Common Equity Units from the Indemnification Account, the Pledge Collateral corresponding to such Units shall be transferred from the Pledge Collateral Accounts to the other appropriate subaccounts under the Pledge Agreement. Substitutions of Pledge Collateral pursuant to the terms of Sections 5.1(c), 5.2 and 5.3 of the Pledge Agreement shall be effected in accordance with such terms and Section 4.4(a) hereof. Notwithstanding the foregoing, Pledgor will be permitted to substitute any proceeds of a sale or transfer of Eligible Collateral permitted under the Investor Rights Agreement following reasonable notice to Secured Party with a copy to Securities Intermediary, and Secured Party hereby agrees that it will timely deliver an appropriate securities entitlement order to Securities Intermediary adequate to permit such substitution of Indemnification Collateral.
     SECTION 4.4 Common Equity Units as Collateral.
     (a) Collateral Substitutions. If Pledgor effects a Collateral Substitution (as such term is defined in the Stock Purchase Contract Agreement) with respect to any Stock Purchase Contracts forming part of Common Equity Units credited to the Indemnification Account by exercising its right to do so under the Stock Purchase Contract Agreement, the Stock Purchase Contracts and the Pledge Agreement, the Normal Common Equity Units or Stripped Common Equity Units (as such terms are defined in the Stock Purchase Contract Agreement) created pursuant to such Collateral Substitution, but not the Corporate Securities or Treasury Securities (as such terms are defined in the Pledge Agreement) released from the security interest created pursuant to the Pledge Agreement, shall, unless otherwise agreed by Secured Party, be credited to the Indemnification Account as additional Indemnification Collateral, and the Corporate Securities or Treasury Securities released from the security interest created pursuant to the Pledge

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Agreement shall be released from the security interest created pursuant to this Agreement and delivered to the Pledgor. Secured Party shall be entitled to retain the Normal Common Equity Units or Stripped Common Equity Units created pursuant to such Collateral Substitution without there being any reduction in the Obligations as a result of such retention.
     (b) Cash Settlement. If Pledgor effects an Early Settlement, Cash Settlement or Cash Merger Early Settlement (as such terms are defined in the Stock Purchase Contract Agreement) other than as described in Section 4.4(d) below of any Stock Purchase Contracts forming part of Common Equity Units credited to the Indemnification Account for cash by exercising its right to do so under the Stock Purchase Contract Agreement, the Stock Purchase Contracts and the Pledge Agreement, or duly elects not to exercise its Put Right upon a Final Failed Remarketing (as such terms are defined in the Stock Purchase Contract Agreement and Pledge Agreement, respectively), the Common Stock so acquired, but not the cash paid therefor, shall, unless otherwise agreed by Secured Party, be credited to the Indemnification Account as additional Indemnification Collateral. Secured Party shall be entitled to retain the cash paid as the purchase price for such Common Stock without there being any reduction in the Obligations as a result of such retention. The Corporate Securities or Treasury Securities in the Pledge Collateral Accounts relating to the Stock Purchase Contracts pursuant to which such cash purchase was made shall be released from the Pledge Collateral Accounts to Pledgor upon such purchase pursuant to the terms of the Pledge Agreement.
     (c) Remarketing. If Pledgor purchases Common Stock with the cash proceeds of any remarketing, in accordance with the terms of the Stock Purchase Contract Agreement, the Stock Purchase Contracts and the Pledge Agreement, of Corporate Securities forming part of the Common Equity Units credited to the Indemnification Account, the Common Stock so acquired, but not the cash received therefore, shall, unless otherwise agreed by Secured Party, be credited to the Indemnification Account as additional Indemnification Collateral. Secured Party shall be entitled to retain cash proceeds as the purchase price for such Common Stock without there being any reduction in the Obligations as a result of such retention. The Corporate Securities sold in such remarketing that were credited to the Pledge Collateral Accounts shall be released from the Pledge Collateral Accounts pursuant to the terms of the Pledge Agreement.
     If Pledgor purchases Common Stock pursuant to Stock Purchase Contracts relating to any Common Equity Units credited to the Indemnification Account in consideration for the cash proceeds of Treasury Securities, the Common Stock so acquired shall, unless otherwise agreed by Secured Party, be credited to the Indemnification Account as additional Indemnification Collateral. Secured Party shall be entitled to retain such consideration as the purchase price for such Common Stock without there being any reduction in the Obligations as a result of such retention.
     (d) Put Right; Settlement in Kind. If Pledgor purchases Common Stock pursuant to Stock Purchase Contracts relating to any Common Equity Units credited to the Indemnification Account in consideration for any Corporate Securities pursuant to its deemed exercise of the Put Right or in connection with a Cash Merger Early Settlement (each as defined in the Stock Purchase Contract Agreement), the Common Stock so acquired, but not such Corporate Securities, shall, unless otherwise agreed by Secured Party, be credited to the Indemnification

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Account as additional Indemnification Collateral. Secured Party shall be entitled to retain such consideration as the purchase price for such Common Stock without there being any reduction in the Obligations as a result of such retention, and such debt securities or U.S. Treasury Securities shall be released from the Pledge Collateral Accounts pursuant to the Pledge Agreement.
     (e) Termination Events. If, pursuant to Stock Purchase Contracts relating to any Common Equity Units credited to the Indemnification Account, Pledgor takes Corporate Securities or Treasury Securities free and clear of the lien of the Pledge Agreement rather than Common Stock as a result of a Termination Event (as defined in the Stock Purchase Contract Agreement), such Corporate Securities or Treasury Securities so acquired, shall, unless otherwise agreed by Secured Party, be credited to the Indemnification Account as additional Indemnification Collateral and shall be released from the Pledge Collateral Accounts pursuant to the Pledge Agreement.
     (f) Cooperation. So long as no default has occurred and is continuing, upon request of Pledgor to exercise any of its rights with respect to Common Equity Units credited to the Indemnification Account as set forth in Sections 4.4(a) through (d) above, Secured Party and Securities Intermediary shall cooperate with Pledgor, including by delivering any appropriate instruction or notice required pursuant to the terms of the Stock Purchase Contract Agreement and Pledge Agreement, to effect the exercise of such rights.
     SECTION 4.5 Treatment of Proceeds. Except as set forth in Sections 2.9 and 4.4 hereof, all dividends, interest, distributions, amounts received in respect of redemption and all other proceeds of the Indemnification Collateral shall be released from the security interest created pursuant to this Agreement and Securities Intermediary shall promptly upon receipt thereof (i) credit to the Collateral Agent for distribution to the Pledgor as provided in the Pledge Agreement all such proceeds relating to the Pledge Collateral and (ii) deliver to Pledgor all such proceeds not relating to the Pledge Collateral.
     SECTION 4.6 Exclusive Control. Securities Intermediary is authorized to act upon any Oral or Written Instructions, including entitlement orders with respect to the securities account that is part of the Indemnification Account and instructions relating to the deposit account that is part of the Indemnification Account, solely and exclusively from Secured Party. Securities Intermediary is authorized to act upon any Oral or Written Instructions, including entitlement orders with respect to the Pledge Collateral Accounts, solely and exclusively from Pledge Collateral Agent. Secured Party hereby covenants for the benefit of Pledgor that Secured Party will not originate entitlement orders or instructions concerning the Indemnification Account or the Indemnification Collateral or cause Pledge Collateral Agent to take any action with respect to the Pledge Collateral or the Pledge Collateral Accounts except as provided in Sections 2.8, 4.2, 4.3 and 4.4 hereof with respect to payment of Obligations when due, the substitution, withdrawal, release or transfer of Indemnification Collateral or Pledge Collateral, the treatment of proceeds and the exercise its rights as a secured party upon default. The foregoing covenant is for the benefit of Pledgor only and will not be deemed to constitute a limitation on Secured Party’s right, as between Securities Intermediary and Secured Party, to originate entitlement orders and instructions with respect to the Indemnification Account and the Indemnification Collateral, on Securities Intermediary’s obligation to comply with those entitlement orders and instructions

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without further consent by Pledgor, on Secured Party’s right, as between Secured Party and Pledge Collateral Agent, to instruct Pledge Collateral Agent to take action with respect to the Pledge Collateral or the Pledge Collateral Accounts, or on Pledge Collateral Agent’s obligation to comply with those instructions without further consent by Pledgor. Securities Intermediary agrees that it will, without inquiry or consent of Pledgor or any person acting or purporting to act on behalf of Pledgor, comply with Oral or Written Instructions (including entitlement orders and instructions relating to the deposit account that is part of the Indemnification Account) from Secured Party with respect to the Indemnification Account. Without prejudice to the exclusive right of Secured Party to give entitlement orders, if Securities Intermediary receives conflicting directions with respect to the Indemnification Account or the Indemnification Collateral from Pledgor and Secured Party, Securities Intermediary will act at the direction of Secured Party and will be fully protected in so acting. Pledge Collateral Agent agrees to comply with instructions given pursuant to the Pledge Agreement and with instructions given by Secured Party pursuant to this Agreement without further consent from Pledgor. If instructions of Secured Party to Pledge Collateral Agent pursuant to this Agreement conflict with the obligations of the Pledge Collateral Agent under the Pledge Agreement, Pledge Collateral Agent shall be entitled to comply with the Pledge Agreement and not to comply with such conflicting instructions given pursuant to this Agreement.
     SECTION 4.7 Statements. Securities Intermediary shall furnish Pledgor and Secured Party with advices of transactions affecting the Indemnification Account and monthly Indemnification Account statements. Securities Intermediary shall also furnish Pledgor and Secured Party with advices of transactions affecting the Pledge Collateral Accounts as well as monthly statements with respect to such Pledge Collateral Accounts. Each of Pledgor and Secured Party may elect to receive advices and statements electronically through the Internet to an email address specified by it for such purpose. By electing to use the Internet for this purpose, each of Pledgor and Secured Party acknowledges that such transmissions are not encrypted and therefore are insecure. Each of Pledgor and Secured Party further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that Securities Intermediary shall not be responsible for any loss, damage or expense suffered or incurred by Pledgor, Secured Party, or any person claiming by or through Pledgor or Secured Party as a result of the use of such methods.
     SECTION 4.8 Notice of Adverse Claims. Upon receipt of written notice of any lien, encumbrance or adverse claim against the Indemnification Account, the Pledge Collateral Accounts or any portion of the Indemnification Collateral or Pledge Collateral, Securities Intermediary shall use reasonable efforts to notify Secured Party and Pledgor as promptly as practicable under the circumstances.
     SECTION 4.9 Subordination of Lien; Set-off. The parties agree that any security interest in or lien on, or right of set-off with respect to, any of the Indemnification Collateral or the Pledge Collateral that Securities Intermediary or Pledge Collateral Agent may now or in the future may have is hereby subordinated to the security interest of Secured Party hereunder, except to the extent of any fees, charges, expenses and other amounts owed to Securities Intermediary or Pledge Collateral Agent and incurred in connection with the performance of the duties of

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Securities Intermediary hereunder and the maintenance and operation of the Indemnification Account and the Indemnification Collateral, for which Securities Intermediary shall have a prior claim to the Indemnification Collateral.
     SECTION 4.10 No Release Without Consent. Securities Intermediary and Pledge Collateral Agent agree that they will not extend any credit nor make any loans secured by the Indemnification Collateral, the Indemnification Account, the Pledge Collateral or the Pledge Collateral Accounts, including without limitation any so-called “margin loans.” Except as provided in Sections 2.8, 4.2, 4.3 and 4.4 hereof or in the Pledge Agreement, no payments of principal or interest, or addition, substitution, sale, transfer, release, withdrawal or other alienation of Indemnification Collateral or the Pledge Collateral shall be made except upon the written consent of Secured Party.
ARTICLE V
General Terms and Conditions
     SECTION 5.1 Standard of Care; Limitation of Liability; Indemnification.
     (a) Except as otherwise expressly provided herein, Securities Intermediary and Pledge Collateral Agent shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ fees (“Losses”) incurred by or asserted against Pledgor or Secured Party, except those Losses arising out of the gross negligence or willful misconduct of Securities Intermediary or Pledge Collateral Agent, respectively. Neither Securities Intermediary nor Pledge Collateral Agent shall have any liability whatsoever for the action or inaction of any Depository. With respect to losses arising out of the acts or failures to act of a Subcustodian (other than an affiliate of Securities Intermediary), Securities Intermediary shall take appropriate action to recover such losses from such Subcustodian, and Securities Intermediary’s sole responsibility and liability shall be limited to the amounts so received from such Subcustodian (exclusive of costs and expenses incurred by Securities Intermediary). In no event shall Securities Intermediary or Pledge Collateral Agent be liable to Pledgor, Secured Party or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement, nor shall Securities Intermediary, Pledge Collateral Agent or any Subcustodian be liable:
     (i) for acting in accordance with any Written or Oral Instructions actually received by Securities Intermediary or Pledge Collateral Agent and reasonably believed by Securities Intermediary or Pledge Collateral Agent, respectively, to have been given by an Authorized Person of Secured Party;
     (ii) for conclusively presuming that all disbursements of cash or deliveries of securities directed by Secured Party by a Written or an Oral Instruction are in accordance with this Agreement, the Pledge Agreement or the Indemnification Provisions, as the case may be,
     (iii) for holding property in any particular country, including, but not limited to, losses resulting from nationalization, expropriation or other governmental

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actions; regulation of the banking or securities industry; exchange or currency controls or restrictions, devaluations or fluctuations; availability of cash or securities or market conditions which prevent the transfer of property or execution of securities transactions or affect the value of property; or
     (iv) for the insolvency of any Subcustodian (other than an affiliate of Securities Intermediary) or any depository or for any Indemnification Collateral or Pledge Collateral held by such depository or Subcustodian;
provided, however, that Securities Intermediary, Pledge Collateral Agent or any Subcustodian has not acted with gross negligence or engaged in willful misconduct with respect to the specific Loss against which indemnification is sought.
     (b) Pledgor agrees to indemnify Securities Intermediary and Pledge Collateral Agent and hold Securities Intermediary and Pledge Collateral Agent harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses sustained or incurred by or asserted against Securities Intermediary or Pledge Collateral Agent, as the case may be, by reason of or as a result of any action or inaction, or arising out of the performance of Securities Intermediary or Pledge Collateral Agent, respectively, hereunder, including reasonable fees and expenses of counsel incurred by Securities Intermediary or Pledge Collateral Agent, as the case may be, in a successful defense of claims by Pledgor or Secured Party; provided, that Pledgor shall not indemnify either Securities Intermediary or Pledge Collateral Agent for those losses arising out of Securities Intermediary’s or Pledge Collateral Agent’s gross negligence or willful misconduct. This indemnity shall be a continuing obligation of Pledgor and its successors and assigns, notwithstanding the termination of this Agreement.
     SECTION 5.2 No Obligation Regarding Quality of Collateral. Without limiting the generality of Section 5.1, neither Securities Intermediary nor Pledge Collateral Agent shall be under any obligation to inquire into, and shall not be liable for, any losses incurred by Pledgor, Secured Party or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Indemnification Collateral or Pledge Collateral, or Indemnification Collateral or Pledge Collateral which otherwise is not freely transferable or deliverable without encumbrance in any relevant market. Neither Securities Intermediary nor Pledge Collateral Agent shall be required to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder.
     SECTION 5.3 No Responsibility Concerning Indemnification Provisions. It is understood and agreed that, notwithstanding references to the Indemnification Provisions in this Agreement, neither Securities Intermediary nor Pledge Collateral Agent has any interest in, or any duty, responsibility or obligation with respect to, the Indemnification Provisions (including without limitation, any duty, responsibility or obligation to monitor Pledgor’s or Secured Party’s compliance with the Indemnification Provisions or to know the terms of the Indemnification Provisions).
     SECTION 5.4 No Duty of Oversight. Securities Intermediary is not at any time under any duty to monitor the value of any Indemnification Collateral in the Indemnification Account

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or whether the Indemnification Collateral is of a type required or permitted to be held in the Indemnification Account.
     SECTION 5.5 Advice of Counsel. Securities Intermediary and Pledge Collateral Agent may, with respect to questions of law, obtain the advice of counsel selected in good faith and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice.
     SECTION 5.6 No Collection Obligations. Securities Intermediary shall be under no obligation to take action to collect any amount payable on Indemnification Collateral in default, or if payment is refused after due demand and presentment.
     SECTION 5.7 Fees and Expenses. Pledgor agrees to pay to Securities Intermediary and Pledge Collateral Agent the fees as may be agreed upon from time to time. Pledgor shall reimburse Securities Intermediary and Pledge Collateral Agent for all reasonable costs associated with transfers of Indemnification Collateral and Pledge Collateral to Securities Intermediary and records kept in connection with this Agreement. Pledgor shall also reimburse Securities Intermediary and Pledge Collateral Agent for reasonable out-of-pocket expenses which are a normal incident of the services provided hereunder.
     SECTION 5.8 Effectiveness of Instructions; Reliance; Risk Acknowledgements; Additional Terms.
     (a) Secured Party shall have the right, by one or more written instruments executed and delivered to Securities Intermediary or Pledge Collateral Agent, to direct the time, method and place of conducting any proceeding for the realization of any right or remedy available to Securities Intermediary or Pledge Collateral Agent, or of exercising any power conferred on Securities Intermediary or Pledge Collateral Agent, or to direct the taking or refraining from taking of any action authorized by this Agreement; provided, however, that (i) such direction shall not conflict with the provisions of any law or of this Agreement or involve Securities Intermediary or Pledge Collateral Agent in personal liability and (ii) Securities Intermediary or Pledge Collateral Agent shall be indemnified to its satisfaction as provided herein. Subject to the terms below, Securities Intermediary and Pledge Collateral Agent shall be entitled, in the absence of bad faith, to rely upon any Written or Oral Instructions actually received by Securities Intermediary or Pledge Collateral Agent, respectively, and reasonably believed by it to have been duly authorized and delivered by Secured Party. Secured Party agrees to forward to Securities Intermediary or Pledge Collateral Agent, as the case may be, Written Instructions confirming its Oral Instructions by the close of business of the same day that such Oral Instructions are given to Securities Intermediary or Pledge Collateral Agent, as the case may be, and the fact that such confirming Written Instructions are not received shall in no way affect the validity or enforceability of transactions authorized and effected by Securities Intermediary or Pledge Collateral Agent, as the case may be, pursuant to its Oral Instructions.
     (b) In each case that Securities Intermediary or Pledge Collateral Agent may or is required hereunder to take any action, including without limitation to make any determination or judgment, to give consents, to exercise rights, powers or remedies, to

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release or sell Indemnification Collateral or Pledge Collateral or otherwise to act hereunder, the Securities Intermediary or Pledge Collateral Agent may seek direction from Secured Party. Securities Intermediary or Pledge Collateral Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction from Secured Party. Unless direction is otherwise expressly provided herein, if Securities Intermediary or Pledge Collateral Agent shall request direction from Secured Party with respect to any action, Securities Intermediary or Pledge Collateral Agent shall be entitled to refrain from such action unless and until such agent shall have received direction from Securities Intermediary or Pledge Collateral Agent, and the agent shall not incur liability to any Person by reason of so refraining.
     (c) If Securities Intermediary or Pledge Collateral Agent receives Written Instructions which appear on their face to have been transmitted via (i) computer facsimile, email, the Internet or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, Secured Party understands and agrees that neither Securities Intermediary nor Pledge Collateral Agent can determine the identity of the actual sender of such Written Instructions and that Securities Intermediary or Pledge Collateral Agent, as the case may be, shall conclusively presume that such Written Instructions have been sent by an Authorized Person. Secured Party shall be responsible for ensuring that only its Authorized Persons transmit such Written Instructions to Securities Intermediary and Pledge Collateral Agent and that all of its Authorized Persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care.
     (d) Secured Party acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Written Instructions to Securities Intermediary and Pledge Collateral Agent and that there may be more secure methods of transmitting Written Instructions than the method(s) selected by it. Secured Party agrees that the security procedures (if any) to be followed in connection with its transmission of Written Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.
     (e) If Secured Party elects to transmit Written Instructions through an on-line communication system offered by Securities Intermediary, its use thereof shall be subject to the Terms and Conditions attached hereto as Appendix A. If Secured Party elects (with Securities Intermediary’s prior consent) to transmit Written Instructions through an on-line communications service owned or operated by a third party, it agrees that Securities Intermediary and Pledge Collateral Agent shall not be responsible or liable for the reliability or availability of any such service.
     SECTION 5.9 Certain Rights.
     (a) Whenever in the administration of the provisions of this Agreement Securities Intermediary and Pledge Collateral Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of

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gross negligence or bad faith on the part of Securities Intermediary and Pledge Collateral Agent, be deemed to be conclusively proved and established by a certificate signed by one of the Secured Party’s officers, and delivered to Securities Intermediary and Pledge Collateral Agent and such certificate, in the absence of gross negligence or bad faith on the part of the Securities Intermediary and Pledge Collateral Agent, shall be full warrant to the Securities Intermediary and Pledge Collateral Agent for any action taken, suffered or omitted by it under the provisions of this Agreement upon the faith thereof.
     (b) The Securities Intermediary and Pledge Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.
     SECTION 5.10 Indemnification Account Disclosure. Securities Intermediary and Pledge Collateral Agent are authorized to supply any information regarding the Indemnification Account or the Pledge Collateral Accounts which is required by any law or governmental regulation now or hereafter in effect.
     SECTION 5.11 Force Majeure. Neither Securities Intermediary nor Pledge Collateral Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; inability to obtain labor, material, equipment or transportation.
     SECTION 5.12 No Implied Duties. Neither Securities Intermediary nor Pledge Collateral Agent shall have any duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Securities Intermediary or Pledge Collateral Agent in connection with this Agreement. No provision of this Agreement shall require the Securities Intermediary or Pledge Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
     SECTION 5.13 Global Custody Terms and Conditions. The Indemnification Account and the Indemnification Collateral shall be subject to the Global Custody Terms and Conditions attached hereto as Appendix B, except that in the event of any conflict between the express provisions of this Agreement and such Global Custody Terms and Conditions, the express provisions of this Agreement shall control.

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ARTICLE VI
Miscellaneous
     SECTION 6.1 Resignation or Removal of Securities Intermediary and Pledge Collateral Agent. Subject to the appointment and acceptance of a successor Pledge Collateral Agent or Securities Intermediary as provided below:
     (i) Pledge Collateral Agent and Securities Intermediary may resign at any time by giving notice thereof to Secured Party; provided, that Pledge Collateral Agent may resign only in accordance with the Pledge Agreement; and
     (ii) Pledge Collateral Agent and Securities Intermediary may be removed at any time by Secured Party; provided, that any such removal of the Pledge Collateral Agent is also effected in accordance with the Pledge Agreement.
Secured Party shall promptly notify Pledgor of any resignation or removal of Pledge Collateral Agent or Securities Intermediary pursuant to this Section 6.1. Upon any such resignation or removal, Secured Party shall have the right to appoint a successor Pledge Collateral Agent or Securities Intermediary, as the case may be, provided, such appointment of the Pledge Collateral Agent also complies with the Pledge Agreement. If no successor Pledge Collateral Agent or Securities Intermediary shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Pledge Collateral Agent’s or Securities Intermediary’s giving of notice of resignation or Secured Party’s giving notice of such removal, then the retiring or removed Pledge Collateral Agent or Securities Intermediary may petition any court of competent jurisdiction, at the expense of Secured Party, for the appointment of a successor Pledge Collateral Agent or Securities Intermediary. Pledge Collateral Agent and Securities Intermediary shall each be a bank, trust company or national banking association with a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Pledge Collateral Agent or Securities Intermediary hereunder by a successor Pledge Collateral Agent or Securities Intermediary, as the case may be, such successor Pledge Collateral Agent or Securities Intermediary, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Pledge Collateral Agent or Securities Intermediary, as the case may be, and the retiring Pledge Collateral Agent or Securities Intermediary, as the case may be, shall take all appropriate action, subject to payment of any amounts then due and payable to it hereunder, to transfer any money and property held by it hereunder (including the Indemnification Collateral or the Pledge Collateral) to such successor. The retiring Pledge Collateral Agent or Securities Intermediary shall, upon such succession, be discharged from its duties and obligations as Pledge Collateral Agent or Securities Intermediary hereunder. After any retiring Pledge Collateral Agent’s or Securities Intermediary’s resignation hereunder as Pledge Collateral Agent or Securities Intermediary, the provisions of Article V shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Pledge Collateral Agent or Securities Intermediary. Any resignation or removal of Pledge Collateral Agent or Securities Intermediary hereunder, at a time when such person is acting as Pledge Collateral Agent or Securities Intermediary, shall be deemed for all purposes of this Agreement as the simultaneous resignation or removal of Pledge Collateral Agent and Securities Intermediary.

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     SECTION 6.2 Termination. This Agreement shall terminate upon (a) the occurrence of all of the receipt by Security Intermediary and Pledge Collateral Agent of Written Instructions from Secured Party expressly stating that Secured Party no longer claims any security interest in either the Indemnification Collateral or the Pledge Collateral, the subsequent transfer of the Indemnification Collateral from the Indemnification Account pursuant to Section 4.2 and the corresponding transfers of the Pledge Collateral under the Pledge Agreement, or (b) the transfer of all of the Indemnification Collateral and Pledge Collateral to Secured Party pursuant to an entitlement order delivered to Securities Intermediary and an instruction delivered to Pledge Collateral Agent. Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.
     SECTION 6.3 Certificates of Authorized Persons. Secured Party and Pledgor agree to furnish to Securities Intermediary and Pledge Collateral Agent a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons. Until such new Certificate is received, Securities Intermediary and Pledge Collateral Agent shall be fully protected in acting upon Written Instructions of such present Authorized Persons.
     SECTION 6.4 Notices.
     (a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Securities Intermediary, shall be sufficiently given if addressed to Securities Intermediary and received by it at its offices at [•], or at such other place as Securities Intermediary may from time to time designate in writing.
     (b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Pledge Collateral Agent, shall be sufficiently given if addressed to Pledge Collateral Agent and received by it at its offices at [•], or at such other place as Pledge Collateral Agent may from time to time designate in writing.
     (c) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Secured Party shall be sufficiently given if addressed to Secured Party and received by it at its offices at [•], or at such other place as Secured Party may from time to time designate in writing.
     (d) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Pledgor shall be sufficiently given if addressed to Pledgor and received by it at its offices at [•], or at such other place as Pledgor may from time to time designate in writing.
     (e) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Stock Purchase Contract Agent shall be sufficiently given if addressed to Stock Purchase Contract Agent and received by it at its offices at [•], or at such other place as Stock Purchase Contract Agent may from time to time designate in writing.

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     SECTION 6.5 Cumulative Rights; No Waiver. Each and every right granted to Secured Party, Pledgor, Securities Intermediary or Pledge Collateral Agent hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of Secured Party, Pledgor, Securities Intermediary or Pledge Collateral Agent to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by Secured Party, Pledgor, Securities Intermediary or Pledge Collateral Agent of any right preclude any other future exercise thereof or the exercise of any other right.
     SECTION 6.6 Severability; Amendments; Assignment. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be waived, amended or modified in any manner except by a written agreement executed by the parties hereto. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party without the written consent of the other parties and any purported assignment in violation of this provision shall be null and void.
     SECTION 6.7 Governing Law; Jurisdiction; Waiver of Immunity; Jury Trial Waiver. This Agreement and the Indemnification Account shall be governed by and construed in accordance with the local law of the State of New York. The State of New York shall be deemed to be the jurisdiction of Securities Intermediary in its capacity as securities intermediary hereunder and in its capacity as bank with respect to any deposit account comprising part of the Indemnification Account governed by this Agreement. Secured Party, Pledgor, Pledge Collateral Agent, Securities Intermediary and Stock Purchase Contract Agent hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. To the extent that in any jurisdiction Secured Party, Pledgor, Securities Intermediary, Pledge Collateral Agent or Stock Purchase Contract Agent may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, they each irrevocably agree not to claim, and hereby waives, such immunity. Secured Party, Pledgor, Securities Intermediary, Pledge Collateral Agent and Stock Purchase Contract Agent each hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.
     SECTION 6.8 No Third Party Beneficiaries. In performing hereunder, Securities Intermediary and Pledge Collateral Agent are acting solely on behalf of Secured Party and Pledgor and no contractual or service relationship shall be deemed to be established hereby between Securities Intermediary or Pledge Collateral Agent and any other person.
     SECTION 6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
     SECTION 6.10 USA PATRIOT ACT. Pledgor and Secured Party hereby acknowledge that Securities Intermediary and Pledge Collateral Agent are subject to federal laws, including the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its

28

implementing regulations, pursuant to which Securities Intermediary and Pledge Collateral Agent must obtain, verify and record information that allows Securities Intermediary or Pledge Collateral Agent, as the case may be, to identify each of Pledgor and Secured Party. Accordingly, prior to opening the Indemnification Account hereunder and the Collateral Accounts under the Pledge Agreement Securities Intermediary and Pledge Collateral Agent will ask Pledgor and/or Secured Party to provide certain information including, but not limited to, Pledgor’s and/or Secured Party’s name, physical address, tax identification number and other information that will help Securities Intermediary to identify and verify each of Pledgor’s and Secured Party’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. Pledgor and Secured Party agree that Securities Intermediary and Pledge Collateral Agent cannot open the Indemnification Account hereunder or the Collateral Accounts under the Pledge Agreement unless and until Securities Intermediary and Pledge Collateral Agent verify Pledgor’s and/or Secured Party’s identity in accordance with its CIP.
     SECTION 6.11 Agreement of Stock Purchase Contract Agent. Stock Purchase Contract Agent agrees that, to the extent that Pledgor must take actions or give instructions pursuant to this Agreement that must be taken or given by Stock Purchase Contract Agent under the Pledge Agreement, Stock Purchase Contract Agent shall take those actions or give those instructions when, if and in the manner requested by Pledgor. In taking any such actions or giving any such instructions, Stock Purchase Contract Agent shall incur no liability to any other party to this Agreement for taking such actions or giving such instructions in the manner instructed by Pledgor.

29

     In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

MetLife, Inc.
as Secured Party

By:

Name:
Title:

ALICO Holdings LLC,
as Pledgor

By:

Name:
Title:

[•],
as Securities Intermediary and Pledge Collateral Agent

By:

Name:
Title:

For the limited purpose set forth in Section 6.11:
[•],
as Stock Purchase Contract Agent

By:

Name:
Title:
Indemnification Collateral Account, Security
and Control Agreement

Appendix A
Electronic Services Terms and Conditions
[TO COME]
 A-1

Appendix B
Global Custody Terms and Conditions
[TO COME]
B-1

EXHIBIT G
FORM OF HOLD HARMLESS AGREEMENT
[•], 2010
MetLife, Inc.
200 Park Avenue
New York, NY 10166
American International Group, Inc.
70 Pine Street
New York, NY 10270
ALICO Holdings LLC
c/o American International Group, Inc.
NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
c/o American International Group, Inc.
Re: Hold Harmless and Indemnification Under Certain Surety Bonds and Indemnification Agreements
Ladies and Gentlemen:
     Reference is hereby made to that certain Stock Purchase Agreement, dated as of March 7, 2010 (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), by and between American International Group, Inc., a Delaware corporation (“AIG”), ALICO Holdings LLC, a Delaware limited liability company, and MetLife, Inc., a Delaware corporation (the “Acquiror”). Capitalized terms used but not otherwise defined in this letter agreement (this “Agreement”) shall have the respective meanings assigned to them in the Purchase Agreement.
     Reference is also hereby made to the agreements set forth in Schedule I attached to this Agreement (the “Guarantee Agreements”). The Acquiror hereby acknowledges that, pursuant to Section 6.09 of the Purchase Agreement, the Acquiror (or, with AIG’s consent (not to be unreasonably withheld, delayed or conditioned), a Subsidiary or other Affiliate of the Acquiror) is required to deliver this Agreement.

1

In consideration of the execution and delivery of the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (a) the Acquiror (the “Indemnifying Party”) agrees, to the fullest extent permitted by law, to defend, indemnify and hold harmless each of the parties to any Guarantee Agreement other than the Company and the Transferred Subsidiaries (the “Guarantors”) (collectively, the “Indemnified Parties”) against any Liability (as defined below) incurred by such Indemnified Party arising under the terms of any of the Guarantee Agreements (the “Guaranteed Obligations”) and (b) the Acquiror agrees, upon notice from the Company, any of the Transferred Subsidiaries or any of the Guarantors, to promptly pay, in immediately available funds, any and all Guaranteed Obligations that are then due and payable, on behalf of the applicable Guarantor.
     For the purposes of this Agreement, “Liability” shall mean any and all losses, costs, claims, obligations, expenses (including reasonable attorneys’ fees), damages, penalties, fines or other liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) arising under the terms of the Guarantee Agreements.
     The liability of the Indemnifying Party under this Agreement is absolute, direct and immediate, not subject to any set-off or counterclaim and not conditional or contingent upon the pursuit of any remedies against the Indemnifying Party or any other Person. All the terms and provisions of this Agreement are recourse obligations of the Indemnifying Party and not restricted by any limitation on personal liability.
     Upon payment of any obligations owing to an Indemnified Party, the Indemnifying Party shall be subrogated to the rights of such Indemnified Party under the applicable Guarantee Agreement, and such Indemnified Party agrees to take, at the Indemnifying Party’s expense, such steps as the Indemnifying Party may reasonably request to implement such subrogation.
     In the event that the Indemnifying Party becomes a party to any transaction that would result in the sale, transfer, lease or other disposition of all or substantially all of the assets of the Indemnifying Party, whether in one transaction or a series of related transactions, to one or more Persons, then, and in each such case, proper provision shall be made prior to the consummation of any such transaction so that each such Person shall assume the obligations of the Indemnifying Party set forth in this Agreement.
     This Agreement shall be binding on, and the term “Indemnifying Party,” as used in this Agreement, shall include, the successors, assigns and other transferees of the Indemnifying Party. This Agreement shall inure to the benefit of the Guarantors and each of their respective successors, assigns and other transferees. The obligations of the Indemnifying Party under this Agreement shall be deemed to be continuing in nature and shall remain in full force and effect and shall survive until there are no longer any Guaranteed Obligations outstanding or contracted or committed for under any of the Guarantee Agreements.

2

     To the extent permitted by law, the Indemnifying Party hereby waives and agrees not to assert or take advantage of any defense that may arise by reason of any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Agreement. The Indemnified Parties shall not be required to resort first to any other Persons, their properties or estates for indemnification as contemplated by this Agreement or to any collateral, property, liens or other rights available to them for indemnification as contemplated by this Agreement.
     This Agreement contains the entire agreement between the parties hereto respecting the matters set forth in this Agreement and supersedes all prior agreements, whether written or oral, between the parties hereto respecting such matters. Any amendments or modifications to any term or provision of this Agreement, to be effective, shall be in writing and executed by the parties hereto. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not limit, reduce or otherwise affect the validity or enforceability of the terms of any of the Guarantee Agreements.
     THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OR RULES OF SUCH STATE TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     All notices, requests, demands, claims or other communications to be sent by one party hereto to another under this Agreement shall be in writing and in accordance with Section 12.02 of the Purchase Agreement.
     The failure of any party hereto to enforce any right or remedy under this Agreement, or to promptly enforce any such right or remedy, shall not constitute a waiver thereof nor give rise to any estoppel against such party nor excuse any of the parties hereto from their respective obligations under this Agreement.
     In the event it is necessary for any Indemnified Party to retain the services of an attorney or any other consultants to enforce this Agreement, or any portion thereof, the Indemnifying Party agrees to pay to such Indemnified Party any and all costs and expenses, including, without limitation, attorneys’ fees incurred by such Indemnified Party as a result thereof.
     A separate right of action under this Agreement shall arise each time any Indemnified Party acquires knowledge of any matter to be indemnified by the Indemnifying Party under this Agreement. Separate and successive actions may be brought under this Agreement to enforce any of the provisions of this Agreement at any time and from time to time. No action under this Agreement shall preclude any subsequent action under this Agreement.

3

     EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION PERMITTED UNDER THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS PARAGRAPH.
     The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, without posting a bond or other undertaking, notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction, such remedy being in addition to any other remedy to which any party hereto may be entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law.
     This Agreement may be executed in several counterparts, each of which when executed shall be deemed an original but all of which taken together shall constitute one agreement, binding on all the parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.
     This Agreement is entered into for the benefit of the Guarantors, the Company and the Transferred Subsidiaries (and whether or not any Guarantor is a party hereto, shall be enforceable by such Guarantor as if a party hereto), and is executed and delivered, as of the date first set forth above.
[Signature page follows]

4

     If the foregoing is acceptable to you, please sign where indicated below.

American International Group, Inc.

By:
Name:
Title:

ALICO Holdings LLC

By:
Name:
Title:

National Union Fire Insurance Company of Pittsburgh, Pa.

By:
Name:
Title:

By:
Name:
Title:
Accepted and Agreed as of the date first written above:
MetLife, Inc.

By:
Name:
Title:

5

Schedule I
1.	General Guarantee Agreement, dated as of September 15, 1998, by National Union Fire Insurance Company of Pittsburgh, Pa. in favor of each party insured under policies issued by AIG Russia Insurance Company ZAO.

2.	General Guarantee Agreement, dated as of September 15, 1998, by National Union Fire Insurance Company of Pittsburgh, Pa. in favor of each party insured under policies issued by AHICO First American-Hungarian Insurance Company.

3.	General Guarantee Agreement, dated as of September 15, 1998, by National Union Fire Insurance Company of Pittsburgh, Pa. in favor of each party insured under policies issued by First American Czech Insurance Company, A.S.

6

EXHIBIT H
[•], 2010
American International Group, Inc.
70 Pine Street
New York, NY 10270
ALICO Holdings LLC
c/o American International Group, Inc.
MetLife, Inc.
200 Park Avenue
New York, NY 10166
Re:	MetLife, Inc. — Acquisition of American Life Insurance Company
Ladies and Gentlemen:
     We have acted as special counsel for MetLife, Inc., a Delaware corporation (the “Company”), in connection with the transactions contemplated by the Stock Purchase Agreement, dated as of March 7, 2010 (the “Stock Purchase Agreement”), by and among the Company, ALICO Holdings LLC, a Delaware limited liability company (“Seller”), and American International Group, Inc., a Delaware corporation (“AIG”), pursuant to which the Company will, on the date hereof (the “Closing Date”), issue and deliver to Seller (i) 78,239,712 shares (the “Closing Shares”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”), (ii) 6,857,000 shares (the “Closing Preferred Shares”) of Series B Contingent Convertible Junior Participating Non-Cumulative Preferred Stock of the Company, and (iii) 40,000,000 Common Equity Units, having an aggregate stated amount at issuance of $3,000,000,000 (the “Common Equity Units”), on the terms and subject to the conditions set forth in the Stock Purchase Contract Agreement, dated as of the Closing Date (the “Stock Purchase Contract Agreement”), by and between the Company and [•], as stock purchase

American International Group, Inc.
ALICO Holdings LLC
MetLife, Inc.
[•], 2010

contract agent (the “Stock Purchase Contract Agent”). This letter is being furnished to you pursuant to Section 9.02(c) of the Stock Purchase Agreement. All capitalized terms used herein and not otherwise defined shall have the respective meaning ascribed to them in the Stock Purchase Contract Agreement.
     Each Closing Preferred Share will be convertible into ten shares of Common Stock (each, a “Conversion Share”) following the receipt of the approval of the stockholders of the Company required for such conversion, in accordance with the New York Stock Exchange Listed Company Manual (the “Approval”). If the Approval for the conversion is not obtained prior to the first anniversary of the Closing Date, the Closing Preferred Shares will not convert into the Conversion Shares at such time, but will continue to be convertible into the Conversion Shares at the Company’s option.
     Each Common Equity Unit will have a stated amount of $75.00 prior to the First Stock Purchase Date, $50.00 prior to the Second Stock Purchase Date and $25.00 thereafter, and will initially consist of: (i) three stock purchase contracts (each, a “Stock Purchase Contract”) under which the holder will agree to purchase and the Company will agree to sell on one of five dates (each, a “Stock Purchase Date”) determined in or pursuant to the Stock Purchase Contract Agreement, for a price of $25.00 per Stock Purchase Contract, a number of shares of Common Stock determined pursuant to the terms of such Stock Purchase Contract (the “Settlement Shares”); (ii) prior to the First Stock Purchase Date, a 1/40, or 2.50%, undivided beneficial interest in either (A) prior to the First Exchange Date, a share of 3.00% Preferred Stock, Series C, of the Company (the “Series C Preferred Stock”) having a liquidation preference amount equal to $1,000 or, (B) on or after the First Exchange Date, a Series C Debt Security having a principal amount equal to $1,000; (iii) prior to the Second Stock Purchase Date, a 1/40, or 2.50%, undivided beneficial interest in either (A) prior to the Second Exchange Date, a share of 3.00% Preferred Stock, Series D, of the Company (the “Series D Preferred Stock”) having a liquidation preference amount equal to $1,000 or, (B) on or after the Second Exchange Date, a Series D Debt Security having a principal amount equal to $1,000; (iv) prior to the Third Stock Purchase Date, a 1/40, or 2.50%, undivided beneficial interest in either (A) prior to the Third Exchange Date (together with the First Exchange Date and the Second Exchange Date, the “Exchange Dates”), a share of 3.00% Preferred Stock, Series E, of the Company (the “Series E Preferred Stock,” and together with the Series C Preferred Stock and the Series D Preferred Stock, the “Unit Preferred Stock”) having a liquidation preference amount equal to $1,000 or, (B) on or after the Third Exchange Date, a Series E Debt Security having a principal amount equal to $1,000 (together with the Series C Debt Security and the Series D Debt Security, the “Debt Securities”).
     For purposes of this letter, we have examined: (a) the Stock Purchase Agreement; (b) the Stock Purchase Contract Agreement; (c) the Pledge Agreement, dated as of the Closing Date (the “Pledge Agreement”), by and among the Company, [•], as Collateral Agent, Custodial Agent and Securities Intermediary, and the Stock Purchase Contract Agent; (d) the Indemnification

American International Group, Inc.
ALICO Holdings LLC
MetLife, Inc.
[•], 2010

Collateral Account Security and Control Agreement, dated as of the Closing Date, by and among the Company, Seller, [•], in its capacity as securities intermediary, and [•], as pledge collateral agent, and, for certain limited purposes, the Stock Purchase Contract Agent; (e) the executed Certificate of Designations for the Series C Preferred Stock; (f) the executed Certificate of Designations for the Series D Preferred Stock; (g) the executed Certificate of Designations for the Series E Preferred Stock; (h) the executed and authenticated certificates representing the Normal Common Equity Units and the form of the certificates representing the Stripped Common Equity Units; (i) an executed copy of the Base Indenture; (j) the form of the [Sixteenth] Supplemental Indenture relating to the Series C Debt Securities, to be dated as of the First Exchange Date (the “[Sixteenth] Supplemental Indenture”), by and between the Company and the Debenture Trustee; (k) the form of the [Seventeenth] Supplemental Indenture relating to the Series D Debt Securities, to be dated as of the Second Exchange Date (the “[Seventeenth] Supplemental Indenture”), by and between the Company and the Debenture Trustee; (l) the form of the [Eighteenth] Supplemental Indenture relating to the Series E Debt Securities, to be dated as of the Third Exchange Date (the [Eighteenth] Supplemental Indenture,” and together with the [Sixteenth] Supplemental Indenture and the [Seventeenth] Supplemental Indenture, the “Supplemental Indentures,” and together with the Base Indenture, the “Indenture”), by and between the Company and the Debenture Trustee; (m) the executed Certificate of Designations for the Closing Preferred Shares; (n) a certificate of the [Secretary] of the Company, dated as of the Closing Date (including the attachments thereto, the “[Secretary’s] Certificate”); (o) a copy of the Amended and Restated Certificate of Incorporation of the Company, dated December 30, 1999, certified by the Secretary of State of the State of Delaware and the [Secretary] of the Company, as amended by the Certificate of Designations of Series A Junior Participating Preferred Stock, dated April 7, 2000, the Certificate of Designations of Floating Rate Non-Cumulative Preferred Stock, Series A, dated June 7, 2005, and the Certificate of Designations of 6.500% Non-Cumulative Preferred Stock, Series B, dated June 9, 2005 (as further amended through the date hereof, the “Certificate of Incorporation”); (p) a copy of the Amended and Restated Bylaws of the Company, effective January 26, 2010, certified by the [Secretary] of the Company (as amended through the date hereof, the “By-Laws”); (q) the resolutions of the Board of Directors of the Company, dated March [•], 2010, certified by the [Secretary] of the Company; (r) a certificate dated [•], 2010, and a facsimile bringdown thereof, dated the Closing Date, from the Office of the Secretary of State of the State of Delaware (the “Delaware Certificate”); and (s) such records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein.
     In addition, we have examined originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.
     In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of

American International Group, Inc.
ALICO Holdings LLC
MetLife, Inc.
[•], 2010

all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified/or photostatic copies and the authenticity of such originals. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon the aforesaid agreements, instruments, certificates, documents and records (including those specifically noted in (a) through (s) above) and upon statements and certificates of officers and other representatives of the Company and others and of public officials.
     The Stock Purchase Agreement, the Stock Purchase Contract Agreement and the Pledge Agreement are referred to herein collectively as the “Transaction Documents.” As used herein, “Applicable Laws” means the General Corporation Law of the State of Delaware and those laws, rules and regulations of the State of New York and those federal laws, rules and regulations of the United States of America, in each case that, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents (other than the U.S. federal securities laws, state securities or blue sky laws, federal and state antifraud laws and the rules and regulations of the Financial Industry Regulatory Authority, Inc.), but without our having made any special investigation as to the applicability of any specific law, rule or regulation; and “Governmental Authorities” means any court, regulatory body, administrative agency or governmental body of the State of New York or the United States of America having jurisdiction over the Company under the Applicable Laws and the Secretary of State of the State of Delaware in connection with the General Corporation Law of the State of Delaware,.
     We have assumed for purposes of this letter, without investigation, that: (i) each of the parties to any of the Transaction Documents (other than the Company) and each person executing and delivering any of the Transaction Documents or who will execute and deliver, in the case of the Supplemental Indentures, by or on behalf of any such party (other than the Company), has or will have, in the case of the Supplemental Indentures, the full power, authority and legal capacity (including the taking of all requisite action) to execute, deliver and perform, or cause the performance of, as the case may be, such party’s obligations under such documents, and each of such parties (other than the Company) has been or will be, in the case of the Supplemental Indentures, duly formed and organized and is or will be, in the case of the Supplemental Indentures, validly existing and, if applicable, in good standing, in the respective jurisdiction of its formation; (ii) each of the parties to any of the Transaction Documents (other than the Company) has or will have, in the case of the Supplemental Indentures, duly authorized and executed and delivered each such Transaction Document; (iii) each of the Transaction Documents constitutes or will constitute, in the case of the Supplemental Indentures, a valid, binding and enforceable obligation of each party thereto (other than the Company); (iv) the execution and delivery by any party (other than the Company) of, and its performance of its obligations under, the Transaction Documents and the Supplemental Indentures do not and will not contravene, conflict with, violate, or result in a breach of or default under (a) any of such party’s constitutive documents, (b) any law, rule, regulation, resolution, guideline, interpretation, restriction, limitation, policy, procedure, ordinance, order, writ, judgment, decree, determination,

American International Group, Inc.
ALICO Holdings LLC
MetLife, Inc.
[•], 2010

or ruling applicable to such party, or to the property of such party, or (c) any agreement, document, instrument, obligation, or commitment binding on any party to the Transaction Documents or to which it or its property is subject; (v) the execution and delivery by the Company of, and its performance of its obligations under the Transaction Documents and the Supplemental Indentures do not and will not contravene, conflict with, violate, or result in a breach of or default under any law, rule, regulation, resolution, guideline, interpretation, restriction, limitation, policy, procedure, ordinance, order, writ, judgment, decree, determination, or ruling applicable to the Company, other than any Applicable Law; (vi) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Transaction Documents, our opinion is rendered in reliance upon Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York and is subject to the qualification that such enforceability may be limited by public policy considerations; (vii) except to the extent specifically addressed in our opinion in paragraph 17 below and, solely in the case of the Closing Preferred Shares and the Conversion Shares, paragraphs 10 and 11 below, any authorization, approval, consent, waiver, or other action by, notice to, or filing, qualification, or declaration with, any governmental or regulatory authority or body or other person required for the due execution, delivery, or performance of any of the Transaction Documents or the Supplemental Indentures or the issuance and sale of the Closing Shares, the Closing Preferred Shares, the Unit Preferred Stock, the Debt Securities, the Common Equity Units, the Conversion Shares and the Settlement Shares (collectively, the “Securities”) by or on behalf of any of the parties to any such Transaction Document or the Supplemental Indentures or by the Company with respect to the Securities has been obtained or made; and (viii) any litigation relating to the Transaction Documents, the Supplemental Indentures or the Securities will be brought before a New York State court or a United States federal court sitting in New York.
     We do not express any opinion as to any laws other than the Applicable Laws, to the extent referred to specifically in the opinion paragraphs enumerated below, and the U.S. federal securities laws. The opinions expressed herein are based on the Applicable Laws and the U.S. federal securities laws specifically referred to in effect on the date hereof, which Applicable Laws and U.S. federal securities laws are subject to change with possible retroactive effect, and we assume no obligation to inform you of any such change that may hereafter be brought to our attention that may alter, affect or modify the opinions expressed herein.
     Based upon and subject to the foregoing, and subject to the further qualifications, assumptions and limitations set forth below, we are of the opinion that:
     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the General Corporation Law of the State of Delaware;

American International Group, Inc.
ALICO Holdings LLC
MetLife, Inc.
[•], 2010

     2. The Company has the requisite corporate power to execute and deliver the Transaction Documents and the Indenture and to consummate the transactions contemplated thereby;
     3. The Stock Purchase Agreement has been duly authorized, executed and delivered by the Company;
     4. The Closing Shares have been duly authorized by the Company and, upon issuance and delivery of and payment for the Closing Shares pursuant to the terms of the Stock Purchase Agreement, will be validly issued, fully paid and non-assessable;
     5. The Settlement Shares have been duly authorized and reserved by the Company and, upon issuance and delivery of and payment for the Settlement Shares pursuant to the terms of the Stock Purchase Contracts, will be validly issued, fully paid and non-assessable;
     6. The Stock Purchase Contracts have been duly authorized, executed and delivered by the Company, and when authenticated and delivered by the Stock Purchase Contract Agent, as attorney-in-fact of Seller, in accordance with the terms of the Stock Purchase Contract Agreement and the Pledge Agreement, the Stock Purchase Contracts will constitute valid and legally binding obligations of the Company and will be enforceable against the Company in accordance with their terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity);
     7. The Common Equity Units have been duly authorized for issuance and sale to Seller by all necessary corporate action of the Company, and, upon issuance and delivery of and payment for the Common Equity Units pursuant to the terms of the Stock Purchase Contract Agreement and the Pledge Agreement, will be validly issued by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity);
     8. The issuance of the Closing Shares, the Closing Preferred Shares and the Unit Preferred Stock is not, and the issuance of the Settlement Shares and the Conversion Shares will not be, subject to any preemptive or similar rights under the Company’s Certificate of Incorporation or the General Corporation Law of the State of Delaware;
     9. The Unit Preferred Stock has been duly authorized, and when issued and duly delivered against payment therefor as contemplated by the Stock Purchase Agreement, it will be validly issued, fully paid and non-assessable;

American International Group, Inc.
ALICO Holdings LLC
MetLife, Inc.
[•], 2010

     10. The Closing Preferred Shares have been duly authorized, and when they have been issued and duly delivered against payment therefor as contemplated by the Stock Purchase Agreement, they will be validly issued, fully paid and non-assessable, provided that the conversion feature will not be exercisable until the requisite Approval is obtained;
     11. The Conversion Shares have been duly authorized and reserved for issuance by the Company upon conversion of the Closing Preferred Shares following receipt of the requisite Approval, and upon issuance and delivery upon such conversion, will be validly issued, fully paid and non-assessable;
     12. The issuance of the Debt Securities has been duly authorized by the Company, and, when the certificates representing the Debt Securities have been duly executed and delivered by the Company and authenticated and delivered by the Debenture Trustee in accordance with the terms of the Indenture, on the applicable Exchange Date, the Debt Securities will constitute valid and legally binding obligations of the Company and will be enforceable against the Company in accordance with their terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity);
     13. The execution and delivery by the Company of the Stock Purchase Contract Agreement and the performance by the Company of its obligations thereunder have been duly authorized by the Company; the Company has duly executed and delivered the Stock Purchase Contract Agreement, and the Stock Purchase Contract Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity);
     14. The execution and delivery by the Company of the Indenture and the performance by the Company of its obligations thereunder have been duly authorized by the Company; and when each of the Supplemental Indentures is duly executed and delivered, the Indenture will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, in each case, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity);
     15. The execution and delivery by the Company of the Pledge Agreement and the performance by the Company of its obligations thereunder have been duly authorized by the Company, the Pledge Agreement has been duly executed by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in

American International Group, Inc.
ALICO Holdings LLC
MetLife, Inc.
[•], 2010

accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity);
     16. Each Remarketing Agreement has been duly authorized by the Company;
     17. The Company has made all filings, qualifications or registrations required to be made with any Governmental Authority pursuant to, and has obtained all consents, approvals, licenses, authorizations or validations required to be obtained on or prior to the Closing Date from any Governmental Authority under, any Applicable Law for the issuance and sale by the Company of the Securities, for the compliance by the Company, as applicable, with all provisions of the Transaction Documents to which it is a party, and for the consummation of the transactions therein contemplated; and
     18. The consummation by the Company of the transactions contemplated by the Transaction Documents will not result in a violation of (i) the Certificate of Incorporation or the By-Laws or (ii) any Applicable Law.
     This letter is furnished by us as special counsel to the Company in connection with the transactions contemplated by the Stock Purchase Agreement, is solely for the benefit of AIG, Seller and the Company and may not be relied upon for any other purpose or delivered to or relied upon in any manner by any other person or entity, including, without limitation, any person purchasing any of the Securities from American International Group, Inc. and ALICO Holdings LLC or any of their respective affiliates, except that [•], in its capacities as [Debenture Trustee, Stock Purchase Contract Agent,] and [•], in its capacities as [Collateral Agent, Custodial Agent and Security Intermediary], will be entitled to rely upon the opinions in paragraphs [•], solely in connection with the performance of their respective functions in connection with the transactions contemplated by the Stock Purchase Contract Agreement, the Indenture and the Pledge Agreement.
Very truly yours,

EXHIBIT I
FORM OF METHODOLOGY FOR THE CALCULATION OF RISK-BASED CAPITAL
AND TOTAL ADJUSTED CAPITAL
Methodology for the calculation of Risk Based Capital and Total Adjusted Capital
Capitalized terms used but not otherwise defined in this Exhibit I shall have the respective meanings assigned to them in the Stock Purchase Agreement dated March 7, 2010, among ALICO Holdings LLC, American International Group, Inc. and MetLife, Inc.
For purposes of the Stock Purchase Agreement and the Transaction Agreements and the transactions contemplated thereby, the American Life Insurance Company Company Action Level Risk Based Capital (“RBC”) and Total Adjusted Capital (“TAC”) will be calculated according to the NAIC rules applicable to filing RBC reports at December 31, 2009 notwithstanding the fact that the Company is exempt from filing such reports, with the following changes:
1.	For the purposes of Section 2.07 (d) of the Stock Purchase Agreement, the RBC calculation will be based on the two latest quarterly or annual statutory financial statements filed with the state of domicile (the “Statutory Financial Statements”) and the records and financial data associated with such statements and necessary to perform RBC calculations as defined herein. If due to the timing of the closing, one or both of the Statutory Financial Statements are quarterly Statutory Financial Statements, certain exhibits and schedules not contained in that statement but referenced to in the RBC Instructions will be supplemented by the Company’s records and financial data used in the preparation of the latest Statutory Financial Statements, as specified in Appendix 4. If, according to Section 2.07 (e) of the Stock Purchase Agreement, the Company prepares the Actual Closing Statutory Financial Statements, such Actual Closing Statutory Financial Statements should be used for RBC calculation and any statutory information necessary to prepare RBC at the quarterly level of detail as specified herein will be obtained from the records and work papers used in the preparation of the Actual Closing Statutory Financial Statements. In order to prepare the estimated RBC at the Closing as specified in Section 2.07 (b)(ii) of the Stock Purchase Agreement, approximate methods may be used provided that such method shall start from the latest Statutory Financial Statements brought forward by a combination of most recent Standard Internal (“SI”) information; also ledger records and transaction records would be used to account for the changes that occurred in the period between the latest Statutory Financial Statements and the Closing Date.

2.	Pursuant to section 1104 of the Delaware Insurance Code, the Company shall use the local statutory reserving basis, as prescribed in the countries where liabilities are written.

3.	In the RBC calculation, the UK operations which are included in the Delaware statutory financials as a separate account will be split into general and separate account components. The general account elements of the UK separate account statutory statement will be included in the general account related calculations according to their characteristics, while the separate account elements will be included in the separate account related calculations as specified in Appendix 1.

4.	In the RBC calculation, various asset, liability and profit and loss accounts of subsidiaries will be itemized and entered into the applicable formulas as if they were consolidated into the corresponding financial statement of the Company (or a branch thereof, as applicable) as specified in Appendix 2.

5.	The Company’s holding of AIG Financial Assurance Japan KK will not be consolidated in the RBC calculation referenced in item 8 and will be eliminated from TAC as specified in item 6.

6.	TAC will be reduced by goodwill resulting from excess of cost over net assets acquired in acquisitions of stakes in subsidiaries by the Company, and the statutory value of the Parent stock net of related deferred tax, and the statutory value of the the Company holding in AIG Financial Assurance Japan KK.

7.	TAC will include certain Other Invested Assets and Real Estate partnerships that are not admitted to statutory surplus due to a requirement to perform GAAP audits for non-insurance holdings, and corresponding additions will be made to the appropriate line items in the calculation of the asset risk requirements of the RBC formula.

8.	If one of the statements used for the RBC calculation is the Company’s Annual Statutory Financial Statement, bonds and preferred stocks in the branches will be assigned NAIC class designations as reported in the Annual Statement. If one or both of the statements used for the RBC calculation is the Company’s Quarterly Statutory Financial Statement or the Actual Closing Statutory Financial Statements, the NAIC class designations will be assigned based on the rating agency classification as specified in Appendix 3.

9.	The Mortgage Experience Adjustment factor will be set equal to one.

10.	Unaffiliated Common stock including mutual funds will be charged with the average factor of 30% without beta adjustment.

11.	Replicated assets will not be included.

12.	The costs and expenses incurred by the Company or the Transferred Subsidiaries in connection with the Required Pre-Closing Separation Actions up to $21,500,000 from execution of the Stock Purchase Agreement until Closing, including any portion required to be capitalized under SAP, will be disregarded for purposes hereof and deemed not to reduce the income, earnings and assets of the Company or the Transferred Subsidiaries and will be added back to capital and surplus. For the avoidance of doubt, (x) any out-of-pocket costs paid by the Company or a Transferred Subsidiary to an unaffiliated Person, (y) any out-of-pocket costs paid by the Parent, the Seller or any of their Affiliates to an unaffiliated Person and reimbursed by the Company or a Transferred Subsidiary, and (z)

any out-of-pocket costs paid by the Parent, the Seller or any of their Affiliates to an unaffiliated Third Party and recorded on the financial statements of the Company or a Transferred Subsidiary as an amount payable or other liability to the Parent, the Seller or any of their Affiliates, shall all be considered costs and expenses incurred by the Company or the Transferred Subsidiaries for the purposes of this item.

13.	All deductions to the income, earnings and assets of the Company, including any portion of such expenses that are capitalized but non-admitted under SAP, in an amount equal to the lesser of $65 million and the aggregate of such deductions, with respect to the projects detailed in Section I of the Seller Disclosure Letter will be added back to capital and surplus.

14.	The costs and expenses associated with preparing the Required Information or otherwise complying with the Seller’s and Parent’s obligations under Section 6.16 of the Stock Purchase Agreement will be deemed not to reduce the income, earnings and assets of the Company and will be disregarded, including any portion of such costs and expenses required to be capitalized under SAP and such amounts will be added back to surplus.

15.	The Asset Concentration Factor and the Asset Concentration Factor for Common Stock will be calculated for the total listing of assets held in the Company’s branches and subsidiaries, in accordance with the RBC instructions and procedures specified in Appendix 3. the Company’s investment in its subsidiaries will not be treated as Common Stock in the Top 5 Common Stock concentrations.

16.	For subsidiaries, bonds and preferred stock will be assigned to NAIC classes based on their rating agency classification as specified in Appendix 4.

17.	C3 Phase 1, C3 Phase 2 and, if in force at the time of the calculation, C3 Phase 3 calculations will not be used. Standard factors for business with Asset Adequacy testing in the RBC worksheet will be applied for C3 calculation as specified by inserting “Yes” in line 1.1 and “No” in lines 1.2 and 1.3 of the LR25 of the RBC model.

18.	For calculation dates that are other than December 31st, the income statement items that enter the RBC formula will use the most recent four calendar quarters of data as of the date of the calculation.

19.	In the event that the Company or any Transferred Subsidiary sells its interest in the Section 6.08 Asset at the request of the Acquiror pursuant to Section 6.08(g) of the Stock Purchase Agreement, 50% of any resulting decrease in the income, earnings or assets of the Company and the Transferred Subsidiaries will be disregarded and the amount thereof added back to capital and surplus.

20.	In the event that the Company or any Transferred Subsidiary retains its interest in the Section 6.08 Asset and suffers any impairment or reduction in income, earnings or assets resulting from, arising out of or relating to Section 6.08(g) of the Stock Purchase

Agreement or the operation thereof, such impairment or reduction will be disregarded and the amount thereof added back to capital and surplus.
Appendix 1. Treatment of the UK in the RBC calculation
In the Company statutory filing the whole of the UK operation is presented as a separate account (the “UK Green Book”), even though the UK operation has both separate and general account business. In the RBC calculation, the UK Green Book will be split into its general and separate account components, as follows:
1. The Protected Recovery Fund (“PRF”) consists of a unit-linked account value liability backed by separate account assets and a general account statutory reserve established in respect of the Company’s obligations under the PRF (the “PRF Statutory Reserve”). The unit-linked account value liability and assets backing it will be treated as a separate account for RBC calculation purposes in accordance with the statutory filing. The PRF Statutory Reserve will be included in the total liabilities with the effect of decreasing the statutory surplus and Total Adjusted Capital in the RBC calculation.
2. The Guaranteed Income Fund (“GIB”) is classified as an ordinary life liability in the statutory filing, as reflected in the RBC calculation. Assets in the GIB segregated portfolio will be added to the appropriate categories according to the RBC instructions. GIB reserves and Face Amounts will be added to the appropriate categories in RBC work sheets.
3. The Standard Fund is a unit linked liability backed by separate account asset and will be accounted for and treated in the RBC calculation as a separate account product.
4. All other products with policyholder risks and without a guarantee will be considered separate accounts and will be treated as such.
5. General account including Individual Life, Group Life, Group Credit Life, Pensions, Annuities and A&H products will be classified as general account business and will be treated accordingly per RBC calculation rules.
6. Assets representing statutory surplus in the UK general account will be added to the appropriate asset classes of the RBC calculation.
Appendix 2. Treatment of the Company Subsidiaries in the RBC Calculation
Subsidiaries of the Company are carried in the Statutory Financial Statements as part of the Common Stock Investment (page 2) and are not itemized in a line by line balance sheet. In the accounting process leading to the statutory equity in subsidiaries, the reserves of each of the insurance subsidiaries will be valued in accordance with the requirements of the respective foreign jurisdiction where it conducts business and has invested funds as permitted by the laws of each jurisdiction where it does business, consistent with the reporting required under the Delaware Insurance Code. Invested assets and items other than reserves, are accounted for on the Delaware statutory accounting basis, consistent with the statutory reporting for the branches. The statutory equity in each subsidiary on the above accounting basis shall be reconciled to its audited local statutory statement filed with the insurance regulator in the jurisdiction of operation. The equity of all subsidiaries combined shall equal the carrying value included in the Common Stock in the Delaware statutory balance sheet. The Company will utilize its statutory financial data used in preparation of the statutory value of equity in the subsidiaries in the RBC calculation.
The combined balance sheet of the Company’s subsidiaries is compiled using the SI balance sheet exhibits and supporting work papers and ledger information. The SI financials are the format in which the Company submits its GAAP-basis financials to the Parent, and include statutory and GAAP sections. The process follows the following sequence of steps:
1.	Beginning with Consolidated statutory-basis SI balance sheet, subtract the Branches Balance sheet from the total, to arrive at Subsidiaries Internal Balance Sheet containing an itemized listing of asset and liabilities by item at the SI level of detail. All assets and liabilities in the subsidiaries’ balance sheets, except for the amount designated as such in the Equity section, are gross of the minority interest and will be included in the RBC calculation on that basis.

2.	Remove AIG FAJ, a parent company of AIG Edison, balance sheet from each line of the consolidated balance sheet.

3.	Adjust non-qualifying Separate Accounts from the GAAP-based to statutory categorization according to the ledger accounts that contain statutory product classifications of the liabilities and assets backing such liabilities.

4.	Adjust Mutual Funds. Re-class mutual funds classified in SI as Other Invested Assets according to certain GAAP requirements, into the Mutual Funds category.

5.	Assign Delaware statutory adjustments reflecting goodwill, non-admitted assets and certain other adjustments used in preparation of the value of investment in subsidiaries in the statutory filing, using an internal work paper known as Subsidiaries Carrying Value calculation.
This pro-forma balance sheet will be used as an integrated financial statement to which all subsidiaries RBC input can be compared, and to populate some items in the RBC model.
Ratings for bonds in subsidiaries will be obtained from the Company’s investment system and associated records and categorized according to the equivalent of NAIC Class ratings as specified in Appendix 3. Non-rated securities that are issued in the currency of the country of the issuer’s domicile will be assigned the sovereign rating of the government debt of that country. Non-rated issues that are issued in a currency other than that of the country of the issuer’s domicile will be assigned the cross-border sovereign rating for the country of the issuer’s domicile.
Unaffiliated common stock held as an investment asset in a subsidiary’s portfolio will be calculated using the Subsidiaries Balance Sheet described above and will include mutual funds in the general accounts.

Separate account assets will be obtained from the ledger accounts that reflect the statutory product characteristics of the liabilities. There is presently not a surplus in the Subsidiaries’ separate accounts. Should there be a surplus in subsidiaries’ separate accounts at the time of Closing it would be included in the appropriate RBC calculation worksheet.
Concentration calculations with respect to stock investments and other investments of the subsidiaries will be undertaken in conjunction with such calculations for the Company’s branches.
Investment or occupancy real estate categories in subsidiary values will be obtained from the Subsidiaries Balance sheet above and a work paper classifying investment and occupancy break-down. The real estate values will include occupied and investment real estate holdings in the operating subsidiaries and the real estate properties located in Japan and held in the special purpose vehicle subsidiaries of the Company.
Other invested assets in subsidiaries will be obtained from the Subsidiaries’ Balance Sheet described above and categorized as “Other Schedule BA Assets” and charged according to the RBC instructions for that category.
Cash and short term assets will be obtained from Subsidiaries Balance Sheet described above and categorized according to the RBC instructions.
All other assets in subsidiaries not captured in specific RBC categories will be included in the Write-In category.
Policyholder liabilities in subsidiaries will be classified according to the product characteristics into categories according to the RBC model worksheet. The Company will use its product documentation and financial statements to identify proper classification of such products.
Benefit reserves will be obtained from the source statutory ledgers, by line of business, and include categories classified in the ledger as Reserves as well as Policyholder Deposits with guarantees. The Peak Performance Fund (PPF) liabilities in Ireland, a wrapped money market product with a principal guarantee on maturity only, will be categorized as All Other Reserves Medium Risk.
The face amounts for individual, group and credit lines of business for subsidiaries will be obtained from the company’s standard quarterly In-Force Report.
A&H premiums, claims and other P&L items will be obtained from the statutory ledger, by line of business that corresponds to the appropriate RBC line classification, and will represent the rolling 4 quarters ending at the quarter end preceding closing, except for premiums in the C4 calculation.
Separate account liabilities will be obtained from the ledger accounts that reflect the statutory product characteristics of the liabilities.

Consolidation
Once branch and subsidiary charges are calculated, they will be added together on a single worksheet entitled Calculation of Authorized Control Level of Capital (LR29), except as follows (which will be consolidated, as indicated):
The number of bond issuers will be calculated for the consolidated holding of branches and subsidiaries combined.
The Asset Concentration Factor and the Asset Concentration Factor for Common Stock will be calculated for the consolidated holding of branches and subsidiaries combined.
The single consolidated TAC will be used for the calculation of the consolidated RBC, divided by the consolidated charges at the Company’s Company Action Level of branches and subsidiaries combined.
Appendix 3. Assignment of NAIC classes
Bonds will be assigned class ratings as follows:
A bond listing from the Company’s investment systems will be obtained and NAIC classes will be assigned to the ratings in the investment listing according to the table below. S&P rating will be used first. If S&P is unavailable, the Moody’s rating will be used. If Moody’s is unavailable, the Fitch rating will be used. If no external rating agency rating is available, the Parent’s internal Obligor Risk Rating (ORR) will be used.

				Assigned
	Agency Rating		AIG Internal Rating	NAIC Class
S&P	Moody's	Fitch	ORR	Class 1
AAA+ through A-	Aaa through A3	AAA+ through A-	ORR 1 through 3	1
BBB+ through BBB-	Baa1 through Baa3	BBB+ through BBB-	ORR 4	2
BB+ through BB-	Ba1 through Ba3	BB+ through BB-	ORR 5	3
B+ through B-	B1 through B3	B+ through B-	ORR 6	4
CCC+ through CCC-	Caa1 through Caa3	CCC	ORR 7	5
CC+ through D-	Ca3 through D	D	ORR 8 through 10	6
Appendix 4. Company Records Used in off Year End Calculations
The NAIC RBC Instructions are designed for the annual RBC calculation and contain references to the parts of the statutory statements that are only available on an annual basis. The below specifies treatment of items not available from any Statutory Financial Statements other than the annual statements.
Bond Rating. Bond carrying values and rating agency ratings will be obtained from the Company’s investment system and associated records and reconciled against the book values in the Statutory Financial Statement or the Actual Closing Statutory Financial Statements used for preparation of RBC. The NAIC classes will be assigned to rating agency ratings as specified in appendix 3.
Common Stock: The Common Stock values will be obtained by using the Page 2 value of the Common Stock in the Company’s Statutory Financial Statement or the Actual Closing Statutory Financial Statements and subtracting Investment in Subsidiaries used in preparation of said statement from the Subsidiaries Carrying Value workpaper.
Benefit liabilities: Full break down of liabilities for the C2 and C3 calculation referencing certain Notes to Statutory Financial Statement or the Actual Closing Statutory Financial Statements is not available on the quarterly basis. An exhibit approximating the classification will be prepared internally for major categories. For categories where the quarterly data is unavailable, the latest annual figure or the figure in the Actual Closing Statutory Financial Statements will be used.
Face Amount in the Net Amount at Risk calculation: an internal report known as Quarterly In-Force Report will be used to calculate the Net Amount at Risk.

EXHIBIT J
[          ], 2010
MetLife, Inc.
Ladies and Gentlemen:
          We have acted as counsel to American International Group, Inc., a Delaware corporation, in connection with the Indemnification Collateral Account Security and Control Agreement, dated as of [•], 2010 (the “Indemnification Security Agreement”), among MetLife, Inc., as Secured Party (“Secured Party”), ALICO Holdings LLC, as Pledgor (“Pledgor”), [•], as Securities Intermediary and Pledge Collateral Agent, and [•], as Stock Purchase Contract Agent. Capitalized terms used and not otherwise defined herein have the respective meanings given to them in the Indemnification Security Agreement.
          In that connection, we have examined the documents referred to above and have also examined the originals or certified, conformed of photographic copies of other documents, records, agreements and certificates, and have made such examinations of law, as we have considered necessary to render the opinion hereinafter set forth.
          Based upon the foregoing, it is our opinion that:
          1. The Indemnification Security Agreement has been duly authorized, executed and delivered by Pledgor and constitutes a valid and legally binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          2. The Indemnification Security Agreement is effective under the New York Uniform Commercial Code (the “New York UCC”) to create in favor of Secured Party a security interest in the Indemnification Collateral and to create in favor of the Pledge Collateral Agent for the benefit of Secured Party a security interest in the Pledge Collateral as security for the Obligations.
          3. Secured Party’s security interest in the Indemnification Account (to the extent such account is a securities account) and the Pledge Collateral Agent’s security interest in each Pledge Collateral Account (to the extent such account is a securities account) and the security entitlements credited thereto were perfected upon the execution and delivery of the Indemnification Security Agreement by Secured Party and the Pledge Collateral Agent, respectively, as entitlement holder of such securities account.
          4. No action based on an adverse claim to a financial asset credited to a securities account constituting part of the Indemnification Account may be asserted against Secured Party’s security interest therein, and no action based on an adverse claim to a financial asset credited to any Pledge Collateral Account may be asserted against the Pledge Collateral Agent’s security interest therein.
          5. The security interest of Secured Party in the deposit account constituting part of the Indemnification Account is prior to all other liens and security interests in such deposit account created under Article 9 of the New York UCC (other than those, if any, existing in favor of the depository bank and not otherwise effectively subordinated pursuant to the Indemnification Security Agreement or otherwise).
          6. Each of the financing statements relating to Pledgor attached as Annex A hereto (the “Financing Statements”), when duly filed with the Secretary of the State of Delaware, and upon payment of the required fees, will result in the perfection of the security interest granted by Pledgor in the Indemnification Collateral or the Pledge Collateral referred to in such Financing Statements to the extent that such Indemnification Collateral or the Pledge Collateral consists of the type of property in which a security interest may be perfected by the filing of a financing statement with the Secretary of the State of Delaware.
          Our opinion in paragraph (6) above is subject to and qualified by the following, as applicable:
     a. Further filings under the Delaware UCC (as defined below) may be necessary to preserve and maintain the security interest granted by Pledgor (to the extent established and perfected by the filing of financing statements), including, without limitation, the following:
i.	appropriate continuation filings to be made within the period of six months prior to the expiration of the five-year anniversary dates from the date of the original filings of the Financing Statements;

ii.	filings required to be made within four months of the change of name, identity or corporate structure of the debtor to the extent set forth in Sections 9-507 and 9-508 of the Delaware;

iii.	filings required with respect to proceeds of Indemnification Collateral or the Pledge Collateral under Section 9-315(d) of the Delaware UCC; and

iv.	filings required if the debtor changes its location, to the extent set forth in Section 9-301 of the Delaware UCC.
          b. Any opinion as to the perfection of any security interest in proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) is qualified to the extent set forth in Section 9-315 of the Delaware UCC.
          The opinions expressed herein are subject to the following qualifications and assumptions, which we have not independently verified:
A.	The obligations of Pledgor and the rights and remedies of Secured Party under Indemnification Security Agreement may be subject to possible limitations upon the exercise of remedial or procedural provisions contained therein; provided that such limitations do not, in our opinion (but subject to the other comments and qualifications set forth in this opinion), make the remedies and procedures that will be afforded to Secured Party inadequate for the practical realization of the substantive benefits purported to be provided to Secured Party pursuant to such agreement.

B.	We express no opinion as to the state of title or ownership of, or the nature or extent of any of Pledgor’s rights in, the Indemnification Collateral or Pledge Collateral.

C.	In connection with our opinions in paragraphs 4 and 5, we have assumed that neither the Secured Party nor the Pledge Collateral Agent has any notice of any adverse claim (within the meaning of Section 8-105 of the Delaware UCC) to the Collateral referred to therein.

D.	No opinion is expressed herein with respect to the creation, validity, enforceability or perfection or priority of any security interest, except as may be expressly set forth above in this opinion.

E.	No opinion is expressed herein with respect to the validity, binding effect or enforceability of any contractual provisions (i) purporting to provide indemnification of any person for any claims, damages, liabilities or expenses resulting from violation by such person of any applicable securities laws or from the consequences of the gross negligence, bad faith or willful misconduct of such person or (ii) to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.
          The terms “securities account”, “securities entitlement”, “financial asset” and “deposit account” have the respective meanings assigned thereto in the New York Uniform Commercial Code.
          The foregoing opinions are limited to the Federal laws of the United States, the laws of the State of New York and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In connection with our opinion in paragraph (6) above, we have reviewed and relied solely upon an official compilation of the Delaware Uniform Commercial Code, Title 6 of the Delaware Code (the “Delaware UCC”) and our general familiarity with the Uniform Commercial Code in effect in other jurisdictions, and we have not reviewed and do not purport to be expert in Delaware law matters more generally.
          In rendering the foregoing opinion, we have assumed that the Indemnification Security Agreement has been duly authorized, executed and delivered by each party thereto other than Pledgor and constitutes a valid and legally binding obligation of each such party, enforceable in accordance with its terms, and that the signatures on all documents examined by us are genuine.
          This opinion is solely for your benefit in connection with the Stock Purchase Agreement and the transactions contemplated thereby and is not to be relied upon by any other person, firm or entity, nor is it to be used, circulated, quoted or otherwise referred to for any other purpose or in any other transaction or context without our express prior written consent.

Very truly yours,

EXHIBIT K

Pledge Agreement
among
MetLife, Inc.,
[•],
as Collateral Agent, Custodial Agent and Securities Intermediary
and
[•],
as Stock Purchase Contract Agent
Dated as of [•], 2010

Page

ARTICLE I

Definitions

SECTION 1.1 Certain Terms Defined; Interpretation	2

ARTICLE II

Pledge

SECTION 2.1 Pledge	8
SECTION 2.2 Control	8
SECTION 2.3 Termination	8

ARTICLE III

Distributions on Pledged Collateral

SECTION 3.1 Income and Distributions	8
SECTION 3.2 Payments Following Termination Event	8
SECTION 3.3 Payments Prior to or on Stock Purchase Date	8
SECTION 3.4 Payments to Stock Purchase Contract Agent	10
SECTION 3.5 Assets Not Properly Released	11

ARTICLE IV

Control

SECTION 4.1 Establishment of Collateral Accounts	11
SECTION 4.2 Treatment as Financial Assets	12
SECTION 4.3 Sole Control by Collateral Agent	12
SECTION 4.4 Securities Intermediary’s Location	12
SECTION 4.5 No Other Claims	12
SECTION 4.6 Investment and Release	12
SECTION 4.7 Statements and Confirmations	12
SECTION 4.8 Tax Allocations	13
SECTION 4.9 No Other Agreements	13
SECTION 4.10 Powers Coupled with an Interest	13
SECTION 4.11 Waiver of Lien; Waiver of Set-off	13

Page

ARTICLE V

Initial Deposit; Creation of Stripped Common Equity Units and Recreation of Normal Common Equity Units

SECTION 5.1 Initial Deposit of Preferred Stock and Exchange of Debt Securities for Preferred Stock	13
SECTION 5.2 Creation of Stripped Common Equity Units	14
SECTION 5.3 Recreation of Normal Common Equity Units	16
SECTION 5.4 Limitation on Collateral Substitution	17
SECTION 5.5 Termination Event	17
SECTION 5.6 Cash Settlement	18
SECTION 5.7 Early Settlement	20
SECTION 5.8 Cash Merger Early Settlement	21
SECTION 5.9 Application of Proceeds in Settlement of Stock Purchase Contracts	22

ARTICLE VI

Voting Rights –– Pledged Corporate Securities

SECTION 6.1 Voting Rights	24

ARTICLE VII

Rights and Remedies

SECTION 7.1 Rights and Remedies of Collateral Agent	25
SECTION 7.2 Remarketing	26
SECTION 7.3 Successful Remarketing	26
SECTION 7.4 Substitutions	26

ARTICLE VIII

Representations and Warranties; Covenants

SECTION 8.1 Representations and Warranties	26
SECTION 8.2 Covenants	27

ARTICLE IX

Collateral Agent, Custodial Agent and Securities Intermediary

SECTION 9.1 Appointment, Powers and Immunities	27
SECTION 9.2 Instructions of the Company	29
SECTION 9.3 Reliance by Collateral Agent, Custodial Agent and Securities Intermediary	29
SECTION 9.4 Certain Rights	30
SECTION 9.5 Merger, Conversion, Consolidation or Succession to Business	30
SECTION 9.6 Rights in Other Capacities	30

EXHIBIT A	Instruction to Securities Intermediary with Respect to a Collateral Substitution	A-1
EXHIBIT B	Instruction from Stock Purchase Contract Agent to Collateral Agent (Creation of Stripped Common Equity Units)	B-1
EXHIBIT C	Instruction from Collateral Agent to Securities Intermediary (Creation of Stripped Common Equity Units)	C-1
EXHIBIT D	Instruction from Stock Purchase Contract Agent to Collateral Agent (Recreation of Normal Common Equity Units)	D-1

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     This Pledge Agreement, dated as of [•], 2010, among MetLife, Inc., a Delaware corporation (the “Company”), [•], as collateral agent (in such capacity, the “Collateral Agent”), as custodial agent (in such capacity, the “Custodial Agent”), and as securities intermediary (as defined in Section 8-102(a)(14) of the UCC) with respect to the Collateral Account (in such capacity, the “Securities Intermediary”), and [•], as stock purchase contract agent and as attorney-in-fact of the Holders from time to time of the Common Equity Units (in such capacity, the “Stock Purchase Contract Agent”) under the Stock Purchase Contract Agreement,
W i t n e s s e t h:
     Whereas, the Company and the Stock Purchase Contract Agent are parties to the Stock Purchase Contract Agreement, dated as of the date hereof (as modified and supplemented and in effect from time to time, the “Stock Purchase Contract Agreement”), pursuant to which 40,000,000 Normal Common Equity Units will be issued;
     Whereas, each Normal Common Equity Unit, at issuance, consists of a unit comprised of (a) (i) a stock purchase contract (a “Series C Stock Purchase Contract”) pursuant to which the Holder will purchase from the Company on the First Stock Purchase Date, (ii) a stock purchase contract (a “Series D Stock Purchase Contract”) pursuant to which the Holder will purchase from the Company on the Second Stock Purchase Date and (iii) a stock purchase contract (a “Series E Stock Purchase Contract”, and together with the Series C Stock Purchase Contracts and the Series D Stock Purchase Contracts, the “Stock Purchase Contracts”) pursuant to which the Holder will purchase from the Company on the Third Stock Purchase Date, in each case for an amount equal to $25 on each such date, a number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), equal to the Settlement Rate; (b) a 1/40 beneficial ownership interest in a share of Series C Preferred Stock with a liquidation amount of $1,000 (the “Series C Preferred Stock”); (c) a 1/40 beneficial ownership interest in a share of Series D Preferred Stock with a liquidation amount of $1,000 (the “Series D Preferred Stock”); and (d) a 1/40 beneficial ownership interest in a share of Series E Preferred Stock with a liquidation amount of $1,000 (the “Series E Preferred Stock” and, together with the Series C Preferred Stock and the Series D Preferred Stock, the “Preferred Stock”);
     Whereas, on the First Exchange Date, the Series C Preferred Stock will be automatically exchanged for the Series C Debt Securities (the “Series C Debt Securities”), on the Second Exchange Date, the Series D Preferred Stock will be automatically exchanged for the Series D Debt Securities (the “Series D Debt Securities”) and on the Third Exchange Date, the Series E Preferred Stock will be automatically exchanged for the Series E Debt Securities (the “Series E Debt Securities” and, together with the Series C Debt Securities and the Series D Debt Securities, the “Debt Securities”); and
     Whereas, pursuant to the terms of the Stock Purchase Contract Agreement and the Stock Purchase Contracts, the Holders of the Common Equity Units have irrevocably authorized the Stock Purchase Contract Agent, as attorney-in-fact of such Holders, among other things, to execute and deliver this Agreement on behalf of such Holders and to grant the pledge provided herein of the Collateral to secure the Obligations;

     Now, Therefore, the Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Stock Purchase Contract Agent agree as follows:
ARTICLE I
Definitions
     SECTION 1.1 Certain Terms Defined; Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
     (a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular, and nouns and pronouns of the masculine gender include the feminine and neuter genders;
     (b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Exhibit or other subdivision;
     (c) all references to an Article, Section or other subdivision or Exhibit refer to an Article, Section or other subdivision of, or Exhibit to, this Agreement, except where otherwise specified;
     (d) references to dollars (including references to “$”) shall be deemed to refer to U.S. dollars;
     (e) the term “or” shall not be exclusive;
     (f) the following terms which are defined in the UCC shall have the meanings set forth therein: “Certificated Security,” “Control,” “Financial Asset,” “Entitlement Order,” “Securities Account” and “Security Entitlement”;
     (g) capitalized terms used herein and not defined herein have the meanings assigned to them in the Stock Purchase Contract Agreement; and
     (h) the following terms have the meanings given to them in this Section 1.1(h):
     “Agreement” means this Pledge Agreement, as the same may be amended, modified or supplemented from time to time.
     “Applicable Stock Purchase Date” has the meaning set forth in the applicable Certificate of Designations.
     “Cash” means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.
     “Collateral” means the collective reference to:
     (i) the Collateral Accounts and all investment property and other financial assets from time to time credited thereto and all security entitlements with respect thereto,

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including, without limitation, (A) the Corporate Securities and security entitlements relating thereto that are a component of the Normal Common Equity Units from time to time, (B) any Treasury Securities and security entitlements relating thereto delivered from time to time upon creation of Stripped Common Equity Units in accordance with Section 5.2 and (C) payments made by Holders pursuant to Section 5.6;
     (ii) all Proceeds of any of the foregoing (whether such Proceeds arise before or after the commencement of any proceeding under any applicable bankruptcy, insolvency or other similar law, by or against the Pledgor or with respect to the Pledgor); and
     (iii) all powers and rights now owned or hereafter acquired under or with respect to any of the foregoing.
     “Collateral Accounts” means the Series C Collateral Account, the Series D Collateral Account and the Series E Collateral Account.
     “Collateral Agent” means the Person named as the “Collateral Agent” in the first paragraph of this Agreement until a successor Collateral Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Collateral Agent” shall mean such Person or any subsequent successor who is appointed pursuant to this Agreement.
     “Common Stock” has the meaning specified in the second paragraph of the recitals of this Agreement.
     “Company” means the Person named as the “Company” in the first paragraph of this Agreement until a successor shall have become such pursuant to the applicable provisions of the Stock Purchase Contract Agreement, and thereafter “Company” shall mean such successor.
     “Corporate Securities” means the Series C Corporate Securities, the Series D Corporate Securities and the Series E Corporate Securities.
     “Custodial Agent” means the Person named as the “Custodial Agent” in the first paragraph of this Agreement until a successor Custodial Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Custodial Agent” shall mean such Person or any subsequent successor who is appointed pursuant to this Agreement.
     “Depository” shall mean the Treasury/Reserve Automated Debt Entry System maintained at The Federal Reserve Bank of New York for receiving and delivering securities, The Depository Trust Company, Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme, and any depository, book-entry system or clearing agency (and their respective successors and assigns) authorized to act as a securities depository or clearing agency, pursuant to applicable law and identified to Stock Purchase Contract Agent from time to time.
     “Final Failed Remarketing” means the occurrence of a Remarketing whose Applicable Stock Purchase Date is the Fourth Delayed Stock Purchase Date, which Remarketing is a Failed Remarketing.

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     “Indemnification Security Agreement” means the Indemnification Collateral Account Security and Control Agreement dated as of [•], 2010, among the Company, the Initial Holder, as Pledgor, the Securities Intermediary and the Pledge Collateral Agent and, for certain limited purposes, the Stock Purchase Contract Agent.
     “Obligations” means, with respect to each Holder, all obligations and liabilities of such Holder under such Holder’s Stock Purchase Contract, the Stock Purchase Contract Agreement and this Agreement or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest (including, without limitation, interest accruing before and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Holder, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Company or the Collateral Agent or the Securities Intermediary that are required to be paid by the Holder pursuant to the terms of any of the foregoing agreements).
     “Permitted Investments” means any one of the following:
     (i) any evidence of indebtedness with an original maturity of 365 days or less issued, or directly and fully guaranteed or insured, by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support of the timely payment thereof or such indebtedness constitutes a general obligation of it);
     (ii) deposits, certificates of deposit or acceptances with an original maturity of 365 days or less of any institution which is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million at the time of deposit (and which may include the institution acting as Collateral Agent);
     (iii) investments with an original maturity of 365 days or less of any Person that are fully and unconditionally guaranteed by a bank referred to in clause (ii);
     (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed as to timely payment by the full faith and credit of the United States of America;
     (v) investments in commercial paper, other than commercial paper issued by the Company or its Affiliates, of any corporation incorporated under the laws of the United States of America or any State thereof, which commercial paper has a rating at the time of purchase at least equal to “A-1+” by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”) and at least equal to “P-1” by Moody’s Investors Service, Inc. (“Moody’s”); and
     (vi) investments in money market funds (including, but not limited to, money market funds managed by the institution acting as the Collateral Agent or an affiliate of the institution acting as the Collateral Agent) registered under the Investment Company

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Act of 1940, as amended, rated in the highest applicable rating category by S&P or Moody’s;
provided that all Permitted Investments shall mature or be subject to withdrawal without penalty on or prior to the next Applicable Stock Purchase Date (assuming for this purpose that the next Remarketing is successful).
     “Pledge” means the lien and security interest created by this Agreement.
     “Pledged Corporate Securities” means the Pledged Series C Corporate Securities, the Pledged Series D Corporate Securities and the Pledged Series E Corporate Securities.
     “Pledged Debt Securities” means the Pledged Series C Debt Securities, the Pledged Series D Debt Securities and the Pledged Series E Debt Securities.
     “Pledged Securities” means the Pledged Corporate Securities and the Pledged Treasury Securities, collectively.
     “Pledged Series C Corporate Securities” means Series C Corporate Securities and security entitlements with respect thereto from time to time credited or required to be credited to the Series C Collateral Account and not then released from the Pledge.
     “Pledged Series C Treasury Securities” means Series C Treasury Securities and security entitlements with respect thereto from time to time credited or required to be credited to the Series C Collateral Account and not then released from the Pledge.
     “Pledged Series D Corporate Securities” means Series D Corporate Securities and security entitlements with respect thereto from time to time credited or required to be credited to the Series D Collateral Account and not then released from the Pledge.
     “Pledged Series D Treasury Securities” means Series D Treasury Securities and security entitlements with respect from time to time credited or required to be credited to the Series D Collateral Account and not then released from the Pledge.
     “Pledged Series E Corporate Securities” means Series E Corporate Securities and security entitlements with respect thereto from time to time credited or required to be credited to the Series E Collateral Account and not then released from the Pledge.
     “Pledged Series E Treasury Securities” means Series E Treasury Securities and security entitlements with respect from time to time credited or required be credited to the Series E Collateral Account and not then released from the Pledge.
     “Pledged Treasury Securities” means the Pledged Series C Treasury Securities, the Pledged Series D Treasury Securities and/or the Pledged Series E Treasury Securities, as the context requires.
     “Proceeds” has the meaning ascribed thereto in Section 9-102(a)(64) of the UCC and includes, without limitation, all interest, dividends, cash, instruments, securities, financial assets

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and other property received, receivable or otherwise distributed upon the sale (including, without limitation, the Remarketing), exchange, collection or disposition of any financial assets from time to time held in a Collateral Account.
     “Put Right” has the meaning set forth in Section 10(d) of the applicable Certificate of Designations.
     “Reset Rate” in respect of any series of Debt Securities, has the meaning set forth in the supplemental indenture under which such Debt Securities shall have been issued.
     “Securities Intermediary” means the Person named as the “Securities Intermediary” in the first paragraph of this Agreement until a successor Securities Intermediary shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Securities Intermediary” shall mean such Person or any subsequent successor who is appointed pursuant to this Agreement.
     “Separate Corporate Securities” means Corporate Securities that are no longer a component of any Normal Common Equity Unit.
     “Series C Collateral Account” means the securities account of [•], as Collateral Agent, maintained by the Securities Intermediary and designated “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series C.”
     “Series C Corporate Security” means (i) prior to the First Exchange Date, one share of Series C Preferred Stock having a liquidation amount of $1,000 and (ii) on and after the First Exchange Date, a Series C Debt Security having a principal amount of $1,000.
     “Series C Debt Securities” has the meaning set forth in the recitals hereto.
     “Series C Preferred Stock” has the meaning set forth in the recitals hereto.
     “Series D Collateral Account” means the securities accounts of [•], as Collateral Agent, maintained by the Securities Intermediary and designated “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series D.”
     “Series D Corporate Security” means (i) prior to the Second Exchange Date, one share of Series D Preferred Stock having a liquidation amount of $1,000 and (ii) on and after the Second Exchange Date, a Series D Debt Security having a principal amount of $1,000.
     “Series D Debt Securities” has the meaning set forth in the recitals hereto.
     “Series D Preferred Stock” has the meaning set forth in the recitals hereto.
     “Series E Collateral Account” means the securities accounts of [•], as Collateral Agent, maintained by the Securities Intermediary and designated “[•], as Collateral Agent of MetLife,

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Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series E.”
     “Series E Corporate Security” means (i) prior to the Third Exchange Date, one share of Series E Preferred Stock having a liquidation amount of $1,000 and (ii) on and after the Third Exchange Date, a Series E Debt Security having a principal amount of $1,000.
     “Series E Debt Securities” has the meaning set forth in the recitals hereto.
     “Series E Preferred Stock” has the meaning set forth in the recitals hereto.
     “Stock Purchase Contract” has the meaning specified in the second paragraph of the recitals of this Agreement.
     “Stock Purchase Contract Agreement” has the meaning specified in the first paragraph of the recitals of this Agreement.
     “Subaccounts” has the meaning set forth in Section 11.11.
     “Subcustodian” shall mean a bank or other financial institution (other than a Depository) which is utilized by Securities Intermediary in connection with the purchase, sale or custody of securities hereunder and identified to Pledgor from time to time.
     “Trades” means the Treasury/Reserve Automated Debt Entry System maintained by the Federal Reserve Bank of New York pursuant to the Trades Regulations.
     “Trades Regulations” means the regulations of the United States Department of the Treasury, published at 31 C.F.R. Part 357, as amended from time to time. Unless otherwise defined herein, all terms defined in the Trades Regulations are used herein as therein defined.
     “Transfer” means (i) in the case of certificated securities in registered form, delivery as provided in Section 8-301(a) of the UCC, endorsed to the transferee or in blank by an effective endorsement, (ii) in the case of Treasury Securities, registration of the transferee as the owner of such Treasury Securities on Trades and (iii) in the case of security entitlements, including, without limitation, security entitlements with respect to Treasury Securities, a securities intermediary indicating by book entry that such security entitlement has been credited to the transferee’s securities account.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.
     “Value” means, with respect to any item of Collateral on any date, as to (1) Cash, the face amount thereof, (2) Corporate Securities, the aggregate liquidation or principal amount thereof and (3) Treasury Securities, the aggregate principal amount thereof.

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ARTICLE II
Pledge
     SECTION 2.1 Pledge. Each Holder, acting through the Stock Purchase Contract Agent as such Holder’s attorney-in-fact, and the Stock Purchase Contract Agent, acting solely as such attorney-in-fact, hereby pledges and grants to the Collateral Agent, as agent of and for the benefit of the Company, a continuing security interest in and to, and a lien upon and right of set-off against, all of such Person’s right, title and interest in and to the Collateral to secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations. The Collateral Agent shall have all of the rights, remedies and recourses with respect to the Collateral afforded a secured party by the UCC, in addition to, and not in limitation of, the other rights, remedies and recourses afforded to the Collateral Agent by this Agreement.
     SECTION 2.2 Control. The Collateral Agent shall have control of the Collateral Accounts pursuant to the provisions of Article IV of this Agreement.
     SECTION 2.3 Termination. As to each Holder, this Agreement and the Pledge created hereby shall terminate upon the satisfaction of such Holder’s Obligations. Upon receipt of notice from the Stock Purchase Contract Agent of such termination, the Collateral Agent shall, except as otherwise provided herein, instruct the Securities Intermediary to Transfer such Holder’s portion of the Collateral to the Stock Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
ARTICLE III
Distributions on Pledged Collateral
     SECTION 3.1 Income and Distributions. The Collateral Agent shall transfer to the Stock Purchase Contract Agent for distribution to the applicable Holders as provided in the Stock Purchase Contract Agreement all interest and dividends received by the Collateral Agent on account of the Pledged Corporate Securities or Permitted Investments from time to time held in the Collateral Accounts in accordance with the terms thereof.
     SECTION 3.2 Payments Following Termination Event. Following a Termination Event, the Collateral Agent shall transfer all payments of liquidation amounts or principal it receives, if any, in respect of (1) the Pledged Corporate Securities and (2) the Pledged Treasury Securities, to the Stock Purchase Contract Agent for the benefit of the applicable Holders for distribution to such Holders in accordance with their respective interests, free and clear of the Pledge created hereby.
     SECTION 3.3 Payments Prior to or on Stock Purchase Date.
     (a) Subject to the provisions of Sections 5.7 and 5.8, and except as provided in Section 3.3(b) and Section 3.3(c) below, if no Termination Event shall have occurred,
     (i) all payments of liquidation amounts or principal received by the Securities Intermediary in respect of (x) the Pledged Series C Corporate Securities and (y) the

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Pledged Series C Treasury Securities shall be held in the Series C Collateral Account and invested in Permitted Investments until the First Stock Purchase Date;
     (ii) the Pledged Series C Corporate Securities and the Pledged Series C Treasury Securities shall be transferred to the Company on the First Stock Purchase Date as provided in Section 5.9. Any balance remaining in the Series C Collateral Account on the First Stock Purchase Date shall be released from the Pledge by the Collateral Agent, and the Collateral Agent shall instruct the Securities Intermediary to, and the Securities Intermediary shall, Transfer to the Stock Purchase Contract Agent such balance for the benefit of the applicable Holders for distribution to such Holders in accordance with their respective interests, free and clear of the Pledge created thereby;
     (iii) all payments of liquidation amounts or principal received by the Securities Intermediary in respect of (x) the Pledged Series D Corporate Securities and (y) the Pledged Series D Treasury Securities shall be held in the Series D Collateral Accounts and invested in Permitted Investments until the Second Stock Purchase Date;
     (iv) the Pledged Series D Corporate Securities and the Pledged Series D Treasury Securities shall be transferred to the Company on the Second Stock Purchase Date as provided in Section 5.9. Any balance remaining in the Series D Collateral Account on the Second Stock Purchase Date shall be released from the Pledge by the Collateral Agent, and the Collateral Agent shall instruct the Securities Intermediary to, and the Securities Intermediary shall, Transfer to the Stock Purchase Contract Agent such balance for the benefit of the applicable Holders for distribution to such Holders in accordance with their respective interests, free and clear of the Pledge created thereby;
     (v) all payments of liquidation amounts or principal received by the Securities Intermediary in respect of (x) the Pledged Series E Corporate Securities and (y) the Pledged Series E Treasury Securities shall be held in the Series E Collateral Accounts and invested in Permitted Investments until the Third Stock Purchase Date; and
     (vi) the Pledged Series E Corporate Securities and the Pledged Series E Treasury Securities shall be transferred to the Company on the Third Stock Purchase Date as provided in Section 5.9. Any balance remaining in the Series E Collateral Accounts on the Third Stock Purchase Date shall be released from the Pledge by the Collateral Agent, and the Collateral Agent shall instruct the Securities Intermediary to, and the Securities Intermediary shall, Transfer to the Stock Purchase Contract Agent such balance for the benefit of the applicable Holders for distribution to such Holders in accordance with their respective interests, free and clear of the Pledge created thereby.
     (b) The Company shall instruct the Collateral Agent in writing as to the Permitted Investments in which any payments made under Section 3.3(a) shall be invested; provided, however, that if the Company fails to deliver such instructions by 10:30 a.m. (New York City time) on the day such payments are received by the Collateral Agent, the Collateral Agent shall invest such payments in the Permitted Investments as described in clause (vi) of the definition of Permitted Investments. The Collateral Agent shall have no liability in respect of losses incurred as a result of the failure of the Company to provide written investment direction. The Collateral

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Agent may conclusively rely on any written direction and shall bear no liability for any loss or other damage based on acting or omitting to act under this Section 3.3(b) pursuant to any direction of the Company and neither the Collateral Agent nor the Securities Intermediary shall in any way be liable for the selection of Permitted Investments or by reason of any insufficiency in a Collateral Account resulting from any loss on any Permitted Investment included therein.
     (c) All payments of liquidation amounts or principal received by the Securities Intermediary in respect of (1) the Corporate Securities and (2) the Treasury Securities or security entitlements thereto, that, in each case, have been released from a Pledge pursuant hereto shall be transferred to the Stock Purchase Contract Agent for the benefit of the applicable Holders for distribution to such Holders in accordance with their respective interests.
     (d) In the event of a Failed Remarketing (other than a Final Failed Remarketing) with respect to the Series C Debt Securities, principal payments received by the Securities Intermediary in respect of the Pledged Series C Treasury Securities shall be invested in Permitted Investments in a principal amount equal to the aggregate stated amount of the related Stock Purchase Contracts, which Permitted Investments shall be considered Pledged Series C Treasury Securities for the purpose of this Agreement. The Collateral Agent shall remit any remaining funds, after application of principal payments received in respect of Series C Treasury Securities to purchase Permitted Investments, to the Stock Purchase Contract Agent who shall remit such funds to the Holders of the related Stripped Common Equity Units on a pro rata basis.
     (e) In the event of a Failed Remarketing (other than a Final Failed Remarketing) with respect to the Series D Debt Securities, principal payments received by the Securities Intermediary in respect of the Pledged Series D Treasury Securities shall be invested in Permitted Investments in a principal amount equal to the aggregate stated amount of the related Stock Purchase Contracts, which Permitted Investments shall be considered Pledged Series D Treasury Securities for the purpose of this Agreement. The Collateral Agent shall remit any remaining funds, after application of principal payments received in respect of Series D Treasury Securities to purchase Permitted Investments, to the Stock Purchase Contract Agent who shall remit such funds to the Holders of the related Stripped Common Equity Units on a pro rata basis.
     (f) In the event of a Failed Remarketing (other than a Final Failed Remarketing) with respect to the Series E Debt Securities, principal payments received by the Securities Intermediary in respect of the Pledged Series E Treasury Securities shall be invested in Permitted Investments in a principal amount equal to the aggregate stated amount of the related Stock Purchase Contracts, which Permitted Investments shall be considered Pledged Series E Treasury Securities for the purpose of this Agreement. The Collateral Agent shall remit any remaining funds, after application of principal payments received in respect of Series E Treasury Securities to purchase Permitted Investments, to the Stock Purchase Contract Agent who shall remit such funds to the Holders of the related Stripped Common Equity Units on a pro rata basis.
     SECTION 3.4 Payments to Stock Purchase Contract Agent. The Securities Intermediary shall use commercially reasonable efforts to deliver each payment to the Stock Purchase Contract Agent hereunder, to the extent it has received the same, to the account designated by the Stock Purchase Contract Agent for such purpose not later than 11:00 a.m.

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(New York City time) on the Business Day such payment is received by the Securities Intermediary; provided, however, that if such payment is received by the Securities Intermediary on a day that is not a Business Day or after 10:00 a.m. (New York City time) on a Business Day, then the Securities Intermediary shall use commercially reasonable efforts to deliver such payment to the Stock Purchase Contract Agent no later than 10:30 a.m. (New York City time) on the next succeeding Business Day. Notwithstanding the foregoing, if the Securities Intermediary is required to deliver payments to the Stock Purchase Contract Agent on a Business Day that is in the next calendar year, then the Securities Intermediary shall use commercially reasonable efforts to deliver such payment to the Stock Purchase Contract Agent no later than 10:30 am (New York City time) on the immediately preceding Business Day; provided that such payment is received by the Securities Intermediary on or before 9:00 am (New York City time) on that Business Day.
     SECTION 3.5 Assets Not Properly Released. If the Stock Purchase Contract Agent or any Holder shall receive any principal payments on account of financial assets credited to any Collateral Account and released therefrom otherwise than in accordance with this Agreement, the Stock Purchase Contract Agent or such Holder shall hold the same as trustee of an express trust for the benefit of the Company and, upon receipt of an Officers’ Certificate of the Company so directing, promptly deliver the same to the Securities Intermediary for credit to the applicable Collateral Account or to the Company for application to the Obligations of the Holders, and the Stock Purchase Contract Agent and Holders shall acquire no right, title or interest in any such payments of principal amounts so received. The Stock Purchase Contract Agent shall have no liability under this Section 3.5 unless and until it has been notified in writing that such payment was delivered to it erroneously and shall have no liability for any action taken, suffered or omitted to be taken prior to its receipt of such notice.
ARTICLE IV
Control
     SECTION 4.1 Establishment of Collateral Accounts. The Securities Intermediary hereby confirms that:
     (a) the Securities Intermediary has established the Series C Collateral Account, the Series D Collateral Account and the Series E Collateral Account and its records identify the Collateral Agent as the sole person having a securities entitlement against the Securities Intermediary with respect to each such Collateral Account;
     (b) each of the Collateral Accounts is a securities account;
     (c) subject to the terms of this Agreement, the Securities Intermediary shall identify in its records the Collateral Agent as the entitlement Holder entitled to exercise the rights that comprise any financial asset credited to the Collateral Accounts;
     (d) all property delivered to the Securities Intermediary pursuant to this Agreement or the Stock Purchase Contract Agreement, including any Permitted Investments, will be credited promptly to the applicable Collateral Account; and

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     (e) all securities or other property underlying any financial assets credited to a Collateral Account shall be (i) registered in the name of the Stock Purchase Contract Agent and endorsed to the Securities Intermediary or in blank, (ii) registered in the name of the Securities Intermediary or (iii) credited to another securities account maintained in the name of the Securities Intermediary. In no case will any financial asset credited to a Collateral Account be registered in the name of the Stock Purchase Contract Agent or any Holder or specially endorsed to the Stock Purchase Contract Agent or any Holder unless such financial asset has been further endorsed to the Securities Intermediary or in blank.
     SECTION 4.2 Treatment as Financial Assets. Each item of property (whether investment property, financial asset, security, instrument or cash) credited to a Collateral Account shall be treated as a financial asset.
     SECTION 4.3 Sole Control by Collateral Agent. Except as provided in Section 6.1, at all times prior to the termination of the Pledge, the Collateral Agent shall have sole control of each Collateral Account, and the Securities Intermediary shall take instructions and directions with respect to each Collateral Account solely from the Collateral Agent. If at any time the Securities Intermediary shall receive an entitlement order issued by the Collateral Agent and relating to a Collateral Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Stock Purchase Contract Agent or any Holder or any other Person. Except as otherwise permitted under this Agreement, until termination of the Pledge, the Securities Intermediary will not comply with any entitlement orders issued by the Stock Purchase Contract Agent or any Holder.
     SECTION 4.4 Securities Intermediary’s Location. The Collateral Accounts and the rights and obligations of the Securities Intermediary, the Collateral Agent, the Stock Purchase Contract Agent and the Holders with respect thereto, shall be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Securities Intermediary’s jurisdiction.
     SECTION 4.5 No Other Claims. Except for the claims and interest of the Collateral Agent and of the Stock Purchase Contract Agent and the Holders in the Collateral Accounts and as set forth in Section 11.11, the Securities Intermediary (without having conducted any investigation) does not know of any claim to, or interest in, the Collateral Accounts or in any financial asset credited thereto. If any Person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any of the Collateral Accounts or any financial asset carried in any thereof, the Securities Intermediary will promptly notify the Collateral Agent and the Stock Purchase Contract Agent.
     SECTION 4.6 Investment and Release. All proceeds of financial assets from time to time credited to any of the Collateral Accounts shall be invested and reinvested as provided in this Agreement. At no time prior to termination of the Pledge with respect to any particular property shall such property be released from any of the Collateral Accounts except in accordance with this Agreement or upon written instructions of the Collateral Agent.
     SECTION 4.7 Statements and Confirmations. The Securities Intermediary will promptly send copies of all statements, confirmations and other correspondence concerning the

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Collateral Accounts and any financial assets credited thereto simultaneously to each of the Stock Purchase Contract Agent, the Company and the Collateral Agent at their addresses for notices under this Agreement.
     SECTION 4.8 Tax Allocations. The Stock Purchase Contract Agent shall perform all customary tax reporting with respect to all items of income, gain, expense and loss recognized in the Collateral Accounts, to the extent such reporting is required by law, to the Internal Revenue Service authorities in the manner required by law. None of the Securities Intermediary, the Custodial Agent or the Collateral Agent shall have any tax reporting duties hereunder.
     SECTION 4.9 No Other Agreements. The Securities Intermediary has not entered into, and prior to the termination of the Pledge will not enter into, any agreement with any other Person relating to any of the Collateral Accounts or any financial assets credited thereto, including, without limitation, any agreement to comply with entitlement orders of any Person other than the Collateral Agent, other than as set forth in Section 11.11.
     SECTION 4.10 Powers Coupled with an Interest. The rights and powers granted in this Article IV to the Collateral Agent have been granted in order to perfect its security interests in the Collateral Accounts and the Collateral, are powers coupled with an interest and will be affected neither by the bankruptcy of the Stock Purchase Contract Agent or any Holder nor by the lapse of time. The obligations of the Securities Intermediary under this Article IV shall continue in effect until the termination of the Pledge with respect to any and all Collateral.
     SECTION 4.11 Waiver of Lien; Waiver of Set-off. The Securities Intermediary waives any security interest, lien or right to make deductions or set-offs that it may now have or hereafter acquire in or with respect to any of the Collateral Accounts, any financial asset credited thereto or any security entitlement in respect thereof. Neither the financial assets credited to the Collateral Accounts nor the security entitlements in respect thereof will be subject to deduction, set-off, banker’s lien or any other right in favor of any person other than the Company.
ARTICLE V
Initial Deposit; Creation of Stripped Common Equity Units and Recreation of Normal
Common Equity Units
     SECTION 5.1 Initial Deposit of Preferred Stock and Exchange of Debt Securities for Preferred Stock.
     (a) Prior to or concurrently with the execution and delivery of this Agreement, the Stock Purchase Contract Agent, on behalf of the initial Holders of the Normal Common Equity Units, shall Transfer to the Collateral Agent, for credit to the Series C Collateral Account, the Series C Corporate Securities or security entitlements relating thereto, for credit to the Series D Collateral Account, the Series D Corporate Securities or security entitlements relating thereto, and, for credit to the Series E Collateral Account, the Series E Corporate Securities or security entitlements relating thereto, and the Securities Intermediary shall thereupon indicate by book-entry that such Corporate Securities, regardless of whether received by the Securities Intermediary in the form of certified securities effectively indorsed in blank or as security entitlements, have been credited to the applicable Collateral Account.

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     (b) The Securities Intermediary may, at any time or from time to time, cause any or all securities or other property underlying any financial assets credited to any of the Collateral Accounts to be registered in the name of the Securities Intermediary, the Collateral Agent or their respective nominees; provided, that no such financial assets shall be registered in any name other than that of the Securities Intermediary or its nominee except in connection with the release of such assets to the Holders, the Collateral Agent, or the Company in connection with a release of such assets pursuant to the terms hereof or in connection with the exercise by the Collateral Agent or the Company of its remedies hereunder.
     (c) In connection with the mandatory exchange of any series of Preferred Stock pursuant to the applicable Certificate of Designations, in respect of the Pledged Preferred Stock of such series:
     (i) the Company shall Transfer to the Securities Intermediary, for credit to the applicable Collateral Account, the Debt Securities to be exchanged or security entitlements with respect thereto having an aggregate principal amount equal to the liquidation amount of the Pledged Preferred Stock to be exchanged, accompanied by a notice requesting that the Collateral Agent instruct the Securities Intermediary accept such Transfer and to release from the Pledge to the Stock Purchase Contract Agent such aggregate liquidation amount of such Preferred Stock;
     (ii) upon receipt of such notice, the giving of instructions to the Securities Intermediary that such Transfer be accepted and confirmation that (i) Series C Debt Securities or security entitlements with respect thereto have been credited to the Series C Collateral Account, (ii) Series D Debt Securities or security entitlements with respect thereto have been credited to the Series D Collateral Account or (iii) Series E Debt Securities or security entitlements with respect thereto have been credited to the Series E Collateral Account, as described in such notice, the Collateral Agent shall instruct the Securities Intermediary by a notice substantially in the form of Exhibit A to release such Pledged Series C Preferred Stock, Pledged Series D Preferred Stock or Pledged Series E Preferred Stock from the Pledge by Transfer to the Stock Purchase Contract Agent for distribution to the Company, free and clear of the Pledge created hereby; and
     (iii) upon credit to the applicable Collateral Account of Debt Securities or security entitlements with respect thereto delivered by the Company and receipt of the related instruction from the Collateral Agent, the Securities Intermediary shall release such Pledged Corporate Securities from the Pledge and shall promptly Transfer the same to the Stock Purchase Contract Agent for distribution to the Company, free and clear of the Pledge created hereby.
     SECTION 5.2 Creation of Stripped Common Equity Units.
     (a) Each Holder of Normal Common Equity Units shall have the right at any time (but not during the period that begins at 5:00 p.m. (New York City time) on the tenth (10th) Business Day immediately preceding any Stock Purchase Date and ends at 5:00 p.m. (New York City time) on such Stock Purchase Date) to create Stripped Common Equity Units by exchanging Treasury Securities or security entitlements with respect thereto for the Pledged Series C

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Corporate Securities (if any), Pledged Series D Corporate Securities (if any) and Pledged Series E Corporate Securities, then comprising a part of all or a portion of such Holder’s Normal Common Equity Units, in integral multiples of 40 Normal Common Equity Units by:
     (i) Transferring to the Stock Purchase Contract Agent, for further Transfer to the Securities Intermediary for credit to the applicable Collateral Account, Series C Treasury Securities or security entitlements with respect thereto having a Value equal to the aggregate liquidation or principal amount of the Pledged Series C Corporate Securities (if any) to be released, Series D Treasury Securities or security entitlements with respect thereto having a Value equal to the aggregate liquidation or principal amount of the Pledged Series D Corporate Securities (if any) to be released and Series E Treasury Securities or security entitlements with respect thereto having a Value equal to the aggregate liquidation or principal amount of the Pledged Series E Corporate Securities to be released, accompanied by a notice, substantially in the form of Exhibit C to the Stock Purchase Contract Agreement, whereupon the Stock Purchase Contract Agent shall deliver to the Collateral Agent a notice, substantially in the form of Exhibit B, (A) stating that such Holder has notified the Stock Purchase Contract Agent that such Holder has Transferred Treasury Securities or security entitlements with respect thereto to the Stock Purchase Contract Agent for further Transfer to the Securities Intermediary for credit to the applicable Collateral Account, (B) stating the Value of the Treasury Securities or security entitlements with respect thereto Transferred by such Holder and (C) requesting that the Collateral Agent instruct the Securities Intermediary to accept such Transfer of Treasury Securities and to release from the Pledge to the Stock Purchase Contract Agent as attorney-in-fact of the such Holder an equal Value of Pledged Series C Corporate Securities (if any) an equal Value of Pledged Series D Corporate Securities (if any) and an equal Value of Pledged Series E Corporate Securities that are then a component of such Normal Common Equity Units; and
     (ii) delivering the related Normal Common Equity Units to the Stock Purchase Contract Agent.
     Notwithstanding anything herein to the contrary, no such exchange shall be made (A) at any time when there does not exist an unmatured Treasury Security that would be required, pursuant to clause (i) above, to be delivered to effect such exchange or (B) from the time any Remarketing has priced to, and including, the Stock Purchase Date relating to such Remarketing. Upon receipt of such notice, giving of instructions to the Securities Intermediary that such Transfer be accepted and confirmation that Treasury Securities or security entitlements with respect thereto have been credited to the Series C Collateral Account (if applicable), Series D Collateral Account (if applicable) and the Series E Collateral Account as described in such notice, the Collateral Agent shall instruct the Securities Intermediary by a notice, substantially in the form of Exhibit C, to release such Pledged Series C Corporate Securities (if any), Pledged Series D Corporate Securities (if any) and Pledged Series E Corporate Securities, from the Pledge by Transfer to the Stock Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
     (b) Upon credit to (i) the Series C Collateral Account (if applicable) of Series C Treasury Securities or security entitlements thereto, (ii) the Series D Collateral Account (if

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applicable) of Series D Treasury Securities or security entitlements thereto, and (iii) the Series E Collateral Account of Series E Treasury Securities or security entitlements thereto, with respect to Normal Common Equity Units delivered by a Holder of Normal Common Equity Units and receipt of the related instruction from the Collateral Agent, the Securities Intermediary shall release the Pledged Series C Corporate Securities (if any), Pledged Series D Corporate Securities (if any) and Pledged Series E Corporate Securities from the Pledge and shall promptly Transfer the same to the Stock Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
     SECTION 5.3 Recreation of Normal Common Equity Units.
     (a) At any time (but not during the period that begins at 5:00 p.m. (New York City time) on the tenth (10th) Business Day immediately preceding any Stock Purchase Date and ends at 5:00 p.m. (New York City time) on such Stock Purchase Date), a Holder of Stripped Common Equity Units shall have the right to recreate Normal Common Equity Units by exchange of Corporate Securities or security entitlements with respect thereto for Pledged Treasury Securities in integral multiples of 40 Stripped Common Equity Units (provided, however, that in no event shall such exchange be permitted at any time after any Treasury Security forming part of such Stripped Common Equity Units has matured), by:
     (i) Transferring to the Stock Purchase Contract Agent for further Transfer to the Securities Intermediary, for credit to the Series C Collateral Account, Series C Corporate Securities or security entitlements with respect thereto having an aggregate liquidation amount or principal amount (as applicable) equal to the Value of the Pledged Series C Treasury Securities (if any) to be released, Transferring to the Stock Purchase Contract Agent for further Transfer to the Securities Intermediary, for credit to the Series D Collateral Account, Series D Corporate Securities or security entitlements with respect thereto having an aggregate liquidation amount or principal amount (as applicable) equal to the Value of the Pledged Series D Treasury Securities (if any) to be released, and Transferring to the Stock Purchase Contract Agent for further Transfer to the Securities Intermediary, for credit to the Series E Collateral Account, Series E Corporate Securities or security entitlements with respect thereto having an aggregate liquidation amount or principal amount (as applicable) equal to the Value of the Pledged Series E Treasury Securities to be released, accompanied by a notice, substantially in the form of Exhibit D to the Stock Purchase Contract Agreement, whereupon the Stock Purchase Contract Agent shall deliver to the Collateral Agent a notice, substantially in the form of Exhibit D, stating that such Holder (x) has Transferred the Series C Corporate Securities (if any) or security entitlements with respect thereto to the Stock Purchase Contract Agent for further Transfer to the Securities Intermediary for credit to the applicable Series C Collateral Account, (y) has Transferred the Series D Corporate Securities (if any) or security entitlements with respect thereto to the Securities Intermediary for credit to the applicable Series D Collateral Account and (z) has Transferred the Series E Corporate Securities or security entitlements with respect thereto to the Securities Intermediary for credit to the Series E Collateral Account and requesting that the Collateral Agent instruct the Securities Intermediary accept such Transfer and to release from the Pledge to the Stock Purchase Contract Agent an Equal Value of the Pledged Series C Treasury

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Securities, the Pledged Series D Treasury Securities and the Pledged Series E Treasury Securities related to such Stripped Common Equity Units; and
     (ii) delivering the related Stripped Common Equity Units to the Stock Purchase Contract Agent.
     Notwithstanding anything herein to the contrary, no such exchange shall be made from the time any Remarketing has priced to, and including, the Stock Purchase Date relating to such Remarketing.
     Upon receipt of such notice, the giving of instructions to the Securities Intermediary that such Transfer be accepted and confirmation that (i) Series C Corporate Securities or security entitlements with respect thereto have been credited to the Series C Collateral Account, (ii) Series D Corporate Securities or security entitlements with respect thereto have been credited to the Series D Collateral Account and (iii) Series E Corporate Securities or security entitlements with respect thereto have been credited to the Series E Collateral Account, as described in such notice, the Collateral Agent shall instruct the Securities Intermediary by a notice substantially in the form of Exhibit E to release such Pledged Series C Treasury Securities, Pledged Series D Treasury Securities and Pledged Series E Treasury Securities from the Pledge by Transfer to the Stock Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
     (b) Upon credit to the Collateral Account of Corporate Securities or security entitlements with respect thereto delivered by a Holder of Stripped Common Equity Units and receipt of the related instruction from the Collateral Agent, the Securities Intermediary shall release such Pledged Treasury Securities from the Pledge and shall promptly Transfer the same to the Stock Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
     SECTION 5.4 Limitation on Collateral Substitution
     Notwithstanding anything in Section 5.2 and Section 5.3 to the contrary, during any time when any Debt Security that forms part of the Normal Common Equity Units is a Unit Debt Security, no Holder of Normal Common Equity Units shall be entitled to effect a Collateral Substitution with respect to any Common Equity Units unless the principal amount of each tranche of Component Debt Securities forming part of the Common Equity Units submitted for, or created by, such Collateral Substitution is an integral multiple of one thousand dollars ($1,000).
     SECTION 5.5 Termination Event.
     (a) Upon receipt by the Collateral Agent of written notice from the Company or the Stock Purchase Contract Agent that a Termination Event has occurred, the Collateral Agent shall release all Collateral from the Pledge and shall promptly instruct the Securities Intermediary to credit:
     (i) any Pledged Corporate Securities or security entitlements with respect thereto;

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     (ii) any Pledged Treasury Securities or security entitlements with respect thereto; and
     (iii) any payments by Holders (or the Permitted Investments of such payments) pursuant to Section 5.6, to the Stock Purchase Contract Agent for the benefit of the Holders for distribution to such Holders, in accordance with their respective interests, free and clear of the Pledge created hereby, subject to Section 11.11(iii).
     (b) If such Termination Event shall result from the Company’s becoming a debtor under the Bankruptcy Code, and if the Collateral Agent shall for any reason fail promptly to effectuate the release and Transfer of all Pledged Corporate Securities, Pledged Treasury Securities and payments by Holders (or the Permitted Investments of such payments) pursuant to Section 5.6 and Proceeds of any of the foregoing, as the case may be, as provided by this Section 5.5, the Stock Purchase Contract Agent shall:
     (i) use its best efforts to obtain an opinion of a nationally recognized law firm to the effect that, notwithstanding the Company being the debtor in such a bankruptcy case, the Collateral Agent will not be prohibited from releasing or Transferring the Collateral as provided in this Section 5.5 and shall deliver or cause to be delivered such opinion to the Collateral Agent within ten days after the occurrence of such Termination Event, and if (A) the Stock Purchase Contract Agent shall be unable to obtain such opinion within ten days after the occurrence of such Termination Event or (B) the Collateral Agent shall continue, after delivery of such opinion, to refuse to effectuate the release and Transfer of all Pledged Corporate Securities, Pledged Treasury Securities and the payments by Holders (or the Permitted Investments of such payments) pursuant to Section 5.6 and Proceeds of any of the foregoing, as the case may be, as provided in this Section 5.5, then the Stock Purchase Contract Agent shall, upon receipt of instructions in accordance with the Stock Purchase Contract Agreement, within fifteen days after the occurrence of such Termination Event commence an action or proceeding in the court having jurisdiction of the Company’s case under the Bankruptcy Code seeking an order requiring the Collateral Agent to effectuate the release and transfer of all Pledged Corporate Securities, Pledged Treasury Securities and the payments by Holders (or the Permitted Investments of such payments) pursuant to Section 5.6 and Proceeds of any of the foregoing, as the case may be, as provided by this Section 5.5; or
     (ii) upon receipt of instructions in accordance with the Stock Purchase Contract Agreement, commence an action or proceeding like that described in Section 5.5(b)(i) within ten days after the occurrence of such Termination Event.
     SECTION 5.6 Cash Settlement.
     (a) Upon (1) receipt by the Collateral Agent of a notice from the Stock Purchase Contract Agent promptly after the receipt by the Stock Purchase Contract Agent of a notice from a Holder of Normal Common Equity Units that such Holder has elected, in accordance with the procedures specified in Section 5.2(b)(i) of the Stock Purchase Contract Agreement, to effect a

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Cash Settlement or has elected, in accordance with the procedures specified in Section 10(d)(ii) of the applicable Certificate of Designations not to exercise the Put Right, and (2) receipt from such Holder by the Securities Intermediary for credit to the applicable Collateral Account at or prior to 5:00 p.m. (New York City time) on the eleventh (11th) Business Day immediately preceding the applicable Stock Purchase Date of the applicable Purchase Price in lawful money of the United States by certified or cashier’s check or wire transfer of immediately available funds payable to or upon the order of the Securities Intermediary, then the Collateral Agent shall instruct the Securities Intermediary promptly to invest any such Cash in Permitted Investments maturing on the Stock Purchase Date.
     The Company shall instruct the Collateral Agent in writing as to the Permitted Investments in which any such Cash shall be invested; provided, however, that if the Company fails to deliver such written instructions by 10:30 a.m. (New York City time) on the day such Cash is received by the Collateral Agent or to be reinvested by the Securities Intermediary, the Collateral Agent shall instruct the Securities Intermediary to invest such Cash in the Permitted Investments described in clause (vi) of the definition of Permitted Investments. The Collateral Agent may conclusively rely on any written direction and shall bear no liability for any loss or other damage based on acting or omitting to act under this Section 5.6 pursuant to any direction of the Company and in no event shall the Collateral Agent or Securities Intermediary be liable for the selection of Permitted Investments or for investment losses incurred thereon. The Collateral Agent and Securities Intermediary shall have no liability with respect to losses incurred as a result of the failure of the Company to provide written investment direction.
     In the event of a Successful Remarketing, upon receipt of Proceeds upon the maturity of the Permitted Investments on a Stock Purchase Date, the Collateral Agent shall (i) instruct the Securities Intermediary to pay the portion of such Proceeds and deliver any certified or cashier’s checks received, in an aggregate amount equal to the Purchase Price, to the Company on the Stock Purchase Date, and (ii) release any amounts in excess of the Purchase Price earned from such Permitted Investments to the Stock Purchase Contract Agent for distribution to the Holders who elected to effect a Cash Settlement in accordance with the Stock Purchase Contract Agreement.
     (b) If a Holder of Normal Common Equity Units fails to duly elect Cash Settlement in accordance with Section 5.2(b)(i) of the Stock Purchase Contract Agreement or has elected, in accordance with the procedures specified in Section 10(d)(ii) of the applicable Certificate of Designations not to exercise the Put Right, then such Holder shall be deemed to have consented to the disposition of such Holder’s Pledged Debt Securities in accordance with Section 5.2(b)(iii) of the Stock Purchase Contract Agreement.
     (i) No later than 11:00 a.m. (New York City time) on the tenth (10th) Business Day immediately preceding the applicable Stock Purchase Date, the Collateral Agent shall deliver to the Stock Purchase Contract Agent a notice, substantially in the form of Exhibit F hereto, stating (i) the number of Normal Common Equity Units as to which it has received Cash Settlement notices and the amount of Cash it has received in connection with such Cash Settlement notices and (ii) the amount of Pledged Debt Securities to be remarketed in the applicable Remarketing pursuant to Section 5.2(a) of

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the Stock Purchase Contract Agreement, of the series that is to be remarketed in the applicable Remarketing.
     (ii) In the event of a Failed Remarketing that is not a Final Failed Remarketing, the Collateral Agent shall (i) promptly return the Cash that it has received with respect to the Cash Settlement of Normal Common Equity Units to the Stock Purchase Contract Agent for distribution to Holders who elected to effect a Cash Settlement and (ii) as soon as practicable after 5:00 p.m. (New York City time) on the Business Day immediately preceding the applicable Stock Purchase Date, deliver to the Stock Purchase Contract Agent a notice, stating (A) the amount of Cash that it has received and returned with respect to the Cash Settlement of Normal Common Equity Units and (B) the amount of Pledged Debt Securities of the series subject to the Failed Remarketing in the applicable Collateral Accounts.
     (iii) In the event of a Successful Remarketing, the Collateral Agent shall (i) instruct the Securities Intermediary to release from the Pledge such Holder’s related Pledged Debt Securities of the series subject to the Successful Remarketing as to which such Holder has effected a Cash Settlement pursuant to Section 5.6(a), and (ii) instruct the Securities Intermediary to Transfer all such Pledged Debt Securities of the series subject to the Successful Remarketing to the Stock Purchase Contract Agent for distribution to such Holder free and clear of the Pledge created hereby.
     (iv) In the event of a Final Failed Remarketing, the Collateral Agent shall (i) instruct the Securities Intermediary to release from the Pledge such Holder’s related Pledged Debt Securities of the series subject to the Final Failed Remarketing as to which such Holder has elected not to exercise its Put Right pursuant to Section 5.6(a), and (ii) instruct the Securities Intermediary to Transfer all such Pledged Debt Securities of the series subject to the Final Failed Remarketing to the Stock Purchase Contract Agent for distribution to such Holder free and clear of the Pledge created hereby; provided, however, that the Company shall have no obligation to comply with this clause (iv) if such Holder has failed to make the payment required by Section 5.2(b)(ii) of the Stock Purchase Contract Agreement with respect to the Cash Settlement.
     (c) Notwithstanding anything in this Section 5.6 to the contrary, during any time when any Debt Security that forms part of the Normal Common Equity Units is a Unit Debt Security, no Holder of Normal Common Equity Units shall be entitled to elect Cash Settlement unless the principal amount of each tranche of Component Debt Securities forming part of the Normal Common Equity Units subject to such election or substitution is an integral multiple of one thousand dollars ($1,000).
     SECTION 5.7 Early Settlement.
     (a) Upon receipt by the Collateral Agent of a notice from the Stock Purchase Contract Agent that a Holder of Common Equity Units has elected to effect an Early Settlement of its obligations under the Stock Purchase Contracts forming a part of such Common Equity Units in accordance with the terms of the Stock Purchase Contracts and in accordance with the procedures specified in Section 5.7 of the Stock Purchase Contract Agreement (which notice

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shall set forth the number of such Stock Purchase Contracts as to which such Holder has elected to effect Early Settlement), and that the Stock Purchase Contract Agent has received from such Holder, and paid to the Company as confirmed in writing by the Company, the related Early Settlement Amount pursuant to the terms of the Stock Purchase Contracts and the Stock Purchase Contract Agreement, then the Collateral Agent shall release from the Pledge, (1) Pledged Corporate Securities, in the case of a Holder of Normal Common Equity Units or (2) Pledged Treasury Securities, in the case of a Holder of Stripped Common Equity Units, forming a part of such Common Equity Units and shall instruct the Securities Intermediary to Transfer all such Pledged Corporate Securities or Pledged Treasury Securities, as the case may be, to the Stock Purchase Contract Agent for distribution to such Holder, in each case free and clear of the Pledge created hereby. A holder of Stripped Common Equity Units may settle early only in integral multiples of 40 Stripped Common Equity Units, and a Holder of Normal Common Equity Units may settle early only in integral multiples of 40 Normal Common Equity Units.
     (b) Notwithstanding anything in this Section 5.7 to the contrary, during any time when any Debt Security that forms part of the Normal Common Equity Units is a Unit Debt Security, no Holder of Normal Common Equity Units shall be entitled to elect Early Settlement unless the principal amount of each tranche of Component Debt Securities forming part of the Normal Common Equity Units subject to such election or substitution is an integral multiple of one thousand dollars ($1,000).
     SECTION 5.8 Cash Merger Early Settlement.
     (a) Upon receipt by the Collateral Agent of a notice from the Stock Purchase Contract Agent that a Holder of Common Equity Units has elected to effect a Cash Merger Early Settlement of its obligations under the Stock Purchase Contracts forming a part of such Common Equity Units in accordance with the terms of the Stock Purchase Contracts and in accordance with the procedures specified in Section 5.8 of the Stock Purchase Contract Agreement (which notice shall set forth the number of such Stock Purchase Contracts as to which such Holder has elected to effect Cash Merger Early Settlement), and that the Stock Purchase Contract Agent has received from such Holder, and paid to the Company as confirmed in writing by the Company, the related Cash Merger Early Settlement Amount pursuant to the terms of the Stock Purchase Contracts and the Stock Purchase Contract Agreement, then the Collateral Agent shall release from the Pledge, (i) Pledged Corporate Securities, in the case of a Holder of Normal Common Equity Units or (ii) Pledged Treasury Securities, in the case of a Holder of Stripped Common Equity Units, forming a part of such Common Equity Units and shall instruct the Securities Intermediary to Transfer all such Pledged Corporate Securities or Pledged Treasury Securities, as the case may be, to the Stock Purchase Contract Agent for distribution to such Holder, in each case free and clear of the Pledge created hereby; provided, however, that if a Holder of Normal Common Equity Units has elected pursuant to Section 5.8(d) of the Stock Purchase Contract Agreement to have the Pledged Corporate Securities forming a part of such Normal Common Equity Units transferred to the Company in full satisfaction of such Holder’s obligation to deliver the Cash Merger Early Settlement Amount with respect to such Normal Common Equity Units, the Collateral Agent shall instruct the Security Intermediary to Transfer such Pledged Corporate Securities to the Company. A holder of Stripped Common Equity Units may settle early only in integral multiples of 40 Stripped Common Equity Units, and a Holder of Normal

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Common Equity Units may settle early only in integral multiples of 40 Normal Common Equity Units.
     (b) Notwithstanding anything herein to the contrary, during any time when any Debt Security that forms part of the Normal Common Equity Units is a Unit Debt Security, no Holder of Normal Common Equity Units shall be entitled to elect Cash Merger Early Settlement unless the principal amount of each tranche of Component Debt Securities forming part of the Normal Common Equity Units subject to such election or substitution is an integral multiple of one thousand dollars ($1,000).
     SECTION 5.9 Application of Proceeds in Settlement of Stock Purchase Contracts.
     (a) If a Holder of Normal Common Equity Units has not duly elected Cash Settlement in accordance with Section 5.2(b)(i) of the Stock Purchase Contract Agreement, such Holder shall be deemed to have elected to pay for the shares of Common Stock to be issued under such Stock Purchase Contracts from the Proceeds of the Remarketing of the related Pledged Debt Securities.
     In the event of a Successful Remarketing, the Collateral Agent shall instruct the Securities Intermediary to Transfer the related Pledged Debt Securities to the Remarketing Agent, upon confirmation of deposit by the Remarketing Agent of the Proceeds of such Successful Remarketing (less, to the extent permitted by the Remarketing Agreement, the Remarketing Fee) in the Collateral Account. The Collateral Agent shall instruct the Securities Intermediary to invest the Proceeds of the Successful Remarketing in Permitted Investments set forth in clause (vi) of the definition of Permitted Investments. On the Stock Purchase Date, the Collateral Agent shall instruct the Securities Intermediary to remit a portion of the Proceeds from such Successful Remarketing equal to the aggregate principal amount of such Pledged Debt Securities to satisfy in full such Holder’s obligations to pay the Purchase Price to purchase the shares of Common Stock under the related Stock Purchase Contracts and to remit the balance of the Proceeds from the Successful Remarketing (less, to the extent permitted by the Remarketing Agreement, the Remarketing Fee), if any, to the Stock Purchase Contract Agent for distribution to such Holder.
     In the event of a Final Failed Remarketing with respect to the Series C Debt Securities, to the extent the Holders have neither exercised the Put Right with respect thereto nor made the payment to the Stock Purchase Contract Agent of the Purchase Price required in connection with an election not to exercise such Put Right, the Collateral Agent, for the benefit of the Company, will, at the written instruction of the Company, deliver or dispose of the Pledged Series C Debt Securities in accordance with the Company’s written instructions to satisfy in full, from any such disposition or retention, the obligations of such Holders of Normal Common Equity Units to pay the Purchase Price for the shares of Common Stock to be issued on the First Stock Purchase Date under the Stock Purchase Contracts underlying such Normal Common Equity Units. Thereafter, the Collateral Agent shall promptly remit the Proceeds in excess of the aggregate Purchase Price for the shares of Common Stock to be issued on the First Stock Purchase Date under such Stock Purchase Contracts to the Stock Purchase Contract Agent for payment to the Holders of the Normal Common Equity Units to which such Series C Debt Securities relate.

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     In the event of a Final Failed Remarketing with respect to the Series D Debt Securities, to the extent the Holders have neither exercised the Put Right with respect thereto nor made the payment to the Stock Purchase Contract Agent of the Purchase Price required in connection with an election not to exercise such Put Right, the Collateral Agent, for the benefit of the Company, will, at the written instruction of the Company, deliver or dispose of the Pledged Series D Debt Securities in accordance with the Company’s written instructions to satisfy in full, from any such disposition or retention, the obligations of such Holders of Normal Common Equity Units to pay the Purchase Price for the shares of Common Stock to be issued on the Second Stock Purchase Date under the Stock Purchase Contracts underlying such Normal Common Equity Units. Thereafter, the Collateral Agent shall promptly remit the Proceeds in excess of the aggregate Purchase Price for the shares of Common Stock to be issued on the Second Stock Purchase Date under such Stock Purchase Contracts to the Stock Purchase Contract Agent for payment to the Holders of the Normal Common Equity Units to which such Series D Debt Securities relate.
     In the event of a Final Failed Remarketing with respect to the Series E Debt Securities, to the extent the Holders have neither exercised the Put Right with respect thereto nor made the payment to the Stock Purchase Contract Agent of the Purchase Price required in connection with an election not to exercise such Put Right, the Collateral Agent, for the benefit of the Company, will, at the written instruction of the Company, deliver or dispose of the Pledged Series E Debt Securities in accordance with the Company’s written instructions to satisfy in full, from any such disposition or retention, the obligations of such Holders of Normal Common Equity Units to pay the Purchase Price for the shares of Common Stock to be issued on the Third Stock Purchase Date under the Stock Purchase Contracts underlying such Normal Common Equity Units. Thereafter, the Collateral Agent shall promptly remit the Proceeds in excess of the aggregate Purchase Price for the shares of Common Stock to be issued on the Third Stock Purchase Date under such Stock Purchase Contracts to the Stock Purchase Contract Agent for payment to the Holders of the Normal Common Equity Units to which such Series E Debt Securities relate.
     (b) A Holder of a Stripped Common Equity Unit shall be deemed to have elected to pay for the shares of Common Stock to be issued under the Stock Purchase Contract underlying the Stripped Common Equity Unit from the Proceeds of the related Pledged Treasury Securities. Without the need for any instruction from any Holder, the Collateral Agent shall instruct the Securities Intermediary (i) to remit the Proceeds of the related Pledged Series C Treasury Securities to the Company in settlement of such Stock Purchase Contracts on the First Stock Purchase Date, (ii) to remit the Proceeds of the related Pledged Series D Treasury Securities to the Company in settlement of such Stock Purchase Contracts on the Second Stock Purchase Date and (iii) to remit the Proceeds of the related Pledged Series E Treasury Securities to the Company in settlement of such Stock Purchase Contracts on the Third Stock Purchase Date. In the event the sum of the Proceeds from the related Pledged Treasury Securities exceeds the aggregate Purchase Price of the Stock Purchase Contracts being settled thereby, the Collateral Agent shall instruct the Securities Intermediary to transfer such excess, when received, to the Stock Purchase Contract Agent for distribution to Holders.
     (c) Prior to 5:00 p.m. (New York City time) on the twenty fifth (25th) Business Day immediately preceding the Applicable Stock Purchase Date of a Remarketing, Holders of Separate Debt Securities of such series of Debt Securities that is the subject of a remarketing may elect to have their applicable Separate Debt Securities remarketed under the Remarketing

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Agreement, by delivering such applicable Separate Debt Securities along with a notice of such election, substantially in the form of Exhibit G, to the Collateral Agent, acting as Custodial Agent, provided, however, that, notwithstanding anything herein to the contrary, no Holder of a Separate Debt Security may so elect to include such Separate Debt Security in a Remarketing, unless the principal amount of such Separate Debt Security (and, if such Separate Debt Security is a Unit Debt Security, the principal amount of each tranche of Component Debt Securities forming part of such Separate Debt Security) is an integral multiple of one thousand dollars ($1,000). Any such notice and delivery may not be conditioned upon the level at which the Reset Rate for the applicable series of Debt Securities is established in the Remarketing or any other condition. The Custodial Agent shall hold Separate Debt Securities in an account separate from the applicable Collateral Account in which the Pledged Securities shall be held. Holders of Separate Debt Securities electing to have their Separate Debt Securities remarketed will also have the right to withdraw that election by written notice to the Collateral Agent, substantially in the form of Exhibit H hereto, prior to 5:00 p.m. (New York City time) on the twenty fifth (25th) Business Day immediately preceding the Applicable Stock Purchase Date, upon which notice the Custodial Agent shall return such Separate Debt Securities to such Holder. After such time, such election shall become an irrevocable election to have such Separate Debt Securities remarketed in such Remarketing.
     No later than 11:00 a.m. (New York City time) on the twenty fourth (24th) Business Day immediately preceding the Applicable Stock Purchase Date relating to each Remarketing, the Custodial Agent shall notify the Remarketing Agent of the aggregate principal amount of the Separate Debt Securities to be remarketed and deliver to the Remarketing Agent for remarketing all Separate Debt Securities delivered to the Custodial Agent pursuant to this Section 5.9(c) and not validly withdrawn prior to such date. In the event of a Successful Remarketing, after deducting the Remarketing Fee, the Remarketing Agent will remit to the Custodial Agent the remaining portion of the Proceeds of such Remarketing for payment to the Holders of the remarketed Separate Debt Securities, in accordance with their respective interests. In the event of a Failed Remarketing, the Remarketing Agent will promptly return such Separate Debt Securities to the Custodial Agent for distribution to the appropriate Holders.
ARTICLE VI
Voting Rights –– Pledged Corporate Securities
     SECTION 6.1 Voting Rights. Subject to the terms of Section 4.2 of the Stock Purchase Contract Agreement, the Stock Purchase Contract Agent may exercise, or refrain from exercising, any and all voting and other consensual rights pertaining to the Pledged Corporate Securities, or any part thereof for any purpose not inconsistent with the terms of this Agreement and in accordance with the terms of the Stock Purchase Contract Agreement; provided that the Stock Purchase Contract Agent shall give the Company and the Collateral Agent at least five Business Days’ prior written notice of the manner in which it intends to exercise, or its reasons for refraining from exercising, any such right. Upon receipt of any notices and other communications in respect of any Pledged Corporate Securities, including notice of any meeting at which holders of the Corporate Securities are entitled to vote or solicitation of consents, waivers or proxies of holders of the Corporate Securities, the Collateral Agent shall use reasonable efforts to send promptly to the Stock Purchase Contract Agent such notice or communication, and as soon as reasonably practicable after receipt of a written request therefor

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from the Stock Purchase Contract Agent, execute and deliver to the Stock Purchase Contract Agent such proxies and other instruments in respect of such Pledged Corporate Securities (in form and substance satisfactory to the Collateral Agent) as are prepared by the Company and delivered to the Stock Purchase Contract Agent with respect to the Pledged Corporate Securities.
ARTICLE VII
Rights and Remedies
     SECTION 7.1 Rights and Remedies of Collateral Agent.
     (a) In addition to the rights and remedies specified in Section 5.9 or otherwise available at law or in equity, after an event of default (as specified in Section 7.1(b) below) hereunder, the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and the Trades Regulations and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted. Without limiting the generality of the foregoing, such remedies may include, to the extent permitted by applicable law, (1) retention of the Pledged Corporate Securities or the Pledged Treasury Securities in full satisfaction of the Holders’ obligations under the Stock Purchase Contracts and the Stock Purchase Contract Agreement or (2) sale of the Pledged Corporate Securities or the Pledged Treasury Securities in one or more public or private sales.
     (b) Without limiting any rights or powers otherwise granted by this Agreement to the Collateral Agent, in the event the Company is unable to make payments from amounts transferred or transferable to the Company on account of the principal payments of any Pledged Treasury Securities as provided in Article III, in satisfaction of the Obligations of the Holder of the Common Equity Units of which such applicable Pledged Treasury Securities are a part under the related Stock Purchase Contracts, the inability to make such payments shall constitute an event of default hereunder and the Collateral Agent shall have and may exercise, with reference to such Pledged Treasury Securities any and all of the rights and remedies available to a secured party under the UCC and the Trades Regulations after default by a debtor, and as otherwise granted herein or under any other law.
     (c) Without limiting any rights or powers otherwise granted by this Agreement to the Collateral Agent, the Collateral Agent is hereby irrevocably authorized to receive and collect all payments of (i) the liquidation amount of the Pledged Preferred Stock, (ii) the principal amount of the Pledged Treasury Securities and (iii) the principal amount of the Pledged Debt Securities, subject, in each case, to the provisions of Article III, and as otherwise granted herein.
     (d) The Stock Purchase Contract Agent, as attorney-in-fact of the Holders, and each Holder of Common Equity Units agrees and covenants that, from time to time, upon the written request of the Collateral Agent or the Stock Purchase Contract Agent, such Holder shall execute and deliver such further documents and do such other acts and things as the Company may reasonably request in order to maintain the Pledge, and to ensure that the security interest in the Collateral created hereby is perfected and prior to all other security interest in the Collateral (subject to Section 11.11), and to confirm the rights of the Collateral Agent hereunder. The

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Stock Purchase Contract Agent shall have no liability to any Holder for executing any documents or taking any such acts requested by the Collateral Agent hereunder, except for liability for its own negligent acts, its own negligent failure to act or its own willful misconduct.
     SECTION 7.2 Remarketing. The Collateral Agent shall, by 11:00 a.m., New York City time, on the ninth (9th) Business Day immediately preceding an Applicable Stock Purchase Date, notify the Remarketing Agent of the aggregate principal amount of the applicable series of Pledged Debt Securities that are to be remarketed and without the need for any instruction from any Holder of Normal Common Equity Units, present the related Pledged Debt Securities of the applicable series to the Remarketing Agent for Remarketing. In the event of a Failed Remarketing, the Debt Securities presented to the Remarketing Agent pursuant to this Section 7.2 for Remarketing shall be redeposited into the applicable Collateral Account.
     SECTION 7.3 Successful Remarketing. In the event of a Successful Remarketing, the Collateral Agent shall, at the written direction of the Company, instruct the Securities Intermediary to (i) Transfer the applicable Pledged Debt Securities to the Remarketing Agent upon confirmation of deposit by the Remarketing Agent of the Proceeds of such Successful Remarketing (after deducting any Remarketing Fee in accordance with the Remarketing Agreement) in the applicable Collateral Account, (ii) apply an amount equal to the aggregate Purchase Price for the shares of Common Stock to be issued under the related Stock Purchase Contracts on the Applicable Stock Purchase Date in full satisfaction of such Holders’ obligations to pay the Purchase Price under the related Stock Purchase Contracts, and (iii) promptly remit the remaining portion of such Proceeds to the Stock Purchase Contract Agent for payment to the Holders of Normal Common Equity Units, in accordance with their respective interests and the Stock Purchase Contract Agreement. With respect to Separate Debt Securities, any Proceeds of such Remarketing (after deducting any Remarketing Fee in accordance with the Remarketing Agreement) attributable to the Separate Debt Securities will be remitted to the Custodial Agent for payment to the holders of Separate Debt Securities. In the event of a Final Failed Remarketing, the Pledged Debt Securities shall remain credited to the Collateral Account and Section 5.9 shall apply.
     SECTION 7.4 Substitutions. Whenever a Holder has the right to substitute Treasury Securities, Corporate Securities or security entitlements for any of them, as the case may be, for financial assets held in a Collateral Account, such substitution shall not constitute a novation of the security interest created hereby.
ARTICLE VIII
Representations and Warranties; Covenants
     SECTION 8.1 Representations and Warranties. Each Holder from time to time, acting through the Stock Purchase Contract Agent as attorney-in-fact (it being understood that the Stock Purchase Contract Agent shall not be liable for any representation or warranty made by or on behalf of a Holder), hereby represents and warrants to the Collateral Agent (with respect to such Holder’s interest in the Collateral), which representations and warranties shall be deemed repeated on each day a Holder Transfers Collateral, that, subject to Section 11.11:
     (a) such Holder has the power to grant a security interest in and lien on the Collateral;

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     (b) such Holder is the sole beneficial owner of the Collateral and, in the case of Collateral delivered in physical form, is the sole holder of such Collateral and is the sole beneficial owner of, or has the right to Transfer, the Collateral it Transfers to the Collateral Agent for credit to an applicable Collateral Account, free and clear of any security interest, lien, encumbrance, call, liability to pay money or other restriction other than the security interest and lien granted under Article II;
     (c) upon the Transfer of the Collateral to the Collateral Agent for credit to an applicable Collateral Account, the Collateral Agent, for the benefit of the Company, will have a valid and perfected first priority security interest therein (assuming that any central clearing operation or any securities intermediary or other entity not within the control of the Holder involved in the Transfer of the Collateral, including the Collateral Agent and the Securities Intermediary, gives the notices and takes the action required of it hereunder and under applicable law for perfection of that interest and assuming the establishment and exercise of control pursuant to Article IV); and
     (d) the execution and performance by the Holder of its obligations under this Agreement will not result in the creation of any security interest, lien or other encumbrance on the Collateral other than the security interest and lien granted under Article II, or violate any provision of any existing law or regulation applicable to it or of any mortgage, charge, pledge, indenture, contract or undertaking to which it is a party or which is binding on it or any of its assets.
     SECTION 8.2 Covenants. The Holders from time to time, acting through the Stock Purchase Contract Agent as their attorney-in-fact (it being understood that the Stock Purchase Contract Agent shall not be liable for any covenant made by or on behalf of a Holder), hereby covenant to the Collateral Agent that for so long as the Collateral remains subject to the Pledge, subject to Section 11.11:
     (a) such Holders will not create or purport to create or allow to subsist any mortgage, charge, lien, pledge or any other security interest whatsoever over the Collateral or any part of it other than pursuant to this Agreement, and
     (b) such Holders will not sell or otherwise dispose (or attempt to dispose) of the Collateral or any part of it except for the beneficial interest therein, subject to the Pledge hereunder, transferred in connection with the Transfer of the Common Equity Units.
ARTICLE IX
Collateral Agent, Custodial Agent
and Securities Intermediary
     It is hereby agreed as follows:
     SECTION 9.1 Appointment, Powers and Immunities.
     The Collateral Agent, the Custodial Agent or the Securities Intermediary shall act as agent for the Company hereunder with such powers as are specifically vested in the Collateral

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Agent, the Custodial Agent or the Securities Intermediary, as the case may be, by the terms of this Agreement. The Collateral Agent, the Custodial Agent and Securities Intermediary shall:
     (a) have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, liabilities or obligations shall be inferred from this Agreement against the Collateral Agent, the Custodial Agent and the Securities Intermediary, nor shall the Collateral Agent, the Custodial Agent and the Securities Intermediary be bound by the provisions of any agreement by any party hereto beyond the specific terms hereof and none of the Collateral Agent, the Custodial Agent or the Securities Intermediary shall have any fiduciary relationship to the Holders of the Common Equity Units or any other Person;
     (b) not be responsible for any recitals contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by it under, this Agreement, the Common Equity Units or the Stock Purchase Contract Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement (other than as against the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be), the Common Equity Units, any Collateral or the Stock Purchase Contract Agreement or any other document referred to or provided for herein or therein or for any failure by the Company or any other Person (except the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be) to perform any of its obligations hereunder or thereunder or for the validity, perfection, enforceability, priority or, except as expressly required hereby, maintenance of any security interest created hereunder;
     (c) not be required to initiate or conduct any litigation or collection proceedings hereunder (except pursuant to directions furnished under Section 9.2 hereof, subject to Section 9.8 hereof, and except as may be required in connection with Section 11.11);
     (d) not be responsible for any action taken or omitted to be taken by it in good faith hereunder or under any other document or instrument referred to or provided for herein or in connection herewith or therewith, except for its own gross negligence or willful misconduct; and
     (e) not be required to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder.
     Subject to the foregoing, during the term of this Agreement, the Collateral Agent, the Custodial Agent and the Securities Intermediary are not at any time under any duty to monitor the value of any Collateral in the Collateral Account or whether the Collateral is of a type required or permitted to be held in the Collateral Account.
     The Collateral Agent, Securities Intermediary and Custodial Agent shall only be responsible for transferring money, securities or other property in accordance with the terms herein to the extent that such money, securities or other property is credited to the respective Collateral Account.
     No provision of this Agreement shall require the Collateral Agent, Custodial Agent or the Securities Intermediary to expend or risk its own funds or otherwise incur any financial liability

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in the performance of any of its duties or the exercise of any of its rights or powers hereunder. In no event shall the Collateral Agent, Custodial Agent or the Securities Intermediary be liable for any amount in excess of the Value of the Collateral.
     SECTION 9.2 Instructions of the Company. The Company shall have the right, by one or more written instruments executed and delivered to the Collateral Agent, to direct the time, method and place of conducting any proceeding for the realization of any right or remedy available to the Collateral Agent, or of exercising any power conferred on the Collateral Agent, or to direct the taking or refraining from taking of any action authorized by this Agreement; provided, however, that (i) such direction shall not conflict with the provisions of any law or of this Agreement or involve the Collateral Agent in personal liability and (ii) the Collateral Agent shall be indemnified to its satisfaction as provided herein. None of the Collateral Agent, the Custodial Agent or the Securities Intermediary has any obligation or responsibility to file any UCC financing or continuation statements or to take any other actions to create, preserve or maintain the security interest in the Collateral except as expressly set forth herein, including, without limitation, in connection with Section 11.11.
     SECTION 9.3 Reliance by Collateral Agent, Custodial Agent and Securities Intermediary. Each of the Collateral Agent, the Custodial Agent and the Securities Intermediary shall be entitled, in the absence of bad faith, to rely conclusively upon any certification, order, judgment, opinion, notice or other written communication (including, without limitation, any thereof by e-mail or similar electronic means, telecopy, telex or facsimile) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons (without being required to determine the correctness of any fact stated therein) and consult with and conclusively rely upon advice, opinions and statements of legal counsel and other experts selected by the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be. As to any matters not expressly provided for by this Agreement, the Collateral Agent, the Custodial Agent and the Securities Intermediary shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Company in accordance with this Agreement. The Company shall be responsible for ensuring that only its authorized persons transmit such written instructions to the Collateral Agent, the Custodial Agent and the Securities Intermediary and that all of its authorized persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care.
     It is understood that the Collateral Agent, the Custodial Agent and the Securities Intermediary in any funds transfer may rely solely upon any account numbers or similar identifying number provided by the Company to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Collateral Agent, the Custodial Agent and the Securities Intermediary may apply any of the deposited funds for any payment order it executes using any such identifying number, even where its use may result in a Person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank, or an intermediary bank, designated by the Company; provided, however, that payment is made to the account as specified by the Company.
     In each case that the Collateral Agent, Custodial Agent or Securities Intermediary may or is required hereunder to take any action, including without limitation to make any determination

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or judgment, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder, the Collateral Agent, Custodial Agent or Securities Intermediary may seek direction from the Company. The Collateral Agent, Custodial Agent or Securities Intermediary shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction from the Company. Unless direction is otherwise expressly provided herein, if the Collateral Agent, Custodial Agent or Securities Intermediary shall request direction from the Company with respect to any action, the Collateral Agent, Custodial Agent or the Securities Intermediary shall be entitled to refrain from such action unless and until such agent shall have received direction from the Company, and the agent shall not incur liability to any Person by reason of so refraining.
     SECTION 9.4 Certain Rights.
     (a) Whenever in the administration of the provisions of this Agreement the Collateral Agent, the Custodial Agent or the Securities Intermediary shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of the Collateral Agent, the Custodial Agent or the Securities Intermediary, be deemed to be conclusively proved and established by a certificate signed by one of the Company’s officers, and delivered to the Collateral Agent, the Custodial Agent or the Securities Intermediary and such certificate, in the absence of gross negligence or bad faith on the part of the Collateral Agent, the Custodial Agent or the Securities Intermediary, shall be full warrant to the Collateral Agent, the Custodial Agent or the Securities Intermediary for any action taken, suffered or omitted by it under the provisions of this Agreement upon the faith thereof.
     (b) The Collateral Agent, the Custodial Agent or the Securities Intermediary shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.
     SECTION 9.5 Merger, Conversion, Consolidation or Succession to Business. Any Person into which the Collateral Agent, the Custodial Agent or the Securities Intermediary may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Agent, the Custodial Agent or the Securities Intermediary shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Collateral Agent, the Custodial Agent or the Securities Intermediary shall be the successor of the Collateral Agent, the Custodial Agent or the Securities Intermediary hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.
     SECTION 9.6 Rights in Other Capacities. The Collateral Agent, the Custodial Agent and the Securities Intermediary and their affiliates may (without having to account therefor to the Company) accept deposits from, lend money to, make their investments in and generally engage in any kind of banking, trust or other business with the Stock Purchase Contract Agent, any other

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Person interested herein and any Holder of Common Equity Units (and any of their respective subsidiaries or affiliates) as if it were not acting as the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, and the Collateral Agent, the Custodial Agent, the Securities Intermediary and their affiliates may accept fees and other consideration from the Stock Purchase Contract Agent and any Holder of Common Equity Units without having to account for the same to the Company; provided that each of the Securities Intermediary, the Custodial Agent and the Collateral Agent covenants and agrees with the Company that it shall not accept, receive or permit there to be created in favor of itself and shall take no affirmative action to permit there to be created in favor of any other Person, any security interest, lien or other encumbrance of any kind in or upon the Collateral other than the lien created by the Pledge.
     SECTION 9.7 Non-reliance on Collateral Agent, Custodial Agent and Securities Intermediary. None of the Securities Intermediary, the Custodial Agent or the Collateral Agent shall be required to keep itself informed as to the performance or observance by the Stock Purchase Contract Agent or any Holder of Common Equity Units of this Agreement, the Stock Purchase Contract Agreement, the Common Equity Units or any other document referred to or provided for herein or therein or to inspect the properties or books of the Stock Purchase Contract Agent or any Holder of Common Equity Units. None of the Collateral Agent, the Custodial Agent or the Securities Intermediary shall have any duty or responsibility to provide the Company with any credit or other information concerning the affairs, financial condition or business of the Stock Purchase Contract Agent or any Holder of Common Equity Units (or any of their respective affiliates) that may come into the possession of the Collateral Agent, the Custodial Agent or the Securities Intermediary or any of their respective affiliates.
     SECTION 9.8 Compensation and Indemnity.
     The Company agrees to:
     (a) pay the Collateral Agent, the Custodial Agent and the Securities Intermediary from time to time such compensation as shall be agreed in writing between the Company and the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, for all services rendered by them hereunder;
     (b) indemnify and hold harmless the Collateral Agent, the Custodial Agent, the Securities Intermediary and each of their respective directors, officers, agents and employees (collectively, the “Indemnitees”), from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses (including reasonable fees and expenses of counsel) and taxes (other than those based upon, determined by or measured by the income of the Collateral Agent, the Custodial Agent and Securities Intermediary) (collectively, “Losses” and individually, a “Loss”) that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any instructions or other directions upon which either the Collateral Agent, the Custodial Agent or the Securities Intermediary is entitled to rely pursuant to the terms of this Agreement, provided that the Collateral Agent, the Custodial Agent or the Securities Intermediary has not acted with gross negligence or engaged in willful misconduct with respect to the specific Loss against which indemnification is sought; and

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     (c) in addition to and not in limitation of paragraph (b) immediately above, indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by or asserted against, the Indemnitees or any of them in connection with or arising out of the Collateral Agent’s, the Custodial Agent’s or the Securities Intermediary’s acceptance or performance of its powers and duties under this Agreement, provided that the Collateral Agent, the Custodial Agent or the Securities Intermediary has not acted with gross negligence or engaged in willful misconduct with respect to the specific Loss against which indemnification is sought.
     Neither the Collateral Agent, the Custodial Agent or the Securities Intermediary shall have any liability whatsoever for the action or inaction of any Depository. With respect to losses arising out of the acts or failures to act of a Subcustodian (other than an affiliate of Securities Intermediary), Securities Intermediary shall take appropriate action to recover such losses from such Subcustodian, and Securities Intermediary’s sole responsibility and liability shall be limited to the amounts so received from such Subcustodian (exclusive of costs and expenses incurred by Securities Intermediary).
     The provisions of this Section and Section 11.7 shall survive the resignation or removal of the Collateral Agent, Custodial Agent or Securities Intermediary and the termination of this Agreement.
     SECTION 9.9 Failure to Act. In the event of any ambiguity in the provisions of this Agreement or any dispute between or conflicting claims by or among the parties hereto or any other Person with respect to any funds or property deposited hereunder, then at its sole option, each of the Collateral Agent, the Custodial Agent and the Securities Intermediary shall be entitled, after prompt notice to the Company and the Stock Purchase Contract Agent, to refuse to comply with any and all claims, demands or instructions with respect to such property or funds so long as such dispute or conflict shall continue, and the Collateral Agent, the Custodial Agent and the Securities Intermediary shall not be or become liable in any way to any of the parties hereto for its failure or refusal to comply with such conflicting claims, demands or instructions. The Collateral Agent, the Custodial Agent and the Securities Intermediary shall be entitled to refuse to act until either:
     (a) such conflicting or adverse claims or demands shall have been finally determined by a court of competent jurisdiction or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Collateral Agent, the Custodial Agent or the Securities Intermediary; or
     (b) the Collateral Agent, the Custodial Agent or the Securities Intermediary shall have received security or an indemnity satisfactory to it sufficient to save it harmless from and against any and all loss, liability or reasonable out-of-pocket expense which it may incur by reason of its acting.
     Notwithstanding anything contained herein to the contrary, none of the Collateral Agent, the Custodial Agent or the Securities Intermediary shall be required to take any action that is contrary to law or to the terms of this Agreement, or which would in its opinion subject it or any of its officers, employees or directors to liability.

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     SECTION 9.10 Resignation of Collateral Agent, Custodial Agent and Securities Intermediary. Subject to the appointment and acceptance of a successor Collateral Agent, Custodial Agent or Securities Intermediary as provided below:
     (i) the Collateral Agent, the Custodial Agent and the Securities Intermediary may resign at any time by giving notice thereof to the Company and the Stock Purchase Contract Agent as attorney-in-fact for the Holders of Common Equity Units;
     (ii) the Collateral Agent, the Custodial Agent and the Securities Intermediary may be removed at any time by the Company; and
     (iii) if the Collateral Agent, the Custodial Agent or the Securities Intermediary fails to perform any of its material obligations hereunder in any material respect for a period of not less than 20 days after receiving written notice of such failure by the Stock Purchase Contract Agent, and such failure shall be continuing, the Collateral Agent, the Custodial Agent and the Securities Intermediary may be removed by the Stock Purchase Contract Agent, acting at the direction of the Holders of a majority in number of the Common Equity Units.
     The Stock Purchase Contract Agent shall promptly notify the Company of any removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary pursuant to clause (iii) of this Section 9.10. Upon any such resignation or removal, the Company shall have the right to appoint a successor Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be. If no successor Collateral Agent, Custodial Agent or Securities Intermediary shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Collateral Agent’s, Custodial Agent’s or Securities Intermediary’s giving of notice of resignation or the Company’s or the Stock Purchase Contract Agent’s giving notice of such removal, then the retiring or removed Collateral Agent, Custodial Agent or Securities Intermediary may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Collateral Agent, Custodial Agent or Securities Intermediary. The Collateral Agent, the Custodial Agent and the Securities Intermediary shall each be a bank, trust company or national banking association with a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Collateral Agent, Custodial Agent or Securities Intermediary hereunder by a successor Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, such successor Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, and the retiring Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, shall take all appropriate action, subject to payment of any amounts then due and payable to it hereunder, to transfer any money and property held by it hereunder (including the Collateral) to such successor. The retiring Collateral Agent, Custodial Agent or Securities Intermediary shall, upon such succession, be discharged from its duties and obligations as Collateral Agent, Custodial Agent or Securities Intermediary hereunder. After any retiring Collateral Agent’s, Custodial Agent’s or Securities Intermediary’s resignation hereunder as Collateral Agent, Custodial Agent or Securities Intermediary, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent, Custodial Agent or Securities

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Intermediary. Any resignation or removal of the Collateral Agent, Custodial Agent or Securities Intermediary hereunder, at a time when such Person is acting as the Collateral Agent, Custodial Agent or Securities Intermediary, shall be deemed for all purposes of this Agreement as the simultaneous resignation or removal of the Collateral Agent, Securities Intermediary or Custodial Agent, as the case may be.
     SECTION 9.11 Right to Appoint Agent or Advisor. The Collateral Agent, Custodial Agent and Securities Intermediary each shall have the right to appoint agents or advisors in connection with any of their respective duties hereunder, and the Collateral Agent, Custodial Agent and Securities Intermediary shall not be liable for any action taken or omitted by, or in reliance upon the advice of, such agents or advisors selected in good faith. The appointment of agents pursuant to this Section 9.11 shall be subject to prior written consent of the Company, which consent shall not be unreasonably withheld.
     SECTION 9.12 Survival. The provisions of this Article IX shall survive termination of this Agreement and the resignation or removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary.
     SECTION 9.13 Exculpation. Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Collateral Agent, the Custodial Agent or the Securities Intermediary or their officers, directors, employees or agents be liable under this Agreement to any third party for indirect, special, punitive, or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, whether or not the likelihood of such loss or damage was known to the Collateral Agent, the Custodial Agent or the Securities Intermediary, or any of them incurred without any act or deed that is found to be attributable to gross negligence or willful misconduct on the part of the Collateral Agent, the Custodial Agent or the Securities Intermediary.
ARTICLE X
Amendment
     SECTION 10.1 Amendment Without Consent of Holders. Without the consent of any Holders, the Company, when duly authorized by a Board Resolution, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Stock Purchase Contract Agent, at any time and from time to time, may amend this Agreement, in form satisfactory to the Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Stock Purchase Contract Agent, to:
     (a) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company;
     (b) evidence and provide for the acceptance of appointment hereunder by a successor Collateral Agent, Custodial Agent, Securities Intermediary or Stock Purchase Contract Agent;
     (c) add to the covenants of the Company for the benefit of the Holders, or surrender any right or power herein conferred upon the Company, provided that such covenants or such surrender do not adversely affect the validity, perfection or priority of the Pledge created hereunder;

34

     (d) cure any ambiguity (or formal defect) or correct or supplement any provisions herein which may be inconsistent with another such provisions herein; or
     (e) make any other provisions with respect to such matters or questions arising under this Agreement, provided that such action shall not adversely affect the interests of the Holders in any material respect.
     SECTION 10.2 Amendment with Consent of Holders. With the consent of the Holders of not less than a majority in number of the Common Equity Units at the time Outstanding, including without limitation the consent of the Holders obtained in connection with a tender or an exchange offer, by Act of such Holders delivered to the Company, the Stock Purchase Contract Agent, the Custodial Agent, the Securities Intermediary and the Collateral Agent, as the case may be, the Company, when duly authorized by a Board Resolution, the Stock Purchase Contract Agent, the Collateral Agent, the Securities Intermediary and the Collateral Agent may amend this Agreement for the purpose of modifying in any manner the provisions of this Agreement or the rights of the Holders in respect of the Common Equity Units; provided, however, that no such supplemental agreement shall, without the consent of the Holders of each Outstanding Common Equity Unit affected thereby:
     (a) change the amount or type of Collateral underlying a Common Equity Unit (except for the rights of Holders of Normal Common Equity Units to substitute Treasury Securities for Pledged Corporate Securities, or the rights of Holders of Stripped Common Equity Units to substitute Corporate Securities for Pledged Treasury Securities), impair the right of the Holder of any Common Equity Unit to receive distributions on the underlying Collateral or otherwise adversely affect the Holder’s rights in or to such Collateral; or
     (b) otherwise effect any action that would require the consent of the Holder of each Outstanding Common Equity Unit affected thereby pursuant to the Stock Purchase Contract Agreement if such action were effected by a modification or amendment of the provisions of the Stock Purchase Contract Agreement; or
     (c) reduce the percentage of Common Equity Units the consent of whose Holders is required for the modification or amendment of the provisions of this Agreement;
provided that if any amendment or proposal referred to above would adversely affect only the Normal Common Equity Units or only the Stripped Common Equity Units, then only the affected class of Holders as of the record date for the Holders entitled to vote thereon will be entitled to vote on such amendment or proposal, and such amendment or proposal shall not be effective except with the consent of Holders of not less than a majority of such class; provided further that the unanimous consent of the Holders of each Outstanding Common Equity Unit of such class affected thereby shall be required to approve any amendment or proposal specified in clauses (a) through (c) above.
     It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such Act shall approve the substance thereof.

35

     SECTION 10.3 Execution of Amendments. In executing any amendment permitted by this Article, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Stock Purchase Contract Agent shall be entitled to receive and (subject to Section 7.1 of the Stock Purchase Contract Agreement with respect to the Stock Purchase Contract Agent) shall be fully authorized and protected in relying upon, an Opinion of Counsel and an officers’ certificate stating that the execution of such amendment is authorized or permitted by this Agreement and that all conditions precedent, if any, to the execution and delivery of such amendment have been satisfied. The Collateral Agent, Custodial Agent, Securities Intermediary and Stock Purchase Contract Agent may, but shall not be obligated to, enter into any such amendment which affects their own respective rights, duties or immunities under this Agreement or otherwise.
     SECTION 10.4 Effect of Amendments. Upon the execution of any amendment under this Article, this Agreement shall be modified in accordance therewith, and such amendment shall form a part of this Agreement for all purposes; and every Holder of Certificates theretofore or thereafter authenticated, executed on behalf of the Holders and delivered under the Stock Purchase Contract Agreement shall be bound thereby.
     SECTION 10.5 Reference of Amendments. Certificates authenticated, executed on behalf of the Holders and delivered after the execution of any amendment pursuant to this Article X may, and shall if required by the Collateral Agent or the Stock Purchase Contract Agent, bear a notation as to any matter provided for in such amendment. If the Company shall so determine, new Certificates so modified as to conform, to any such amendment may be prepared and executed by the Company and authenticated, executed on behalf of the Holders and delivered by the Stock Purchase Contract Agent in accordance with the Stock Purchase Contract Agreement in exchange for Certificates representing Outstanding Common Equity Units.
ARTICLE XI
Miscellaneous
     SECTION 11.1 No Waiver. No failure on the part of the Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary or any of their respective agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary or any of their respective agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.
     SECTION 11.2 Governing Law; Submission to Jurisdiction. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Holders from time to time of the Common Equity Units, acting through the Stock Purchase Contract Agent as their attorney-in-fact, hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Holders from time to time of the Common

36

Equity Units, acting through the Stock Purchase Contract Agent as their attorney-in-fact, irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     SECTION 11.3 Notices. All notices, requests, consents and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) delivered to the intended recipient at the “Address For Notices” specified below its name on the signature pages hereof or, as to any party, at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
     SECTION 11.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Stock Purchase Contract Agent, and the Holders from time to time of the Common Equity Units, by their acceptance of the same, shall be deemed to have agreed to be bound by the provisions hereof and to have ratified the agreements of, and the grant of the Pledge hereunder by, the Stock Purchase Contract Agent.
     SECTION 11.5 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.
     SECTION 11.6 Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
     SECTION 11.7 Expenses, Etc. The Company agrees to reimburse the Collateral Agent, the Custodial Agent and the Securities Intermediary for:
     (a) all reasonable costs and expenses of the Collateral Agent, the Custodial Agent and the Securities Intermediary (including, without limitation, the reasonable fees and expenses of counsel to the Collateral Agent, the Custodial Agent and the Securities Intermediary), in connection with (i) the negotiation, preparation, execution and delivery or performance of this Agreement and (ii) any modification, supplement or waiver of any of the terms of this Agreement;
     (b) all reasonable costs and expenses of the Collateral Agent, the Custodial Agent and the Securities Intermediary (including, without limitation, reasonable fees and expenses of counsel) in connection with (i) any enforcement or proceedings resulting or incurred in

37

connection with causing any Holder of Common Equity Units to satisfy its obligations under the Stock Purchase Contracts forming a part of the Common Equity Units and (ii) the enforcement of this Section 11.7;
     (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other document referred to herein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated hereby;
     (d) all reasonable fees and expenses of any agent or advisor appointed by the Collateral Agent and consented to by the Company under Section 9.11 of this Agreement; and
     (e) any other out-of-pocket costs and expenses reasonably incurred by the Collateral Agent, the Custodial Agent and the Securities Intermediary in connection with the performance of their duties and the exercise of their powers hereunder.
     SECTION 11.8 Security Interest Absolute. All rights of the Collateral Agent and security interests hereunder, and all obligations of the Holders from time to time hereunder, shall be absolute and unconditional irrespective of:
     (a) any lack of validity or enforceability of any provision of the Stock Purchase Contracts or the Common Equity Units or any other agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or any other term of, or any increase in the amount of, all or any of the obligations of Holders of the Common Equity Units under the related Stock Purchase Contracts, or any other amendment or waiver of any term of, or any consent to any departure from any requirement of, the Stock Purchase Contract Agreement or any Stock Purchase Contract or any other agreement or instrument relating thereto; or
     (c) any other circumstance which might otherwise constitute a defense available to, or discharge of, a borrower, a guarantor or a pledgor.
     SECTION 11.9 Notice of Termination Event. Upon the occurrence of a Termination Event, the Company shall deliver written notice to the Stock Purchase Contract Agent, the Collateral Agent, the Custodial Agent and the Securities Intermediary. Upon the written request of the Collateral Agent or the Securities Intermediary, the Company shall inform such party whether or not a Termination Event has occurred.
     SECTION 11.10 Incorporation by Reference. In connection with its execution and performance hereunder the Stock Purchase Contract Agent is entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to it under the Stock Purchase Contract Agreement.

38

     SECTION 11.11 Indemnification Security Agreement.
     (a) The Company, the Stock Purchase Contract Agent, the Collateral Agent and the Securities Intermediary agree, for so long as any Common Equity Units are pledged pursuant to the Indemnification Security Agreement (“Pledged Units”), and the Initial Holder, by its acceptance of such Common Equity Units, shall be deemed to have agreed, that notwithstanding anything to the contrary set forth herein:
     (i) the Company shall promptly notify the Stock Purchase Contract Agent, the Collateral Agent and the Securities Intermediary of the number of Pledged Units that are Normal Common Equity Units and the number of Pledged Units that are Stripped Common Equity Units and of the release of any Pledged Units from the lien of the Indemnification Security Agreement;
     (ii) to the extent some but not all Common Equity Units are Pledged Units, the Securities Intermediary shall divide each Collateral Account into two subaccounts (the “Subaccounts”) (each of which shall be treated as a securities account within the meaning of Article 8 of the UCC) and shall allocate to each Subaccount the proportion of the Collateral in such Collateral Account that corresponds to the proportion of the Common Equity Units that are and are not Pledged Units (each Subaccount corresponding to the Pledged Units being referred to as a “Pledged Unit Subaccount”);
     (iii) following a Termination Event, the Collateral Agent shall transfer from the Pledged Unit Subaccounts or otherwise to the Securities Intermediary under the Indemnification Security Agreement for credit to the Indemnification Account as additional Collateral thereunder all payments of liquidation amounts or principal it receives, if any, in respect of the Pledged Corporate Securities and the Pledged Treasury Securities forming a part of Pledged Units in accordance with the Indemnification Security Agreement;
     (iv) the Initial Holder, the Securities Intermediary and the Collateral Agent may enter into the Indemnification Security Agreement; the Securities Intermediary may, and the Security Intermediary agrees to, comply with entitlement orders of the Collateral Agent with respect to the Collateral properly delivered to it thereunder and credited or required to be credited to each Pledged Unit Subaccount without further consent by the Initial Holder referred to above; the Collateral Agent may comply with instructions given to it by the Company; and the Initial Holder and the Stock Purchase Contract Agent on behalf of the Initial Holder may perform the Initial Holder’s obligations under the Indemnification Security Agreement;
     (v) upon credit to any Pledged Unit Subaccount of Debt Securities or security entitlements with respect thereto delivered by the Company and receipt of the related instruction from the Collateral Agent in accordance with Section 5.1(c), the Securities Intermediary shall release the corresponding Pledged Preferred Stock relating to the Pledged Units from the lien of the Indemnification Security Agreement and shall promptly Transfer the same to the Stock Purchase Contract Agent for distribution to the Company, free and clear of such lien;

39

     (vi) upon the creation pursuant to Section 5.2 of Stripped Common Equity Units that are Pledged Units, the Corporate Securities released from the Pledged Unit Subaccounts shall be released from the lien of the Indemnification Security Agreement and shall be promptly Transferred to the Stock Purchase Contract Agent for distribution to the Initial Holder, free and clear of such lien;
     (vii) upon the recreation pursuant to Section 5.3 of Normal Common Equity Units that are Pledged Units, the Treasury Securities released from the Pledged Unit Subaccounts shall be released from the lien of the Indemnification Security Agreement and shall be promptly Transferred to the Stock Purchase Contract Agent for distribution to the Initial Holder, free and clear of such lien;
     (viii) upon the Early Settlement or Cash Merger Early Settlement of Common Equity Units that are Pledged Units, the Corporate Securities or Treasury Securities released from the Pledged Unit Subaccount shall be released from the lien of the Indemnification Security Agreement and shall be promptly Transferred to the Stock Purchase Contract Agent for distribution to the Initial Holder, free and clear of such lien, except as set forth in the proviso to the penultimate sentence of Section 5.8(a); and
     (ix) the interest of the Initial Holder in the Collateral, including Pledged Unit Subaccounts, may be subject to the security interest and lien granted under the Indemnification Security Agreement and the secured party under the Indemnification Security Agreement may exercise its rights with respect to such interest in accordance with the Indemnification Security Agreement.
     (b) Notwithstanding anything to the contrary set forth herein or in the Indemnification Security Agreement, upon the release of any Common Equity Units from the pledge pursuant to the Indemnification Security Agreement, such Common Equity Units (including the Corporate Securities or Treasury Securities forming part of such Common Equity Units) shall be free and clear of the lien of the Indemnification Security Agreement.

40

     In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MetLife, Inc.

By:

Name:
Title:
Address for Notices:

MetLife, Inc.
[•]
Facsimile: [•]
Attention: [•]

[•], as Stock Purchase Contract Agent and as attorney-in-fact of the Holders from time to time of the Common Equity Units

By:

Name:
Title:
Address for Notices:

[•]
Facsimile: [•]
Telephone: [•]
Attention: [•]

[•], as Collateral Agent, Custodial Agent and Securities Intermediary

By:

Name:
Title:
Address for Notices:

[•]
Facsimile: [•]
Telephone: [•]
Attention: [•]
Pledge Agreement

EXHIBIT A
Instruction
to Security Intermediary
with Respect to a Collateral Substitution
[•]
Facsimile: [•]
Attention: [•]
Re:                      Normal Common Equity Units of MetLife, Inc. (the “Company”)
     The securities accounts of [•], as Collateral Agent, maintained by the Securities Intermediary and designated “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series C” (the “Series C Collateral Account”), “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series D” (the “Series D Collateral Account”) and “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series E” (the “Series E Collateral Account”).
     Please refer to the Pledge Agreement, dated as of [•], 2010 (the “Pledge Agreement”), among the Company, you, as Collateral Agent, as Securities Intermediary and as Custodial Agent and [•], as Stock Purchase Contract Agent and as attorney-in-fact for the holders of Normal Common Equity Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Pledge Agreement.
     We hereby notify you in accordance with Section 5.1(c) of the Pledge Agreement that:
     [Include only if Notice is Delivered Prior to the First Stock Purchase Date the Company has elected to substitute $                     Value of Series C Debt Securities or security entitlements with respect thereto in exchange for an equal Value of Pledged Series C Preferred Securities relating to Normal Common Equity Units and has delivered to the undersigned a notice stating that the Company has Transferred such Series C Debt Securities or security entitlements with respect thereto to you, as the Securities Intermediary, for credit to the applicable Series C Collateral Account.]
     [Include only if Notice is Delivered After the First Stock Purchase Date But Prior to the Second Stock Purchase Date the Company has elected to substitute $                     Value of Series D Debt Securities or security entitlements with respect thereto in exchange for an equal Value of Pledged Series D Preferred Securities relating to Normal Common Equity Units and has delivered to the undersigned a notice stating that the Company has Transferred such Series D Debt Securities or security entitlements with respect thereto to you, as the Securities Intermediary, for credit to the applicable Series D Collateral Account.]

A-1

     [Include only if Notice is Delivered After the Second Stock Purchase Date the Company has elected to substitute $                     Value of Series E Debt Securities or security entitlements with respect thereto in exchange for an equal Value of Pledged Series E Preferred Securities relating to Normal Common Equity Units and has delivered to the undersigned a notice stating that the Company has Transferred such Series E Debt Securities or security entitlements with respect thereto to you, as the Securities Intermediary, for credit to the applicable Series E Collateral Account.]
     [Include only if Notice is Delivered Prior to the First Stock Purchase Date When you have confirmed that $                     Value of Series C Debt Securities or security entitlements thereto has been credited to the applicable Series C Collateral Account by or for the benefit of                     , as Holder of Normal Common Equity Units (the “Holder”), you are hereby instructed to release to the undersigned, from the applicable Series C Collateral Account an equal Value of Pledged Series C Preferred Securities or security entitlements with respect thereto, relating to Normal Common Equity Units of the Holder by Transfer to the Stock Purchase Contract Agent on behalf of the Holder for distribution to such Holder in accordance with Section 5.1(c) of the Pledge Agreement.]
     [Include only if Notice is Delivered After the First Stock Purchase Date But Prior to the Second Stock Purchase Date When you have confirmed that $                     Value of Series D Debt Securities or security entitlements thereto has been credited to the applicable Series D Collateral Account by or for the benefit of                     , as Holder of Normal Common Equity Units (the “Holder”), you are hereby instructed to release to the undersigned, from the applicable Series D Collateral Account an equal Value of Pledged Series D Preferred Securities or security entitlements with respect thereto, relating to Normal Common Equity Units of the Holder by Transfer to the Stock Purchase Contract Agent on behalf of the Holder for distribution to such Holder in accordance with Section 5.1(c) of the Pledge Agreement.]
     [Include only if Notice is Delivered After the Second Stock Purchase Date When you have confirmed that $                     Value of Series E Debt Securities or security entitlements thereto has been credited to the applicable Series E Collateral Account by or for the benefit of                     , as Holder of Normal Common Equity Units (the “Holder”), you are hereby instructed to release to the undersigned, from the applicable Series E Collateral Account an equal Value of Pledged Series E Preferred Securities or security entitlements with respect thereto, relating to Normal Common Equity Units of the Holder by Transfer to the Stock Purchase Contract Agent on behalf of the Holder for distribution to such Holder in accordance with Section 5.1(c) of the Pledge Agreement.]
Date:

[•], as Collateral Agent

By:

Name:
Title:

A-2

EXHIBIT B
Instruction
from Stock Purchase Contract Agent
to Collateral Agent
(Creation of Stripped Common Equity Units)
[•]
Facsimile: [•]
Attention: [•]
Re:                      Normal Common Equity Units of MetLife, Inc. (the “Company”)
     The securities accounts of [•], as Collateral Agent, maintained by the Securities Intermediary and designated “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series C” (the “Series C Collateral Account”), “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series D” (the “Series D Collateral Account”) and “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series E” (the “Series E Collateral Account”).
     Please refer to the Pledge Agreement, dated as of [•], 2010 (the “Pledge Agreement”), among the Company, you, as Collateral Agent, as Securities Intermediary and as Custodial Agent and the undersigned, as Stock Purchase Contract Agent and as attorney-in-fact for the holders of Normal Common Equity Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Pledge Agreement.
     We hereby notify you in accordance with Section 5.2 of the Pledge Agreement that:
     [Include only if Notice is Delivered Prior to the First Stock Purchase Date the holder of securities named below (the “Holder”) has elected to substitute $                     Value of Series C Treasury Securities or security entitlements with respect thereto in exchange for an equal Value of Pledged Series C Corporate Securities relating to Normal Common Equity Units and has delivered to the undersigned a notice stating that the Holder has Transferred such Treasury Securities or security entitlements with respect thereto to the Securities Intermediary, for credit to the applicable Series C Collateral Account.]
     [Include only if Notice is Delivered After the First Stock Purchase Date But Prior to the Second Stock Purchase Date [the holder of securities named below (the “Holder”)[the Holder] has elected to substitute $                     Value of Series D Treasury Securities or security entitlements with respect thereto in exchange for an equal Value of Pledged Series D Corporate Securities relating to Normal Common Equity Units and has delivered to the undersigned a notice stating that the Holder has Transferred such Treasury Securities or security entitlements with respect thereto to the Securities Intermediary, for credit to the applicable Series D Collateral Account.]

B-1

     [the holder of securities named below (the “Holder”)][the Holder] has elected to substitute $                     Value of Series E Treasury Securities or security entitlements with respect thereto in exchange for an equal Value of Pledged Series E Corporate Securities relating to Normal Common Equity Units and has delivered to the undersigned a notice stating that the Holder has Transferred such Treasury Securities or security entitlements with respect thereto to the Securities Intermediary, for credit to the applicable Series E Collateral Account.
     We hereby request that you instruct the Securities Intermediary:
     [Include only if Notice is Delivered Prior to the First Stock Purchase Date Upon confirmation that such Series C Treasury Securities or security entitlements thereto have been credited to the applicable Series C Collateral Account, to release to the undersigned, on behalf of the Holder for distribution to such Holder, an equal Value of Pledged Series C Corporate Securities in accordance with Section 5.2 of the Pledge Agreement.]
     [Include only if Notice is Delivered After the First Stock Purchase Date But Prior to the Second Stock Purchase Date Upon confirmation that such Series D Treasury Securities or security entitlements thereto have been credited to the applicable Series D Collateral Account, to release to the undersigned, on behalf of the Holder for distribution to such Holder, an equal Value of Pledged Series D Corporate Securities in accordance with Section 5.2 of the Pledge Agreement.]
     Upon confirmation that such Series E Treasury Securities or security entitlements thereto have been credited to the applicable Series E Collateral Account, to release to the undersigned, on behalf of the Holder for distribution to such Holder, an equal Value of Pledged Series E Corporate Securities in accordance with Section 5.2 of the Pledge Agreement.
Date:

[•], as Stock Purchase Contract Agent and as attorney-in-fact of the Holders from time to time of the Common Equity Units

By:

Name:
Title:

B-2

     Please print name and address of Holder electing to substitute Treasury Securities or security entitlements with respect thereto for the Pledged Preferred Securities:

Name	Social Security or other Taxpayer Identification Number, if any

Address

B-3

EXHIBIT C
Instruction
from Collateral Agent
to Securities Intermediary
(Creation of Stripped Common Equity Units)
[•]
as Securities Intermediary
Facsimile: [•]
Attention: [•]
Re:                      Normal Common Equity Units of MetLife, Inc. (the “Company”)
     The securities accounts of [•], as Collateral Agent, maintained by the Securities Intermediary and designated “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series C” (the “Series C Collateral Account”), “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series D” (the “Series D Collateral Account”) and “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series E” (the “Series E Collateral Account”).
     Please refer to the Pledge Agreement, dated as of [•], 2010 (the “Pledge Agreement”), among the Company, you, as Collateral Agent, as Securities Intermediary and as Custodial Agent and the undersigned, as Stock Purchase Contract Agent and as attorney-in-fact for the holders of Normal Common Equity Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Pledge Agreement.
     [If Notice is Delivered Prior to the First Stock Purchase Date When you have confirmed that (i) $                     Value of Series C Treasury Securities or security entitlements thereto has been credited to the applicable Series C Collateral Account by or for the benefit of                     , as Holder of Normal Common Equity Units (the “Holder”), (ii) $                     Value of Series D Treasury Securities or security entitlements thereto has been credited to the applicable Series D Collateral Account by or for the benefit of the Holder and (iii) $                     Value of Series E Treasury Securities or security entitlements thereto has been credited to the applicable Series E Collateral Account by or for the benefit of the Holder, you are hereby instructed to release from the Series C Collateral Account an equal Value of Pledged Series C Corporate Securities or security entitlements with respect thereto, to release from the Series D Collateral Account an equal Value of Pledged Series D Corporate Securities or security entitlements with respect thereto, and to release from the Series E Collateral Account an equal Value of Pledged Series E Corporate Securities or security entitlements with respect thereto, relating to Normal Common Equity Units of the Holder by Transfer to the Stock Purchase Contract Agent on behalf of the Holder for distribution to such Holder in accordance with Section 5.2 of the Pledge Agreement.]
     [If Notice is Delivered After the First Stock Purchase Date but Prior to the Second Stock Purchase Date When you have confirmed that (i)
$                     Value of Series D Treasury

Securities or security entitlements thereto has been credited to the applicable Series D Collateral Account by or for the benefit of                     , as Holder of Normal Common Equity Units (the “Holder”) and (ii) $                     Value of Series E Treasury Securities or security entitlements thereto has been credited to the applicable Series E Collateral Account by or for the benefit of the Holder, you are hereby instructed to release from the applicable Series D Collateral Account an equal Value of Pledged Series D Corporate Securities or security entitlements with respect thereto, and to release from the applicable Series E Collateral Account an equal Value of Pledged Series E Corporate Securities or security entitlements with respect thereto, relating to Normal Common Equity Units of the Holder by Transfer to the Stock Purchase Contract Agent on behalf of the Holder for distribution to such Holder in accordance with Section 5.2 of the Pledge Agreement.]
     [If Notice is Delivered After the Second Stock Purchase Date When you have confirmed that $                     Value of Series E Treasury Securities or security entitlements thereto has been credited to the applicable Series E Collateral Account by or for the benefit of                     , as Holder of Normal Common Equity Units (the “Holder”), you are hereby instructed to release to the undersigned, from the applicable Series E Collateral Account an equal Value of Pledged Series E Corporate Securities or security entitlements with respect thereto, relating to Normal Common Equity Units of the Holder by Transfer to the Stock Purchase Contract Agent on behalf of the Holder for distribution to such Holder in accordance with Section 5.2 of the Pledge Agreement.]
Dated:

[•], as Collateral Agent

By:

Name:
Title:

     Please print name and address of Holder:

Name	Social Security or other Taxpayer Identification Number, if any

Address

EXHIBIT D
Instruction
from Stock Purchase Contract Agent
to Collateral Agent
(Recreation of Normal Common Equity Units)
[•],
as Securities Intermediary
Facsimile: [•]
Attention: [•]
Re:                      Normal Common Equity Units of MetLife, Inc. (the “Company”)
     The securities accounts of [•], as Collateral Agent, maintained by the Securities Intermediary and designated “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series C” (the “Series C Collateral Account”), “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series D” (the “Series D Collateral Account”) and “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series E” (the “Series E Collateral Account”).
     Please refer to the Pledge Agreement, dated as of [•], 2010 (the “Pledge Agreement”), among the Company, you, as Collateral Agent, as Securities Intermediary and as Custodial Agent and the undersigned, as Stock Purchase Contract Agent and as attorney-in-fact for the holders of Normal Common Equity Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Pledge Agreement.
     [If Notice is Delivered Prior to the First Stock Purchase Date We hereby notify you in accordance with Section 5.3 of the Pledge Agreement that the holder of securities named below (the “Holder”) has elected to substitute (i) $                     Value of Series C Corporate Securities or security entitlements with respect thereto in exchange for an equal Value of Pledged Series C Treasury Securities with respect to                      Stripped Common Equity Units and has delivered to the undersigned a notice stating that the Holder has Transferred such Series C Corporate Securities or security entitlements with respect thereto to the Securities Intermediary, for credit to the applicable Series C Collateral Account, (ii) $                     Value of Series D Corporate Securities or security entitlements with respect thereto in exchange for an equal Value of Pledged Series D Treasury Securities with respect to                      Stripped Common Equity Units and has delivered to the undersigned a notice stating that the Holder has Transferred such Series D Corporate Securities or security entitlements with respect thereto to the Securities Intermediary, for credit to the applicable Series D Collateral Account, and (iii) $                     Value of Series E Corporate Securities or security entitlements with respect thereto in exchange for an equal Value of Pledged Series E Treasury Securities with respect to                      Stripped Common Equity Units and has delivered to the undersigned a notice stating that the Holder has

Transferred such Series E Corporate Securities or security entitlements with respect thereto to the Securities Intermediary, for credit to the applicable Series E Collateral Account.]
     [If Notice is Delivered After the First Stock Purchase Date but Prior to the Second Stock Purchase Date We hereby notify you in accordance with Section 5.3 of the Pledge Agreement that the holder of securities named below (the “Holder”) has elected to substitute (i)
$                     Value of Series D Corporate Securities or security entitlements with respect thereto in exchange for an equal Value of Pledged Series D Treasury Securities with respect to                      Stripped Common Equity Units and has delivered to the undersigned a notice stating that the Holder has Transferred such Series D Corporate Securities or security entitlements with respect thereto to the Securities Intermediary, for credit to the applicable Series D Collateral Account and (ii) $                     Value of Series E Corporate Securities or security entitlements with respect thereto in exchange for an equal Value of Series E Corporate Securities with respect to                      Stripped Common Equity Units and has delivered to the undersigned a notice stating that the Holder has Transferred such Series E Corporate Securities, Pledged Series E Treasury Securities or security entitlements with respect thereto to the Securities Intermediary, for credit to the applicable Series E Collateral Account.]
     [If Notice is Delivered After the Second Stock Purchase Date We hereby notify you in accordance with Section 5.3 of the Pledge Agreement that the holder of securities named below (the “Holder”) has elected to substitute (i) $                     Value of Series E Corporate Securities or security entitlements with respect thereto in exchange for an equal Value of Pledged Series E Treasury Securities with respect to                      Stripped Common Equity Units and has delivered to the undersigned a notice stating that the Holder has Transferred such Series E Corporate Securities or security entitlements with respect thereto to the Securities Intermediary, for credit to the applicable Series E Collateral Account.]
     We hereby request that you instruct the Securities Intermediary, upon confirmation that such Corporate Securities or security entitlements with respect thereto have been credited to the applicable Collateral Account, to release to the undersigned, on behalf of such Holder for distribution to such Holder, an equal Value of Series C Treasury Securities, an equal Value of Series D Treasury Securities and an equal Value of Series E Treasury Securities in accordance with Section 5.3 of the Pledge Agreement.
Dated:

[•], as Stock Purchase Contract Agent

By:

Name:
Title:

     Please print name and address of Holder electing to substitute Preferred Securities or security entitlements with respect thereto for Pledged Treasury Securities:

Name	Social Security or other Taxpayer Identification Number, if any

Address

EXHIBIT E
Instruction
from Collateral Agent
to Securities Intermediary
(Recreation of Normal Common Equity Units)
[•],
as Securities Intermediary
Facsimile: [•]
Attention: [•]
Re:                      Normal Common Equity Units of MetLife, Inc. (the “Company”)
     The securities accounts of [•], as Collateral Agent, maintained by the Securities Intermediary and designated “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series C” (the “Series C Collateral Account”), “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series D” (the “Series D Collateral Account”) and “[•], as Collateral Agent of MetLife, Inc., as pledgee of [•], as the Stock Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders, Series E” (the “Series E Collateral Account”).
     Please refer to the Pledge Agreement, dated as of [•], 2010 (the “Pledge Agreement”), among the Company, you, as Collateral Agent, as Securities Intermediary and as Custodial Agent and the undersigned, as Stock Purchase Contract Agent and as attorney-in-fact for the holders of Normal Common Equity Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Pledge Agreement.
     [If Notice is Delivered Prior to the First Stock Purchase Date When you have confirmed that (i) $                     Value of Series C Corporate Securities or security entitlements with respect thereto has been credited to the applicable Series C Collateral Account by or for the benefit of                     , as Holder of Stripped Common Equity Units (the “Holder”), (ii) $                     Value of Series D Corporate Securities or security entitlements with respect thereto has been credited to the applicable Series D Collateral Account by or for the benefit of Holder and (iii) $                     Value of Series E Corporate Securities or security entitlements with respect thereto has been credited to the applicable Series E Collateral Account by or for the benefit of Holder, you are hereby instructed to release from the applicable Series C Collateral Account, the applicable Series D Collateral Account and the applicable Series E Collateral Account an equal Value of Series C Treasury Securities, Series D Treasury Securities, Series E Treasury Securities or security entitlements with respect thereto relating to Stripped Common Equity Units of the Holder by Transfer to the Stock Purchase Contract Agent on behalf of such Holder for distribution to such Holder in accordance with Section 5.3 of the Pledge Agreement.]

     [If Notice is Delivered After the First Stock Purchase Date but Prior to the Second Stock Purchase Date When you have confirmed that (i) $                     Value of Series D Corporate Securities or security entitlements with respect thereto has been credited to the applicable Series D Collateral Account by or for the benefit of                     , as Holder of Stripped Common Equity Units (the “Holder”) and (ii) $                     Value of Series E Corporate Securities or security entitlements with respect thereto has been credited to the applicable Series E Collateral Account by or for the benefit of Holder, you are hereby instructed to release from the applicable Series D Collateral Account and the applicable Series E Collateral Account an equal Value of Series D Treasury Securities, Series E Treasury Securities or security entitlements with respect thereto relating to Stripped Common Equity Units of the Holder by Transfer to the Stock Purchase Contract Agent on behalf of such Holder for distribution to such Holder in accordance with Section 5.3 of the Pledge Agreement.]
     [If Notice is Delivered After the Second Stock Purchase Date When you have confirmed that $                     Value of Series E Corporate Securities or security entitlements with respect thereto has been credited to the applicable Series E Collateral Account by or for the benefit of                     , as Holder of Stripped Common Equity Units (the “Holder”), you are hereby instructed to release from the applicable Series E Collateral Account an equal Value of Series E Treasury Securities or security entitlements with respect thereto relating to Stripped Common Equity Units of the Holder by Transfer to the Stock Purchase Contract Agent on behalf of such Holder for distribution to such Holder in accordance with Section 5.3 of the Pledge Agreement.]
Dated:

[•], as Collateral Agent By:

By:

Name:
Title:

     Please print name and address of Holder:

Name	Social Security or other Taxpayer Identification Number, if any

Address

EXHIBIT F
Notice of Cash Settlement from Collateral
Agent to Stock Purchase Contract Agent
(Cash Settlement Amounts)
[•],
as Stock Purchase Contract Agent
Facsimile: [•]
Attention: [•]

Re:	Normal Common Equity Units of MetLife, Inc. (the “Company”) Stripped Common Equity Units of the Company
     Please refer to the Pledge Agreement, dated as of [•], 2010 (the “Pledge Agreement”), among the Company, you, as Collateral Agent, as Securities Intermediary and as Custodial Agent and the undersigned, as Stock Purchase Contract Agent and as attorney-in-fact for the holders of Normal Common Equity Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Pledge Agreement.
     In accordance with Section 5.6(b)(i) of the Pledge Agreement, we hereby notify you that as of 5:00 p.m. (New York City time) on the tenth (10th) Business Day immediately preceding [     ] (the “[Initial][First Subsequent] [Second Subsequent] Stock Purchase Date”), we have received (i) $                     in immediately available funds paid with respect to the Cash Settlement of                      Normal Common Equity Units, and (ii) based on the funds received set forth in clause (i) above, an aggregate principal amount of $                     of Pledged [Series C][Series D] [Series E] Debt Securities are to be tendered for purchase in the Remarketing.
Dated:

[•], as Collateral Agent

By:

Name:
Title:

F-1

EXHIBIT G
Instruction to Custodial Agent Regarding
Remarketing
The Custodial Agent
Facsimile: [•]
Attention: [•]
Re: Preferred Securities of MetLife, Inc.
     The undersigned hereby notifies you in accordance with Section 5.9(c) of the Pledge Agreement, dated as of [•], 2010 (the “Pledge Agreement”), among MetLife, Inc. (the “Company”), you, as Collateral Agent, Custodial Agent and Securities Intermediary and [•], as the Stock Purchase Contract Agent and as attorney-in-fact for the holders of Normal Common Equity Units from time to time, that the undersigned elects to deliver $                     aggregate liquidation amount of Separate [Series C] [Series D] [Series E] Debt Securities for delivery to the Remarketing Agent at or prior to 5:00 p.m. (New York City time) on the ninth (9th) Business Day immediately preceding the Applicable Stock Purchase Date for remarketing pursuant to Section 5.9(c) of the Pledge Agreement. The undersigned will, upon request of the Remarketing Agent, execute and deliver any additional documents deemed by the Remarketing Agent or by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Separate [Series C] [Series D] [Series E] Debt Securities tendered hereby. Capitalized terms used herein but not defined shall have the meaning set forth in the Pledge Agreement.
     The undersigned hereby instructs you, upon receipt of the Proceeds of such remarketing from the Remarketing Agent, to deliver such Proceeds to the undersigned in accordance with the instructions indicated herein under “A. Payment Instructions.” The undersigned hereby instructs you, in the event of a Failed Remarketing, upon receipt of the Separate [Series C] [Series D] [Series E] Debt Securities tendered herewith from the Remarketing Agent, to deliver such Separate [Series C] [Series D] Debt Securities to the person(s) and the address(es) indicated herein under “B. Delivery Instructions.”
     With this notice, the undersigned hereby (i) represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Separate [Series C] [Series D] [Series E] Debt Securities tendered hereby and that the undersigned is the record owner of any [Series C] [Series D] [Series E] Debt Securities tendered herewith in physical form or a participant in The Depository Trust Company (“DTC”) and the beneficial owner of any [Series C] [Series D] [Series E] Debt Securities tendered herewith by book-entry transfer to your account at DTC, (ii) agrees to be bound by the terms and conditions of Section 5.9(c) of the Pledge Agreement and (iii) acknowledges and agrees that after 5:00 p.m. (New York City time) on the tenth (10th) Business Day immediately preceding the Applicable Stock Purchase Date, such election shall become an irrevocable election to have such Separate [Series C] [Series D] [Series E] Debt Securities remarketed in the Remarketing. In the case of a Failed Remarketing, such Separate [Series C] [Series D] [Series E] Debt Securities shall be returned to the undersigned.

Dated:	By:
Name:
Title:
Signature Guarantee:

Name	Social Security or other Taxpayer Identification Number, if any

Address

A. Payment Instructions
Proceeds of the remarketing should be paid by check in the name of the person(s) set forth below and mailed to the address set forth below.
Name (s)
(Please Print)
Address
(Please Print)
(Zip Code)
(Taxpayer Identification or Social Security Number)
B. Delivery Instructions
In the event of a Failed Remarketing, [Series C] [Series D] [Series E] Debt Securities that are in physical form should be delivered to the person(s) set forth below and mailed to the address set forth below.
Name (s)
(Please Print)
Address
(Please Print)
(Zip Code)
(Tax Identification or Social Security Number)
In the event of a Failed Remarketing, [Series C] [Series D] [Series E] Debt Securities that are in book-entry form should be credited to the account at The Depository Trust Company set forth below.

DTC Account Number

Name of Account Party:

EXHIBIT H
Instruction to Custodial Agent Regarding
Withdrawal from Remarketing
[•]
The Custodial Agent
Facsimile: [•]
Attention: [•]
Re: Preferred Securities of MetLife, Inc.
     The undersigned hereby notifies you in accordance with Section 5.9(c) of the Pledge Agreement, dated as of [•] (the “Pledge Agreement”), among MetLife, Inc. and you, as Collateral Agent, Custodial Agent and Securities Intermediary, and [•], as Stock Purchase Contract Agent and as attorney-in-fact for the holders of Normal Common Equity Units from time to time, that the undersigned elects to withdraw the $                     aggregate liquidation amount of Separate [Series C] [Series D] [Series E] Debt Securities delivered to the Custodial Agent on                      201___ for remarketing pursuant to Section 5.9(c) of the Pledge Agreement. The undersigned hereby instructs you to return such [Series C] [Series D] [Series E] Debt Securities to the undersigned in accordance with the undersigned’s instructions. With this notice, the Undersigned hereby agrees to be bound by the terms and conditions of Section 5.9(c) of the Pledge Agreement. Capitalized terms used herein but not defined shall have the meaning set forth in the Pledge Agreement.

Dated:	By:

Name:
Title:

Signature Guarantee:

Name	Social Security or other Taxpayer Identification Number, if any

Address

H-1

SCHEDULE I
Contact Persons for Confirmation

Name	Phone Number
SI-1

EXHIBIT L
Certificate of Designations
of
3.00% Preferred Stock, Series [C]
of
MetLife, Inc.
          MetLife, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation,” which term shall include the successors of MetLife, Inc.), in accordance with the provisions of Sections 103 and 151 thereof, does hereby certify:
          The [Finance and Risk Policy Committee] (the “Committee”) of the board of directors of the Corporation (the “Board of Directors”), in accordance with the resolutions of the Board of Directors dated [___], the provisions of the Certificate of Incorporation and By-Laws of the Corporation and applicable law, adopted the following resolution creating a series of shares of Preferred Stock, par value $0.01 per share, of the Corporation designated as “3.00% Preferred Stock, Series [C]” at a meeting of the Committee on [___].
          Resolved, that pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated [___], the provisions of the Certificate of Incorporation and By-Laws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
          Section 1. Designation. The distinctive serial designation of such series of Preferred Stock is “3.00% Preferred Stock, Series [C]” (“Series [C] Preferred Stock”). Each share of Series [C] Preferred Stock shall be identical in all respects to every other share of Series [C] Preferred Stock. The Series [C] Preferred Stock shall have a par value of $0.01 per share.
          Section 2. Number of Shares. The authorized number of shares of Series [C] Preferred Stock shall be one million (1,000,000). Shares of Series [C] Preferred Stock that are purchased or otherwise acquired by the Corporation, or converted into another series of [Preferred Stock], shall not be reissued as shares of such series and shall, upon filing of the appropriate certificate with the Secretary of State of the State of Delaware, become authorized but unissued shares of Preferred Stock.
          Section 3. Definitions. As used herein with respect to Series [C] Preferred Stock:

          (a) “Adjusted Federal Rate” means the applicable short-term, mid-term, or long-term adjusted applicable federal rate (expressed as a rate per annum) prescribed by the Internal Revenue Service for purposes of Section 1288(b) of the Internal Revenue Code of 1986, as amended, and published in the Internal Revenue Bulletin.
          (b) “Actual Stock Purchase Date” means (i) if the first (1st) Remarketing is Successful, the Initial Stock Purchase Date; (ii) if the first (1st) Remarketing is not Successful and the second (2nd) Remarketing is Successful, the First Delayed Stock Purchase Date; (iii) if none of the first (1st) or the second (2nd) Remarketings is Successful and the third (3rd) Remarketing is Successful, the Second Delayed Stock Purchase Date; (iv) if none of the first (1st), the second (2nd) or the third (3rd) Remarketings is Successful and the fourth (4th) Remarketing is Successful, the Third Delayed Stock Purchase Date; or (v) if none of the first (1st), the second (2nd), the third (3rd) or the fourth (4th) Remarketings is Successful, the Fourth Delayed Stock Purchase Date.
          (c) “Adjusted Stockholders’ Equity Amount” means, as of any Quarter End, the stockholders’ equity of the Corporation as reflected on its consolidated balance sheet as of such Quarter End minus accumulated other comprehensive income (or loss) as reflected on such consolidated balance sheet, (i) subject to Section 5(d)(iv) and (ii) except that any increase in stockholders’ equity resulting from the issuance of Preferred Stock during the period from and including the Final Quarter End Test Date for a Dividend Period as to which the Corporation fails the test set forth in Section 5(a)(ii) through the first Quarter End thereafter as of which the Adjusted Stockholders’ Equity Amount has declined by less than ten percent (10%) or increased as compared to such amount on the Benchmark Quarter End Test Date shall not be taken into account in calculating the Adjusted Stockholders’ Equity Amount as of such Quarter End during such period.
          (d) “Annual Statement” means, as to an Insurance Subsidiary, the annual statement of such Insurance Subsidiary containing its statutory balance sheet and income statement as required to be filed by it with one or more state insurance commissioners or other state insurance regulatory authorities.
          (e) “Applicable Stock Purchase Date” means (i) with respect to the first (1st) Remarketing, the Initial Stock Purchase Date; (ii) with respect to a second (2nd) Remarketing, the First Delayed Stock Purchase Date; (iii) with respect to a third (3rd) Remarketing, the Second Delayed Stock Purchase Date; (iv) with respect to a fourth (4th) Remarketing, the Third Delayed Stock Purchase Date; and (v) with respect to a fifth (5th) Remarketing, the Fourth Delayed Stock Purchase Date.
          (f) “Base Indenture” means the Indenture, dated as of [___] between the Corporation and the Debenture Trustee, as amended or supplemented from time to time.

2

          (g) “Benchmark Quarter End Test Date” has the meaning specified in Section 5(a)(ii).
          (h) “Business Day” ” means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed.
          (i) “By-Laws” means the amended and restated bylaws of the Corporation, as they may be amended from time to time.
          (j) “Calculated Date” has the meaning specified in Section 15.
          (k) “Calculated Month” has the meaning specified in Section 15.
          (l) “Cash Settlement” has the meaning specified in the Stock Purchase Contract Agreement.
          (m) “Certificate of Designations” means this Certificate of Designations relating to the Series [C] Preferred Stock, as it may be amended from time to time.
          (n) “Certificate of Incorporation” means the amended and restated certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.
          (o) The term “close of business” on any day means 5:00 P.M., New York City time, on such day.
          (p) “Closing Date” has the meaning specified in the Stock Purchase Agreement, dated as of March 7, 2010, by and among the Corporation, ALICO Holdings LLC, a Delaware limited liability company, and American International Group, Inc., a Delaware corporation.
          (q) “Commission” means the Securities and Exchange Commission.
          (r) “Common Equity Unit” has the meaning specified in the Stock Purchase Contract Agreement.
          (s) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.
          (t) “Company Action Level RBC” has the meaning specified in subsection J of Section 1 (or the relevant successor section, if any) of the Model Act.
          (u) [Insert this definition only for double tranche Unsecured Notes] “Component Unsecured Note” means a First Tranche Unsecured Note or a Second Tranche Unsecured Note, as applicable. For purposes hereof, (i) a Component Unsecured Note will be deemed to form part of a Common Equity Unit if such

3

Component Unsecured Note forms part of an Unsecured Note that forms part of such Common Equity Unit; and (ii) a Component Unsecured Note will be deemed not to form part of a Common Equity Unit if such Component Unsecured Note does not form part of an Unsecured Note that forms part of any Common Equity Unit.
          (v) “Consolidated Net Income Amount” means, for any fiscal quarter of the Corporation, its consolidated net income as reflected on its consolidated balance sheet for such fiscal quarter, subject to Section 5(d)(iv).
          (w) “Covered Insurance Subsidiaries” means the Corporation’s largest Insurance Subsidiaries (in terms of general admitted assets) that collectively account for eighty percent (80%) or more of the General Account Admitted Assets of all of the Corporation’s Insurance Subsidiaries.
          (x) “Covered Insurance Subsidiaries’ Most Recent Weighted Average NAIC RBC Ratio” means, as of any date, an amount (expressed as a percentage) equal to a fraction:
     (i) whose numerator is the sum of the Total Adjusted Capital of each of the Covered Insurance Subsidiaries as shown on such Covered Insurance Subsidiary’s most recently filed Annual Statement; and
     (ii) whose denominator is the sum of the Company Action Level RBC of each of the Covered Insurance Subsidiaries as shown on such Covered Insurance Subsidiary’s most recently filed Annual Statement.
          (y) “Debenture Trustee” means [___], as trustee pursuant to the Base Indenture, or its successor in interest in such capacity, or any successor trustee appointed as provided in the Base Indenture.
          (z) “Dividend Declaration Date” has the meaning specified in Section 5(a).
          (aa) “Dividend Parity Stock” means all classes or series of stock of the Corporation (other than the Series [C] Preferred Stock) ranking on parity with the Series [C] Preferred Stock as to payment of dividends.
          (bb) “Dividend Payment Date” has the meaning specified in Section 4(a).
          (cc) “Dividend Period” has the meaning specified in Section 4(a).
          (dd) “Dividend Record Date” has the meaning specified in Section 4(a).
          (ee) “DTC” means The Depository Trust Company.

4

          (ff) “Excess Proceeds Remarketing Amount” means, with respect to each Unsecured Note being remarketed in a Remarketing, an amount equal to the excess, if any, of (i) the gross proceeds of such Remarketing attributable to such Unsecured Note over (ii) the sum of (A) the Remarketing Fee attributable to such Unsecured Note and (B) the Par Proceeds Remarketing Amount attributable to such Unsecured Note.
          (gg) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (hh) “Exchange Date” means the Dividend Payment Date immediately preceding the Initial Stock Purchase Date.
          (ii) “Failed Remarketing” means a Remarketing that is not Successful.
          (jj) “Fifth Remarketing Settlement Date Period” means the period that begins on, and includes, the fifth (5th) Business Day immediately preceding the Fourth Delayed Stock Purchase Date and ends on, and includes, the Fourth Delayed Stock Purchase Date.
          (kk) “Final Failed Remarketing” means the occurrence of a Remarketing whose Applicable Stock Purchase Date is the Fourth Delayed Stock Purchase Date, which Remarketing is a Failed Remarketing.
          (ll) “Final Quarter End Test Date” and “Preliminary Quarter End Test Date” mean, with respect to a Dividend Payment Date in the relevant month indicated under “Dividend Payment Date” in the table set forth below, the related date indicated under “Final Quarter End Test Date” or “Preliminary Quarter End Test Date,” respectively, in such table:

Dividend	Preliminary	Final
Payment Date	Quarter End Test Date	Quarter End Test Date
In March	The June 30 preceding such Dividend Payment Date	The December 31 preceding such Dividend Payment Date

In June	The September 30 preceding such Dividend Payment Date	The March 31 preceding such Dividend Payment Date

In September	The December 31 preceding such Dividend Payment Date	The June 30 preceding such Dividend Payment Date

In December	The March 31 preceding such Dividend Payment Date	The September 30 preceding such Dividend Payment Date

5

          (mm) “First Delayed Stock Purchase Date” means the date that is three (3) calendar months after the Initial Stock Purchase Date, determined in accordance with Section 15. [NB: The language proposed did not work in leap years.]
          (nn) “First Remarketing Settlement Date Period” means the period that begins on, and includes, the fifth (5th) Business Day immediately preceding the Initial Stock Purchase Date and ends on, and includes, the Initial Stock Purchase Date.
          (oo) [Insert this definition only for double tranche Unsecured Notes] “First Tranche Unsecured Note” means an unsecured note of the Corporation, designated as “[___],” that will be issued pursuant to the Base Indenture as provided in Section 9, which First Tranche Unsecured Note shall have a stated maturity of [___] and have such other terms set forth in Section 9.
          (pp) [Insert this definition only for double tranche Unsecured Notes] “First Tranche Unsecured Note Interest Rate” means, as of any time, the rate at which interest accrues, in accordance with Section 9, on the First Tranche Unsecured Notes.
          (qq) “Fourth Delayed Stock Purchase Date” means the date that is three (3) calendar months after the Third Delayed Stock Purchase Date, determined in accordance with Section 15.
          (rr) “Fourth Remarketing Settlement Date Period” means the period that begins on, and includes, the fifth (5th) Business Day immediately preceding the Third Delayed Stock Purchase Date and ends on, and includes, the Third Delayed Stock Purchase Date.
          (ss) “General Account Admitted Assets” means, as to an Insurance Subsidiary as of any Year End, an amount equal to (A) the total admitted assets of such Insurance Subsidiary as reflected on the statutory balance sheet included in its Annual Statement as of such Year End minus (B) the separate account assets reflected on such statutory balance sheet.
          (tt) “Holder” means (i) prior to the Exchange Date, either (A) in the case of any share of Separate Series [C] Preferred Stock, any Person in whose name such share is registered; or (B) in the case of any share of Series [C] Preferred Stock that forms part of any Common Equity Unit, any Person in whose name such Common Equity Unit is registered; and (ii) from and after the Exchange Date, either (A) in the case of any Separate Unsecured Note, any Person in whose name such Separate Unsecured Note is registered; or (B) in the case of any Unsecured Note that forms part of any Common Equity Unit, any Person in whose name such Common Equity Unit is registered [Insert for double tranche Unsecured Notes: “For purposes hereof, the Holder of an Unsecured Note shall be deemed to be a Holder of such Unsecured Note’s constituent Component Unsecured Notes.”]
          (uu) “Indemnification Security Agreement” means the Indemnification Security Agreement, dated as of [___], by and among the Corporation, ALICO Holdings LLC, [___], in its capacity as Securities Intermediary thereunder, [___],

6

as Pledge Collateral Agent thereunder and, for certain limited purposes, [___], in its capacity as Stock Purchase Contract Agent under the Pledge Agreement.
          (vv) “Initial Stock Purchase Date” means [Insert for Series C: “the Initial Scheduled First Stock Purchase Date (as defined in the Stock Purchase Contract Agreement).”] [Insert for Series D and E: “the later of (1) the date that is six (6) calendar months after the “[First][Second] Stock Purchase Date” (as defined in the Stock Purchase Contract Agreement), determined in accordance with Section 15; and (2) the Initial Scheduled [Second][Third] Stock Purchase Date (as defined in the Stock Purchase Contract Agreement).”]
          (ww) “Initial Unsecured Note Interest Rate” means a rate per annum equal to the greater of (A) the Dividend Rate and (B) the Adjusted Federal Rate applicable on the Exchange Date.
          (xx) “Insurance Subsidiary” means a subsidiary of the Corporation that is organized under the laws of any state in the United States and is licensed as a life insurance company in such state in the United States, but does not include any subsidiary of an Insurance Subsidiary.
          (yy) “Interest Make-Whole” means, with respect to [Insert for double tranche Unsecured Notes:“Component”] Unsecured Notes to be offered for resale in a Remarketing, an amount equal to the unpaid interest on such [Insert for double tranche Unsecured Notes:“Component”] Unsecured Notes that will have accrued to, but not including, the Applicable Stock Purchase Date of such Remarketing; provided, however, that if the Remarketing Settlement Date of such Remarketing is after the close of business on a record date for the payment of interest on such [Insert for double tranche Unsecured Notes:“Component”] Unsecured Notes and on or before the next succeeding interest payment date for such [Insert for double tranche Unsecured Notes:“Component”] Unsecured Notes, then the Interest Make-Whole of such [Insert for double tranche Unsecured Notes:“Component”] Unsecured Notes shall be an amount equal to zero (0).
          (zz) “Junior Stock” means the Common Stock, the Series A Junior Participating Preferred Stock, the Series [B] Participating Preferred Stock and any other class or series of stock of the Corporation, other than, Series [C] Preferred Stock, that ranks junior to Series [C] Preferred Stock either or both as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
          (aaa) “Liquidation Preference” has the meaning specified in Section 6(b).
          (bbb) “Liquidation Preference Amount” has the meaning specified in Section 4(a).
          (ccc) “Model Act” means the NAIC Risk-Based Capital (RBC) for Insurers Model Act as included in the NAIC’s Model Laws, Regulations and Guidelines as of June 15, 2006 and as thereafter amended, modified or supplemented.

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          (ddd) “NAIC” means the National Association of Insurance Commissioners.
          (eee) “New Common Equity Amount” means, as of any date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuances) received by the Corporation from new issuances of Common Stock (whether in one or more public offerings registered under the Securities Act or private placements or other transactions exempt from registration under the Securities Act) during the period commencing on the ninetieth (90th) day prior to such date, which net proceeds have not, prior to such date, been used to pay, or declared for payment of, any dividends on shares of Preferred Stock whose dividends have been restricted pursuant to restrictions substantially similar to those contained in Section 5.
          (fff) “Nonpayment Event” has the meaning specified in Section 8(b).
          (ggg) “Normal Common Equity Unit” has the meaning specified in the Stock Purchase Contract Agreement.
          (hhh) “Number of Months” has the meaning specified in Section 15.
          (iii) The term “open of business” on any day means 9:00 A.M., New York City time, on such day.
          (jjj) “Parity Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series [D] Preferred Stock and the Series [E] Preferred Stock and any class or series of stock of the Corporation, other than Series [C] Preferred Stock, that ranks equally with the Series [C] Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
          (kkk) “Par Proceeds Remarketing Amount” means, in connection with a Remarketing, an amount, for each Unsecured Note being remarketed in such Remarketing, equal to 100% of the aggregate principal amount of such Unsecured Note.
          (lll) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.
          (mmm) “Pledge Agreement” means the Pledge Agreement, dated as of [___], 2010, among the Corporation, [___], as Collateral Agent, Custodial Agent and Securities Intermediary (each as defined in the Stock Purchase Contract Agreement), and [___], as Stock Purchase Contract Agent and attorney-in-fact for the holders of the Stock Purchase Contracts, as amended or supplemented from time to time.
          (nnn) “Pledged Common Equity Units” means Common Equity Units that are pledged under the Indemnification Security Agreement to secure the obligations set forth in the Indemnification Security Agreement.

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          (ooo) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series [C] Preferred Stock.
          (ppp) “Preferred Stock Directors” has the meaning specified in Section 8(b).
          (qqq) “Purchase Price” has the meaning specified in the Stock Purchase Contract Agreement.
          (rrr) “Put Consideration” has the meaning specified in Section 10(d)(i).
          (sss) “Put Right” has the meaning specified in Section 10(d)(i).
          (ttt) “Quarter End” means the last day of each fiscal quarter of the Corporation (which, at the date hereof, is each March 31, June 30, September 30 and December 31 of each calendar year).
          (uuu) “Reference Date” has the meaning specified in Section 15.
          (vvv) “Remarketing” means a remarketing of the [Insert for double tranche Unsecured Notes: “Component”] Unsecured Notes pursuant to Section 10 and the related Remarketing Agreement.
          (www) “Remarketing Agent” means, as to a Remarketing and related Remarketing Agreement, the remarketing agent and any successor or replacement remarketing agent for such Remarketing, as appointed by the Corporation pursuant to Section 10(a)(iii).
          (xxx) “Remarketing Agreement” means, with respect to a Remarketing, the remarketing agreement entered into among the Corporation, the Stock Purchase Contract Agent and the Remarketing Agent pursuant to Section 10(a)(iii) with respect to such Remarketing.
          (yyy) “Remarketing Fee” means, as to the Remarketing Agent and a Remarketing, the fee of the Remarketing Agent for such Remarketing, as provided for in the related Remarketing Agreement.
          (zzz) “Remarketing Settlement Date” means, for any Remarketing, the date on which, in accordance herewith, the purchase and sale of the [Insert for double tranche Unsecured Notes: “Component”] Unsecured Notes that are subject to such Remarketing close and delivery of such [Insert for double tranche Unsecured Notes: “Component”] Unsecured Notes is made against payment therefor [Insert for double tranche Unsecured Notes: “; provided, however, that the First Tranche Unsecured Notes cannot have a Remarketing Settlement Date that is different from the Remarketing Settlement Date of the Second Tranche Unsecured Notes”].

9

          (aaaa) “Reset Cap” means a rate per annum equal to the sum of (1) the prevailing market yield per annum, as determined by the Remarketing Agent, of the benchmark U.S. Treasury Security having a remaining maturity that most closely corresponds to the remaining maturity of the [Insert for double tranche Unsecured Notes: “applicable tranche of Component”] Unsecured Notes; and (2) 750 basis points.
          (bbbb) “Reset Rate” has the meaning set forth in Section 10(b).
          (cccc) “Second Delayed Stock Purchase Date” means the date that is three (3) calendar months after the First Delayed Stock Purchase Date, determined in accordance with Section 15.
          (dddd) “Second Remarketing Settlement Date Period” means the period that begins on, and includes, the fifth (5th) Business Day immediately preceding the First Delayed Stock Purchase Date and ends on, and includes, the First Delayed Stock Purchase Date.
          (eeee) [Insert this definition only for double tranche Unsecured Notes] “Second Tranche Unsecured Note” means an unsecured note of the Corporation, designated as “[___],” that will be issued pursuant to the Base Indenture as provided in Section 9, which First Tranche Unsecured Note shall have a stated maturity of [___] and have such other terms set forth in Section 9.
          (ffff) [Insert this definition only for double tranche Unsecured Notes] “Second Tranche Unsecured Note Interest Rate” means, as of any time, the rate at which interest accrues, in accordance with Section 9, on the Second Tranche Unsecured Notes.
          (gggg) “Securities Act” means the Securities Act of 1933, as amended.
          (hhhh) “Senior Stock” means all Preferred Stock that ranks senior to the Series [C] Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
          (iiii) “Separate Series [C] Preferred Stock” means any share of Series [C] Preferred Stock not forming part of any Common Equity Unit.
          (jjjj) “Separate Unsecured Notes” means Unsecured Notes not forming part of any Common Equity Unit.
          (kkkk) “Series A Junior Participating Preferred Stock” means the Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Corporation.
          (llll) “Series [B] Participating Preferred Stock” means the Series [B] Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, of the Corporation.

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          (mmmm) “Series A Preferred Stock” means the Floating Rate Non-Cumulative Preferred Stock, Series A, par value $0.01 per share, of the Corporation.
          (nnnn) “Series B Preferred Stock” means the 6.50% Non-Cumulative Preferred Stock, Series B, par value $0.01 per share, of the Corporation.
          (oooo) “Series [D] Preferred Stock” means the [___]% Preferred Stock, Series [D], par value $0.01 per share, of the Corporation.
          (pppp) “Series [E] Preferred Stock” means the [___]% Preferred Stock, Series [E], par value $0.01 per share, of the Corporation.
          (qqqq) “Stock Purchase Contract” has the meaning specified in the Stock Purchase Contract Agreement.
          (rrrr) “Stock Purchase Contract Agent” means [___], solely in its capacity as stock purchase contract agent and any successor thereto as stock purchase contract agent, under the Stock Purchase Contract Agreement.
          (ssss) “Stock Purchase Contract Agreement” means the Stock Purchase Contract Agreement, dated as of [___], between the Corporation and the Stock Purchase Contract Agent, as amended or supplemented from time to time.
          (tttt) “Successful” means, with respect to a Remarketing, that (1) such Remarketing was conducted in accordance with Section 10; (2) no later than 4:00 P.M., New York City time, on the Remarketing Settlement Date of such Remarketing, each [Insert for double tranche Unsecured Notes:“Component”] Unsecured Note that is subject to such Remarketing has been sold by the applicable Remarketing Agent; (3) the aggregate cash gross proceeds from such sale have been delivered to such Remarketing Agent no later than 4:00 P.M., New York City time, on such Remarketing Settlement Date; and (4) such aggregate cash gross proceeds are not less than the Successful Remarketing Gross Proceeds Amount for such Remarketing.
          (uuuu) “Successful Remarketing Gross Proceeds Amount” has the meaning set forth in Section 10(a)(iii)(1).
          (vvvv) “Third Delayed Stock Purchase Date” means the date that is three (3) calendar months after the month of the Second Delayed Stock Purchase Date, determined in accordance with Section 15.
          (wwww) “Third Remarketing Settlement Date Period” means the period that begins on, and includes, the fifth (5th) Business Day immediately preceding the Second Delayed Stock Purchase Date and ends on, and includes, the Second Delayed Stock Purchase Date.
          (xxxx) “Total Adjusted Capital” has the meaning specified in subsection M of Section 1 (or the relevant successor section, if any) of the Model Act.

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          (yyyy) “Trailing Four Quarters Consolidated Net Income Amount” means, for any period ending on a Quarter End, the sum of the Consolidated Net Income Amounts each of the Corporation’s four (4) consecutive fiscal quarters ending as of such Quarter End, with losses being treated as negative numbers for such purpose.
          (zzzz) “Treasury Rate” means, with respect to any redemption date for [Insert for single tranche Unsecured Notes: “an Unsecured Note”] [Insert for double tranche Unsecured Notes: “a Component Unsecured Note”] to be redeemed, the prevailing market yield per annum of the benchmark U.S. Treasury Security having a remaining maturity, as of such redemption date, that most closely corresponds to the stated maturity of such [Insert for double tranche Unsecured Notes: “Component”] Unsecured Note. The Treasury Rate shall be calculated on the third (3rd) Business Day preceding such redemption date.
          (aaaaa) “U.S. GAAP” means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.
          (bbbbb) “Unsecured Note” means [Insert for single tranche Unsecured Notes: “an unsecured note of the Corporation, designated as “[___],” that will be issued pursuant to the Base Indenture as provided, and having the terms specified, in Section 9.”] [Insert for double tranche Unsecured Notes: “a unit security of the Corporation, with each such unit having an aggregate principal amount of one thousand dollars ($1,000) and consisting of (i) a First Tranche Unsecured Note having a principal amount of [___] dollars ($[___]); and (ii) a Second Tranche Unsecured Note having a principal amount of [___] dollars ($[___]).”]
          (ccccc) “Unsecured Note Interest Payment Date” means (i) prior to the Actual Stock Purchase Date, each March 15, June 15, September 15 and December 15 of each year; and (ii) on an after the Actual Stock Purchase Date, each March 15 and September 15 of each year.
          (ddddd) “Unsecured Note Interest Rate” [Insert for single tranche Unsecured Notes: “means, as of any time, the rate at which interest accrues, in accordance with in Section 9, on the Unsecured Notes”] [Insert for double tranche Unsecured Notes: “means the First Tranche Unsecured Note Interest Rate and the Second Tranche Unsecured Note Interest Rate”].
          (eeeee) “Unsecured Note Interest Record Date” means, with respect to an Unsecured Note Interest Payment Date, the fifteenth (15th) calendar day immediately preceding such Unsecured Note Interest Payment Date or such other date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than sixty (60) nor less than ten (10) days prior to such Unsecured Interest Payment Date.
          (fffff) “Unsecured Note Redemption Price” means, with respect to each [Insert for double tranche Unsecured Notes: “Component”] Unsecured Note to be redeemed on a redemption date, the sum of (1) the greater of (A) the principal amount of

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such [Insert for double tranche Unsecured Notes: “Component”] Unsecured Note; and (B) the present value, as of such redemption date, of all remaining scheduled principal and interest payments on such [Insert for double tranche Unsecured Notes: “Component”] Unsecured Note from, but excluding, such redemption date through, and including, the stated maturity date of such [Insert for double tranche Unsecured Notes: “Component”] Unsecured Note (for avoidance of doubt, not including any portion of such payments of interest that have accrued as of such redemption date), such present value to be calculated using discounting, on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months, at a discount rate equal to the lesser of (i) the Treasury Rate plus fifty (50) basis points and (ii) fifteen percent (15%); and (2) (without duplication) unpaid interest that has accrued on such [Insert for double tranche Unsecured Notes: “Component”] Unsecured Note to, but excluding, such redemption date; provided, however, that if such redemption date is after the record date for a payment of interest on such [Insert for double tranche Unsecured Notes: “Component”] Unsecured Note and on or before the next interest payment date of such [Insert for double tranche Unsecured Notes: “Component”] Unsecured Note, then (x) such payment of interest shall, notwithstanding such redemption, be made, on such interest payment date, to the holder of record of such [Insert for double tranche Unsecured Notes: “Component”] Unsecured Note as of the close of business on such record date; (y) such present value in clause (1)(B) above shall be calculated excluding such payment of interest; and (z) clause (2) above will be deemed to be equal to zero (0). Notwithstanding anything herein to the contrary, the present value to be calculated pursuant to clause (1)(B) above shall be calculated assuming that the Unsecured Note Interest Rate [Insert for double tranche Unsecured Notes: “of such tranche of Component Unsecured Notes”] in effect at the open of business on the applicable redemption date will not thereafter be changed.
          (ggggg) “Voting Parity Preferred Stock” has the meaning specified in Section 8(b).
          (hhhhh) “Year End” means the last day of each fiscal year of the Corporation.
          Section 4. Dividends.
          (a) Rate. Holders of Series [C] Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends at the annual rate of three percent (3.00%) (the “Dividend Rate”) applied to the liquidation preference amount of one thousand dollars ($1,000) per share (such amount, the “Liquidation Preference Amount”) of Series [C] Preferred Stock. Such dividends shall be payable quarterly in arrears (as provided below in this Section 4(a)), but only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on each March 15, June 15, September 15 and December 15 (each, a “Dividend Payment Date”), commencing on the first date that is (i) at least three (3) calendar months after the Closing Date; and (ii) is a March 15, June 15, September 15 or December 15; provided, however, that if any such Dividend Payment Date would otherwise occur on a day that is

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not a Business Day, then such Dividend Payment Date shall instead be (and any dividend payable on Series [C] Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day. Dividends on Series [C] Preferred Stock shall not be cumulative. Holders of Series [C] Preferred Stock shall not be entitled to receive any dividends not declared by the Board of Directors or a duly authorized committee of the Board of Directors, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared. Notwithstanding anything herein to the contrary, no dividends shall accrue on the Series [C] Preferred Stock from and after the Exchange Date.
          Dividends that are payable on Series [C] Preferred Stock on any Dividend Payment Date will be payable, out of funds legally available therefor, to holders of record of Series [C] Preferred Stock as they appear on the stock records of the Corporation on the applicable record date, which shall be the fifteenth (15th) calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than sixty (60) nor less than ten (10) days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
          Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the date of original issue of the Series [C] Preferred Stock) and shall end on, but exclude, the next Dividend Payment Date. Dividends payable on the Series [C] Preferred Stock in respect of any Dividend Period shall be computed by the Corporation on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable in respect of a Dividend Period shall be payable in arrears (i.e., on the first Dividend Payment Date after such Dividend Period).
          (b) Priority of Dividends. So long as any shares of Series [C] Preferred Stock remain outstanding during any Dividend Period, unless the full dividends for the latest completed Dividend Period (or, if no Series A Preferred Stock or Series B Preferred Stock were outstanding during such Dividend Period, full dividends for the last four (4) consecutive completed Dividend Periods) on all outstanding shares of Series [C] Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), no dividend shall be declared or paid on any shares of Junior Stock (other than a dividend payable solely in Junior Stock) and no Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock and other than through the use of the proceeds of a substantially contemporaneous sale of Junior Stock).
          When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period relating to such Dividend Date)

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upon the Series [C] Preferred Stock and any shares of Parity Stock, all dividends declared on the Series [C] Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends per share shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series [C] Preferred Stock and all Parity Stock otherwise payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other (subject to applicable Delaware law restricting the declaration, payment or distribution of dividends out of funds or property legally available therefor).
          Section 5. Mandatory Suspension of Dividends.
          (a) Tests for Suspension. Notwithstanding Section 4(a), neither the Board of Directors nor any committee of the Board of Directors may declare dividends on the Series [C] Preferred Stock for payment on any Dividend Payment Date in an aggregate amount exceeding the New Common Equity Amount as of the date of declaration (the “Dividend Declaration Date”) for such Dividend Payment Date if:
     (i) the Covered Insurance Subsidiaries’ Most Recent Weighted Average NAIC RBC Ratio was less than one hundred and seventy five percent (175%) (subject to Section 5(d)(iii)); or
     (ii) (x) the Trailing Four Quarters Consolidated Net Income Amount for the period ending on the Preliminary Quarter End Test Date for such Dividend Payment Date is zero (0) or a negative amount and (y) the Adjusted Stockholders’ Equity Amount as of each of the Preliminary Quarter End Test Date and the Final Quarter End Test Date for such Dividend Payment Date has declined by ten percent (10%) or more as compared to the Adjusted Stockholders’ Equity Amount as of the tenth (10th) Quarter End prior to such Final Quarter End Test Date (such date for such Dividend Payment Date and related Final Quarter End Test Date, the “Benchmark Quarter End Test Date”).
          Additionally, and without limiting the foregoing provisions of this Section 5(a), if the Corporation has failed the test in Section 5(a)(ii) as to a prior Dividend Payment Date, then neither the Board of Directors nor any committee of the Board of Directors may declare dividends on the Series [C] Preferred Stock for payment thereafter in an aggregate amount exceeding the New Common Equity Amount as of the Dividend Declaration Date for such prior Dividend Payment Date until the Dividend Declaration Date for the first Dividend Payment Date for which, as of the related Final Quarter End Test Date, the Adjusted Stockholders’ Equity Amount has increased or has declined by less than ten percent (10%), in either case as compared to the Adjusted Stockholders’

15

Equity Amount as of the Benchmark Quarter End Test Date for such prior Dividend Payment Date.
          (b) Potential Dividend Suspension Notice. If, as of the Preliminary Quarter End Test Date for any Dividend Payment Date, (x) the Trailing Four Quarters Consolidated Net Income Amount for the period ending on such Preliminary Quarter End Test Date is zero (0) or a negative amount and (y) the Adjusted Stockholders’ Equity Amount as of such Preliminary Quarter End Test Date has declined by ten percent (10%) or more as compared to the Adjusted Stockholders’ Equity Amount as of the Benchmark Quarter End Test Date for such Dividend Payment Date, then the Corporation shall give notice of such circumstance by first class mail, postage prepaid, addressed to the Holders at their respective last addresses appearing on the records of the Corporation, and shall file a copy of such notice on Form 8-K with the Commission (or, if the Corporation is not then a reporting company under the Exchange Act, post a copy of such notice on the Corporation’s website), not later than the first (1st) Dividend Payment Date following such Preliminary Quarter End Test Date. Such notice shall (i) set forth the Trailing Four Quarters Consolidated Net Income Amount for the period ending on such Preliminary Quarter End Test Date and the Adjusted Stockholders’ Equity Amount as of such Preliminary Quarter End Test Date and as of the Benchmark Quarter End Test Date, and (ii) state that the Corporation may be precluded by the terms of the Series [C] Preferred Stock from declaring and paying dividends on such Dividend Payment Date unless the Corporation, through the generation of earnings or issuance of new common equity, increases its Adjusted Stockholders’ Equity Amount by an amount specified in such notice by the second Quarter End after the date of such notice. The Corporation need not give any notice under this Section 5(b) during any period in which the Corporation’s ability to declare and pay dividends is limited by reason of the application of Section 5(a).
          (c) Dividend Suspension Notice. No later than the fifteenth (15th) day prior to each Dividend Payment Date for which dividends are being suspended by reason of the tests set forth in Section 5(a), the Corporation shall give notice of such suspension by first class mail, postage prepaid, addressed to the Holders at their respective last addresses appearing on the books of the Corporation, and shall file a copy of such notice on Form 8-K with the Commission (or, if the Corporation is not then a reporting company under the Exchange Act, post a copy of such notice on the Corporation’s website). Such notice, in addition to stating that dividends will be suspended, shall (i) if dividends are suspended by reason of the test set forth in Section 5(a)(i), state that the Covered Insurance Subsidiaries’ Most Recent Weighted Average NAIC RBC Ratio is less than one hundred and seventy five percent (175%) and (ii) if such suspension is by reason of the test set forth in Section 5(a)(ii), set forth the Adjusted Stockholders’ Equity Amount as of the most recent Quarter End and the amount by which the Adjusted Stockholders’ Equity Amount must increase in order for declaration and payment of dividends to be resumed.
          (d) Interpretive Provisions; Qualifications, Etc. Notwithstanding anything herein to the contrary:

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     (i) Neither the Board of Directors nor a committee of the Board of Directors may declare dividends on any date that (w) in the case of a Dividend Declaration Date relating to a Dividend Payment Date in March in any year, is before March 5 in such year; (x) in the case of a Dividend Declaration Date relating to a Dividend Payment Date in June in any year, is before May 15 in such year; (y) in the case of a Dividend Declaration Date relating to a Dividend Payment Date in September in any year, is before August 15 in such year; and (z) in the case of a Dividend Declaration Date relating to a Dividend Payment Date in December in any year, is before November 15 in such year.
     (ii) Except as expressly provided otherwise in this Section 5 or in Section 3, all references in this Section 5 to financial statements of the Corporation shall be deemed to be to financial statements prepared in accordance with U.S. GAAP, consistently applied, and, for so long as the Corporation is a reporting company under the Exchange Act, filed by the Corporation with the Commission under the Exchange Act. If at any relevant time or for any relevant period the Corporation is not a reporting company under the Exchange Act, then (x) for all relevant dates and periods, the Corporation shall prepare and post on its website the financial statements that it would have been required to file with the Commission had it continued to be a reporting company under the Exchange Act, in each case on or before the dates that the Corporation would have been required to file such financial statements with the Commission under the Exchange Act had it continued to be an “accelerated filer” within the meaning of Rule 12b-2 under the Exchange Act, and (y) the provisions of this Section 5 shall be read mutatis mutandis to give effect to such provision.
     (iii) The limitation on dividends provided for in Section 5(a)(i) shall be of no force and effect if, as of a Dividend Declaration Date, the combined total assets of the Insurance Subsidiaries do not account for twenty-five percent (25%) or more of the consolidated total assets of the Corporation as reflected on its most recent consolidated financial statements filed with the Commission or, in case Section 5(d)(ii) then applies, posted on the Corporation’s website.
     (iv) All financial terms used in this Section 5 that are not specifically defined, including financial terms used within the definitions of defined terms, shall be determined in accordance with U.S. GAAP as applied to and reflected in the related financial statements of the Corporation as of the relevant dates and for the relevant period, except as provided in the next sentence. If because of a change in U.S. GAAP that results in a cumulative effect of a change in accounting principle or a restatement:

17

     (x) the Consolidated Net Income Amount for a period is lower or higher than it would have been absent such change, then, for purposes of the calculations under Section 5(a)(ii) for the four (4) fiscal quarters of the Corporation commencing with the fiscal quarter for which such change in U.S. GAAP becomes effective, the Consolidated Net Income Amount shall be calculated on a pro forma basis without giving effect to such change in U.S. GAAP; or
     (y) the Adjusted Stockholders’ Equity Amount as of a Quarter End (whether or not a Preliminary Quarter End Test Date or a Final Quarter End Test Date) is lower or higher than it would have been absent such change, then, for purposes of the calculations under Section 5(a)(ii) and the last sentence of Section 5(a), the Adjusted Stockholders’ Equity Amount shall be calculated on a pro forma basis without giving effect to such change in U.S. GAAP, commencing with the first Quarter End as of which such change in U.S. GAAP becomes effective and continuing through (A) for purposes of Section 5(a)(ii), the tenth (10th) Quarter End thereafter, and (B) for purposes of the last sentence of Section 5(a), the Quarter End immediately preceding the first Dividend Payment Date for which the payment of dividends is not restricted by such sentence.
          Section 6. Liquidation Rights.
          (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders of Series [C] Preferred Stock shall be entitled to receive, per share of Series [C] Preferred Stock, out of the assets of the Corporation or proceeds thereof legally available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, in full an amount equal to the Liquidation Preference Amount per share, together with all dividends (if any) that have been declared but not paid prior to the date of payment of such distribution.
          (b) Partial Payment. If, in any distribution described in Section 6(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences in full to all holders of Series [C] Preferred Stock and all holders of any Parity Stock, then the amounts paid to the holders of Series [C] Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series [C] Preferred Stock and the holders of all such other Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of Preferred Stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including any

18

declared but unpaid dividends (and, in the case of any holder of stock other than Series [C] Preferred Stock and on which dividends accrue on a cumulative basis, any unpaid, accrued cumulative dividends, whether or not declared, as applicable).
          (c) Residual Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, if the Liquidation Preference has been paid in full to all holders of Series [C] Preferred Stock and all Parity Stock and Senior Stock, then the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
          (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series [C] Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the affairs of the Corporation.
          Section 7. No Redemption. The Series [C] Preferred Stock shall not be redeemable at the election of the Corporation; provided, however, that the Series [C] Preferred Stock shall be subject to mandatory exchange pursuant to Section 9.
          Section 8. Voting Rights.
          (a) General. The Holders of Series [C] Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
          (b) Right to Elect Two Directors Upon Nonpayment Events. If and whenever dividends on any shares of Series [C] Preferred Stock shall not have been declared and paid for at least six (6) Dividend Periods ending on or before the Exchange Date, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall automatically be increased by two (2) and the holders of Series [C] Preferred Stock, together with the holders of any outstanding shares of Dividend Parity Stock similarly entitled to vote for the election of a total of two (2) additional directors (“Voting Parity Preferred Stock”), voting together as a single class, shall be entitled to elect the two (2) additional directors (the “Preferred Stock Directors”); provided, however, that, as a condition to exercising such right to so elect such Preferred Stock Directors, the election of no such Preferred Stock Director shall cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which its securities may be listed) that listed companies must have a majority of independent directors.
          If the Holders of the Series [C] Preferred Stock, and such other holders of Voting Parity Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, then such directors shall be initially

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elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least twenty percent (20%) of the Series [C] Preferred Stock or of any other such series of Voting Parity Preferred Stock then outstanding, and at each subsequent annual meeting of stockholders of the Corporation at which time such Nonpayment Event shall be continuing. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series [C] Preferred Stock or Voting Parity Preferred Stock, and delivered to the Secretary of the Corporation, or as may otherwise be required by law.
          When dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series [C] Preferred Stock for at least four (4) Dividend Periods (whether or not consecutive) after a Nonpayment Event, then (1) such Nonpayment Event shall be deemed to have ceased; (2) the number of Dividend Periods in which dividends have not been declared and paid shall, for purposes of this Section 8, be reset to zero (0); (3) the right of the holders of Series [C] Preferred Stock to elect the Preferred Stock Directors on account of such Nonpayment Event shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event pursuant to this Section 8); (4) the terms of office of all the Preferred Stock Directors shall forthwith terminate; and (5) the number of directors constituting the Board of Directors shall automatically be reduced accordingly. For avoidance of doubt, “full” dividends on the Series [C] Preferred Stock shall in no event include any arrearage, or any dividends that would accrue on unpaid dividends, had dividends on the Series [C] Preferred Stock been cumulative.
          Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series [C] Preferred Stock and Voting Parity Preferred Stock, when they have the voting rights set forth above in this Section 8 (voting together as a single class). So long as a Nonpayment Event shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series [C] Preferred Stock and Voting Parity Preferred Stock, when they have the voting rights set forth above in this Section 8 (voting together as a single class). Each such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director must be taken only at a special meeting of such stockholders, called in the same manner as provided above for the initial election of Preferred Stock Directors after a Nonpayment Event. The Preferred Stock Directors shall each be entitled to one (1) vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director shall hold office until the next annual meeting of the stockholders or until his or her earlier death, resignation or removal, if such office shall not have previously terminated as above provided.
          (c) Other Voting Rights. So long as any shares of Series [C] Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least

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66 2/3% of the outstanding shares of Series [C] Preferred Stock and any Voting Parity Preferred Stock (subject to the last paragraph of this Section 8(c)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
     (i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series [C] Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;
     (ii) Amendment of Series [C] Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series [C] Preferred Stock, taken as a whole; or
     (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series [C] Preferred Stock (in each case other than the mandatory exchange pursuant to Section 9), or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series [C] Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series [C] Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 8(c), any increase in the amount of the authorized or issued Series [C] Preferred Stock or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock or other stock of the Corporation ranking equally with and/or junior to the Series [C] Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series [C] Preferred Stock, taken as a whole.

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          Notwithstanding anything herein to the contrary, if any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 8(c) would materially and adversely affect one or more but not all series of Voting Parity Preferred Stock (including the Series [C] Preferred Stock), then only the series as are materially and adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of Preferred Stock).
          (d) Changes for Clarification. Without the consent of the Holders of the Series [C] Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series [C] Preferred Stock, taken as a whole, the Corporation may, to the fullest extent permitted by law, amend, alter, supplement or repeal any terms of the Series [C] Preferred Stock:
     (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or
     (ii) to make any provision with respect to matters or questions arising with respect to the Series [C] Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.
          (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series [C] Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the By-Laws, applicable law and any national securities exchange or other trading facility on which the Series [C] Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series [C] Preferred Stock and any Voting Parity Preferred Stock has been cast or given on any matter on which the Holders of shares of Series [C] Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.
          Section 9. Mandatory Exchange.
          (a) Effectiveness of Exchange. Effective as of the open of business on the Exchange Date, each outstanding share of Series [C] Preferred Stock shall, automatically and without the act of any Holder, be exchanged, out of funds legally available therefor, for an Unsecured Note having a principal amount equal to the Liquidation Preference Amount of such share. On and after the Exchange Date, each outstanding share of Series [C] Preferred Stock shall cease to be outstanding, dividends on such share shall cease to accrue, and all rights of the Holder(s) of such share shall

22

terminate with respect to such share, other than the right to receive, upon delivery of such share to the Corporation or its registrar, an Unsecured Note having a principal amount equal to the Liquidation Preference Amount of such share in exchange therefor.
          (b) Terms of the Unsecured Notes. Each [Insert for double tranche Unsecured Notes: “Component”] Unsecured Note shall:
     (i) [Insert this clause (i) only for single tranche Unsecured Notes] have a stated maturity of [___];
     (ii) [Insert this clause (ii) only for double tranche Unsecured Notes] not be separable from the Unsecured Note of which such Unsecured Note forms part, except pursuant to Section 10(a)(ii);
     (iii) subject to Section 10, bear interest (which shall accrue from, and including, the Exchange Date and be payable in arrears on each Unsecured Note Interest Payment Date to holders of record of such [Insert for double tranche Unsecured Notes: “Component”] Unsecured Notes as of the close of business on the corresponding Unsecured Note Interest Record Date) at an initial rate per annum equal to the Initial Unsecured Note Interest Rate;
     (iv) be redeemable, at the Corporation’s option, in whole or in part and from time to time, for cash, at a price equal to the Unsecured Note Redemption Price of the [Insert for double tranche Unsecured Notes: “Component”] Unsecured Notes to be redeemed, on any date or dates, selected by the Corporation, which date or dates shall not be before the Actual Stock Purchase Date; provided, however, that the Corporation shall provide a notice of each such redemption to the holders of the [Insert for double tranche Unsecured Notes: “Component”] Unsecured Notes to be redeemed no less than thirty (30) nor more than ninety (90) days before the date of such redemption; [Insert for double tranche Unsecured Notes: “provided further that the First Tranche Unsecured Notes may be so redeemed independently of the Second Tranche Unsecured Notes, and the Second Tranche Unsecured Notes may be so redeemed independently of the First Tranche Unsecured Notes;”]
     (v) constitute senior, unsecured obligations of the Corporation;
     (vi) provide for Remarketing thereof in accordance with Section 10; and
     (vii) be issued only in principal amounts that are an integral multiple of one thousand dollars ($1,000).

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          Section 10. Remarketing and Reset Mechanics. The terms of the Unsecured Notes shall provide for the following:
          (a) Obligation to Conduct Remarketing and Related Requirements.
     (i) Except as provided in the immediately following sentence, there shall, in accordance herewith, occur, after the Exchange Date, a Remarketing of the [Insert for double tranche Unsecured Notes: “Component”] Unsecured Notes, the Remarketing Settlement Date of which Remarketing shall occur during the First Remarketing Settlement Date Period; provided, however, that if such Remarketing is a Failed Remarketing, then there shall, in accordance herewith, occur a second Remarketing of the [Insert for double tranche Unsecured Notes: “Component”] Unsecured Notes, the Remarketing Settlement Date of which Remarketing shall occur during the Second Remarketing Settlement Date Period; provided further that if such second Remarketing is a Failed Remarketing, then there shall, in accordance herewith, occur a third Remarketing of the [Insert for double tranche Unsecured Notes: “Component”] Unsecured Notes, the Remarketing Settlement Date of which Remarketing shall occur during the Third Remarketing Settlement Date Period; provided further that if such third Remarketing is a Failed Remarketing, then there shall, in accordance herewith, occur a fourth Remarketing of the [Insert for double tranche Unsecured Notes: “Component”] Unsecured Notes, the Remarketing Settlement Date of which Remarketing shall occur during the Fourth Remarketing Settlement Date Period; provided further that if such fourth Remarketing is a Failed Remarketing, then there shall, in accordance herewith, occur a fifth Remarketing of the [Insert for double tranche Unsecured Notes: “Component”] Unsecured Notes, the Remarketing Settlement Date of which Remarketing shall occur during the Fifth Remarketing Settlement Date Period. Notwithstanding anything herein to the contrary, in no event shall the Corporation be obligated (but the Corporation may, in its sole discretion, nonetheless elect) to conduct a Remarketing at any time when no Normal Common Equity Units are outstanding, and a Final Failed Remarketing shall be deemed not to occur (and no Put Right shall arise) if the Corporation elects, in accordance with this sentence, not to conduct a Remarketing.
     (ii) [Insert this subsection for double tranche Unsecured Notes] In each Remarketing, the Component Unsecured Notes forming part of the Unsecured Notes that are to be included in such Remarketing shall be separated from such Unsecured Notes and shall be separately remarketed in such Remarketing. For avoidance of doubt, each tranche of Component Unsecured Notes may be sold to different Persons and at different prices. The closing of the purchase and sale of each tranche of Component Unsecured Notes in a Remarketing shall occur on the same Remarketing Settlement Date and shall be conditioned upon each other.

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     (iii) The Corporation shall appoint a nationally recognized investment banking firm as Remarketing Agent and enter into a Remarketing Agreement at least thirty (30) days prior to the Applicable Stock Purchase Date. The Corporation may appoint different Remarketing Agents for Remarketings with different Applicable Stock Purchase Dates, provided that the Corporation shall appoint a Remarketing Agent and cause the related Remarketing Agreement to be in effect for the period commencing not less than thirty (30) days prior to the related Applicable Stock Purchase Date and ending no earlier than the earlier of (A) such Applicable Stock Purchase Date and (B) the determination, in accordance with this Section 10, that the related Remarketing is a Successful Remarketing or Failed Remarketing. Each Remarketing Agreement shall include such terms, conditions and other provisions as the Corporation and the applicable Remarketing Agent may agree between themselves but shall in any event provide substantially to the following effect with respect to the applicable Remarketing:
     (1) that such Remarketing Agent will use its commercially reasonable efforts to obtain a cash price for the [Insert for double tranche Unsecured Notes:“Component”] Unsecured Notes to be remarketed in such Remarketing which results in gross proceeds equal to at least the sum of (I) the Remarketing Fee; (II) one hundred percent (100%) of the aggregate principal amount of such [Insert for double tranche Unsecured Notes:“Component”] Unsecured Notes; (III) the Interest Make-Whole of such [Insert for double tranche Unsecured Notes:“Component”] Unsecured Notes; and (IV) the product of five basis points (0.05%) and the aggregate principal amount of such [Insert for double tranche Unsecured Notes:“Component”] Unsecured Notes (such sum, the “Successful Remarketing Gross Proceeds Amount”);
     (2) that, subject to and in accordance with Section 10(b), such Remarketing Agent will reset the Unsecured Note Interest Rate [Insert for double tranche Unsecured Notes: “of each tranche of Component Unsecured Notes”] in order to give effect to clause (1) above;
     (3) that such Remarketing Agent will, if such Remarketing is Successful, deduct the Remarketing Fee from the gross proceeds of such Remarketing and remit any proceeds remaining after such deduction to or at the direction of the Stock Purchase Contract Agent, who will either apply such net proceeds (or will have given such Remarketing Agent instructions to remit such net proceeds in a manner that will result in their application) as follows (allocated to the [Insert for double tranche Unsecured Notes: “Component”] Unsecured Notes that participated in such

25

Remarketing on a pro rata basis in proportion to their principal amounts):
     (A) to the extent such net proceeds relate to Unsecured Notes that form part of any Normal Common Equity Unit(s), to pay such net proceeds, up to the aggregate Par Proceeds Remarketing Amount of such Unsecured Notes, to the Stock Purchase Contract Agent for application in accordance with the Stock Purchase Contract Agreement; and to pay the aggregate Excess Proceeds Remarketing Amount, if any, of such Unsecured Notes to the Holders of such Unsecured Notes; and
     (B) to the extent such net proceeds relate to Separate Unsecured Notes, to pay such net proceeds to the Holders of such Separate Unsecured Notes; and
     (4) that the Remarketing Fee for such Remarketing will be as agreed among the Corporation and such Remarketing Agent and set forth in the Remarketing Agreement.
     (iv) The Corporation shall use its commercially reasonable efforts to effect Remarketing of the [Insert for double tranche Unsecured Notes:“Component”] Unsecured Notes as set forth in this Section 10. In the sole judgment of the Corporation, the Corporation may elect to file, and cause to become effective, a registration statement under the Securities Act registering the sale of all [Insert for double tranche Unsecured Notes:“Component”] Unsecured Notes to be remarketed in a Remarketing, which registration statement shall be in a form that enables the Remarketing Agent to effect sales of such [Insert for double tranche Unsecured Notes:“Component”] Unsecured Notes in such Remarketing pursuant to such registration statement. If the Corporation shall not have so elected to file and make effective such a registration statement with respect to a Remarketing, then the Corporation and the Remarketing Agent shall use their commercially reasonable efforts to effect such Remarketing pursuant to Rule 144A under the Securities Act or another available exemption from the registration and prospectus-delivery requirements of the Securities Act.
          (b) Reset of Unsecured Note Interest Rate in Connection with Remarketings.
     (i) Subject to and in accordance with this Section 10, the applicable Remarketing Agent shall, in connection with a Remarketing, reset the Unsecured Note Interest Rate [Insert for double tranche Unsecured Notes: “of each tranche of Component Unsecured Notes (which reset Unsecured Note Interest Rates need not, but may, be equal to

26

each other)”] to a new rate (the “Reset Rate”), rounded to the nearest one-thousandth of one percent (0.001%) per annum, and [Insert for double tranche Unsecured Notes: “each”] such Reset Rate shall, if such Remarketing is Successful, apply to all [Insert for single tranche Unsecured Notes: “Unsecured Notes”] [Insert for double tranche Unsecured Notes: “Component Unsecured Notes of the applicable tranche”] (whether or not such [Insert for double tranche Unsecured Notes: “Component”] Unsecured Notes were included in such Remarketing) from, and including, the Remarketing Settlement Date of such Remarketing; provided, however, that:
     (1) if the Applicable Stock Purchase Date corresponding to such Remarketing is not the Fourth Delayed Stock Purchase Date, then [Insert for single tranche Unsecured Notes: “the Reset Rate shall in no event”] [Insert for double tranche Unsecured Notes: “none of the Reset Rates for such Remarketing shall”] exceed a rate per annum equal to the Reset Cap;
     (2) if such Applicable Stock Purchase Date is the Fourth Delayed Stock Purchase Date, then the Reset Cap shall not apply to [Insert for single tranche Unsecured Notes: “the”] [Insert for double tranche Unsecured Notes: “any”] Reset Rate for such Remarketing; and
     (3) [Insert for single tranche Unsecured Notes: “the Reset Rate shall in no event”] [Insert for double tranche Unsecured Notes: “none of the Reset Rates shall”] be less than zero percent (0%) per annum in connection with such Remarketing.
     (ii) If a Remarketing is Successful, then the applicable Remarketing Agent shall, no later than 4:30 P.M., New York City time, on the Remarketing Settlement Date for such Remarketing, notify the Corporation and the Stock Purchase Contract Agent that such Remarketing was Successful and the [Insert for single tranche Unsecured Notes: “Reset Rate”] [Insert for double tranche Unsecured Notes: “Reset Rates”] for such Remarketing.
     (iii) If a Remarketing is not Successful and is not a Final Failed Remarketing, then:
     (1) no [Insert for double tranche Unsecured Notes: “Component”] Unsecured Notes shall be sold in such Remarketing;
     (2) [Insert for single tranche Unsecured Notes: “the Unsecured Note Interest Rate shall not”] [Insert for double tranche

27

Unsecured Notes: “none of the Unsecured Note Interest Rates shall”] be changed in connection with such Remarketing (it being understood that the Unsecured Note Interest Rate[Insert for double tranche Unsecured Notes: “s”] may, in accordance with the provisions hereof, be changed in connection with a subsequent Remarketing that is Successful); and
     (3) the Corporation and the applicable Remarketing Agent shall attempt another Remarketing in accordance with, and subject to, Section 10(a)(i).
     (iv) If a Remarketing is a Final Failed Remarketing, then:
     (1) no [Insert for double tranche Unsecured Notes: “Component”] Unsecured Notes shall be sold in such Remarketing;
     (2) no subsequent Remarketing shall take place;
     (3) [Insert for single tranche Unsecured Notes: “the Unsecured Note Interest Rate shall not”] [Insert for double tranche Unsecured Notes: “none of the Unsecured Note Interest Rates shall”] be changed in connection with such Remarketing;
     (4) subject to the provisions of the Pledge Agreement and, in the case of any Unsecured Note that forms part of any Pledged Common Equity Units, the Indemnification Security Agreement, each Unsecured Note that was included in such Final Failed Remarketing and that is part of any Normal Common Equity Unit shall, if the Holder thereof has exercised its Put Right with respect to such Unsecured Note in accordance herewith, be transferred to the Corporation pursuant to Section 10(d), and the portion of the Put Consideration equal to the principal amount of such Unsecured Note shall be applied, by the Stock Purchase Contract Agent, in full satisfaction of the obligations of such Holder under the related Stock Purchase Contracts to pay the related Purchase Price; and
     (5) each Unsecured Note that was included in such Final Failed Remarketing shall, if the Holder thereof has not exercised its Put Right with respect to such Unsecured Note in accordance herewith, be returned to such Holder thereof in accordance with the Stock Purchase Contract Agreement, the Pledge Agreement and, in the case of Unsecured Notes forming part of Pledged Common Equity Units, the Indemnification Security Agreement.

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          (c) Remarketing Procedures.
     (i) The Stock Purchase Contract Agreement provides that the Stock Purchase Agent shall give Holders (as defined therein) of Common Equity Units, and the Corporation shall give Holders of Separate Unsecured Notes, and each shall request that DTC give to its participants holding Common Equity Units or Separate Unsecured Notes, notice of a Remarketing at least twenty (20) Business Days prior to the related Applicable Stock Purchase Date. Such notice will set forth:
     (1) the procedures a beneficial owner must follow if it holds its Unsecured Notes as a component of a Normal Common Equity Unit to elect not to participate in such Remarketing, and the date by which such election must be made;
     (2) the procedures a beneficial owner must follow if it holds Separate Unsecured Notes to elect to participate in such Remarketing; and
     (3) if the Applicable Stock Purchase Date corresponding to such Remarketing is the Fourth Delayed Stock Purchase Date, the procedures a beneficial owner of Normal Common Equity Units must follow in the event such Remarketing is a Failed Remarketing in order to elect not to exercise its Put Right.
     (ii) On each Remarketing Settlement Date, each outstanding Unsecured Note forming part of a Normal Common Equity Unit will be tendered or deemed tendered to the applicable Remarketing Agent for Remarketing unless the Holder thereof elects not to participate in such Remarketing. Each Holder of Unsecured Notes forming part of a Normal Common Equity Unit, by purchasing such Common Equity Unit, agrees to have such Unsecured Notes remarketed in any Remarketing (unless such Holder elects not to participate in such Remarketing as provided herein and in the Stock Purchase Contract Agreement and Pledge Agreement) and authorizes the applicable Remarketing Agent to take any and all actions on its behalf necessary to effect such Remarketing. Each Holder of Unsecured Notes forming part of a Normal Common Equity Unit shall have the right to elect not to have such Unsecured Notes sold pursuant to a Remarketing, which right may be exercised by electing, no later than the close of business on the eleventh (11th) Business Day immediately preceding the Applicable Stock Purchase Date of such Remarketing, Cash Settlement to apply to such Normal Common Equity Unit in accordance with, and subject to, Section 5.2(b) of the Stock Purchase Contract Agreement and Section 5.5 of the Pledge Agreement.
     (iii) Each Holder of Separate Unsecured Notes may elect to have such Separate Unsecured Notes remarketed in any Remarketing by notifying the Custodial Agent and delivering such Separate Unsecured

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Notes to the Custodial Agent prior to the close of business on the twenty fifth (25th) Business Day immediately preceding the Applicable Stock Purchase Date of such Remarketing, in accordance with the Pledge Agreement; provided, however, that, notwithstanding anything herein to the contrary, no Holder of a Separate Unsecured Note may so elect to include such Separate Unsecured Note in a Remarketing, unless the principal amount of such Separate Unsecured Note[Insert for double tranche Unsecured Notes: “, and the principal amount of each tranche of Component Unsecured Notes forming part of such Separate Unsecured Note,”] is an integral multiple of one thousand dollars ($1,000). No such notice and delivery may be conditioned upon the level at which [Insert for single tranche Unsecured Notes: “the Reset Rate”] [Insert for double tranche Unsecured Notes: “any Reset Rate”] is established in the Remarketing or any other condition, and each such notice containing any such condition shall be null and void. Each such notice and delivery may be withdrawn prior to the close of business on the twenty fifth (25th) Business Day immediately preceding such Applicable Stock Purchase Date in accordance with the Pledge Agreement. Each such notice and delivery, if not withdrawn in accordance with the immediately preceding sentence, shall be irrevocable with respect to such Remarketing. Pursuant to Section 5.8(c) of the Pledge Agreement, no later than 11:00 A.M., New York City time, on the twenty fourth (24th) Business Day immediately preceding the Applicable Stock Purchase Date of a Remarketing, the Custodial Agent, based on the notices and deliveries received by it prior to such time, shall notify the applicable Remarketing Agent of the aggregate principal amount of Separate Unsecured Notes to be tendered in such Remarketing and shall cause such Separate Unsecured Notes to be presented to such Remarketing Agent.
     (iv) If a Remarketing is Successful, then the applicable Remarketing Agent shall deduct the Remarketing Fee to which it is entitled as provided in Section 10(a)(iii)(4) and the related Remarketing Agreement from the gross proceeds of such Remarketing and remit the net proceeds to the Corporation in accordance with Section 10(a)(iii)(3) for application as provided in such Section 10(a)(iii)(3).
     (v) If a Remarketing is Successful, then the Corporation shall issue a press release through Bloomberg Business News or another reasonable means of distribution stating that such Remarketing was Successful and specifying the [Insert for single tranche Unsecured Notes: “Reset Rate”] [Insert for double tranche Unsecured Notes: “Reset Rates”] and shall post such information on its corporate website.
     (vi) If a Remarketing is a Failed Remarketing, then the Corporation shall issue a press release through Bloomberg Business News or another reasonable means of distribution stating that such Remarketing

30

was a Failed Remarketing and shall publish such information on its corporate website.
     (vii) The right of each Holder to have its Unsecured Notes remarketed and sold in connection with any Remarketing shall be limited to the extent that (i) the applicable Remarketing Agent conducts a Remarketing pursuant to the terms of the Remarketing Agreement; (ii) such Remarketing Agent is able to find a purchaser or purchasers for the [Insert for double tranche Unsecured Notes: “constituent Component”] Unsecured Notes offered in such Remarketing in accordance with this Section 10 and the Remarketing Agreement; and (iii) such purchaser or purchasers deliver the purchase price therefor in cash to such Remarketing Agent as and when required.
     (viii) Neither the Corporation nor any Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of [Insert for double tranche Unsecured Notes: “Component”] Unsecured Notes for remarketing.
          (d) Put Right.
     (i) Subject to Section 10(d)(ii) and Section 10(d)(iii), if there has occurred a Final Failed Remarketing, then Holders of Unsecured Notes forming part of any Common Equity Unit shall have the right (the “Put Right”) to require the Corporation to purchase, on the Fourth Delayed Stock Purchase Date, such Unsecured Notes for cash (the “Put Consideration”) in an amount equal to the principal amount of the Unsecured Notes to be purchased by the Corporation plus the unpaid interest thereon that has accrued to, but not including, the Fourth Delayed Stock Purchase Date.
     (ii) The Put Right of a Holder of Unsecured Notes forming part of any Normal Common Equity Units shall automatically, without any action of such Holder, be deemed to be exercised on the Fourth Delayed Stock Purchase Date; provided, however, such Put Right shall be deemed not to be exercised if (1) a Final Failed Remarketing does not occur; or (2) such Holder duly elects Cash Settlement to apply to such Normal Common Equity Units in accordance with, and subject to, Section 5.2(b) Stock Purchase Contract Agreement and Section 5.5 of the Pledge Agreement (including, without limitation, the due payment, in accordance therewith, in lawful money of the United States by certified or cashiers’ check or wire transfer of immediately available funds payable to or upon the order of the Securities Intermediary (as defined in the Stock Purchase Contract Agreement), of the aggregate purchase price payable pursuant to the applicable Stock Purchase Contracts of such Normal Common Equity Units). Notwithstanding anything herein to the contrary, in no event shall a Holder be permitted to exercise the Put Right unless the principal

31

amount of the Unsecured Notes as to which the Put Right is exercised[Insert for double tranche Unsecured Notes: “, and the principal amount of each tranche of Component Unsecured Notes forming part of such Unsecured Notes,”] is an integral multiple of one thousand dollars ($1,000).
     (iii) The rights of Holders of Unsecured Notes forming part of a Normal Common Equity Unit, including their Put Rights, shall be subject to the security interest in such shares in favor of the Corporation provided for in the Pledge Agreement and, in the case of Unsecured Notes that form part of any Pledged Common Equity Units, the Indemnification Security Agreement.
          Section 11. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series [C] Preferred Stock may deem and treat the record holder of any share of Series [C] Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
          Section 12. Notices. All notices or communications in respect of Series [C] Preferred Stock or Unsecured Notes shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or By-Laws or by applicable law.
          Section 13. No Preemptive Rights. No share of Series [C] Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
          Section 14. Other Rights. The shares of Series [C] Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.
          Section 15. Calculation of Dates. Whenever there is a reference herein to a date (the “Calculated Date”) that is a specified number of months (the “Number of Months”) after another date (the “Reference Date”), and such reference states that the Calculated Date shall be determined in accordance with this Section 15, the applicable following rule shall apply in determining such Calculated Date:
          (a) If the Number of Months is three (3) months, then the Calculated Date shall be the date that is three (3) months after the Reference Date; provided, however, that if the Reference Date falls on the last day of any calendar month (or on the next to last day of November), then the Calculated Date shall be the last calendar day of the third (3rd) calendar month after the month of the Reference Date.

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          (b) If the Number of Months is six (6) months, then the Calculated Date shall be the date that is six (6) months after the Reference Date; provided, however, that if the Reference Date falls on the last day of any calendar month (or on any of the last three (3) days of August), then the Calculated Date shall be the last calendar day of the sixth (6th) calendar month after the month of the Reference Date.

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          IN WITNESS WHEREOF, METLIFE, INC. has caused this certificate to be signed by [___], its [___], this [___]th day of [___], 2010.

MetLife, Inc.

By
Name:
Title:

34

EXHIBIT M
FORM OF AGREED PROCEDURES FOR CALCULATION OF
AFTER-TAX OPERATING EARNINGS
Agreed Procedures for Calculation of After-Tax Operating Earnings
After-Tax Operating Earnings for the twelve month period June 1, 2009 to May 31, 2010. shall equal:
1.	Consolidated net income (loss) attributable to both parent and non-controlling interests of the Company and the Transferred Subsidiaries;

2.	Less: all gains (losses) attributable to the Premier Access Bond/ Premier Bond Enhanced Fund or the Protected Recovery Fund formed by AIG Life U.K; net of income taxes (it being understood that any ordinary course net management fees and expenses earned by the Company or any Transferred Subsidiary in connection with the management of the assets of the Premier Access Bond/ Premier Bond Enhanced Fund or the Protected Recovery Fund shall be included in the calculation of After-Tax Operating Earnings).

3.	Less: consolidated net income (loss) attributable to the Company’s General Insurance Operations segment (as referenced in the SI Unaudited Reporting Package), including realized capital gains (losses); net of income taxes.

4.	Less: all realized capital gains (losses), unless otherwise accounted for under Items 2 and 3 above; net of (a) any associated amounts payable under or accrued in respect of the indemnification obligations of the Seller under any Transaction Agreement and (b) income taxes.

5.	Less: any increase in reserves for the Covered Japan Privacy Breach, the Covered Italian Unit-Linked Policy Matter or the Covered Argentina Credit Life Matter with respect to Losses subject to indemnification pursuant to Article XI of the Stock Purchase Agreement, net of income taxes.

6.	Less: the impact of error corrections, whether a gain or (loss), and including late adjustments as contained in the Company’s income statement; net of any applicable income taxes.

7.	Plus: the impact of error corrections, whether a gain or (loss), and including late adjustments as required under U.S. GAAP allocated to the June 1, 2009 to May 31, 2010 measurement period, net of income taxes.

8.	Less: gains (losses) that are included in net income and arise from changes in financial systems, processes and methodologies other than gains and (losses) that are classified as corrections of errors; net of income taxes.

9.	Less: gains (losses) that are included in net income and arise from settlement of Intercompany Payables or Intercompany Receivables other than gains or losses already excluded in Items 2 through 5; net of income taxes.

10.	Plus: with respect to the projects detailed in Section M of the Seller Disclosure Letter, the lesser of $38.1 million and the actual expenses for such projects incurred, less, in either case, the originally budgeted expenses after capitalization for such projects of $8.1 million, net of income taxes.

11.	For the reporting period June 1, 2009 to November 30, 2009, the effective tax rate on operating earnings and adjustments other than those related to realized gains (losses) shall be 32.7%. The effective tax rate on realized gains (losses) for the same period shall be the rate applied to the gains (losses) as reported. For the period of December 1, 2009 — May 31, 2010, the effective tax rate on operating earnings and all adjustments other than those related to realized gains (losses) shall be 34%. The effective tax rate on realized gains (losses) for the same period shall be the rate applied to the gains (losses) as reported.

12.	Plus: the non-capitalized portion as determined in accordance with Parent Accounting Policies of the costs and expenses incurred by the Company or the Transferred Subsidiaries in connection with the Required Pre-Closing Separation Actions from execution of the Stock Purchase Agreement until May 31, 2010 up to $21,500,000; net of income taxes (the “Separation Adjustment”). For the avoidance of doubt, (x) any out-of-pocket costs paid by the Company or a Transferred Subsidiary to an unaffiliated Person, (y) any out-of-pocket costs paid by the Parent, the Seller or any of their Affiliates to an unaffiliated Person and reimbursed by the Company or a Transferred Subsidiary, and (z) any out-of-pocket costs paid by the Parent, the Seller or any of their Affiliates to an unaffiliated Third Party and recorded on the financial statements of the Company or a Transferred Subsidiary as an amount payable or other liability to the Parent, the Seller or any of their Affiliates, shall all be considered costs and expenses incurred by the Company or the Transferred Subsidiaries for the purposes of this item.

13.	Less: the costs and expenses incurred to any third party associated with preparing the Required Information or otherwise complying with the Seller’s and Parent’s obligations under Section 6.16 of the Stock Purchase Agreement, net of income taxes.
Except as otherwise provided above, all amounts shall be as incurred for the period June 1, 2009 to May 31, 2010 as determined on the basis of the Parent Accounting Policies in effect as of the date of this Agreement without giving effect to any changes in consolidation accounting principles resulting from the adoption of FAS 167.
For the avoidance of doubt (a) material changes in deferred acquisition cost and reserve assumptions will be adequately supported and determined in a manner that is consistent with prior practices and methodologies (b) realized gains (losses) include all non-investment FX re-measurement impacts, the sale or impairment of invested assets, and changes in the fair value of derivatives except for interest rate swaps with AIG Financial Products.

Capitalized terms used without definition herein shall have the meanings given in the Stock Purchase Agreement dated March 7, 2010, among ALICO Holdings LLC, American International Group, Inc. and MetLife, Inc. (the “Stock Purchase Agreement”).

EXHIBIT N
Certificate of Designations
of
Series [B] Contingent Convertible Junior Participating Non-Cumulative
Perpetual Preferred Stock
of
MetLife, Inc.
     MetLife, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation,” which term shall include the successors of MetLife, Inc.), in accordance with the provisions of Sections 103 and 151 thereof, does hereby certify:
     The [Finance and Risk Policy Committee] (the “Committee”) of the board of directors of the Corporation (the “Board of Directors”), in accordance with the resolutions of the Board of Directors dated [___], the provisions of the Certificate of Incorporation and By-Laws of the Corporation and applicable law, adopted the following resolution creating a series of shares of Preferred Stock, par value $0.01 per share, of the Corporation designated as “Series [B] Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock” at a meeting of the Committee on [___].
     Resolved, that pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated [___], the provisions of the Certificate of Incorporation and By-Laws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
     Section 1. Designation. The distinctive serial designation of such series of Preferred Stock is “Series [B] Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock” (“Series [B] Preferred Stock”). Each share of Series [B] Preferred Stock shall be identical in all respects to every other share of Series [B] Preferred Stock. The Series [B] Preferred Stock shall have a par value of $0.01 per share.
     Section 2. Number of Shares. The authorized number of shares of Series [B] Preferred Stock shall be [___]. Shares of Series [B] Preferred Stock that are purchased or otherwise acquired by the Corporation, or converted into shares of Common Stock, shall not be reissued as shares of such series and shall, upon filing of the appropriate certificate with the Secretary of State of the State of Delaware, become authorized but unissued shares of Preferred Stock.

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     Section 3. Definitions. As used herein with respect to Series [B] Preferred Stock:
     (a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     (b) “Business Day” ” means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed.
     (c) “By-Laws” means the amended and restated bylaws of the Corporation, as they may be amended from time to time.
     (d) “Certificate of Designations” means this Certificate of Designations relating to the Series [B] Preferred Stock, as it may be amended from time to time.
     (e) “Certificate of Incorporation” shall mean the amended and restated certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.
     (f) The term “close of business” on any day means 5:00 P.M., New York City time, on such day.
     (g) “Common Stock” means the common stock, par value $0.01 per share (or such other par value, or no par value, as such common stock may have from time to time), of the Corporation.
     (h) “Common Stock Distribution” has the meaning set forth in Section 5(b).
     (i) “Common Stock Distribution Date” has the meaning set forth in Section 5(b).
     (j) “Common Stock Distribution Record Date” has the meaning set forth in Section 5(b).
     (k) “Constituent Person” has the meaning set forth in Section 10(d).
     (l) “Conversion Rate” means the number of shares of Common Stock issuable upon conversion of one (1) share of Series [B] Preferred Stock, which Conversion Rate shall initially be ten (10) shares of Common Stock per share of Series [B] Preferred Stock, subject to adjustment as provided in Section 10(c).

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     (m) “Distributed Property” has the meaning set forth in Section 5(b).
     (n) “Dividend Parity Stock” means all classes or series of stock of the Corporation (other than the Series [B] Preferred Stock) ranking on parity with the Series [B] Preferred Stock as to payment of dividends.
     (o) “Holder” means a Person in whose name one or more shares of the Series [B] Preferred Stock are registered.
     (p) “Indemnification Security Agreement” means the Indemnification Security Agreement, dated as of [___], by and among the Corporation, ALICO Holdings LLC, in its capacity as Securities Intermediary thereunder, [___], as Pledge Collateral Agent thereunder and, for certain limited purposes, [___], in its capacity as Stock Purchase Contract Agent under the Pledge Agreement.
     (q) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation, other than Series [B] Preferred Stock, that ranks junior to Series [B] Preferred Stock either or both as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
     (r) “Liquidation Preference” has the meaning set forth in Section 6(b).
     (s) “Liquidation Preference Amount” means one cent ($0.01) per share of Series [B] Preferred Stock.
     (t) “Mandatory Conversion Date” means the third (3rd) Business Day immediately after the date the Corporation obtains the Stockholder Approval.
     (u) “Market Disruption Event” means any of the following events that the Corporation, in its reasonable discretion, determines has occurred and is material:
     (i) the occurrence or existence, for an aggregate period of at least thirty (30) minutes or during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange, of any suspension of, or limitation imposed on, trading by the Relevant Exchange, whether by reason of movements in price exceeding limits permitted by the Relevant Exchange, or otherwise: (1) relating to Common Stock or (2) in futures or options contracts relating to the Common Stock on the Relevant Exchange;
     (ii) any event (other than an event described in clause (iii) below) that disrupts or impairs the ability of market participants, for an aggregate period of at least thirty (30) minutes or during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange in general: (1) to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange; or (2) to

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effect transactions in, or obtain market values for, futures or options contracts relating to the Common Stock on the Relevant Exchange; or
     (iii) the failure to open of the Relevant Exchange on which futures or options contracts relating to the Common Stock are traded or the closure of such exchange prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of: (1) the actual closing time for the regular trading session on such day, and (2) the submission deadline for orders to be entered into such exchange for execution at the actual closing time on such day.
     (v) “Non-Electing Share” has the meaning set forth in Section 10(d).
     (w) “Non-Partial Common Stock Distribution” means a transaction that both (i) requires the Conversion Rate to be adjusted pursuant to Section 10(c) and (ii) is not a Partial Common Stock Distribution.
     (x) “Nonpayment Event” has the meaning specified in Section 9(b).
     (y) The term “open of business” on any day means 9:00 A.M., New York City time, on such day.
     (z) “Parity Stock” means the Series A Junior Participating Preferred Stock and each other class or series of stock of the Corporation, other than Series [B] Preferred Stock, that ranks equally with the Series [B] Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
     (aa) “Partial Common Stock Distribution” has the meaning specified in Section 10(c).
     (bb) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.
     (cc) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series [B] Preferred Stock.
     (dd) “Preferred Stock Directors” has the meaning specified in Section 9(b).
     (ee) “Record Date” has the meaning set forth in Section 5(c).
     (ff) “Reference Property” has the meaning set forth in Section 10(d).

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     (gg) “Relevant Exchange” means the New York Stock Exchange; provided, however, that if the Common Stock is not listed for trading on the New York Stock Exchange, then “Relevant Exchange” means the principal U.S. national or regional securities exchange on which the Common Stock is listed; provided further, that if the Common Stock is not listed on a U.S. national or regional securities exchange, then “Relevant Exchange” means the over-the-counter market on which the Common Stock is traded.
     (hh) “Reorganization Event” has the meaning set forth in Section 10(d).
     (ii) “Representative Holder” has the meaning set forth in Section 10(d).
     (jj) “Senior Stock” means all Preferred Stock that ranks senior to the Series [B] Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
     (kk) “Series A Junior Participating Preferred Stock” means the Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Corporation.
     (ll) “Stockholder Approval” means the receipt of all approvals of the stockholders of the Corporation necessary, pursuant to Section 312.03 of the New York Stock Exchange Listed Company Manual, to approve the conversion of each outstanding share of Series [B] Preferred Stock into shares of Common Stock at the Conversion Rate.
     (mm) “Trading Day” means any day during which both of the following conditions are satisfied: (i) trading in the Common Stock generally occurs on the Relevant Exchange; and (ii) there is no Market Disruption Event.
     (nn) “Voting Parity Preferred Stock” has the meaning specified in Section 9(b).
     (oo) “VWAP” per share of Common Stock on any Trading Day means the volume-weighted average price per share of Common Stock in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Trading Day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MET.N <equity> AQR” (or its equivalent successor if such page is not available); provided, however, that if such volume-weighted average price shall not be available on such Trading Day, then VWAP on such Trading Day shall be determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for such purpose by the Corporation.
     Section 4. Ranking. The Series [B] Preferred Stock will, with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets on any liquidation, dissolution or winding up of the Corporation, rank (i) on parity with Parity Stock and (ii) senior to Junior Stock.

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     Section 5. Dividends.
     (a) Holders of Series [B] Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds or property legally available therefor under Delaware law, non-cumulative dividends and distributions, if any, in the amount, kind and manner set forth in Section 5(b). Except as provided in the immediately preceding sentence, in Section 5(b) or in Section 6, Holders shall not be entitled to any other dividends or distributions on the Series [B] Preferred Stock. Notwithstanding anything herein to the contrary, (i) dividends and distributions on the Series [B] Preferred Stock shall not be cumulative; (ii) Holders of Series [B] Preferred Stock shall not be entitled to receive any dividends or distributions not declared by the Board of Directors or a duly authorized committee of the Board of Directors; and (iii) no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or distribution not so declared.
     (b) If the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend, or the Corporation otherwise makes any distribution, on all outstanding shares of Common Stock, of cash, securities (including, without limitation, rights, warrants, options or evidences of indebtedness) or other property or assets (in each case excluding Non-Partial Common Stock Distributions and Reorganization Events) (such a dividend or distribution, a “Common Stock Distribution,” and the cash, securities, property or assets dividended or distributed on the Common Stock pursuant to such Common Stock Distribution, subject to the last sentence of Section 10(c), the “Distributed Property,” and the date such Distributed Property is paid to holders of Common Stock pursuant to such Common Stock Distribution, the “Common Stock Distribution Date,” and the record date for determining the holders of Common Stock entitled to receive such Common Stock Distribution, the “Common Stock Distribution Record Date”), then the Board of Directors or a duly authorized committee of the Board of Directors shall, in accordance with this Section 5(b), declare to be paid, or cause there to be distributed, to the Holders of the Series [B] Preferred Stock, Distributed Property in accordance with this Section 5(b). The date on which such Distributed Property is to be paid to Holders of the Series [B] Preferred Stock on account of such Common Stock Distribution shall be the Common Stock Distribution Date, and the kind and amount of Distributed Property to be dividended or distributed per share of Series [B] Preferred Stock shall be the kind and amount of Distributed Property that a holder of a number of shares of Common Stock equal to the Conversion Rate in effect at the close of business on the Common Stock Distribution Record Date for such Common Stock Distribution would have been entitled to receive pursuant to such Common Stock Distribution. The Corporation shall not declare any Common Stock Distribution unless the Corporation has funds legally available to comply, and complies, with this Section 5(b) with respect to such Common Stock Distribution. For avoidance of doubt, no dividend or distribution shall be payable on the Series [B] Preferred Stock pursuant to this Section 5(b) unless there shall occur a Common Stock Distribution. For avoidance of doubt, if (1) in connection with a Reorganization Event, the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend, or the Corporation otherwise makes any distribution, on all outstanding shares of Common Stock and (2) in connection with such Reorganization Event, the Common Stock is

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converted into or exchanged for, or constitutes solely the right to receive, cash, securities or other property, then (x) such dividend or distribution shall be subject to this Section 5(b) but not to Section 10(d) and (y) such conversion into, exchange for or right to receive cash, securities or other property shall be subject to Section 10(d) but not to this Section 5(b).
     (c) Dividends or distributions that are payable on Series [B] Preferred Stock on a Common Stock Distribution Date pursuant to Section 5(b) on account of a Common Stock Distribution will be payable to holders of record of Series [B] Preferred Stock as they appear on the stock register of the Corporation at the close of business on the date (each such date, a “Record Date”) that is the Common Stock Distribution Record Date for such Common Stock Distribution.
     (d) If the Mandatory Conversion Date with respect to any share of Series [B] Preferred Stock is on or prior to a Record Date for a dividend or distribution on the Series [B] Preferred Stock pursuant to Section 5(b), then the Holder of such share of Series [B] Preferred Stock shall not have the right to receive such dividend or distribution. If the Mandatory Conversion Date with respect to any share of Series [B] Preferred Stock is after a Record Date for a dividend or distribution on the Series [B] Preferred Stock pursuant to Section 5(b) but on or prior to the date such dividend or distribution is to be made, then the Holder of such share of Series [B] Preferred Stock at the close of business on such Record Date shall have the right to receive such dividend or distribution notwithstanding such conversion.
     (e) For purposes of this Certificate of Designations, dividends and distributions will be deemed to have been declared and paid in full on the Series [B] Preferred Stock during a calendar quarter or any other period if there exists no Common Stock Distribution whose Common Stock Distribution Date occurs during such calendar quarter or period, as applicable.
     Section 6. Liquidation Rights.
     (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders of Series [B] Preferred Stock shall be entitled to receive, per share of Series [B] Preferred Stock, out of the assets of the Corporation or proceeds thereof legally available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, in full an amount equal to the Liquidation Preference Amount per share, together with all dividends (if any) that have been declared but not paid prior to the date of payment of such distribution.
     (b) Partial Payment. If, in any distribution described in Section 6(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences in full to all holders of Series [B] Preferred Stock and all holders of any Parity Stock, then the amounts paid to the holders of Series [B] Preferred Stock

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and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series [B] Preferred Stock and the holders of all such other Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of Preferred Stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than Series [B] Preferred Stock and on which dividends accrue on a cumulative basis, any unpaid, accrued cumulative dividends, whether or not declared, as applicable).
     (c) Residual Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, if the Liquidation Preference has been paid in full to all holders of Series [B] Preferred Stock and all Parity Stock and Senior Stock, then the Holders shall (subject to the rights of any other series of Preferred Stock that is not Junior Stock to similarly be treated as holders of Common Stock) thereafter be treated as holders of Common Stock, determined as if each share of Series [B] Preferred Stock were converted into shares of Common Stock at the Conversion Rate in effect at the time of such liquidation, dissolution or winding up.
     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series [B] Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the affairs of the Corporation.
     Section 7. No Redemption. The Series [B] Preferred Stock shall not be redeemable at the election of the Corporation.
     Section 8. Maturity. The Series [B] Preferred Stock shall be perpetual unless converted in accordance herewith.
     Section 9. Voting Rights.
     (a) General. The Holders of Series [B] Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
     (b) Right to Elect Two Directors Upon Nonpayment Events. If and whenever dividends on any shares of Series [B] Preferred Stock that are required, pursuant to Section 5(b), to be declared and paid have not been so declared and paid for at least six (6) calendar quarters, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall automatically be increased by two (2) and the holders of Series [B] Preferred Stock, together with the holders of any outstanding shares of Dividend Parity Stock similarly entitled to vote for the election of a total of two (2) additional directors (“Voting Parity Preferred Stock”),

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voting together as a single class, shall be entitled to elect the two (2) additional directors (the “Preferred Stock Directors”); provided, however, that, as a condition to exercising such right to so elect such Preferred Stock Directors, the election of no such Preferred Stock Director shall cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which its securities may be listed) that listed companies must have a majority of independent directors.
     If the Holders of the Series [B] Preferred Stock, and such other holders of Voting Parity Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, then such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least twenty percent (20%) of the Series [B] Preferred Stock or of any other such series of Voting Parity Preferred Stock then outstanding, and at each subsequent annual meeting of stockholders of the Corporation at which time such Nonpayment Event shall be continuing. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series [B] Preferred Stock or Voting Parity Preferred Stock, and delivered to the Secretary of the Corporation, or as may otherwise be required by law.
     When dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series [B] Preferred Stock for at least four (4) calendar quarters (whether or not consecutive) after a Nonpayment Event, then (1) such Nonpayment Event shall be deemed to have ceased; (2) the number of calendar quarters in which dividends have not been declared and paid shall, for purposes of this Section 9, be reset to zero (0); (3) the right of the holders of Series [B] Preferred Stock to elect the Preferred Stock Directors on account of such Nonpayment Event shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event pursuant to this Section 9); (4) the terms of office of all the Preferred Stock Directors shall forthwith terminate; and (5) the number of directors constituting the Board of Directors shall automatically be reduced accordingly. For avoidance of doubt, “full” dividends on the Series [B] Preferred Stock shall in no event include any arrearage, or any dividends that would accrue on unpaid dividends or distributions, had dividends on the Series [B] Preferred Stock been cumulative.
     Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series [B] Preferred Stock and Voting Parity Preferred Stock, when they have the voting rights set forth above in this Section 9 (voting together as a single class). So long as a Nonpayment Event shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series [B] Preferred Stock and Voting Parity Preferred Stock, when they have the voting rights set forth above in this Section 9 (voting together as a single class). Each such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director

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must be taken only at a special meeting of such stockholders, called in the same manner as provided above for the initial election of Preferred Stock Directors after a Nonpayment Event. The Preferred Stock Directors shall each be entitled to one (1) vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director shall hold office until the next annual meeting of the stockholders or until his or her earlier death, resignation or removal, if such office shall not have previously terminated as above provided.
     Notwithstanding anything herein to the contrary, this Section 9(b) shall have no force and effect (and, for all purposes, shall be deemed not to be included in this Certificate of Designations) at any time when no shares of Series [B] Preferred Stock are listed on the New York Stock Exchange or any other U.S. national securities exchange on which the Common Stock is then listed.
     (c) Other Voting Rights. So long as any shares of Series [B] Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series [B] Preferred Stock at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
     (i) Amendment of Series [B] Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation so as to increase the number of authorized shares of Series [B] Preferred Stock or materially and adversely affect the special rights, preferences, privileges or voting powers of the Series [B] Preferred Stock, taken as a whole; or
     (ii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series [B] Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case either (A) such binding share exchange or reclassification constitutes a Reorganization Event and the Corporation complies with Section 10(d) with respect to such Reorganization Event; or (B) the shares of Series [B] Preferred Stock remain outstanding and have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series [B] Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 9(c), any increase in the amount of the authorized or issued Series [B] Preferred Stock or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock or other stock of the Corporation ranking senior to, equally with

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and/or junior to the Series [B] Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series [B] Preferred Stock, taken as a whole, and each Holder, by its acceptance of any shares of Series [B] Preferred Stock, is, to the fullest extent permitted by law, deemed to consent, and authorize the Corporation, the Board of Directors and any committee of the Board of Directors, to take any action to effect any such increase, creation or issuance.
     In addition, so long as any shares of Series [B] Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at a majority of the shares of Series [B] Preferred Stock then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting a publicly announced tender offer by the Corporation of shares of Common Stock; provided, however, that such vote or consent shall not be required if the Corporation grants Holders of Series [B] Preferred Stock of the right to participate, based on the number of shares of Common Stock into which such Series [B] Preferred Stock is convertible, in such tender offer on the same terms and conditions as holders of Common Stock.
     (d) Changes for Clarification. Without the consent of the Holders of the Series [B] Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series [B] Preferred Stock, taken as a whole, the Corporation may, to the fullest extent permitted by law, amend, alter, supplement or repeal any terms of the Series [B] Preferred Stock:
     (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or
     (ii) to make any provision with respect to matters or questions arising with respect to the Series [B] Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.
     (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series [B] Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the By-Laws, applicable law and any national securities exchange or other trading facility on which the Series [B] Preferred Stock is listed or traded at the time. Whether the vote or

11

consent of the holders of a plurality, majority or other portion of the shares of Series [B] Preferred Stock and any Voting Parity Preferred Stock has been cast or given on any matter on which the Holders of shares of Series [B] Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.
     Section 10. Mandatory Conversion.
     (a) Effectiveness of Conversion. If the Corporation shall have obtained the Stockholder Approval, then, effective as of the open of business on the Mandatory Conversion Date, each outstanding share of Series [B] Preferred Stock shall, automatically and without the act of any Holder, be converted into a number of shares of Common Stock equal to the Conversion Rate in effect as of the open of business on the Mandatory Conversion Date; provided, however, that the Corporation will not issue fractional shares of Common Stock upon conversion of the Series [B] Preferred Stock and shall instead deliver a check in an amount equal to the value of such fraction computed on the basis of the VWAP per share of Common Stock on the Trading Day immediately before the Mandatory Conversion Date. All shares of Common Stock issued or delivered upon conversion of the Series [B] Preferred Stock shall be validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and (except, in the case of Series [B] Preferred Stock pledged pursuant to the Indemnification Security Agreement, as provided in the Indemnification Security Agreement) free of any lien or adverse claim created by the Corporation. If more than one share of Series [B] Preferred Stock is surrendered for conversion at one time by the same Holder, then the number of full shares of Common Stock issuable upon conversion of such shares shall be computed on the basis of the aggregate number of shares of Series [B] Preferred Stock so surrendered.
     (b) Effect of Conversion. Subject to the second sentence of Section 5(d), on and after the Mandatory Conversion Date each outstanding share of Series [B] Preferred Stock shall cease to be outstanding, dividends and distributions on such share shall cease to accrue or be due, and all rights of the Holder(s) of such share shall terminate with respect to such share, other than the right to receive, upon delivery of the certificate(s) evidencing such share to the Corporation or its registrar, certificates evidencing the shares of Common Stock into which such share of Series [B] Preferred Stock has been converted, together with cash in lieu of any fractional share, as provided herein.
     (c) Adjustment to the Conversion Rate. If, after the date of original issue of the Series [B] Preferred Stock, the Corporation: (A) pays a dividend or makes another distribution on Common Stock to all holders of Common Stock payable, in whole or in part, in shares of Common Stock; (B) subdivides or splits the outstanding shares of Common Stock into a greater number of shares; or (C) combines or reclassifies the outstanding shares of Common Stock into a smaller number of shares, then the Conversion Rate shall be adjusted by multiplying such Conversion Rate in effect immediately before such adjustment by the number of shares of Common Stock which a person who owns only one (1) share of Common Stock immediately before the record

12

date or effective date, as applicable, of such dividend, distribution, subdivision, split, or combination or reclassification and who is entitled to participate in such dividend, distribution, subdivision, split, combination or reclassification would own immediately after giving effect to such dividend, distribution, subdivision, split, combination or reclassification (without giving effect to any arrangement pursuant to such dividend, distribution, subdivision, split, combination or reclassification not to issue fractional shares of Common Stock). Such adjustment shall become effective immediately after the close of business on such record date, in the case of a stock dividend or stock distribution, and shall become effective at the open of business on such effective date, in the case of a subdivision, split, combination or reclassification. For avoidance of doubt, if, after the date of original issue of the Series [B] Preferred Stock, the Corporation pays a dividend or makes another distribution on Common Stock to all holders of Common Stock payable, in part (and not exclusively), in shares of Common Stock (such a dividend or distribution, a “Partial Common Stock Distribution”), then, without duplication, (i) an adjustment to the Conversion Rate shall be made pursuant to this Section 10(c) on account of the portion (and only such portion) of such Partial Common Stock Distribution paid in shares of Common Stock; and (ii) the portion of such Partial Common Stock Distribution (and only such portion) not paid in shares of Common Stock shall be subject to Section 5(b). If, after the date of original issue of the Series [B] Preferred Stock, the Corporation makes a Partial Common Stock Distribution, then the Distributed Property of such Partial Common Stock Distribution shall, for purposes hereof, be deemed not to include the portion of such Partial Common Stock Distribution that is paid in shares of Common Stock.
     (d) Conversion Upon Reorganization Event. If, after the date of original issue of the Series [B] Preferred Stock, (1) there occurs (A) any consolidation or merger of the Corporation with or into another Person; (B) any sale, transfer, lease or conveyance to another Person of the property of the Corporation as an entirety or substantially as an entirety; (C) any statutory exchange of securities of the Corporation with another Person or any binding share exchange which reclassifies or changes its outstanding Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a transaction that is subject to Section 10(c)); or (D) any liquidation, dissolution or winding up of the Corporation (any such event in clauses (A) through (D), inclusive, a “Reorganization Event”); and (2) pursuant to such Reorganization, the Common Stock is converted into or exchanged for, or constitutes solely the right to receive, cash, securities or other property, then, immediately after the effective time of such Reorganization Event, the Corporation shall make provision for each outstanding share of Series [B] Preferred Stock to be converted, out of funds legally available therefor, into the kind and amount of cash, securities or other property (collectively, “Reference Property”) receivable pursuant to such Reorganization Event by a holder (the “Representative Holder”) of a number of shares of Common Stock equal to the Conversion Rate in effect at such effective time, which holder (A) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale, transfer, lease or conveyance was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Corporation

13

and non-Affiliates, and (B) failed to exercise his rights of election, if any, as to the kind or amount of such Reference Property (provided that if the kind or amount of such Reference Property is not the same for each share of Common Stock held by a Person (other than a Constituent Person or an Affiliate thereof) who has not exercised such rights of election (“Non-Electing Share”), then for the purpose of this Section 10(d), the kind and amount of Reference Property in respect of each Non-Electing Share shall be deemed to be the weighted average of the kinds and amounts of Reference Property receivable per share of Common Stock pursuant to such Reorganization Event in respect of all
Non-Electing Shares). On and after the effective time of a Reorganization Event, each outstanding share of Series [B] Preferred Stock shall cease to be outstanding, dividends on such share shall cease to accrue, and all rights of the Holder(s) of such share shall terminate with respect to such share, other than the right to receive the kind and amount of Reference Property into which such share of Series [B] Preferred Stock has been converted.
     (e) Conversion at Corporation’s Election. If, after the date of original issue of the Series [B] Preferred Stock, the Corporation or its successor shall have consummated a tender offer or exchange offer for, or shall have repurchased, in each case whether in a single transaction or a series of transactions, more than fifty percent (50%) of the outstanding shares of Series [B] Preferred Stock initially issued hereunder, then, subject to any applicable requirements of the exchange on which the Common Stock is then listed and subject to applicable law, the Corporation may elect to have the provisions of Section 10(a) apply as if the Stockholder Approval shall have been obtained on a date of the Corporation’s choosing, which date cannot be earlier than the consummation of such tender offer, exchange offer or repurchase.
     (f) Notice of Adjustments. Whenever the Conversion Rate is adjusted pursuant to Section 10(c), the Corporation shall, within ten (10) Business Days following the occurrence of the event that requires such adjustment, (i) compute the adjusted Conversion Rate in accordance with Section 10(c); and (ii) cause the Chief Financial Officer of the Corporation (or a designee of such Chief Financial Officer) to prepare and mail to each Holder, at such Holder’s last address shown on the records of the Corporation, a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based.
     (g) Reservation of Common Stock. The Corporation shall, at all times when any shares of Series [B] Preferred Stock are outstanding, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, the full number of shares of Common Stock then issuable upon conversion of all then outstanding shares of Series [B] Preferred Stock. Notwithstanding anything herein to the contrary, the Corporation may, at its election, deliver, upon conversion of the Series [B] Preferred Stock, treasury shares of Common Stock or other shares of Common Stock that the Corporation has reacquired, provided such shares comply with the second sentence of Section 10(a).
     Section 11. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series [B] Preferred Stock

14

may deem and treat the record holder of any share of Series [B] Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
     Section 12. Notices. All notices or communications in respect of Series [B] Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or By-Laws or by applicable law.
     Section 13. No Preemptive Rights. No share of Series [B] Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
     Section 14. Other Rights. The shares of Series [B] Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

15

EXHIBIT N
     IN WITNESS WHEREOF, METLIFE, INC. has caused this certificate to be signed by [___], its [___], this [___]th day of [___], 2010.

MetLife, Inc.

By
Name:
Title:

SCHEDULE I
LIST OF TRANSFERRED SUBSIDIARIES
SUBSIDIARIES

COUNTRY	COMPANY
Argentina	ALICO Compania de Seguros de Retiro, S.A
ALICO Compania de Seguros, S.A.

Bulgaria	ALICO (Bulgaria) Zhivotozastrahovatelno Druzestvo E.A.D.
UBB ALICO Insurance Company JSC

Chile	Admin. de Fondos para la Vivienda Intercajas S.A.
Inversiones Interamericana S.A.
La Interamericana Compania de Seguros de Vida S.A.
Legal Chile S.A.
Securitizadora Interamerica S.A.

Colombia	ALICO Colombia Seguros de Vida S.A

Costa Rica	ALICO Costa Rica S.A.

Cyprus	Hellenic ALICO Life Insurance Company Ltd.

Czech Republic	Amcico pojišt’ ovna a.s

Egypt	Pharaonic American Life Insurance Company

France	ALICO S.A.
AIG ME France
ALICO Solutions, S.A.S

Greece	ALICO AIG Mutual Fund Management Company — (in process of confirming name change to ALICO Mutual Fund Management Company)
AIG Life Hellas Representation and Consulting Services Single Member LLC — (in process of confirming name change to ALICO Life Hellas Representation and Consulting Services Single Member LLC)

Hungary	AHICO First American Hungarian Insurance Company (Elso Amerikai-Magyar Biztosito Zrt.)
First Hungarian-American Insurance Agency Ltd.

Ireland	ALICO European Holdings Limited
ALICO Life International Limited

Isle of Man	AIG Life International Limited

COUNTRY	COMPANY
Italy	ALICO Italia S.p.A.
Agenvita S.r.l.

Japan	T-PEC Corporation
Communication One Kabushiki Kaisha
ALICO Nagasaki Operation Yugen Kaisha
Financial Learning Kabushiki Kaisha
ALICO Asset Management Corp. (Japan)

Mexico	ALICO Mexico Compania de Seguros, S.A. de C.V.
AMLICOM, S.A. de C.V.

Nigeria[1]	A.I.G. Limited
ALICO Limited
American Life Limited

Pakistan	American Life Insurance Company (Pakistan) Ltd.

Panama	ALICO Services, Inc.

Peru	El Pacifico Vida Compania de Seguros y Reaseguros
El Pacifico Peruano-Suiza Compania de Seguros y Reaseguros
Pacifico S.A. Empresa Prestadora de Salud

Poland	AIG Polska Towarzystwo Ubezpieczen S.A.
AMPLICO Powszechne Towartzystwo Emerytalne S.A.
AMPLICO TFI, S.A.
AMPLICO Life – First American Polish Life Insurance & Reinsurance Company, S.A.
Amplico Services Sp z.o.o.

Romania	ALICO Societate de Administrare a Unui Fond de Pensii Administrat Privat
ALICO Asigurari Romania S.A.

Russia	International Investment Holding Company Limited
ZAO ALICO Insurance Company
ZAO Master D

Serbia	ALICO akcionarska drustvo za zivotno osiguranje

Slovakia	ALICO Funds Central Europe sprav. spol., a.s.
ALICO Services Central Europe s.r.o.
AMSLICO AIG Life poistovna a.s. (in process of confirming namce change to AMSLICO poist’ovna — ALICO a.s.)

[1]	Note: Nigerian entities intended to be dissolved before Closing.

COUNTRY	COMPANY
Spain	ALICO Gestora de Fondos y Planos de Pensiones S.A.
ALICO AIG Europe, AIE

Trinidad and Tobago	American Life and General Insurance Company (Trinidad and Tobago) Ltd. (ALGICO)
ALGICO Properties, Inc.

Turkey	AIG Life Hayat Sigorta A.Ş ..

Ukraine	PJSC “ALICO Ukraine”

United Kingdom	ALICO Management Services Limited
ALICO Trustees UK Ltd.
Zeus Administration Services Ltd.

United States (Delaware)	ALICO Operations, Inc.
ALICO Properties, Inc.
ALICO Properties, Inc. II
Alpha Properties, Inc.
American Life Insurance Company
Beta Properties, Inc.
Borderland Investments Limited
Delta Properties Japan, Inc.
Epsilon Properties Japan, Inc.
Global Properties, Inc.
International Services Incorporated
International Technical and Advisory Services
Iris Properties, Inc.
Kappa Properties Japan, Inc.
Delaware American Life Insurance Company
GBN, LLC

Uruguay	ALICO Compania de Seguros de Vida, S.A.

Venezuela	Inversiones Inversegven C.A.
Inversiones 601 C.A.
Seguros Venezuela C.A.
Servicios Segveca C.A.
Sindicato El Trigal C.A.
Branches and Agencies
ALICO
•	ALICO General Agency – Antigua

•	ALICO Branch – Aruba

•	ALICO Branch – Barbados

•	ALICO Branch/General Agency – Bermuda

•	ALICO General Agency – Cayman Islands

•	ALICO General Agency – Dominica

•	ALICO General Agency – Grenada

•	ALICO Branch – Netherlands Antilles (Bonaire, Curacao, St. Maarten)

•	ALICO General Agency — St. Kitts/Nevis

•	ALICO General Agency — St. Lucia

•	ALICO General Agency — St. Vincent

•	ALICO Branch — Panama

•	ALICO Branch — Portugal

•	ALICO Branch — Spain

•	ALICO Branch — United Kingdom

•	ALICO Branch — Cyprus

•	ALICO Branch — Greece

•	ALICO Branch — Bahrain

•	ALICO Branch — Bangladesh

•	ALICO Branch — Jordan

•	ALICO Branch — Kuwait

•	ALICO Branch — Lebanon

•	ALICO Branch — Nepal

•	ALICO Branch — Oman

•	ALICO Branch — Palestine National Authority

•	ALICO Branch — Qatar

•	ALICO Branch — QFC (Qatar)

•	ALICO Branch — Saudi Arabia

•	ALICO Branch — Sharjah, United Arab Emirates

•	ALICO Branch — Al Ain, United Arab Emirates

•	ALICO Branch — Abu Dhabi, United Arab Emirates

•	ALICO Branch — Japan
ALPHA PROPERTIES, INC.
•	Alpha Properties, Inc. Branch — Japan
BETA PROPERTIES, INC.
•	Beta Properties, Inc. Branch — Japan
DELTA PROPERTIES JAPAN, INC.
•	Delta Properties, Inc. Branch — Japan
EPSILON PROPERTIES JAPAN, INC.
•	Epsilon Properties, Inc. Branch — Japan
GLOBAL PROPERTIES, INC.
•	Global Properties, Inc. Branch — Japan
IRIS PROPERTIES, INC.
•	Iris Properties, Inc. Branch — Japan
KAPPA PROPERTIES JAPAN, INC.
•	Kappa Properties, Inc. Branch — Japan

ALICO LIFE INTERNATIONAL LIMITED
•	ALICO Life International Limited Branch — Germany

•	ALICO Life International Limited Branch — Italy

•	ALICO Life International Limited Branch — Spain

•	ALICO Life International Limited Branch — United Kingdom
AMPLICO Life — First American-Polish Life Insurance & Reinsurance Company S.A.
•	AMPLICO Life — First American-Polish Life Insurance & Reinsurance Company S.A. (AMPLICO) Poland Branch — Latvia

•	AMPLICO Life — First American-Polish Life Insurance & Reinsurance Company S.A. (AMPLICO) Poland Branch — Lithuania

SCHEDULE 2.07(a)(iii)
ACTUAL INCOME STATEMENT WORKSHEET
Operating Earnings Measurement Period 3Q’09 4Q’09A 1Q’10F 2Q’10F 6/1/09-5/31/10 P rem iu m s a n d O th er C o n sidera tio n s Net In v estm en t In c o m e Total Revenues B en efits & C h a n ge in R eserv es P o lic y A c q u isitio n Ex p en ses O p era tin g Ex p en ses Total Expenses Pre-tax Operating Income Adjusting Items: F X a dju stm en t — 2010B a t 2009 Q 4 ra tes G en era l In su ra n c e O p era tin g In c o m e Pre-tax Operating Income In c o m e ta x es After-tax Operating Income 11 Actual / Estimated ETR Non Operating Income Items Total RCG(L) Before Tax Ta x es o n R C G (L) RCG(L) net of taxes No n C o n tro llin g In terest 1 Net Income Operating Income of Transferred/Divested Subs 1 Include: Transferred In A IA B P a n a m a Isle o f M a n 1 Exclude: Transferred Out A IG F in a n c ia l A ssu ra n c e (Ja p a n 1 Include: Non-Controlling Interest A Adjusted Net Income of Alico / Transferred Entities After-tax adjustments (Per Exhibit M) 2 P R F /P A B (In c lu din g Erro r C o rrec tio n s) 3 G en era l In su ra n c e 4 To ta l R C G (L) 5 R eserv e In c rea ses fo r In dem n ific a tio n O bliga tio n s 6 Erro r C o rrec tio n s (Ex c lu de) 7 Erro r C o rrec tio n s (In c lu de) 8 Sy stem C h a n ges — A c tu a ria l 8 P ro c ess C h a n ges — A c tu a ria l 9 Settlem en t o f F P Sw a p s 9 Settlem en t o f F X In dem n ity A greem en t / O th er In terc o . Item s 9 Settlem en t o f A IG sto c k 9 Sa le o f A IG F in a n c ia l A ssu ra n c e 10 Tra n sfo rm a tio n a l P ro jec ts (Sec tio n M o f D isc lo su re Letter) 12 Sep a ra tio n & M igra tio n C o sts (Sec tio n 6 .13 a (i) 12 Sep a ra tio n & M igra tio n A c q u iro r C redit 13 P w C & 3 rd P a rty F ees fo r A u dit & C a rv e-O u t (Sec tio n 6 .16 ) 13 P w C & 3 rd P a rty F ees fo r A u dit & C a rv e-O u t C redit (Sec tio n 6 .16 ) B Subtotal After-Tax Adjustments A+B Net Income per Agreed Upon Calculation

SCHEDULE 6.11A
LIST OF CERTAIN COUNTRIES
Bangladesh
Jordan
Latvia
Lithuania
Nepal
Netherlands Antilles (Bonaire, Curacao, St. Maarten)
Palestinian National Authority
Peru
Serbia
St. Vincent
Any above country with respect to which the Seller has to make any payment pursuant to Section 11.02(a)(viii) (indemnification for failure to obtain government approval) will be omitted from this Schedule.

SCHEDULE 6.11B
LIST OF ADDITIONAL COUNTRIES
Antigua
Aruba
Barbados
Bermuda
Bulgaria
Cayman Islands
Chile
Cyprus
Czech Republic
Dominica
Egypt
France
Germany
Greece
Grenada
Hungary
Ireland
Isle of Man
Italy
Lebanon
Kuwait
Mexico
Oman

Pakistan
Poland
Portugal
Qatar
Romania
Russia
Saudi Arabia
Slovakia
Spain
St. Kitts/Nevis
St. Lucia
Trinidad and Tobago
Turkey
Ukraine
United Arab Emirates
United Kingdom
Uruguay
Any above country with respect to which the Seller has to make any payment pursuant to Section 11.02(a)(viii) (indemnification for failure to obtain government approval) will be omitted from this Schedule.